As filed with the Securities and Exchange Commission on December 29, 2016

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOODY NATIONAL REIT II, INC.

(Exact name of registrant as specified in its charter)

Maryland	6778	47-1436295
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6363 Woodway Drive, Suite 110

Houston, Texas 77057

(713) 977-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brett C. Moody

Moody National REIT II, Inc.

6363 Woodway Drive, Suite 110

Houston, Texas 77057

(713) 977-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Brown, Jr. Rosemarie A. Thurston Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309-3424 Tel: (404) 881-7000 Fax: (404) 881-7777	Mary E. Smith Moody National REIT Sponsor, LLC 6363 Woodway Drive Suite 110 Houston, TX 77057 Tel: (713) 977-7500	Sharon A. Kroupa Christopher W. Pate Venable LLP 750 East Pratt Street Suite 900 Baltimore, MD 21202 Tel: (410) 244-7400 Fax: (410) 244-7742	Daniel M. LeBey Vinson & Elkins L.L.P. 901 East Byrd Street Suite 1500 Richmond, VA 23219 Tel: (804) 327-6300 Fax: (713) 758-2346

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a small reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.01 per share	5,456,032	$25.00	$136,400,787.72	$15,808.85

(1)

Represents the estimated maximum number of common stock, par value $0.01 per share, of Moody National REIT II, Inc. to be issued in connection with the merger described herein based on the product of 13,307,393.923 shares of Moody National REIT I, Inc. common stock, par value $0.01 per share, outstanding as of December 29, 2016 multiplied by an assumed exchange ratio of 0.41 shares of Moody National REIT II, Inc. common stock for each share of Moody National REIT I, Inc. common stock.

(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f)(2) under the Securities Act.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $115.90 per $1 million of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Moody National REIT II, Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION

DATED DECEMBER 29, 2016

PROXY STATEMENT/PROSPECTUS

To the Stockholders of Moody National REIT I, Inc.:

The board of directors of Moody National REIT I, Inc., a Maryland corporation, which we refer to as “Moody I,” based on a unanimous recommendation of an independent special committee of the Moody I board of directors, and the board of directors of Moody National REIT II, Inc., a Maryland corporation, which we refer to as “Moody II,” based on a unanimous recommendation of an independent special committee of the Moody II board of directors, each have approved an agreement and plan of merger, dated as of November 16, 2016, which we refer to as the “Merger Agreement,” by and among Moody II, Moody National Operating Partnership II, LP, a Delaware limited partnership and the operating partnership of Moody II, which we refer to as “Moody II OP;” Moody Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Moody II, which we refer to as “Merger Sub;” Moody National Advisor II, LLC, a Delaware limited liability company, which we refer to as “Moody II Advisor;” Moody I; Moody National Operating Partnership I, LP, a Delaware limited partnership, which we refer to as “Moody I OP;” and Moody National Advisor I, LLC, a Delaware limited liability company, which we refer to as “Moody I Advisor.” Pursuant to the Merger Agreement, Moody I will merge with and into Merger Sub, with Merger Sub continuing as the “Surviving Entity” and a wholly-owned subsidiary of Moody II. We refer to the foregoing transaction as the “Merger.” In addition, pursuant to the Merger Agreement, Moody II OP will merge with and into Moody I OP, with Moody I OP being referred to as the “Surviving Partnership,” and which transaction we refer to as the “Partnership Merger.” Unless the context suggests otherwise, we refer to the Merger and the Partnership Merger as the “Mergers.” The obligations of Moody I and Moody II to effect the Mergers are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement.

The combined company, which we refer to as the “Combined Company,” will retain the name “Moody National REIT II, Inc.” Brett C. Moody, the current Chairman of the boards of directors of each of Moody I and Moody II, will continue to serve as the Chairman of the board of directors and President and Chief Executive Officer of the Combined Company. Two designees of Moody I will be appointed to the Moody II board of directors following the Merger.

The final net price per share that Moody II will pay for each share of Moody I common stock is $         , which we refer to as the “net per share price.” Pursuant to the terms of the Merger Agreement, the net per share price is calculated as the difference of (i) a gross per share price of $11.00, minus (ii) all fees and expenses of Moody I incurred as a result of or in connection with the Mergers and other transactions contemplated by the Merger Agreement, which we refer to as the “Moody I transaction fees and expenses;” provided, that the Merger Agreement requires that the net per share price cannot be less than $10.25. At the effective time of the Merger, each outstanding share of Moody I common stock will be automatically cancelled and retired, and converted into the right to receive, at the election of each holder of such share of Moody I common stock, but subject to the limitations discussed below, either:

(i)	an amount in cash equal to the net per share price of $ , which we refer to as the “cash consideration;” or

(ii)	a number of shares of common stock of Moody II, or the “stock consideration,” determined by dividing the net per share price of $ by $25.00; we refer to such quotient, as adjusted pursuant to the Merger Agreement, as the “exchange ratio,” and we refer to the “stock consideration” together with the “cash consideration” as the “merger consideration.”

Notwithstanding the above, the maximum number of shares of Moody I common stock that may be converted into the right to receive the cash consideration may not exceed 50% of the aggregate number of shares of Moody I common stock entitled to receive consideration in connection with the Merger. If the elections of the Moody I stockholders would cause more than 50% of the aggregate number of shares of Moody I common stock to be converted into the right to receive the cash consideration, then the shares of Moody I common stock that would be converted into the right to receive the cash consideration will be reduced proportionally so that the number of shares of Moody I common stock that will be converted into the right to receive the cash consideration will not exceed 50%, and the remaining shares of Moody I common stock will be converted into the right to receive the stock consideration.

i

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Partnership Merger, each outstanding unit of limited partnership interest in Moody I OP will be automatically cancelled and retired, and converted into the right to receive a number of units of limited partnership interests in the Surviving Partnership equal to the exchange ratio. Each unit of limited partnership interest in Moody I OP designated as a special partnership unit pursuant to the limited partnership agreement of Moody I OP will be automatically cancelled and retired and shall cease to exist, and no partnership merger consideration shall be paid, nor, except as expressly provided in the termination agreement described in the attached proxy statement/prospectus, shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Partnership Merger. Each outstanding unit of limited partnership interest in Moody II OP will be converted into one unit of equity ownership in the Surviving Partnership, and each unit designated as a special partnership unit pursuant to the limited partnership agreement of Moody II OP will be converted into one special unit in the Surviving Partnership.

Moody I will hold a special meeting of its stockholders, which we refer to as the “Moody I special meeting”, at which its stockholders will be asked to vote on (i) a proposal to approve the Merger, (ii) a proposal to amend the Moody I charter, which we refer to as the “Charter Amendment,” to remove certain provisions that would otherwise impose certain appraisal requirements on the transactions contemplated by the Merger Agreement (a copy of the Charter Amendment is attached as Annex B to this proxy statement/prospectus) and (iii) a proposal to adjourn the Moody I special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger or the proposal to approve the Charter Amendment.

The record date for determining the stockholders entitled to receive notice of, and to vote at, the Moody I special meeting is              , 2017. The Mergers will not be completed unless Moody I stockholders approve both the Merger and the Charter Amendment, in each case by the affirmative vote of at least a majority of the outstanding shares of Moody I common stock entitled to vote at the Moody I special meeting.

MOODY I’S BOARD OF DIRECTORS, BASED ON THE UNANIMOUS RECOMMENDATION OF AN INDEPENDENT SPECIAL COMMITTEE OF MOODY I’S BOARD OF DIRECTORS, HAS (1) DETERMINED THAT THE MERGER AGREEMENT, THE CHARTER AMENDMENT, THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR, REASONABLE, ADVISABLE AND IN THE BEST INTERESTS OF MOODY I AND ITS STOCKHOLDERS AND (2) APPROVED THE MERGER AGREEMENT, THE CHARTER AMENMDENT, THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. MOODY I’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MOODY I STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER, FOR THE PROPOSAL TO APPROVE THE CHARTER AMENDMENT AND FOR THE PROPOSAL TO ADJOURN THE MOODY I SPECIAL MEETING, IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER OR THE PROPOSAL TO APPROVE THE CHARTER AMENDMENT.

This proxy statement/prospectus contains important information about Moody I and Moody II, the Mergers, the Merger Agreement and the Charter Amendment. This document is also a prospectus for the shares of Moody II common stock that will be issued to Moody I stockholders pursuant to the Merger Agreement.

We encourage you to read this proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 31.

Your vote is important.  Whether or not you plan to attend the Moody I special meeting, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or authorize your proxy by one of the other methods specified in this proxy statement/prospectus or the accompanying notices. Authorizing a proxy will ensure that your vote is counted at the Moody I special meeting if you do not attend in person. You may revoke your proxy at any time before it is voted. Please review this proxy statement/prospectus for more complete information regarding the Mergers, the Charter Amendment and the Moody I special meeting.

Sincerely, /s/ Brett C. Moody Brett C. Moody Chairman of the Board, Chief Executive Officer and President Moody National REIT I, Inc.

Neither the Securities and Exchange Commission or any state securities regulatory authority has approved or disapproved of the merger or the securities to be issued under this proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated          , 2017, and is first being mailed to Moody I stockholders on or about           , 2017.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                , 2017

To the Stockholders of Moody National REIT I, Inc.:

You are invited to attend a special meeting of the stockholders of Moody National REIT I, Inc., a Maryland corporation, which we refer to as Moody I. The meeting will be held on           , 2017, at              , local time, at Moody I’s corporate headquarters, 6363 Woodway Drive, Suite 110, Houston, Texas 77057, to consider and vote upon the following matters:

●	A proposal to approve the merger, which we refer to as the Merger, of Moody I with and into Moody Merger Sub, LLC, a wholly-owned subsidiary of Moody National REIT II, Inc., a Maryland corporation, which we refer to as Moody II, pursuant to the Agreement and Plan of Merger, dated as of November 16, 2016, as it may be amended or modified from time to time (a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice), which we refer to as the Merger Agreement, by and among Moody II, Moody National Operating Partnership II, LP, a Delaware limited partnership and the operating partnership of Moody II, Moody Merger Sub, LLC, Moody National Advisor II, LLC, Moody I, Moody National Operating Partnership I, LP, a Delaware limited partnership, and Moody National Advisor I, LLC.

●	A proposal to approve an amendment deleting provisions related to Roll-Up transactions from the Moody I charter, which we refer to as the Charter Amendment (a copy of which is attached as Annex B to this proxy statement/prospectus); and

●	A proposal to adjourn the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies in favor of the proposals to approve the Merger and the Charter Amendment.

MOODY I’S BOARD OF DIRECTORS, BASED ON THE UNANIMOUS RECOMMENDATION OF AN INDEPENDENT SPECIAL COMMITTEE OF MOODY I’S BOARD OF DIRECTORS, HAS (1) DETERMINED THAT THE MERGER AGREEMENT, THE CHARTER AMENDMENT, THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR, REASONABLE, ADVISABLE AND IN THE BEST INTERESTS OF MOODY I AND ITS STOCKHOLDERS AND (2) APPROVED THE MERGER AGREEMENT, THE CHARTER AMENMDENT, THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. MOODY I’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MOODY I STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER, FOR THE PROPOSAL TO APPROVE THE CHARTER AMENDMENT AND FOR THE PROPOSAL TO ADJOURN THE MOODY I SPECIAL MEETING, IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER OR THE PROPOSAL TO APPROVE THE CHARTER AMENDMENT.

Only Moody I stockholders of record at the close of business on                , 2017, are entitled to receive this notice and vote at the special meeting and any postponements or adjournments thereof. No other business will be transacted at the special meeting.

Approval of the proposal to approve the Charter Amendment and the proposal to approve the Merger each requires the affirmative vote of the holders of at least a majority of the outstanding shares of Moody I common stock entitled to vote on each such proposal at the Moody I special meeting. Approval of the proposal to adjourn the Moody I special meeting, if necessary or appropriate to solicit additional proxies in favor of the proposal to approve the Charter Amendment or the proposal to approve the Merger requires the affirmative vote of a majority of the votes cast on such proposal. The consummation of the Merger is conditioned on the approval by the Moody I stockholders of both the Charter Amendment and the Merger. If you fail to vote or submit your proxy, it will have the same effect as a vote against the proposal to approve the Merger and the proposal to approve the Charter Amendment.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the special meeting, please authorize a proxy to vote your shares as promptly as possible.  To authorize a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to authorize your proxy. Authorizing a proxy will assure that your vote is counted at the Moody I special meeting if you do not attend in person. If your shares of common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or you obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. You may revoke your proxy at any time before it is voted. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the Merger and the Moody I special meeting.

Sincerely,

/s/ Brett C. Moody

Brett C. Moody
Chief Executive Officer and President
Moody National REIT I, Inc.

v

ADDITIONAL INFORMATION

Investors may also consult Moody I’s or Moody II’s respective websites for more information concerning the Mergers described in this proxy statement/prospectus. Moody I’s website is www.moodynationalreit.com/reiti. Moody II’s website is www.moodynationalreit.com/reitii. Each company’s public filings are also available at www.sec.gov. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

If you would like to request copies of any documents, please do so by                , 2017 in order to receive them before the Moody I special meeting.

For more information, see “Where You Can Find More Information” beginning on page 168.

ABOUT THIS DOCUMENT

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Moody II (File No. 333-[●]) with the Securities and Exchange Commission, constitutes a prospectus of Moody II for purposes of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of Moody II common stock to be issued to Moody I stockholders in exchange for shares of Moody I common stock pursuant to the Merger Agreement. This proxy statement/prospectus also constitutes a proxy statement for Moody I for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” In addition, it includes a notice of meeting with respect to the Moody I special meeting.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                , 2017. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this proxy statement/prospectus to Moody I stockholders nor the issuance by Moody II of its common stock to Moody I stockholders pursuant to the Merger Agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Moody II has been provided by Moody II and information contained in this proxy statement/prospectus regarding Moody I has been provided by Moody I.

QUESTIONS AND ANSWERS	1

SUMMARY	11
The Companies	11
The Mergers	12
The Charter Amendment	14
Related Agreements	15
Recommendation of the Moody I Board	15
Summary of Risk Factors Related to the Mergers	15
The Moody I Special Meeting	16
Stockholders Entitled to Vote; Vote Required	16
Share Ownership of Directors and Executive Officers of Moody I	17
Directors and Executive Officers of the Combined Company	17
Interests of Moody I’s and Moody II’s Directors and Executive Officers in the Merger	17
Appraisal Rights in the Merger	19
Conditions to Completion of the Mergers	19
Regulatory Approvals Required for the Mergers	20
“Go Shop” Period, No Solicitation and Change in Recommendation	20
Termination of the Merger Agreement	21
Termination Fees; Expenses	22
Material U.S. Federal Income Tax Consequences of the Mergers	22
Accounting Treatment of the Merger	23
Opinion of the Moody I Special Committee’s Financial Advisor	23
Comparison of Rights of Moody II Stockholders and Moody I Stockholders	24
Stockholder Servicing Arrangements	24
Selected Historical Financial Information of Moody II	25
Selected Historical Financial Information of Moody I	25
Summary Unaudited Pro Forma Condensed Consolidated Financial Information	27
Comparative Per Share Market Price and Distribution Information	29

RISK FACTORS	31
Risk Factors Relating to the Merger	31
Risk Factors Relating to the Combined Company Following the Mergers, and Recent and Pending Transactions and the Combined Company’s Operations Generally	36
Risk Factors Relating to Investment in Moody II’s Common Stock Following the Merger	41
Moody II Distributions	42
Moody II Historical Cash Flow from Operating Activities	42
Moody I Distributions	42
Moody I Historical Cash Flow From Operating Activities	43
Tax Risks	43

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	48

THE COMPANIES	50
Moody II and Merger Sub	50
Moody I	51
The Combined Company	52

THE MOODY I SPECIAL MEETING	56
Date, Time and Place	56
Purpose of the Moody I special meeting	56
Recommendation of the Moody I Board	56
Record Date; Who Can Vote at the Moody I Special Meeting	56
Quorum	57
Vote Required for Approval	57
Abstentions	57
Manner of Voting and Authorizing Proxy	57
Delivery and Householding of Proxy Materials	59

QUESTIONS AND ANSWERS

The following are answers to some questions that Moody I stockholders may have regarding the proposed transaction between Moody I and Moody II and the other proposals being considered at the Moody I special meeting. Moody I and Moody II urge you to read carefully this entire proxy statement/prospectus, including the Annexes, because the information in this section does not provide all the information that might be important to you.

Unless stated otherwise, all references in this proxy statement/prospectus to:

●	the “Charter Amendment” are to the proposed amendment to the Moody I charter, a copy of which is attached as Annex B to this proxy statement/prospectus

●	“closing date” are to the date the closing of the Mergers will take place;

●	the “Code” are to the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

●	the “Combined Company” are to Moody II, Merger Sub and its subsidiaries after the effective time of the Mergers;

●	the “Merger” are to the merger of Moody I with and into Merger Sub, with Merger Sub surviving as the Surviving Entity;

●	the “Mergers” are to the Merger and the Partnership Merger;

●	the “Merger Agreement” are to the Agreement and Plan of Merger, dated as of November 16, 2016, by and among Moody II, Merger Sub, and Moody I, among others, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus;

●	“Merger Sub” or the “Surviving Entity” are to Moody Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Moody II;

●	“MGCL” are to the Maryland General Corporation Law or any successor statute;

●	“Moody I” are to Moody National REIT I, Inc., a Maryland corporation that has elected to be taxed as a real estate investment trust;

●	“Moody II” are to Moody National REIT II, Inc., a Maryland corporation;

●	“Moody I Advisor” are to Moody National Advisor I, LLC;

●	“Moody II Advisor” are to Moody National Advisor II, LLC;

●	“Moody I Board” are to the board of directors of Moody I;

●	“Moody II Board” are to the board of directors of Moody II;

●	“Moody I charter” are to the charter of Moody I;

●	“Moody II charter” are to the charter of Moody II;

●	“Moody I common stock” are to the common stock, $0.01 par value per share, of Moody I;

●	“Moody II common stock” are to the common stock, $0.01 par value per share, of Moody II;

●	“Moody I OP” are to Moody National Operating Partnership I, LP, a Delaware limited partnership of which Moody I serves as sole general partner;

●	“Moody II OP” are to Moody National Operating Partnership II, LP, a Delaware limited partnership of which Moody II serves as sole general partner;

●	“Moody I OP Unit” are to a unit designated as a limited partnership interest in Moody I OP pursuant to the limited partnership agreement of Moody I OP;

●	“Moody II OP Unit” are to a unit designated as a limited partnership interest in Moody II OP pursuant to the limited partnership agreement of Moody II OP;

●	the “Moody I Special Committee” are to the special committee of the Moody I Board;

●	the “Moody I special meeting” are to the special meeting of the Moody I stockholders to be held on , 2017, at local time at Moody I’s corporate headquarters, 6363 Woodway Drive, Suite 110, Houston, Texas 77057, to vote on the matters described in this this proxy statement/prospectus;

●	a “Moody I Special Partnership Unit” are to a unit designated as a special partnership unit of Moody I OP pursuant to the limited partnership agreement of Moody I OP;

●	a “Moody II Special Partnership Unit” are to a unit designated as a special partnership unit of Moody II OP pursuant to the limited partnership agreement of Moody II OP;

●	“Moody I stockholders” are to owners of shares of Moody I common stock;

●	“Moody II stockholders” are to owners of shares of Moody II common stock;

●	“Moody I transaction fees and expenses” are to all of the fees and expenses of Moody I paid or payable by Moody I as a result of or in connection with the transactions contemplated by the Merger Agreement;

●	“Moody National” are to Moody National Realty Company, LP;

●	“Moody Holdings” are to Moody OP Holdings I, LLC, a Delaware limited liability company of which the Sponsor serves as the sole member;

●	the “Partnership Merger” are to the merger of Moody II OP with and into Moody I OP with Moody I OP being the surviving partnership;

●	“partnership merger consideration” are to the Surviving Partnership Units and the Surviving Partnership Special Units that are to be issued in connection with the Partnership Merger, together with the promote payment described herein;

●	“REIT” are to a real estate investment trust;

●	the “Sponsor” are to Moody National REIT Sponsor, LLC, a Delaware limited liability company owned and managed by Brett C. Moody that serves as the sponsor for Moody I and Moody II;

●	the “Surviving Entity” are to Merger Sub as the wholly-owned subsidiary of Moody II following the completion of the Merger;

●	the “Surviving Partnership” are to Moody I OP following the completion of the Partnership Merger;

●	a “Surviving Partnership Unit” are to an interest designated as a partnership unit of the Surviving Partnership pursuant to the limited partnership agreement of the Surviving Partnership, known as Moody I OP prior to the Partnership Merger, such units are to be issued in connection with the Partnership Merger;

●	a “Surviving Partnership Special Unit” are to a unit designated as a special partnership unit pursuant to the limited partnership agreement of the Surviving Partnership, known as Moody I OP prior to the Partnership Merger, such special units are to be issued in connection with the Partnership Merger; and

●	“Termination Agreement” are to the Termination Agreement by and between Moody I, Moody I OP, Moody I Advisor, Moody National, Moody Holdings and Moody II entered into in connection and concurrently with the Merger Agreement.

Q:           What is the proposed transaction?

A:           On November 16, 2016, Moody I, Moody II, Moody I OP, Moody II OP, Moody II Advisor, Moody I Advisor, and Merger Sub entered into the Merger Agreement. Subject to the terms and conditions of the Merger Agreement, (i) Moody I will merge with and into Merger Sub, with Merger Sub surviving the Merger as the Surviving Entity such that following the Merger, the Surviving Entity will continue as a wholly-owned subsidiary of Moody II, and (ii) Moody II OP will merge with and into Moody I OP with Moody I OP being the Surviving Partnership. The Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and the Partnership Merger is intended to be treated as a tax-deferred exchange under Section 721 of the Code.

The final net price per share that Moody II will pay for each share of Moody I common stock is $           , which we refer to as the “net per share price.” Pursuant to the terms of the Merger Agreement, the net per share price is calculated as the difference of (i) a gross per share price of $11.00, minus (ii) all fees and expenses of Moody I incurred as a result of or in connection with the Mergers and other transactions contemplated by the Merger Agreement, which we refer to as the “Moody I transaction fees and expenses;” provided, that the Merger Agreement requires that the net per share price cannot be less than $10.25. At the effective time of the Merger, each outstanding share of Moody I common stock will be automatically cancelled and retired, and converted into the right to receive, at the election of each holder of such share of Moody I common stock, but subject to the limitations discussed below, either:

(i)	an amount in cash equal to the net per share price of $ , which we refer to as the “cash consideration;” or

(ii)	a number of shares of Moody II common stock, or the “stock consideration,” determined by dividing the net per share price of $ by $25.00; we refer to such quotient, as adjusted pursuant to the Merger Agreement, as the “exchange ratio,” and we refer to the “stock consideration” together with the “cash consideration” as the “merger consideration.”

Notwithstanding the above, the maximum number of shares of Moody I common stock that may be converted into the right to receive the cash consideration may not exceed 50% of the aggregate number of shares of Moody I common stock entitled to receive consideration in connection with the Merger. If the elections of the Moody I stockholders would cause more than 50% of the aggregate number of shares of Moody I common stock to be converted into the right to receive the cash consideration, then the shares of Moody I common stock that would be converted into the right to receive the cash consideration will be reduced proportionally so that the number of shares of Moody I common stock that will be converted into the right to receive the cash consideration will not exceed 50%, and the remaining shares of Moody I common stock will be converted into the right to receive the stock consideration.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Partnership Merger, each outstanding Moody I OP Unit will be automatically cancelled and retired, and converted into the right to receive a number of Surviving Partnership Units equal to the exchange ratio. Each Moody I Special Partnership Unit will be automatically cancelled and retired and shall cease to exist, and no partnership merger consideration shall be paid, nor, except as expressly provided in the Termination Agreement, shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Partnership Merger. Each outstanding Moody II OP Unit will be converted into one Surviving Partnership Unit, and each Moody II Special Partnership Unit will be converted into one Surviving Partnership Special Unit.

Q:           Why are Moody II and Moody I proposing the Merger?

A:           Moody I’s Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Moody I Board consulted with the Moody I Special Committee’s legal and financial advisors and considered the unanimous recommendation of the Moody I Special Committee. In reaching their respective determinations, the Moody I Board and Moody I Special Committee considered a number of factors, including the following material factors which the Moody I Board and Moody I Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement:

●	when Moody I conducted its initial public offering beginning in 2008, Moody I indicated that within approximately four to six years it intended to complete a transaction providing liquidity for its stockholders;

●	the appraised market value of the portfolio, as well as the financial performance, financial condition, business operations and prospects, of each of Moody I and Moody II, independently and as a combined entity;

●	the consideration to be received by Moody I stockholders in the Merger is no less than $10.25 per Moody I share, compared to the initial public offering price for Moody I common stock of $10.00 per share;

●	the exchange ratio in the Merger Agreement has a fixed floor and will not be adjusted in the event of any change in the value of the shares of Moody I common stock, which limits the impact of external factors on the Merger;

●	the receipt of Moody II common stock as part of the merger consideration provides Moody I stockholders the opportunity to continue ownership in the Combined Company, which is expected to provide a number of significant potential strategic opportunities and benefits;

●	the integrated organizational structure of the Combined Company will allow management of Moody I and Moody II to focus its efforts on the operation of a single REIT, which could result in substantial annual cost savings; and

●	the Merger Agreement provides Moody I with a 45-day “go shop” period to solicit a superior offer.

The Moody I Board and Moody I Special Committee also considered a variety of other factors, including risks and potentially negative factors. To review the reasons of the Moody I Board for the Merger in greater detail, see “The Mergers—Recommendation of the Moody I Board and Its Reasons for the Merger” beginning on page 69.

Moody II’s Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Moody II Board considered the recommendation of the sole member of the Moody II Special Committee. In reaching their respective determinations, the Moody II Board and Moody II Special Committee considered a number of factors, including the following material factors which the Moody II Board and Moody II Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement:

●	the acquisition of Moody I will allow Moody II to acquire stabilized, income-producing select-service hotel properties with premier brands, including, but not limited to, Hilton, and Hyatt, that have been fully constructed and that have significant operating histories;

●	the appraised market value of the portfolio, as well as the financial performance, financial condition, business operations and prospects, of each of Moody I and Moody II, independently and as a combined entity;

●	the merger consideration to be paid by Moody II in the Merger will not exceed $11.00, before the payment of transaction costs and expenses;

●	the right of Moody II under the Merger Agreement to pay at least 50% of the merger consideration in shares of Moody II common stock at a ratio based on a $25.00 per share price of Moody II common stock;

●	the stockholders of the Combined Company have the opportunity to continue ownership in the Combined Company, which is expected to provide a number of significant potential strategic opportunities and benefits;

●	the integrated organizational structure of the Combined Company will allow management of Moody I and Moody II to focus its efforts on the operation of a single REIT, which could result in substantial annual cost savings;

●	the acquisition of Moody I will allow Moody II to grow without the expense of negotiating acquisitions of individual properties;

●	the exchange ratio in the Merger Agreement utilizes a fixed price per share of Moody II common stock and will not be adjusted in the event of any change in the value of the shares of Moody II common stock, which limits the impact of external factors on the Merger; and

●	the Merger Agreement provides that Moody I will pay Moody II termination fees of up to $2 million and expense reimbursements of up to $500,000 upon the occurrence of certain conditions.

The Moody II Board and Moody II Special Committee also considered a variety of other factors, including risks and potentially negative factors. To review the reasons of the Moody II Board for the Merger in greater detail, see “The Mergers—Moody II’s Reasons for the Merger” beginning on page 73.

Q:           Why is the Charter Amendment proposed?

A:           The Moody I charter presently contains substantive and procedural requirements for certain transactions, which are referred to as “Roll-Up Transactions” involving a “Roll-Up Entity.” (See “Proposals Submitted to Moody I Stockholders—Charter Amendment proposal” for definitions of these terms.) The Merger would be a “Roll-Up Transaction” under the definition in the Moody I charter. Pursuant to these “Roll-Up” provisions of the Moody I charter, Moody I stockholders who vote “no” on the proposal to approve the Merger would be entitled to the choice of: (1) accepting the shares of Moody II common stock or (2) one of the following: (a) remaining as holders of Moody I common stock and preserving their interests therein on the same terms and conditions as existed previously or (b) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of Moody I’s net assets. In addition, under the Moody I charter, Moody I would be prohibited from participating in any Roll-Up Transaction (1) that would result in the common stockholders having voting rights in a Roll-Up Entity that are less than those provided in the Moody I charter, (2) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor, (3) in which investors’ rights to access of records of the Roll-Up Entity will be less than those provided in the Moody I charter or (4) in which any of the costs of the Roll-Up Transaction would be borne by Moody I if the Roll-Up Transaction is rejected by the Moody I stockholders.

Moody I believes that the effect of these provisions, if not amended, would have made the Merger more difficult and costly to complete. Because of the effect of these provisions on the Merger, Moody II and Moody I determined that it was necessary to amend the Moody I charter to eliminate these provisions. Accordingly, approval of the Charter Amendment is a condition to each party’s obligation to complete the Merger. See “Proposals Submitted to Moody I Stockholders—Charter Amendment Proposal” beginning on page 60 for a detailed discussion of the Charter Amendment.

Q:           Why are the operating partnerships of Moody I and Moody II merging?

A:           Both Moody II and Moody I operate as umbrella partnership REITs, or “UPREITs,” which is a structure whereby a REIT owns a direct interest in a single operating partnership, and such operating partnership, in turn, owns real properties and may possibly own interests in other non-corporate entities that own properties. Moody I OP and Moody II OP are the operating partnerships of Moody I and Moody II, respectively. Moody I is the sole general partner of Moody I OP and owns the majority of the equity interests in Moody I OP, and Moody II is the sole general partner of Moody II OP and owns the majority of the equity interests in Moody II OP. The Partnership Merger will simplify and rationalize the corporate structure of the Combined Company to be consistent with its intended operation as an UPREIT with substantially all of its activities conducted through a single operating partnership.

Q:           How will Moody II fund the cash portion of the merger consideration?

A:           Moody II intends to pay for the cash portion of the merger consideration to Moody I stockholders and its expenses incurred in connection with the Mergers using a combination of the following resources:

●	Borrowings under a credit facility that Moody II intends to obtain;

●	Moody II’s cash on hand; and

●	Proceeds from the sale of Moody II common stock in Moody II’s continuous public offering.

Q:           What fees will the Moody I Advisor and its affiliates receive in connection with the Merger?

A:           Concurrently with the entry into the Merger Agreement, Moody I, Moody I OP, Moody I Advisor, Moody National, Moody Holdings and Moody II entered into the Termination Agreement. Pursuant to the Termination Agreement, at the effective time of the Mergers, the Amended and Restated Advisory Agreement, dated August 14, 2009, among Moody I, Moody I Advisor, Moody I OP, and Moody National, which we refer to as the “Existing Moody I Advisory Agreement,” will be terminated and Moody I will pay Moody I Advisor an advisor termination payment of $5,580,685, or the “advisor termination payment.” In addition, the Termination Agreement provides that at the effective time of the Partnership Merger, Moody I OP will pay to Moody Holdings an amount not to exceed $613,751 in consideration of the cancellation of certain special partnership interests of Moody I OP, which we refer to as the “promote payment.” In the event that the Merger Agreement is terminated prior to the consummation of the Mergers, the Termination Agreement will automatically terminate and be of no further effect and no advisor termination payment or promote payment will be owed and payable.

Pursuant to the Moody II Amended and Restated Advisory Agreement, Moody II will also be obligated to pay Moody II Advisor an acquisition fee of 1.5% of the aggregate net cash consideration paid to Moody I stockholders in the Merger. Finally, Moody II intends to enter into a stockholder servicing coordination agreement, which we refer to as the “stockholder servicing coordination agreement,” with Moody Securities, LLC, or Moody Securities, pursuant to which Moody II will pay stockholder servicing fees, or the stockholder servicing fees, with respect to certain shares of Moody II common stock issued as Stock Consideration. Moody II intends to pay a per share stockholder servicing fee, or the “per share stockholder servicing fee,” of $2.13 per share of Moody II common stock paid as stock consideration, which represents 8.5% of the $25.00 value per share of each such share of Moody II common stock. All stockholder servicing fees paid to Moody Securities will be re-allowed to broker-dealers that provide ongoing financial advisory services to Moody I stockholders and that enter into participating broker-dealer agreements with Moody Securities, which we refer to as the “Moody I participating broker-dealers.” Aggregate stockholder servicing fees could range from approximately $5,797,034 if the Moody I stockholders elect to receive the maximum amount of cash consideration permitted under the Merger Agreement, to $11,594,068 if the Moody I stockholders elect to receive no cash consideration. No stockholder servicing fees will be paid with respect to the cash consideration. In the event that the Merger is not consummated, no stockholder servicing fees will be paid.

Q:           Why am I receiving this proxy statement/prospectus?

A:           The Moody I Board is using this proxy statement/prospectus to solicit proxies from Moody I stockholders in connection with the Merger. In addition, Moody II is using this proxy statement/prospectus as a prospectus for Moody I stockholders because Moody II is offering shares of its common stock to be issued in exchange for shares of Moody I common stock in the Merger. In order to complete the Merger, Moody I stockholders must vote to approve both the Merger and Charter Amendment. Moody I will hold the Moody I special meeting to obtain these approvals. This proxy statement/prospectus contains important information about the Merger, the Charter Amendment, and the Moody I special meeting, and you should read it carefully. The enclosed voting materials allow you to vote your shares of Moody I common stock without attending the applicable Moody I special meeting. You are encouraged to authorize your proxy as promptly as possible.

Q:           Will Moody I stockholders who participated in Moody I’s distribution reinvestment plan immediately prior to its suspension be able to continue to participate in such a plan?

A:           Provided that the Mergers are consummated, Moody I stockholders who receive the stock consideration and who participated in Moody I’s distribution reinvestment plan immediately prior to its suspension will be automatically enrolled in Moody II’s distribution reinvestment plan. The current prospectus for Moody II’s initial public offering, which includes the terms of Moody II’s distribution reinvestment plan, is being distributed to Moody I stockholders concurrently with this proxy statement/prospectus. If you are a Moody I stockholder who participated in Moody I’s distribution reinvestment plan immediately prior to its suspension, and you do not wish to participate in Moody II’s distribution reinvestment plan following consummation of the Mergers, please contact Investor Relations. Additionally, if you are a Moody I stockholder who was not enrolled in Moody I’s distribution reinvestment plan immediately prior to its suspension, and you wish to participate in Moody II’s distribution reinvestment plan following consummation of the Mergers, please contact Investor Relations. Contact information for Investor Relations can be found below under “—Who can answer my questions?”.

Q:           When and where is the special meeting of Moody I stockholders?

A:           The Moody I special meeting will be held at 6363 Woodway Drive, Suite 110, Houston, Texas 77057 on            , 2017, commencing at            , local time.

Q:           Who can vote at the Moody I special meeting?

A:           All Moody I stockholders of record as of the close of business on            , 2017, the record date for determining stockholders entitled to notice of and to vote at the Moody I special meeting, which we refer to as Moody I’s “record date,” are entitled to receive notice of and to vote at the Moody I special meeting except for those not entitled to vote on the Merger pursuant to the Moody I charter. The Moody I charter provides that, with respect to shares of Moody I common stock owned by the Moody I Advisor, any director of Moody I or any of their respective affiliates, neither the Moody I Advisor, the directors of Moody I nor their affiliates may vote on matters submitted to the Moody I stockholders regarding any transaction between Moody I and any of them. As of the record date, there were             shares of Moody I common stock outstanding, of which             shares were entitled to vote at the Moody I special meeting, held by approximately             holders of record. Each such share of Moody I common stock is entitled to one vote on each proposal presented at the Moody I special meeting; each fractional share of Moody I common stock is entitled to a commensurate fractional vote on each proposal presented at the Moody I special meeting.

Q:           What constitutes a quorum?

A:           The Moody I charter and bylaws provide that the presence in person or by proxy of stockholders entitled to cast at least a majority of all the votes entitled to be cast constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at the Moody I special meeting for purposes of determining whether a quorum is present.

Q:           What vote is required to approve the proposals at the Moody I special meeting?

A:           Approval of the proposal to approve the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Moody I common stock entitled to vote on the proposal.

Approval of the proposal to approve the Charter Amendment requires the affirmative vote of the holders of at least a majority of the outstanding shares of Moody I common stock entitled to vote on the proposal.

Approval of the proposal to adjourn the Moody I special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Charter Amendment or the proposal to approve the Merger requires the affirmative vote of a majority of the votes cast by holders of Moody I common stock entitled to vote on the proposal.

The closing of the Merger is conditioned upon approval of the Charter Amendment. Thus, if Moody I stockholders do not approve the Charter Amendment, the Merger will not be completed even if the proposal to approve the Merger is approved. Likewise, approval of the Charter Amendment is conditioned on approval of the Merger and the closing of the Merger. If Moody I stockholders do not approve the proposal to approve the Merger and the Merger does not close, the Charter Amendment will not become effective, even if the proposal to approve the Charter Amendment is approved.

Q:           What are the anticipated U.S. federal income tax consequences to me of the proposed Merger?

A:           The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and the closing of the Merger is conditioned on the receipt by each of Moody I and Moody II of an opinion from its respective counsel to that effect.

Assuming that the Merger qualifies as a reorganization, a U.S. holder of shares of Moody I common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Moody II common stock in exchange for shares of Moody I common stock in connection with the Merger, except with respect to any cash consideration received by such holder, including any cash received in lieu of fractional shares. A U.S holder of Moody I common stock who receives solely cash in exchange for shares of Moody I common stock pursuant to the Merger generally will recognize gain or loss equal to the difference between the amount of cash received and such holder’s adjusted U.S. federal income tax basis in the shares of Moody I common stock surrendered. A U.S. holder of Moody I common stock who receives a combination of Moody II common stock and cash in exchange for shares of Moody I common stock pursuant to the Merger generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess sum of the amount of cash, other than cash received in lieu of a fractional share of Moody II common stock, and the fair market value of the Moody II common stock received pursuant to the Merger over such holder’s adjusted U.S. federal income tax basis in its shares of Moody I common stock surrendered) and (2) the amount of cash received pursuant to the Merger (excluding any cash received in lieu of a fraction share of Moody II common stock). A holder of Moody I common stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of Moody II common stock in the Merger measured by the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share.

Holders of shares of Moody I common stock should read the discussion under the heading “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95 and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger in their particular circumstances.

Q:           Will my shares of Moody II common stock be publicly traded?

A:           Shares of Moody II common stock are not publicly traded and Moody II does not have any immediate plans to list its shares.

Q:           Are Moody I stockholders entitled to appraisal rights?

A:           Moody I stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL in connection with the Merger or the Charter Amendment.

Since the consummation of the Merger is conditioned on the approval of the Charter Amendment, Moody I stockholders who vote “no” with respect to the Merger will not be entitled to receive cash in an amount equal to the stockholder’s pro rata share of the appraised value of Moody I’s net assets.

Q:           How does the Moody I Board recommend that Moody I stockholders vote?

A:           The Moody I Board unanimously recommends that Moody I stockholders vote FOR the proposal to approve the Merger, FOR the proposal to approve the Charter Amendment and FOR the proposal to adjourn the Moody I special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger or the proposal to approve the Charter Amendment, which we refer to as the “adjournment proposal.”

For a more complete description of the recommendation of the Moody I Board, see “The Mergers—Recommendation of the Moody I Board and Its Reasons for the Merger” beginning on page 69.

Q:           Do any of Moody I’s executive officers or directors have interests in the Merger that may differ from those of Moody I stockholders?

A:           Some of Moody I’s directors and its executive officers have interests in the Merger that are different from, or in addition to, their interests as Moody I stockholders. The independent members of the Moody I Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement, the Merger and the Charter Amendment and in recommending that Moody I stockholders vote FOR the proposal to approve the Merger, FOR the proposal to approve the Charter Amendment and FOR the adjournment proposal. For a description of these interests, refer to the section entitled “The Mergers—Interests of Moody I and Moody II Directors and Executive Officers in the Merger” beginning on page 88.

Q:           How will Moody II stockholders be affected by the Merger and share issuance?

A:           After the consummation of the Merger, each Moody II stockholder will continue to own the shares of Moody II common stock that the stockholder held immediately prior to the Merger. As a result of the Merger, each Moody II stockholder will own shares in a significantly larger company with more assets. However, Moody II will be issuing new shares of Moody II common stock to Moody I stockholders in the Merger. Therefore, each outstanding share of Moody II common stock immediately prior to the Merger will represent a potentially significantly smaller percentage of the aggregate number of shares of Moody II common stock outstanding after the consummation of the Merger.

Q:           How do I vote my shares at the Moody I special meeting?

A:           You may vote your shares in the following manner:

●	Authorizing a Proxy by Mail — Stockholders may authorize a proxy by completing the accompanying proxy card and mailing it in the accompanying self-addressed postage-paid return envelope.

●	Authorizing by Telephone — Stockholders may authorize a proxy by calling and following the instructions provided.

●	Authorizing a Proxy by Fax — Stockholders may authorize a proxy by completing the accompanying proxy card and faxing it to .

●	Authorizing a Proxy by Internet — Stockholders may authorize a proxy by completing the electronic proxy card at .

●	In Person at the Meeting — Stockholders of record may vote in person at the Moody I special meeting. Written ballots will be passed out to those stockholders who want to vote at the meeting.

If your shares are held by a bank, broker or other nominee (that is, in “street name”), you are considered the beneficial owner of your shares and you should refer to the instructions provided by your bank, broker or nominee regarding how to vote. In addition, because a beneficial owner is not the stockholder of record, you may not vote shares held by a bank, broker or nominee in street name at the Moody I special meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:           How will my proxy be voted?

A:           All shares of Moody I common stock entitled to vote and represented by properly completed proxies received prior to the Moody I special meeting, and not revoked, will be voted at the Moody I special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of Moody I common stock should be voted on a matter, the shares of Moody I common stock represented by your properly executed proxy will be voted as the Moody I Board recommends and therefore FOR the proposal to approve the Merger, FOR the proposal to approve the Charter Amendment and FOR the adjournment proposal.

Q:           Can I revoke my proxy or change my vote after I have delivered my proxy?

A:           Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the Moody I special meeting. If you are a holder of record, you can do this in any of the three following ways:

●	by sending a written notice to the Secretary of Moody I at the address set forth below, in time to be received before the Moody I special meeting, stating that you would like to revoke your proxy;

●	by completing, signing and dating another proxy card and returning it by mail in time to be received before the Moody I special meeting, or by authorizing a later dated proxy by the Internet or telephone in which case your later-authorized proxy will be recorded and your earlier proxy revoked; or

●	by attending the Moody I special meeting and voting in person. Simply attending the Moody I special meeting without voting will not revoke your proxy or change your vote.

If your shares of Moody I common stock are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Q:           What should I do if I receive more than one set of voting materials for the Moody I special meeting?

A:           You may receive more than one set of voting materials for the Moody I special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Moody I common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Moody I common stock. If you are a holder of record and your shares of Moody I common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please authorize your proxy by telephone or over the Internet.

Q:           Who can answer my questions?

A:           If you have any questions about the Merger or how to authorize your proxy, or need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

Moody National REIT I, Inc.

Attention: Investor Relations

6363 Woodway Drive, Suite 110

Houston, Texas 77057

(713) 977-7500

SUMMARY

The following summary highlights certain information contained in this proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and the Charter Amendment, Moody I and Moody II encourage you to read carefully this entire proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at the Moody I special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 168. We have included page references to direct you to the more complete description of the topics presented in this summary found elsewhere in this proxy statement/prospectus.

The Companies

Moody National REIT II, Inc. and Merger Sub (See page 50)

Moody II is a public, non-listed REIT formed to invest primarily in hotel properties focused primarily on the select-service segment of the hospitality sector with premier brands, including, but not limited to, Marriott, Hilton, and Hyatt. Moody II was formed as a Maryland corporation in July 2014 and intends to qualify as a REIT under the Code beginning with its taxable year ending December 31, 2016. Moody II’s principal executive offices are located at 6363 Woodway Drive, Suite 110, Houston, Texas 77057, and its telephone number is (713) 977-7500.

As of the date of this proxy statement/prospectus, Moody II’s portfolio consists of (i) interests in two hotel properties with a total of 346 rooms and (ii) a promissory note from a related party with an initial principal amount of $11,200,000.

On January 20, 2015, Moody II commenced its initial public offering of up to $1.1 billion in shares of its common stock, of which $1 billion in shares are offered at $25.00 per share in Moody II’s primary offering and $100 million in shares are offered pursuant to Moody II’s distribution reinvestment plan at $23.75 per share. As of the Moody I record date, Moody II had received and accepted investors’ subscriptions for and issued               shares of its common stock in the primary offering and               shares pursuant to its distribution reinvestment plan, resulting in gross offering proceeds of $             .

Moody II owns, and in the future intends to own, substantially all of its assets and conduct its operations through Moody II OP, its operating partnership. Moody II is the sole general partner of Moody II OP. Moody II is externally managed by Moody II Advisor, its advisor. Moody II Advisor is owned and managed by Brett C. Moody, who also serves as Moody II’s Chief Executive Officer, President and Chairman of the Board, and as the Chief Executive Officer and President of Moody II Advisor.

Merger Sub is a Delaware limited liability company and a direct wholly-owned subsidiary of Moody II formed solely for the purpose of entering into the Merger Agreement and effecting the Merger. Upon completion of the Merger, Moody I will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Entity and a wholly-owned subsidiary of Moody II. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.

For more information about Moody II, please see Moody II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, a copy of which is attached to this proxy statement/prospectus as Annex F, and Moody II’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, copy of which is attached to this proxy statement/prospectus as Annex G.

Moody National REIT I, Inc. (See page 51)

Moody I is a public, non-listed REIT formed to invest primarily in hotel properties and, to a lesser extent, multifamily, office, retail and industrial properties as well as real estate securities and debt-related investments.

As of the date of this proxy statement/prospectus, Moody I owns 14 total investments, comprised of (i) interests in 12 hotel properties with a total of 1,595 rooms, and (ii) two promissory notes issued to related parties with an aggregate initial principal amount of $13,500,000.

Moody I owns substantially all of its assets and conducts its operations through Moody I OP, its operating partnership. Moody I is the sole general partner of Moody I OP. Moody I is externally managed by Moody I Advisor, its advisor. Moody I Advisor is owned and managed by Brett C. Moody, who also serves as Moody I’s Chief Executive Officer, President and Chairman of the Board and as the Chief Executive Officer and President of Moody I Advisor.

Moody I was formed as a Maryland corporation in January 2008 and qualified as a REIT for U.S. federal income tax purposes commencing with the taxable year ended December 31, 2011. Moody I’s principal executive offices are located at 6363 Woodway Drive, Suite 110, Houston, Texas 77057, and its telephone number is (713) 977-7500.

For more information about Moody I, please see Moody I’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, a copy of which is attached to this proxy statement/prospectus as Annex D, and Moody I’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, copy of which is attached to this proxy statement/prospectus as Annex E.

The Combined Company (See page 52)

The Combined Company will retain the name “Moody National REIT II, Inc.” and will continue to be a Maryland corporation that intends to qualify as a REIT under the Code beginning with its taxable year ending December 31, 2016. The Combined Company will continue to invest primarily in hotel properties focusing primarily on the select-service segment of the hospitality sector with premier brands, including, but not limited to, Marriott, Hilton, and Hyatt.

Immediately following the Merger, the Combined Company’s assets are expected to consist primarily of a portfolio of interests in 14 hotel properties and three promissory notes issued to related parties.

The Combined Company will own substantially all of its assets and conduct its operations through the Surviving Partnership, and will be advised by Moody II Advisor.

The Combined Company’s principal executive offices will continue to be located at 6363 Woodway Drive, Suite 110, Houston, Texas 77057, and its telephone number will continue to be (713) 977-7500.

The Mergers (see page 62)

The Merger Agreement

On November 16, 2016, Moody I, Moody II, Moody I OP, Moody II OP, Moody II Advisor, Moody I Advisor, and Merger Sub entered into the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. Moody I and Moody II encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Mergers.

The Merger

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, Moody I will merge with and into Merger Sub, with Merger Sub surviving the Merger as the Surviving Entity and continuing as a wholly-owned subsidiary of Moody II. The Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code. Upon completion of the Merger, based on the number of shares of Moody I common stock outstanding as of the Moody I record date and assuming (i) that 50% of the shares of Moody I stock are converted into the right to receive the cash consideration and 50% of the shares of Moody I stock are converted into the right to receive the stock consideration and (ii) an assumed exchange ratio of 0.41 shares of Moody II common stock for each share of Moody I common stock, Moody I and Moody II anticipate that continuing Moody II stockholders will own approximately              % of the diluted common equity of the Combined Company, and former Moody I stockholders will own approximately         % of the diluted common equity of the Combined Company, excluding units of limited partnership interest in the Surviving Partnership and depending upon the number of shares of Moody I common stock with respect to which a stock election is made.

The Partnership Merger

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Partnership Merger, Moody II OP will merge with and into Moody I OP, with Moody I OP being the Surviving Partnership. The Partnership Merger will become effective on the date and at the time set forth in the certificate of merger filed with the Delaware Secretary of State, which the parties have agreed will be on the same date as the closing of the Merger, but immediately following the effective time of the Merger. The Partnership Merger is intended to be treated as a tax-deferred exchange under Section 721 of the Code.

Merger Consideration

The Merger

The final net price per share that Moody II will pay for each share of Moody I common stock is $              . Pursuant to the terms of the Merger Agreement, the net per share price is calculated as the difference of (i) a gross per share price of $11.00, minus (ii) the Moody I transaction fees and expenses; provided, that the Merger Agreement requires that the net per share price cannot be less than $10.25.

At the effective time of the Merger, each outstanding share of Moody I common stock will be automatically cancelled and retired, and converted into the right to receive, at the election of each holder of such share of Moody I common stock, but subject to the limitations described below, either:

(i)	the cash consideration, which is an amount in cash equal to the net per share price of $ ; or

(ii)	the stock consideration, which is a number of shares of Moody II common stock equal to the exchange ratio, which is determined by dividing the net per share price of $ by $25.00.

Notwithstanding the above, the maximum number of shares of Moody I common stock that may be converted into the right to receive the cash consideration may not exceed 50% of the aggregate number of shares Moody I common stock entitled to receive consideration in connection with the Merger. If the elections of the Moody I stockholders would cause more than 50% of the aggregate number of shares of Moody I common stock to be converted into the right to receive the cash consideration, then the shares of Moody I common stock that would be converted into the right to receive the cash consideration will be reduced proportionally so that the number of shares of Moody I common stock that will be converted into the right to receive the cash consideration will not exceed 50%, and the remaining shares of Moody I common stock will be converted into the right to receive the stock consideration.

Pursuant to the Merger Agreement, determination of the net per share price required a determination of the Moody I transaction fees and expenses. To make this determination, in accordance the terms of the Merger Agreement, Moody I delivered to Moody II a proposed schedule of the Moody I transaction fees and expenses. After review of such proposed schedule and negotiations among Moody I and Moody II, the parties agreed upon a final schedule of Moody I transaction fees and expenses. The per share amount of the final Moody I transaction fees and expenses was determined by dividing the final Moody I transaction fees and expenses by the total number of shares of Moody I common stock outstanding as of the date of such determination. The net per share price was then calculated by subtracting the final per share Moody I transaction fees and expenses from the gross per share price of $11.00, subject to a floor of $10.25 per share.

Moody II delivered a similar schedule of its proposed fees and expenses to Moody I, and Moody I had the same acceptance and dispute rights. However, Moody II’s fees and expenses were not included in the calculation of the net per share price.

The Partnership Merger

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Partnership Merger, each outstanding Moody I OP Unit will be automatically cancelled and retired, and converted into the right to receive a number of Surviving Partnership Units equal to the exchange ratio. Each Moody I Special Partnership Unit will be automatically cancelled and retired and shall cease to exist, and no partnership merger consideration shall be paid, nor, except as expressly provided in the Termination Agreement, shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Partnership Merger. Each outstanding Moody II OP Unit will be converted into one Surviving Partnership Unit, and each Moody II Special Partnership Unit will be converted into one Surviving Partnership Special Unit.

Fractional Shares

To the extent that a Moody I stockholder or holder of Moody I OP Units would otherwise be entitled to receive a fraction of a share of Moody II common stock or fraction of a unit of the Surviving Partnership, computed on the basis of the aggregate number of shares of Moody I common stock or Moody I OP Units held by such holder, such holder shall instead receive a cash payment (without interest) in lieu of a fractional share or unit in an amount determined by multiplying (i) the fraction of a share or unit to which such holder would otherwise be entitled by (ii) $25.00.

Election Mechanics

As noted above, each holder of a share of Moody I common stock will have the right to elect to receive either the cash consideration or the stock consideration with respect to each share of Moody I common stock held. To enable such election, Moody II has prepared a form reasonably acceptable to the Moody I Special Committee, which we refer to as a “form of election,” which is being mailed to holders of Moody I common stock at the same time as this proxy statement/prospectus. In accordance with the Merger Agreement, Moody II has appointed an exchange agent to handle the receipt of elections, and the payment and delivery of the merger consideration and partnership merger consideration. An election will only be deemed to be properly made if a properly completed and signed form of election, along with any stock certificates or other required documents, is received by the exchange agent by the “election deadline,” which is the later of (a) the day before the Moody I special meeting or (b) the date that Moody I and Moody II will agree is five business days before the closing of the Mergers; provided, that Moody I and Moody II may announce a later date for the election deadline via a press release. Moody I and Moody II will issue a joint press release announcing the anticipated date of the election deadline between five (5) and fifteen (15) business days before the election deadline. A holder of Moody I common stock may revoke his or her election at any time prior to the election deadline by submitting a properly completed and signed revised form of election or by withdrawing any stock certificates submitted to the exchange agent prior to the election deadline. In addition, all elections will be automatically deemed revoked upon receipt by the exchange agent of a written notice from Moody I or Moody II that the Merger Agreement has been terminated in accordance with its terms.

If a holder of Moody I common stock does not return a properly completed form of election to the exchange agent by the election deadline, such holder will be deemed to have made a stock election with respect to all shares held by such person.

The Charter Amendment

The Charter Amendment would remove from the Moody I charter certain substantive and procedural protections on “Roll-Up Transactions” involving a “Roll-Up Entity.” (See “Proposals Submitted to Moody I Stockholders—Charter Amendment proposal” for definitions of these terms.) Absent the Charter Amendment, the Merger would be a “Roll-Up Transaction” under the definition in the Moody I charter. Pursuant to “Roll-Up” provisions of the Moody I charter, Moody I stockholders who vote “no” on the proposal to approve the Merger would be entitled to the choice of: (1) accepting the stock consideration or (2) one of the following: (a) remaining as holders of Moody I’s common stock and preserving their interests therein on the same terms and conditions as existed previously or (b) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of Moody I’s net assets. In addition, under the Moody I charter, Moody I would be prohibited from participating in any Roll-Up Transaction: (1) that would result in the common stockholders having voting rights in a Roll-Up Entity that are less than those provided in the Moody I charter, (2) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor, (3) in which investors’ rights to access of records of the Roll-Up Entity will be less than those provided in the Moody I charter or (4) in which any of the costs of the Roll-Up Transaction would be borne by Moody I if the Roll-Up Transaction is rejected by the Moody I stockholders. The provisions of the Moody I charter subject to the Charter Amendment would also require Moody I to obtain an appraisal of its assets from an independent appraiser.

Moody I believes that the effect of these provisions, if not amended, would have made the Merger more difficult and costly to complete. Because of the effect of these provisions on the Merger, the Moody II Board and Moody I Board determined that it was necessary to amend the Moody I charter to eliminate these provisions. Accordingly, approval of the Charter Amendment is a condition to each party’s obligation to complete the Merger. See “Proposals Submitted to Moody I Stockholders—Charter Amendment Proposal” beginning on page 60 for a detailed discussion of the Charter Amendment.

Related Agreements

Concurrently with the execution and delivery of the Merger Agreement, Moody I, Moody I OP, Moody II, Moody I Advisor, and Moody National entered into the Termination Agreement (included as Exhibit A to the Merger Agreement, which is attached hereto), which will become effective at effective time of the Merger and provides for the termination of the Existing Moody I Advisory Agreement and the payment of the advisor termination payment to Moody I Advisor as provided therein.

Also concurrently with the execution and delivery of the Merger Agreement, Moody II, Moody II OP and Moody II Advisor entered into an Amended and Restated Advisory Agreement, or the “Moody II Amended and Restated Advisory Agreement,” (included as Exhibit D to the Merger Agreement, which is attached hereto), which will become effective at the effective time of the Merger. See “—Certain Fees and Expense Reimbursements Payable in Connection with the Merger” and “Related Agreements” for more information about the Termination Agreement and the Moody II Amended and Restated Advisory Agreement.

Recommendation of the Moody I Board (See page 69)

Based on the recommendation of the Moody I Special Committee, the Moody I Board has determined that the Merger Agreement, the Charter Amendment, the Mergers and the other transactions contemplated by the Merger Agreement are fair, reasonable, advisable and in the best interests of Moody I and its stockholders, and has authorized, approved, adopted and declared advisable the Merger Agreement and the Charter Amendment, subject to any stockholder approval required by law. The Moody I Board has directed that the Merger and the Charter Amendment (as they may be separately required to be proposed or presented) be submitted to the holders of shares of Moody I common stock for consideration at the Moody I special meeting and the Moody I Board recommends that the Moody I stockholders vote FOR the proposal to approve the Merger, FOR the proposal to approve the Charter Amendment and FOR the adjournment proposal.

Summary of Risk Factors Related to the Mergers (See page 31)

You should consider carefully all the risk factors, together with all of the other information included in this proxy statement/prospectus, before deciding how to vote. The risks related to the Mergers and the related transactions are described under the caption “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 31. Certain of the significant risks are summarized below.

●	The exchange ratio is fixed and will not be adjusted to reflect any further changes in the value of Moody I common stock or Moody II common stock.

●	Depending on the number of shares of Moody I common stock for which an election has been made to receive the cash consideration, Moody II may not raise the funds necessary to pay the cash consideration before 11:59 p.m. New York time on September 30, 2017, which we refer to as the “outside date.”

●	The Merger and the Charter Amendment are subject to approval by Moody I stockholders.

●	Moody I stockholders and Moody II stockholders will be diluted by the Merger.

●	If the Mergers do not occur, Moody I or Moody II may incur payment obligations to Moody II or Moody I, respectively.

●	Failure to complete the Mergers could negatively impact the future business and financial results of Moody I, Moody II or both.

●	The pendency of the Mergers could adversely affect the business and operations of Moody I, Moody II or both.

●	Certain directors and executive officers of Moody I have interests in seeing the Mergers completed that are different from, or in addition to, those of other Moody I stockholders.

●	The Merger Agreement contains provisions that grant each of the Moody I Special Committee and Moody II a general ability to terminate the Merger Agreement, notwithstanding stockholder approval, based on mutual written consent.

●	If the Merger is not consummated by the outside date, either the Moody I Special Committee or Moody II may terminate the Merger Agreement.

●	The Merger Agreement contains “go shop” provisions that grant the Moody I Special Committee the ability to terminate the Merger Agreement and accept a superior merger proposal within the go shop period time limitations in the Merger Agreement.

The Moody I Special Meeting

The Moody I special meeting will be held at 6363 Woodway Drive, Houston, Texas, 77057, on              , 2017, commencing at                , local time. The purpose of the Moody I special meeting is:

1.	to consider and vote on a proposal to approve the Merger;

2.	to consider and vote on a proposal to approve the Charter Amendment; and

3.	to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger and the Charter Amendment, which we refer to as the “adjournment proposal.”

Approval of the proposal to approve the Merger and approval of the proposal to approve the Charter Amendment require the affirmative vote of the holders of at least a majority of the outstanding shares of Moody I common stock entitled to vote on each such proposal. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal.

Stockholders Entitled to Vote; Vote Required

Moody I stockholders of record who owned shares of Moody I common stock at the close of business on the Moody I record date are entitled to notice of, and to vote at, the Moody I special meeting and any adjournments or postponements thereof, other than those not entitled to vote on the Merger pursuant to the Moody I charter. On the Moody I record date, there were               shares of Moody I common stock outstanding, of which               shares were entitled to vote at the Moody I special meeting, held by approximately               holders of record.

The Moody I charter and bylaws provide that the presence in person or by proxy of stockholders entitled to cast at least a majority of all the votes entitled to be cast constitutes a quorum at a meeting of its stockholders. Shares that are voted, shares abstaining from voting and broker non-votes are treated as being present at the Moody I special meeting for purposes of determining whether a quorum is present.

Approval of the proposal to approve the Merger and approval of the proposal to approve the Charter Amendment require the affirmative vote of the holders of at least a majority of the outstanding shares of Moody I common stock entitled to vote on each such proposal. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Your vote as a Moody I stockholder is important. Accordingly, please promptly submit your proxy whether or not you plan to attend the Moody I special meeting in person.

See “The Moody I Special Meeting—Abstentions” beginning on page 57 for a description of the effect of abstentions with respect to the above proposals.

Your vote is very important. You are encouraged to authorize your proxy as promptly as possible. If you do not indicate how your shares of Moody I common stock should be voted on a matter, the shares of Moody I common stock represented by your properly executed proxy will be voted as the Moody I Board recommends and therefore FOR the proposal to approve the Merger, FOR the proposal to approve the Charter Amendment and FOR the adjournment proposal. If you do not provide voting instructions to your broker or other nominee, your shares of Moody I common stock will NOT be voted at the meeting and will be considered broker non-votes.

Share Ownership of Directors and Executive Officers of Moody I

The Moody I charter provides that, with respect to shares of Moody I common stock owned by Moody I Advisor, any director of Moody I or any of their respective affiliates, neither the Moody I Advisor, the directors of Moody I and their affiliates (including Moody II, Moody II Advisor and any of the directors of Moody II) may vote on matters submitted to the Moody I stockholders regarding any transaction between Moody I and any of them. At the close of business on the Moody I record date, the directors and executive officers of Moody I and their affiliates held               shares of Moody I common stock (excluding certain shares that, according to the Moody I charter, may not be voted on the Merger), collectively representing approximately          % of the all the shares Moody I common stock outstanding and entitled to vote. In addition, as of the Moody I record date, Brett C. Moody and Charles L. Horn, both of whom are also directors of Moody II held               and               shares of Moody II common stock, respectively. See “Security Ownership of Certain Beneficial Owners, Directors and Management—Moody I” and “Security Ownership of Certain Beneficial Owners, Directors and Management—Moody II” on pages 89 and 90, respectively.

Directors and Executive Officers of the Combined Company

Following the consummation of the Mergers, the Combined Company’s board of directors will consist of the following five members, all of whom are current directors of Moody I and/or Moody II: Brett C. Moody, Charles L. Horn, Clifford P. McDaniel, William H. Armstrong and John P. Thompson. Mr. Moody will serve as the Chairman of the board of directors of the Combined Company, and each of Messrs. Horn, McDaniel, Armstrong and Thompson will be independent directors of the Combined Company. Mr. Moody will serve as Chief Executive Officer and President of the Combined Company. Robert W. Engel will serve as Chief Financial Officer, Treasurer and Secretary of the Combined Company. Messrs. Moody and Engel currently hold the same positions for each of Moody I and Moody II.

Interests of Moody I’s and Moody II’s Directors and Executive Officers in the Merger

In addition to their interests in the Mergers as stockholders, some of the Moody I and Moody II directors and executive officers have interests in the Mergers that differ from, or are in addition to, the interests of the Moody I stockholders. The Moody I Special Committee and Moody I Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Mergers, the Merger Agreement, the Termination Agreement and Charter Amendment. For a description of these interests, refer to the section entitled “The Mergers—Interests of Moody I and Moody II Directors and Executive Officers in the Merger” beginning on page 88.

Affiliation of Moody I and Moody II

Moody I and Moody II are affiliated entities that are both sponsored by the Sponsor, which is owned and controlled by Brett C. Moody. The Sponsor controls both Moody I Advisor and Moody II Advisor. Brett C. Moody also serves as the Chairman of both the Moody I Board and the Moody II Board. In addition, Brett C. Moody serves as President and Chief Executive Officer of Moody I and Moody II, and Robert W. Engel, who is also an employee of the Sponsor, serves as Chief Financial Officer, Treasurer and Secretary of Moody I and Moody II. Charles L. Horn serves as an independent director on the Moody I Board and the Moody II Board, and is the Chairman of the audit committees of both boards.

Officers and Directors of the Combined Company

Pursuant to the Merger Agreement and as noted above, two members of the Moody I Board—Messrs. Armstrong and Thompson—will be elected to the Moody II Board upon consummation of the Mergers. In addition, Mr. Moody will serve as Chairman of the board of directors, President and Chief Executive Officer of the Combined Company, and Mr. Engel will serve as Chief Financial Officer, Secretary and Treasurer of the Combined Company.

Termination Agreement

In connection with the Mergers, pursuant to the Termination Agreement, the Existing Moody I Advisory Agreement will be terminated and Moody I Advisor will receive an advisor termination payment of $5,580,685. Moody I Advisor is controlled by the Sponsor, which is owned and managed by Brett C. Moody.

Additionally, also pursuant to the Termination Agreement, Moody Holdings will receive a payment not to exceed $613,751 in consideration of the cancellation of certain special partnership units in Moody I OP held by Moody Holdings. The sole member of Moody Holdings is the Sponsor, which is owned and managed by Brett C. Moody.

Conversion of Outstanding Shares of Moody I Common Stock; Treatment of Moody I Restricted Stock

Shares of Moody I common stock owned by executive officers and directors of Moody I will be converted into the right to receive shares of Moody II common stock on the same terms and conditions as the other Moody I stockholders. As of the Moody I record date, the executive officers and directors of Moody I beneficially owned, in the aggregate,               shares of Moody I common stock (including               shares held by the Sponsor, which is an entity controlled by Mr. Moody).

Independent directors of Moody I are also entitled to take part in an independent directors compensation plan. Pursuant to the independent directors compensation plan, each of Moody I’s then-current independent directors was granted 5,000 shares of restricted common stock when the minimum offering amount of $2,000,000 in the Moody I initial public offering was raised. Subsequently, each new independent director that joined the Moody I Board received 5,000 shares of restricted stock on the date he or she joined the Moody I Board. In addition, on the date of each of the first four annual meetings of stockholders at which an independent director is re-elected to the Moody I Board, he or she received 2,500 restricted shares. Subject to certain conditions, such restricted stock vests and become non-forfeitable in equal quarterly installments beginning on the first day of the first quarter following the date of grant; or will become fully vested on the earlier to occur of (1) the termination of the independent director’s service as a director due to his or her death or disability or (2) a change in control of our company. As of the date of this proxy statement/prospectus, all shares of restricted stock granted pursuant to Moody I’s independent directors compensation plan had vested.

Indemnification and Insurance

For a period of six years after the effective time of the Merger, pursuant to the terms of the Merger Agreement and subject to certain limitations, Moody II will, and will cause the Surviving Entity to, indemnify, defend and hold harmless among others, current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of Moody I or any subsidiaries of Moody I, which we will refer to as the “Indemnified Parties,” for actions at or prior to the effective time of the Merger, including with respect to the transactions contemplated by the Merger Agreement. Moody II and the Surviving Entity have agreed that all rights to indemnification and exculpation from liabilities for acts provided in (i) the governing documents of Moody I or similar organizational documents or agreements of any subsidiary of Moody I and (ii) any indemnification agreements of Moody I will survive the Mergers and will continue in full force and effect in accordance with their terms. For a period of six years after the effective time of the Merger, the organizational documents of Moody II and the Surviving Entity and the organizational documents of any subsidiary of Moody II or subsidiary of Moody I will not have indemnification and director and officer liability limitation provisions less favorable than such provisions in the Moody I organizational documents.

Moody II has agreed to cause the Surviving Entity to maintain Moody I’s current directors’ and officers’ liability insurance policies for a period of six years after the effective time of the Merger. Notwithstanding the previous sentence, (i) the Surviving Entity may substitute directors’ and officers’ liability insurance policies from one or more insurance carriers with terms and retentions that are no less favorable in the aggregate than the coverage provided under Moody I’s existing policies, or (ii) Moody I may, in consultation with Moody II, obtain extended reporting period coverage under Moody I’s existing insurance programs for a period of six years after the effective time of the Merger. Notwithstanding the foregoing, (i) the Surviving Entity will not be required to pay annual premiums in excess of (for any one year) 300% of the annual premium currently paid by Moody I for such insurance, and (ii) if the annual premiums exceed 300%, the Surviving Entity will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium.

Acquisition Fees

In connection with the Mergers, pursuant to the Moody II Amended and Restated Advisory Agreement, Moody II Advisor will be entitled to an acquisition fee of 1.5% of the aggregate net cash consideration paid to Moody I stockholders in the Merger. However, during the first year following the consummation of the Mergers, if Moody II sells a property previously owned by Moody I, then any disposition fee to which the Moody II Advisor would be entitled will be reduced by an amount equal to the portion of the Moody I Advisor termination payment described above attributable to such property.

Stockholder Servicing Fees

Moody II intends to pay Moody Securities the stockholder servicing fees, 100% of which will be re-allowed to the Moody I participating broker-dealers. Aggregate stockholder servicing fees could range from approximately $5,797,034 if the Moody I stockholders elect to receive the maximum amount of cash consideration permitted under the Merger Agreement, to $11,594,068 if the Moody I stockholders elect to receive no cash consideration. No stockholder servicing fees will be paid with respect to the cash consideration. In the event that the Merger is not consummated, no stockholder servicing fees will be paid. See “Stockholder Servicing Arrangements” for more information.

Appraisal Rights in the Merger

Moody I stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL in connection with the Merger or the Charter Amendment.

Since the consummation of the Merger is conditioned on the approval of the Charter Amendment, Moody I stockholders who vote “no” with respect to the Merger will not be entitled to receive cash in an amount equal to the stockholder’s pro rata share of the appraised value of Moody I’s net assets.

Conditions to Completion of the Mergers

As more fully described in this proxy statement/prospectus and the Merger Agreement, the obligation of each of Moody I and Moody II to complete the Mergers and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver by each of the parties, at or prior to the effective time of the Mergers, of a number of closing conditions. These conditions include, among others:

●	all consents, authorizations, orders or approvals of certain governmental authorities and agencies necessary for the consummation of the Mergers and the other transactions contemplated by the Merger Agreement shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated;

●	approval by the Moody I stockholders of the Merger and the Charter Amendment;

●	the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Mergers, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by the Merger Agreement; and

●	the registration statement of which this proxy statement/prospectus is a party having been declared effective by the Securities and Exchange Commission, or the “SEC,” no stop order suspending the effectiveness of such registration statement having been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not withdrawn.

Neither Moody I nor Moody II can give any assurance as to when or if all of the conditions to the consummation of the Mergers will be satisfied or waived or that the Mergers will occur.

Regulatory Approvals Required for the Mergers

Pursuant to the Merger Agreement, as a condition to the closing of the Merger, Moody II must deliver to Moody I an opinion of Moody’s II’s counsel to the effect that Moody II will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its proposed method of operation will enable Moody II to meet, for its taxable year that includes the date and time on which the Mergers are consummated, the requirements for qualification and taxation as a REIT under the Code. Moody II has recently determined that it may have not made a timely election to treat its Taxable REIT Subsidiary, or “TRS,” as a TRS for its tax year ended December 31, 2016, which could prevent Moody II from qualifying a REIT for such tax year. Moody II has requested relief from the Internal Revenue Service, or the “IRS,” with respect to any such inadvertent failure and anticipates having such relief before it files its 2016 federal income tax return. Moody II has not yet obtained such relief. If Moody II is unable to obtain such relief, it may not be able to satisfy the foregoing closing condition.

The Mergers may be subject to other regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. Moody II and Moody I are currently working to evaluate and comply in all material respects with such requirements, as applicable, and do not currently anticipate that they will hinder, delay or restrict completion of the Mergers.

It is possible that one or more of the regulatory approvals required to complete the Mergers will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the Mergers.

See “The Mergers—Regulatory Approvals Required for the Mergers” beginning on page 91.

“Go Shop” Period, No Solicitation and Change in Recommendation

Pursuant to the terms of the Merger Agreement, until 11:59 p.m. (New York City time) on December 31, 2016, which we refer to as the “Go Shop Period End Time,” Moody I has a “go shop” right that allows Moody I and its subsidiaries to directly or indirectly do the following; we refer to the provisions related to the go shop right in the Merger Agreement as the “go shop provisions:”

●	initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as such term is defined in “The Merger Agreement—No Solicitations of Transaction by Moody I”), including by way of (A) contacting third parties, (B) broadly disseminating public disclosure or (C) providing access to the properties, offices, assets, books, records and personnel of Moody I and its subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more acceptable confidentiality agreements; provided, however, that Moody I has previously or contemporaneously furnished, made available or provided access to such non-public information to Moody II;

●	enter into, continue or otherwise participate in any discussions or negotiations with any person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal;

●	release any person from, or refrain from enforcing, any standstill agreement or similar obligation to Moody I or its subsidiaries; or

●	disclose to the Moody I stockholders any information required to be disclosed under applicable law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the Moody I Board with respect to the Merger Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change (as such term is defined in “The Merger Agreement—No Solicitation of Transactions by Moody”) if not accompanied by an express public re-affirmation of the recommendation of the Moody I Board in favor of the Mergers and the Merger Agreement.

Beginning at the Go Shop Period End Time, except as described below, the Merger Agreement provides that Moody I may not, and will cause its subsidiaries not to, do any of the following:

●	initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes any Acquisition Proposal;

●	enter into, continue or otherwise participate in any discussions or negotiations with any person, or furnish to any person, any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal;

●	release any person from or fail to enforce any standstill agreement or similar obligation to Moody I or its subsidiaries;

●	make an Adverse Recommendation Change;

●	enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal; or

●	take any action to exempt any person from any takeover statute or similar restrictive provision of the Moody I charter and related documents.

Notwithstanding the foregoing, at any time up to five business days after the Go Shop Period End Time, the Moody I Board may, upon receipt of an Acquisition Proposal from a Go Shop Bidder (as such term is defined in “The Merger Agreement—No Solicitation of Transactions by Moody I”) that constitutes a Superior Proposal (as such term is defined in “The Merger Agreement— No Solicitation of Transactions by Moody I”), give notice of its intention to terminate the Merger Agreement and enter into an agreement related to such Superior Proposal. There are several conditions to taking such action:

●	the foregoing determination must be made in good faith and upon the determination that failing to take such action would be inconsistent with the directors’ duties under applicable law;

●	Moody I must notify Moody II in writing of the Superior Proposal, attaching the most current version of such proposal; and

●	during the five business days after Moody II receives such notice, Moody I must offer to negotiate with Moody II (and negotiate in good faith) with respect to making adjustments to the terms of the Merger Agreement so that the subject Superior Proposal no longer is a Superior Proposal.

In addition, at any time beginning on the sixth business day after the Go Shop Period End Time but before receiving the necessary approvals of the Moody I stockholders, the Moody I Board may, upon receipt of an Acquisition Proposal that constitutes a Superior Proposal, make an Adverse Recommendation Change, but may not terminate the Merger Agreement. There are several conditions to taking such action:

●	the foregoing determination must be made in good faith and upon the determination that failing to take such action would be inconsistent with the directors’ duties under applicable law;

●	Moody I must notify Moody II in writing of the intent to make the Adverse Recommendation Change; and

●	during the five business days after Moody II has receive such notice, Moody I must offer to negotiate with Moody II (and negotiate in good faith) with respect to making adjustments to the terms of the Merger Agreement so that the subject Superior Proposal no longer is a Superior Proposal.

For more information, see “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions by Moody I” beginning on page 131.

Termination of the Merger Agreement

Moody II and the Moody I Special Committee may, by written consent, mutually agree to terminate the Merger Agreement before completing the Merger, even after approval of the Moody I stockholders.

In addition, either Moody II or the Moody I Special Committee (so long as Moody II or Moody I, as applicable, are not at fault) may terminate the Merger Agreement upon the following events:

●	if the Merger has not occurred by the outside date;

●	if a court or other governmental authority issues a final order prohibiting the Mergers; or

●	if the required approvals of the Moody I stockholders are not obtained.

The Moody I Special Committee may also terminate the Merger Agreement if:

●	Moody II, Moody II OP or Merger Sub breaches or fails to perform any of its obligations under the Merger Agreement that would result in the failure of any of the conditions in the Merger Agreement; or

●	Moody I accepts a Superior Proposal from a Go Shop Bidder within five business days after the Go Shop Period End Time.

Moody II may also terminate the Merger Agreement if:

●	Moody I, Moody I OP or other related parties breaches or fails to perform any of its obligations under the Merger Agreement that would result in the failure of any of the conditions in the Merger Agreement; or

●	any time following the date that is five business days after the Go Shop Period End Time, any of the following occur: (a) an Adverse Recommendation Change, (b) the approval of an Acquisition Proposal by the Moody I Board, (c) a tender offer for the Moody I common stock is commenced and the Moody I Board fails to recommend against such tender offer and fails to reaffirm its recommendation that the Moody I stockholders approve the Merger and the Charter Amendment, (d) the Moody I Board fails to include its recommendation in the proxy statement to the Moody I stockholders or (e) Moody I materially violates the go shop provisions.

For more information regarding the rights of Moody II and Moody I to terminate the Merger Agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 139.

Termination Fees; Expenses

Generally, all fees and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses. However, if the Merger Agreement is terminated in connection with Moody I’s acceptance of an Acquisition Proposal or making an Adverse Recommendation Change, then Moody I will pay to Moody II a termination fee of either $1,000,000 or $2,000,000, which we refer to as the “termination fee,” depending on the occurrence of certain conditions, plus an expense reimbursement fee of up to $500,000. If the Merger Agreement is terminated by Moody I or Moody II because of an uncured material breach by the other party, then the breaching party will pay the terminating party an expense reimbursement fee of up to $500,000, either such fee an “expense reimbursement fee.”

For more information regarding the expense reimbursement fee, see “The Merger Agreement—Termination of the Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 139.

Material U.S. Federal Income Tax Consequences of the Mergers

The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Provided that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the Moody I stockholders generally will not recognize any gain or loss for U.S. federal income tax purposes to the extent that they exchange of shares of Moody I common stock for shares of Moody II common stock in the Merger, except with respect to any cash consideration received by such holder, including any cash received in lieu of fractional shares of Moody II common stock. A U.S holder of Moody I common stock who receives solely cash in exchange for shares of Moody I common stock pursuant to the Merger generally will recognize gain or loss equal to the difference between the amount of cash received and such holder’s adjusted U.S. federal income tax basis in the shares of Moody I common stock surrendered. A U.S. holder of Moody I common stock who receives a combination of Moody II common stock and cash in exchange for shares of Moody I common stock pursuant to the Merger generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess sum of the amount of cash, other than cash received in lieu of a fractional share of Moody II common stock, and the fair market value of the Moody II common stock received pursuant to the Merger over such holder’s adjusted U.S. federal income tax basis in its shares of Moody I common stock surrendered) and (2) the amount of cash received pursuant to the Merger (excluding any cash received in lieu of a fraction share of Moody II common stock). A holder of Moody I common stock generally will recognize gain or loss with respect to cash received in lieu of a fractional share of the Combined Company common stock in the Merger measured by the difference, if any, between the amount of cash received for such fractional share and the holder’s tax basis in such fractional share. It is a condition to the completion of the Merger that Moody I and Moody II each receive an opinion from its respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

The Partnership Merger is intended to be treated as an exchange under Section 721 of the Code of the assets of Moody II OP to Moody I OP for interests in Moody I OP which will be distributed to the partners of Moody I OP in liquidation of Moody II OP.

For further discussion of the material U.S. federal income tax consequences of the Mergers and the ownership of Moody II common stock, see “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 95.

Accounting Treatment of the Merger

The Mergers will be accounted for as an integrated business combination transaction by Moody II in accordance with Accounting Standards Codification Topic 805, Business Combinations. In applying the acquisition method specified by this guidance, it is necessary to identify an accounting acquirer which may be different than the legal acquirer. Factors considered in identifying an accounting acquirer include, but are not limited to, the relative size of the merging companies, which entity issues additional shares in conjunction with the Merger, the relative voting interests of the respective stockholders after consummation of the Merger, and the composition of the board of directors and senior management after consummation of the Merger.

After consideration of these factors, Moody II has been identified as the accounting acquirer. In reaching this conclusion, emphasis was placed on the anticipated relative voting interests of the respective stockholders subsequent to the Mergers and the fact that Moody II initiated the transaction and will issue its shares as a component of the consideration. Accordingly, Moody I’s assets (including any identifiable intangible assets) and liabilities will be recorded at their respective fair values at the date of the Mergers.

The estimated fair value of the assets acquired, liabilities assumed and consideration transferred may change significantly until such time that the Mergers close. Additionally, the percentage of stockholders electing cash consideration could impact the conclusions above regarding which entity is considered the accounting acquirer. Consolidated financial statements of the Combined Company issued after the Mergers will reflect these fair value adjustments and the consolidated results of operations subsequent to the date of the Mergers. As Moody II has been determined to be the accounting acquirer, its historical financial statements will become the historical financial statements of the Combined Company upon consummation of the Mergers. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus.

Opinion of the Moody I Special Committee’s Financial Advisor

On November 15, 2016, FBR Capital Markets & Co., which we refer to as “FBR,” orally rendered its opinion to the Moody I Special Committee (which was confirmed by delivery of FBR’s written opinion, dated November 16, 2016, to the Moody I Special Committee) as to the fairness, from a financial point of view and as of such date, to Moody I stockholders (other than Moody II, Merger Sub or any of their respective affiliates) of the consideration to be received by the Moody I stockholders in the Merger pursuant to the Merger Agreement, which opinion was based on and subject to the procedures followed, assumptions made and limitations and qualifications on the review undertaken and other matters considered by FBR in connection with its opinion.

FBR’s opinion was directed to the Moody I Special Committee (in its capacity as such), addressed only the fairness, from a financial point of view, as of November 16, 2016, to Moody I stockholders of the consideration in the Mergers and did not address any other portion, aspect or implication of the Mergers, the related transactions or otherwise or any other agreement, arrangement or understanding. The summary of FBR’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of FBR’s written opinion, which is attached as Annex C to this proxy statement/prospectus and describes the procedures followed, assumptions made and limitations and qualifications on the review undertaken and other matters considered by FBR in connection with its opinion. However, neither FBR’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Moody I Special Committee, Moody I Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Mergers, any related transactions or otherwise.

See “The Mergers—Opinion of the Moody I Special Committee’s Financial Advisor” beginning on page 76.

Comparison of Rights of Moody II Stockholders and Moody I Stockholders

At the effective time of the Merger, Moody I stockholders will become Moody II stockholders and, accordingly, their rights will be governed by the Moody II charter and bylaws and the laws of the State of Maryland. The Moody II charter and bylaws contain provisions that are different from the Moody I charter and bylaws in a number of ways.

For a summary of certain differences between the rights of Moody II stockholders and Moody I stockholders, see “Comparison of Rights of Moody I Stockholders and Moody II Stockholders” beginning on page 153.

Stockholder Servicing Arrangements

Moody II intends to enter into the stockholder servicing coordination agreement with Moody Securities, pursuant to which Moody II will pay to Moody Securities stockholder servicing fees with respect to certain shares of Moody II common stock issued as stock consideration. Moody Securities intends to enter into separate servicing agreements with the Moody I participating broker-dealers, pursuant to which the Moody I participating broker-dealers will agree to help their clients who are Moody I stockholders understand the Merger and the Charter Amendment and to answer their questions with respect to the right to elect to receive the stock consideration or cash consideration and how to complete the materials accompanying this proxy statement/prospectus.

Pursuant to the stockholder servicing coordination agreement, Moody II intends to pay to Moody Securities a per share stockholder servicing fee of $2.13 per share of Moody II common stock paid as stock consideration to each Moody I stockholder whose financial advisor is affiliated with a Moody I participating broker-dealer. This fee represents 8.5% of the $25.00 value per share ascribed to the Moody II common stock in the Merger.

Moody Securities will reallow 100% of the stockholder servicing fees it receives to the Moody I participating broker-dealers. Each Moody I participating broker-dealer will receive aggregate stockholder servicing fees equal to the product of (i) the total number of shares of Moody II common stock paid as stock consideration to the Moody I stockholders who are clients of such Moody I participating broker-dealer multiplied by (ii) the per share stockholder servicing fee of $2.13. Aggregate stockholder servicing fees could range from approximately $5,797,034 if the Moody I stockholders elect to receive the maximum amount of cash consideration permitted under the Merger Agreement, to $11,594,068 if the Moody I stockholders elect to receive no cash consideration. No stockholder servicing fees will be paid with respect to the cash consideration.

Although Moody Securities will not retain any of the stockholder servicing fees or otherwise receive or retain any compensation for its services under the stockholder servicing coordination agreement, because Moody Securities is an affiliate of the Moody II Advisor, the stockholder servicing agreement must be approved by a majority of the Moody II directors (including a majority of the independent directors) not otherwise interested in the transaction, as fair and reasonable to Moody II and on terms no less favorable to Moody II than available from third parties. Moody Securities also serves as the dealer-manager for Moody II’s ongoing initial public offering. Financial advisors who provide the stockholder services to Moody I stockholders pursuant to the stockholder agreements will be required to disclose to each Moody I stockholder for which the services are provided that the financial advisor has a conflict of interest regarding the compensation arrangements under the agreement to provide for fees payable only to the extent that the Moody I stockholder receives Moody II common stock in the Merger. Financial advisors whose clients elect to receive cash consideration in the Merger will not receive stockholder servicing fees with respect to that portion of the merger consideration.

Selected Historical Financial Information of Moody II

The following table sets forth selected consolidated financial information for Moody II. The selected consolidated balance sheet data as of December 31, 2015 and 2014, and for the year ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014 have been derived from Moody II’s audited consolidated financial statements. The selected consolidated balance sheet data as of September 30, 2016 and selected consolidated financial data for the nine months ended September 30, 2016 and 2015, have been derived from Moody II’s unaudited consolidated financial statements and related notes. The following information should be read together with Moody II’s historical consolidated financial statements and notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Moody II’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which are attached as Annex F and Annex G to this proxy statement/prospectus, respectively.

Moody National REIT II, Inc.

Consolidated Balance Sheet Data

	As of September 30,	As of December 31,
	2016	2015	2014
Total assets	$115,968,336	$29,798,425	$198,624
Total liabilities	$63,414,985	$17,537,214	$—
Special limited partnership interests	$1,000	$1,000	$1,000
Total equity	$52,552,351	$12,260,211	$197,624

Moody National REIT II, Inc.

Consolidated Statements of Operations Data

	Nine Months Ended September 30, 2016	Year ended December 31, 2015	Period from July 25, 2014 (inception) to December 31, 2014
STATEMENT OF OPERATIONS DATA:
Total revenue	$10,829,822	$1,077,074	$—
Total expenses	$11,311,426	$1,598,377	$2,376
Gain on acquisition of hotel property	$—	$2,000,000	$—
Income tax benefit	$165,000	$6,000	$—

Net income (loss)	$(646,604)	$1,484,697	$(2,376)

STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used in) operating activities	$1,507,707	$(18,993)	$(2,376)
Net cash used in investing activities	$(75,499,724)	$(25,683,518)	$—
Net cash provided by financing activities	$84,722,015	$27,084,854	$201,000

OTHER DATA:
Distributions declared	$1,923,973	$217,365	$—

PER SHARE DATA – BASIC AND DILUTED:
Net income (loss) attributable to common stockholders	$(0.44)	$10.93	$(0.30)
Distributions declared	$1.31	$0.88	$—
Weighted average shares outstanding	1,457,638	135,854	8,000

Selected Historical Financial Information of Moody I

The following sets forth selected consolidated financial information for Moody I. The selected consolidated statements of operations data for each of the years in the five-year period ended December 31, 2015 and the selected consolidated balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2015 have been derived from Moody I’s audited consolidated financial statements included in Moody I’s Annual Report on Form 10-K for the year ended December 31, 2015, a copy of which is included in Annex D to this proxy statement/prospectus. The selected consolidated balance sheet data as of September 30, 2016 and selected consolidated financial data for the nine months ended September 30, 2016 and 2015, have been derived from Moody I’s unaudited consolidated financial statements and related notes. The following information should be read together with Moody I’s historical consolidated financial statements and notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Moody I’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which are attached as Annex D and Annex E to this proxy statement/prospectus, respectively.

Moody National REIT I, Inc.

Consolidated Balance Sheet Data

	As of September 30,	As of December 31,
	2016	2015	2014	2013	2012	2011
Total assets	$273,247,259	$289,868,288	$190,758,473	$70,917,596	$29,086,245	$21,940,218
Total liabilities	$178,200,119	$185,538,492	$117,231,765	$46,281,943	$18,383,618	$16,801,869
Special partnership units	$1,000	$1,000	$1,000	$1,000	$1,000	$1,000
Total equity	$95,046,140	$104,328,796	$73,525,708	$24,634,653	$10,701,627	$5,137,349

Moody National REIT I, Inc.

Consolidated Statements of Operations Data

	Nine Months Ended	Year Ended December 31,
	September 30, 2016	2015	2014	2013	2012	2011
STATEMENT OF OPERATIONS DATA:
Total revenue	$47,288,982	$52,167,132	$23,987,274	$8,245,685	$1,094,920	$383,413
Total expenses	$50,146,290	$58,567,606	$29,801,751	$9,597,142	$1,280,740	$474,356
Gain on sale of hotel property	$—	$10,145,221	$—	$—	$—	$—
Gain on acquisition of hotel property	$—	$2,698,113	$—	$—	$—	$—
Income tax expense (benefit)	$(405,423)	$(492,000)	$(495,200)	$16,200	$—	$—
Total income (loss) from discontinued operations	$—	$—	$—	$—	$1,179,933	$117,403
Net income (loss)	$(2,451,885)	$6,934,860	$(5,319,277)	$(1,367,657)	$994,113	$26,460
STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used in) operating activities	$6,001,864	$4,206,687	$(1,017,179)	$1,367,849	$387,070	$54,942
Net cash provided by (used in) investing activities	$(478,081)	$87,313,323	$64,973,115	$40,107,494	$2,595,923	$1,374,545
Net cash provided by (used in) financing activities	$(13,343,752)	$73,333,792	$84,510,051	$41,353,859	$3,852,064	$1,464,350
OTHER DATA:
Distributions to common stockholders declared	$7,898,848	$10,484,008	$4,762,787	$1,773,715	$761,640	$341,147
PER SHARE DATA – BASIC AND DILUTED:
Net income (loss) attributable to common stockholders	$(0.18)	$0.53	$(0.91)	$(0.65)	$0.65	$(0.12)
Distributions declared	$0.60	$0.80	$0.80	$0.80	$0.80	$0.80
Weighted average shares outstanding	13,191,878	12,667,556	5,950,164	2,213,596	950,374	422,872

Summary Unaudited Pro Forma Condensed Consolidated Financial Information

The following summary unaudited pro forma condensed combined financial information is based on the historical financial statements of Moody I and Moody II after giving effect to the Mergers and the assumptions described in the section “Unaudited Pro Forma Condensed Combined Financial Information.” The Unaudited Pro Forma Condensed Combined Financial Information is presented for informational purposes only and is not necessarily indicative of the future financial position or results of operations of the Combined Company or the combined financial position or results of operations that would have been realized had the Mergers been consummated during the period or as of the dates for which the Unaudited Pro Forma Condensed Combined Financial Information is presented. For more information, see “Unaudited Pro Forma Condensed Consolidated Financial Information” beginning on page F-1.

Moody National REIT II, Inc.

Summary Unaudited Pro Forma Condensed Consolidated Balance Sheet Data

As of September 30, 2016

	Moody National REIT II, Inc. Historical	Moody National REIT I, Inc. Historical	Pro Forma Adjustments	Moody National REIT II, Inc. Pro Forma
Total Assets	$115,968,336	$273,247,259	$50,943,445	$440,159,040
Total Liabilities	$63,414,985	$178,200,119	$37,117,646	$278,732,750
Special Partnership Units	$1,000	$1,000	(1,000)	$1,000
Total Equity	$52,552,351	$95,046,140	$13,826,799	$161,425,290

Moody National REIT II, Inc.

Summary Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended September 30, 2016

	Moody National REIT II, Inc. Historical	Prior Acquisition Pro Forma Adjustments	Moody National REIT I, Inc. Historical	Other Pro Forma Adjustments	Moody National REIT II, Inc. Pro Forma
STATEMENT OF OPERATIONS DATA:
Total revenue	$10,829,822	$5,252,699	$47,288,982	$—	$63,371,503
Total expenses	$11,476,426	$4,828,611	$49,740,867	$(2,541,717)	$63,504,187
Net income (loss)	$(646,604)	$424,088	$(2,451,885)	$2,541,717	$(132,684)
PER SHARE DATA – BASIC AND DILUTED
Net loss attributable to common stockholders	$(0.44)		$(0.18)		$(0.02)
Weighted average shares outstanding	1,457,638		13,191,878		6,597,050

Moody National REIT II, Inc.

Summary Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2015

	Moody National REIT II, Inc. Historical	Prior Acquisition Pro Forma Adjustments	Moody National REIT I, Inc. Historical	Other Pro Forma Adjustments	Moody National REIT II, Inc. Pro Forma
STATEMENT OF OPERATIONS DATA:
Total revenue	$1,077,074	$17,467,079	$52,167,132	$—	$70,711,285
Total expenses	$1,592,377	$15,544,952	$58,075,606	$(1,574,299)	$73,638,636
Gain on sale of hotel property	$—	$—	$10,145,221	$—	$10,145,221
Gain on acquisition of hotel property	$2,000,000	$—	$2,698,113	$—	$4,698,113
Net income	$1,484,697	$1,922,127	$6,934,860	$1,574,299	$11,915,983
PER SHARE DATA – BASIC AND DILUTED
Net income attributable to common stockholders	$10.93		$0.52		$1.79
Weighted average shares outstanding	135,854		12,667,556		6,430,266

Comparative Per Share Market Price and Distribution Information

Moody II’s Distribution Data

The Moody II Board has historically authorized and declared distributions to Moody II stockholders on a quarterly basis that (1) accrue daily to Moody II stockholders of record on each day; (2) are payable in cumulative amounts on or before the 15th day of each calendar month and (3) are calculated at a rate of $0.00479 per share of Moody II common stock per day, which, if paid each day over a 365-day period, is equivalent to a 7.0% annualized distribution rate based on a purchase price of $25.00 per share of Moody II common stock. There can be no assurance that the Moody II Board will continue to authorize and declare such distributions at such amount and frequency, if at all.

The following table summarizes distributions paid in cash and pursuant to the Moody II distribution reinvestment plan for the nine months ended September 30, 2016 and the year ended December 31, 2015:

Period	Cash Distribution	Distribution Paid Pursuant to Distribution Reinvestment Plan(1)	Total Amount of Distribution
First Quarter 2016	$185,952	$84,466	$270,418
Second Quarter 2016	351,169	157,799	508,968
Third Quarter 2016	634,948	229,708	864,656
Total	$1,172,069	$471,973	$1,644,042

First Quarter 2015	$—	$—	$—
Second Quarter 2015	—	—	—
Third Quarter 2015	16,959	5,838	22,797
Fourth Quarter 2015	86,452	40,362	126,814
Total	$103,411	$46,200	$149,611

________________
(1)	Amount of distributions paid in shares of common stock pursuant to the Moody II distribution reinvestment plan.

Moody I’s Distribution Data

The Moody I Board has historically authorized and declared a distribution to its stockholders on a quarterly basis that (1) accrues daily to Moody I stockholders of record as of the close of business on each day; (2) is payable in cumulative amounts on or before the 15th day of each calendar month and (3) is calculated at a rate of $0.002192 per share of Moody I common stock per day, which, if paid each day over a 365-day period, is equivalent to an 8.0% annualized distribution rate based on a purchase price of $10.00 per share of Moody I common stock. There can be no assurance that the Moody I Board will continue to authorize and declare such distributions at such amount and frequency, if at all.

The following table summarizes distributions paid in cash and pursuant to the Moody I distribution reinvestment plan for the nine months ended September 30, 2016 and the year ended December 31, 2015.

Period	Cash Distribution	Distribution Paid Pursuant to Distribution Reinvestment Plan(1)	Total Amount of Distribution
First Quarter 2016	$1,643,571	$965,287	$2,608,858
Second Quarter 2016	1,683,097	967,084	2,650,181
Third Quarter 2016	1,703,955	954,614	2,658,569
Total	$5,030,623	$2,886,985	$7,917,608

First Quarter 2015	$1,348,289	$746,826	$2,095,115
Second Quarter 2015	1,623,871	964,050	2,587,921
Third Quarter 2015	1,980,101	978,008	2,958,109
Fourth Quarter 2015	1,653,259	943,606	2,596,865
Total	$6,605,520	$3,632,490	$10,238,010
________________
(1)	Amount of distributions paid in shares of Moody I common stock pursuant to the Moody I distribution reinvestment plan.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 48, you should carefully consider the following risks before deciding whether to vote for the approval of the Merger, the Charter Amendment and the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger and the Charter Amendment. In addition, you should read and consider the risks associated with each of the businesses of Moody II and Moody I because these risks will also affect the Combined Company. Risks in relation to Moody I’s business are described in its Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and other reports filed by Moody I with the SEC. Risks in relation to Moody II’s business are described in its Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and other reports filed by Moody II with the SEC. You should also read and consider the other information in this proxy statement/prospectus.

Risk Factors Relating to the Merger

The exchange ratio will not be adjusted in the event of any change in the value of the shares of Moody I common stock or Moody II common stock.

Upon the consummation of the Merger, each share of Moody I common stock will be converted into the right to receive, at the stockholder’s election:

●	the cash consideration; or

●	the stock consideration.

The exchange ratio will be calculated by dividing the net merger consideration per share of Moody I common stock in the Merger by a fixed value per share of Moody II common stock of $25.00. The net merger consideration per share of Moody I common stock will be determined by subtracting the final Moody I per share transaction fees and expenses incurred in connection with the Mergers from a fixed gross value per share of Moody I common stock of $11.00, provided that the net merger consideration per share of Moody I common stock will not be less than $10.25. Accordingly, the calculation will not be adjusted for changes in the value of Moody II and its investments, including, but not limited to, changes in following the factors:

●	the announcement of the Merger or the prospects of the Combined Company;

●	changes in market assessments of the business, operations, financial position and prospects of either Moody I or Moody II;

●	market assessments of the likelihood that the Merger will be completed;

●	interest rates, general market and economic conditions and other factors generally affecting the value of real estate investments;

●	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Moody I and Moody II operate; and

●	other factors beyond the control of Moody II and Moody I, including those described or referred to elsewhere in this “Risk Factors” section.

Factors such as Moody II’s operating performance and the performance of similar companies, actual or anticipated differences in operating results, changes in market valuations of similar companies, strategic decisions by Moody II, including the Merger, or strategic decisions by Moody II’s competitors, the realization of any of the other risk factors presented in this proxy statement/prospectus and other factors, including factors unrelated to Moody II’s performance such as general market conditions and changes in interest rates that may impact other companies, including Moody II’s competitors, could affect the value of Moody II and its investments. Furthermore, the fixed value per share of Moody II common stock used in calculating the exchange ratio may be greater than the actual value per share of Moody II common stock.

The terms of the Mergers may not be as favorable to the Moody I stockholders and Moody II stockholders as if only independent representatives were involved in analyzing the transactions.

While each of the Moody I Board and the Moody II Board formed a separate special committee and each special committee retained separate legal and financial advisors to assist it in evaluating the Mergers, representatives of each of Moody I and Moody II performed an initial review of potential alternatives for Moody I and Moody II and proposed the initial terms and conditions of the Mergers, including the exchange ratio. If only independent representatives of Moody I and Moody II were involved in considering liquidity alternatives for Moody I and Moody II and analyzing the transactions, the terms of the Mergers might have been different.

The Merger and the Charter Amendment are subject to approval by Moody I stockholders.

In order for the Merger to be completed, Moody I stockholders must approve the Merger and the Charter Amendment contemplated by the Merger Agreement, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of Moody I common stock entitled to vote on such proposal at the Moody I special meeting. If such required vote is not obtained by the outside date, the Merger may not be consummated. The failure to achieve expected benefits and unanticipated costs relating to the Merger could reduce Moody II’s financial performance.

Moody II stockholders and Moody I stockholders will be diluted by the Merger.

The Merger will dilute the ownership position of the current Moody II stockholders and result in Moody I stockholders having an ownership stake in Moody II that is smaller than their current stake in Moody I. In connection with the Merger, Moody II expects to issue up to approximately               million shares of Moody II common stock to the holders of Moody I common stock, based on the number of shares of Moody I common stock outstanding on the Moody I record date, and assuming a stock election with respect to 50% of Moody I’s common stock outstanding on the Moody I record date, and               million shares of Moody II common stock to the holders of Moody I common stock, based on the number of shares of Moody I common stock outstanding on the Moody I record date, and assuming a stock election with respect to 100% of Moody I’s common stock outstanding on the Moody I record date. Assuming a stock election with respect to 50% of Moody I’s common stock, Moody II stockholders and the former Moody I stockholders are expected to hold approximately         % and          %, respectively, of the Combined Company’s common stock outstanding immediately after the Merger, based on the number of shares Moody II common stock and Moody I common stock outstanding on the Moody I record date and various assumptions regarding share issuances by each of Moody II and Moody I prior to the effective time of the Merger. In addition, as of the Moody I record date, approximately               Moody II OP Units were issuable in connection with the Partnership Merger. Consequently, Moody II stockholders and Moody I stockholders, as a general matter, will have less influence over the management and policies of Moody II after the Merger than each exercise over the management and policies of Moody II and Moody I, as applicable, immediately prior to the Merger.

As a result of the Merger, Moody II will issue new shares of Moody II common stock, and the holders of such Moody II common stock will be entitled to voting and distribution rights in the Combined Company.

Moody I stockholders who receive the stock consideration will receive Moody II common stock in the Merger. The holders of such shares of Moody II common stock will be entitled to voting and distribution rights. As noted in the immediately preceding risk factor, former holders of Moody I common stock are expected to hold approximately       % of the outstanding shares of Moody II common stock, assuming a stock election with respect to 50% of Moody I common stock, although such percentage could vary considerably depending upon the number of shares of Moody I common stock with respect to which a stock election is made.

If the Merger does not occur, one of the companies may incur payment obligations to the other.

If the Merger Agreement is terminated under certain circumstances, Moody I may be obligated to pay Moody II termination fees in the amount of $2 million or $1 million in certain circumstances. Additionally, Moody I or Moody II may also be obligated to pay either Moody I or Moody II, as applicable, $500,000 in expense reimbursement fees in certain circumstances. See “The Merger Agreement—Termination of the Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 139.

Failure to complete the Merger could negatively impact the future business and financial results of Moody I and Moody II.

If the Merger is not completed, the ongoing businesses of Moody II and Moody I could be adversely affected and each of Moody II and Moody I will be subject to several risks, including the following:

●	Moody I being required, under certain circumstances, to pay to Moody II expense reimbursement fees or Moody II being required, under certain circumstances, to pay to Moody I expense reimbursement fees, in an amount up to $500,000;

●	Moody I being required, under certain circumstances, to pay Moody II a $1 million or $2 million termination fee; and

●	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the Merger.

If the Merger is not completed, these risks could materially adversely affect the business, financial results and stock prices of Moody II or Moody I.

The pendency of the Merger could adversely affect the business and operations of Moody II and Moody I.

In connection with the pending Merger, some business partners or vendors of each of Moody II and Moody I may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of Moody II and Moody I, regardless of whether the Merger is completed. In addition, due to operating covenants in the Merger Agreement, each of Moody II and Moody I may be unable, during the pendency of the Merger, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial.

Some of the directors and executive officers of each of Moody I and Moody II have interests in seeing the Merger completed that are different from, or in addition to, those of the other Moody I stockholders and Moody II stockholders, respectively.

Some of the directors and executive officers of each of Moody I and Moody II have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of the Moody I stockholders and the Moody II stockholders, respectively. These interests include, among other things, an equity compensation plan. These interests, among other things, may influence the directors and executive officers of each of Moody I and Moody II to support or approve the Merger. See “The Mergers—Interests of Moody I and Moody II Directors and Executive Officers in the Merger” beginning on page 88.

The Merger Agreement prohibits Moody I from soliciting proposals relating to alternative business combination transactions after the Go Shop Period, and places conditions on its ability to negotiate and accept a Superior Proposal, which may adversely affect Moody I stockholders.

In the Merger Agreement, Moody I agreed that, beginning as of the Go Shop Period End Time, it will be subject to restrictions relating to, among other things, the initiation, solicitation, knowing encouragement or facilitation of any inquiries, offers, or other actions that constitute or may reasonably be expected to lead to an Acquisition Proposal. After that date, under certain circumstances, Moody I may engage in the restricted activities with respect to an Acquisition Proposal (or an amendment to such proposal) if it had received the proposal prior to such date from a Go Shop Bidder. Additionally, under certain circumstances, if Moody I receives an Acquisition Proposal from any person that did not result from a breach of its obligations described herein under “The Merger Agreement—Go Shop Provisions” and if the Moody I Board determines that such Acquisition Proposal is or is reasonably expected to lead to a Superior Proposal, the Moody I Board may, upon making certain determinations relating to its duties, take certain actions, including furnishing non-public information with respect to Moody I (subject to compliance with certain matters) and disclosing to Moody I stockholders any information required to be disclosed under applicable law. Under the Merger Agreement, the Moody I Board may also, upon making certain determinations make an Adverse Recommendation Change, terminate the Merger Agreement and enter into an agreement relating to a Superior Proposal. The limitations, requirements and conditions mentioned above are further described herein under the heading “The Merger Agreement—No Solicitation of Transactions by Moody I.” The limitations, requirements and conditions described above may make it more unlikely that after the Go Shop Period End Time a proposal relating to an alternative business combination transaction would emerge for Moody I and may make it more difficult and expensive for Moody I to accept a proposal relating to an alternative business combination transaction that the Moody I Special Committee determines to be superior to the Merger.

The Merger Agreement contains provisions that grant the Moody I Board a general ability to terminate the Merger Agreement based on the exercise of the directors’ duties.

Moody I may terminate the Merger Agreement, subject to the terms thereof, if the Moody I Special Committee determines in good faith, after consultation with outside legal counsel, that failure to change its recommendation with respect to the Merger (and to terminate the Merger Agreement) would be inconsistent with the directors’ duties under applicable law. If the Merger is not completed, the ongoing businesses of Moody II and Moody I could be adversely affected and each of Moody II and Moody I will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.

In certain circumstances, either of Moody I or Moody II may terminate the Merger Agreement.

Moody I or Moody II may terminate the Merger Agreement if the Merger has not been consummated by September 30, 2017. Also, the Merger Agreement may be terminated if a final and non-appealable order is entered prohibiting or disapproving the transaction, upon a material uncured breach by the other party that would cause the closing conditions not to be satisfied, or upon the failure to obtain receipt of approvals from Moody I stockholders. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 138.

There may be unexpected delays in the consummation of the Mergers, which could impact the ability to timely achieve the benefits associated with the Mergers.

The Merger Agreement provides that either Moody II or Moody I may terminate the Merger Agreement if the Mergers have not occurred by September 30, 2017. Certain events may delay the consummation of the Mergers. Some of the events that could delay the consummation of the Mergers include difficulties in obtaining the approval of Moody I stockholders or satisfying the other closing conditions to which the Mergers are subject.

Moody II may not have sufficient cash to complete the Merger by the outside date.

Moody II plans to finance the purchase of Moody I common stock in the Merger in part through the use of proceeds from the sale of shares of Moody II common stock in its continuous public offering and through borrowings under a Moody II line of credit. There is no guarantee that Moody II will be able to raise enough cash through Moody II’s continuous public offering to supply the cash necessary to complete the Merger by the outside date. In addition, as of the date of this proxy statement/prospectus, Moody II has not yet secured the line of credit, and there is no guarantee that it will do so on financially acceptable terms, or at all.

Moody II will incur a substantial amount of transaction fees and expenses in connection with the Mergers, which will reduce the cash it has available to fund the cash portion of the merger consideration and could cause delays in Moody II’s ability to consummate the Mergers.

Moody II has estimated that it will incur approximately $3.3 million of transaction fees and expenses in connection with the Merger, as well an acquisition fee payable to the Moody II Advisor equal to 1.5% of the aggregate cash consideration paid to the Moody I stockholders in the Merger. If the Moody I stockholders elect to receive the maximum amount of cash consideration that could paid to the Moody I stockholders in the Merger, representing 50% of the aggregate merger consideration, the acquisition fee payable by Moody II to the Moody II advisor would be approximately $1.23 million. In addition, Moody II intends to pay stockholder servicing fees to Moody Securities, 100% of which will be reallowed to the Moody I participating broker-dealers. Moody II intends that the stockholder servicing fee will be $2.13 per share of Moody II common stock issued to holders of Moody I common stock in the Merger, and estimates that aggregate stockholder servicing fees could range from approximately $5,797,034 if the Moody I stockholders elect to receive the maximum amount of cash consideration permitted under the Merger Agreement, to $11,594,068 if the Moody I stockholders elect to receive no cash consideration. No stockholder servicing fees will be paid with respect to the cash consideration. Moody II intends to pay the stockholder servicing fees because it believes that financial advisors affiliated with the Moody I participating broker-dealers will expend considerable time and effort advising their clients with respect to their voting decision on the Merger and the Charter Amendment, and their election whether to receive cash or Moody II common stock as merger consideration. However, because these financial advisors will be entitled to earn stockholder servicing fees on shares of Moody II common stock issued as merger consideration and no compensation related to cash merger consideration, they will have a conflict of interest and could influence the Moody I stockholders to elect to receive shares of Moody II common stock rather than cash as merger consideration.

The Merger is subject to a number of conditions which, if not satisfied or waived, would adversely impact Moody II’s ability to complete the transactions.

The Merger is subject to certain closing conditions, including, among other things (a) the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, (b) the approval of the Merger and the Charter Amendment, each by at least a majority of all the votes entitled to be cast on the matter by the Moody I stockholders at the Moody I special meeting, and (c) the accuracy of the other parties’ representations and warranties and compliance with covenants, subject in each case to materiality standards. There can be no assurance these conditions will be satisfied or waived, if permitted or the occurrence of any effect, event, development or change will not transpire. Therefore, there can be no assurance with respect to the timing of the closing of the Merger or whether the Merger will be completed at all.

If the Merger is not consummated by the outside date either Moody II or Moody I may terminate the Merger Agreement.

Either Moody II or Moody I may terminate the Merger Agreement if the Merger has not been consummated by the outside date. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the Merger Agreement and that failure was a principal cause of, or resulted in, the failure to consummate the Merger. For more information, please see the section titled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 138.

Moody II expects to incur substantial expenses related to the Mergers.

Moody II expects to incur substantial expenses in connection with completing the Mergers and integrating the properties and operations of Moody I that Moody II is acquiring with those of Moody II. While Moody II has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the Merger could, particularly in the near term, exceed the savings that Moody II expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Mergers.

Following the Mergers, the Combined Company may be unable to integrate successfully the businesses of Moody II and Moody I and realize the anticipated benefits of the Mergers or do so within the anticipated timeframe.

The Mergers involve the combination of two companies which currently operate as independent public companies. Even though the companies are operationally similar, the Combined Company will be required to devote significant management attention and resources to integrating the properties and operations of Moody II and Moody I. It is possible that the integration process could result in the distraction of the Combined Company’s management, the disruption of the Combined Company’s ongoing business or inconsistencies in the Combined Company’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Combined Company to maintain relationships with business partners, franchisors, vendors and other parties or to fully achieve the anticipated benefits of the Mergers.

The value of Moody II common stock may decline as a result of the Merger.

The estimated value of Moody II common stock may decline as a result of the Merger if the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by the Moody II Board, or if the effect of the Merger on Moody II’s financial results is not consistent with the expectations of the Moody II Board. In addition, following the effective time of the Merger, Moody II stockholders and former Moody I stockholders will own interests in a Combined Company operating an expanded business with a different mix of properties, risks and liabilities.

After the Merger is completed, Moody I stockholders who receive Moody II common stock in the Merger will have different rights that may be less favorable than their current rights as Moody I stockholders.

After the consummation of the Merger, Moody I stockholders who receive shares of Moody II common stock will have certain different rights than they currently have as Moody I stockholders. For a detailed discussion of the differences between your rights as a Moody I stockholder and your rights as a Moody II stockholder, see “Comparison of Rights of Moody I Stockholders and Moody II Stockholders” beginning on page 153.

An adverse judgment in a lawsuit challenging the Merger may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.

If any purported stockholders file lawsuits challenging the Merger, Moody II and Moody I cannot assure you as to the outcome of these lawsuits, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may prevent the completion of the Merger in the expected time frame, or may prevent it from being completed altogether. Whether or not the plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of Moody II’s businesses.

Counterparties to certain significant agreements with Moody II and/or Moody I may have consent rights in connection with the Merger.

Each of Moody II and Moody I is party to certain agreements that give the counterparty certain rights, including consent rights, in connection with “change in control” transactions. Under certain of these agreements, the Merger may constitute a “change in control” and, therefore, the counterparty may assert its rights in connection with the Merger. Any such counterparty may request modifications of its agreements as a condition to granting a waiver or consent under those agreements and there can be no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available. In addition, the failure to obtain consent under one agreement may be a default under agreements and, thereby, trigger rights of the counterparties to such other agreements, including termination rights where available.

Risk Factors Relating to the Combined Company Following the Mergers, Recent and Pending Transactions and the Combined Company’s Operations Generally

The property portfolio of the Combined Company after the Mergers has a high concentration of properties in the hotel industry, making the Combined Company’s more vulnerable economically than if its investments were less focused on hotel industry-related assets.

Of the combined property portfolio of Moody II and Moody I, a significant portion of total revenue will come from properties in the hotel industry. As a result, the Combined Company may be particularly subject to risks inherent in the hotel industry. A downturn in the commercial real estate industry generally could significantly adversely affect the value of the Combined Company’s properties. A downturn in the hotel industry could particularly negatively affect the Combined Company’s ability to make distributions to its stockholders. These adverse effects could be more pronounced than if Moody II and Moody I further diversified their investments outside of real estate or if their combined portfolio did not have as high a concentration in hotel industry-related assets.

The Combined Company’s hotels are subject to all of the risks common to the hotel industry.  These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms as well as hotel operating expenses, and generally include:

●	increases in supply of hotel rooms that exceed increases in demand;

●	increases in energy costs and other travel expenses that reduce business and leisure travel;

●	reduced business and leisure travel due to continued geo-political uncertainty, including terrorism;

●	adverse effects of declines in general and local economic activity; and

●	adverse effects of a downturn in the hotel industry.

Provisions in the Amended and Restated Moody II Advisory Agreement may discourage the Moody II Advisor from selling former Moody I properties in the first year after the Mergers close.

The Amended and Restated Moody II Advisory Agreement provides that, during the first year following the closing of the Mergers, with respect to a property formerly owned by Moody I, any disposition fee as to which Moody II Advisor would be entitled for the sale of such property will be reduced by an amount equal to the portion of the acquisition fee that Moody II Advisor will receive in connection with the Mergers that is attributable to such property. Thus, Moody II Advisor may not pursue the sale of a property formerly owned by Moody I during the first year after the closing of the Mergers even if it could obtain an otherwise favorable price for such property.

The future results of the Combined Company will suffer if the Combined Company does not effectively manage its expanded portfolio and operations following the Mergers.

Following the Mergers, the Combined Company will have an expanded portfolio and operations and likely will continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of the Combined Company will depend, in part, upon Moody II Advisor’s ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. The Combined Company cannot assure you that its expansion or acquisition opportunities will be successful, or that the Combined Company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The historical and unaudited pro forma condensed consolidated financial information included elsewhere in this proxy statement/prospectus may not be representative of Moody II’s results after the Merger, and accordingly, you have limited financial information on which to evaluate Moody II following the Merger.

The unaudited pro forma condensed consolidated financial information included elsewhere in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of the Combined Company following the Merger. The unaudited pro forma condensed consolidated financial information does not reflect future events that may occur after the Merger. The unaudited pro forma condensed consolidated financial information presented elsewhere in this proxy statement/prospectus is based in part on certain assumptions regarding the Merger that Moody I and Moody II believe are reasonable under the circumstances. Neither Moody I nor Moody II can assure you that the assumptions will prove to be accurate.

Changes in general local and national economic conditions may adversely impact the Combined Company’s operating results as well as the value of its properties.

Changes in general local or national economic or market conditions, increased costs of energy, increased costs of insurance, increased costs of products, increased costs and shortages of labor, competitive factors, fuel shortages, quality of management, the ability of a hotel chain to fulfill any obligations to operators of its hotel business, limited alternative uses for the building, changing consumer habits, condemnation or uninsured losses, changing demographics, changing traffic patterns, inability to remodel outmoded buildings as required by the franchise or lease agreement and other factors beyond the Combined Company’s control may reduce operating results and the value of properties that the Combined Company owns.  Additionally, these items, among others, may reduce the availability of capital to the Combined Company. As a result, cash available to make distributions to Moody II stockholders may be affected.

Adverse trends in the hotel industry may impact the Combined Company’s properties.

The success of the Combined Company’s properties will depend largely on the property operators’ ability to adapt to dominant trends in the hotel industry as well as greater competitive pressures, increased consolidation, industry overbuilding, dependence on consumer spending patterns, changing demographics, the introduction of new concepts and products, availability of labor, price levels and general economic conditions.  The success of a particular hotel brand, the ability of a hotel brand to fulfill any obligations to operators of its business, and trends in the hotel industry may affect the Combined Company’s income and the funds it has available to distribute to stockholders.

The hospitality industry could also experience a significant decline in occupancy and average daily rates due to a reduction in both business and leisure travel. General economic conditions, increased fuel costs, natural disasters and terrorist attacks are a few factors that could affect an individual’s willingness to travel.  The Combined Company’s property insurance will typically cover losses for property damage due to terrorist attacks or natural disasters (subject to policy deductibles). However, the Combined Company is not insured against the potential negative effect a terrorist attack or natural disaster would have on the hospitality industry as a whole.

The hotel industry is seasonal.

The hotel industry is seasonal in nature.  Generally, occupancy rates and hotel revenues are greater in the second and third quarters than in the first and fourth quarters.  As a result, there may be quarterly fluctuations in results of operations and the Combined Company may need to enter into short-term borrowing arrangements in certain periods in order to offset these fluctuations in revenues and to make distributions to stockholders.

The Combined Company faces competition in the hotel industry, which may limit its profitability and return to stockholders.

The hotel industry is highly competitive. Each of the Combined Company’s hotels will be located in a developed area that includes other hotels and competes for guests primarily with other hotels in the Combined Company’s immediate vicinity and secondarily with other hotels in the Combined Company’s geographic market. An increase in the number of competitive hotels in a particular area could have a material adverse effect on the occupancy, average daily rate and revenue per available room of the Combined Company’s hotels in that area.

Future securities class action lawsuits, governmental investigations and regulatory oversight may result in increased expenses or harm the Combined Company’s financial results.

As a result of regulatory inquiries or other regulatory actions, the Combined Company may become subject to lawsuits. The ability of the Combined Company to access capital markets, including commercial debt markets, could be negatively impacted by unfavorable, or the possibility of unfavorable, outcomes to lawsuits or adverse regulatory actions.

The Combined Company may be subject to regulatory inquiries, which could continue to result in costs and personnel time commitment to respond.  The Combined Company may also be subject to additional investigations and action by governing regulatory agencies, as a result of its activities, which could result in costs to respond and fines or changes in the Combined Company’s business practices, any of which could have a material adverse effect on the financial condition, results of operations, liquidity and capital resources, and cash flows of the Combined Company.

The Combined Company may not be able to use debt to meet its cash requirements.

The Combined Company may periodically use short-term financing to complete planned development projects, perform renovations to its properties, make stockholder distributions or share redemptions in periods of fluctuating income from its properties.  The debt markets have been volatile and subject to increased regulation in recent years, and as a result, the Combined Company may not be able to use debt to meet its cash requirements, including refinancing any scheduled debt maturities.

The Combined Company could become more highly leveraged in the future.

Moody II’s organizational documents contain limitations on the amount of indebtedness that Moody II may incur. The Combined Company’s organizational documents will contain the same limitations. See “Moody II’s Investment Policies and Policies with Respect to Certain Activities—Debt-Related Investments” and “Moody II’s Investment Policies and Policies with Respect to Certain Activities—Borrowing Policies” beginning on pages 161 and 162, respectively. However, following the Merger of Moody I into Merger Sub, it is possible that the Combined Company may increase its outstanding debt from current levels.  If the Combined Company becomes more highly leveraged, the resulting increase in outstanding debt could adversely affect its ability to make debt service payments, to pay its anticipated distributions and to make the distributions required to qualify as a REIT. The occurrence of any of the foregoing risks could adversely affect the Combined Company’s business, financial condition and results of operations, its ability to make distributions to its stockholders and the value of its common stock.

The Moody II Board determined an estimated value per share of $25.03 for shares of Moody II common stock as of October 31, 2015 without giving effect to the Mergers. Stockholders should not rely on the estimated value per share as being an accurate measure of the current value of shares of Moody II common stock.

On November 12, 2015, the Moody II Board determined an estimated value per share of Moody II common stock of $25.03 as of October 31, 2015 without giving effect to the Mergers. The Moody II Board’s objective in determining the estimated value per share was to arrive at a value, based on the most recent data available, that it believed was reasonable based on methodologies that it deemed appropriate after consultation with the Moody II Advisor. However, the market for commercial real estate can fluctuate quickly and substantially and the value of Moody II’s assets is expected to change in the future and may decrease. Also, the Moody II Board did not consider certain other factors, such as a liquidity discount to reflect the fact that Moody II common stock is not currently traded on a national securities exchange and the limitations on the ability to redeem shares pursuant to the Moody II share repurchase plan.

As with any valuation method, the methods used to determine the estimated value per share were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Moody II assets have been valued based upon appraisal standards and the values of its assets using these methods are not required to be a reflection of market value under those standards and will not necessarily result in a reflection of fair value under U.S. generally accepted accounting principles, or GAAP. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated value per share, which could be significantly different from the estimated value per share determined by the Moody II Board. The estimated value per share is not a representation or indication that, among other things: a stockholder would be able to realize the estimated value per share if he or she attempts to sell shares; a stockholder would ultimately realize distributions per share equal to the estimated value per share upon liquidation of assets and settlement of Moody II’s liabilities or upon a sale of Moody II; shares of Moody II common stock would trade at the estimated value per share on a national securities exchange; a third party would offer the estimated value per share in an arms-length transaction to purchase all or substantially all of the Moody II common stock; or the methodologies used to estimate the value per share would be acceptable to FINRA or ERISA with respect to their respective requirements. Further, the estimated value per share was calculated as of a moment in time and the value of Moody II’s shares may fluctuate over time as a result of, among other things, the Merger, future acquisitions or dispositions of assets, developments related to individual assets and changes in the real estate and capital markets.

Each of Moody I and Moody II depend on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the Combined Company’s business.

The future success of the Combined Company depends in large part on the Moody II Advisor’s ability to hire and retain a sufficient number of qualified personnel. The future success of the Combined Company also depends upon the service of the Combined Company’s executive officers, particularly, Brett C. Moody, who has extensive market knowledge and relationships and will exercise substantial influence over the Combined Company’s operational, financing, acquisition and disposition activity. Among the reasons that he is important to the Combined Company’s success is that Mr. Moody has a national industry reputation that is expected to attract business and investment opportunities and assist the Combined Company in negotiations with lenders and industry personnel.

Many of Moody II Advisor’s other key personnel also have extensive experience and strong reputations in the real estate and hotel industry. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions, hotel managers and hotel franchisors is crucially important to the success of the Combined Company’s business. The loss of services of one or more members of the Combined Company’s board of directors or one or more of the Combined Company’s executive officers, or Moody II Advisor’s inability to attract and retain highly qualified personnel, could adversely affect the Combined Company’s business, diminish the Combined Company’s investment opportunities and weaken its relationships with lenders, business partners, hotel managers, hotel franchisors and other industry personnel, which could materially and adversely affect the Combined Company.

Technology is used in operations, and any material failure, inadequacy, interruption or security failure of that technology could harm the business.

The Combined Company will rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, personal identifying information, reservations, billing and operating data.  Some of the information technology is purchased from vendors, on whom the systems depend.  The Combined Company will rely on commercially available and internally developed systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential operator and other customer information, such as individually identifiable information, including information relating to financial accounts. Although the Combined Company will have taken steps necessary to protect the security of its information systems and the data maintained in those systems, it is possible that the safety and security measures taken will not be able to prevent the systems’ improper functioning or damage, or the improper access or disclosure of personally identifiable information such as in the event of cyber-attacks. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. Any failure to maintain proper function, security and availability of information systems could interrupt operations, damage the Combined Company’s reputation, may subject the Combined Company to liability claims or regulatory penalties and could have a material adverse effect on the business, financial condition and results of operations of the Combined Company.

The Combined Company’s insurance may not cover some potential losses.

The Combined Company intends to maintain comprehensive insurance coverage for general liability, property, business interruption and other risks with respect to all of its hotels.  These policies will offer coverage features and insured limits that the Combined Company believes are customary for similar types of properties.  There are no assurances that coverage will be available at reasonable rates.  Also, various types of catastrophic losses, like earthquakes, hurricanes, or certain types of terrorism, may not be insurable or may not be economically insurable.  Even when insurable, these policies may have high deductibles and/or high premiums.  There also can be risks such as certain environmental hazards that may be deemed to fall outside the coverage.  In the event of a substantial loss, the Combined Company’s insurance coverage may not be sufficient to cover the full current market value or replacement cost of its lost investment. Should an uninsured loss or a loss in excess of insured limits occur, the Combined Company could lose all or a portion of the capital it has invested in a hotel, as well as the anticipated future revenue from the hotel.  In that event, the Combined Company might nevertheless remain obligated for any mortgage debt or other financial obligations related to the hotel.  Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep the Combined Company from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed.  The Combined Company also may encounter challenges with an insurance provider regarding whether it will pay a particular claim that the Combined Company believes to be covered under its policy.  Under those circumstances, the insurance proceeds the Combined Company receives might be inadequate to restore its economic position on the damaged or destroyed hotel, which could have a material adverse effect on the Combined Company.

Certain loans are and may be secured by mortgages on the Combined Company’s properties and if the Combined Company defaults under its loans, it may lose properties through foreclosure.

The Combined Company may obtain loans that are secured by mortgages on its properties, and the Combined Company may obtain additional loans evidenced by promissory notes secured by mortgages on its properties. As a general policy, the Combined Company will seek to obtain mortgages securing indebtedness which encumber only the particular property to which the indebtedness relates, but recourse on these loans may include all of its assets. If recourse on any loan incurred by the Combined Company to acquire or refinance any particular property includes all of its assets, the equity in other properties could be reduced or eliminated through foreclosure on that loan. If a loan is secured by a mortgage on a single property, the Combined Company could lose that property through foreclosure if it defaults on that loan. In addition, if the Combined Company defaults under a loan, it is possible that it could become involved in litigation related to matters concerning the loan, and such litigation could result in significant costs to it which could affect distributions to stockholders or lower the Combined Company’s working capital reserves or its overall value.

The Combined Company may become subject to environmental liabilities, which may decrease profitability and stockholders’ return.

Although each of Moody I and Moody II has subjected its respective properties to an environmental assessment prior to acquisition, the Combined Company may not be aware of all the environmental liabilities associated with a property. There may be hidden environmental hazards that have not been discovered. The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of its properties, or the failure to properly remediate a contaminated property, could adversely affect the Combined Company’s ability to sell or rent the property or to borrow using the property as collateral.

Various federal, state and local environmental laws impose responsibilities on an owner or operator of real estate and subject those persons to potential joint and several liabilities. Typical provisions of those laws include:

●	responsibility and liability for the costs of removal or remediation of hazardous substances released on or in real property, generally without regard to knowledge of or responsibility for the presence of the contaminants;

●	liability for the costs of removal or remediation of hazardous substances at disposal facilities for persons who arrange for the disposal or treatment of those substances; and

potential liability under common law claims by third parties based on damages and costs of environmental contaminants.

Risk Factors Relating to an Investment in Moody II’s Common Stock Following the Merger

There is no public market for the Moody II common stock, so stockholders may be unable to dispose of their shares.

There is and will be no public trading market for the Combined Company’s common stock for an indefinite period of time, if ever. Therefore, shares of Moody II common stock to be issued in the Merger are and will be highly illiquid and very difficult to trade.  There is no definite time frame to provide liquidity.  There also is no definite value for the Moody II common stock prior to the time that a liquidity event occurs.  In addition, there are restrictions on the transfer of the Moody II common stock currently in the Moody II charter and bylaws.  In order to qualify as a REIT, the shares must be beneficially owned by 100 or more persons and no more than 50% of the value of Moody II’s issued and outstanding shares may be owned directly or indirectly by five or fewer individuals.  Generally, no person may own more than 9.8% of the issued and outstanding Moody II common stock.

Moody II will not attempt to estimate the fair market value of Moody II common stock on a regular basis.

Moody II does not plan to estimate the fair market value of its shares on a regular basis.  Accordingly, stockholders of the Combined Company will not have an estimated value of Moody II common stock on a regular basis. In connection with the currently proposed Merger, FBR undertook various analyses, including analyses of the relative valuations of Moody I and Moody II based on ranges of possible net asset values for Moody I and Moody II.

The Combined Company may be unable to pay or maintain distributions from cash available from operations.

If the Combined Company’s properties do not generate sufficient revenue to meet operating expenses, the Combined Company’s cash flow and ability to make distributions to stockholders may be adversely affected.  The Combined Company will be subject to all operating risks common to hotels. These risks might adversely affect occupancy or room rates.  Increases in operating costs due to inflation and other factors may not necessarily be offset by increased room rates.  The local, regional and national hotel markets may limit the extent to which room rates may be increased to meet increased operating expenses without decreasing occupancy rates.  There can be no assurance that the Combined Company will be able to make distributions at any particular time or rate, or at all.  Further, there is no assurance that a distribution rate achieved for a particular period will be maintained in the future.  Also, while management may establish goals as to particular rates of distribution or have an intention to make distributions at a particular rate, there can be no assurance that such goals or intentions will be realized.

While the Combined Company will generally seek to make distributions from its operating cash flows (although there is no obligation to do so), the Combined Company may, in certain circumstances, make distributions in part from financing proceeds or other sources.  While distributions from such sources would result in the stockholder receiving cash, the consequences to the stockholder would differ from a distribution from the Combined Company’s operating cash flows.  For example, if financing is the source of a distribution, that financing would have to be repaid.

The following is a summary of each of Moody I and Moody II’s historical cash flows from operating activities and distributions:

Moody II Distributions

Period	Cash Distribution	Distribution Paid Pursuant to DRP(1)	Total Amount of Distribution
First Quarter 2016	$185,952	$84,466	$270,418
Second Quarter 2016	351,169	157,799	508,968
Third Quarter 2016	634,948	229,708	864,656
Total	$1,172,069	$471,973	$1,644,042

First Quarter 2015	$—	$—	$—
Second Quarter 2015	—	—	—
Third Quarter 2015	16,959	5,838	22,797
Fourth Quarter 2015	86,452	40,362	128,814
Total	$103,411	$46,200	$149,611

________________

(1) Amount of distributions paid in shares of common stock pursuant to the Moody II distribution reinvestment plan.

Moody II Historical Cash Flow from Operating Activities

	Nine months ended September 30,
	2016	2015
Cash flows from operating activities
Net loss	$(646,604)	$(45,392)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,126,147	—
Amortization of debt issuance costs	841,974	—
Deferred income tax	6,000	—
Stock-based compensation	248,686	38,462
Changes in operating assets and liabilities:
Restricted cash	(370,383)	—
Accounts receivable	(377,870)	—
Prepaid expenses and other assets	(192,845)	—
Accounts payable and accrued expenses	896,102	1,509
Due to related parties	(23,500)	—
Net cash provided by (used in) operating activities	$1,507,707	$(5,421)

Moody I Distributions

Period	Cash Distribution	Distribution Paid Pursuant to DRIP(1)	Total Amount of Distribution
First Quarter 2016	$1,643,571	$965,287	$2,608,858
Second Quarter 2016	1,683,097	967,084	2,650,181
Third Quarter 2016	1,703,955	954,614	2,658,569
Total	$5,030,623	$2,886,985	$7,917,608

First Quarter 2015	$1,348,289	$746,826	$2,095,115
Second Quarter 2015	1,623,871	964,050	2,587,921
Third Quarter 2015	1,980,101	978,008	2,958,109
Fourth Quarter 2015	1,653,259	943,606	2,596,865
Total	$6,605,520	$3,632,490	$10,238,010

________________

(1) Amount of distributions paid in shares of common stock pursuant to the Moody I distribution reinvestment plan.

Moody I Historical Cash Flow From Operating Activities

	Nine months ended September 30,
	2016	2015
Cash flows from operating activities
Net income (loss)	$(2,451,885)	$5,328,414
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of hotel property	—	(10,141,096)
Depreciation and amortization	8,718,359	6,660,814
Amortization of debt issuance costs	520,644	387,867
Stock-based compensation	14,077	45,846
Deferred income tax benefit	(545,000)	(198,000)
Changes in operating assets and liabilities:
Restricted cash	(249,918)	(582,275)
Accounts receivable	(315,936)	(242,342)
Prepaid expenses and other assets	(92,403)	(519,333)
Accounts payable and accrued expenses	359,761	3,491,620
Due to related parties	44,165	89,732

Net cash provided by operating activities	$6,001,864	$4,321,247

The Combined Company’s real estate investments will be relatively illiquid and may adversely affect returns to its stockholders.

Real estate investments are, in general, relatively difficult to sell. This illiquidity will tend to limit the Combined Company’s ability to promptly vary its portfolio in response to changes in economic or other conditions. In addition, provisions of the Code relating to REITs limit the Combined Company’s ability to sell properties held for fewer than four years. This limitation may affect its ability to sell properties without adversely affecting returns to its stockholders.

Maryland law and certain provisions under the Moody II charter and bylaws may impede attempts to acquire control of the Combined Company and may deter or prevent stockholders’ ability to change the Combined Company’s management.

Some provisions of the Moody II charter and bylaws may have the effect of delaying, deferring or preventing a change in control. These provisions may make it more difficult for other persons, without the approval of the Combined Company’s board of directors, to make a tender offer or otherwise acquire substantial amounts of common stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest. These provisions include a prohibition on ownership, either directly or indirectly, of more than 9.8% of the outstanding common stock by any stockholder.

Moody II and Moody I Face Other Risks.

The risks listed above are not exhaustive, and you should be aware that following the Mergers, Moody II and Moody I will face various other risks, including those discussed in reports filed by Moody II and Moody I with the SEC. See “Where You Can Find More Information” beginning on page 168.

Tax Risks

Investment in the Combined Company’s common stock has various tax risks.

This summary of certain tax risks is limited to the U.S. federal income tax risks addressed below. Additional risks or issues may exist that are not addressed in this proxy statement and that could affect the U.S. federal income tax treatment of the Combined Company, the surviving partnership or the Combined Company’s stockholders. You should consult your own tax advisor concerning the effects of federal, state and local income tax law on the Mergers and an investment in Moody II common stock.

Moody II has requested relief from the IRS to make a TRS election that will permit Moody II to make a REIT election for its taxable year ended December 31, 2016.

Moody II recently determined that it may have not made a timely election to treat its TRS as a TRS, which could prevent Moody II from qualifying a REIT for its taxable year ended December 31, 2016. Moody II has requested relief from the IRS. Moody II has not yet obtained such relief. As a condition to the closing of the Mergers, Moody II must deliver to Moody I an opinion of Moody II’s counsel to the effect that Moody II will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its proposed method of operation will enable Moody II to meet, for its taxable year that includes the date and time on which the Mergers are consummated, the requirements for qualification and taxation as a REIT under the Code. Failure to obtain the requested relief would not prevent Moody II from making a REIT election for its taxable year ending December 31, 2017 and closing the Merger. It would, however, cause Moody II to pay corporate tax on any taxable income (determined without a dividends-paid deduction) for its taxable year ended December 31, 2016. It would also cause the C corporation built-in gain rules to apply as of December 31, 2017.

The Combined Company may incur adverse tax consequences, if it, Moody I or Moody II has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

Each of Moody I and Moody II has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the closing of the Mergers; provided, that Moody II must obtain relief from the IRS with respect to its TRS in order to qualify as a REIT for the taxable year ending December 31, 2016 (see “Moody II has requested relief from the IRS to make a TRS election that will permit Moody II to make a REIT election for its taxable year ended December 31, 2016,” above). The Combined Company intends to operate in a manner that it believes allows it to qualify as a REIT after the Mergers. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable regulations of the U.S. Department of the Treasury, which we refer to as Treasury Regulations, that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership (which, consistent with the past practices of Moody I and Moody II, the Combined Company will do after the Mergers). The determination of various factual matters and circumstances not entirely within the control of Moody I and Moody II may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of Moody I and Moody II must satisfy a number of requirements, including requirements regarding the ownership of its shares and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders annually of at least 90% of its REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains.

If either Moody I or Moody II has failed or fails to qualify as a REIT and the Mergers are completed, the Combined Company may inherit significant tax liabilities and could lose its REIT qualification. Even if the Combined Company retains its REIT qualification, if Moody I or Moody II has lost or loses its REIT qualification for a taxable year before the Mergers or that includes the Mergers, the Combined Company will face serious tax consequences that could substantially reduce its cash available for distribution to its stockholders because:

●	the Combined Company, as the successor by merger to Moody I and Moody II, would generally inherit any corporate income, excise and other tax liabilities of Moody I and Moody II, including penalties and interest;

●	the Combined Company could be subject to tax on the built-in gain on each asset as of the date REIT status was re-established; and

●	the Combined Company could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including penalties and interest payments to the IRS) to eliminate any earnings and profits accumulated by Moody I and Moody II for taxable periods that it did not qualify as a REIT.

As a result of these factors, any failure by Moody I and Moody II before the Mergers to qualify as a REIT could impair the Combined Company’s ability after the Mergers to expand its business and raise capital and could materially adversely affect the value of the Combined Company’s common stock.

The Combined Company’s failure to qualify as a REIT would subject it to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to the Combined Company’s stockholders.

 The Combined Company intends to continue to be organized and to operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes. The Combined Company does not intend to request a ruling from the IRS that the Combined Company qualifies as a REIT. The U.S. federal income tax laws governing REITs are complex, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. The complexity of these provisions and of applicable Treasury Regulations is greater in the case of a REIT that, like the Combined Company, holds its assets through a partnership. To qualify as a REIT, the Combined Company must meet, on an ongoing basis, various tests regarding the nature of its assets and its income, the ownership of its outstanding shares, and the amount of its distributions. The Combined Company’s ability to satisfy the asset tests depends on its analysis of the characterization and fair market values of its assets, some of which are not susceptible to a precise determination, and for which the Combined Company may not obtain independent appraisals. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for the Combined Company to qualify as a REIT. In addition, the Combined Company’s ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which the Combined Company has no control or only limited influence, including in cases where the Combined Company owns an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes. Thus, while the Combined Company intends to operate so that the Combined Company will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the Combined Company’s circumstances, no assurance can be given that the Combined Company will so qualify for any particular year. These considerations also might restrict the types of assets that the Combined Company can acquire in the future.

 If the Combined Company fails to qualify as a REIT in any taxable year, and does not qualify for certain statutory relief provisions, the Combined Company would be required to pay U.S. federal income tax on its taxable income, and distributions to its stockholders would not be deductible by the Combined Company in determining its taxable income. In such a case, the Combined Company might need to borrow money or sell assets in order to pay the Combined Company’s taxes. The Combined Company’s payment of income tax would decrease the amount of its income available for distribution to its stockholders. Furthermore, if the Combined Company fails to maintain its qualification as a REIT, the Combined Company no longer would be required to distribute substantially all of its net taxable income to its stockholders. In addition, unless the Combined Company were eligible for certain statutory relief provisions, the Combined Company could not re-elect to qualify as a REIT until the fifth calendar year following the year in which it failed to qualify.

Complying with REIT requirements may force the Combined Company to liquidate or forego otherwise attractive investments, which could reduce returns on the Combined Company’s assets and adversely affect returns to the Combined Company’s stockholders.

 To qualify as a REIT, the Combined Company generally must ensure that at the end of each calendar quarter at least 75% of the value of its total assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of the Combined Company’s investment in securities (other than government securities and qualifying real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of the Combined Company’s assets (other than government securities and qualifying real estate assets) can consist of the securities of any one issuer, no more than 25% (20% beginning in 2018) of the value of the Combined Company’s total assets can be represented by stock and securities of one or more TRSs and no more than 25% of the value of the Combined Company’s assets may consist of “nonqualified publicly offered REIT debt instruments.” If the Combined Company fails to comply with these requirements at the end of any quarter, the Combined Company must correct the failure within 30 days after the end of such calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and suffering adverse tax consequences. As a result, the Combined Company may be required to liquidate from its portfolio otherwise attractive investments. These actions could have the effect of reducing the Combined Company’s income and amounts available for distribution to its stockholders. In addition, if the Combined Company is compelled to liquidate its investments to repay obligations to its lenders, the Combined Company may be unable to comply with these requirements, ultimately jeopardizing its qualification as a REIT. The REIT requirements described above may also restrict the Combined Company’s ability to sell REIT-qualifying assets without adversely impacting the Combined Company’s qualifications as a REIT. Furthermore, the Combined Company may be required to make distributions to stockholders at disadvantageous times or when it does not have funds readily available for distribution, and may be unable to pursue investments that would be otherwise advantageous to the Combined Company in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT.

The Combined Company’s ownership of and relationship with any TRS which the Combined Company may form or acquire will be limited, and a failure to comply with the limits would jeopardize the Combined Company’s REIT qualification and the Combined Company’s transactions with its TRSs may result in the application of a 100% excise tax if such transactions are not conducted on arm’s-length terms.

 A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. Overall, no more than 25% (20% beginning in 2018) of the value of a REIT’s assets may consist of stock and securities of one or more TRSs. A domestic TRS will pay U.S. federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

The Combined Company has elected to treat certain subsidiaries as TRSs. Any such TRS and any other domestic TRS that the Combined Company may form, would therefore be required to pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income would be available for distribution to the Combined Company but would not be required to be distributed to it by such TRS. The Combined Company anticipates that the aggregate value of the TRS stock and securities owned by it will be less than 25% (20% beginning in 2018) of the value of its total assets (including the TRS stock and securities). Furthermore, the Combined Company will monitor the value of its investments in its TRSs to ensure compliance with the rule that no more than 25% (20% beginning in 2018) of the value of its assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, the Combined Company will scrutinize all of the Combined Company’s transactions with TRSs to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that the Combined Company will be able to comply with the TRS limitations or to avoid application of the 100% excise tax discussed above.

The ownership limits that apply to REITs, as prescribed by the Code and by the Combined Company’s charter, may inhibit market activity in shares of the Combined Company’s common stock and restrict its business combination opportunities.

In order for the Combined Company to qualify as a REIT, not more than 50% in value of its outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year after the first year for which the Combined Company elects to qualify as a REIT. Additionally, at least 100 persons must beneficially own the Combined Company’s stock during at least 335 days of a taxable year (other than the first taxable year for which the Combined Company elects to be taxed as a REIT). The Combined Company’s charter, with certain exceptions, authorizes the Combined Company’s directors to take such actions as are necessary and desirable to preserve its qualification as a REIT. The Combined Company’s charter also provides that, unless exempted by the Combined Company’s board of directors, no person may own more than 9.8% in value or in number, whichever is more restrictive, of the outstanding shares of its common stock, or 9.8% in value of the outstanding shares of all classes and series of its capital stock. The Combined Company’s board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in the Combined Company being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT. These ownership limits could delay or prevent a transaction or a change in control of the Combined Company that might involve a premium price for shares of its common stock or otherwise be in the best interest of its stockholders.

If the Combined Company were to make a taxable distribution of shares of the Combined Company’s stock, stockholders may be required to sell such shares or sell other assets owned by them in order to pay any tax imposed on such distribution.

The Combined Company may be able to distribute taxable dividends that are payable in shares of its stock. If the Combined Company were to make such a taxable distribution of shares of its stock, stockholders would be required to include the full amount of such distribution as income. As a result, a stockholder may be required to pay tax with respect to such dividends in excess of cash received. Accordingly, stockholders receiving a distribution of the Combined Company’s shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a stockholder sells the shares it receives as a dividend in order to pay such tax, the sale proceeds may be less than the amount included in income with respect to the dividend. Moreover, in the case of a taxable distribution of shares of the Combined Company’s stock with respect to which any withholding tax is imposed on a non-U.S. stockholder, the Combined Company may have to withhold or dispose of part of the shares in such distribution and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

While the IRS, in certain private letter rulings, has ruled that a distribution of cash or shares at the election of a REIT’s stockholders may qualify as a taxable stock dividend if certain requirements are met, it is unclear whether and to what extent the Combined Company will be able to pay taxable dividends in cash and shares of common stock in any future period.

The Combined Company may be subject to adverse legislative or regulatory tax changes that could reduce the value of the Combined Company’s common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended, possibly with retroactive effect. The Combined Company cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective, and any such law, regulation or interpretation may take effect retroactively. The Combined Company and its stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of the Combined Company’s common stock.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates and therefore may be subject to up to a 39.6% maximum U.S. federal income tax rate on ordinary income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the Combined Company’s common stock. Dividends may also be subject to a 3.8% Medicare tax under certain circumstances.

In certain circumstances, even if the Combined Company after the Mergers qualifies as a REIT, it may be subject to certain federal and state taxes, which would reduce the cash available for distribution to its stockholders.

Even if the Combined Company after the Mergers maintains Moody II’s status as a REIT, it may be subject to federal or state taxes.  For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax.  In addition, the Combined Company after the Mergers may not be able to make sufficient distributions to avoid income and excise taxes applicable to REITs.  Alternatively, the Combined Company may decide to retain net capital gains and pay income tax directly on such income.  In that event, the Combined Company’s stockholders would be treated as if they earned that income and paid the tax on it directly.   The Combined Company may also be subject to state and local taxes on its income or property.  Any federal or state taxes the Combined Company pays after the Mergers will reduce its cash available for distribution to stockholders.  See “Material U.S. Federal Income Tax Consequences” beginning on page 94.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus may contain certain forecasts and other forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements and any statements regarding the benefits of the Merger, or Moody I or Moody II’s future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections “The Mergers—Background of the Merger” beginning on page 62, “The Mergers—Recommendation of the Moody I Board and Its Reasons for the Merger” beginning on page 69, “Moody II’s Reasons for the Merger,” beginning on page 73, “The Mergers—Certain Unaudited Moody I Prospective Financial Information” beginning on page 83 and “Certain Unaudited Moody II Prospective Financial Information,” beginning on page 86 constitute forward-looking statements.

Moody I and Moody II base these forward-looking statements on particular assumptions that they have made in light of their industry experience, as well as their perception of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of the management of Moody I and Moody II, and involve a number of known and unknown risks, uncertainties and other factors which may cause actual results, performance, or achievements of Moody I, Moody II or the pro forma Combined Company to be materially different from those expressed or implied by the forward-looking statements. In addition to other factors and matters contained in this proxy statement/prospectus, including those disclosed under “Risk Factors” beginning on page 31, these forward-looking statements are subject to risks, uncertainties and other factors, including, among others:

●	the ability of Moody I to obtain the required stockholder and other third party approvals to consummate the Merger;

●	the satisfaction or waiver of other conditions in the Merger Agreement;

●	the risk that the Merger or the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and that a termination under certain circumstances could require either Moody I or Moody II to pay the other party a termination fee and expense reimbursement fee, as described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 138;

●	the ability of Moody II to effectively acquire and dispose of properties, including properties to be acquired in the Merger;

●	the ability of Moody II to successfully integrate pending transactions and implement its operating strategy, including the Merger;

●	changes in general political, economic and competitive conditions and specific market conditions;

●	adverse changes in the real estate and real estate capital markets;

●	financing risks;

●	the outcome of current and future litigation, including any legal proceedings that may be instituted against Moody I, Moody II and others related to the Merger Agreement;

●	regulatory proceedings or inquiries;

●	changes in laws or regulations or interpretations of current laws and regulations that impact Moody I’s or Moody II’s business, assets or classification as a real estate investment trust;

●	Moody I’s ability to maintain its REIT qualification and Moody II’s ability to obtain such qualification; and

●	other risks, uncertainties and other factors detailed in filings made by each of Moody I and Moody II with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2015 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed by Moody I with the SEC and attached as Annexes D and E hereto, and the Annual Report on Form 10-K for the year ended December 31, 2015 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed by Moody II and attached as Annexes F and G hereto. See also “Where You Can Find More Information” on page 168.

Should one or more of the risks or uncertainties described above occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Moody II, Moody I or persons acting on their behalf may issue.

Except as otherwise required by applicable law, Moody II and Moody I disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section.

THE COMPANIES

Moody II and Merger Sub

Moody II

Moody II is a public, non-listed REIT formed to invest primarily in hotel properties in the select-service segment of the hospitality sector with premier brands including, but not limited to, Marriott, Hilton, and Hyatt. Moody II was formed as a Maryland corporation in July 2014 and intends to qualify as a REIT under the Code beginning with its taxable year ending December 31, 2016. Moody II’s principal executive offices are located at 6363 Woodway Drive, Suite 110, Houston, Texas 77057, and its telephone number is (713) 977-7500.

As of the date of this proxy statement/prospectus, Moody II’s portfolio consists of (i) interests in two hotel properties with a total of 346 rooms and (ii) a promissory note from a related party with an initial principal amount of $11,200,000.

Moody II owns, and in the future intend to own, substantially all of its assets and conduct its operations through Moody II OP, its operating partnership. Moody II is the sole general partner of Moody II OP. Moody II is externally managed by Moody II Advisor, its advisor. Moody II Advisor is owned and managed by Brett C. Moody, who also serves as Moody II’s Chief Executive Officer, President and Chairman of the Board and as the Chief Executive Officer and President of Moody II Advisor.

On January 20, 2015, Moody II commenced its initial public offering of up to $1.1 billion in shares of common stock, comprised of up to $1.0 billion in shares offered to the public at an initial price of $25.00 per share (subject to certain discounts) and up to $100 million in shares offered to its stockholders pursuant to its distribution reinvestment plan at an initial price of $23.75 per share. As of the Moody I record date, Moody II had accepted investors’ subscriptions for and issued              shares of its common stock in its initial public offering, including              shares of common stock issued pursuant to its distribution reinvestment plan, resulting in gross offering proceeds of             . As of the Moody I record date,              shares of common stock remained to be sold in Moody II’s initial public offering.

Moody II intends to use the proceeds from the sale of shares of Moody II common stock in its initial public offering to continue to acquire hotel properties located in the East Coast, the West Coast and the Sunbelt regions of the United States. To a lesser extent, Moody II may also invest in other hospitality properties located within other markets and regions, as well as real estate securities and debt-related investments related to the hospitality sector.

As of the date of this proxy statement/prospectus, Moody II owned two hotel properties with a total of 346 rooms located in two states. Additional information regarding Moody II’s hotel properties is set forth in the table below.

Property Name	Date Acquired	Location	Ownership Interest	Purchase Price(1)	Rooms	Mortgage Debt Outstanding(2)
Residence Inn Austin	October 15, 2015	Austin, Texas	100%	$27,500,000	112	$16,575,000
Springhill Suites Seattle	May 24, 2016	Seattle, Washington	100%	$74,100,000	234	$45,000,000

(1)	Excludes closing costs and includes gain on acquisition.

(2)	As of September 30, 2016.

In addition, on October 6, 2016, Moody II OP made a loan in the aggregate principal amount of $11,200,000, or the Moody II loan, to MN TX II, LLC, or the borrower, a Texas limited liability company and an affiliate of Moody II Advisor. Moody II OP financed the Moody II loan in part with the proceeds of a loan secured by a note with an initial principal balance of $8,400,000 from Green Bank N.A.

The Moody II loan is evidenced by a promissory note by the borrower in favor of Moody II OP. Proceeds of the Moody II loan will be used by the borrower solely to acquire a hotel property located in Harris County, Texas. The performance of the obligations of the borrower under the Moody II loan is secured by, among other things, a security interest in the aforementioned hotel property and an assignment of leases and rents.

The entire unpaid principal balance of the Moody II loan and all accrued and unpaid interest thereon and all other amounts due under the Moody II loan are due and payable in full on October 6, 2018, or the Moody II loan maturity date. Interest on the outstanding principal balance of the Moody II loan accrues at a fixed per annum rate equal to 5.5%, provided that (i) if any amount is not paid either when due under the terms of payment or on acceleration of maturity, interest will accrue on such unpaid amount from the date the payment was due to the date of payment at a fixed per annum rate equal to 12% and (ii) in no event will the interest rate exceed the maximum rate permitted by applicable law. The Moody II loan may be prepaid by the borrower in whole or part at any time prior to the Moody II loan maturity date without penalty or premium.

For more information about Moody II, please see Moody II’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, a copy of which is attached to this proxy statement/prospectus as Annex F, and Moody II’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, copy of which is attached to this proxy statement/prospectus as Annex G.

Merger Sub

Merger Sub is a Delaware limited liability company and a direct wholly-owned subsidiary of Moody II formed solely for the purpose of entering into the Merger Agreement and effecting the Merger. Upon completion of the Merger, Moody I will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Entity and a wholly-owned subsidiary of Moody II. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.

Moody I

Moody I is a public, non-listed REIT formed to invest in a diversified portfolio of real estate investments. Moody I was formed as a Maryland corporation in January 2008 and qualified as a REIT for U.S. federal income tax purposes commencing with the taxable year ended December 31, 2011. Moody I’s principal executive offices are located at 6363 Woodway Drive, Suite 110, Houston, Texas 77057, and its telephone number is (713) 977-7500.

As of the date of this proxy statement/prospectus, Moody I owned 14 total investments, comprised (i) interests in 12 hotel properties with a total of 1,595 rooms, and (ii) two promissory notes issued to related parties (and used to acquire commercial properties) with an aggregate initial principal amount of $13,500,000.

Moody I owns substantially all of its assets and conducts its operations through Moody I OP, its operating partnership. Moody I is the sole general partner of Moody I OP. Moody I is externally managed by Moody I Advisor, its advisor. Moody I Advisor is owned and managed by Brett C. Moody, who also serves as Moody I’s Chief Executive Officer, President and Chairman of the Board and as the Chief Executive Officer and President of Moody I Advisor.

On April 15, 2009, Moody I commenced an initial public offering of up to $1.1 billion in shares of common stock, comprised of up to $1.0 billion in shares offered to the public and up to $100 million in shares offered to its stockholders pursuant to its distribution reinvestment plan. On October 12, 2012, Moody I terminated its initial public offering and commenced a follow-on public offering of up to $1.0 billion in shares of common stock, comprised of up to $900 million in shares offered to the public at a price of $10.00 per share and up to $100 million in shares offered to its stockholders pursuant to its distribution reinvestment plan at a price of $9.50 per share. Effective February 20, 2015, Moody I terminated the offer and sale of shares to the public in its follow-on public offering and continued to issue shares pursuant to its distribution reinvestment plan. On November 4, 2015, Moody I commenced the offering pursuant to its distribution reinvestment plan, or its DRP, of up to $25 million in shares of its common stock.

For more information about Moody I, please see Moody I’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, a copy of which is attached to this proxy statement/prospectus as Annex D, and Moody I’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, copy of which is attached to this proxy statement/prospectus as Annex E.

The Combined Company

The Combined Company will retain the name “Moody National REIT II, Inc.” and will continue to be a Maryland corporation that intends to qualify as a REIT under the Code beginning with its taxable year ending December 31, 2016. The Combined Company will continue to invest primarily in hotel properties in the select-service segment of the hospitality sector with premier brands, including, but not limited to, Marriott, Hilton, and Hyatt.

The Combined Company will own substantially all of its assets and conduct its operations through the Surviving Partnership, and will be advised by Moody II Advisor.

The Combined Company’s principal executive offices will continue to be located at 6363 Woodway Drive, Suite 110, Houston, Texas 77057, and its telephone number will continue to be (713) 977-7500.

Combined Company Portfolio Information

Immediately following the Merger, the Combined Company’s assets are expected to consist of (i) interests in 14 hotel properties with a total of 1,941 rooms located in six states and (ii) three notes receivable from related parties with an aggregate principal amount of $24,700,000.

Combined Company Property Portfolio

Property Name	Date Acquired	Location	Ownership Interest	Purchase Price(1)	Rooms	Mortgage Debt Outstanding(2)
Woodlands Hotel (Homewood Suites by Hilton)	November 8, 2012	The Woodlands, Texas	100%	$12,000,000	91	$9,300,000

Germantown Hotel (Hyatt Place)	April 9, 2013	Germantown, Tennessee	100%	11,300,000	127	7,361,309

Charleston Hotel (Hyatt Place)	July 2, 2013	North Charleston, South Carolina	100%	11,800,000	113	7,447,608

Austin Hotel (Hampton Inn)	December 30, 2013	Austin, Texas	100%	15,350,000	123	11,086,888

Grapevine Hotel (Residence Inn)	March 31, 2014	Grapevine, Texas	100%	20,500,000	133	12,809,383

Lyndhurst Hotel (Marriott Courtyard)	September 30, 2014	Lyndhurst, New Jersey	(3)	33,322,000	227	30,989,447

Austin Arboretum Hotel (Hilton Garden Inn)	November 20, 2014	Austin, Texas	100%	29,250,000	138	19,000,000

Great Valley Hotel (Hampton Inn)	March 27, 2015	Frazer, Pennsylvania	100%	11,000,000	125	8,200,000

Nashville Hotel (Embassy Suites)	June 16, 2015	Nashville, Tennessee	100%	66,300,000	208	43,000,000

Homewood Suites Austin Hotel (Homewood Suites)	August 3, 2015	Austin, Texas	100%	14,250,000	96	11,000,000

Fort Worth Hotel (TownPlace Suites)	December 18, 2015	Fort Worth, Texas	(4)	7,301,887	95	7,071,876

Houston Hotel (Hampton Inn)	April 21, 2016	Houston, Texas	100%	8,000,000	119	4,746,997

Residence Inn Austin	October 15, 2015	Austin, Texas	100%	27,500,000	112	16,575,000

Springhill Suites Seattle	May 24, 2016	Seattle, Washington	100%	74,100,000	234	45,000,000
Totals				$341,973,887	1,941	$233,588,508

(1)	Excludes closing costs and includes gain on acquisition.

(2)	As of September 30, 2016.

(3)	The Lyndhurst Hotel is owned by MN Lyndhurst Venture, LLC, of which Moody I OP is a member and holds 100% of the Class B membership interests therein.

(4)	The Fort Worth Hotel is owned by MN Fort Worth Venture, LLC, of which Moody I OP is a member and holds 100% of the Class B membership interests therein.

Combined Company Notes Receivable from Related Parties

In addition to the Moody II Loan described above, the Combined Company will hold the following two notes receivable from related parties:

1.      An unsecured loan in the aggregate principal amount of $9 million, or the Moody I related party loan, to Moody National DST Sponsor, LLC, a Texas limited liability company and an affiliate of the Sponsor, or DST Sponsor. Proceeds from the Related Party Note were used by DST Sponsor solely to acquire a commercial real property located in Katy, Texas, or the Katy property. Interest on the outstanding principal balance of the Related Party Note accrues at a fixed per annum rate equal to 12%, provided that in no event will the interest rate exceed the maximum rate permitted by applicable law. DST Sponsor will pay Moody I a origination fee in the amount of $90,000 and an exit fee in the amount of $90,000 upon the maturity date of the Related Party Note, including any earlier prepayment date or accelerated maturity date of the Related Party Note. The Related Party Note may be prepaid in whole or part by DST Sponsor without penalty at any time upon prior written notice to Moody I. The entire unpaid principal balance of the Moody I related party loan and all accrued and unpaid interest thereon and all other amounts due thereunder were due and payable in full on August 21, 2016. On August 15, 2016, the maturity date of the Moody I related party loan was extended from August 21, 2016 to August 21, 2017 and the origination fee in the amount of $90,000 and an extension fee in the amount of $45,000 were paid to Moody I by DST Sponsor.

2.      A loan in the aggregate principal amount of $4,500,000, or the Moody I mezzanine note, to Moody National Realty Company, L.P., a Texas limited partnership and an affiliate of the Sponsor, or Moody Realty. Proceeds from the Moody I mezzanine note were used by Moody Realty solely to acquire a multifamily real property located in Houston, Texas. The entire unpaid principal balance of the Moody I mezzanine note and all accrued and unpaid interest thereon and all other amounts due thereunder are due and payable in full on the earlier of (1) April 30, 2018, or (2) upon 90 days’ written notice of acceleration of the maturity date by Moody I to Moody Realty. Interest on the outstanding principal balance of the Moody I mezzanine note accrues at a fixed per annum rate equal to 10%, provided that in no event will the interest rate exceed the maximum rate permitted by applicable law. Moody Realty will pay to Moody I a origination fee in the amount of $45,000 and an exit fee in the amount of $45,000 upon the maturity date of the Moody I mezzanine note, including any earlier prepayment date or accelerated maturity date. The Moody I mezzanine note may be prepaid in whole or part by Moody Realty without penalty at any time upon prior written notice to Moody I.

Management of the Combined Company

The following table sets forth certain information with respect to each of the persons who will serve as directors and executive officers of the Combined Company.

Name	Age	Position
Brett C. Moody	53	Chairman of the Board, Chief Executive Officer and President
Robert W. Engel	62	Chief Financial Officer, Treasurer and Secretary
Charles L. Horn	56	Independent Director
Clifford P. McDaniel	54	Independent Director
William H. Armstrong	52	Independent Director
John P. Thompson	53	Independent Director

There are no family relationships between any directors or executive officers, or between any director and executive officer.

Brett C. Moody serves as Chairman of the Moody II Board, Chief Executive Officer and President. Mr. Moody also serves as Chief Executive Officer and President of Moody II Advisor. Mr. Moody also serves as Chairman of the board, Chief Executive Officer and President the Moody I Board and Chief Executive Officer and President of the Moody I Advisor, positions he has held since its inception in 2008. Mr. Moody founded Moody Mortgage Corporation in 1996 and has served as its Chairman and Chief Executive Officer since its formation. Mr. Moody, who has over 20 years of commercial real estate experience, has since guided the growth of his company from a mortgage company to a full service real estate firm, which includes affiliates Moody National Mortgage Corporation, Moody National Realty Company, Moody National Management, Moody National Hospitality Management, LLC, Moody National Development Company and their respective subsidiaries, collectively referred to as the Moody National Companies. His primary responsibilities include overseeing real estate acquisitions and management as well as building, coaching and leading the Moody National Companies team of professionals. As Chairman of the Board and Chief Executive Officer of Moody National Mortgage Corporation, Mr. Moody has closed over 200 transactions totaling over $2 billion. Prior to founding Moody National Mortgage Corporation, Mr. Moody was a financial analyst for the Dunkum Mortgage Group, now Live Oak Capital. Mr. Moody also serves on the Board of Directors of Foundation for the Future, the Yellowstone Academy for At Risk Children, and the Palmer Drug Abuse Program. Mr. Moody attended the University of Texas at Austin, but did not receive any degrees.

Robert W. Engel serves as the Chief Financial Officer of Moody II. Mr. Engel also serves as Chief Financial Officer and Treasurer of Moody I, positions he has held since January 2008, and as Secretary of Moody I. a position he has held since May 2010. In addition, Mr. Engel also serves as the Chief Financial Officer—Real Estate Development and Management of the Moody National Companies Organization, a position he has held since September 2006. Prior to working at the Moody National Companies Organization, Mr. Engel served as the Division Controller, Real Estate Development and Management, of BMS Management, Inc., an owner and manager of commercial and multifamily properties primarily in Houston, Texas from May 2005 to September 2006. From November 1999 to May 2005, Mr. Engel served as Controller and Chief Financial Officer, Real Estate Development and Management for Hartman Management, Inc., advisor to Hartman Commercial Properties REIT, which provides commercial real estate services. Mr. Engel has a Bachelor of Business Administration with highest honors with a major in Accounting from the University of Texas at Austin in Austin, Texas. Mr. Engel is a certified public accountant and holds memberships in the American Institute of Certified Public Accountants, and the Texas Society of Certified Public Accountants. Mr. Engel is also a CPM, with membership in the Institute of Real Estate Management, and a CCIM as a member of the CCIM Institute. He is a licensed real estate broker in the State of Texas. Mr. Engel holds Series 7, 22, 24, 27, 62 and 63 licenses with FINRA.

Charles L. Horn has served as one of Moody II’s independent directors, and as Chairman of Moody II’s Audit Committee, since August 2014. Mr. Horn also serves as an independent director and as Chairman of the Audit Committee of Moody I, since May 2012. Since December 2009, Mr. Horn has served as the Executive Vice President and Chief Financial Officer of Alliance Data Systems, Inc. (NYSE: ADS), a leading provider of customer loyalty and marketing solutions. From 1999 to November 2009, Mr. Horn served as Senior Vice President and Chief Financial Officer for Builders Firstsource, Inc. (NASDAQ: BLDR), a leading supplier of structural building materials to homebuilders. From 1994 to 1999, Mr. Horn served as Vice President of Finance and Treasury for the retail operations of Pier 1 Imports, Inc., and, from 1992 to 1994, Mr. Horn served as Executive Vice President and Chief Financial Officer of Conquest Industries. Mr. Horn holds a Bachelor of Business Administration from Abilene Christian University and a Master of Business Administration from the University of Texas at Austin. Mr. Horn is a Certified Public Accountant in the State of Texas.

Clifford P. McDaniel was elected as one of Moody II’s independent directors on February 23, 2016. Since February 2015, Mr. McDaniel has served as an Executive Managing Director of the Affordable Housing Group in the Houston office of ARA, a Newmark Company, a real estate investment brokerage firm. From January 1996 to February 2015, Mr. McDaniel served as a Principal with ARA. In his roles at ARA, Mr. McDaniel has developed expertise in the financial and procedural aspects of real estate transactions for multiple institutional clients. Mr. McDaniel also serves as the Executive Director of On Track Ministries, Vice President of Club Outreach Ministries and Secretary of West Houston 15 MUD. Mr. McDaniel received a Bachelor of Communications from the University of Texas at Austin in 1984.

William H. Armstrong III has served as one of Moody I’s independent directors since September 2008, the month in which Moody I was formed. Mr. Armstrong serves as Chairman of the Board, Chief Executive Officer and President of Stratus Properties Inc. (NASDAQ: STRS), a company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, multifamily and single-family residential real estate properties located primarily in the Austin, Texas area. Mr. Armstrong has been employed by Stratus Properties since its inception in 1992, served as Chief Financial Officer and Chief Operating Officer of Stratus Properties from 1996 to 1998, and has served as Chairman of the Board, Chief Executive Officer and President of Stratus Properties since 1998. Prior to joining Stratus Properties, Mr. Armstrong was Vice President of Sonnenblick Goldman, a national real estate investment banking and advisory firm. Mr. Armstrong serves on the Finance Committee of the U.S. Green Building Council, a Washington, D.C. based non-profit organization, and he has been active in NAREIT, the Urban Land Institute and the Real Estate Council of Austin. Mr. Armstrong received his Bachelor of Economics from the University of Colorado Denver. Mr. Thompson has served as one of Moody I’s independent directors since September 2008, the month in which Moody I was formed. Mr. Thompson is the founder of PinPoint Commercial, which provides real estate services focusing on industrial, senior housing and medical related projects primarily in Texas. As CEO of Pinpoint Commercial, Mr. Thompson leads all investment and development activities for the firm as well as overseeing the company’s financial and management operations. Prior to founding PinPoint Commercial in 1998, Mr. Thompson served as an industrial broker with CB Richard Ellis, Inc. Mr. Thompson received his Bachelor of Business Administration with a major in Finance from the University of Texas at Austin in Austin, Texas.

THE MOODY I SPECIAL MEETING

Date, Time and Place

The Moody I special meeting will be held at             , on             , 2017, commencing at             , local time.

Purpose of the Moody I special meeting

The purpose of the Moody I special meeting is:

1.	to consider and vote on a proposal to approve the Merger;

2.	to consider and vote on the Charter Amendment, a copy of which is attached as Annex B to this proxy statement/prospectus; and

3.	to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals to approve the Merger and the Charter Amendment, which we refer to as the “adjournment proposal.”

Recommendation of the Moody I Board

MOODY I’S BOARD OF DIRECTORS, BASED ON THE UNANIMOUS RECOMMENDATION OF AN INDEPENDENT SPECIAL COMMITTEE OF MOODY I’S BOARD OF DIRECTORS, HAS (1) DETERMINED THAT the Merger Agreement, the Charter Amendment, the Mergers and the other transactions contemplated by the Merger Agreement are fair, reasonable, advisable and in the best interests of Moody I and ITS STOCKHOLDERS AND (2) APPROVED the Merger Agreement, the Charter Amendment, the Mergers and the other transactions contemplated by the Merger Agreement. MOODY I’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MOODY I STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER, FOR THE PROPOSAL TO APPROVE THE CHARTER AMENDMENT AND FOR THE PROPOSAL TO ADJOURN THE MOODY I SPECIAL MEETING, IF NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER OR THE PROPOSAL TO APPROVE THE CHARTER AMENDMENT.

For the reasons for this recommendation, see “The Mergers—Recommendation of the Moody I Board and Its Reasons for the Merger” beginning on page 69.

Record Date; Who Can Vote at the Moody I Special Meeting

Moody I stockholders who owned shares of Moody I common stock at the close of business on the Moody I record date, are entitled to notice of, and to vote at, the Moody I special meeting except for those not entitled to vote on the Merger pursuant to the Moody I charter. On the Moody I record date, there were              shares of Moody I common stock outstanding, of which              shares were entitled to vote at the Moody I special meeting, held by approximately              holders of record. Each such share of Moody I common stock outstanding on the Moody I record date is entitled to one vote on each proposal at the Moody I special meeting except for those not entitled to vote on the Merger pursuant to the Moody I charter.

The Moody I charter provides that, with respect to shares of Moody I common stock owned by Moody I Advisor, any director of Moody I or any of their respective affiliates, neither the Moody I Advisor, the directors of Moody I nor their affiliates (including Moody II, Moody II Advisor and any of the directors of Moody II) may vote on matters submitted to the Moody I stockholders regarding any transaction between Moody I and any of them. On the Moody I record date, the directors and executive officers of Moody I and their affiliates held              shares of Moody I common stock (excluding certain shares that, according to the Moody I charter, may not be voted on the Merger), collectively representing approximately        % of the all the shares Moody I common stock outstanding and entitled to vote. In addition, as of the Moody I record date, Brett C. Moody and Charles L. Horn, both of whom are also directors of Moody II, held              and              shares of Moody II common stock, respectively. See “The Mergers—Security Ownership of Certain Beneficial Owners, Directors and Management—Moody I” and “The Mergers—Security Ownership of Certain Beneficial Owners, Directors and Management—Moody II” on pages 89 and 90, respectively.

Moody I stockholders who attend the meeting may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Moody I stockholders who hold their shares in “street name” (that is, through a bank, broker or other nominee) will need to bring a copy of the brokerage statement or other evidence of their stock ownership as of the Moody I record date.

Quorum

A quorum of Moody I stockholders is necessary to hold a valid special meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum. On the Moody I record date, there were              shares of Moody I common stock outstanding and entitled to vote. Thus,              shares of Moody I common stock must be represented by stockholders present in person or by proxy at the Moody I special meeting for a quorum to be present for the Moody I special meeting.

Vote Required for Approval

Each of the proposals to approve the Merger and the Charter Amendment require the affirmative vote of the holders of at least a majority of the outstanding shares of Moody I common stock entitled to vote. The adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal.

The closing of the Merger is conditioned upon approval of the Charter Amendment. Thus, if Moody I stockholders do not approve the Charter Amendment, the Merger will not be completed even if the Merger proposal is approved. Likewise, approval of the Charter Amendment is conditioned on approval of the Merger and the closing of the Merger. If Moody I stockholders do not approve the Merger proposal and the Merger does not close, the approval of the Charter Amendment will not be effective.

Abstentions

Failure to Vote

If you are a Moody I stockholder and fail to vote or fail to instruct your broker, bank or nominee to vote, it will have the same effect as an “Against” vote on the Merger and the Charter Amendment, and it will have no effect on the result of the vote on the adjournment proposal.

Abstentions

Abstentions will be counted in determining the presence of a quorum and will have the same effect as votes cast AGAINST the Merger and the Charter Amendment. However, abstentions will have no effect on the adjournment proposal.

Broker Non-Votes

The Merger, the Charter Amendment and the adjournment proposal are considered “non-routine” proposals. A broker non-vote occurs when a broker, bank or other nominee returns a valid proxy but does not vote on a non-routine proposal because such nominee does not have discretionary authority from the holder of such Moody I common stock in street name to do so. A broker non-vote will only occur with respect to a proposal in the event that a broker receives voting instructions for one proposal, but not with respect to another proposal. Broker non-votes, if any, will have the same effect as a vote “Against” the Merger and Charter Amendment, but will have no effect on the adjournment proposal. Broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum. Please see “—Stock held in ‘Street Name”‘ for a discussion of how to vote your shares held in “street name.”

Manner of Voting and Authorizing Proxy

Whether or not you plan to attend the Moody I special meeting in person, please authorize a proxy to vote your shares as soon as possible.

Shares Held in Your Own Name

If you own Moody I common stock in your own name, you are a holder of record. This means that you may use the attached proxy card to instruct the persons named as proxies how to vote your shares of Moody I common stock. You have four voting options:

●	In person. To vote in person come to the Moody I special meeting and you will be able to vote by ballot. To ensure that your shares of Moody I common stock are voted at the Moody I special meeting, you are encouraged to submit a proxy even if you plan to attend the Moody I special meeting.

●	Internet. Moody I stockholders may authorize a proxy over the Internet by going to the website listed on their proxy card or voting instruction card. Once at the website, they should follow the instructions to authorize a proxy.

●	Telephone. Moody I stockholders may authorize a proxy using the toll-free number listed on their proxy card or voting instruction card.

●	Mail. Moody I stockholders may authorize a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

Submitting a proxy will not affect your right to vote in person if you decide to attend the Moody I special meeting. Moody I stockholders should refer to their proxy card or the information forwarded by their broker or other nominee to see which options are available to them.

The Internet and telephone proxy authorization procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you authorize a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail.

The method by which Moody I stockholders authorize a proxy will in no way limit their right to vote at the Moody I special meeting if they later decide to attend the meeting in person.

All shares of Moody I common stock entitled to vote and represented by properly completed proxies received prior to the Moody I special meeting, and not revoked, will be voted at the Moody I special meeting as instructed on the proxies. If Moody I stockholders of record do not indicate how their shares of Moody I common stock should be voted on a matter, the shares of Moody I common stock represented by their properly executed proxy will be voted as the Moody I Board recommends and, therefore, FOR the Merger, FOR the Charter Amendment and FOR the adjournment proposal.

No other business will be presented for consideration at the Moody I special meeting other than the matters set forth in this proxy statement/prospectus and the accompanying Notice of Special Meeting of Stockholders. In accordance with the Moody I bylaws and MGCL, business transacted at the Moody I special meeting will be limited to those matters set forth in such notice.

Shares Held in “Street Name”

If a Moody I stockholder holds shares of Moody I common stock in a stock brokerage account or if the shares of Moody I common stock are held by a broker, bank or other nominee (that is, in street name), such stockholder must provide the broker, bank or other nominee with instructions on how to vote its shares of Moody I common stock. If a Moody I stockholder does not provide such voting instructions to its broker, bank or other nominee, its shares of Moody I common stock will NOT be voted at the Moody I special meeting for or against the Merger, the Charter Amendment or the adjournment proposal because they are “non-routine” matters, as discussed above. Please follow the voting instructions provided by your broker, bank or other nominee on the enclosed voting instruction card. A Moody I stockholder may not vote shares of Moody I common stock held in street name by returning a proxy card directly to Moody I or by voting in person at the Moody I special meeting unless such stockholder provides a “legal proxy,” which such stockholder must obtain from its broker, bank or other nominee.

Delivery and Householding of Proxy Materials

Moody I may give a single notice of the Moody I special meeting to all Moody I stockholders who share an address, which single notice shall be effective as to any Moody I stockholder at such address, unless such Moody I stockholder has objected to receiving the single notice or has revoked a prior consent to receiving such single notice. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If, at any time, a Moody I stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of proxy materials, such Moody I stockholder should so notify Moody I by directing written notice to 6363 Woodway Drive, Suite 110, Houston, TX 77057, or by phone at 1-888-457-2358.

Revocation of Proxies or Voting Instructions

Moody I stockholders of record may change their vote or revoke their proxy at any time before it is exercised at the Moody I special meeting by:

●	submitting notice in writing to Moody I’s Secretary at 6363 Woodway Drive, Suite 110, Houston, TX 77057, that you are revoking your proxy;

●	executing and delivering a later-dated proxy card or authorizing a later-dated proxy by telephone or on the Internet; or

●	voting in person at the Moody I special meeting.

Attending the Moody I special meeting without voting will not revoke your proxy.

Solicitation of Proxies

The solicitation of proxies from Moody I stockholders is made on behalf of the Moody I Board. Moody I will pay the cost of soliciting proxies from Moody I stockholders. Directors, officers and employees of Moody I and/or Moody II may solicit proxies on behalf of Moody I in person or by telephone, facsimile or other means, but will not receive any additional compensation for doing so.

In accordance with the regulations of the SEC, Moody I also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to Moody I stockholders.

Adjournment

In addition to the Merger and the Charter Amendment, Moody I stockholders are also being asked to approve a proposal that will give the chairman of the Moody I special meeting authority to adjourn the Moody I special meeting, as determined in the sole discretion of the chairman of the Moody I special meeting, to solicit additional proxies in favor of the Merger and the Charter Amendment if there are not sufficient votes at the time of such adjournment to approve such proposals. If the adjournment proposal is approved, the Moody I special meeting may be successively adjourned without notice other than announcement at the meeting to any date, not more than 120 days after the record date for the Moody I special meeting. In addition, the Moody I Board could postpone the Moody I special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Moody I special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise.

PROPOSALS SUBMITTED TO MOODY I STOCKHOLDERS

Merger Proposal

(Proposal 1 on the Moody I Proxy Card)

Moody I stockholders are asked to approve the Merger. For a summary and detailed information regarding this proposal to approve the Merger, see the information about the Merger Agreement and the Merger throughout this proxy statement/prospectus, including the information set forth in sections entitled “The Mergers” beginning on page 62 and “The Merger Agreement” beginning on page 121. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Pursuant to the Merger Agreement, approval of this proposal is a condition to the consummation of the Merger. If this proposal is not approved, the Merger will not be completed.

Vote Required

Approval of the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Moody I common stock entitled to vote on such proposal.

Recommendation of Moody I Board

The Moody I Board unanimously recommends that the Moody I stockholders vote “FOR” the Merger proposal.

Charter Amendment Proposal

(Proposal 2 on the Moody I Proxy Card)

Moody I is seeking approval of its stockholders of the Charter Amendment. If adopted, the Charter Amendment would delete Article XIV related to Roll-Up Transactions (and the associated definitions) from the Moody I charter. This article imposes substantive and procedural requirements relating to Roll-Up Transactions, all of which will not be applicable if the Charter Amendment is approved. Pursuant to the Merger Agreement, approval of this proposal is a condition to completing the Merger and if the Charter Amendment is not approved, the Merger will not be completed even if the Merger is approved. Likewise, the effectiveness of the Charter Amendment is conditioned on approval of the Merger and the closing of the Merger. If Moody I stockholders do not approve the Merger and the Merger does not close, the approval of the Charter Amendment will not become effective.

The Moody I charter defines a Roll-Up Transaction as a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of Moody I and the issuance of securities of a Roll-Up Entity that is created or would survive after the successful completion of the Roll-Up Transaction. This definition does not include (1) a transaction involving securities of Moody I that have been listed on a national securities exchange for at least 12 months or (2) a transaction involving Moody I’s conversion to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of Moody I’s existence, compensation to the Moody I Advisor, its sponsor or Moody I’s investment objectives. The Merger and the issuance of securities of Moody II may be considered a Roll-Up Transaction.

In connection with any Roll-Up Transaction involving the issuance of securities of a Roll-Up Entity, the Moody I charter requires Moody I to obtain an appraisal of its assets from a competent independent appraiser. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal must be filed with the SEC and the states as an exhibit to the registration statement for the offering, and a summary of the appraisal, indicating all material assumptions underlying the appraisal, must be included in a report to stockholders in connection with any proposed Roll-Up Transaction. In addition, in connection with a proposed Roll-Up Transaction, the Moody I charter requires the person sponsoring the Roll-Up Transaction to offer to Moody I stockholders who vote against the proposed Roll-Up Transaction the choice of: (1) accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction or one of the following: (a) remaining as holders of Moody I common stock and preserving their interests therein on the same terms and conditions as existed previously or (b) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of Moody I’s net assets. Under the Moody I charter, Moody I is prohibited from participating in any Roll-Up Transaction: (1) that would result in the common stockholders having voting rights in a Roll-Up Entity that are less than those provided in the Moody I charter, (2) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor, (3) in which investor’s rights to access of records of the Roll-Up Entity will be less than those provided in the Moody I charter or (4) in which any of the costs of the Roll-Up Transaction would be borne by Moody I if the Roll-Up Transaction is rejected by the Moody I stockholders.

Moody I does not intend to obtain an appraisal of its assets in connection with the Merger or comply with the other provisions of the Moody I charter applicable to Roll-Up Transactions. Moody I believes that it would not be practical to complete the Merger if it were required to comply with these provisions and the Merger is specifically conditioned on the Charter Amendment.

Vote Required

Approval of the Charter Amendment proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Moody I common stock entitled to vote on such proposal.

Recommendation of Moody I Board

The Moody I Board unanimously recommends that Moody I stockholders vote “FOR” the Charter Amendment proposal.

Adjournment Proposal

(Proposal 3 on the Moody I Proxy Card)

Moody I stockholders are asked to approve the adjournment proposal to adjourn the Moody I special meeting to a later date or dates if necessary or appropriate to solicit additional proxies in favor of the Merger proposal and/or the Charter Amendment proposal.

If Moody I stockholders approve this proposal, the Moody I special meeting may be adjourned and Moody I may use the additional time to solicit additional proxies until the meeting is reconvened.

Vote Required

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast at the Moody I special meeting on such proposal, assuming a quorum is present. If a quorum is not established, the chairman of the Moody I special meeting has the power to adjourn the Moody I special meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

Recommendation of Moody I Board

The Moody I Board unanimously recommends that the Moody I stockholders vote “FOR” the adjournment proposal.

THE MERGERS

The following is a description of the material aspects of the Mergers. While Moody I and Moody II believe that the following description covers the material terms of the Mergers, the description may not contain all of the information that is important to the Moody I stockholders. Moody I and Moody II encourage the Moody I stockholders to carefully read this entire proxy statement/prospectus, including the Merger Agreement and the other documents attached to this proxy statement/prospectus and incorporated herein by reference, for a more complete understanding of the Mergers.

General

Each of the Moody I Board and the Moody II Board has approved the Merger Agreement and the Charter Amendment. In the Merger, Moody I will merge with and into Merger Sub, with Merger Sub continuing as a wholly-owned subsidiary of Moody II. In the Partnership Merger, Moody II OP will merge with and into Moody I OP. Moody II will continue as the Combined Company and Moody I OP will continue as the Surviving Partnership. Moody I stockholders, Moody I OP unitholders and Moody II OP unitholders will receive the merger consideration described below under “The Merger Agreement—Merger Consideration; Elections.”

Background of the Merger

Moody I was incorporated in January 2008 and commenced its initial public offering in April 2009. In connection with its initial public offering and due in part to the fact that its shares would not be actively traded on an exchange, Moody I indicated that within approximately four to six years from the time of its initial public offering, it intended to seek a liquidity event by selling all or substantially all of its assets, or conducting a merger or another transaction in which its stockholders would receive cash or shares of a publicly traded company or listing its shares on a national securities exchange. The Moody I Board periodically and in the ordinary course has considered and reviewed its strategic plan, which is focused on maximizing stockholder value. Moody I has sought to execute its investment objectives by investing in and operating a diversified hotel portfolio.

On March 24, 2016, Moody I formed the Moody I Special Committee consisting of William H. Armstrong, III, and John P. Thompson, and delegated to the Moody I Special Committee the authority to consider potential strategic transactions for Moody I. Messrs. Armstrong and Thompson are Moody I directors who are independent from management and do not serve as directors of Moody II.

As part of Moody II’s ongoing consideration and evaluation of long-term prospects and strategies, the Moody II Board periodically reviews and assesses Moody II’s business strategies, including strategic opportunities and challenges, and considers various strategic options potentially available to Moody II, all with the goal of enhancing stockholder value. On March 24, 2016, the Moody II Board formed the Moody II Special Committee consisting of Clifford P. McDaniel, and delegated to the Moody II Special Committee the authority to consider potential strategic transactions for Moody II. Mr. McDaniel, a Moody II director, is independent from management and does not serve as a director of Moody I.

On April 2, 2016, the Moody II Advisor made a presentation to the Moody II Special Committee regarding the potential acquisition by Moody II of Moody I for a mix of cash and stock consideration.

On April 6, 2016, the Moody II Special Committee retained Venable LLP, or Venable, as its independent legal advisor. On April 12, 2016, the Moody II Special Committee met with Venable to discuss the Moody II Advisor’s presentation and the engagement of a financial advisor to the Moody II Special Committee in connection with the potential acquisition. After discussions in April 2016 with Houlihan Lokey Capital, Inc., or Houlihan Lokey, and two other investment banks, the Moody II Special Committee engaged Houlihan Lokey as its financial advisor.

On April 13, 2016, the Moody I Special Committee met with representatives of the law firm of Vinson & Elkins L.L.P., or V&E, to (i) discuss V&E’s engagement as counsel to the Moody I Special Committee, (ii) provide background regarding the Moody I Special Committee’s formation and purpose, (iii) discuss with V&E the process the Moody I Special Committee would need to undertake in order to explore a potential business combination transaction between Moody I and Moody II and to explore other potential strategic alternatives for Moody I, and (iv) discuss selecting an independent financial advisor for the Moody I Special Committee. The Moody I Special Committee determined at the meeting to engage V&E as its counsel subject to entering into an engagement agreement with V&E. The Moody I Special Committee discussed several possible candidate firms that could serve as independent financial advisor for the Moody I Special Committee and asked V&E to contact representatives from such firms on the Moody I Special Committee’s behalf to request a proposal from each such firm that would include a description of its relevant experience, a description of the proposed scope of work and process it would recommend, information about the team of professionals at the firm who would be responsible for the engagement and a fee proposal, including the fee for a fairness opinion.

On April 21, 2016, the Moody I Special Committee met with representatives of V&E to discuss financial advisor representation. V&E updated the Moody I Special Committee on proposals received from various investment banks, and the Moody I Special Committee and V&E reviewed any past or existing relationships between various investment banks and Moody I or Moody II. The Moody I Special Committee instructed V&E to schedule conference calls between the Moody I Special Committee and the potential financial advisors so that the Moody I Special Committee could interview them and discuss their proposals.

During the week of April 25, 2016, the Moody I Special Committee met with several investment banking firms to review their strategies and capabilities for acting as an independent financial advisor to the Moody I Special Committee, including a review of any past or existing relationships between the firms and either of Moody I or Moody II. On April 27, 2016, the Moody I Special Committee engaged FBR as financial advisor to the Moody I Special Committee and to provide its opinion as to the fairness, from a financial point of view, of the consideration to be received by the Moody I stockholders (other than affiliates of the Sponsor) in connection with the proposed transaction with Moody II or any other potential transaction. The Moody I Special Committee then entered into an engagement letter with FBR.

On May 10, 2016, the Moody I Special Committee met with representatives of FBR to discuss the process for exploring a potential transaction with Moody II and other potential strategic alternatives and upcoming steps to be taken. The Moody I Special Committee reiterated its purpose and the authority delegated to it by the Moody I Board to consider potential strategic transactions to maximize Moody I stockholder value.

On May 16, 2016, Moody II entered into a non-disclosure agreement with the Moody I Special Committee so that the Moody II Special Committee and its representatives could undertake a due diligence investigation of Moody I.

On May 17, 2016, representatives of Moody II met with representatives of FBR and V&E to conduct due diligence on Moody I. Also, on May 17, 2016, representatives of Moody II and Houlihan Lokey discussed with representatives of FBR and V&E the potential structure of a business combination between Moody I and Moody II.

On May 19, 2016, the Moody I Special Committee met with representatives of V&E and FBR to discuss an anticipated offer from Moody II as discussed during the May 17, 2016 meeting. FBR outlined the rationale for the proposed transaction as described by Moody II management. FBR updated the Moody I Special Committee on the proposed timing of any proposed transaction and its initial financial evaluation of Moody I. The Moody I Special Committee asked FBR to continue its financial analysis and to reconvene at a later time to continue discussions regarding strategic alternatives for Moody I.

On June 16, 2016, the Moody II Special Committee met with representatives of Venable and Houlihan Lokey. A representative of Venable summarized a call with the Moody II Advisor and Moody II’s transaction counsel, Alston & Bird LLP, or Alston & Bird, regarding the structure of a potential acquisition of Moody I. It was proposed that the transaction be structured as a merger that would qualify as a tax-free reorganization under Section 368 of the Code, and the purchase price would be paid in the form of cash and stock. At such meeting, the Moody II Special Committee discussed with representatives of Houlihan Lokey and Venable the potential structure of Moody II’s offer, the amount of cash on Moody I’s balance sheet and the transaction costs that would be incurred in the transaction.

On June 23, 2016, the Moody I Special Committee met with representatives of V&E and FBR to discuss the timing and status of a potential transaction with Moody II or any other strategic alternatives. Mr. Armstrong informed the meeting participants that, based on a brief discussion with Mr. Moody, a proposal should be expected from Moody II in the coming week. The Moody I Special Committee next discussed with V&E potential issues to consider with respect to transactions with non-affiliates. FBR provided an update on its financial analysis of Moody II and provided a market update for the public lodging REIT space.

The meeting participants discussed the steps that should follow receipt of a proposal by Moody II and planned to schedule another meeting once a proposal had been received.

From June 23, 2016, to August 2, 2016, FBR and V&E continued to conduct due diligence on Moody I and Moody II and to analyze the potential structure of a business combination between Moody I and Moody II.

On June 27, 2016 and July 18, 2016, the Moody II Special Committee met with representatives of Venable and Houlihan regarding the potential transaction between Moody I and Moody II. At the July 18th meeting, the Moody II Special Committee discussed with representatives of Venable the details and structure of an offer to purchase Moody I, including the potential of offering Moody I the right to designate a director to the combined company’s board of directors.

On July 29, 2016, the Moody II Special Committee sent a non-disclosure agreement and non-binding letter of intent, or the LOI, to the Moody I Special Committee proposing the acquisition by Moody II of Moody I, pursuant to one or more mergers, or, collectively, the Proposed Merger, for a gross price of $10.75 per share of Moody I common stock (prior to and subject to adjustment upon the payment of Moody I transaction fees and expenses). The LOI provided that the merger consideration would be payable in cash or Moody II common stock at an exchange ratio determined by dividing $10.75 by $25.00; provided that approximately 50% of the aggregate merger consideration must consist of shares of Moody II common stock, which would enable the Merger to qualify as a “reorganization” under Section 368 of the Code. The LOI also provided that the gross merger consideration would be reduced for any transaction fees paid out of Moody I’s available cash, that Moody I would be entitled to appoint one member of the combined company’s board of directors and that the definitive merger agreement would include a 30-day go shop.

On August 2, 2016, the Moody I Special Committee met with representatives of V&E and FBR. V&E provided an overview of a proposed non-disclosure agreement and the LOI delivered to the Moody I Special Committee by the Moody II Special Committee. V&E informed the Moody I Special Committee that the terms of the non-disclosure agreement were consistent with those of the non-disclosure agreement that Moody I provided to Moody II and that was executed by Moody II on May 16, 2016. The Moody I Special Committee authorized Moody I to enter into the non-disclosure agreement.

The Moody I Special Committee discussed the proposed LOI and the terms of the Proposed Merger in detail. The meeting participants noted that certain provisions would require clarification from Moody II in order to adequately assess the proposed terms in the LOI. The meeting participants discussed the terms of the proposed LOI, including the proposed merger consideration and potential adjustments thereto, a proposed 50% limitation on the total amount of merger consideration that would be payable in cash in order to ensure that the Proposed Merger would qualify as a tax-deferred reorganization with respect to the stock portion of the merger consideration, financing concerns and transaction fee payments to the advisors to Moody I and Moody II. At the direction of the Moody I Special Committee, FBR and V&E agreed to revise the LOI in accordance with the discussion as expeditiously as possible and V&E agreed to schedule a call with members of Moody II management to request clarification of various proposed terms of the LOI. Following this call, V&E and FBR were instructed by the Moody I Special Committee to request a meeting at the offices of Moody II to conduct further due diligence with respect to Moody II.

On August 8, 2016, V&E and FBR attended a meeting held at the Moody offices. During this due diligence meeting, management of Moody I and Moody II reviewed the operating results of and financial projections related to Moody I and Moody II. The meeting participants also discussed certain fees payable in connection with the Proposed Merger and agreements governing Moody I’s related rights and obligations.

On August 9, 2016, the Moody I Special Committee met with representatives of V&E and FBR to discuss the August 8, 2016 due diligence meeting. FBR updated the participants on the operating results of and financial projections related to Moody I and Moody II. FBR also updated the participants on discussions related to disposition fees and promoted interest payments contemplated by contracts in place between Moody I and the Moody I Advisor and its affiliates. The Moody I Special Committee agreed that any disposition fee and promoted interest payment should be negotiated alongside the other terms in the LOI. V&E and FBR agreed to engage in further discussions on behalf of the Moody I Special Committee with Moody II’s advisors regarding the disposition fee.

The Moody I Special Committee also discussed with representatives of FBR the consideration for the Proposed Merger proposed by Moody II pursuant to the LOI. FBR compared the Proposed Merger consideration with its preliminary valuation of Moody I. The Moody I Special Committee requested that V&E and FBR revise the LOI to describe the merger consideration in the LOI on a net per share price basis rather than the gross price per share basis contemplated by the LOI.

On August 10, 2016, representatives of V&E and FBR met telephonically with the advisors to the Moody II Special Committee and the Moody II advisor to discuss the transaction fees and expenses that Moody I and Moody II would incur in the Proposed Merger and the potential impact of such fees and expenses on the net merger consideration per share and the timing of a closing of the Proposed Merger.

On August 10, 2016, the Moody II Special Committee met with representatives of Venable and Houlihan to discuss the status of negotiations with the Moody I Special Committee and its advisors. The participants at the meeting also discussed the ongoing discussions between the Moody I Special Committee and the Moody I Advisor regarding the fees that would be due to the Moody I Advisor upon the consummation of the Proposed Merger.

On August 11, 2016, the Moody I Special Committee met with representatives of V&E and FBR to discuss the LOI setting forth the proposed terms of the Proposed Merger. V&E provided an overview of V&E’s discussions with Venable regarding the payment of disposition fees and promoted interest payments in connection with the Proposed Merger. The Moody I Special Committee again stated that the LOI should reflect merger consideration to the Moody I stockholders on a net per share price basis instead of on a gross per share price subject to adjustment for transaction fees. The Moody I Special Committee requested that FBR conduct further analysis regarding the net price per share to be received by Moody I stockholders in various scenarios.

The Moody I Special Committee also discussed other provisions in the proposed LOI, including the go shop period, the adjustment mechanism for the gross price, the inclusion of a termination fee and the number of directors on the combined company board Moody I would be entitled to designate. The Moody I Special Committee asked V&E and FBR to revise the proposed LOI and return the Moody I Special Committee’s counter proposal to Moody II by August 12, 2016.

On August 12, 2016, the Moody I Special Committee transmitted a revised LOI, or the August 12 LOI, to Moody II that provided for net merger consideration of $10.40 per share, with up to 50% of such consideration payable in cash at the election of the Moody I stockholders.

On August 25, 2016, the Moody I Special Committee met with representatives of V&E and FBR to discuss the status of discussions regarding the Proposed Merger. FBR provided an overview of FBR’s discussions with representatives of Houlihan, regarding the August 12 LOI. FBR also updated the Moody I Special Committee on discussions with the Moody I Advisor regarding the disposition fee and promote payment. At the Moody I Special Committee’s request, FBR agreed to update its analysis to show the net per share price realizable by Moody I stockholders in connection with the Proposed Merger given payment of a range of fees, including the fees outlined in a fee proposal by the Moody I Advisor. The meeting participants discussed payment of these fees in similar affiliated REIT transactions. V&E agreed to circulate an updated market survey to the Moody I Special Committee and FBR agreed to provide an updated fee analysis.

Between August 25, 2016 and September 8, 2016, representatives of FBR spoke with Brett C. Moody and the members of the Moody I Special Committee about the amounts of the disposition fees and promoted interest payments that would be payable by Moody I to the Moody I Advisor and its affiliates, as well as the amounts of the acquisition fees that would be payable by Moody II to the Moody II Advisor and its affiliates, in connection with the Proposed Merger.

On September 8, 2016, the Moody I Special Committee provided a further revised draft of the LOI, or the September 8 LOI. The September 8 LOI proposed a gross merger consideration of $11.00 per share of Moody I common stock, which would be reduced for transaction fees and expenses provided that the net per share merger consideration would not be less than $10.25 per share. The September 8 LOI also provided that Moody I would be entitled to appoint two directors to the Moody II Board and outlined the fees to be paid to the Moody I Advisor in connection with the Merger. In addition, the September 8 LOI extended the go shop to 60 days.

On September 13, 2016, a Moody II Special Committee meeting was held to discuss the terms of the September 8 LOI with representatives of Houlihan Lokey and Venable.

On September 20, 2016, the Moody II Special Committee met with representatives of Venable and Houlihan Lokey to discuss the potential transaction. The Moody II Special Committee discussed with representatives of Venable certain legal changes that should be made to the September 8 LOI. At the Moody II Special Committee’s request, Venable circulated a revised draft of the September 8 LOI and, on September 21, the Moody II Special Committee authorized Venable to deliver the revised letter to the Moody I Special Committee.

On September 21, 2016, the Moody II Special Committee transmitted a revised LOI, or the September 21 LOI, to the Moody I Special Committee. The Moody I Special Committee met with representatives of V&E and FBR to review the terms and conditions of the September 21 LOI. The Moody I Special Committee discussed the terms and conditions of the September 21 LOI and certain financing contingencies associated with the Proposed Merger. The Moody I Special Committee asked V&E to revise the September 21 LOI to, among other things, clarify that the net per share price to be paid to each Moody I stockholder would not be less than $10.25 and to limit the ability of Moody II to make acquisitions between the signing of a definitive merger agreement and closing of the Proposed Merger in order to ensure that Moody II would have sufficient cash to pay transaction fees and the cash portion of the merger consideration. The Moody I Special Committee transmitted a revised LOI to Moody II, or the September 22 LOI.

On September 22, 2016, the Moody II Special Committee reviewed the September 22 LOI with the assistance of Venable and Houlihan Lokey. The Moody II Special Committee authorized Moody II to enter into the September 22 LOI and the executed September 22 LOI was delivered to the Moody I Special Committee.

September 23, 2016, the Moody I Special Committee met with representatives of V&E and FBR to discuss a partially executed September 22 LOI received from Moody II. V&E provided an overview of the September 22 LOI and indicated that the execution would commence an exclusivity period. The Moody I Special Committee discussed the revised terms of the September 22 LOI, including the absence of a financing out and the inclusion of the go shop period. The Moody I Special Committee determined that Moody I’s entry into the September 22 LOI was advisable and in the best interests of the Moody I stockholders and resolved to enter into the LOI. The September 22 LOI provided for gross merger consideration of $11.00 per share of Moody I common stock, subject to adjustment for the payment by Moody I of disposition fees, promoted interest payments and other transaction fees and costs payable by Moody I, but in no event less than $10.25 per share of Moody I common stock. In addition, Moody I stockholders could elect to receive up to 50% of the aggregate merger consideration in cash and the remaining merger consideration in shares to Moody II common stock valued at $25.00 per share of Moody II common stock.

On September 26, 2016, the Moody I Special Committee met via teleconference with representatives of V&E and FBR to discuss the draft joint press release announcing the execution of the definitive LOI provided by Moody II. The Moody I Special Committee indicated that certain revisions should be included in the press release, including adding disclosure of the $10.25 floor on the net per share price to be received by Moody I stockholders in the Proposed Merger.

On September 27, 2016, Moody I and Moody II issued a joint press release announcing that they had entered into a non-binding letter of intent.

On October 3, 2016, Moody II’s transaction counsel, Alston & Bird, transmitted a draft merger agreement, or the October 3 Merger Agreement, to the Moody I Special Committee and its advisors.

On October 5, 2016, the Moody I Special Committee met with representatives of V&E and FBR to discuss key terms and provisions contained in the October 3 Merger Agreement. The Moody I Special Committee asked V&E to revise the October 3 Merger Agreement to incorporate a definition of “net per share price” consistent with the executed LOI. The Moody I Special Committee also discussed various issues relating to covenants governing the conduct of business day Moody I and Moody II between signing and closing of the Proposed Merger, including limiting the ability of Moody I and Moody II to make acquisitions between signing and closing in order to preserve cash. The Moody I Special Committee also discussed termination provisions, including the advisability and amount of a termination fee payable in the event that Moody I terminated a definitive merger agreement with Moody II in order to accept a superior proposal from a third party. The Moody I Special Committee inquired as to a reduced termination fee as a result of a superior proposal arising from a bidder contacted during the go shop period. The Moody I Special Committee requested that V&E and FBR revise the October 3 Merger Agreement and circulate the revised draft as expeditiously as possible.

On October 6, 2016, the Moody II Special Committee met with representatives of Venable and Houlihan Lokey to discuss the October 3 Merger Agreement. Representatives of Venable provided an overview of the terms of the October 3 Merger Agreement, noting that the October 3 Merger Agreement reflected the terms of the September 22 LOI. A representative of Venable explained that approval of the transaction by the Moody II’s stockholders is not required by Maryland law and that, consistent with Maryland law, the October 3 Merger Agreement did not contemplate a vote of Moody II stockholders. The participants at the meeting then discussed the go shop, termination and termination fee provisions of the October 3 Merger Agreement. The participants also discussed the structure of the merger between the Moody I OP and the Moody II OP and the need for an amendment to Moody I’s charter in order to consummate the Proposed Merger.

On October 7, 2016, Everest REIT Investors I LLC, or Everest, made an all cash tender offer for up to 670,000 shares of Moody I common stock at $7.75 per share, or the Everest Proposal.

On October 10, 2016, the Moody I Special Committee met with representatives of V&E and FBR to discuss V&E’s and FBR’s revisions to the October 3 Merger Agreement. The Moody I Special Committee discussed certain terms and conditions of the October 3 Merger Agreement, including proposed termination rights, terminations fees, the go shop restrictions and related provisions. At the request of the Moody I Special Committee, FBR agreed to research and analyze potential third-party acquirers of Moody I. The Moody I Special Committee requested that V&E revise the October 3 Merger Agreement to reflect these discussions and circulate the revised merger agreement as expeditiously as possible. Following a review of revisions to the October 3 Merger Agreement, the Moody I Special Committee transmitted a revised draft merger agreement to Moody II and its advisors, or the October 10 Merger Agreement.

The Moody I Board met on October 13, 2016, to consider the Everest Proposal and voted to recommend against the Everest Proposal based on its determination that the Everest Proposal undervalued the Moody I common stock.

Between October 10 and October 17, 2016, representatives of Venable and Alston & Bird discussed the revisions included in the October 10 Merger Agreement, including Moody I’s proposed revisions to the representations and warranties. Venable and Alston & Bird discussed with representatives of Moody II and the Moody II Special Committee the proposed suspension of Moody II’s share repurchase plan. It was decided that the Moody II’s share repurchase plan should not be suspended and Alston & Bird added a provision to the revised draft merger agreement allowing repurchases of Moody II shares pursuant to Moody II’s share repurchase plan. On October 18, 2016, Moody II transmitted a revised draft merger agreement, or the October 18 Merger Agreement, to the Moody I Special Committee.

On October 20, 2016, the Moody I Special Committee met via teleconference with representatives of V&E and FBR to discuss the October 18 Merger Agreement. The Moody I Special Committee discussed, among other issues, the Moody I transaction fees and expenses and Moody II transaction fees and expenses. The Moody I Special Committee also considered whether the advisor to Moody I and the advisor to Moody II should be parties to the merger agreement. The Moody I Special Committee requested that V&E and FBR revise the merger agreement and circulate the revised version as expeditiously as possible. V&E transmitted a revised draft merger agreement, or the October 20 Merger Agreement, to Moody II and its advisors.

That same day, Moody I filed a Recommendation Statement on Schedule 14D-9 recommending that Moody I stockholders reject the Everest Proposal.

On October 24, 2016, the Moody I Special Committee met via teleconference with representatives of V&E and FBR to discuss the October 20 Merger Agreement. V&E provided an overview of discussions with Alston & Bird, regarding the preparation of schedules and exhibits to the merger agreement, and related process matters. The Moody I Special Committee discussed the remaining open issues in the October 20 Merger Agreement. The Moody I Special Committee requested that V&E and FBR work with Alston & Bird to complete further revisions to the merger agreement.

On October 24, 2016, the Moody II Special Committee met with representatives of Venable and Houlihan Lokey to discuss the October 20 Merger Agreement. Representatives of Venable provided an overview of the negotiations of the representations and warranties included in the October 20 Merger Agreement. The Moody II Special Committee directed Venable to reject any non-market changes to the representations and warranties, noting that the representations made by Moody II in the October 20 Merger Agreement would be necessary to protect the Moody II stockholders. Venable provided an overview of the termination fees payable by Moody II pursuant to the October 20 Merger Agreement, noting that Moody II’s maximum exposure would be $500,000. The participants at the meeting also discussed the status of the draft exhibits and schedules to the merger agreement.

From October 26, 2016 to October 28, 2016 Alston & Bird transmitted revised drafts of the merger agreement reflecting its discussions with Venable, V&E and FBR.

On November 4, 2016, the Moody I Special Committee met via teleconference with representatives of V&E and FBR to discuss the status of the merger agreement. V&E updated the Moody I Special Committee that the merger agreement and related transaction documents had been substantially negotiated, and FBR indicated that Moody II had not produced evidence of financing sufficient to consummate the Proposed Merger as required by the definitive LOI. The Moody I Special Committee also noted that Moody I and Moody II had not yet provided schedules to the merger agreement. The Moody I Special Committee discussed outstanding items related to the Proposed Merger and the appropriate path forward to address those items.

The Moody I Special Committee also discussed the recent expiration of the exclusivity period contemplated by the definitive LOI. FBR provided an overview of periodic inquiries received from one public hotel REIT, or “Party A,” following the announcement of the execution of the definitive LOI. The meeting participants discussed the potential benefits of contacting Party A following the expiration of the exclusivity period and the possibility that contacting Party A might jeopardize the Proposed Merger with Moody II. The Moody I Special Committee determined that it would contact Party A during the go shop period if a definitive agreement regarding the Proposed Merger were to be executed, but would refrain from contacting Party A at this time.

FBR provided a valuation update explaining the valuation metrics, precedent transactions and peer valuations used in preparing its valuations of Moody I and Moody II. FBR indicated that it preliminarily expected to be able to render its opinion that a definitive merger agreement substantially in the form of the October 28 Merger Agreement was fair from a financial point of view to the “unaffiliated” Moody I stockholders. The Moody I Special Committee agreed to review FBR’s materials and follow up with FBR with any questions.

On November 5, 2015, the Moody I Special Committee and the Moody II Special Committee agreed to extend exclusivity period contemplated by the definitive LOI to November 11, 2016, and on November 11, 2016, the Moody I Special Committee and the Moody II Special Committee agreed to further extend the exclusivity period to November 16, 2016.

On November 15, 2016, the Moody I Special Committee met with representatives of V&E and FBR to discuss the status of the Proposed Merger. V&E made a presentation to the Moody I Special Committee in which V&E described the duties of the directors of a Maryland corporation, including when acting as members of a special committee and in considering a transaction such as the Proposed Merger, and described the terms and conditions of the Proposed Merger and the definitive merger agreement. FBR then led the Moody I Special Committee through its valuation analysis of Moody I, Moody II and the Proposed Merger, including applicable valuation metrics, precedent transactions and peer valuations. FBR then provided the Moody I Special Committee with its opinion, previously distributed to the Moody I Special Committee for review and consideration, declaring that, subject to the assumptions, limitations and qualifications in its opinion, the consideration payable to the Moody I stockholders pursuant to the definitive merger agreement was fair, from a financial point of view, to Moody I’s stockholders (other than Moody II, Merger Sub or any of their respective affiliates).

The Moody I Special Committee and V&E discussed the proposed resolutions of the Moody I Special Committee approving the Proposed Merger and the other transactions contemplated by the definitive merger agreement. After a discussion regarding the proposed resolutions, the Moody I Special Committee approved and adopted the resolutions.

The Moody I Special Committee requested that V&E and FBR coordinate with Alston & Bird to render the latest draft of the merger agreement into definitive form and cause such agreement to be executed as expeditiously as possible following approval by the Moody I Board and the Moody II Special Committee and Board.

At the request of the Moody I Special Committee, FBR and V&E provided an overview of the go shop period that would commence upon execution of the Merger Agreement. The Moody I Special Committee instructed FBR & V&E to prepare all necessary documentation to fully utilize the go shop period.

Also on November 15, 2016, the Moody I Board met. Representatives from V&E provided the Moody I Board with a summary of the terms and conditions of the Proposed Merger and the definitive merger agreement and the Moody I Special Committee provided its recommendation that the Moody I Board approve the Proposed Merger and the definitive merger agreement. The Moody I Board unanimously approved the Proposed Merger and the definitive merger agreement.

On November 16, 2016, the Moody II Special Committee met with representatives of Venable and Houlihan Lokey to discuss the status of the Proposed Merger. A representative of Venable provided the Moody II Special Committee with an overview of the duties of directors of a Maryland corporation, including when acting as a member of a special committee, in considering a transaction such as the Proposed Merger. Venable provided a summary of the terms and conditions of the fully-negotiated draft of the merger agreement. The Moody II Special Committee and representatives of Venable discussed the proposed resolutions of the Moody II Special Committee approving the definitive merger agreement, including the Proposed Merger. The Moody II Special Committee approved the resolutions.

After the Moody II Special Committee meeting, the Moody II Board met. Representatives from Venable and Alston & Bird provided the Moody II Board with a summary of the terms and conditions of the Proposed Merger and the definitive merger agreement. The Moody II Special Committee provided its recommendation that the Moody II Board approve the Proposed Merger and the definitive merger agreement. The Moody II Board unanimously approved the Proposed Merger and the definitive merger agreement. Later that day, Moody I and Moody II executed the merger agreement.

Recommendation of the Moody I Board and Its Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Moody I Board consulted with the Moody I Special Committee’s legal and financial advisors and considered the unanimous recommendation of the Moody I Special Committee. In reaching their respective determinations, the Moody I Board and Moody I Special Committee considered a number of factors, including the following material factors which the Moody I Board and Moody I Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement:

●	when Moody I conducted its initial public offering beginning in 2008, Moody I indicated that within approximately four to six years it intended to complete a transaction providing liquidity for its stockholders including events such as (1) selling all or substantially all of its assets, (2) conducting a merger or another transaction in which its stockholders would receive cash or shares of a publicly traded company, or (3) listing its shares on a national securities exchange;

●	the appraised market value of the portfolio, as well as the financial performance, financial condition, business operations and prospects, of each of Moody I and Moody II, independently and as a combined entity;

●	the merger consideration to be received by Moody I stockholders in the Merger is no less than $10.25 per Moody I share, compared to the initial public offering price for Moody I common stock of $10.00 per share;

●	the right of Moody I stockholders under the Merger Agreement to elect to receive the merger consideration in either cash or in shares of Moody II common stock, and the immediate liquidity available to Moody I stockholders that elect to receive cash, subject to the limitation that no more than 50% of the issued and outstanding shares of Moody I common stock may be exchanged for cash consideration in the Merger;

●	the receipt of Moody II common stock as part of the merger consideration provides Moody I stockholders the opportunity to continue ownership in the Combined Company, which is expected to provide a number of significant potential strategic opportunities and benefits, including that the Combined Company, with enhanced geographic diversity and a strategically consistent portfolio of select-service hotels, with continued focus on Hilton, Marriott and Hyatt brands, will own and operate 14 hotels and over 1900 guest rooms in 6 states, which will allow Moody I stockholders to benefit from a platform that offers enhanced ability to take advantage of opportunistic growth opportunities;

●	the transaction fees and costs associated with a sale or sales of all or substantially all of the Moody I properties would be significant even when compared to the transaction fees and costs to be incurred by Moody I in connection with the Merger, thus decreasing returns to stockholders; for example, mortgages would have to be assumed by purchasers or prepaid, possibly with associated fees and penalties, and the promoted interest payment and disposition fees payable to the Moody I Advisor or its affiliates would be substantially higher;

●	the integrated organizational structure of the Combined Company will allow management of Moody I and Moody II to focus its efforts on the operation of a single REIT;

●	the Combined Company will benefit from the capital raising activities and growth of Moody II which will allow the Combined Company to, among other things, acquire additional properties and capture opportunities across business cycles;

●	the exchange ratio in the Merger Agreement has a fixed floor and will not be adjusted in the event of any change in the value of the shares of Moody I common stock, which limits the impact of external factors on the Merger;

●	the written opinion of FBR, dated November 16, 2016, to the Moody I Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, to the “unaffiliated holders” (as defined therein) of shares of Moody I common stock of the consideration to be received by the Moody I stockholders in the Merger pursuant to the Merger Agreement, which opinion was based on and subject to the procedures followed, assumptions made and limitations and qualifications on the review undertaken as more fully described in the section entitled “—Opinion of the Moody I Special Committee’s Financial Advisor” beginning on page 76;

●	the Merger Agreement provides Moody I a 45-day “go shop” period during which the Moody I Special Committee may actively solicit any inquiries or the making of any proposal, that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in “The Merger Agreement—No Solicitation of Transactions by Moody I”) by way of contacting third parties, providing an opportunity to determine if the offer permits Moody I to terminate the Merger Agreement after complying with applicable provisions to enter into an agreement for a Superior Proposal (as defined in “The Merger Agreement—No Solicitation of Transactions by Moody I”) in connection with the go shop process upon the payment to Moody II of a $1 million termination fee plus reimbursement of up to $500,000 of the reasonable, actual and documented costs and expenses incurred by Moody II as a result or in connection with the Mergers;

●	after expiration of the “go shop” period, the Merger Agreement provides Moody I with the ability, under certain specified circumstances, to consider an Acquisition Proposal if the Moody I Special Committee determines, in good faith, it is reasonably expected to lead to a Superior Proposal and provides the Moody I board with the ability, under certain specified circumstances, to make an “Adverse Recommendation Change” (as defined in “The Merger Agreement—No Solicitation of Transactions by Moody I”) and to terminate the Merger Agreement following Adverse Recommendation Change and/or in order to enter into an agreement with respect to a Superior Proposal outside the go shop process upon payment of a $2 million termination fee plus expense reimbursement of up to $500,000 of the reasonable, actual and documented costs and expenses incurred by Moody II as a result or in connection with the Mergers;

●	the Merger Agreement and the Charter Amendment are each subject to approval of the holders of a majority of the outstanding shares of Moody I common stock;

●	the intent for the Merger to qualify as a reorganization for U. S. federal income tax purposes resulting in the deferral of recognition of taxable gain by the Moody I stockholders with respect to shares of Moody I common stock they receive in the Merger;

●	the anticipated benefits of the Mergers to the Combined Company, including potential substantial annual cost savings that will result from the increased efficiency of operating one public company instead of two;

●	the commitment on the part of each of Moody I and Moody II to complete the Merger as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any required government consents; and

●	the other terms of the Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the Merger Agreement.

The Moody I Board and Moody I Special Committee also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following material factors:

●	the decision of the Moody I Special Committee to agree to an exclusivity period pursuant to the LOI and the deterrent effect of such exclusivity period on alternative Acquisition Proposals prior to the execution of the Merger Agreement;

●	the risk that changes in general local and national economic conditions may adversely impact the Combined Company’s operating results and the hospitality industry could experience a significant decline in occupancy and average daily rates due to a reduction in both business and leisure travel;

●	the risk that the estimated value of Moody II common stock to be received by Moody I stockholders may decline as a result of the Merger if the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated;

●	the risk that, because the exchange ratio in the Merger Agreement will not be adjusted in the event of any increase in the value of the shares of Moody I common stock or decrease in the value of Moody II common stock, a decline in the value of Moody II that is unmatched by a similar decline in the value of Moody I would reduce the relative value of the Moody II common stock received in the Merger;

●	if the Moody I stockholders approve the Charter Amendment, the consummation of the Merger will not trigger “roll up” procedures set forth in the Moody I articles of incorporation;

●	the risk that a different strategic alternative could prove to be more beneficial to Moody I stockholders than the Proposed Merger;

●	the risk that, under the terms of the Merger Agreement, Moody I may be obligated to pay Moody II termination fees in the amount of $2 million or $1 million in certain circumstances, in addition to up to $500,000 in expense reimbursement fees in certain circumstances;

●	the risk that the anticipated benefits of the Mergers to the Combined Company may not be realized;

●	the terms of the Merger Agreement place limitations on the ability of Moody I to initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes any Acquisition Proposal beginning on January 1, 2017;

●	the risk that, while the Merger is expected to be completed, there is no assurance that all of the conditions to the parties’ obligations to complete the Merger will be satisfied or waived; such conditions necessary to closing include but are not limited to:

○	all consents or approvals of certain governmental authorities necessary for the consummation of the Mergers and the other transactions contemplated by the Merger Agreement will have been obtained and any applicable waiting periods in respect thereof will have expired or been terminated;

○	approval by the Moody I stockholders of the Merger and the Charter Amendment;

○	the absence of any judgment or decree issued by any governmental authority prohibiting the consummation of the Mergers, and the absence of any law that has been enacted by any governmental authority after the date of the Merger Agreement that prohibits the consummation of the Mergers; and

○	Moody II will have available by September 30, 2017, all funds necessary for the consummation of the Mergers and the other transactions contemplated by the Merger Agreement;

●	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

●	the obligations under the Merger Agreement regarding the restrictions on the operation of Moody I’s business during the period between the signing of the Merger Agreement and the completion of the Merger may delay or prevent Moody I from undertaking business opportunities that may arise or any other action it would otherwise take with respect to its operations absent the pending completion of the Merger;

●	the expenses to be incurred in connection with pursuing the Merger, including fees payable to the advisors of Moody I and Moody II;

●	Moody I and Moody II are affiliated entities with common management, and there are conflicts of interest inherent where the individuals who comprise the management teams of Moody I and Moody II are assisting the Moody I and Moody II Boards in connection with the Merger, and some of Moody I’s directors and executive officers have interests with respect to the Merger that are different from, and in addition to, those of Moody I stockholders generally, as more fully described in the sections entitled “—Interests of Moody I and Moody II Directors and Executive Officers in the Merger” beginning on page 88;

●	Moody II may not be able to raise the cash required to consummate the Merger and the other transactions contemplated by the Merger Agreement on a timely basis or at all;

●	the success of the Combined Company on an ongoing basis will depend on Moody II’s ability to raise significant amount of equity capital and invest such capital on attractive terms;

●	Moody I stockholders that elect to exchange their shares of Moody I common stock for shares of Moody II common stock will experience an immediate reduction in their dividend payments from 8.0% (based on a $10.00 per share price for Moody I common stock) to 7.0% (based on a $25.00 per share price for Moody II common stock);

●	due to limitations in the Merger Agreement on the number of shares of Moody I stock that may be converted to cash, not all Moody I stockholders will be able to realize full liquidity upon consummation of the Merger and the other transactions contemplated by the Merger Agreement, and the stockholders of the Combined Company may not be able to realize liquidity within their contemplated investment horizons or at all;

●	The property management fee payable by the Combined Company to the Moody II Advisor will be 4%, which is 1% higher than the 3% property management fee currently payable by Moody I to the Moody I Advisor; and

●	the types and nature of the risks described under the section entitled “Risk Factors” beginning on page 31.

The foregoing discussion of the factors considered by the Moody I Board and Moody I Special Committee is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the Moody I Board and the Moody I Special Committee. In view of the wide variety of factors considered in connection with their respective evaluations of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the Moody I Board and the Moody I Special Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered and individuals may have given different weights to different factors. The Moody I Board and the Moody I Special Committee conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The explanation and reasoning of the Moody I Board and the Moody I Special Committee and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 48.

After careful consideration, for the reasons set forth above and based on the unanimous recommendation of the Moody I Special Committee, the Moody I Board has (1) determined that the Merger Agreement, the Charter Amendment, the Mergers and the other transactions contemplated by the Merger Agreement are fair, reasonable, advisable and in the best interests of Moody I and Moody I stockholders and (2) approved the Merger Agreement, the Charter Amendment, the Mergers and the other transactions contemplated by the Merger Agreement. The Moody I Board unanimously recommends that Moody I stockholders vote for the proposal to approve the Merger, for the proposal to approve the Charter Amendment and for the Adjournment Proposal.

Moody II’s Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Moody II Board considered the recommendation of the sole member of the Moody II Special Committee. In reaching their respective determinations, the Moody II Board and Moody II Special Committee considered a number of factors, including the following material factors which the Moody II Board and Moody II Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement:

●	the acquisition of Moody I will allow Moody II to acquire stabilized, income-producing select-service hotel properties with premier brands, including, but not limited to, Hilton, and Hyatt, that have been fully constructed and that have significant operating histories;

●	the appraised market value of the portfolio, as well as the financial performance, financial condition, business operations and prospects, of each of Moody I and Moody II, independently and as a combined entity;

●	the merger consideration to be paid by Moody II in the Merger will not exceed $11.00, before the payment of transaction costs and expenses;

●	the right of Moody II under the Merger Agreement to pay at least 50% of the merger consideration in shares of Moody II common stock at a ratio based on a $25.00 per share price of Moody II common stock;

●	the stockholders of the Combined Company, including the Moody II stockholders, have the opportunity to continue ownership in the Combined Company, which is expected to provide a number of significant potential strategic opportunities and benefits, including that the Combined Company, with enhanced geographic diversity and a strategically consistent select service portfolio with continued focus on Hilton, Marriott and Hyatt brands, will own and operate 14 hotels and over 1900 guest rooms in 6 states, which will allow Moody II stockholders to benefit from a platform that offers enhanced ability to take advantage of opportunistic growth opportunities;

●	the integrated organizational structure of the Combined Company will allow management of Moody I and Moody II to focus its efforts on the operation of a single REIT;

●	the acquisition of Moody I will allow Moody II to grow without the expense of negotiating acquisitions of individual properties;

●	the exchange ratio in the Merger Agreement utilizes a fixed price per share of Moody II common stock and will not be adjusted in the event of any change in the value of the shares of Moody II common stock, which limits the impact of external factors on the Merger;

●	the Merger Agreement provides that Moody I will pay a $1 million termination fee plus reimbursement of up to $500,000 of the reasonable, actual and documented costs and expenses incurred by Moody II as a result of or in connection with the Merger if Moody I terminates the Merger Agreement during the “go shop” period after complying with applicable provisions to enter into an agreement for a Superior Proposal in connection with the go shop process;

●	the Merger Agreement provides that Moody I will pay a $2 million termination fee plus expense reimbursement of up to $500,000 of the reasonable, actual and documented costs and expenses incurred by Moody II as a result of or in connection with the Merger if after the “go shop” period, Moody I change in recommendation and terminates the Merger Agreement following such Moody I changes its recommendation and/or in order to enter into an agreement with respect to a Superior Proposal outside the go shop process;

●	the anticipated benefits of the Merger to the Combined Company, including potential substantial annual cost savings that will result from the increased efficiency of operating one public company instead of two;

●	the commitment on the part of each of Moody I and Moody II to complete the Merger as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any required government consents; and

●	the other terms of the Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the Merger Agreement.

The Moody II Board and Moody II Special Committee also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following material factors:

●	the risk that the Moody I stockholders do not approve the Merger or the Charter Amendment;

●	the risk that Moody I receives an Acquisition Proposal during the “go-shop” period;

●	the risk that changes in general local and national economic conditions may adversely impact the Combined Company’s operating results and the hospitality industry could experience a significant decline in occupancy and average daily rates due to a reduction in both business and leisure travel;

●	the risk that the estimated value of Moody II common stock may decline as a result of the Merger if the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated;

●	the risk that a different strategic alternative could prove to be more beneficial to Moody II stockholders than the Proposed Merger;

●	the risk that, under the terms of the Merger Agreement, Moody II may be obligated to pay Moody II up to $500,000 in expense reimbursement fees in certain circumstances;

●	the risk that the anticipated benefits of the Merger to the Combined Company may not be realized;

●	the risk that, while the Merger is expected to be completed, there is no assurance that all of the conditions to the parties’ obligations to complete the Merger will be satisfied or waived; such conditions necessary to closing include but are not limited to:

○	all consents or approvals of certain governmental authorities necessary for the consummation of the Merger and the other transactions contemplated by the Merger Agreement will have been obtained and any applicable waiting periods in respect thereof will have expired or been terminated;

○	approval by the Moody I stockholders of the Merger and the Charter Amendment;

○	the absence of any judgment or decree issued by any governmental authority prohibiting the consummation of the Merger, and the absence of any law that has been enacted by any governmental authority after the date of the Merger Agreement that prohibits the consummation of the Merger;

●	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

●	the restrictions in the Merger Agreement on the operation of Moody II’s business during the period between the signing of the Merger Agreement and the completion of the Merger may delay or prevent Moody II from undertaking business opportunities that may arise or any other action it would otherwise take with respect to its operations absent the pending completion of the Merger;

●	the expenses to be incurred in connection with pursuing the Merger, including fees payable to the advisors of Moody I and Moody II;

●	Moody I and Moody II are affiliated entities with common management, and there are conflicts of interest inherent where the individuals who comprise the management teams of Moody I and Moody II are assisting the Moody I and Moody II Boards in connection with the Merger, and some of Moody II’s directors and executive officers have interests with respect to the Merger that are different from, and in addition to, those of Moody II stockholders generally, as more fully described in the sections entitled “—Interests of Moody I and Moody II Directors and Executive Officers in the Merger” beginning on page 88;

●	Moody II may not be able to raise the cash required to consummate the Merger and the other transactions contemplated by the Merger Agreement on a timely basis or at all;

●	the success of the Combined Company on an ongoing basis will depend on Moody II’s ability to raise significant amount of equity capital and invest such capital on attractive terms; and

●	the types and nature of the risks described under the section entitled “Risk Factors” beginning on page 31.

The foregoing discussion of the factors considered by the Moody II Board and Moody II Special Committee is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the Moody II Board and the Moody II Special Committee. In view of the wide variety of factors considered in connection with their respective evaluations of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the Moody II Board and the Moody II Special Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered and individuals may have given different weights to different factors. The Moody II Board and the Moody II Special Committee conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The explanation and reasoning of the Moody II Board and the Moody II Special Committee and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 48.

After careful consideration, for the reasons set forth above and based on the unanimous recommendation of the Moody II Special Committee, the Moody II Board has (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair, reasonable, advisable and in the best interests of Moody II and Moody II stockholders and (2) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Opinion of the Moody I Special Committee’s Financial Advisor

The Moody I Special Committee retained FBR to provide it with financial advisory services in connection with the Merger and, if requested by the Moody I Special Committee, to render an opinion as to the fairness, from a financial point of view, of the consideration to be received in the Merger by Moody I’s common stockholders (other than Moody II, Merger Sub or any of their respective affiliates). The Moody I Special Committee selected FBR to serve as its financial advisor based on FBR’s qualifications, expertise and reputation, and its knowledge of Moody I’s business.

On November 15, 2016, FBR rendered its oral opinion to the Moody I Special Committee, which was subsequently confirmed in writing, to the effect that as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of the review undertaken by FBR, all as set forth in FBR’s opinion, the consideration to be received in the Merger by Moody I’s common stockholders was fair, from a financial point of view, to Moody I’s common stockholders (other than Moody II, Merger Sub or any of their respective affiliates).

The full text of the written opinion rendered by FBR, dated November 16, 2016, is attached to this proxy statement/prospectus as Annex C and is incorporated by reference into this proxy statement/prospectus in its entirety. The written opinion sets forth, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by FBR in rendering its opinion. You are encouraged to, and should, read carefully and in their entirety the opinion and the discussion below regarding the opinion and the analyses undertaken by FBR in connection with the opinion. The summary of FBR’s opinion contained in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. FBR’s opinion was directed to the Moody I Special Committee, in its capacity as such, and addressed only the fairness from a financial point of view, as of the date of the opinion, of the merger consideration to be received in the Merger by Moody I’s common stockholders other than Moody II, Merger Sub and their respective affiliates. FBR’s opinion was not intended to, and does not, constitute advice or a recommendation to any stockholder of Moody I as to how to vote or whether to take any other action with respect to the Merger.

In connection with rendering its opinion, FBR reviewed, among other things:

●	Certain publicly available material filed by Moody I with the SEC that FBR deemed to be relevant;

●	Certain historical and projected financial and operating information (including property-level financial and operating information) relating to Moody I’s business, earnings, assets and liabilities and to the prospects of Moody I, including certain financial projections (the “Moody I Projections”), each as prepared by Moody I’s management;

●	The form of Termination Agreement;

●	Certain publicly available material filed by Moody II with the SEC that FBR deemed to be relevant;

●	Certain historical and projected financial and operating information (including property-level financial and operating information) relating to Moody II’s business, earnings, assets and liabilities and to the prospects of Moody II, including certain financial projections (the “Moody II Projections”), each as prepared by Moody II’s management; and

●	The form of Amended and Restated Advisory Agreement.

In addition, FBR:

●	Held discussions with members of the respective management teams of Moody I and Moody II concerning their views of their respective company’s operations, financial condition and prospects, on a stand-alone basis and on a combined basis that gave effect to the Merger;

●	Reviewed certain financial and stock market information for selected publicly traded companies that FBR deemed to be relevant;

●	Reviewed certain financial and stock market information for selected precedent hospitality REITs and select service lodging M&A transactions that FBR deemed to be relevant;

●	Performed discounted cash flow analyses for Moody I based on projections provided by Moody I’s management;

●	Performed discounted cash flow analyses for Moody II based on projections provided by Moody II’s management;

●	Performed net asset value (“NAV”) analyses for Moody I based on projections provided by Moody I’s management;

●	Performed NAV analyses for Moody II based on projections provided by Moody II’s management; and

●	Performed such other studies and analyses, conducted such discussions, and reviewed such other presentations, reports, and materials as FBR deemed appropriate.

In rendering its opinion, FBR assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to FBR by Moody I, Moody II or their respective representatives or advisors or obtained by FBR from other sources. FBR did not independently verify (nor did it assume any obligation to verify) any such information. FBR did not undertake an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Moody I or Moody II. FBR did not evaluate the solvency or fair value of Moody I or Moody II under any state or federal laws relating to bankruptcy, insolvency or similar matters. FBR assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that, in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to its analysis. FBR assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis, that the representations and warranties of each party contained in the Merger Agreement will be true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification. FBR was advised by Moody I, and FBR assumed, without independent investigation, that the Moody I Projections were reasonably prepared and reflected the best currently available estimates and good faith judgment of Moody I’s management of the expected future competitive, operating and regulatory environments and related financial performance of Moody I. FBR was advised by Moody II, and FBR assumed, without independent investigation, that the Moody II Projections were reasonably prepared and reflected the best currently available estimates and good faith judgment of Moody II’s management of the expected future competitive, operating and regulatory environments and related financial performance of Moody II. FBR expressed no opinion with respect to the Moody I Projections or the Moody II Projections, including the assumptions on which they were based. FBR assumed no obligation to conduct, and FBR did not conduct, any physical inspection of any properties or facilities of, or managed by, Moody I or Moody II. The financial projections and estimates provided to, and utilized by, FBR are summarized below under “Certain Unaudited Moody I Prospective Financial Information” beginning on page 83 and “Certain Unaudited Moody II Prospective Financial Information” beginning on page 86. None of the financial projections furnished to FBR (including the Moody I Projections and the Moody II Projections) gives effect to the offering and sale of common stock that Moody II is expected to continue after the Merger, or to the investment of the net proceeds expected to be realized from that offering.

FBR’s opinion was necessarily based on financial, economic, market and other conditions and circumstances as they existed and could be evaluated, and the information made available to FBR, as of the date of the opinion. FBR did not undertake, and is under no obligation to, update, reaffirm or withdraw its opinion, or otherwise comment on or consider, any fact or matter affecting its opinion which may occur or come to FBR’s attention after the date of its opinion.

FBR’s opinion was furnished for the use of the Moody I Special Committee (in its capacity as such) in connection with that committee’s consideration of the Merger.

FBR was not requested to opine as to, and did not express an opinion as to or otherwise address, among other things, (i) the business decision of the Moody I Special Committee or the Moody I Board to proceed with or complete the Merger or any related transaction, (ii) the relative merits of the Merger and any other transaction or business strategy; (iii) the structure, terms or effect of any other aspect of the Merger or any other transaction contemplated by the Merger Agreement; (iv) the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Moody I’s external manager, its officers, directors or employees, or any class of such persons in connection with the Merger relative to the Merger consideration. FBR did not express any opinion as to the prices at which Moody I’s or Moody II’s common stock or other securities will trade following the announcement or closing of the Merger. FBR is not an expert in, and its opinion did not address, any of the legal, tax or accounting aspects of the Merger. FBR relied on the assessments by the Moody I Special Committee, the Moody I Board and their respective advisors (other than FBR) as to all legal, regulatory, accounting and tax matters relevant to the Merger and any related transactions.

FBR’s opinion was only one of many factors considered by the Moody I Special Committee in evaluating the proposed Merger. Neither FBR’s opinion nor its analyses were determinative of the amount or form of the merger consideration or of the views of the Moody I Special Committee, the Moody I Board or any other party with respect to the Merger or any related transaction. FBR was not requested to, and it did not, recommend the amount or form of the consideration to be received by Moody I’s common stockholders in the Merger or any related transaction or that any given amount or form of consideration constituted the only appropriate consideration for the Merger or any related transaction. The amount and form of the merger consideration were not determined by FBR. The decision to cause Moody I to enter into the Merger Agreement was made solely by the Moody I Special Committee and the Moody I Board.

Summary of Financial Analyses Performed by FBR

The following is a summary of the material financial analyses that were performed by FBR in connection with the rendering of this opinion and were reviewed with the Moody I Special Committee on November 15, 2016.

The order in which FBR’s analyses are described below do not represent the relative importance or weight given to those analyses by FBR. The summary text describing each financial analysis does not constitute a complete description of FBR’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by FBR. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by FBR with respect to any of the analyses performed by it in connection with the FBR opinion. Rather, FBR made its determination as to the fairness of the merger consideration, from a financial point of view, to Moody I’s common stockholders (other than Moody II, Merger Sub and their respective affiliates) on the basis of its experience and professional judgment after considering the results of all of the analyses that FBR performed. The analyses summarized below include information provided in tabular formats. The respective tables do not constitute a complete description of the analyses to which they relate.

Except as otherwise noted, the information utilized by FBR in its analyses, to the extent based on market data, was based on market data as it existed on or before November 15, 2016 and therefore is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.

In conducting its analyses, FBR used four primary methodologies to assess the fairness, from a financial point of view, of the consideration to be received in the Merger by Moody I’s common stockholders (other than Moody II, Merger Sub and their respective affiliates). FBR conducted selected comparable public companies analyses, selected precedent transaction analyses, discounted cash flow (DCF) analyses, and net asset value (NAV) analyses. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, none of the other companies whose financial attributes were considered in these analyses (as described below) is identical to Moody I or Moody II, and those companies all differ in material ways. The fairness analysis described below is not mathematical; rather it involves complex considerations and judgments concerning, among other things, differences in financial and operating characteristics of the companies and transactions considered by FBR, other factors that could affect the public trading value of the selected companies or financial terms of the transactions considered by FBR, in its comparable companies and corporate transactions analyses, and market conditions and other factors considered by FBR in its NAV and DCF analyses. FBR used these analyses to determine the impact of various financial metrics on the implied value per common share of Moody I and Moody II. Each of these analyses yielded a range of implied values, and the implied value ranges developed from these analyses were viewed by FBR collectively and not individually.

The implied exchange ratio ranges referenced below were calculated by (i) dividing the low end of the implied value range derived for Moody I from those analyses by the high end of the implied value range derived for Moody II from those analyses in order to calculate the low end of the implied exchange ratio ranges and (ii) dividing the high end of the implied value range derived for Moody I from those analyses by the low end of the implied value range derived for Moody II from those analyses in order to calculate the high end of the implied exchange ratio ranges.

Selected Publicly Traded Companies Analyses

FBR reviewed and compared certain publicly available financial information regarding four publicly traded REITs. These REITs were selected by FBR because each of them owns select service lodging properties, which is the same property type in which Moody I and Moody II invest. The four REITs selected by FBR were:

●	Apple Hospitality REIT, Inc.

●	Chatham Lodging Trust

●	RLJ Lodging Trust

●	Summit Hotel Properties, Inc.

For purposes of these analyses, FBR analyzed certain financial data for each of the four companies, including the consensus Wall Street research analyst forecasts (referred to as Street consensus) of calendar year 2016 funds from operations (referred to as FFO) per share, calendar year 2017 FFO per share, calendar year 2016 EBITDA, and calendar year 2017 EBITDA. The FFO per share forecasts were compared to the respective companies’ share prices, and the EBIDTA forecasts were compared to the respective companies’ enterprise values. These comparisons were based on the respective closing prices of the companies’ shares on September 2, 2016 and on the most recent publicly available information and Street consensus estimates as of the date of FBR’s opinion.

The following table reflects the results of these analyses for the four selected publicly traded REITs:

	High		Low		Mean		Median
Price/2016E FFO	10.7	x	8.6	x	9.7	x	9.7	x
Price/2017E FFO	10.3	x	8.8	x	9.6	x	9.7	x
EV/2016E EBITDA	14.3	x	10.2	x	11.9	x	11.6	x
EV/2017E EBITDA	11.4	x	10.1	x	11.4	x	11.1	x

FBR applied these multiple ranges to projected calendar year 2016 EBITDA and projected 2016 FFO for Moody I and Moody II, projected calendar year 2017 EBITDA and projected calendar year 2017 FFO for Moody I and Moody II, projected calendar year 2016 Normalized EBITDA for Moody I, and projected calendar year 2016 Normalized FFO for Moody I. The projected FFO and EBITDA for Moody I and Moody II used in this analysis were derived from the Moody I Projections and the Moody II Projections, respectively. Projected calendar year 2016 Normalized EBITDA and FFO for Moody I were calculated using calendar year 2015 operating metrics for Hampton Inn Energy Corridor, TownePlace Suites Fort Worth, Homewood Suites the Woodlands, Hampton Inn Austin Airport, Hilton Garden Inn Austin, and Homewood Suites Austin because those hotels were under renovation during 2016.

FBR used these analyses to derive the following implied per share value reference ranges for the common stock of Moody I and Moody II:

Moody I	Implied Per Share Value Reference Ranges
Price/2016E FFO	$5.58 - $6.92
Price/2016E Normalized FFO	$7.45 - $9.23
Price/2017E FFO	$9.93 - $11.60
EV/2016E EBITDA	$0.90 - $6.00
EV/2016E Normalized EBITDA	$3.12 - $9.11
EV/2017E EBITDA	$4.21 - $6.35

Moody II	Implied Per Share Value Reference Ranges
Price/2016E FFO	$10.78 - $13.35
Price/2017E FFO	$14.74 - $17.22
EV/2016E EBITDA	$8.49 - $20.55
EV/2017E EBITDA	$7.96 - $11.90

Utilizing the implied per share equity value reference ranges derived for Moody I and Moody II as described above, FBR calculated the following implied exchange ratio reference ranges, which FBR compared to the exchange ratio for the stock component of the merger consideration for the Merger of 0.41x:

Implied Exchange Ratio Reference Ranges
Price/2016E FFO	0.42x - 0.64x
Price/2016E Normalized FFO	0.56x - 0.86x
Price/2017E FFO	0.58x - 0.79x
EV/2016E EBITDA	0.04x - 0.71x
EV/2016E Normalized EBITDA	0.15x - 1.07x
EV/2017E EBITDA	0.35x - 0.80x

No company utilized in the selected publicly traded companies analyses summarized above is identical to Moody I or Moody II. In evaluating the selected publicly traded companies and performing its analyses, FBR made various judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond Moody I and Moody II’s control, such as the impact of competition on Moody I, Moody II and the industry generally, industry growth, and assumed the absence of any adverse material change in the financial condition and prospects of Moody I, Moody II or the industry, or in the financial markets in general.

Selected Precedent Transaction Analyses

FBR reviewed publicly available financial information regarding the following nine selected transactions involving select service lodging REITs and large select service lodging asset portfolios:

Acquiror	Target
Apple Hospitality REIT, Inc.	Apple REIT Ten, Inc.
MCR Development	MAR/HLT Portfolio (18 hotels)
Unknown	RLJ 24 Hotel Portfolio
Lone Star Funds	Hyatt limited service portfolio
Northstar	Chatham Lodging Trust Inland American limited service portfolio
American Realty Capital	Equity Inns
Apple REIT Nine, Inc.	Apple REIT Eight, Inc.
Apple REIT Nine, Inc.	Apple REIT Seven, Inc.
Blackstone Group L.P.	Apple REIT Six, Inc.

FBR selected these precedent transactions because they involved acquisitions announced since October 6, 2011 of companies or asset portfolios within the select service lodging industry, with a transaction value of at least $100 million, for which financial information sufficient for this purpose was publicly available. In this portion of FBR’s analysis, the financial data for the selected precedent transactions used by FBR was obtained from information that was publicly available when the respective transactions were announced. FBR calculated the EBITDA multiples and the price per key values reflected in the financial terms of these transactions.

The following table reflects the results of these analyses for the selected publicly traded REITs and large asset portfolios:

	High		Low		Mean		Median
EV/2016E EBITDA	15.6	x	12.9	x	13.7	x	13.4	x
EV/2016E Normalized EBITDA	15.6	x	12.9	x	13.7	x	13.4	x
Price/Key	$157,683		$82,079		$132,120		$140,646
Select Service Lodging Assets Price/Key	$375,000		$68,235		$150,000		$182,947

FBR also reviewed publicly available financial information relating to 47 selected transactions involving individual select service lodging assets. FBR selected these precedent transactions because they involved acquisitions of assets within the select service lodging industry with similar characteristics and in similar markets as the assets of Moody I and Moody II that occurred since December 31, 2014 and each had a transaction value of at least $5 million. FBR reviewed the price per key values reflected in the financial terms of these transactions to derive a reference range of prices per key of $109,592 to $245,422 for Moody I, using the 25th through the 75th percentiles of the price per key values reflected in the financial terms of the selected transactions and a reference range of $245,422 to $375,000 for Moody II, using the 75th through the 100th percentiles of the price per key values reflected in the financial terms of the selected transactions. The financial data for the selected transactions used by FBR was obtained from information that was publicly available when the respective transactions were announced. Different price per key reference ranges were used by FBR for Moody I and Moody II based on FBR’s professional judgment as to the relative quality and market characteristics of the assets owned by Moody I and Moody II.

FBR applied the reference ranges generated by the selected transaction analyses summarized above to Moody I’s 2016 EBITDA and Normalized EBITDA (calculated based on the Moody I Projections as described above under “—Selected Publicly Traded Companies Analyses”) and to 1,595 keys (representing the number of rooms in Moody I’s properties as of September 30, 2016). FBR applied the reference ranges generated by the 47 selected transactions involving individual select service assets Moody II’s 2016 EBITDA (derived from the Moody II Projections) and to 346 keys (representing the number of rooms in Moody II’s properties as of September 30, 2016). The reference ranges for the nine selected transactions involving select service lodging REITs and large select service lodging asset portfolios were not applied to any of Moody II’s metrics based on FBR’s professional judgment as to the relative quality and market characteristics of the assets owned by Moody II and the assets comprising the entities in selected transactions. The analyses indicated the following implied per share value reference ranges for the common stock of Moody I and Moody II:

Moody I	Implied Per Share Value Reference Ranges
EV/2016E EBITDA	$4.24 - $7.64
EV/2016E Normalized EBITDA	$7.04 - $11.03
Large Transactions Price/Key	$0.00 - $6.12
Select Service Lodging Assets Price/Key	$0.66 - $16.09

Moody II	Implied Per Share Value Reference Ranges
EV/2016E EBITDA	$16.37 - $24.41
Select Service Lodging Assets Price/Key	$10.66 - $27.66

No company or asset utilized in the selected precedent transaction analyses is identical to Moody I or Moody II or the assets of Moody I or Moody II. In evaluating selected precedent transactions and performing its analyses, FBR made various judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond Moody I and Moody II’s control, such as the impact of competition on Moody I, Moody II and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Moody I, Moody II or the industry, or in the financial markets in general.

The per share value reference ranges derived from these analyses as described above were used to derive the exchange ratio reference ranges shown in the table below, which FBR compared to the exchange ratio for the stock component of the merger consideration payable in the Merger of 0.41x:

Implied Exchange Ratio Reference Ranges
EV/2016E EBITDA	0.17x - 0.47x
EV/2016E Normalized EBITDA	0.29x - 0.67x
Price/Key	0.02x - 1.51x

NAV Analyses

FBR analyzed Moody I and Moody II based on the net asset value, or NAV, of each REIT. To calculate an aggregate value for each company’s real estate assets, FBR applied a range of blended capitalization rates to the projected calendar year 2017 net operating income (or NOI) for the properties owned by each REIT as of September 30, 2016, as reflected in the Moody I Projections and the Moody II Projections. For Moody I, FBR applied a range of blended capitalization rates sourced from appraisals commissioned by Moody I and from the CBRE North America Cap Rate Survey First Half 2016. Based on those sources FBR derived reference capitalization rate ranges of 8.0% – 9.5% for calendar year 2017 estimated NOI utilizing the Terminal Capitalization Rates from the appraisals, 6.4% – 9.0% for calendar year 2017 estimated NOI, utilizing the Derived Capitalization Rates from the appraisals, and 7.3% – 8.8% for calendar year 2017 estimated NOI based on the capitalization rates from the CBRE North America Cap Rate Survey First Half 2016. In addition to the capitalization rate methodology, FBR also calculated an aggregate value for Moody I’s real estate assets by summing the individual “As-is”, and in some cases the “When-Complete” appraised values for each property reflected in the appraisals commissioned by Moody I. For Moody II, FBR derived a range of blended reference capitalization rates sourced from appraisals commissioned by Moody II and from the CBRE North America Cap Rate Survey First Half 2016. This resulted in reference capitalization rate ranges of 7.5% – 9.3% for calendar year 2017 estimated NOI, utilizing the Terminal Capitalization Rates from the appraisals, 7.2% – 9.0% to calendar year 2017 estimated NOI utilizing the Derived Capitalization Rates from the appraisals, and 6.5% – 7.3% for calendar year 2017 estimated NOI based on the capitalization rates from the CBRE North America Cap Rate Survey First Half 2016. In addition to the capitalization rate methodology, FBR also calculated an aggregate value for Moody II’s real estate assets by summing the individual “As-is” appraised values for each property reflected in the appraisals commissioned by Moody II.

The capitalization rate ranges derived by FBR through these analyses represented estimated blended rates reflecting FBR’s professional opinion as to the relative quality of the assets held by Moody I and Moody II and based on estimated private market capitalization rates by property type, market size and location, and other subjective factors. FBR calculated an indicative range of the NAVs of Moody I and Moody II by adding to the derived range of real estate asset values, each REIT’s cash and the value of the REIT’s other tangible assets and subtracting the balance of debt and other non-contingent liabilities for each REIT. In the case of Moody I, when using the appraised values to calculate an aggregate value for Moody I’s real estate assets, approximately $7.0 million of cash held in a PIP escrow was excluded from Moody I’s assets. FBR derived implied per share value reference ranges for Moody I and Moody II based on the NAV ranges derived from the analyses summarized above.

FBR used these analyses to derive the following implied per share value reference values for the common stock of Moody I and Moody II:

Moody I	Implied Per Share Value Reference Ranges
Appraised Value	$10.18
Terminal Cap Rate	$8.77
Derived Cap Rate	$10.71
CBRE Cap Rate	$9.35

Moody II	Implied Per Share Value Reference Ranges
Appraised Value	$22.53
Terminal Cap Rate	$21.21
Derived Cap Rate	$22.73
CBRE Cap Rate	$28.18

Utilizing those per share value reference ranges, FBR derived the following implied reference exchange ratios, which FBR compared to the exchange ratio for the stock component of the merger consideration payable in the Merger of 0.41x:

Implied Reference Exchange Ratio
Appraised Value	0.45x
Terminal Cap Rate	0.41x
Derived Cap Rate	0.47x
CBRE Cap Rate	0.33x

Discounted Cash Flow Analyses

FBR performed separate discounted cash flow analyses for Moody I and Moody II. FBR calculated the present value of the unlevered free cash flows (defined for this purpose as earnings before interest, taxes, depreciation, and amortization, excluding non-cash items, less capital expenditures forecasted by the respective managements of Moody I and Moody II, as reflected in the Moody I Projections and the Moody II Projections). FBR calculated terminal values for Moody I and Moody II by applying terminal EBITDA multiples ranging from approximately 10.0x to 13.0x for Moody I and Moody II based on the EBITDA for calendar year 2020 reflected in the Moody I Projections and the Moody II Projections and by applying a perpetuity growth rate of 1.0% to 2.0% to each REIT’s projected unlevered cash flow for calendar year 2021. The cash flows and terminal values were then discounted to present value as of June 30, 2016 using discount rates reflecting estimates of Moody I’s and Moody II’s respective weighted average costs of capital. For Moody I, the discount rate used was 8.2% and for Moody II, the discount rate used was 8.3%.

FBR used these analyses to derive the following implied per share value reference ranges for the common stock of Moody I and Moody II:

Moody I	Implied Per Share Value Reference Ranges
EBITDA Exit Multiple	$6.25 - $9.91
Perpetuity Growth Rate	$9.61 - $12.37

Moody II	Implied Per Share Value Reference Ranges
EBITDA Exit Multiple	$11.67 - $18.23
Perpetuity Growth Rate	$18.05 - $23.07

Utilizing those implied per share value reference ranges, FBR derived the following implied exchange ratio reference ranges, which FBR compared to the exchange ratio for the stock component of the merger consideration payable in the Merger of 0.41x:

Implied Exchange Ratio Reference Ranges
EBITDA Exit Multiple	0.34x - 0.85x
Perpetuity Growth Rate	0.42x - 0.69x

Certain Unaudited Moody I Prospective Financial Information

Moody I does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity underlying assumptions and estimates. In connection with the Moody I Special Committee’s consideration of the Proposed Merger, Moody I’s management prepared certain non-public unaudited prospective financial information regarding Moody I’s anticipated future performance on a stand-alone basis for fiscal years 2016 through 2020 (the “Moody I financial projections”), which are summarized below. The Moody I financial projections were provided, in whole or in part, (i) to the Moody I Special Committee and to FBR for FBR’s use and reliance in connection with its financial analyses and opinion (see “—Opinion of the Moody I Special Committee’s Financial Advisor) and (ii) to the Moody II Special Committee and its financial advisor.

The Moody I financial projections are summarized in this proxy statement/prospectus solely to give Moody I stockholders access to information that was made available to the Moody I Special Committee and FBR in connection with their respective evaluations of the Mergers, and are not included in this proxy statement/prospectus in order to influence any Moody I stockholder to make any investment or voting decision with respect to the Merger.

The Moody I financial projections were prepared solely for internal use and are subjective in many respects. The inclusion of a summary of the Moody I financial projections in this proxy statement/prospectus should not be regarded as an indication that any of Moody I, Moody II, or their respective financial advisors or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

The Moody I financial projections were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with GAAP or with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, neither Moody I’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any audit or other procedures with respect to the Moody I financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of Moody I contained in Moody I Annual Report on Form 10-K for the year ended December 31, 2015, which is attached as Annex D, relates to Moody I’s historical financial statements. It does not extend to the Moody I financial projections and should not be read to do so.

Furthermore, the Moody I financial projections do not necessarily reflect Moody I’s current estimates and do not take into account any circumstances or events occurring after the date they were prepared. In particular, the Moody I financial projections set forth below do not give effect to the Mergers nor do they take into account the effect of any failure of the Mergers to occur.

Although the Moody I financial projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events. The Moody I financial projections were based on assumptions and estimates that Moody I’s management believed were reasonable at the time the Moody I financial projections were prepared, taking into account relevant information available to Moody I’s management at the time, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 31 and 48, respectively, and in Moody I’s Annual Report on Form 10-K for the year ended December 31, 2015, which is attached as Annex D to this proxy statement/prospectus. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of Moody I and will be beyond the control of the Combined Company. As a result, neither Moody I, Moody II nor any of their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ materially from the Moody I financial projections, and neither Moody I nor any of its affiliates undertakes any obligation to update or otherwise revise or reconcile the Moody I financial projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events.

The inclusion of a summary of the Moody I financial projections herein should not be deemed an admission or representation by Moody I or Moody II that such financial projections are viewed by Moody I or Moody II as material information of Moody I. The Moody I financial projections should be evaluated in conjunction with Moody I’s reported financial results and the risk factors with respect to the business of Moody I. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 48 and “Where You Can Find More Information” beginning on page 168.

The following summarizes the Moody I financial projections:

	Years Ending December 31,
(in millions of U.S. dollars)	2016E	2017E	2018E	2019E	2020E
Net Operating Income (NOI)(1)	$17.5	$22.1	$23.5	$24.7	$25.6
EBITDA(2)	$17.4	$22.3	$23.9	$25.2	$26.2
Normalized EBITDA(3)	$20.5	$22.3	$23.9	$25.2	$26.2
Funds From Operations (FFO)(4)	$9.1	$15.8	$18.7	$20.7	$22.4
Normalized FFO(3)	$12.1	$15.8	$18.7	$20.7	$22.4

(1)	Net Operating Income (NOI) is defined as rental property revenues less rental property operating expenses.

(2)	EBITDA is net income attributable to Moody I for such period excluding: (i) interest income, (ii) interest expense, (iii) provision for taxes on income and (iv) depreciation and amortization expenses. EBITDA is a non-GAAP financial measure within the meaning of Regulation G promulgated by the SEC that is used by Moody I and that Moody I believes, when considered together with GAAP financial measures, provides information that is useful to investors in understanding Moody I’s operating results. Non-GAAP financial measures should not be considering in isolation from, or as a substitute for, and should be reviewed in conjunction with, financial information presented in accordance with GAAP. Non-GAAP financial measures used by Moody I may not be comparable to similarly titled financial measures used by Moody II or other companies. Consequently, the financial metrics presented in Moody I’s and Moody II’s prospective financial information and in sections of this document with respect to the opinions of their respective financial advisors may not be directly comparable to one another.

(3)	Projected calendar year 2016 Normalized EBITDA and FFO for Moody I were calculated using calendar year 2015 operating metrics for Hampton Inn Energy Corridor, TownePlace Suites Fort Worth, Homewood Suites the Woodlands, Hampton Inn Austin Airport, Hilton Garden Inn Austin, and Homewood Suites Austin because those hotels were under renovation during 2016.

(4)	Funds from Operations (FFO) is defined as a non-GAAP measure, consistent with the standards set forth in the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, but excluding gains or losses from sales of property and real estate related impairments, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Except as may be required by applicable securities laws, Moody I does not intend to, and disclaims any obligation to, update or otherwise revise the above unaudited prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such unaudited prospective financial information are shown to be in error or are no longer appropriate (even in the short term).

Certain Unaudited Moody II Prospective Financial Information

Moody II does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity underlying assumptions and estimates. In connection with the Moody II Special Committee’s consideration of the Proposed Merger, Moody II’s management prepared certain non-public unaudited prospective financial information regarding Moody II’s anticipated future performance on a stand-alone basis for fiscal years 2016 through 2020 (the “Moody II financial projections”), which are summarized below. The Moody II financial projections were provided, in whole or in part, (i) to the Moody II Special Committee and its financial advisor and (ii) to the Moody I Special Committee and FBR for FBR’s use and reliance in connection with its financial analyses and opinion (see “—Opinion of the Moody I Special Committee’s Financial Advisor”).

The Moody II financial projections are summarized in this proxy statement/prospectus solely to give Moody I stockholders access to information that was made available to the Moody I Special Committee and FBR in connection with their respective evaluations of the Mergers, and are not included in this proxy statement/prospectus in order to influence any Moody I stockholder to make any investment or voting decision with respect to the Merger.

The Moody II financial projections were prepared solely for internal use and are subjective in many respects. Further, the Moody II financial projections cover multiple years and such information by its nature becomes less predictive with each successive year. The inclusion of a summary of the Moody II financial projections in this proxy statement/prospectus should not be regarded as an indication that any of Moody I, Moody II, or their respective financial advisors or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events, and it should not be relied upon as such. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

The Moody II financial projections were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with GAAP or with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, neither Moody II’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any audit or other procedures with respect to the Moody II financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of Moody II contained in Moody II’s Annual Report on Form 10-K for the year ended December 31, 2015, which is attached as Annex F to this proxy statement/prospectus, relates to Moody II’s historical financial statements. It does not extend to the Moody II financial projections and should not be read to do so.

Furthermore, the Moody II financial projections do not necessarily reflect Moody II’s current estimates and do not take into account any circumstances or events occurring after the date they were prepared, and some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since such date. In particular, the Moody II financial projections set forth below do not give effect to the Mergers nor do they take into account the effect of any failure of the Mergers to occur, and should not be viewed as such.

Although the Moody II financial projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events. The Moody II financial projections were based on assumptions and estimates that Moody II’s management believed were reasonable at the time the Moody II financial projections were prepared, taking into account relevant information available to Moody II’s management at the time, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 31 and 48, respectively, and in Moody II’s Annual Report on Form 10-K for the year ended December 31, 2015, which is attached as Annex F to this proxy statement/prospectus. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of Moody II and will be beyond the control of the Combined Company. As a result, neither Moody I, Moody II nor any of their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ materially from the Moody II financial projections, and neither Moody II nor any of its affiliates undertakes any obligation to update or otherwise revise or reconcile the Moody II financial projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such financial projections are shown to be in error.

The inclusion of a summary of the Moody II financial projections herein should not be deemed an admission or representation by Moody I or Moody II that such financial projections are viewed by Moody I or Moody II as material information of Moody II, and in fact, neither Moody I nor Moody II views the Moody II financial projections as material because of the inherent risks and uncertainties associated with such long-term projections. Further, Moody II has made no representations to Moody II in the Merger Agreement or otherwise concerning the Moody II financial projections or the estimates on which they are based. The Moody II financial projections should be evaluated in conjunction with Moody II’s reported financial results and the risk factors with respect to the business of Moody II. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 48 and “Where You Can Find More Information” beginning on page 168.

The following summarizes the Moody II financial projections:

	Years Ending December 31,
(in millions of U.S. dollars)	2016E	2017E	2018E	2019E	2020E
Net Operating Income (NOI) (1)	$7.8	$8.0	$8.4	$8.7	$9.0
EBITDA(2)	$7.7	$7.7	$8.1	$8.5	$8.8
Funds From Operations (FFO)(3)	$2.1	$4.4	$5.1	$5.5	$6.0

(1)	Net Operating Income (NOI) is defined as rental property revenues less rental property operating expenses.

(2)	EBITDA is net income attributable to Moody II for such period excluding: (i) interest income, (ii) interest expense, (iii) provision for taxes on income and (iv) depreciation and amortization expenses. EBITDA is a non-GAAP financial measure within the meaning of Regulation G promulgated by the SEC that is used by Moody II and that Moody II believes, when considered together with GAAP financial measures, provides information that is useful to investors in understanding Moody II’s operating results. Non-GAAP financial measures should not be considering in isolation from, or as a substitute for, and should be reviewed in conjunction with, financial information presented in accordance with GAAP. Non-GAAP financial measures used by Moody II may not be comparable to similarly titled financial measures used by Moody I or other companies. Consequently, the financial metrics presented in Moody I’s and Moody II’s prospective financial information and in sections of this document with respect to the opinions of their respective financial advisors may not be directly comparable to one another.

(3)	Funds from Operations (FFO) is defined as a non-GAAP measure, consistent with the standards set forth in the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, but excluding gains or losses from sales of property and real estate related impairments, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Except as may be required by applicable securities laws, Moody II does not intend to, and disclaims any obligation to, update or otherwise revise the above unaudited prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such unaudited prospective financial information are shown to be in error or are no longer appropriate (even in the short term).

Directors and Management of the Combined Company After the Merger

Following the consummation of the Mergers, the Combined Company’s board of directors will consist of the following five members, all of whom are current directors of Moody I and/or Moody II: Brett C. Moody, Charles L. Horn, Clifford P. McDaniel, William H. Armstrong and John P. Thompson. Mr. Moody will serve as the Chairman of the board of directors of the Combined Company, and each of Messrs. Horn, McDaniel, Armstrong and Thompson will be independent directors of the Combined Company. Mr. Moody will serve as Chief Executive Officer and President of the Combined Company. Robert W. Engel will serve as Chief Financial Officer, Treasurer and Secretary of the Combined Company. Messrs. Moody and Engel currently hold the same positions for each of Moody I and Moody II.

Interests of Moody I and Moody II Directors and Executive Officers in the Merger

In addition to their interests in the Mergers as stockholders, some of the Moody I and Moody II directors and executive officers have interests in the Mergers that differ from, or are in addition to, the interests of the Moody I stockholders. The Moody I Special Committee and Moody I Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Mergers, the Merger Agreement, the Termination Agreement and Charter Amendment.

Affiliation of Moody I and Moody II

Moody I and Moody II are affiliated entities that are both sponsored by the Sponsor, which is owned and controlled by Brett C. Moody. The Sponsor controls both of Moody I Advisor and Moody II Advisor. Brett C. Moody also serves as the Chairman of both the Moody I Board and the Moody II Board. In addition, Brett C. Moody serves as President and Chief Executive Officer of Moody I and Moody II, and Robert W. Engel, who is also an employee of the Sponsor, serves as Chief Financial Officer, Treasurer and Secretary of Moody I and Moody II. Charles L. Horn serves as an independent director on the Moody I Board and the Moody II Board, and is the Chairman of the audit committees of both boards.

Officers and Directors of the Combined Company

Pursuant to the Merger Agreement and as noted above, two members of the Moody I Board—Messrs. Armstrong and Thompson—will be elected to the Moody II Board upon consummation of the Mergers. In addition, Mr. Moody will serve as Chairman of the board of directors, President and Chief Executive Officer of the Combined Company, and Mr. Engel will serve as Chief Financial Officer, Secretary and Treasurer of the Combined Company.

Termination Agreement

In connection with the Mergers, pursuant to the Termination Agreement, the Existing Moody I Advisory Agreement will be terminated and Moody I Advisor will receive an advisor termination payment of $5,580,685. Moody I Advisor is controlled by the Sponsor, which is owned and managed by Brett C. Moody.

Additionally, also pursuant to the Termination Agreement, Moody Holdings will receive a payment not to exceed $613,751 in consideration of the cancellation of certain special partnership units in Moody I OP held by Moody Holdings. The sole member of Moody Holdings is the Sponsor, which is owned and managed by Brett C. Moody.

Conversion of Outstanding Shares of Moody I Common Stock; Treatment of Moody I Restricted Stock

Shares of Moody I common stock owned by executive officers and directors of Moody I will be converted into the right to receive cash or shares of Moody II common stock on the same terms and conditions as the other Moody I stockholders. As of the Moody I record date, the executive officers and directors of Moody I beneficially owned, in the aggregate,              shares of Moody I common stock (including              shares held by the Sponsor, which is an entity controlled by Mr. Moody).

Independent directors of Moody I are also entitled to take part in an independent directors compensation plan. Pursuant to the independent directors compensation plan, each of Moody I’s then-current independent directors was granted 5,000 shares of restricted common stock when the minimum offering amount of $2,000,000 in the Moody I initial public offering was raised. Subsequently, each new independent director that joined the Moody I Board received 5,000 shares of restricted stock on the date he or she joined the Moody I Board. In addition, on the date of each of the first four annual meetings of stockholders at which an independent director is re-elected to the Moody I Board, he or she received 2,500 restricted shares. Subject to certain conditions, such restricted stock vests and become non-forfeitable in equal quarterly installments beginning on the first day of the first quarter following the date of grant; or will become fully vested on the earlier to occur of (1) the termination of the independent director’s service as a director due to his or her death or disability or (2) a change in control of our company. As of the date of this proxy statement/prospectus, all shares of restricted stock granted pursuant to Moody I’s independent directors compensation plan had vested.

Indemnification and Insurance

For a period of six years after the effective time of the Merger, pursuant to the terms of the Merger Agreement and subject to certain limitations, Moody II will, and will cause Merger Sub to, indemnify, defend and hold harmless the Indemnified Parties, for actions at or prior to the effective time of the Merger, including with respect to the transactions contemplated by the Merger Agreement. Moody II and the Surviving Entity have agreed that all rights to indemnification and exculpation from liabilities for acts provided in (i) the governing documents of Moody I or similar organizational documents or agreements of any subsidiary of Moody I and (ii) any indemnification agreements of Moody I will survive the Mergers and will continue in full force and effect in accordance with their terms. For a period of six years after the effective time of the Merger, the organizational documents of Moody II and the Surviving Entity and the organizational documents of any subsidiary of Moody II or subsidiary of Moody I will not have indemnification and director and officer liability limitation provisions less favorable than such provisions in the Moody I organizational documents.

Moody II has agreed to cause the Surviving Entity to maintain Moody I’s current directors’ and officers’ liability insurance policies for a period of six years after the effective time of the Merger. Notwithstanding the previous sentence, (i) the Surviving Entity may substitute directors’ and officers’ liability insurance policies from one or more insurance carriers with terms and retentions that are no less favorable in the aggregate than the coverage provided under Moody I’s existing policies, or (ii) Moody I may, in consultation with Moody II, obtain extended reporting period coverage under Moody I’s existing insurance programs for a period of six years after the effective time of the Merger. Notwithstanding the foregoing, (i) the Surviving Entity will not be required to pay annual premiums in excess of (for any one year) 300% of the annual premium currently paid by Moody I for such insurance, and (ii) if the annual premiums exceed 300%, the Surviving Entity will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium.

Acquisition Fees

In connection with the Mergers, pursuant to the Moody II Amended and Restated Advisory Agreement, Moody II Advisor will be entitled to an acquisition fee upon the closing of the Mergers of 1.5% of the aggregate net cash consideration paid to Moody I stockholders in the Merger. However, during the first year following the consummation of the Mergers, if Moody II sells a property previously owned by Moody I, then any disposition fee to which the Moody II Advisor would be entitled will be reduced by an amount equal to the portion of the Moody I Advisor termination payment described above attributable to such property.

Stockholder Servicing Fees

Moody II intends to pay Moody Securities the stockholder servicing fees, 100% of which will be re-allowed to the Moody I participating broker-dealers. Aggregate stockholder servicing fees could range from approximately $5,797,034 if the Moody I stockholders elect to receive the maximum amount of cash consideration permitted under the Merger Agreement, to $11,594,068 if the Moody I stockholders elect to receive no cash consideration. No stockholder servicing fees will be paid with respect to the cash consideration. In the event that the Merger is not consummated, no stockholder servicing fees will be paid. See “Stockholder Servicing Arrangements” for more information.

Security Ownership of Certain Beneficial Owners, Directors and Management—Moody I

The following table sets forth the beneficial ownership of Moody II common stock as of December 19, 2016 for (1) each person or group that holds more than 5.0% of Moody I common stock, (2) for each director and executive officer and (3) for all of Moody I’s directors and executive officers as a group. To the knowledge of Moody I, each person that beneficially owns shares of Moody I common stock has sole voting and disposition power with regard to such shares.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of All Shares
Brett C. Moody(3)	37,381	0.3%
Robert W. Engel	—	—
William H. Armstrong, III	21,874	0.2%
John P. Thompson	21,874	0.2%
Charles L. Horn	15,000	0.1%
All Directors and Executive Officers as a group (5 persons)	96,129	0.8%

(1)	The address of each named beneficial owner is c/o Moody National REIT I, Inc., 6363 Woodway Drive, Suite 110, Houston, Texas 77057.
(2)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(3)	Includes 37,381 shares owned by the Sponsor. The Sponsor is indirectly owned and controlled by Mr. Moody.

Security Ownership of Certain Beneficial Owners, Directors and Management—Moody II

The following table sets forth the beneficial ownership of Moody II common stock as of December 19, 2016 for (1) each person or group that holds more than 5.0% of Moody II common stock, (2) for each director and executive officer and (3) for all of Moody II’s directors and executive officers as a group. To the knowledge of Moody II, each person that beneficially owns shares of Moody II common stock has sole voting and disposition power with regard to such shares.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of All Shares
Directors and Officers
Brett C. Moody(3)	8,821	0.3%
Robert W. Engel	—	—
Charles L. Horn	7,500	0.2%
Clifford P. McDaniel	7,799	0.3%
All Directors and Executive Officers as a group (4 persons)	24,120	0.8%
5% Stockholders
Comrit Investments 1, LP(4)	373,289	12.2%

(1)	The address of each of Messrs. Moody, Engel, Horn and McDaniel is c/o Moody National REIT II, Inc., 6363 Woodway Drive, Suite 110, Houston, Texas 77057.
(2)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(3)	Includes 8,821 shares owned by the Sponsor. The Sponsor is indirectly owned and controlled by Mr. Moody.
(4)	The address of Comrit Investments 1, LP is First Caribbean House, 3rd Floor, Grand Cayman, Cayman Islands, KY1-1104.

Regulatory Approvals Required for the Mergers

Pursuant to the Merger Agreement, as a condition to the closing of the Mergers, Moody II must deliver to Moody I an opinion of Moody’s II’s counsel to the effect that Moody II will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code that its proposed method of operation will enable Moody II to meet, for its taxable year that includes the date and time on which the Mergers are consummated, the requirements for qualification and taxation as a REIT under the Code. Moody II recently determined that it may have not made a timely election to treat its TRS as a TRS for its tax year ended December 31, 2016, which could prevent Moody II from qualifying a REIT for such tax year. Moody II has requested relief from the IRS with respect to any such inadvertent failure and anticipates having such relief before it files its 2016 federal income tax return. Moody II has not yet obtained such relief. If Moody II is unable to obtain such relief, it may not be able to satisfy the foregoing closing condition.

The Mergers may be subject to other regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. Moody II and Moody I are currently working to evaluate and comply in all material respects with such requirements, as applicable, and do not currently anticipate that they will hinder, delay or restrict completion of the Mergers.

It is possible that one or more of the regulatory approvals required to complete the Mergers will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the Mergers.

Except as described herein, although Moody II and Moody I do not expect any regulatory authorities to raise any significant objections to the Mergers that would result in the failure to satisfy the conditions to consummation of the Mergers on a timely basis, Moody II and Moody I can provide no assurance that all required regulatory approvals will be obtained or that these approvals will not contain terms, conditions or restrictions that would be detrimental to Moody II after the effective time of the Mergers. Moody II and Moody I have not yet obtained any of the regulatory approvals required to complete the Mergers.

Accounting Treatment

The Mergers will be accounted for as an integrated business combination transaction by Moody II in accordance with Accounting Standards Codification Topic 805, Business Combinations. In applying the acquisition method specified by this guidance, it is necessary to identify an accounting acquirer which may be different than the legal acquirer. Factors considered in identifying an accounting acquirer include, but are not limited to, the relative size of the merging companies, which entity issues additional shares in conjunction with the Merger, the relative voting interests of the respective stockholders after consummation of the Merger, and the composition of the board of directors and senior management after consummation of the Merger.

After consideration of these factors, Moody II has been identified as the accounting acquirer. In reaching this conclusion, emphasis was placed on the anticipated relative voting interests of the respective stockholders subsequent to the Mergers and the fact that Moody II initiated the transaction and will issue its shares as a component of the consideration. Accordingly, Moody I’s assets (including any identifiable intangible assets) and liabilities will be recorded at their respective fair values at the date of the Mergers.

The estimated fair value of the assets acquired, liabilities assumed and consideration transferred may change significantly until such time that the Mergers close. Additionally, the percentage of stockholders electing cash consideration could impact the conclusions above regarding which entity is considered the accounting acquirer. Consolidated financial statements of the Combined Company issued after the Mergers will reflect these fair value adjustments and the consolidated results of operations subsequent to the date of the Mergers. As Moody II has been determined to be the accounting acquirer, its historical financial statements will become the historical financial statements of the Combined Company upon consummation of the Mergers. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-1 of this proxy statement/prospectus.

No Appraisal Rights

Moody I stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL in connection with the Merger or the Charter Amendment.

Since the consummation of the Merger is conditioned on the approval of the Charter Amendment, Moody I stockholders who vote “no” with respect to the Merger will not be entitled to receive cash in an amount equal to the stockholder’s pro rata share of the appraised value of Moody I’s net assets.

Conversion of Shares and Units in the Mergers; Surrender of Certificates

As described herein, and subject to the terms and conditions of the Merger Agreement, shares of Moody I common stock will be converted in to the right for the holder of each such share to elect to receive the cash consideration or the stock consideration. Such conversion, and the conversion of Moody I OP Units to receive the partnership merger consideration, will occur automatically at the effective time of the Mergers. In accordance with the Merger Agreement, Moody II will appoint an exchange agent to handle the receipt of elections, and the payment and delivery of the merger consideration and partnership merger consideration. Prior to the effective time of the Mergers, Moody II will deposit with the exchange agent, for the sole benefit of the Moody I stockholders, (i) certificates or book-entry shares representing shares of Moody II common stock to be issued equal to the aggregate stock consideration and (ii) cash, in an amount equal to the aggregate cash consideration plus any cash required to be paid in lieu of fractional shares. After the effective time of the Mergers, the Combined Company will provide or cause to be provided to the exchange agent any dividends or other distributions payable on such shares of Combined Company common stock, and will make available cash sufficient to pay cash in lieu of fractional shares or units.

As soon as reasonably practicable after the effective time (but in no event later than two (2) business days thereafter), the Combined Company will cause the exchange agent to mail (and make available for collection by hand) to each holder of record of Moody I common stock, a letter of transmittal and instructions explaining how to surrender Moody I common stock certificates or transfer shares of Moody I common stock in book-entry form in exchange for the cash consideration and/or stock consideration, as elected by such holder and subject to the terms of the Merger Agreement.

Each Moody I stockholder that (i) surrenders its stock certificate (or affidavit of loss in lieu thereof) or transfers its book-entry shares representing shares of Moody I common stock to the exchange agent together with a properly completed and validly executed letter of transmittal, or (ii) in the case of transfer of book-entry shares, causes the receipt by the exchange agent of an “agent’s message” (or such other evidence, if any, of transfer as the exchange agent may reasonably request), and such other documents as may reasonably be required by the exchange agent will be entitled to receive in exchange therefor the cash consideration and/or stock consideration due to such stockholder (including cash in lieu of any fractional shares and any amounts that such stockholder has the right to receive in respect of certain dividends or other distributions), subject to the terms and restrictions of the Merger Agreement. After the effective time of the Merger, each certificate and book-entry share that previously represented Moody I common stock will only represent the right to receive the cash consideration or stock consideration into which those shares of Moody I common stock have been converted.

At the effective time of the Partnership Merger, the unit transfer book of the Surviving Partnership shall reflect the Special Partnership Units issued to holders of Moody I OP Units as part of the partnership merger consideration. As soon as reasonably practicable after the effective time of the Partnership Merger, the Combined Company and the Surviving Partnership shall take such action as may be reasonably necessary to provide the former holders of Moody I OP Units with cash in lieu of any fractional units that such holders would have been entitled to receive based on the number of Moody I OP Units held by such holder and the exchange ratio, subject to the receipt of customary representations from such holders.

Dividends

Moody I currently pays a quarterly dividend on its shares of common stock at a daily rate of $0.002192 per share and Moody II currently pays a quarterly dividend on its shares of common stock at a daily rate of $0.00479 per share. Each of Moody I and Moody II plans to continue its current dividend policy until the closing of the Mergers. In addition, the Merger Agreement permits Moody I to continue to pay regular dividends in accordance with past practice at a daily rate not to exceed $0.002192 per share, and any dividend or other distribution that is reasonably necessary to maintain its REIT status and to avoid or reduce the imposition of any entity level income or excise tax. In addition, the Merger Agreement permits Moody II to continue to pay regular dividends in accordance with past practice at a daily rate not to exceed $0.00479 per share, and any dividend or other distribution that is reasonably necessary to maintain its ability to elect REIT status and to avoid or reduce the imposition of any entity level income or excise tax.

Following the closing of the Mergers, the Combined Company expects to continue Moody II’s current dividend policy for stockholders of the Combined Company, subject to the discretion of the Combined Company’s board of directors, which reserves the right to change the Combined Company’s dividend policy at any time and for any reason.

Deregistration of Moody I Common Stock

If the Merger is completed, Moody I common stock will be deregistered under the Exchange Act, and Moody I will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of Moody II Common Stock Received in the Merger

Shares of Moody II common stock are subject to certain restrictions regarding ownership and transfer. See “Description of Moody II Capital Stock—Restrictions on Ownership of Shares of Capital Stock.” This proxy statement/prospectus does not cover resales of Moody II common stock received by any person upon the completion of the Merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations relating to tax consequences of the Mergers, the qualification and taxation of the Combined Company as a REIT and the acquisition, holding, and disposition of the Combined Company’s common stock. For purposes of this section, references to “we,” “us” or “our company” means the Combined Company and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of our subsidiaries and other lower-tier and affiliated entities, including our operating partnership will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

●	U.S. expatriates;

●	persons who mark-to-market our common stock;

●	subchapter S corporations;

●	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

●	financial institutions;

●	insurance companies;

●	broker-dealers;

●	regulated investment companies;

●	trusts and estates;

●	persons who hold our common stock on behalf of another person as nominees;

●	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

●	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

●	persons subject to the alternative minimum tax provisions of the Code;

●	persons holding our common stock through a partnership or similar pass-through entity;

●	persons holding a 10% or more (by vote or value) beneficial interest in our company;

●	tax-exempt organizations, except to the extent discussed below in “—Taxation of Tax-Exempt U.S. Stockholder;” and

●	non-U.S. persons (as defined below), except to the extent discussed below in “—Taxation of Non-U.S. Stockholder.”

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment. For the purposes of this summary, a U.S. stockholder is a beneficial owner of our common stock who for U.S. federal income tax purposes is:

●	a citizen or resident of the U.S.;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

A tax-exempt organization is a U.S. person who is exempt from U.S. federal income tax under Section 401(a) or 501(a) of the Code.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Moody I common stock (or, following the Merger, shares of the Combined Company’s common stock), the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors.

For the purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE MERGERS, TO HOLDING AND DISPOSING OF SHARES OF THE COMBINED COMPANY, AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. MOODY I STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS, THE OWNERSHIP OF THE COMBINED COMPANY’S COMMON STOCK, AND THE COMBINED COMPANY QUALIFICATION AS A REIT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Material U.S. Federal Income Tax Consequences of the Mergers

Tax Opinions from Counsel Regarding the Merger

It is a condition to the completion of the Merger that Vinson & Elkins L.L.P. render an opinion to Moody I and Alston & Bird LLP render an opinion to Moody II to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by Moody II and Moody I regarding factual matters, and covenants undertaken by Moody II and Moody I. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this discussion. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions.

Provided the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger will be as follows:

●	Taxation of Moody I and Moody II. Moody I and Moody II will not recognize any gain or loss as a result of the Merger.

●	Exchange Solely for Cash. A U.S. holder of Moody I common stock who receives solely cash in exchange for shares of Moody I common stock pursuant to the Merger generally will recognize gain or loss equal to the difference between the amount of cash received and such holder’s adjusted U.S. federal income tax basis in the shares of Moody I common stock surrendered.

●	Exchange Solely for Moody II Common Stock. A U.S. holder of Moody I common stock who receives solely shares of Moody II common stock in exchange for shares of Moody I common stock pursuant to the Merger generally will not recognize any gain or loss except in respect of cash received in lieu of a fractional share of Moody II common stock (as discussed below).

●	Exchange for Moody II Common Stock and Cash. A U.S. holder of Moody I common stock who receives a combination of Moody II common stock and cash in exchange for shares of Moody I common stock pursuant to the Merger generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash, other than cash received in lieu of a fractional share of Moody II common stock, and the fair market value of the Moody II common stock received pursuant to the Merger over such holder’s adjusted U.S. federal income tax basis in its shares of Moody I common stock surrendered) and (2) the amount of cash received pursuant to the Merger (excluding any cash received in lieu of a fractional share of Moody II common stock). If a U.S. holder of Moody I common stock acquired different blocks of Moody I common stock at different times or different prices, any gain or loss must be determined separately for each block of Moody I common stock. U.S. holders should consult their tax advisors regarding the manner in which cash and Moody II common stock received in the Merger should be allocated among different blocks of Moody I common stock.

●	Character of Gain or Loss. Any gain or loss recognized in connection with the Merger generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period with respect to the Moody I common stock surrendered is more than one year at the effective time of the Merger. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder of Moody I common stock actually or constructively owns Moody II common stock other than Moody II common stock received pursuant to the Merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of the U.S. holder’s ratable share of current or accumulated earnings and profits as calculated for U.S. federal income tax purposes. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders of Moody I common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

●	Holding Period and Basis in Moody II Common Stock. The aggregate U.S. federal income tax basis of Moody II common stock received (including fractional shares deemed received and redeemed as described below) in the Merger will be equal to the aggregate adjusted U.S. federal income tax basis of the shares of Moody I common stock surrendered therefor, reduced by the amount of any cash received by the U.S. holder pursuant to the Merger (excluding any cash received in lieu of a fractional share of Moody II common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described above but excluding any gain or loss resulting from the deemed redemption of fractional shares described below), if any, recognized by the U.S. holder on the exchange. The holding period of the Moody II common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Moody I common stock surrendered. U.S. holders holding blocks of Moody I common stock acquired at different times or difference prices should consult their tax advisors with respect to identifying the bases and holding periods of the particular shares of Moody II common stock received in the Merger.

●	Cash Received Instead of Fractional Shares. A U.S. holder of Moody I common stock who receives cash in lieu of a fractional share of Moody II common stock generally will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized for U.S. federal income tax purposes based on the difference between the amount of cash received instead of the fractional share and the portion of the U.S. holder’s aggregate adjusted U.S. federal income tax basis of the shares of Moody I common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such shares of Moody I common stock is more than one year at the effective time of the Merger. The deductibility of capital losses is subject to limitations.

●	Additional Medicare Tax. U.S. holders of Moody I common stock that are individuals, trusts or estates and whose modified adjusted gross income exceeds certain thresholds generally will be subject to an additional 3.8% tax with regard to dividends on and “net gains” from the disposition of Moody I common stock pursuant to the Merger. U.S. holders of Moody I common stock should consult their tax advisors with respect to the applicability of this tax.

●	Backup Withholding. Certain U.S. holders of Moody I common stock may be subject to backup withholding of U.S. federal income tax with respect to any cash received pursuant to the Merger. Backup withholding will not apply, however, to a U.S. holder of Moody I common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 (or substitute Form W-9) or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. HOLDERS OF MOODY I COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Liabilities and Attributes After the Merger

The Combined Company generally will take a carryover basis and holding period in the assets transferred in connection with the Merger. As the successor by Merger, the Combined Company will generally be responsible for all of Moody I’s liabilities (as well as continuing to be responsible for all of Moody II’s liabilities) including any unpaid taxes (and penalties and interest, if any), whether as a result of a failure by Moody I to distribute all of its taxable income in any tax period, including the short taxable period ending on the date of the Merger, or taxes that might otherwise be due and payable by Moody I. In addition to the Combined Company inheriting such tax liabilities, if Moody I or Moody II has failed or fails to qualify as a REIT for any period prior to the Merger, the amount of Moody I’s tax liabilities inherited by the Combined Company as a result of the Merger (or the liabilities of Moody II being retained) could be substantial. In addition, should Moody I’s or Moody II’s disqualifying activities continue after the Merger, the Combined Company could fail to qualify as a REIT after the Merger. Even if the Combined Company retains its REIT qualification, if Moody I or Moody II has not been or loses its REIT qualification for a taxable year before the Merger or that includes the Merger and no relief is available, in addition to the exposure to increased income tax liabilities being inherited from Moody I (or retained by Moody II), the Combined Company could face the following adverse income tax or other economic consequences, including consequences that could substantially reduce its cash available for distribution to its stockholders:

●	As a result of these factors, any failure by Moody II and Moody I before the Merger to qualify as a REIT could impair the Combined Company’s ability after the Merger to expand its business and raise capital, and could materially adversely affect the value of the Combined Company’s common stock. The Combined Company, as the successor by merger to Moody I, would generally inherit any corporate income tax liabilities of Moody I, including penalties and interest;

●	The Combined Company would be subject to tax on the built-in gain on each asset of Moody I existing at the time of the Merger (and will continue to be liable for built-in gain in the assets of Moody II); and

●	The Combined Company could be required to pay a special distribution and/or employ applicable deficiency dividend procedures (including penalties and interest payments to the IRS) to eliminate any earnings and profits accumulated by Moody I or Moody II for taxable periods that they did not qualify as REITs.

Tax Opinion from Counsel Regarding REIT Qualification of Moody II

It is a condition to the obligation of Moody I to complete the Mergers that Moody I receive an opinion of Alston & Bird LLP (or other counsel reasonably acceptable to Moody I) to the effect that Moody II will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable year that includes the effective time of the Merger. The opinion of Alston & Bird LLP (or other counsel) will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by Moody II and Moody II OP. This opinion will not be binding on the IRS or the courts.

The Combined Company intends to continue to operate in a manner to qualify as a REIT following the Mergers, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

Tax Opinion from Counsel Regarding REIT Qualification of Moody I

It is a condition to the obligation of Moody II to complete the Mergers that Moody II receive an opinion of Alston & Bird LLP (or other counsel reasonably acceptable to Moody II) to the effect that for all taxable periods commencing with its taxable year ended December 31, 2011, Moody I has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The opinion of Alston & Bird LLP (or other counsel) will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by Moody I and Moody I operating partnership regarding factual matters. This opinion will not be binding on the IRS or the courts.

Partnership Merger

The Partnership Merger will be treated for U.S. federal income tax purposes as a contribution of assets by Moody II OP to Moody I OP in return for Moody I OP Units, followed by a liquidation of Moody II OP and a distribution of Moody I OP Units held by Moody I OP to the holders of Moody II OP units. Section 721(a) of the Code provides that a transferor will not recognize gain or loss upon the contribution of property to a partnership in exchange for an interest in such partnership.

Taxation of the Combined Company

Moody II intends to elect to be taxed as a REIT under the Code, commencing with the taxable year ended December 31, 2016. Moody II believes that it has been organized and has operated in a manner that has enabled it to qualify as a REIT, and the Combined Company intends to continue to operate in a manner that will allow the Combined Company to qualify for taxation as a REIT under the Code.

As described above, in connection with the Mergers, Alston & Bird LLP will issue certain opinions regarding the REIT qualification of Moody II and Moody I. It must be emphasized that the opinions of Alston & Bird LLP will be based on various assumptions relating to the organization and operation of Moody II and Moody I, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this proxy statement/prospectus are completed in a timely fashion and that Moody II and Moody I will at all times operate in accordance with the method of operation described in their organizational documents and this proxy statement/prospectus. Additionally, the opinions of Alston & Bird LLP will be conditioned upon factual representations and covenants made by Moody II, Moody I and their management regarding their organization, assets, past, present and future conduct of their business operations and other items regarding their ability to meet the various requirements for qualification as a REIT, and will assume that such representations and covenants are accurate and complete and that Moody II and Moody I will take no action inconsistent with their qualification as a REIT. In addition, to the extent Moody II or Moody I make certain investments, such as investments in mortgage loan securitizations, the accuracy of such opinions will also depend on the accuracy of certain opinions rendered to Moody II or Moody I in connection with such transactions. While Moody II and Moody I believe that they are organized and have operated and intend to continue to operate so that they will each qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in circumstances or applicable law, no assurance can be given by Alston & Bird LLP, Moody I or Moody II that Moody II and Moody I will so qualify for any particular year. Alston & Bird LLP will have no obligation to advise the combine company or the holders of shares of the Combined Company’s common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Alston & Bird LLP’s opinions will not foreclose the possibility that Moody II, Moody I or the Combined Company may have to utilize one or more REIT savings provisions discussed below, which could require the payment of a deficiency dividend or an excise or penalty tax (which could be significant in amount) in order to maintain REIT qualification.

Qualification and taxation as a REIT depends on the Combined Company’s ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the Combined Company’s compliance with which has not been reviewed by Alston & Bird LLP. In addition, the Combined Company’s ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which the Combined Company invests, which entities have not been reviewed by Alston & Bird LLP. The Combined Company’s ability to qualify as a REIT also requires that it satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by the Combined Company or which serve as security for loans made by the Combined Company. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of the Combined Company’s operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon the Combined Company’s ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below, under “— Requirements for Qualification as a REIT.” While Moody II believes that it has operated so as to qualify as a REIT, and the Combined Company intends to continue to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge the Combined Company’s qualification as a REIT or that the Combined Company will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify as a REIT.”

Provided that the Combined Company qualifies as a REIT, it generally will be entitled to a deduction for dividends that it pays and, therefore, will not be subject to U.S. federal corporate income tax on its net taxable income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

U.S. stockholders (as defined above) who are individuals are generally taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from the Combined Company or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which are as high as 39.6%. U.S. individual and certain other non-corporate U.S. stockholders may also be subject to an additional Medicare tax at a rate of 3.8%.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains recognized by REITs. See “— Taxation of Taxable U.S. Stockholders.” Even if the Combined Company qualifies for taxation as a REIT, however, it will be subject to U.S. federal income taxation as follows:

●	The Combined Company will be taxed at regular U.S. federal corporate rates on any undistributed income, including undistributed net capital gains.

●	The Combined Company may be subject to the “alternative minimum tax” on its items of tax preference, if any.

●	If the Combined Company has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “Requirements for Qualification as a REIT — Prohibited Transactions” and “Requirements for Qualification as a REIT — Foreclosure Property” below.

●	If the Combined Company elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” it may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the net income from the sale or operation of the property not qualifying for purposes of the REIT gross income tests discussed below would be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

●	If the Combined Company fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on an amount equal to (i) the greater of (A) the amount by which it fails the 75% gross income test or (B) the amount by which it fails the 95% gross income test, as the case may be, multiplied by (ii) a fraction intended to reflect profitability.

●	If the Combined Company fails to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that do not exceed a statutory de minimis amount as described more fully below, but such failure is due to reasonable cause and not due to willful neglect and the Combined Company nonetheless maintains its REIT qualification because of specified cure provisions, it will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which the Combined Company failed to satisfy the asset tests.

●	If the Combined Company fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, it may retain its REIT qualification, but it will be required to pay a penalty of $50,000 for each such failure.

●	If the Combined Company fails to distribute during each calendar year at least the sum of (i) 85% its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods (or the required distribution), it will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which income tax is paid at the corporate level

●	The Combined Company may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of its stockholders, as described below in “— Requirements for Qualification as a REIT.”

●	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between the Combined Company and any TRS that the Combined Company may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

●	If the Combined Company acquires appreciated assets from a C corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in the Combined Company’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, the Combined Company will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if it subsequently recognizes gain on a disposition of any such assets during the ten-year period following their acquisition from the C corporation, as discussed below in “—Tax on Built-In-Gains.” The results described in this paragraph assume that the C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by the Combined Company.

●	The Combined Company may elect to retain and pay U.S. federal income tax on the Combined Company’s net long-term capital gain. In that case, a stockholder would include its proportionate share of the Combined Company’s undistributed long-term capital gain (to the extent the Combined Company makes a timely designation of such gain to the stockholder) in its income, and would be allowed a credit for its proportionate share of the tax that the Combined Company paid, and an adjustment would be made to increase the stockholder’s basis in the Combined Company’s common stock by the difference between (i) the amounts of capital gain that the Combined Company designated and that the stockholder included in its taxable income, minus (ii) the tax that the Combined Company paid with respect to that income.

●	The Combined Company will have subsidiaries or own interests in other lower-tier entities, that are domestic subchapter C corporations treated as TRSs, the earnings of which will be subject to U.S. federal corporate income tax.

In addition, the Combined Company may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, franchise property and other taxes. The Combined Company could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

i.	that is managed by one or more trustees or directors;

ii.	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

iii.	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

iv.	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

v.	the beneficial ownership of which is held by 100 or more persons;

vi.	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

vii.	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

viii.	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year;

ix.	that uses the calendar year for U.S. federal income tax purposes; and

x.	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (i) through (iv) must be met during the entire taxable year, and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (v) and (vi) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Moody I and Moody II believe that they have outstanding common stock with sufficient diversity of ownership to satisfy the requirements described in conditions (v) and (vi). In addition, Moody II’s charter provides restrictions regarding the ownership and transfer of its shares, which are intended to ensure satisfaction of the share ownership requirements described in conditions (v) and (vi) above.

To monitor compliance with the share ownership requirements, a REIT is generally required to maintain records regarding the actual ownership of its shares. To do so, the Combined Company must demand written statements each year from the record holders of significant percentages of its shares of stock, in which the record holders are to disclose the actual owners of the shares (that is, the persons required to include in gross income the dividends paid by the Combined Company). A list of those persons failing or refusing to comply with this demand must be maintained as part of the Combined Company’s records. Failure to comply with these record-keeping requirements could subject the Combined Company to monetary penalties. If the Combined Company satisfies these requirements and after exercising reasonable diligence would not have known that condition (vi) is not satisfied, it will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

With respect to condition (viii), Moody I and Moody II believe that they have not had any non-REIT earnings and profits and that the Merger will not result in the Combined Company having any non-REIT earnings and profits. With respect to condition (ix), Moody I and Moody II have adopted December 31 as their respective taxable year ends and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, the Combined Company’s proportionate share of the assets and items of income of partnerships in which it owns an equity interest is treated as assets and items of income of the Combined Company for purposes of applying the REIT requirements described below. Consequently, to the extent that the Combined Company directly or indirectly holds a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect the Combined Company’s ability to qualify as a REIT, even though it may have no control or only limited influence over the partnership.

As discussed in greater detail in “— Tax Aspects of Investments in Partnerships” below, an investment in a partnership involves special tax considerations. For example, it is possible that the IRS could treat a subsidiary partnership as a corporation for U.S. federal income tax purposes. In this case, the subsidiary partnership would be subject to entity-level tax and the character of the Combined Company’s assets and items of gross income would change, possibly causing the Combined Company to fail the requirements to qualify as a REIT. See “— Tax Aspects of Investments in Partnerships — Entity Classification” and “Failure to Qualify as a REIT” below. In addition, special rules apply in the case of appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership. In general terms, these rules require that certain items of income, gain, loss and deduction associated with the contributed property be allocated to the contributing partner for U.S. federal income tax purposes. In certain circumstances, these rules could adversely affect the Combined Company. See “— Tax Aspects of Investments in Partnerships — Tax Allocations With Respect to Partnership Properties” below.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies that are wholly-owned by a single member are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which the Combined Company holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.” In the event that a disregarded subsidiary ceases to be wholly-owned (for example, if any equity interest in the subsidiary is acquired by another person), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect the Combined Company’s ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by the Combined Company and its subsidiaries in the aggregate and its ability to make distributions to its stockholders.

Moody I and Moody II have each organized one or more TRSs to lease hotels under special rules described below. Moody I and Moody II have made TRS elections together with each of their TRSs. The Combined Company may make TRS elections with respect to certain other entities the Combined Company may form in the future. See “Risk Factors—Tax Risks—Moody II has requested relief from the IRS to make a TRS election that will permit Moody II to make a REIT election for its taxable year ended December 31, 2016.”

A REIT is not treated as holding the assets of a TRS in which the REIT holds an interest or as receiving any income that the TRS earns. Rather, the stock issued by the TRS is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the TRS. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of any such TRS in determining the parent REIT’s compliance with the REIT requirements, such TRSs may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries or render commercially unfeasible. If dividends are paid to the Combined Company by one or more TRSs that it may own, then a portion of the dividends that the Combined Company distributes to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “Taxation of Taxable U.S. Stockholders” and “— Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that the excess of such payments over the TRS’s interest income exceeds, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. The Combined Company intends to continue to scrutinize all of its transactions with any of its subsidiaries that are treated as TRSs in an effort to ensure that the Combined Company will not become subject to this excise tax; however, the Combined Company cannot assure you that it will be successful in avoiding this excise tax.

Gross Income Tests

In order to maintain qualification as a REIT, the Combined Company must satisfy annually two gross income tests. First, at least 75% of its gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of MBS), and gains from the sale of real estate assets (other than income or gains with respect to debt instruments issued by publicly offered REITs that are not otherwise secured by real property), as well as income from certain kinds of temporary investments. Second, at least 95% of the Combined Company’s gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. The Combined Company intends to monitor the amount of its non-qualifying income and manage its portfolio of assets to comply with the gross income tests, but the Combined Company cannot assure you that it will be successful in the effort.

Rents From Real Property

Rents will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. The amount of rent received from a customer must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue. A REIT is permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, a REIT may directly or indirectly provide non-customary services to tenants of properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For this purpose, the amount received by the REIT for such service is deemed to be at least 150% of the REIT’s direct cost of providing the service. To the extent a TRS provides such non-customary services to the Combined Company’s tenants, the Combined Company must pay the TRS at least 150% of the direct cost of providing the services to qualify for a safe harbor from certain penalty taxes on non-arm’s length transactions between a REIT and a TRS. Also, rental income will qualify as rents from real property only to the extent that the REIT does not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity, subject to a special rule for leases of hotels by a REIT to a TRS.

Revenues from operating hotels are not qualifying income for purposes of the 75% or 95% gross income tests. The Combined Company must lease its hotel properties to generate rents that may be qualifying income for purposes of either the 75% or the 95% gross income test. Under an exception to the rule disqualifying related party rents as rents from real property, the Combined Company’s TRSs may lease (directly or through subsidiaries) hotel properties from its operating partnership (or its subsidiaries), provided that the hotel property is a “qualified lodging facility” and is managed by an “eligible independent contractor.”

A TRS may not directly or indirectly operate or manage any lodging facilities or health care facilities or provide rights to any brand name under which any lodging or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a lodging or health care facility if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such hotel is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a qualified lodging facility outside the United States will not be considered to operate or manage a qualified lodging facility located outside of the United States, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract.

Rent that the Combined Company receives from a TRS with respect to any property will qualify as “rents from real property” as long as the property is a “qualified lodging facility” and such property is operated on behalf of the TRS by a person from whom the Combined Company derives no income who is adequately compensated, who does not, directly or through its stockholders, own more than 35% of the Combined Company’s shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to the Combined Company and the TRS lessee (an “eligible independent contractor”) at the time the TRS enters into a management agreement with such “eligible independent contractor.” A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

Moody I and Moody II believe that their hotels constitute qualified lodging facilities and that the hotel managers that their TRS lessees have engaged qualify as “eligible independent contractors.”

In order for the rent paid under the leases to TRSs to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, relevant factors may include the following:

●	the intent of the parties;

●	the form of the agreement;

●	the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

●	the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

In addition, a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property for federal income tax purposes if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

Moody I and Moody II believe that they have structured their leases so that they qualify as true leases for federal income tax purposes. In particular, they attempt to structure their leases so that:

●	the lessor and the lessee intend for their relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

●	the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

●	the lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and dictates through hotel managers that are eligible independent contractors, who work for the lessee during the terms of the lease, how the hotels are operated and maintained;

●	the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than real estate and personal property taxes and the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

●	the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;

●	in the event of damage or destruction to a hotel, the lessee is at economic risk because it bears the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to the abatement of rent during the period of repair and restoration to the extent the hotel is not tenantable;

●	the lessee generally indemnifies the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (i) injury to persons or damage to property occurring at the hotels or (ii) the lessee’s use, management, maintenance or repair of the hotels;

●	the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

●	the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

●	each lease, at the time it is entered into (or at any time that any such lease is subsequently renewed or extended) enables the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

●	upon termination of each lease, the applicable hotel is expected to have a substantial remaining useful life and substantial remaining fair market value.

Investors should be aware that there are no controlling Treasury Regulations, published rulings or judicial decisions involving leases with terms substantially the same as the Combined Company’s leases that discuss whether such leases constitute true leases for federal income tax purposes. If the Combined Company’s leases are characterized as service contracts or partnership agreements, rather than as true leases, or disregarded altogether for tax purposes, part or all of the payments that the Surviving Partnership and its subsidiaries receive from the TRS lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, the Combined Company would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status unless it qualifies for relief.

The rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). To comply with this limitation, a TRS lessee may acquire furnishings, equipment and other personal property. The Combined Company will monitor the relative value of personal property used with respect to its hotels, with the intention that either the personal property ratio is less than 15% or that any rent attributable to excess personal property, when taken together with all of the Combined Company’s other non-qualifying income, will not jeopardize its ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge the Combined Company’s calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, the Combined Company could fail to satisfy the 75% or 95% gross income test and thus potentially lose its REIT qualification.

Other Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If the Combined Company receives interest income with respect to a mortgage loan that is secured by both real property and other property, the value of the personal property exceeds 15% of the value of all property securing the loan, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that the Combined Company had a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and its income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

To the extent that a REIT derives interest income from a mortgage loan where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower.

The Combined Company may hold mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The Combined Company’s mezzanine loans might not meet all of the requirements for reliance on this safe harbor. The Combined Company intends to make any investment in mezzanine loans in a manner that will enable it to continue to satisfy the REIT gross income and asset tests.

The Combined Company may receive distributions from TRSs or other corporations that are not REITs. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Any dividends the Combined Company receives from a REIT will be qualifying income for purposes of both the 75% and 95% gross income tests.

The Combined Company may receive various fees in connection with its operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by the borrower’s income and profits. Other fees are not qualifying income for purposes of either gross income test.

Any income or gain the Combined Company derives from instruments that hedge certain risks, such as the risk of changes in interest rates with respect to debt incurred to acquire or carry real estate assets or certain foreign currency risks, or instruments that hedge existing hedges, will not be treated as income for purposes of calculating the 75% or 95% gross income test, provided that specified requirements are met. Such requirements include the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. Other hedging income is likely to be non-qualifying income for purposes of both gross income tests.

Prior to the making of investments in real properties, the Combined Company may invest net offering proceeds in liquid assets such as government securities or certificates of deposit. For purposes of the 75% gross income test, income attributable to a stock or debt instrument purchased with the proceeds received by a REIT in exchange for stock in the REIT (other than amounts received pursuant to a distribution reinvestment plan) constitutes qualified temporary investment income if such income is received or accrued during the one-year period beginning on the date the REIT receives such new capital. To the extent that the Combined Company holds any proceeds of the offering for longer than one year, it may invest those amounts in less liquid investments such as certain mortgage-backed securities, maturing mortgage loans purchased from mortgage lenders or shares of common stock in other REITs to satisfy the 75% and 95% gross income tests and the asset tests described below.

Failure to Satisfy the Gross Income Tests

The Combined Company intends to monitor its sources of income, including any non-qualifying income received by it, and manage its assets so as to ensure compliance with the gross income tests. There can be no assurances, however, that the Combined Company will be able to satisfy the gross income tests. If the Combined Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if the failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, the Combined Company sets forth a description of each item of its gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulation. It is not possible to state whether the Combined Company would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, the Combined Company will not qualify as a REIT. As discussed above under “Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which the Combined Company fails to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, the Combined Company must also satisfy multiple tests relating to the nature of its assets. First, at least 75% of the value of the Combined Company’s total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. Government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, “real estate assets” include interests in real property, such as land, buildings, leasehold interests in real property, personal property leased with real property if rents attributable to the personal property do not exceed 15% of total rents, stock of other corporations that qualify as REITs, interests in mortgages in real property or on interests in real property, debt instruments issued by publicly offered REITs, and certain kinds of MBS and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by the Combined Company may not exceed 5% of the value of its gross assets. Third, the Combined Company may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by the Combined Company may not exceed 25% (20% beginning in 2018) of the value of the Combined Company’s gross assets. Fifth, not more than 25% of the value of our gross assets is represented by “nonqualified publicly offered REIT debt instruments.”

The 5% and 10% asset tests do not apply to stock and securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (i) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (ii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (iii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if the Combined Company, and any of its “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (A) are not straight debt or other excluded securities (prior to the application of this rule), and (B) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, the Combined Company’s interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, the Combined Company will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the Combined Company fails to satisfy the asset tests because it acquires assets during a quarter, it can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If the Combined Company fails the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, it may dispose of sufficient assets (generally within six months after the last day of the quarter in which the identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of the Combined Company’s assets at the end of the relevant quarter or $10,000,000. If the Combined Company fails any of the other asset tests or its failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, it is permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps, including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which the identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which the Combined Company failed to satisfy the asset test.

Moody I and Moody II believe that their assets comply with the foregoing REIT asset requirements. The Combined Company intends to monitor compliance on an ongoing basis. There can be no assurance, however, that the Combined Company will be successful in this effort. In this regard, to determine compliance with these requirements, the Combined Company will need to estimate the value of its assets. The Combined Company may not obtain independent appraisals to support its conclusions concerning the values of its assets, and the values of some of its assets may not be susceptible to a precise determination and are subject to change in the future. Although the Combined Company will be prudent in making estimates as to the value of its assets, there can be no assurance that the IRS will not disagree with the determinations and assert that a different value is applicable, in which case the Combined Company might not satisfy the 75% asset test and the other asset tests and could fail to qualify as a REIT. Furthermore, the proper classification of an instrument for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that the Combined Company’s interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, the Combined Company will be required to distribute dividends, other than capital gain dividends, each year to its stockholders in an amount at least equal to:

(a)	the sum of:

●	90% of its “REIT taxable income” (computed without regard to the deduction for dividends paid and its net capital gains); and

●	90% of its net income (after tax), if any, from foreclosure property (as described below);

minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of its income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year. If such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year, such distributions are treated as both paid by the Combined Company and received by each stockholder on December 31 of the year in which they are declared. In addition, at the Combined Company’s election, a distribution for a taxable year may be declared before the Combined Company timely files its tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to the Combined Company’s prior taxable year for purposes of the 90% distribution requirement.

To the extent that the Combined Company distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, the Combined Company will be subject to tax at ordinary U.S. federal corporate tax rates on the retained portion. In addition, the Combined Company may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, the Combined Company could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by the Combined Company. Stockholders would then increase the adjusted basis of their stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If the Combined Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Combined Company will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which the Combined Company has paid corporate income tax.

In addition, if the Combined Company were to recognize “built-in gain” (as defined below) on the disposition of any assets acquired from a C corporation in a transaction in which Combined Company’s basis in the assets was determined by reference to the C corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization or contribution), the Combined Company would be required to distribute at least 90% of the built-in gain net of the tax the Combined Company would pay on such gain. See “— Tax on Built-In Gains” below.

The Combined Company intends to make sufficient distributions to satisfy the distribution requirement and avoid income and excise taxes, but it is possible that the Combined Company, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including receipt of distributions from its subsidiaries and (ii) the inclusion of items in income by it for U.S. federal income tax purposes prior to receipt of such income in cash or due to obligations to repay indebtedness. In such event, to meet the distribution requirements it might be necessary to arrange for short-term, or possibly long-term, borrowings, use cash reserves, liquidate non-cash assets at rates or times that the Combined Company regards as unfavorable or pay dividends in the form of taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources.

Under certain circumstances, it is possible that the IRS could assert that the Combined Company’s net income for a taxable year was greater than it reported. If the IRS were successful in asserting such an adjustment, the adjustment could cause the Combined Company to fail to satisfy the distribution requirements for such taxable year if the Combined Company’s distributions with respect to such taxable year were not sufficient after taking into account the increase in its net income. In such event, the Combined Company may be able to rectify such failure to meet the distribution requirements by paying “deficiency dividends” to stockholders in a later year, which may be included in its deduction for dividends paid for the year that was subject to the adjustment. In this case, the Combined Company may be able to avoid losing its qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, it would be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Tax on Built-In Gains

If the Combined Company acquires appreciated assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in the Combined Company’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, and if the Combined Company subsequently disposes of any such assets during the ten-year period (under current regulations) following the acquisition of the assets from the C corporation, the Combined Company will be subject to tax at the highest corporate tax rates on any gain from such assets to the extent of the excess of the fair market value of the assets on the date that they were contributed to the Combined Company over the basis of such assets on such date, referred to as built-in gains. However, the built-in gains tax will not apply if the C corporation elects to be subject to an immediate tax when the asset is acquired by the Combined Company.

Although the PATH Act had reduced this built-in gains period to a five-year period, on June 7, 2016, the IRS and Treasury Department issued temporary regulations changing the “built-in gains” recognition period for the corporate tax on built-in gains described in the discussion above. For assets acquired prior to August 8, 2016, the recognition period applicable to the Combined Company with respect to an asset with built-in gain was the five-year period beginning on the day the asset was acquired. Effective for assets with built-in gain acquired on or after August 8, 2016, the recognition period is the ten-year period beginning on the day the asset was acquired. However, in response to significant negative comments on the temporary regulations, the Treasury has indicated that the final regulations will reinstate the five-year recognition period.

Moody II expects to have approximately a $ 2 million built-in gain if it makes a REIT election for its taxable year ending December 31, 2016. Such built-in gain could be significantly higher if Moody II is unable to receive IRS relief to make a REIT election for its taxable year ending December 31, 2016 and makes its initial REIT election for its taxable year ending December 31, 2017.

Recordkeeping Requirements

The Combined Company is required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist the Combined Company in determining the actual ownership of its outstanding stock and maintaining its qualifications as a REIT.

Prohibited Transactions

Net income the Combined Company derives from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. The Combined Company intends to conduct its operations so that no asset owned by it or its pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by the Combined Company directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. The Code provides certain safe harbors under which disposition of assets are not treated as prohibited transactions. However, there can be no assurance that any disposition of the Combined Company’s assets would comply with these safe-harbor provisions. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. The Combined Company does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if the Combined Company receives any such income, it intends to elect to treat the related property as foreclosure property. Property is not eligible for the election to be treated as foreclosure property if the loan with respect to which the default occurs or is imminent is acquired by a REIT with an intent to foreclose, or when the REIT knows or has reason to know that default would occur.

Tax Aspects of Investments in Partnerships

General

In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. The Combined Company will include in its income its proportionate share of these partnership items for purposes of the various REIT income tests, based on its interest in such partnership. Moreover, for purposes of the REIT asset tests, the Combined Company will include its proportionate share of assets held by subsidiary partnerships, based on its capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of the Combined Company’s interest in partnership assets will be based on its proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that the Combined Company holds an equity interest in a partnership, the partnership’s assets and operations may affect the Combined Company’s ability to qualify as a REIT, even though the Combined Company may have no control, or only limited influence, over the partnership.

Entity Classification

The investment by the Combined Company in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the Combined Company’s subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income.

Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not receive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” Although the Surviving Partnership units are not traded on an established securities market, there is a significant risk that the right of a holder of Surviving Partnership units to redeem the units could cause the Surviving Partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. Although the surviving partnership expects to qualify for one of these safe harbors in all taxable years, the Combined Company cannot provide any assurance that the surviving partnership will, in each of its taxable years, qualify for one of these safe harbors.

If the surviving partnership were taxable as a corporation, the character of the Combined Company’s assets and items of its gross income would change and would preclude the Combined Company from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “— Requirements for Qualification as a REIT,” “— Asset Tests” and “— Gross Income Tests” above, and in turn would prevent the Combined Company from qualifying as a REIT. See “Failure to Qualify as a REIT,” below, for a discussion of the effect of the Combined Company’s failure to meet these tests for a taxable year. In addition, any change in the status of any of the Combined Company’s subsidiary partnerships for tax purposes might be treated as a taxable event, in which case the Combined Company could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations With Respect to Partnership Properties

The partnership agreement of the Surviving Partnership will generally provide that, after allocations to the holder of the Surviving Partnership Special Unit(s), items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partnership with respect to such item. The Surviving Partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated under such section. Under Section 704(c), income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value (or the book value) of the contributed property and the adjusted tax basis of such property at the time of the contribution (or a book-tax difference). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

The partnership agreement of the Surviving Partnership will require that allocations with respect to any property contributed to the Surviving Partnership in exchange for surviving partnership units in a tax-deferred transaction be made in a manner consistent with Section 704(c) of the Code. As a result, any gain recognized on the sale of any such properties would generally be allocated to the partner who contributed the property to the Surviving Partnership to the extent of the book-tax difference at the time of such contribution. As a result, in the event that any such properties are sold, the partner who contributed such assets to the Surviving Partnership or, in certain cases, a successor to such partner, which may include the Combined Company, could be allocated gain in excess of its corresponding book gain (or taxable loss that is less than such person’s corresponding economic or book loss), with a corresponding benefit to the partners who did not contribute such assets. These provisions will also apply to revaluations of the Surviving Partnership’s assets in connection with its issuance of additional partnership units. If any taxable income or loss of the Surviving Partnership were subject to reallocation, such a reallocation could adversely impact the Combined Company’s ability to qualify as a REIT or require the Combined Company to pay a deficiency dividend in order to maintain its qualification as a REIT.

Failure to Qualify as a REIT

In the event that the Combined Company violates a provision of the Code that would result in its failure to qualify as a REIT, the Combined Company may nevertheless continue to qualify as a REIT under specified relief provisions if (i) the violation is due to reasonable cause and not due to willful neglect, (ii) the Combined Company pays a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (iii) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to the Combined Company’s disqualification as a REIT for violations due to reasonable cause. If the Combined Company fails to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, the Combined Company will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to its stockholders in any year in which the Combined Company is not a REIT will not be deductible by the Combined Company, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Code, distributions to the Combined Company’s stockholders will generally be taxable in the case of U.S. stockholders (as defined above) who are individuals at a maximum rate of 20%, and dividends in the hands of corporate U.S. stockholders may be eligible for the dividends received deduction. Unless the Combined Company entitled to relief under the specific statutory provisions, it will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. Additionally, certain exemptions from U.S. taxation provided to non-U.S. stockholders may not be available if the Combined Company fails to qualify as a REIT. It is not possible to state whether, in all circumstances, the Combined Company will be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds stock of the Combined Company, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding common stock of the Combined Company should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of stock of the Combined Company by the partnership.

Distributions

Provided that the Combined Company qualifies as a REIT, distributions made to taxable U.S. stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends-received deduction for corporations. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions that the Combined Company designates as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of the Combined Company for the taxable year, without regard to the period for which the U.S. stockholder has held the stock. To the extent that the Combined Company elects under the applicable provisions of the Code to retain its net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, its undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by the Combined Company on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in the Combined Company’s common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by the Combined Company. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions. Distributions from the Combined Company in excess of its current or accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares of its common stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder’s shares of the Combined Company’s common stock, such excess will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. See also “Medicare Tax on Unearned Income” below.

Any dividend declared by the Combined Company in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by the Combined Company and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by the Combined Company before the end of January of the following calendar year.

In certain circumstances, the Combined Company may elect to designate a portion of its distributions paid to U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of the Combined Company’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(i)	the qualified dividend income received by the Combined Company during such taxable year from non REIT C corporations (including TRSs in which the Combined Company may own an interest);

(ii)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by the Combined Company with respect to such undistributed REIT taxable income; and

(iii)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by the Combined Company with respect to such built in gain.

To the extent that the Combined Company has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “Taxation of the Combined Company” and “Requirements for Qualification as a REIT — Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by the Combined Company, which are generally subject to tax in the hands of U.S. stockholders to the extent that the Combined Company has current or accumulated earnings and profits.

Dispositions of the Combined Company’s Common Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of the Combined Company’s common stock will be subject to a maximum U.S. federal income tax rate of 20%, if such shares were held for more than 12 months, and will be taxed at ordinary income rates (up to 39.6% if such shares were held for 12 months or less). Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” See also “— Medicare Tax on Unearned Income” below.

U.S. stockholders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of the Combined Company’s common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of the Combined Company’s common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Repurchases of Common Stock

A repurchase of common stock of the Combined Company will be treated as a distribution in exchange for the repurchased shares and taxed in the same manner as any other taxable sale or other disposition of common stock discussed above, provided that the repurchase satisfies one of the tests enabling the repurchase to be treated as a sale or exchange. A repurchase will generally be treated as a sale or exchange if it (i) results in a complete termination of the holder’s interest in common stock of the Combined Company, (ii) results in a substantially disproportionate redemption with respect to the holder, or (iii) is not essentially equivalent to a dividend with respect to the holder. In determining whether any of these tests has been met, common stock actually owned, as well as common stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of common stock pursuant to a repurchase generally will result in a “substantially disproportionate” redemption with respect to a holder if the percentage of the Combined Company’s then outstanding voting stock owned by the holder immediately after the sale is less than 80% of the percentage of the Combined Company’s voting stock owned by the holder determined immediately before the sale. The sale of common stock pursuant to a repurchase generally will be treated as not “essentially equivalent to a dividend” with respect to a holder if the reduction in the holder’s proportionate interest in the Combined Company’s stock as a result of the repurchase constitutes a “meaningful reduction” of such holder’s interest.

A repurchase that does not qualify as an exchange under such tests will constitute a dividend equivalent repurchase that is treated as a taxable distribution and taxed in the same manner as regular distributions, as described above. In addition, although guidance is sparse, the IRS could take the position that a holder who does not participate in any repurchase treated as a dividend should be treated as receiving a constructive distribution of the Combined Company’s common stock taxable as a dividend in the amount of their increased percentage ownership of the Combined Company’s common stock as a result of the repurchase, even though the holder did not actually receive cash or other property as a result of the repurchase.

Passive Activity Losses and Investment Interest Limitations

Distributions made by the Combined Company and gain arising from the sale or exchange by a U.S. stockholder of the Combined Company’s common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to the Combined Company’s common stock. Distributions made by the Combined Company, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, qualified dividend income or capital gains from the disposition of stock as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare Tax on Unearned Income

Certain U.S. stockholders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the Combined Company’s common stock.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. The IRS has ruled that regular distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt U.S. stockholder has not held the Combined Company’s common stock as “debt financed property” within the meaning of the Code (that is, where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (ii) the Combined Company’s common stock is not otherwise used in an unrelated trade or business and (iii) the Combined Company is not a “pension-held REIT,” distributions from the Combined Company and income from the sale of the Combined Company’s common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, and supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), and (c)(17) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from the Combined Company as UBTI.

In certain circumstances, a pension trust (i) that is described in Section 401(a) of the Code, (ii) is exempt from taxation under Section 501(a) of the Code, and (iii) that owns more than 10% of the stock of the Combined Company could be required to treat a percentage of the dividends from the Combined Company as UBTI if the Combined Company is a “pension-held REIT.” The Combined Company will not be a pension-held REIT unless (A) either (x) one pension trust owns more than 25% of the value of the Combined Company’s stock, or (y) a group of pension trusts, each individually holding more than 10% of the value of the Combined Company’s stock, collectively owns more than 50% of such stock; and (B) the Combined Company would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions relating to the ownership and transfer of the Combined Company’s stock should generally prevent a U.S. tax-exempt entity from owning more than 10% of the value of the Combined Company’s stock, or the Combined Company from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning stock of the Combined Company.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the Combined Company’s common stock applicable to non-U.S. stockholders. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation. Non-U.S. stockholders should consult their tax advisors concerning the U.S. federal estate tax consequences of ownership of the Combined Company’s common stock.

Ordinary Dividends

Subject to the discussion below under “— Capital Gain Dividends”, dividends received by non-U.S. stockholders payable out of the Combined Company’s earnings and profits which are not attributable to gains from dispositions of “U.S. real property interests” or designated as capital gains dividends and are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, the Combined Company may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

A non-U.S. stockholder of the Combined Company who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discusses below, for ordinary dividends will be required (i) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (ii) if common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain non-U.S. stockholders that are pass-through entities rather than corporations or individuals.

A non-U.S. stockholder of the Combined Company eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of stock of the Combined Company. In cases where the dividend income from a non-U.S. stockholder’s investment in common stock of the Combined Company is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions

Distributions by the Combined Company which are not dividends out of the Combined Company’s earnings and profits and that do not exceed a non-U.S. stockholder’s adjusted basis in their stock will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current or accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of the Combined Company’s current or accumulated earnings and profits.

If common stock of the Combined Company constitutes a USRPI, as described below, distributions by the Combined Company in excess of the sum of the Combined Company’s earnings and profits plus the non-U.S. stockholder’s adjusted basis in the Combined Company’s common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (such as, an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 15% of the amount by which the distribution exceeds the non-U.S. stockholder’s share of the Combined Company’s earnings and profits unless the Combined Company is a “domestically controlled qualified investment entity” as described below. Non-U.S. stockholders that are treated as “qualified foreign pension funds” are exempt from federal income and withholding tax under FIRPTA on such distributions.

Capital Gain Dividends

Under FIRPTA, distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by the Combined Company of USRPI, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with the conduct of a trade or business in the United States. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresidential alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. stockholder that is a corporation. A distribution is not attributable to a USRPI if the Combined Company held an interest in the underlying asset solely as a creditor.

The Combined Company will be required to withhold and remit to the IRS 35% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gain dividends to the extent of the Combined Company’s net capital gain for the taxable year of the distribution. The amount withheld, which may exceed the actual tax liability, is creditable against the non-U.S. stockholder’s U.S. federal income tax liability.

The 35% withholding tax will not apply to any capital gain dividend with respect to any class of stock of the Combined Company which is “regularly traded” on an established securities market located in the United States if the non-U.S. stockholder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of such dividend. Instead, any such capital gain dividend would be treated as an ordinary dividend. Also, the branch profits tax would not apply to such a distribution. However, it is not anticipated that common stock of the Combined Company will be “regularly traded” on an established securities market.

Although the law is not clear on the matter, it appears that amounts that the Combined Company designates as undistributed capital gains generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by the Combined Company of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by the Combined Company on the undistributed capital gains, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid by the Combined Company were to exceed their actual U.S. federal income tax liability. If the Combined Company were to designate a portion of its net capital gain as undistributed capital gain, a non-U.S. stockholder is urged to consult its tax advisor regarding the taxation of such undistributed capital gain.

Sales of Common Stock of the Combined Company

Subject to the discussion in this section under “Taxation of U.S. Stockholders—Repurchases of Common Stock,” gain recognized by a non-U.S stockholder upon the sale or exchange of stock of the Combined Company generally would not be subject to U.S. taxation unless:

●	the investment in common stock of the Combined Company is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain;

●	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

●	common stock of the Combined Company constitutes a USRPI within the meaning of FIRPTA, as described below.

Common stock of the Combined Company is expected to constitute a U.S. real property interest within the meaning of FIRPTA unless the Combined Company is a domestically controlled REIT. The Combined Company will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of the stock of the Combined Company is held directly or indirectly by non-U.S. stockholders. No assurance can be given, however, that the Combined Company is or will be a domestically controlled REIT.

Even if the Combined Company were not a domestically controlled REIT, a sale of common stock by a non-U.S. stockholder would nevertheless not be subject to taxation under FIRPTA as a sale of a USRPI if:

●	common stock of the Combined Company were “regularly traded” on an established securities market within the meaning of applicable Treasury regulations; and

●	the non-U.S. holder did not actually, or constructively under specified attribution rules under the Code, own more than 10% of common stock of the Combined Company at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period.

However, it is not anticipated that common stock of the Combined Company will be “regularly traded” on an established securities market. If gain on the sale or exchange of common stock of the Combined Company were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In such a case, under FIRPTA, the purchaser of common stock may be required to withhold 15% of the purchase price and remit this amount to the IRS.

Repurchases of Common Stock of the Combined Company

A repurchase of common stock of the Combined Company that is not treated as a sale or exchange will be taxed in the same manner as regular distributions under the rules described above. See “—Taxation of U.S. Stockholders—Repurchases of Common Stock” for a discussion of when a redemption will be treated as a sale or exchange and related matters.

A repurchase of common stock of the Combined Company generally will be subject to tax under FIRPTA to the extent the distribution in the repurchase is attributable to gains from its dispositions of USRPI. To the extent the distribution is not attributable to gains from its dispositions of USRPI, the excess of the amount of money received in the repurchase over the non-U.S. stockholder’s basis in the repurchased shares will be treated in the manner described above under “—Sales of Common Stock.” The IRS has released an official notice stating that repurchase payments may be attributable to gains from dispositions of U.S. real property interests (except when the 10% publicly traded exception would apply), but has not provided any guidance to determine when and what portion of a repurchase payment is a distribution that is attributable to gains from dispositions of USRPI. Due to the uncertainty, the Combined Company may withhold at the 35% rate from all or a portion of repurchase payments to non-U.S. stockholders. To the extent the amount of tax the Combined Company withholds exceeds the amount of a non-U.S. stockholder’s U.S. federal income tax liability, the non-U.S. stockholder may file a U.S. federal income tax return and claim a refund.

U.S. Federal Income Tax Returns

If a non-U.S. stockholder is subject to taxation under FIRPTA on proceeds from the sale of common stock of the Combined Company or on distributions the Combined Company makes, the non-U.S. Stockholder will be required to file a U.S. federal income tax return. Prospective non-U.S. stockholders are urged to consult their tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on their ownership of common stock of the Combined Company, including any reporting requirements.

Backup Withholding and Information Reporting

The Combined Company will report to U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, the Combined Company may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

The Combined Company must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met. Payment of the proceeds of a sale of common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Accounts

Under the Foreign Account Tax Compliance Act, or FACTA, and existing guidance issued thereunder, a 30% withholding tax is generally imposed on dividends in respect of, and, after December 31, 2018, gross proceeds from a disposition of, stock of the Combined Company held by or through (1) a foreign financial institution (as that term is defined in the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements, and (2) specified other non-U.S. entities unless such an entity provides the payor with a certification identifying the direct and indirect U.S. owners of the entity and complies with other requirements. Accordingly, the entity through which common shares of the Combined Company are held will affect the determination of whether withholding is required. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. The Combined Company will not pay any additional amounts to stockholders in respect of any amounts withheld. Holders of stock of the Combined Company are encouraged to consult with their own tax advisor regarding the possible implications of this legislation on their particular circumstances.

Tax Shelter Regulations

In certain circumstances, a holder of common stock of the Combined Company who disposes of an interest in a transaction resulting in the recognition of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction (or a reportable transaction) in accordance with regulations governing tax shelters and other potentially tax-motivated transactions (or the Tax Shelter Regulations). Holders should consult their tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of common stock of the Combined Company.

State, Local and Foreign Taxes

The Combined Company and its stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of the Combined Company and its stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by the Combined Company would not pass through to stockholders as a credit against their U.S. federal income tax liability. Stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws related to an investment in the common stock of the Combined Company.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to the Combined Company and its stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in shares of common stock of the Combined Company.

THE MERGER AGREEMENT

This section of this proxy statement/prospectus describes the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. As a stockholder, you are not a third party beneficiary of the Merger Agreement and therefore you may not directly enforce any of its terms and conditions.

This summary may not contain all of the information about the Merger Agreement that is important to you. Moody II and Moody I urge you to carefully read the full text of the Merger Agreement because it is the legal document that governs the Merger. The Merger Agreement is not intended to provide you with any factual information about Moody II or Moody I. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information each of Moody II and Moody I filed with the SEC prior to the effective date of the Merger Agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the Merger Agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of Moody II and Moody I file with the SEC and the other information in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 168.

Moody II and Moody I acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this proxy statement/prospectus not misleading.

Form, Effective Time and Closing of the Mergers

The Merger Agreement provides for the Merger of Moody I with and into Merger Sub, upon the terms and subject to the conditions set forth in the Merger Agreement. Merger Sub will be the Surviving Entity in the Merger and, following completion of the Merger, will continue as a direct wholly-owned subsidiary of Moody II. The Merger Agreement also provides for the merger of Moody II OP with and into Moody I OP upon the terms and subject to the conditions set forth in the Merger Agreement. Moody I OP will be the Surviving Partnership in the Partnership Merger and, following the completion of the Partnership Merger, Moody II OP limited partnership agreement will serve as the foundation for the new partnership agreement of the Surviving Partnership. The Partnership Merger would occur immediately after the Merger, but neither the Merger nor the Partnership Merger will occur unless the other Merger occurs. The Merger will become effective upon the later of the time of filing of articles of merger with, and acceptance for record of articles of merger by, the State Department of Assessments and Taxation of the State of Maryland and the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later date and time agreed to by Moody II and Moody I and specified in the articles of merger and certificate of merger. The Partnership Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later date and time agreed to by Moody II OP and Moody I OP and specified in the partnership certificate of merger.

The Merger Agreement provides that the consummation of the Mergers will take place on the third business day following the date on which the last of the conditions to consummation of the Mergers (described under “The Merger Agreement — Conditions to Completion of the Mergers”) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the consummation of the Mergers, but subject to the satisfaction or waiver of those conditions).

Merger Consideration; Elections

Merger Consideration

The final net price per share that Moody II will pay for each share of Moody I common stock is $            . Pursuant to the terms of the Merger Agreement, the net per share price is calculated as the difference of (i) a gross per share price of $11.00, minus (ii) the Moody I transaction fees and expenses; provided, that the Merger Agreement requires that the net per share price cannot be less than $10.25.

At the effective time of the Merger, each outstanding share of Moody I common stock will be automatically cancelled and retired, and converted into the right to receive, at the election of each holder of such share of Moody I common stock, but subject to the limitations described below, either:

(i)	the cash consideration, which is an amount in cash equal to the net per share price of $ ; or

(ii)	the stock consideration, which is a number of shares of Moody II common stock equal to the exchange ratio, which is determined by dividing the net per share price of $ by $25.00.

Pursuant to the Merger Agreement, determination of the net per share price required a determination of the Moody I transaction fees and expenses. To make this determination, in accordance the terms of the Merger Agreement, Moody I delivered to Moody II a proposed schedule of the Moody I transaction fees and expenses. After review of such proposed schedule and negotiations among Moody I and Moody II, the parties agreed upon a final schedule of Moody I transaction fees and expenses. The per share amount of the final Moody I transaction fees and expenses was determined by dividing the final Moody I transaction fees and expenses by the total number of shares of Moody I common stock outstanding as of the date of such determination. The net per share price was then calculated by subtracting the final per share Moody I transaction fees and expenses from the gross per share price of $11.00, subject to a floor of $10.25 per share.

Moody II delivered a similar schedule of its proposed fees and expenses to Moody I, and Moody I had the same acceptance and dispute rights. However, Moody II’s fees and expenses were not included in the calculation of the net per share price.

Notwithstanding the above, the maximum number of shares of Moody I common stock that may be converted into the right to receive the cash consideration may not exceed 50% of the aggregate number of shares Moody I common stock entitled to receive consideration in connection with the Merger. If the elections of the Moody I stockholders would cause more than 50% of the aggregate number of shares of Moody I common stock to be converted into the right to receive the cash consideration, then the shares of Moody I common stock that would be converted into the right to receive the cash consideration will be reduced proportionally so that the number of shares of Moody I common stock that will be converted into the right to receive the cash consideration will not exceed 50%, and the remaining shares of Moody I common stock will be converted into the right to receive the stock consideration.

Partnership Merger Consideration

Along with the merger consideration discussed above, the terms of the Merger Agreement also provide for partnership merger consideration with respect to Moody I OP Units, the Moody I Special Partnership Units, Moody II OP Units and the Moody II Special Partnership Units. If the Merger is completed, each Moody I OP Unit will be automatically cancelled and retired and converted into the right to receive a number of Surviving Partnership Units equal to the exchange ratio. Each Moody I Special Partnership Unit will be automatically cancelled and retired and will cease to exist, and the only payment made in respect of the Moody I Special Partnership Units will be the promote payment not to exceed $613,751 payable to Moody Holdings, the holder of Moody I Special Partnership Units pursuant to the Existing Moody I Advisory Agreement. With respect to the units of Moody II OP, each Moody II OP Unit will be automatically converted into one Surviving Partnership Unit and each Moody II Special Partnership Unit will be automatically converted into Surviving Partnership Special Unit.

Fractional Shares

To the extent that a Moody I stockholder or holder of Moody I OP Units would otherwise be entitled to receive a fraction of a share of Moody II common stock or fraction of a unit of the Surviving Partnership, computed on the basis of the aggregate number of shares of Moody I common stock or Moody I OP Units held by such holder, such holder shall instead receive a cash payment (without interest) in lieu of a fractional share or unit in an amount determined by multiplying (i) the fraction of a share or unit to which such holder would otherwise be entitled by (ii) $25.00.

Election Mechanics

As noted above, each holder of a share of Moody I common stock will have the right to elect to receive either the cash consideration or the stock consideration with respect to each share of Moody I common stock held. To enable such election, Moody II has prepared a form of election, which is being mailed to holders of Moody I common stock at the time as this proxy statement/prospectus. In accordance with the Merger Agreement, Moody II has appointed an exchange agent to handle the receipt of elections, and the payment and delivery of the merger consideration and partnership merger consideration. An election will only be deemed to be properly made if a properly completed and signed form of election, along with any stock certificates or other required documents, is received by the exchange agent by the election deadline. Moody I and Moody II will issue a joint press release announcing the anticipated date of the election deadline between five (5) and fifteen (15) business days before the election deadline. A holder of Moody I common stock may revoke his or her election at any time prior to the election deadline by submitting a properly completed and signed revised form of election or by withdrawing any stock certificates submitted to the exchange agent prior to the election deadline. In addition, all elections will be automatically deemed revoked upon receipt by the exchange agent of a written notice from Moody I or Moody II that the Merger Agreement has been terminated in accordance with its terms.

If a holder of Moody I common stock does not return a properly completed form of election to the exchange agent by the election deadline, such holder will be deemed to have made a stock election with respect to all shares held by such person.

Letter of Transmittal

Promptly after the completion of the Merger, but not later than two (2) business days thereafter, the exchange agent will send a letter of transmittal to those persons who were Moody I stockholders of record at the effective time of the Merger and hold certificated shares of Moody I common stock, if any. This mailing will contain instructions on how to effect the surrender of shares of Moody I common stock in exchange for the consideration that the holder of such shares is entitled to receive under the Merger Agreement. Upon proper surrender of a share for exchange and cancellation to the exchange agent, together with a properly completed and signed letter of transmittal, and delivery of any other documents specified in the letter of transmittal, the holder of such share will receive the merger consideration in accordance with the Merger Agreement.

Withholding

All payments under the Merger Agreement are subject to applicable withholding requirements.

Organizational Documents

Following the effective time of the Mergers, the charter and bylaws of Moody II will remain the charter and bylaws of the Combined Company until such time as amended in accordance with applicable law. At the effective time of the Partnership Merger, the certificate of limited partnership and the limited partnership agreement of Moody II OP will be the certificate of limited partnership and limited partnership agreement of the Surviving Partnership. At the effective time of the Merger, the certificate of formation of the Surviving Entity will be substantially in the form attached to the Merger Agreement, and the limited liability company agreement of the Surviving Entity will be substantially in the form attached to the Merger Agreement.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by Moody I and Moody I OP, on the one hand, and Moody II, Moody II OP and Merger Sub, on the other hand. Additionally, the Moody I Advisor and the Moody II Advisor each represent that they have no knowledge that the other parties are in a breach of any representation, warranty, covenant or agreement under the Merger Agreement and that neither the Moody I Advisor or the Moody II Advisor are aware of anything that would constitute a material adverse effect for Moody I or Moody II.

The representations and warranties were made by the parties as of the date of the Merger Agreement and do not survive the effective time of the Merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the Merger Agreement, information each of Moody II and Moody I filed with the SEC prior to the effective date of the Merger Agreement or the disclosure letters delivered in connection therewith.

Representations and Warranties of Moody I and Moody I OP

Moody I and Moody I OP made representations and warranties in the Merger Agreement relating to, among other things:

●	corporate organization, valid existence, good standing and qualification to conduct business;

●	due authorization, execution, delivery and validity of the Merger Agreement and the authority to enter into all transactions contemplated by the Mergers;

●	absence of conflicts with existing laws;

●	capitalization;

●	compliance with regulatory authorities and laws;

●	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

●	absence of undisclosed liabilities;

●	permits and compliance with law;

●	absence of certain litigation;

●	real properties;

●	environmental matters;

●	material contracts;

●	taxes;

●	intellectual property;

●	insurance;

●	benefit plans;

●	related party transactions;

●	broker’s, finders and similar fees or commissions;

●	the financial advisor to the Moody I Special Committee;

●	exemption of the Merger and the other transactions contemplated by the Merger Agreement from Maryland anti-takeover statutes; and

●	accuracy of information supplied for inclusion in the proxy statement/prospectus or registration statement.

Representations and Warranties of Moody II, Moody II OP and Merger Sub

Moody II, Moody II OP and Merger Sub made representations and warranties in the Merger Agreement relating to, among other things:

●	corporate organization, valid existence, good standing and qualification to conduct business;

●	due authorization, execution, delivery and validity of the Merger Agreement and the authority to enter into all transactions contemplated by the Mergers;

●	absence of conflicts with existing laws;

●	capitalization;

●	compliance with regulatory authorities and laws;

●	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

●	absence of undisclosed liabilities;

●	permits and compliance with law;

●	absence of certain litigation;

●	real properties;

●	environmental matters;

●	material contracts;

●	taxes;

●	benefit plans;

●	intellectual property;

●	insurance;

●	related party transactions;

●	broker’s, finders and similar fees or commissions;

●	exemption of the Merger and the other transactions contemplated by the Merger Agreement from Maryland anti-takeover statutes;

●	ownership of Merger Sub; and

●	financing.

Definition of “Material Adverse Effect”

Many of the representations of Moody I, Moody I OP, Moody II, Moody II OP and Merger Sub are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect).

A “material adverse effect” with respect to either Moody I or Moody II is any event, circumstance, change, effect, development, condition or occurrence that individually or in the aggregate, (x) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Moody I or Moody II (and their respective subsidiaries), taken as a whole, or (y) would prevent or materially impair the ability of Moody I or Moody II to consummate the Mergers before the outside date. However, with respect to the foregoing clause (x), a “material adverse effect” would not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from: (i) any failure of Moody I or Moody II to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a material adverse effect); (ii) any changes that affect the hotel industry generally; (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates; (iv) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world; (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date of the Merger Agreement; (vi) the execution and delivery of the Merger Agreement, or the public announcement of the Mergers or the other transactions contemplated by the Merger Agreement; (vii) the taking of any action expressly required by the Merger Agreement, or the taking of any action at the written request or with the prior written consent of Moody I or Moody II, as the case may be; (viii) earthquakes, hurricanes, floods or other natural disasters; (ix) changes in applicable law or GAAP (or the interpretation thereof); or (x) any action made or initiated by any Moody I or Moody II stockholder, as the case may be, including any derivative claims, arising out of or relating to the Merger Agreement or the transactions contemplated thereby, which in the case of each of (ii)-(v) and (viii)-(ix) above do not disproportionately affect Moody I or Moody II (and their respective subsidiaries), taken as a whole, relative to others in the hotel REIT industry in the geographic regions in which Moody I or Moody II (and their respective subsidiaries) operate.

Covenants and Agreements

Conduct of Business of Moody I Pending the Merger

Moody I and Moody I OP have agreed to certain restrictions on themselves and their respective subsidiaries until the earlier of the effective time of the Merger or the valid termination of the Merger Agreement. In general, except with Moody II’s prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the Merger Agreement or required by law, each of Moody I and Moody I OP has agreed that, it will, and will cause each of its subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (a) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (b) maintain the status of Moody I as a REIT. Without limiting the foregoing, each of Moody I and Moody I OP has also agreed that, except with Moody II’s prior written approval (not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly required or permitted by the Merger Agreement, it will not, and it will not cause or permit any of its subsidiaries to do any of the following:

●	amend or propose to amend the equivalent organizational or governing documents of Moody I or of any subsidiary of Moody I, or a Moody I subsidiary, material to Moody I and the Moody I subsidiaries, or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the Moody I charter) under the Moody I charter;

●	adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Moody I or any Moody I subsidiary;

●	declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Moody I or any Moody I subsidiary or other equity securities or ownership interests in Moody I or any Moody I subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by Moody I of regular dividends in accordance with past practice at a daily rate not to exceed $0.002192 per share, (B) the declaration and payment by Moody I OP of regular distributions in accordance with past practice and for any interim period through the closing of the Mergers, on Moody I OP Units, (C) the declaration and payment of dividends or other distributions to Moody I by any directly or indirectly wholly-owned subsidiary, and (D) distributions by any Moody I subsidiary that is not wholly-owned, directly or indirectly, by Moody I, in accordance with the requirements of the organizational documents of such Moody I subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions, Moody I and any Moody I subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Moody I to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise tax under the Code;

●	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Moody I or one of its subsidiaries (other than redemptions of Moody OP I Units pursuant to Moody I OP’s limited partnership agreement);

●	except for transactions among Moody I and one or more wholly-owned Moody I subsidiaries or among one or more wholly-owned Moody I subsidiaries, or as otherwise contemplated in the Merger Agreement, issue, sell, pledge, dispose, encumber or grant any shares of Moody I or any of Moody I’s subsidiaries’ capital stock (including Moody I OP Units), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Moody I or any of Moody I’s subsidiaries’ capital stock or other equity interests;

●	acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Moody I or any of Moody I’s subsidiaries of or from an existing wholly-owned subsidiary of Moody I and (B) other acquisitions of personal property for a purchase price of less than $500,000 in the aggregate; provided, that such restrictions will not apply to acquisitions of personal property required by a hotel franchisor;

●	sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided that (A) any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call, (y) the posting of collateral in connection with any contract to which Moody I or any Moody I subsidiary is a party or (z) agreements with hotel guests for use and occupancy of hotel rooms, conference or meeting rooms, or other hotel facilities shall be considered to be done in the ordinary course of business consistent with past practice, and (B) Moody I or any Moody I subsidiary is permitted to effect a deed in lieu of foreclosure if failure to do so would result in personal or recourse liability to Moody I, and Moody I subsidiary or any of their respective affiliates under any indebtedness;

●	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of Moody I or any Moody I subsidiary, except (A) indebtedness incurred under Moody I’s existing debt facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by the Merger Agreement), (B) funding any transactions permitted by the Merger Agreement, (C) indebtedness that does not, in the aggregate, exceed $500,000; and (D) refinancing of existing indebtedness (provided, that the terms of such new indebtedness shall not be materially more onerous on Moody I compared to the existing indebtedness and the principal amount of such replacement indebtedness shall not be materially greater than the indebtedness it is replacing);

●	make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Moody I or a wholly-owned subsidiary of Moody I to Moody I or a wholly-owned subsidiary of Moody I and (B) investments permitted pursuant to the terms of the Merger Agreement;

●	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any of Moody I’s material contracts, other than (A) any termination, renewal, modification or amendment in accordance with the terms of any such existing material contract (x) that occurs automatically without any action (other than notice of renewal) by Moody I or any Moody I subsidiary or (y) occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable material contract, or (B) as may be reasonably necessary to comply with the terms of the Merger Agreement;

●	make any payment, direct or indirect, of any liability of Moody I or any subsidiary of Moody I before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any indebtedness permitted under the Merger Agreement;

●	waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Moody I made available to Moody II prior to the date of the Merger Agreement or (y) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Moody I or any Moody I subsidiary or the Combined Company, (C) do not provide for any admission of material liability by Moody I or any Moody I subsidiary, excluding in each case any such matter relating to taxes, and (D) with respect to any action involving any present, former or purported holder or group of holders of Moody I common stock in accordance with the Merger Agreement;

●	(a) hire or terminate any officer of Moody I or any subsidiary of Moody I, (b) increase in any manner the amount, rate or terms of compensation or benefits of any of Moody I’s directors, or (c) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable laws;

●	fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

●	enter into any new line of business;

●	form any new funds, joint ventures or non-listed real estate investment trusts or other pooled investment vehicles;

●	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority;

●	enter into or modify in a manner adverse to Moody I any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund, except, in each case, (A) to the extent required by law or (B) to the extent necessary (x) to preserve Moody I’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Moody I subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

●	take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Moody I to fail to qualify as a REIT or any subsidiary of Moody I to cease to be treated as any of (a) a partnership or disregarded entity for federal income tax purposes or (b) a Qualified REIT Subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

●	other than as permitted under the Merger Agreement, make or commit to make any recurring capital expenditures that are in excess of $1,000,000 per quarter in the aggregate;

●	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by the terms of the Merger Agreement in a manner that would not reasonably be expected to be materially adverse to Moody I or to prevent or impair the ability of Moody I and its related entities to consummate the Merger;

●	amend or modify the engagement letters entered into with FBR, in a manner adverse to Moody I, any Moody I subsidiary or Moody II, or engage other financial advisers in connection with the transactions contemplated by the Merger Agreement; or

●	authorize, or enter into any contract to do any of the foregoing.

Notwithstanding anything to the contrary set forth above and in the Merger Agreement, nothing shall prohibit Moody I from taking any action, at any time or from time to time, that in the reasonable judgment of the Moody I Board, upon advice of counsel to Moody I, is reasonably necessary (i) for Moody I to avoid or to continue to avoid incurring entity level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the Merger or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that Moody I or any subsidiary of Moody I be registered as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to Moody I stockholders.

Conduct of Business of Moody II, Moody II OP and Merger Sub Pending the Merger

Moody II, Moody II OP and Merger Sub have agreed to certain restrictions on themselves and their respective subsidiaries until the earlier of the effective time of the Merger or the valid termination of the Merger Agreement. In general, except with Moody I’s prior written approval (not to be unreasonably withheld) or as otherwise expressly required or permitted by the Merger Agreement or required by law, each of Moody II, Moody II OP and Merger Sub has agreed that it will, and will cause each of its subsidiaries to (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (a) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (b) maintain the status of Moody II as a REIT. Without limiting the foregoing, each of Moody II, Moody II OP and Merger Sub has also agreed that, except with Moody I’s prior written approval (not to be unreasonably withheld), to the extent required by law, or as otherwise expressly required or permitted by the Merger Agreement, it will not, and it will not cause or permit any of its subsidiaries to:

●	amend or propose to amend the equivalent organizational or governing documents of Moody II or of any subsidiary of Moody II, or a Moody II subsidiary, material to Moody II and the Moody II subsidiaries, or waive the stock ownership limit or create an Excepted Holder Limit (as defined in the Moody II charter) under the Moody II charter;

●	adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Moody II or any Moody II subsidiary;

●	declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Moody II or any Moody II subsidiary or other equity securities or ownership interests in Moody II or any Moody II subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by Moody I of regular dividends in accordance with past practice at a daily rate not to exceed $0.00479 per share, (B) the declaration and payment by Moody II OP of regular distributions in accordance with past practice and for any interim period through the closing of the Mergers, on Moody II OP Units, (C) the declaration and payment of dividends or other distributions to Moody I by any directly or indirectly wholly-owned subsidiary, and (D) distributions by any Moody II subsidiary that is not wholly-owned, directly or indirectly, by Moody II, in accordance with the requirements of the organizational documents of such Moody II subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions, Moody II and any Moody II subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Moody II to qualify for and maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise tax under the Code;

●	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Moody II or one of its subsidiaries (other than redemptions of Moody II OP Units pursuant to Moody II OP’s limited partnership agreement);

●	except (1) pursuant to Moody II’s initial public offering and (2) transactions among Moody II and one or more wholly-owned Moody II subsidiaries or among one or more wholly-owned Moody II subsidiaries, or as otherwise contemplated in the Merger Agreement, issue, sell, pledge, dispose, encumber or grant any shares of Moody II or any Moody II subsidiaries’ capital stock (including Moody II OP Units), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Moody II or any of Moody II’s subsidiaries’ capital stock or other equity interests;

●	acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Moody II or any of Moody II’s subsidiaries of or from an existing wholly-owned subsidiary of Moody I and (B) other acquisitions of personal property for a purchase price of less than $500,000 in the aggregate; provided, that such restrictions will not apply to acquisitions of personal property required by a hotel franchisor;

●	sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided that (A) any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call, (y) the posting of collateral in connection with any contract to which Moody II or any Moody II subsidiary is a party or (z) agreements with hotel guests for use and occupancy of hotel rooms, conference or meeting rooms, or other hotel facilities shall be considered to be done in the ordinary course of business consistent with past practice, and (B) Moody II or any Moody II subsidiary is permitted to effect a deed in lieu of foreclosure if failure to do so would result in personal or recourse liability to Moody II, and Moody II subsidiary or any of their respective affiliates under any indebtedness;

●	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of Moody I or any Moody I subsidiary, except (A) indebtedness incurred under Moody II’s existing debt facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by the Merger Agreement), (B) funding any transactions permitted by the Merger Agreement, (C) indebtedness that does not, in the aggregate, exceed $500,000; and (D) refinancing of existing indebtedness (provided, that the terms of such new indebtedness shall not be materially more onerous on Moody II compared to the existing indebtedness and the principal amount of such replacement indebtedness shall not be materially greater than the indebtedness it is replacing);

●	make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Moody II or a wholly-owned subsidiary of Moody II to Moody II or a wholly-owned subsidiary of Moody II and (B) investments permitted pursuant to the terms of the Merger Agreement;

●	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any of Moody II’s material contracts, other than (A) any termination, renewal, modification or amendment in accordance with the terms of any such existing material contract (x) that occurs automatically without any action (other than notice of renewal) by Moody II or any Moody II subsidiary or (y) occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable material contract, or (B) as may be reasonably necessary to comply with the terms of the Merger Agreement;

●	make any payment, direct or indirect, of any liability of Moody II or any subsidiary of Moody II before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any indebtedness permitted under the Merger Agreement;

●	waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Moody II made available to Moody I prior to the date of the Merger Agreement or (y) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Moody II or any Moody II subsidiary or the Combined Company, (C) do not provide for any admission of material liability by Moody II or any Moody II subsidiary, excluding in each case any such matter relating to taxes, and (D) with respect to any action involving any present, former or purported holder or group of holders of Moody II common stock in accordance with the Merger Agreement;

●	(a) hire or terminate any officer or director of Moody II or any Moody II subsidiary, (b) increase in any manner the amount, rate or terms of compensation or benefits of any of Moody II’s directors, or (c) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable laws;

●	fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

●	enter into any new line of business;

●	form any new funds, joint ventures or non-listed real estate investment trusts or other pooled investment vehicles;

●	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority;

●	enter into or modify in a manner adverse to Moody II any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund, except, in each case, (A) to the extent required by law or (B) to the extent necessary (x) to preserve Moody II’s ability to qualify as a REIT under the Code or (y) to qualify or preserve the status of any Moody II subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

●	take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Moody II to fail to qualify as a REIT or any subsidiary of Moody II to cease to be treated as any of (a) a partnership or disregarded entity for federal income tax purposes or (b) a Qualified REIT Subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

●	other than as permitted under the Merger Agreement, make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;

●	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted the terms of the Merger Agreement in a manner that would not reasonably be expected to be materially adverse to Moody II or to prevent or impair the ability of Moody II and its related entities to consummate the Merger;

●	amend or modify the engagement letters entered into with the financial advisor to the Moody II Special Committee in a manner adverse to Moody II, any Moody II subsidiary or Moody I, or engage other financial advisers in connection with the transactions contemplated by the Merger Agreement;

●	make any payment, distribution or transfer of assets to Moody II Advisor or any of its affiliates (other than Moody II or any Moody II subsidiary) except as permitted by the Merger Agreement or the then in-effect advisory agreement between Moody II and Moody II Advisor; or

●	authorize, or enter into any contract to do any of the foregoing.

Notwithstanding anything to the contrary set forth above and in the Merger Agreement, nothing shall prohibit Moody II from taking any action, at any time or from time to time, that in the reasonable judgment of the Moody II Board, upon advice of counsel to Moody II, is reasonably necessary (i) for Moody II to avoid or to continue to avoid incurring entity level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the effective time of the Merger or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that Moody II or any subsidiary of Moody II be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to Moody II stockholders.

No Solicitation of Transactions by Moody I

Pursuant to the terms of the Merger Agreement, until 11:59 p.m. (New York City time) on December 31, 2016, or the “Go Shop Period End Time,” Moody I has a “go shop” right that allows Moody I and its subsidiaries to directly or indirectly, to do the following, we refer to the provisions related to the go shop right in the Merger Agreement as the “go shop provisions:”

●	initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of (A) contacting third parties, (B) broadly disseminating public disclosure or (C) providing access to the properties, offices, assets, books, records and personnel of Moody I and its subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more acceptable confidentiality agreements; provided, however, that Moody I has previously or contemporaneously furnished, made available or provided access to such non-public information to Moody II;

●	enter into, continue or otherwise participate in any discussions or negotiations with any person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal;

●	release any person from, or refrain from enforcing, any standstill agreement or similar obligation to Moody I or its subsidiaries; or

●	disclose to the Moody I stockholders any information required to be disclosed under applicable law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the Moody I Board with respect to the Merger Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public re-affirmation of the recommendation of the Moody I Board in favor of the Mergers and the Merger Agreement.

Beginning at the Go Shop Period End Time, except as described below, the Merger Agreement provides that Moody I may not, and will cause its subsidiaries not to, do any of the following:

●	initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes any Acquisition Proposal;

●	enter into, continue or otherwise participate in any discussions or negotiations with any person, or furnish to any person, any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal;

●	release any person from or fail to enforce any standstill agreement or similar obligation to Moody I or its subsidiaries;

●	make an Adverse Recommendation Change;

●	enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal; or

●	take any action to exempt any person from any takeover statute or similar restrictive provision of the Moody I charter and related documents.

Notwithstanding the foregoing, at any time up to five business days after the Go Shop Period End Time, the Moody I Board may, upon receipt of an Acquisition Proposal from a Go Shop Bidder that constitutes a Superior Proposal, give notice of its intention to terminate the Merger Agreement and enter into an agreement related to such Superior Proposal. There are several conditions to taking such action:

●	the foregoing determination must be made in good faith and upon the determination that failing to take such action would be inconsistent with the directors’ duties under applicable law;

●	Moody I must notify Moody II in writing of the Superior Proposal, attaching the most current version of such proposal; and

●	during the five business days after Moody II receives such notice, Moody I must offer to negotiate with Moody II (and negotiate in good faith) with respect to making adjustments to the terms of the Merger Agreement so that the subject Superior Proposal no longer is a Superior Proposal.

In addition, at any time beginning on the sixth business day after the Go Shop Period End Time but before receiving the necessary approvals of the Moody I stockholders, the Moody I Board may, upon receipt of an Acquisition Proposal that constitutes a Superior Proposal, make an Adverse Recommendation Change, but may not terminate the Merger Agreement. There are several conditions to taking such action:

●	the foregoing determination must be made in good faith and upon the determination that failing to take such action would be inconsistent with the directors’ duties under applicable law;

●	Moody I must notify Moody II in writing of the intent to make the Adverse Recommendation Change; and

●	during the five business days after Moody II has receive such notice, Moody I must offer to negotiate with Moody II (and negotiate in good faith) with respect to making adjustments to the terms of the Merger Agreement so that the subject Superior Proposal no longer is a Superior Proposal.

The Merger Agreement also does not prevent the Moody I Board or Moody I, directly or indirectly, from (i) taking and disclosing to the Moody I stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal, making any required disclosure to the Moody I stockholders under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the Moody I stockholders if the Moody I Board determines in good faith after consultation with its legal advisors (and based on the recommendation of the Moody I Special Committee) that the failure to do so would be inconsistent with the directors’ duties under applicable Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the Moody I Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public re-affirmation of the recommendation of the Moody I Board.

For purposes of the Merger Agreement:

“Acquisition Proposal” means any proposal or offer, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving Moody I or any Moody I Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of Moody I or any of the Moody I Subsidiaries representing 20% or more of the consolidated assets of Moody I and the Moody I Subsidiaries, taken as a whole, (c) issue, sale or other disposition by Moody I or any of the Moody I Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of Moody I common stock, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of Moody I common stock, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Moody I in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of Moody I common stock, or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Mergers or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among Moody I and one or more of the Moody I Subsidiaries or solely among the Moody I Subsidiaries.

“Adverse Recommendation Change” means (i) a withdrawal, modification or amendment of the recommendation of the Moody I Board in a manner adverse to Moody II or the failure to make the required recommendation of the Moody I Board as described above or to include such recommendation in the proxy statement to be sent to the Moody I stockholders or (ii) the approval, endorsement or recommendation of any Acquisition Proposal.

“Go Shop Bidder” means any person that submits a proposal or offer regarding an Acquisition Proposal not later than the Go Shop Period End Time that has not been withdrawn and that the Moody I Special Committee determines prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than five business days before the date of the Go Shop Period End Time, not later than five business days after the Go Shop Period End Time), has resulted in, or would be reasonably expected to result in, a Superior Proposal.

“Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) which the Moody I Board (based on the recommendation of the Moody I Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (a) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by Moody II) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the Moody I stockholders (in their capacities as stockholders) than the Mergers and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Moody II)).

Form S-4, Proxy Statement/Prospectus; Moody I Stockholders Meeting

Moody I agreed to prepare and cause to be filed with the SEC the proxy statement included in this proxy statement/prospectus and Moody II agreed to prepare and file a registration statement on Form S-4 with respect to the Merger, which includes this proxy statement/prospectus, in each case as promptly as reasonably practicable. Moody I and Moody II also agreed to use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act, and (iii) to keep the Form S-4 effective for so long as necessary to complete the Merger.

Moody I agreed to use its reasonable best efforts to cause this proxy statement/prospectus to be mailed to its stockholders entitled to vote at the Moody I special meeting and to hold the Moody I special meeting as soon as practicable after the Form S-4 is declared effective. Moody I further agreed to include in the proxy statement/prospectus its recommendation to its stockholders that they approve the Merger and the other transactions contemplated by the Merger Agreement and to use its reasonable best efforts to obtain its stockholder approval.

Access to Information; Confidentiality

The Merger Agreement requires Moody I and Moody I OP, on the one hand, and Moody II, Moody II OP and Merger Sub on the other hand, to provide to the other, upon reasonable notice and during normal business hours, reasonable access to its properties, offices, books, contracts, commitments, personnel and records, and each of Moody I and Moody I OP, on the one hand, and Moody II, Moody II OP and Merger Sub on the other hand, are required to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed prior to closing pursuant to federal or state securities laws and all other information concerning its business, properties and personnel as the other party may reasonably request.

Each of Moody I and Moody I OP, on the one hand, and Moody II, Moody II OP and Merger Sub on the other hand, has agreed to hold, and to cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by the terms of its existing confidentiality agreements.

Public Announcements

Each of the parties to the Merger Agreement have agreed, subject to certain exceptions, to consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the Merger Agreement or any of the transactions contemplated by the Merger Agreement. In addition, none of the parties to the Merger Agreement will, subject to certain exceptions, issue any press release or otherwise make a public statement or filing without obtaining the other parties’ consent (not to be unreasonably withheld, conditioned or delayed).

Indemnification of Directors and Officers; Insurance

For a period of six years after the effective time of the Mergers, pursuant to the terms of the Merger Agreement and subject to certain limitations, Moody II will, and will cause Merger Sub to, indemnify, defend and hold harmless the Indemnified Parties, for actions at or prior to the effective time of the Mergers, including with respect to the transactions contemplated by the Merger Agreement. Moody II and the Surviving Entity have agreed that all rights to indemnification and exculpation from liabilities for acts provided in (i) the governing documents of Moody I or similar organizational documents or agreements of any subsidiary of Moody I and (ii) any indemnification agreements of Moody I will survive the Mergers and will continue in full force and effect in accordance with their terms. For a period of six years after the effective time of the Mergers, the organizational documents of Moody II and the Surviving Entity and the organizational documents of any subsidiary of Moody II or subsidiary of Moody I will not have indemnification and director and officer liability limitation provisions less favorable than such provisions in the Moody I organizational documents.

Prior to the effective time of the Mergers, Moody II has agreed to cause the Surviving Entity to maintain Moody I’s current directors’ and officers’ liability insurance policies for a period of six years after the effective time of the Merger. Notwithstanding the previous sentence, (i) the Surviving Entity may substitute directors’ and officers’ liability insurance policies from one or more insurance carriers with terms and retentions that are no less favorable in the aggregate than the coverage provided under Moody I’s existing policies, or (ii) Moody I may, in consultation with Moody II, obtain extended reporting period coverage under Moody I’s existing insurance programs for a period of six years after the effective time of the Mergers. Notwithstanding the foregoing, (i) the Surviving Entity will not be required to pay annual premiums in excess of (for any one year) 300% of the annual premium currently paid by Moody I for such insurance, and (ii) if the annual premiums exceed 300%, the Surviving Entity will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 300% of the current annual premium.

Appropriate Action; Consents; Filings

Both Moody I and Moody II will, and will cause their respective subsidiaries to, use their reasonable best efforts (subject to certain limitations) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by the Merger Agreement, including:

●	taking all actions necessary to satisfy the closing conditions set forth in the Merger Agreement;

●	preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any governmental authority or agency;

●	obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authorities, agencies or other persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement and the making of all necessary or advisable registrations and filings and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority or other persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement;

●	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Mergers or the other transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed, and the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation law that may be asserted by any governmental authority with respect to the Mergers so as to enable the closing to occur as soon as reasonably possible; and

●	executing and delivering any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.

Neither party will have any obligation (a) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such party, any of its subsidiaries (including the Combined Company after the closing) or their affiliates or (b) otherwise to take or commit to take any actions that would limit the freedom of such party, its subsidiaries (including the Combined Company after the closing) or their affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets. Moody I and Moody II will provide any necessary notices to third parties and to use their reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by the Merger Agreement.

Notification of Certain Matters; Transaction Litigation

Each of Moody I and Moody I OP, on the one hand, and Moody II, Moody II OP and Merger Sub on the other, has agreed to provide prompt notice to the other of any notice received from any governmental authority in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Mergers, or from any person or entity alleging that its consent is or may be required in connection with any such transaction.

Each of Moody I and Moody I OP, on the one hand, and Moody II, Moody II OP and Merger Sub on the other, has agreed to provide prompt notice to the other if any representation or warranty made by it in the Merger Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by the outside date, if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the Merger Agreement.

Each of Moody I and Moody I OP, on the one hand, and Moody II, Moody II OP and Merger Sub on the other, has agreed to provide prompt notice to the other of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving such party or any of its subsidiaries in connection with the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement. Each has agreed to allow the other the opportunity to reasonably participate in the defense and settlement of any stockholder litigation and not to agree to a settlement of any stockholder litigation without the other’s consent (not to be unreasonably withheld).

Conditions to Completion of the Mergers

Mutual Closing Conditions

The obligation of each of Moody I and Moody II to complete the Mergers and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver by each of the parties, at or prior to the effective time of the Merger, of the following conditions:

●	all consents, authorizations, orders or approvals of certain governmental authorities and agencies necessary for the consummation of the Mergers and the other transactions contemplated by the Merger Agreement shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated;

●	approval by the Moody I stockholders of the Merger and the Charter Amendment;

●	the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Mergers, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

●	the registration statement of which this proxy statement/prospectus is a party having been declared effective by the SEC, no stop order suspending the effectiveness of such registration statement having been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not withdrawn.

Additional Closing Conditions for the Benefit of Moody II, Moody II OP and Merger Sub

The obligation of Moody II, Moody II OP and Merger Sub to complete the Mergers is subject to the satisfaction or waiver, at or prior to the effective time, of the following additional conditions:

●	the accuracy in all material respects as of the date of the Merger Agreement and as of the effective time of the Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date) of certain representations and warranties made in the Merger Agreement by Moody I regarding its organization, qualification, subsidiaries, authority, stockholder approval, certain aspects of its capital structure, and exemption from the Investment Company Act of 1940;

●	the accuracy in all but de minimis respects as of the date of the Merger Agreement and as of the effective time of the Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date) of certain representations and warranties made in the Merger Agreement by Moody I regarding certain aspects of its capital structure;

●	the accuracy of all other representations and warranties made in the Merger Agreement by Moody I (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the effective time of the Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date), except for any failure of such representations or warranties to be true and correct that, individually or in the aggregate, do not have and would not reasonably be expected to have a material adverse effect (as defined above) on Moody I;

●	Moody I and its related entities having performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under the Merger Agreement on or prior to the effective time of the Merger;

●	on the closing date, no circumstance shall exist that constitutes a material adverse effect of Moody I;

●	receipt by Moody II of an officer’s certificate dated as of the closing date and signed by Moody I’s chief executive officer and chief financial officer on behalf of Moody I, certifying that the closing conditions described in the five preceding bullets have been satisfied;

●	the receipt by Moody II of an opinion of Alston & Bird LLP, or other counsel to Moody I reasonably satisfactory to Moody II, regarding Moody I’s qualification and taxation as a REIT under the Code; and

●	the receipt by Moody II of an opinion of Alston & Bird LLP, or other counsel to Moody II reasonably satisfactory to Moody II, dated as of the closing date and in form and substance reasonably satisfactory to Moody II, regarding the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of Moody I and Moody I OP

The obligation of Moody I and Moody I OP to complete the Mergers is subject to the satisfaction or waiver, at or prior to the effective time, of the following additional conditions:

●	the accuracy in all material respects as of the date of the Merger Agreement and as of the effective time of the Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date) of certain representations and warranties made in the Merger Agreement by Moody II regarding its organization, qualification, subsidiaries, authority, stockholder approval, certain aspects of its capital structure, and exemption from the Investment Company Act of 1940;

●	the accuracy in all but de minimis respects as of the date of the Merger Agreement and as of the effective time of the Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date) of certain representations and warranties made in the Merger Agreement by Moody II regarding certain aspects of its capital structure;

●	the accuracy of all other representations and warranties made in the Merger Agreement by Moody II (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the Merger Agreement and as of the effective time of the Merger (or, in the case of representations and warranties that by their terms address matters only as of a specified date, as of that date), except for any failure of such representations or warranties to be true and correct that, individually or in the aggregate, do not have and would not reasonably be expected to have a material adverse effect (as defined above) on Moody II;

●	Moody II and its related entities having performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under the Merger Agreement on or prior to the effective time of the Merger;

●	on the closing date, no circumstance shall exist that constitutes a Moody II material adverse effect;

●	receipt by Moody I of an officer’s certificate dated as of the closing date and signed by Moody II’s chief executive officer and chief financial officer on behalf of Moody II, certifying that the closing conditions described in the five preceding bullets have been satisfied;

●	the receipt by Moody I of an opinion of Alston & Bird LLP, or other counsel to Moody I reasonably satisfactory to Moody II, regarding Moody I’s qualification and taxation as a REIT under the Code;

●	the receipt by Moody I of an opinion of Vinson & Elkins L.L.P., or other counsel to Moody I reasonably satisfactory to Moody II, dated as of the closing date and in form and substance reasonably satisfactory to Moody I, regarding the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; and

●	as of the effective time of the Merger, the Moody I designated members will be elected to the Moody II Board.

Termination of the Merger Agreement

Termination by Mutual Agreement

Moody II and the Moody I Special Committee may, by written consent, mutually agree to terminate the Merger Agreement before completing the Merger, even after approval of the Moody I stockholders.

Termination by Either Moody II or the Moody I Special Committee

The Merger Agreement may also be terminated prior to the effective time of the Mergers by either Moody II or the Moody I Special Committee if any of the following occur:

●	The Merger has not occurred on or before the outside date. However, the right to terminate due to the failure of the Mergers to occur on or before the outside date will not be available to Moody II or the Moody I Special Committee if the failure of Moody I or Moody II to perform or comply in all material respects with any of their respective obligations under the Merger Agreement caused the failure of the Mergers to be consummated on the outside date.

●	There is any final, non-appealable order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the Merger Agreement. The right to terminate due to the issuance of such an order will not be available to Moody II or the Moody I Special Committee if the issuance of such final, non-appealable order was primarily due to the failure of Moody I or Moody II to perform or comply in all material respects with any of their respective obligations under the Merger Agreement.

●	If the approvals of the Moody I stockholders approving the Merger and the Charter Amendment have not been obtained at the Moody I special meeting. The right to terminate due to the failure to receive the requisite approvals of the Moody I stockholders will not be available to Moody II or the Moody I Special Committee if such failure was primarily due to the failure of Moody I or Moody II to perform or comply in all material respects with any of their respective obligations under the Merger Agreement.

Termination by the Moody I Special Committee

The Merger Agreement may also be terminated prior to the effective time of the Merger by the Moody I Special Committee upon either of the following:

1)	Moody II or Moody II OP have breached or failed to perform any of their representations, warranties, obligations, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the effective time of the Merger (A) would result in the failure of any of the conditions to closing set forth in the Merger Agreement and (B) cannot be cured or waived by the outside date; provided, that the Moody I Special Committee does not have the right to terminate the Merger Agreement for such a breach if Moody I or Moody I OP has breached or failed to perform any of their representations, warranties, obligations, covenants or agreements in the Merger Agreement, if such breach or failure to perform, individually or in the aggregate, would result in the failure of any of the conditions to the obligations of Moody I to the consummation of the Mergers and is continuing at the time Moody I delivers notice of its election to terminate the Merger Agreement pursuant to a breach by Moody II or Moody II OP.

2)	Moody I has accepted a Superior Proposal by a Go Shop Bidder within five (5) business days of the Go Shop Period End Time in accordance with Merger Agreement; provided, that Moody I may not so terminate the Merger Agreement unless concurrently with the occurrence of such termination the termination payment required by the Merger Agreement and described below is made in full to Moody II and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void.

Termination by Moody II

The Merger Agreement may also be terminated prior to the effective time of the Merger by Moody II upon either of the following:

1)	Moody I or Moody I OP have breached or failed to perform any of their representations, warranties, obligations, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the effective time of the Merger (A) would result in the failure of any of the conditions to closing set forth in the Merger Agreement and (B) cannot be cured or waived by the outside date; provided, that Moody II does not have the right to terminate the Merger Agreement for such a breach if Moody II or Moody II OP has breached or failed to perform any of their representations, warranties, obligations, covenants or agreements in the Merger Agreement, if such breach or failure to perform, individually or in the aggregate, would result in the failure of any of the conditions to the obligations of Moody II to the consummation of the Mergers and is continuing at the time Moody II delivers notice of its election to terminate the Merger Agreement pursuant to a breach by Moody I or Moody I OP.

2)	At any time following the date that is five business days after the Go Shop Period End Time and prior to the approval by the Moody I stockholders of the Merger and the Charter Amendment, (A) the Moody I Board or any committee thereof, for any reason, shall have effected an Adverse Recommendation Change, (B) the Moody I Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Acquisition Proposal, (C) a tender offer or exchange offer for any shares of Moody I common stock that constitutes an Acquisition Proposal (other than by Moody II or any of its affiliates) is commenced and the Moody I Board fails to recommend against acceptance of such tender offer or exchange offer by the Moody I stockholders and to publicly reaffirm the recommendation of the Moody I Board in favor of the Merger and Charter Amendment within ten business days of being requested to do so by Moody II, (D) the Moody I Board or any committee thereof fails to include the recommendation of the Moody I Board in favor of the Merger and Charter Amendment in this proxy statement/prospectus, or (E) Moody I shall have materially violated any of its obligations under the go shop provisions of the Merger Agreement (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal).

Termination Fees and Expense Reimbursement

Moody I has agreed to pay Moody II termination fees and expense reimbursements as follows:

●	A termination fee of $2 million, plus an expense reimbursement of up to $500,000 upon the occurrence of any of the following:

○	if the Merger Agreement is terminated (A) (x) by Moody II because of a material breach by Moody I as described above and, prior to such breach a bona fide Acquisition Proposal (meeting certain other conditions) has been publicly announced or communicated to the Moody I Board or (y) by Moody I or Moody II because the Moody I stockholders have not approved the Merger and the Charter Amendment and, prior to the Moody I special meeting, a bona fide Acquisition Proposal has been publicly announced or communicated to the Moody I Board, and (B) within twelve months after the date of such termination, a transaction with respect to such Acquisition Proposal is entered into.

○	If the Merger Agreement is terminated by Moody II pursuant to item (2) under “—Termination by Moody II,” above.

●	A termination fee of $1 million, plus an expense reimbursement of up to $500,000 if the Moody I Special Committee terminates the Merger Agreement pursuant to item (2) under “—Termination by the Moody I Special Committee,” above.

●	An expense reimbursement of up to $500,000 if Moody II terminates the Merger Agreement pursuant to item (1) under “—Termination by Moody II,” above.

Moody II has agreed to pay Moody I an expense reimbursement of up to $500,000 if the Moody I Special Committee terminates the Merger Agreement pursuant to item (2) under “—Termination by the Moody I Special Committee,” above.

Miscellaneous Provisions

Payment of Expenses

Other than as described above under “Termination Fees and Expense Reimbursement,” the Merger Agreement provides that each party will pay its own fees and expenses in connection with the Merger Agreement, except that Moody I and Moody II will share equally all expenses related to the printing, filing and distribution of this proxy statement/prospectus and this registration statement of which this proxy statement/prospectus forms a part (other than attorneys’ and accountants’ fees).

Specific Performance

The parties to the Merger Agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any and all other remedies at law or in equity.

Amendment

The parties to the Merger Agreement may amend the Merger Agreement by written agreement executed and delivered by their duly authorized officers, provided that, after approval of the Merger and the Charter Amendment by the Moody I stockholders, no amendment may be made which changes the form or amount of the consideration to be delivered to the holders of Moody I common stock or which by law or in accordance with the rules of any stock exchange requires further approval by the Moody I stockholders, without the approval of such stockholders.

Waiver

Prior to the effective time of the Merger, Moody I, Moody I OP, Moody II, Moody II OP or Merger Sub may extend the time for performance of any obligation of the other or waive any inaccuracy in the representations and warranties of the other or the other party’s compliance with any agreement or condition contained in the Merger Agreement to the extent permitted by law.

Governing Law

The Merger Agreement is governed by the laws of the State of Maryland (without giving effect to choice of law principles thereof).

RELATED AGREEMENTS

Concurrently with the execution of the Merger Agreement on November 16, 2016, Moody II, Moody II OP and the Moody II Advisor entered into the Moody II Amended and Restated Advisory Agreement, which will become effective at the effective time of the Mergers. The Moody II Amended and Restated Advisory Agreement will amend Moody II’s existing advisory agreement, dated January 12, 2015, to provide for, among other amendments, (i) the payment of an acquisition fee to the Moody II Advisor in an amount equal to 1.5% of the aggregate cash consideration paid to Moody I stockholders in the Merger and (ii) the imposition of certain limits on the amount of disposition fees that may be paid to the Moody II Advisor with respect to the sale of properties formerly owned by Moody I. See “The Mergers—Interests of Moody I and Moody II Directors and Executive Officers in the Merger—Acquisition Fees.”

Concurrently with the entry into the Merger Agreement, Moody I, Moody I OP, Moody I Advisor, Moody National, Moody Holdings and Moody II entered into the Termination Agreement. Pursuant to the Termination Agreement, at the effective time of the Mergers, the Existing Moody I Advisory Agreement will be terminated and Moody I will pay Moody I Advisor an advisor termination payment of $5,580,685. In addition, the Termination Agreement provides that at the effective time of the Partnership Merger and in accordance with the terms of Moody I OP limited partnership agreement, Moody I OP will pay to Moody Holdings the promote payment in an amount not to exceed $613,751. In the event that the Merger Agreement is terminated prior to the consummation of the Mergers, the Termination Agreement will automatically terminate and be of no further effect and no advisor termination payment or promote payment will be owed and payable.

Stockholder Servicing Arrangements

Moody II intends to enter into the stockholder servicing coordination agreement with Moody Securities, pursuant to which Moody II will pay stockholder servicing fees with respect to certain shares of Moody II common stock issued as stock consideration. Moody Securities intends to enter into separate servicing agreements with the Moody I participating broker-dealers, pursuant to which the Moody I participating broker-dealers will agree to help their clients who are Moody I stockholders understand the Merger and the Charter Amendment and to answer their questions with respect to the right to elect to receive the stock consideration or cash consideration and how to complete the materials accompanying this proxy statement/prospectus.

Pursuant to the stockholder servicing coordination agreement, Moody II intends to pay to Moody Securities a per share stockholder servicing fee of $2.13 per share of Moody II common stock paid as stock consideration to each Moody I stockholder whose financial advisor is affiliated with a Moody I participating broker-dealer. This fee represents 8.5% of the $25.00 value per share ascribed to the Moody II common stock in the Merger.

Moody Securities will reallow 100% of the stockholder servicing fees it receives to the Moody I participating broker-dealers. Each Moody I participating broker-dealer will receive aggregate stockholder servicing fees equal to the product of (i) the total number of shares of Moody II common stock paid as stock consideration to the Moody I stockholders who are clients of such Moody I participating broker-dealer multiplied by (ii) the per share stockholder servicing fee of $2.13. Aggregate stockholder servicing fees could range from approximately $5,797,034 if the Moody I stockholders elect to receive the maximum amount of cash consideration permitted under the Merger Agreement, to $11,594,068 if the Moody I stockholders elect to receive no cash consideration. No stockholder servicing fees will be paid with respect to the cash consideration.

Although Moody Securities will not retain any of the stockholder servicing fees or otherwise receive or retain any compensation for its services under the stockholder servicing coordination agreement, because Moody Securities is an affiliate of the Moody II Advisor, the stockholder servicing coordination agreement must be approved by the Moody II Board, including a majority of the independent directors, as fair and reasonable to Moody II and on terms no less favorable to Moody II than available from third parties. Moody Securities also serves as the dealer manager for Moody II’s ongoing initial public offering. Financial advisors who provide the stockholder services to Moody I stockholders pursuant to the stockholder servicing agreements will be required to disclose to each Moody I stockholder for which the services are provided that the financial advisor has a conflict of interest regarding the compensation arrangements under the agreement which provide for fees payable only to the extent that the Moody I stockholder receives Moody II common stock in the Merger. Financial advisors whose clients elect to receive cash consideration in the Merger will not receive stockholder servicing fees with respect to that portion of the merger consideration.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of certain terms of Moody II’s capital stock, the Moody II charter, Moody II’s bylaws, and certain provisions of the MGCL governing real estate investment trusts formed under Maryland law. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the applicable provisions of the Moody II charter and bylaws and the applicable provisions of the MGCL. The following summary should be read in conjunction with the Moody II charter and bylaws and the applicable provisions of the MGCL for complete information on Moody II’s capital shares. To obtain copies of the Moody II charter and bylaws, see “Where You Can Find More Information” beginning on page 168.

The description of Moody II’s capital stock in this section applies to the capital stock of the Combined Company after the Merger. For additional information, see “Comparison of Rights of Moody I Stockholders and Moody II Stockholders” beginning on page 153.

Shares Authorized

Under the Moody II charter, Moody II has authority to issue a total of 1,100,000,000 shares of capital stock. Of the total number of shares of capital stock authorized, 1,000,000,000 shares are classified as common stock with a par value of $0.01 per share and 100,000,000 shares are classified as preferred stock with a par value of $0.01 per share. Moody II’s Board, with the approval of a majority of the entire board of directors and without any action by the Moody II stockholders, may amend the Moody II charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that Moody II has authority to issue.

Shares Outstanding

As of the Moody I record date, Moody II had          shares of common stock issued and outstanding and zero shares of preferred stock issued and outstanding. Upon consummation of the Mergers, the Combined Company is expected to have approximately          shares of common stock issued and outstanding.

Common Stock

Subject to the Moody II charter restrictions on ownership and transfer of Moody II capital stock and except as otherwise specified in the Moody II charter, the Moody II common stockholders are entitled to one vote per share on all matters voted on by stockholders, including the election of Moody II’s directors. The Moody II charter does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding shares of Moody II common stock can elect Moody II Board. Subject to the Moody II charter restrictions on ownership and transfer of Moody II capital stock and any preferential rights of any outstanding class or series of preferred stock, the Moody II stockholders are entitled to such distributions as may be authorized and declared from time to time by Moody II’s Board out of legally available funds and declared by Moody II and, upon liquidation, are entitled to receive all assets available for distribution to Moody II stockholders. Moody II stockholders do not have preemptive rights, which means that Moody II stockholders do not have an automatic option to purchase any new shares of common stock that Moody II issues, or have appraisal rights, unless Moody II’s Board determines that appraisal rights apply, with respect to all or any classes or series of Moody II stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise such rights. Moody II stockholders are not liable for Moody II’s acts or obligations due to their status as stockholders.

Moody II’s Board has authorized the issuance of shares of Moody II’s capital stock without certificates; therefore, Moody II does not issue physical certificates for shares of Moody II common stock. Shares of Moody II common stock will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. DST Systems, Inc. acts as Moody II’s registrar and as the transfer agent for shares of Moody II common stock.

Preferred Stock

The Moody II charter authorizes the Moody II Board to classify and reclassify any unissued shares of the Moody II common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, the Moody II Board is required by the MGCL and by the Moody II charter to set, subject to the Moody II charter restrictions on ownership and transfer of Moody II capital stock, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. As a result, the Moody II Board could authorize the issuance of shares of common stock or preferred stock with terms or conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for Moody II stockholders or otherwise be in their best interest. The Moody II Board has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval. The issuance of preferred stock must be approved by a majority of Moody II’s independent directors not otherwise interested in the transaction, who will have access, at Moody II’s expense, to Moody II’s legal counsel or to independent legal counsel.

Meetings, Special Voting Requirements and Access to Records

An annual meeting of the Moody II stockholders is held each year on a specific date and time set by the Moody II Board. Special meetings of stockholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the chairman, the chief executive officer, or the president and will be called by Moody II’s secretary to act upon any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast on such matter at the meeting. Upon receipt of a written request of eligible stockholders, either in person or by mail, stating the purpose of the meeting, Moody II will provide all stockholders, within ten days after receipt of such request, written notice either in person or by mail, of such meeting and the purpose thereof. Such meeting will be held on a date not less than 15 nor more than 60 days after the distribution of such notice, at a time and place specified in the request, or if none is specified, at a time and place convenient to stockholders. The presence either in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast at the meeting on any matter will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except as provided in the following paragraph and except that the affirmative vote of a majority of the shares represented in person or by proxy at a meeting at which a quorum is present is required to elect a director.

Under the MGCL and the Moody II charter, stockholders are generally entitled to vote at a duly held meeting at which a quorum is present on (1) the amendment of the Moody II charter, (2) Moody II’s dissolution, (3) Moody II’s merger, consolidation or conversion a statutory share exchange or the sale or other disposition of all or substantially all of Moody II’s assets. These matters require the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. With respect to stock owned by Moody II’s advisor, directors, or any of their affiliates, neither the advisor nor such directors, nor any of their affiliates may vote or consent on matters submitted to stockholders regarding the removal of the advisor, such directors or any of their affiliates or any transaction between Moody II and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which Moody II’s advisor, Moody II’s directors or their affiliates may not vote or consent, any shares owned by any of them shall not be included.

The advisory agreement with Moody II’s advisor, including the selection of Moody II’s advisor, is approved annually by the Moody II Board, including a majority of the independent directors. While the Moody II stockholders do not have the ability to vote to replace Moody II’s current advisor or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of all the votes entitled to be cast generally in the election of directors, to remove a director from Moody II’s Board. Any stockholder will be permitted access to all of Moody II’s corporate records at all reasonable times and may inspect and copy any of them for a reasonable copying charge. Inspection of Moody II’s records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses and telephone numbers of Moody II stockholders, along with the number of shares of the Moody II common stock held by each of them, will be maintained as part of Moody II’s books and records and will be available for inspection by any stockholder or the stockholder’s designated agent at Moody II’s office. The stockholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any stockholder who requests the list within 10 days of the request. A stockholder may request a copy of the stockholder list in connection with matters relating to voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay the reasonable costs of postage and duplication. Moody II has the right to request that a requesting stockholder represent to Moody II that the list will not be used to pursue commercial interests unrelated to the stockholder’s interest in Moody II. In connection with the mailing of a stockholder list to a requesting stockholder, the copy of the stockholder list will be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than ten-point type). Moody II may impose a reasonable charge for expenses incurred in reproduction pursuant to a stockholder request. In addition to the foregoing, stockholders have rights under Rule 14a-7 under the Exchange Act and which provides that, upon the request of investors and the payment of the expenses of the distribution, Moody II is required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at Moody II’s option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves. If a proper request for the stockholder list is not honored, then the requesting stockholder will be entitled to recover certain costs incurred in compelling the production of the list as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a stockholder will not have the right to, and Moody II may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting stockholder’s interest in Moody II’s affairs.

Tender Offers

The Moody II charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide Moody II notice of such tender offer at least ten business days before initiating the tender offer. If the offeror does not comply with the provisions set forth above, the non-complying offeror will be responsible for all of Moody II’s expenses in connection with that offeror’s noncompliance. The Moody II charter also prohibits any stockholder from transferring shares of stock to a person who makes a tender offer which does not comply with such provisions unless such stockholder has first offered such shares of stock to Moody II at the tender offer price in the non-compliant tender offer.

Restriction on Ownership of Shares of Capital Stock

For Moody II to qualify as a REIT, no more than 50% in value of the outstanding shares of Moody II common stock may be owned, directly or indirectly through the application of certain attribution rules under the Code, by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares of Moody II common stock must be owned by 100 or more persons independent of Moody II and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year, excluding Moody II’s first taxable year for which Moody II elects to be taxed as a REIT. In addition, Moody II must meet requirements regarding the nature of Moody II’s gross income to qualify as a REIT. One of these requirements is that at least 75% of Moody II’s gross income for each calendar year must consist of rents from real property and income from other real property investments. Subject to special rules for leases to Moody II’s TRS-lessees, the aggregate of the rents received by Moody II OP from any tenant will not qualify as rents from real property, which could result in Moody II’s loss of REIT status, if Moody II owns, actually or constructively within the meaning of certain provisions of the Code, 10% or more of the ownership interests in that tenant. To assist Moody II in preserving Moody II’s status as a REIT, among other purposes, the Moody II charter contains limitations on the ownership and transfer of shares of Moody II common stock which prohibit: (1) any person or entity from owning or acquiring, directly or indirectly, more than 9.8% of the value of the aggregate of Moody II’s then outstanding capital stock or more than 9.8% of the value or number of shares, whichever is more restrictive, of the aggregate of Moody II’s then outstanding common stock and (2) any transfer of or other event or transaction with respect to shares of capital stock that would result in the beneficial ownership of Moody II’s outstanding shares of capital stock by fewer than 100 persons. In addition, the Moody II charter prohibits any transfer of, or other event with respect to, shares of Moody II’s capital stock that (1) would result in Moody II being “closely held” within the meaning of Section 856(h) of the Code, (2) would cause Moody II to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of Moody II’s real property or the real property of Moody II OP or any direct or indirect subsidiary of Moody II OP or (3) would otherwise cause Moody II to fail to qualify as a REIT.

The Moody II charter provides that the shares of Moody II’s capital stock that, if transferred, would: (1) result in a violation of the 9.8% ownership limits; (2) result in Moody II being “closely held” within the meaning of Section 856(h) of the Code; (3) cause Moody II to own 9.9% or more of the ownership interests in a tenant of Moody II’s real property or the real property of Moody II OP or any direct or indirect subsidiary of Moody II OP; or (4) otherwise cause Moody II to fail to qualify as a REIT, will be transferred automatically to a trust effective on the day before the purported transfer of such shares of Moody II’s capital stock. Moody II will designate a trustee of the trust that will not be affiliated with Moody II or the purported transferee or record holder. Moody II will also name a charitable organization as beneficiary of the trust. The trustee will receive all distributions on the shares of Moody II’s capital stock in the trust and will hold such distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of capital stock in the trust and, subject to Maryland law, will have the authority to rescind as void any vote cast by the intended transferee prior to Moody II’s discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if Moody II has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. The intended transferee will acquire no rights in such shares of capital stock, unless, in the case of a transfer that would cause a violation of the 9.8% ownership limits the transfer is exempted (prospectively or retroactively) by the Moody II Board from the ownership limits based upon receipt of information (including certain representations and undertakings from the intended transferee) that such transfer would not violate the provisions of the Code for Moody II’s qualification as a REIT. If the transfer to the trust would not be effective for any reason to prevent a violation of the foregoing limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the intended transferee acquiring no rights in such shares. In addition, the Moody II charter provides that any transfer of shares of Moody II’s capital stock that would result in shares of Moody II’s capital stock being beneficially owned by fewer than 100 persons will be null and void and the intended transferee will acquire no rights in such shares of Moody II’s capital stock.

Within 20 days of receiving notice from Moody II that shares of Moody II common stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows. The intended transferee will receive an amount equal to the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the “market price” (as defined in the Moody II charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. Any net sale proceeds in excess of the amount payable to the intended transferee will be paid immediately to the charitable beneficiary. If, prior to Moody II’s discovery that shares have been transferred to the trust, the shares are sold by the intended transferee, then (1) the shares will be deemed to have been sold on behalf of the trust and (2) to the extent that the intended transferee received an amount for the shares that exceeds the amount described above that such intended transferee was entitled to receive, such excess will be paid to the trustee upon demand.

In addition, shares of Moody II common stock held in the trust will be deemed to have been offered for sale to Moody II, or Moody II’s designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date Moody II, or Moody II’s designee, accept the offer. Moody II will have the right to accept the offer until the trustee has sold the shares. Upon a sale to Moody II, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee. Moody II may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. Moody II may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

Any person who acquires or attempts or intends to acquire shares of Moody II’s capital stock in violation of the foregoing restrictions or who owns shares of Moody II’s capital stock that were transferred to any such trust is required to give immediate written notice to Moody II or, in the case of a proposed or attempted transaction, at least 15 days’ prior written notice. In both cases, such persons must provide to Moody II such other information as Moody II may request to determine the effect, if any, of such event on Moody II’s status as a REIT. The foregoing restrictions will continue to apply until the Moody II Board determines it is no longer in Moody II’s best interest to attempt to, or to continue to qualify as a REIT or that compliance is no longer required in order for REIT qualification.

The ownership limits do not apply to a person or persons that the Moody II Board exempts (prospectively or retroactively) from the ownership limits upon appropriate assurances that Moody II’s qualification as a REIT is not jeopardized. Any person who owns more than 5.0% (or such lower percentage applicable under Treasury Regulations) of the outstanding shares of Moody II’s capital stock during the taxable year will be asked to deliver a statement or affidavit setting forth the number of shares of Moody II’s capital stock beneficially owned.

Distributions

The Moody II Board first authorized and Moody II first declared a distribution with respect to the Moody II common stock in July 2015 and Moody II paid Moody II’s first distribution in August 2015. Moody II expects to continue paying monthly distributions unless Moody II’s results of operations, Moody II’s general financial condition, the general economic condition or other factors prohibit Moody II from doing so. The timing and amount of distributions will be determined by the Moody II Board in its discretion and may vary from time to time. In connection with a distribution to Moody II stockholders, the Moody II Board intends to authorize a monthly distribution for a certain dollar amount per share of Moody II common stock. Moody II will then calculate each Moody II stockholder’s specific distribution amount for the month using daily record and declaration dates. Each Moody II stockholder’s distributions will begin to accrue on the date Moody II accepts such Moody II stockholder’s subscription for shares of Moody II common stock.

Moody II is required to make distributions sufficient to satisfy the requirements for qualification as a REIT for federal income tax purposes. Generally, income distributed will not be taxable to Moody II under the Code if Moody II distributes at least 90% of Moody II’s taxable income each year (computed without regard to the distributions paid deduction and Moody II’s net capital gain). Distributions will be authorized and declared at the discretion of the Moody II Board in accordance with Moody II’s earnings, cash flow and general financial condition. The Moody II Board’s discretion will be directed, in substantial part, by its obligation to cause Moody II to comply with the REIT requirements. Because Moody II may receive income from interest or rents at various times during Moody II’s fiscal year, distributions may not reflect Moody II’s income earned in that particular distribution period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. Moody II is authorized to borrow money, issue new securities or sell assets to make distributions. There can be no assurance that the Moody II Board will continue to authorize and declare distributions at any amount or frequency, if at all.

Distributions in kind shall not be permitted, except for (1) distributions of readily marketable securities, (2) distributions of beneficial interests in a liquidating trust established for Moody II’s dissolution and the liquidation of Moody II’s assets in accordance with the terms of the Moody II charter or (3) distributions for which the Moody II Board advises each stockholder of the risks associated with direct ownership of the property, the Moody II Board offers each stockholder the election of receiving such in-kind distributions and in-kind distributions are made only to those stockholders that accept such offer.

Moody II’s organizational documents permit Moody II to pay distributions from any source, including loans, Moody II Advisor’s deferral of fees and expense reimbursements and offering proceeds. Moody II has not established a limit on the amount of offering proceeds from the sale of shares of Moody II common stock that Moody II may use to fund distributions.

Share Repurchase Program

Moody II’s share repurchase program may provide an opportunity for the Moody II stockholders to have shares of Moody II common stock repurchased, subject to certain restrictions and limitations, at a price equal to or at a discount from the current offering price per share for the shares being repurchased. No shares can be repurchased under Moody II’s share repurchase program until after the first anniversary of the date of purchase of such shares; provided, however, that this holding period shall not apply to repurchases requested within two years after the death or qualifying disability of a stockholder. Because Moody II has begun providing an estimated per share value, Moody II will repurchase shares under Moody II’s share repurchase program for the lesser of the price paid for the shares by the stockholders whose shares are being repurchased or 95% of the estimated per share value as determined by the Moody II Board.

Unless the shares are being repurchased in connection with a stockholder’s death or qualifying disability, Moody II may not repurchase shares unless the requesting stockholder has held the shares for one year. Repurchase requests made within two years of death or “qualifying disability” of a stockholder will be repurchased at a price equal to the then-current public offering price or, in the case of repurchases following the conclusion of Moody II’s public offering, at a price based upon Moody II’s current per-share estimated value and other factors that the Moody II Board deems relevant. The board of directors, in its sole discretion, shall make the determination of whether a stockholder has a qualifying disability after receiving written notice from the stockholder. Generally, the board of directors will consider a stockholder to have a qualifying disability if the stockholder is (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the stockholder’s employees. Moody II must receive written notice within 180 days after such stockholder’s qualifying disability.

Moody II is not obligated to repurchase shares of Moody II common stock under the share repurchase program. Notwithstanding the procedures discussed below, the Moody II Board may, in its sole discretion, accept or reject any share repurchase request made by any stockholder at any time.

To the extent Moody II determines to accept share repurchase requests from Moody II stockholders, repurchases of shares of Moody II common stock will be made quarterly upon written request to Moody II at least 15 days prior to the end of the applicable quarter. Repurchase requests will be honored approximately 30 days following the end of the applicable quarter. Moody II refers to the last day of the applicable quarter as the “repurchase date.” Moody II stockholders may withdraw their repurchase requests at any time up to three business days prior to the repurchase date.

Moody II cannot guarantee that the funds set aside for the share repurchase program will be sufficient to accommodate all requests made in any quarter. In the event that Moody II does not have sufficient funds available to repurchase all of the shares of Moody II common stock for which repurchase requests have been submitted in any quarter, Moody II plans to repurchase the shares of Moody II common stock on a pro rata basis on the repurchase date. In addition, if Moody II repurchases less than all of the shares subject to a repurchase request in any quarter, with respect to any unrepurchased shares, a stockholder can (1) withdraw its request for repurchase or (2) ask that Moody II honor its request in a future quarter, if any, when such repurchases can be made pursuant to the limitations of the share repurchase when sufficient funds are available. Such pending requests will be honored on a pro rata basis.

To the extent the Moody II Board determines to accept share repurchase requests from Moody II stockholders, Moody II presently intends to limit the number of shares to be repurchased during any calendar year to the lesser of (1) 5.0% of the weighted average number of shares of Moody II common stock outstanding during the prior calendar year and (2) the number of shares of Moody II common stock that could be repurchased with the net proceeds from the sale of shares under the DRP in the prior calendar year plus such additional funds as may be reserved for share repurchase by the Moody II Board. Shares subject to a repurchase request upon the death of a stockholder will be included in calculating the maximum number of shares that may be repurchased; however, the volume limitation will not apply to repurchases upon the death of a stockholder. There is no fee in connection with a repurchase of shares of Moody II common stock.

The aggregate amount of repurchases under Moody II’s share repurchase program is not expected to exceed the aggregate proceeds received from the sale of shares pursuant to Moody II’s DRP. However, to the extent that the aggregate proceeds received from the sale of shares pursuant to Moody II’s DRP are not sufficient to fund repurchase requests pursuant to the limitations outlined above, the board of directors may, in its sole discretion, choose to use other sources of funds to repurchase shares of Moody II common stock. Such sources of funds could include cash on hand, cash available from borrowings and cash from liquidations of securities investments as of the end of the applicable month, to the extent that such funds are not otherwise dedicated to a particular use, such as working capital, cash distributions to stockholders or purchases of real estate assets. If funds available for Moody II’s share repurchase program are not sufficient to accommodate all requests, shares will be repurchased as follows: first, pro rata as to repurchases upon the death or disability of a stockholder; next pro rata as to repurchases to stockholders subject to a mandatory distribution requirement under such stockholder’s IRA; and, finally, pro rata as to all other repurchase requests.

In addition, the Moody II Board may, in its sole discretion, amend, suspend, or terminate the share repurchase program at any time if it determines that the funds available to fund the share repurchase program are needed for other business or operational purposes or that amendment, suspension or termination of the share repurchase program is in the best interest of Moody II stockholders. If the Moody II Board decides to amend, suspend or terminate the share repurchase program, Moody II will provide Moody II stockholders with no less than 30 days’ prior written notice. Therefore, a Moody II stockholder may not have the opportunity to make a repurchase request prior to any potential termination of Moody II’s share repurchase program.

Business Combinations

Under the MGCL, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges or, in circumstances specified in the MGCL, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (1) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or (2) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the MGCL if the board of directors approved in advance the transaction by which the person otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any such business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

These super majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.

None of these provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the business combination statute, the Moody II Board has exempted any business combination involving Moody II and any person. Consequently, the five-year prohibition and the super majority vote requirements will not apply to business combinations between Moody II and any person. As a result, any person may be able to enter into business combinations with Moody II that may not be in the best interest of Moody II stockholders, without compliance with the super majority vote requirements and other provisions of the statute.

Should the Moody II Board opt into the business combination statute in the future, it may discourage others from trying to acquire control of Moody II and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of at least two-thirds of the votes entitled to be cast on the matter. Shares of common stock owned by the acquiror, by officers or by employees who are directors of the corporation are not entitled to vote on the matter. “Control shares” are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or with respect to which the acquiror has the right to vote or to direct the voting of, other than solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting powers:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of issued and outstanding control shares. Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may repurchase any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date any meeting of stockholders at which the voting rights for control shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition.

If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares of stock acquired in a merger or consolidation or on a stock exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted by the MGCL, Moody II has provided in Moody II’s bylaws that the control share provisions of the MGCL will not apply to any acquisition by any person of shares of Moody II stock, but Moody II’s Board retains the discretion to opt into these provisions in the future.

Advance Notice of Director Nominations and New Business

Moody II’s bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the Moody II Board and the proposal of business to be considered by a stockholder may be made only (1) pursuant to Moody II’s notice of the meeting, (2) by or at the direction of the Moody II Board or (3) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by Moody II’s bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of Moody II’s bylaws. With respect to special meetings of stockholders, only the business specified in Moody II’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Moody II Board at a special meeting may be made only (1) by or at the direction of the Moody II Board or (2) provided that the special meeting has been called in accordance with Moody II’s bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by Moody II’s bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of Moody II’s bylaws.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL, or Subtitle 8, permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

●	a classified board of directors;

●	a two-thirds vote requirement for removing a director;

●	a requirement that the number of directors be fixed only by vote of the directors;

●	a requirement that vacancies on the board of directors be filled only by the remaining directors and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

●	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Moody II’s charter provides that, at such time as Moody II is eligible to make a Subtitle 8 election, vacancies on the Moody II Board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the Moody II charter and bylaws unrelated to Subtitle 8, Moody II vests in the Moody II Board the exclusive power to fix the number of directorships; provided that the number is not fewer than three. Moody II has not elected to be subject to the other provisions of Subtitle 8.

Restrictions on Roll-Up Transactions

In connection with any proposed “Roll-Up Transaction” involving Moody II and the issuance of securities of entity Roll-Up Entity, as defined below, an appraisal of all of Moody II’s assets will be obtained from a competent independent appraiser. In order to qualify as an independent appraiser for this purpose, the person or entity must have no material current or prior business or personal relationship with Moody II’s advisor or directors and must be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by Moody II. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up entity, the appraisal shall be filed with the SEC and, if applicable, the states in which registration of such securities is sought as an exhibit to the registration statement for the offering. Moody II’s assets will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal will assume an orderly liquidation of Moody II’s assets over a 12-month period. The terms of the engagement of the independent appraiser will clearly state that the engagement is for Moody II’s benefit and the benefit of Moody II stockholders. Moody II will include a summary of the appraisal, indicating all material assumptions underlying the appraisal, in a report to the stockholders in connection with any proposed Roll-Up Transaction.

A “Roll-Up Transaction” is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of Moody II and the issuance of securities of another entity, which Moody II refers to as a “Roll-Up Entity,” that would be created or would survive after the successful completion of such transaction. The term Roll-Up Transaction does not include:

●	a transaction involving Moody II’s securities that have been for at least 12 months listed on a national securities exchange; or

●	a transaction involving Moody II’s conversion to a corporate, trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following: common stockholder voting rights; the term of Moody II’s existence; compensation to Moody II’s advisor; or Moody II’s investment objectives.

In connection with a proposed Roll-Up Transaction, the person sponsoring the Roll-Up Transaction must offer to stockholders who vote against the proposal the choice of:

(1)	accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(2)	one of the following:

(a)	remaining as stockholders and preserving their interests in Moody II on the same terms and conditions as existed previously; or

(b)	receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of Moody II’s net assets.

Moody II is prohibited from participating in any proposed Roll-Up Transaction:

●	that would result in common stockholders having voting rights in a Roll-Up Entity that are less than those provided in the Moody II charter, including rights with respect to the election and removal of directors, annual and special meetings, amendment of the Moody II charter and Moody II’s dissolution;

●	that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Ep Entity, except to the minimum extent necessary to preserve the tax status of such Roll-Up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of Moody II’s shares held by that investor;

●	in which Moody II stockholders’ rights to access the records of the Roll-Up Entity will be less than those provided for in the Moody II charter and described above in “—Meetings, Special Voting Requirements and Access to Records;” or

●	in which Moody II would bear any of the costs of the Roll-Up Transaction if the Moody II stockholders reject the Roll-Up Transaction.

Reports to Stockholders

The Moody II charter requires that Moody II prepare an annual report and deliver it to the Moody II stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:

●	financial statements that are prepared in accordance with GAAP and are audited by Moody II’s independent registered public accounting firm;

●	the ratio of the costs of raising capital during the year to the capital raised;

●	the aggregate amount of advisory fees and the aggregate amount of other fees paid to Moody II’s advisor and any affiliate of Moody II’s advisor by Moody II or third parties doing business with Moody II during the year;

●	Moody II’s total operating expenses for the year, stated as a percentage of Moody II’s average invested assets and as a percentage of Moody II’s net income;

●	a report from the independent directors that Moody II’s policies are in the best interests of the Moody II stockholders and the basis for such determination; and

●	separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving Moody II and Moody II’s advisor, a director or any affiliate thereof during the year; and the independent directors are specifically charged with a duty to examine and comment in the report on the fairness of the transactions.

Under the Securities Act, Moody II must update the prospectus related to its ongoing initial public offering upon the occurrence of certain events, such as property acquisitions. Moody II is also subject to the informational reporting requirements of the Exchange Act, and accordingly, Moody II files annual reports, quarterly reports, proxy statements, when applicable, and other information with the SEC. In addition, Moody II will provide stockholders directly with periodic updates, including prospectuses, prospectus supplements, and annual and quarterly reports.

Estimated Value Per Share

In addition to the information described under “—Reports to Stockholders” above, Moody II will disclose Moody II’s estimated value per share of the Moody II common stock in each annual report that Moody II issues. Moody II’s estimated value per share may not be indicative of the price Moody II stockholders would receive if they sold Moody II’s shares in an arm’s-length transaction, if Moody II’s shares were actively traded or if Moody II were liquidated. In addition, the proceeds received from a liquidation of Moody II’s assets may be substantially less than the offering price of Moody II’s shares because certain fees and costs associated with Moody II’s initial public offering may be added to Moody II’s estimated value per share in connection with changing the offering price of shares of Moody II’s common stock in Moody II’s initial public offering.

COMPARISON OF RIGHTS OF Moody I Stockholders and Moody II Stockholders

If the Merger is consummated, Moody I stockholders will become Moody II stockholders. The rights of Moody I stockholders are currently governed by and subject to the provisions of the MGCL and the Moody I charter and bylaws of Moody I. Upon consummation of the Merger, the rights of the former Moody I stockholders who receive Moody II common stock will be governed by the provisions of the MGCL and the Moody II charter and bylaws of Moody II, rather than the Moody I charter and bylaws of Moody I.

The following is a summary of the material differences between the rights of holders of Moody I common stock and holders of Moody II common stock. This section does not include a complete description of all differences between the rights of holders of Moody I common stock and holders of Moody II common stock, nor does it include a complete description of the specific rights of such holders or the terms of the Moody II common stock to be issued in connection with the Merger. The identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. The following summary is qualified in its entirety by reference to the relevant provisions of: (i) Maryland law; (ii) the Moody I charter; (iii) the Moody II charter; (iv) the Moody I bylaws; and (v) the Moody II bylaws, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”

Rights of Moody II Stockholders (which will be the rights of stockholders of the Combined Company following the Merger) (all capitalized terms that follow shall have the meaning ascribed to them in the Moody II charter)

Rights of Moody I Stockholders (all capitalized terms that follow shall have the meaning ascribed to them in the Moody I charter)
Corporate Governance

Moody II is a Maryland corporation that intends to qualify as a REIT under the Code beginning with its taxable year ending December 31, 2016.

The rights of Moody II stockholders are governed by the MGCL, the Moody II Charter and the Moody II bylaws.

Moody I is a Maryland corporation that has elected to be treated as a REIT for federal income tax purposes.

The rights of Moody I stockholders are governed by the MGCL, the Moody I charter and the Moody I bylaws.

Authorized Capital Stock

Moody II is currently authorized to issue an aggregate of 1,000,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share.

As of the close of business on November 15, 2016, Moody II had 2,777,669.907 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Moody II has 1,980,000 shares of common stock available for grant pursuant to its equity incentive plan and 18,040 shares of common stock reserved for issuance upon redemption of Moody II OP Units.

Moody I is currently authorized to issue an aggregate of 400,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share.

As of the close of business on November 15, 2016, Moody I had 13,307,393.924 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Moody I had 1,948,750 shares of common stock available for grant pursuant to its equity incentive plan and 726,919.737 shares of common stock reserved for issuance upon redemption of Moody I OP Units.

Minimum Investment and Transfer	No initial sale of Moody II common stock or subsequent sale or transfer of Moody II common stock will be permitted in an amount less than $2,500 or such other amount as determined by the Moody II Board.	No initial sale of Moody I common stock will be permitted in an amount less than $2,500 and no subsequent sale or transfer of Moody I common stock will be permitted in an amount less than $500.
Incentive Fees	Moody II, subject to the provisions of the Moody II charter, may pay the Moody II Advisor an interest in the gain from a sale of assets, which shall be considered presumptively reasonable if it does not exceed 15% of the balance of such net proceeds remaining after payment to the Moody II stockholders, in the aggregate, or an amount equal to 100% of the invested capital of Moody II, plus 6% of the invested capital per annum cumulative.	Moody I, subject to the provisions of the Moody I charter, may pay the Moody I Advisor an interest in the gain from a sale of assets, which shall be considered presumptively reasonable if it does not exceed 15% of the balance of such net proceeds remaining after payment to the Moody I stockholders, in the aggregate, or an amount equal to 100% of the invested capital of Moody I, plus 8% of the invested capital per annum cumulative.
Acquisition Fees	Moody II may pay the Moody II Advisor and its affiliates, subject to the provisions of the Moody II charter, certain acquisition fees related to the review and evaluation of potential investments, but such acquisition fees, acquisition expenses and financing coordination fees are limited to 6.0% of the contract purchase price of such an acquisition, or, in the case of a mortgage, 6.0% of the funds advanced.	Moody I may pay the Moody I Advisor and its affiliates, subject to the provisions of the Moody I charter, certain acquisition fees related to the review and evaluation of potential investments, but such acquisition fees, acquisition expenses and financing coordination fees are limited to 6.0% of the contract purchase price of such an acquisition.

MOODY II’S INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of Moody II’s current policies with respect to investments and certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of the Moody II Board without a vote of the Moody II stockholders. Any change to any of these policies would be made by the Moody II Board, however, only after a review and analysis of that change, in light of then existing business and other circumstances, and then only if, in the exercise of the Moody II Board’s business judgment, it believes that it is advisable to do so in Moody II and the Moody II stockholders’ best interests. Moody II cannot assure you that its investment objectives will be attained. Since it entered into the Merger Agreement, Moody II’s ability to pursue and implement certain of the objectives and policies described below have been constrained by the restrictions contained in the covenants of the Merger Agreement. See “The Merger Agreement—Covenants and Agreements—Conduct of Business of Moody II, Moody II OP and Merger Sub Pending the Merger” beginning on page 128.

Investment Strategy

Moody II currently intends that its portfolio will consist primarily of select-service hotel properties with premier brands, including, but not limited to, Marriott, Hilton and Hyatt, that are located in major metropolitan markets in the East Coast, West Coast and Sunbelt regions of the United States. To a lesser extent, Moody II may also invest in other hospitality properties located within other markets and regions as well as real estate securities and debt-related investments related to the hospitality sector. Moody II may purchase single properties or portfolios of properties, including from its affiliates. The Moody II Board may adjust Moody II’s investment focus from time to time based upon market conditions and other factors that the Moody II Board deems relevant.

In identifying investments, Moody II relies upon a market optimization investment strategy and acquisition model that analyzes economic fundamentals and demographic trends in major metropolitan markets. By utilizing a targeted, disciplined approach, Moody II believes that it will be able to capitalize on market inefficiencies and identify undervalued investment opportunities with underlying intrinsic value that have the potential to create greater value at disposition. Moody II’s investment strategy seeks to identify technical pressures created by demographic, business and industry changes, which Moody II believes leads to supply and demand imbalances within certain sectors of commercial real estate.

Based on its internal research, Moody II believes that presently the hospitality sector, compared to other real estate asset classes, has a significant supply-demand imbalance, which should lead to upward pressure on room rates. In addition, Moody II believes that hotel properties continue to trade below historical price levels, resulting in attractive purchasing opportunities at this present time. More specifically, Moody II believes that premier-brand, select-service hotel properties in major metropolitan markets have the potential to generate attractive returns relative to other types of hotel properties due to their ability to achieve revenue per available room, or RevPAR, levels at or close to those achieved by traditional, full-service hotels while achieving higher profit margins due to their more efficient operating model and more predicable net operating income. In addition, Moody II’s market optimization investment strategy, accounting for growth potential and risks related to asset devaluation, takes into account current supply-demand imbalances and targets markets that offer stable population growth, high barriers to entry and multiple demand generators.

Investment Objectives

Moody II’s investment objectives are to:

●	preserve, protect and return stockholders’ capital contributions;

●	pay attractive and stable cash distributions to stockholders; and

●	realize capital appreciation upon the ultimate sale of the real estate assets it acquires.

Moody II cannot assure you that it will attain these objectives or that the value of its assets will not decrease. Furthermore, within the parameters of the investment objectives and policies established by the Moody II Board, Moody II Advisor, subject to the oversight and review of the Moody II Board, has substantial discretion with respect to the selection of specific investments and the purchase and sale of Moody II’s assets. The Moody II Board reviews Moody II’s investment policies at least annually to determine whether Moody II’s investment policies continue to be in the best interests of the Moody II stockholders. Each such determination and the basis therefore is set forth in the minutes of the meetings of the Moody II Board.

Primary Focus — “Select-Service” Hospitality Real Property Investments

Moody II intends to invest the majority of its assets in hotel properties, as Moody II believes this asset class provides unique opportunities for return on investment at this time. Specifically, Moody II expects the majority of its direct real property investments will consist of stabilized, income-producing select-service hotel properties with premier brands, including, but not limited to, Marriott, Hilton, and Hyatt, that have been fully constructed and that have significant operating histories. Select-service hotels target business-oriented travelers by providing clean rooms with basic amenities. In contrast to lower-cost budget motels, select-service hotels provide amenities such as an exercise room, business facilities and breakfast buffets. In contrast to full-service hotels, select-service hotels typically do not have a full-service restaurant, which is relatively costly to operate.

To a lesser extent, Moody II may also invest in other types of hotel properties and hospitality assets. For example, Moody II’s portfolio may also include a relatively smaller proportion of “value added” investment opportunities that arise in circumstances where a hotel property may be situationally undervalued or where product repositioning, capital expenditures or improved hotel management may increase cash flows. In addition, Moody II may also invest in “opportunistic” real properties or properties that are under development or construction, that are newly constructed or that have some level of vacancy at the time of acquisition.

Moody II anticipates that the majority of its direct hotel property investments will be made in major metropolitan markets that are located in the East Coast, West Coast and Sunbelt regions of the United States. Moody II may also selectively invest in other geographic regions, such as Canada and Mexico and potentially elsewhere on a limited basis, to the extent that opportunities exist that may help Moody II meet its investment objectives.

When evaluating potential investments, Moody II Advisor will consider such factors as:

●	diversification benefits relative to the rest of the investments within Moody II’s portfolio;

●	broad assessment of macro and microeconomic, employment and demographic data and trends;

●	regional, market and property specific supply/demand dynamics;

●	physical condition and location of the hotel property;

●	market rents and opportunity for revenue and net operating income growth;

●	opportunities for capital appreciation based on product repositioning, operating expense reductions and other factors;

●	risk characteristics of the investment compared to the potential returns and available alternative investments; and

●	additional factors considered important to meeting Moody II’s investment objectives.

Moody II may also invest a portion of the proceeds available for investment from its continuous public offering of Moody II common stock in unimproved land upon which improvements are to be constructed or completed. However, Moody II may not invest more than 10.0% of the aggregate cost of the real property assets within its portfolio in unimproved land or real properties which are not expected to produce income within two years of their acquisition. Development of real properties is subject to risks relating to a builder’s ability to control construction costs or to build in conformity with plans, specifications and timetables. To the extent Moody II invests in development properties, Moody II intends to require a guarantee of completion at the price contracted either by an adequate completion bond or performance bond to help ensure performance by the builders of real properties that are under construction. Moody II Advisor may rely upon the net worth of the contractor or developer or a personal guarantee accompanied by financial statements showing a substantial net worth provided by an affiliate of the person entering into the construction or development contract as an alternative to a completion bond or performance bond. Moody II Advisor may elect to employ one or more project managers (who under some circumstances may be affiliated with Moody II Advisor or Moody II’s property manager) to plan, supervise and implement the development and construction of any unimproved real properties that Moody II may acquire. Such persons would be compensated by Moody II.

Moody II may adjust its investment focus from time to time based upon market conditions and Moody II Advisor’s views on relative value as market conditions evolve.

The Hospitality Industry

According to Moody II’s research, the hotel space has a significant supply-demand imbalance compared to other real estate asset classes. Moody II believes that hotel properties continue to be trading below their normal pricing, which creates buying opportunities today, while a supply-demand imbalance should create upward pressure on room rates.

Long-term room night demand has historically been positively correlated with gross domestic product, or GDP, growth. During the past 20 years, hotel demand growth was negative at only three points, most notably during the recent recession, or the Great Recession. However, hotel demand rose steadily during periods of economic growth, especially during the late 1990s and mid-2000s. As a result, many industry experts project a continued increase in hotel demand.

U.S. Market Demand – Hospitality

Demand vs. GDP (1988 - 2016)

(1)	Historical Total Supply/Demand Percent Change: STR Trend Report for 1987 through August 2014
(2)	Forecast Total Supply/Demand Percent Change: PKF Hotel Horizons Econometrics of U.S. Lodging Markets - June - August 2015 Edition
(3)	Historical GDP: http://www.bea.gov/national/xls/gdpchg.xls
(4)	Forecast GDP: http://www.ers.usda.gov/datafiles/International_Macroeconomic_Data/Baseline_Data_Files/Projected RealGDPValues.xls

The hotel industry has been in a period of under-supply since 2001, with the exception of 2008 and 2009. The current slowdown in new supply is due to both the unavailability of new financing and the downturn in hotel rates experienced during the Great Recession. New hotel projects often take several years to complete, especially in the current environment with lenders still being cautious about approving new projects. Smith Travel Research projects new hotel supply will grow at a slower pace than the 20-year average of 1.9% per year. Consequently, existing operators should experience the full benefit of the impending hotel recovery because the new supply is not projected to equal the growth in demand.

U.S. Market Supply – Hotels

Supply Deviation from Average (1988 - 2016)

(1)	Historical Total Supply/Demand Percent Change: STR Trend Report for 1987 through August 2014
(2)	Forecast Total Supply/Demand Percent Change: PKF Hotel Horizons Econometrics of U.S. Lodging Markets - June - August 2015 Edition
(3)	Average Supply Growth: http://hotelnewsnow.com/Article/13271/US-forecast-sees-continued-march-to-normalcy

During 2009, RevPAR, the primary metric for gauging the performance of hotel rooms and demand for hotel rooms, decreased by approximately 16.7% as a result of the decrease in demand. By contrast, beginning in 2010, demand began to eclipse supply and has continued in the following years. According to PKF Hospitality Consulting’s 2014 projections, full-year industry room supply will increase by approximately 1.0%, while demand will increase by approximately 3.2%. As a result of this imbalance, RevPAR increases are expected to continue through 2016. Furthermore, these annual increases in RevPAR are expected to result in increased asset valuations. Thus, the combination of demand increasing faster than new supply should result in pricing power and asset appreciation for hotel investors.

U.S. Hotel Supply, Demand, & RevPAR Trends
RevPAR vs. Supply vs. Demand (1988 - 2016)

(1)	Historical RevPAR: STR Trend Report for 1987 through August 2014
(2)	Forecast RevPAR: PKF Hotel Horizons Econometrics of U.S. Lodging Markets June - August 2015 Edition
(3)	Historical Total Supply/Demand Percent Change: STR Trend Report for 1987 through August 2014
(4)	Forecast Total Supply/Demand Percent Change: PKF Hotel Horizons Econometrics of U.S. Lodging Markets - June - August 2015 Edition

As hotel demand increases at a faster rate than new supply, the anticipated result will be pricing power. As a result, hotel property owners are expected to have the ability to increase room rates dramatically due to the under-supply of hotel rooms.

As a result, hotel industry experts anticipate a rise in pricing power, increased revenues and asset appreciation during the near-term. The chart below reflects historical and projected trends in RevPAR.

U.S. Market RevPAR

RevPAR Growth (1988-2016)

(1)	Historical RevPAR: STR Trend Report for 1987 through August 2014
(2)	Forecast RevPAR: PKF Hotel Horizons Econometrics of U.S. Lodging Markets June - August 2015 Edition

Although multiple industry analysts project continued rate increases in the hospitality industry, Moody II believes there will still be buying opportunities. While some investors purchase and sell hotel properties based on the timing of market fundamentals and, therefore, would be less inclined to sell into a market with rising rates and occupancies, other factors may motivate a seller. For example, Moody II believes many hotel investors will consider selling hotel properties due to the number of 10-year loans coming due by 2017. These loan maturities will, in many instances, create situations where owners are motivated to sell their hotels, even at discounted values, in order to pay off a maturing loan. Owners may also face pressure to return invested funds to investors within the timeframe they originally expected.

Improvements

Moody II anticipates that property improvements required at the time of Moody II’s investment in a hotel property will be funded from the proceeds of Moody II’s initial public offering. Maintenance of franchise licenses for Moody II’s hotel properties is subject to Moody II’s ability to maintain its franchisors’ respective operating standards and other terms and conditions. To maintain Moody II’s hotel properties in accordance with such standards, it is likely that Moody II will be required to expend substantial funds for improvements and refurbishments.

Hotel Property Ownership

Moody II will generally hold fee title or a long-term leasehold estate in the hotel properties it acquires. Moody II has acquired, and intends to acquire, such interests either (1) directly through Moody II OP or through wholly-owned subsidiaries of Moody II OP or (2) indirectly through investments in joint ventures, partnerships, or other co-ownership arrangements with the developers of the real properties, Moody National affiliates or other persons. In addition, Moody II may purchase real properties and lease them back to the sellers of such real properties. While Moody II will use its best efforts to structure any such sale-leaseback transaction in which the lease will be characterized as a “true lease” so that Moody II will be treated as the owner of the property for federal income tax purposes, Moody II cannot assure you that the IRS will not challenge such characterization. In the event that any such recharacterization were successful, deductions for depreciation and cost recovery relating to such real property would be disallowed and it is possible that under some circumstances Moody II could fail to qualify as a REIT as a result.

Moody II has leased, and intends to lease, the hotels that it acquires, other than pursuant to sale-leaseback transactions, to a TRS lessee. Moody II will negotiate the terms and provisions of each future lease, considering such things as the purchase price paid for the hotel, then current economic conditions and any other factors deemed relevant at the time. Moody II expects the leases to generally provide for each TRS lessee to pay in each calendar month the base rent plus, in each calendar quarter, percentage rent, if any. Each TRS lessee shall be required to make (at Moody II’s sole cost and expense) all capital expenditures required in connection with emergency situations, legal requirements, maintenance of the applicable franchise agreement, the performance by lessee of its obligations under the lease and other permitted additions to the leased property.

In determining whether to purchase a particular property, Moody II may, in accordance with customary practices, obtain a purchase option on such property. The amount paid for a purchase option, if any, is normally surrendered if the property is not purchased and is normally credited against the purchase price if the property is purchased.

Joint Venture Investments

Moody II may enter into joint ventures, partnerships and other co-ownership or participation arrangements with affiliated or non-affiliated third parties for the purpose of obtaining interests in hotel properties. Moody II may also enter into joint ventures for the development or improvement of hotel properties. Joint venture investments permit Moody II to own interests in large properties and other investments without unduly limiting the diversity of Moody II’s portfolio. In determining whether to recommend a particular joint venture, Moody II Advisor will evaluate the property that the joint venture owns or is being formed to own under the same criteria used for the selection of Moody II’s direct property investments.

Moody II Advisor or its affiliates, including Moody II’s property manager, will also evaluate the potential joint venture partner as to its financial condition, operating capabilities and integrity. Moody II may enter into joint ventures with its affiliates, but only provided that a majority of the Moody II Board, including a majority of its independent directors not otherwise interested in the transaction, approve the transaction as being fair and reasonable to Moody II and on terms and conditions that are substantially the same as those received by other joint venturers in such joint venture.

Moody II has not established the specific terms that Moody II will require in our joint venture agreements. Instead, Moody II will establish the terms with respect to any particular joint venture agreement on a case-by-case basis after the Moody II Board considers all the facts that are relevant, such as the nature and attributes of Moody II’s potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, the nature of the property and its operations, the liabilities and assets associated with the proposed joint venture and the size of Moody II’s interest when compared to the interest owned by other partners in the venture. With respect to any joint venture it enters into, Moody II expects to consider the following types of concerns and safeguards:

●	Moody II’s ability to manage and control the joint venture—Moody II will consider whether it should obtain certain approval rights in joint ventures it does not control and for proposed joint ventures in which it is to share control with another entity, Moody II will consider the procedures to address decisions in the event of an impasse.

●	Moody II’s ability to exit the joint venture—Moody II will consider requiring buy/sell rights, redemption rights or forced liquidation rights.

●	Moody II’s ability to control transfers of interests held by other partners to the venture—Moody II will consider requiring consent provisions, a right of first refusal and forced redemption rights in connection with transfers.

Any joint ventures with Moody II’s affiliates will result in certain conflicts of interest.

Acquisition of Properties from Moody II Affiliates

Moody II is not precluded from acquiring hotel properties, directly or through joint ventures, from its affiliates. However, Moody II will not purchase assets in which the sponsor, Moody II Advisor, any Moody II’s directors or any of their respective affiliates has an interest without a determination by a majority of Moody II’s directors, including a majority of its independent directors, not otherwise interested in the transaction that such transaction is fair and reasonable to Moody II and at a price to Moody II no greater than the cost of the asset to the affiliated party from which Moody II is purchasing the asset, or, if the price to Moody II is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event may Moody II acquire or lease any such asset at an amount in excess of its current appraised value. The Moody II charter provides that the consideration that Moody II pays for real property will ordinarily be based on the fair market value of the property as determined by a majority of Moody II’s directors or the members of a duly authorized committee of the Moody II Board. In cases in which a majority of Moody II’s independent directors so determine, and in all cases in which real property is acquired from the sponsor, Moody II Advisor, any of its directors or any of their respective affiliates, the fair market value shall be determined by an independent expert selected by Moody II’s independent directors. Subject to the foregoing limitations, Moody National, its affiliates and its employees (including Moody II’s officers and directors) may make substantial profits in connection with any such investment and Moody II’s cost to acquire the property may be in excess of the cost that Moody II would have incurred if it had acquired the property on an arm’s-length basis from a third party. In addition, Moody II Advisor and its affiliates receive fees for such transactions including acquisition fees.

Due Diligence

Prior to acquiring a hotel property, Moody II Advisor or its affiliates, including Moody II’s property manager, will perform a diligence review on investments Moody II makes. As part of this review, Moody II Advisor will obtain an environmental site assessment for each proposed property acquisition, which at a minimum will include a Phase I assessment. Moody II will generally not close the purchase of any property unless it is satisfied with the environmental status of the property, except under limited exceptional circumstances in which Moody II determines that there are factors that off-set any potential environmental risk or liability. Moody II will also generally seek to condition its obligation to close upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

●	plans and specifications;

●	environmental reports;

●	surveys;

●	evidence of marketable title, subject to such liens and encumbrances as are acceptable to Moody II Advisor;

●	audited financial statements covering recent operations of real properties having operating histories; and

●	title and liability insurance policies.

Secondary Focus — Securities and Debt-Related Investments

In addition to direct investments in hotel properties, Moody II may also acquire real estate securities and debt-related investments in the hospitality sector. Moody II expects that its total investments in real estate securities and debt-related investments would be a substantially smaller proportion of its overall portfolio than its direct investments in hotel properties. However, Moody II is not specifically limited in the number or size of its real estate securities and debt-related investments, or on the percentage of the net proceeds from Moody II’s continuous public offering that it may invest in a single real estate-related security or debt-related investment. The specific number and mix of real estate securities and debt-related assets in which Moody II invests will depend upon real estate market conditions, other circumstances existing at the time it is investing and the amount of proceeds its raises in its continuous public offering.

Moody II Advisor has substantial discretion with respect to identifying and evaluating specific securities and debt-related investments. The Moody II charter provides that Moody II may not invest in equity securities unless a majority of the Moody II Board, including a majority of its independent directors, not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable. Consistent with such requirements, in determining the types of real estate securities and debt-related investments to make, Moody II Advisor will evaluate the following criteria:

●	positioning the overall portfolio to achieve an optimal mix of real property, real estate securities and debt-related investments;

●	diversification benefits relative to the rest of the securities and debt-related investments within Moody II’s portfolio;

●	fundamental securities analysis;

●	quality and sustainability of underlying property cash flows;

●	broad assessment of macro-economic data and regional property level supply and demand dynamics;

●	potential for delivering high current income and attractive risk-adjusted total returns; and

●	additional factors considered important to meeting Moody II’s investment objectives.

Real Estate Securities

Moody II may make equity investments in REITs and other real estate companies if a majority of the Moody II Board, including a majority of its independent directors, not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable. Moody II may purchase the common or preferred stock of these entities or options to acquire their stock. Moody II may target a public company that owns commercial real estate assets when Moody II believes its stock is trading at a discount to that company’s net asset value. Moody II may eventually seek to acquire or gain a controlling interest in the companies that it targets. Moody II may make investments in other entities when Moody II considers it more efficient to acquire an entity that already owns real estate assets meeting its investment objectives than to acquire such assets directly.

Debt-Related Investments

The debt-related investments in which Moody II may invest include first and second mortgages, mezzanine and bridge loans, debt and derivative securities related to real estate, including mortgage-backed securities, collateralized debt obligations, or CDOs, debt securities issued by real estate companies and credit default swaps. Moody II may structure, underwrite and originate the debt products in which it invests. Moody II’s underwriting process will involve comprehensive financial, structural, operational and legal due diligence to assess the risks of investments so that Moody II can optimize pricing and structuring. If Moody II originates loans directly, it will be able to efficiently structure a diverse range of products. For instance, Moody II may sell some components of the debt it originates while retaining attractive, risk-adjusted strips of the debt for itself. Moody II Advisor will source Moody II’s debt investments and provide loan servicing. Moody II pays Moody II Advisor acquisition fees for loans that Moody II makes or acquires and asset management fees for the loans that it holds for investment. Moody II may sell some loans that it originates to third parties for a profit. Moody II expects to hold other loans for investment and in some instances to securitize these loans through a CDO structure. Moody II intends to fund the loans it originates with proceeds from its continuous public offering and from borrowings.

Borrowing Policies

Moody II uses, and intends to use in the future, secured and unsecured debt as a means of providing additional funds for the acquisition of real property, securities and debt-related investments. By operating on a leveraged basis, Moody II expects that it will have more funds available for investments. This will generally allow Moody II to make more investments than would otherwise be possible, potentially resulting in enhanced investment returns and a more diversified portfolio. However, Moody II’s use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to assets other than those specifically securing the repayment of the indebtedness. When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, Moody II may purchase certain assets for cash with the intention of obtaining debt financing at a later time.

Consistent with the leverage policy adopted by the Moody II Board, Moody II expects that after it has invested substantially all of the proceeds of its initial public offering, Moody II’s debt financing will be approximately 75% of the aggregate costs of its investments before non-cash reserves and depreciation. The Moody II Board may from time to time modify Moody II’s leverage policy in light of then-current economic conditions, relative costs of debt and equity capital, fair values of Moody II’s properties, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors. Moody II’s actual leverage may be higher or lower than its target leverage depending on a number of factors, including the availability of attractive investment and disposition opportunities, inflows and outflows of capital and increases and decreases in the value of Moody II’s portfolio.

There is no limitation on the amount Moody II may invest in any single improved real property. However, under the Moody II charter, Moody II is prohibited from borrowing in excess of 300% of its net assets. “Net assets” for purposes of this calculation is defined to be Moody II’s total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of Moody II’s assets before non-cash reserves and depreciation. However, Moody II may temporarily borrow in excess of these amounts if such excess is approved by a majority of the independent directors on the Moody II Board and disclosed to the Moody II stockholders in Moody II’s next quarterly report, along with justification for such excess. In such event, Moody II will review its debt levels at that time and take action to reduce any such excess as soon as practicable. Moody II does not intend to exceed the leverage limit in the Moody II charter except in the early stages of building its portfolio when the costs of Moody II’s investments are most likely to exceed the net proceeds of Moody II’s continuous public offering.

Moody II Advisor will use its best efforts to obtain financing on the most favorable terms available to Moody II and will seek to refinance assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan is approaching maturity or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of any such refinancing may include increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.

The Moody II charter restricts Moody II from obtaining loans from any of its directors, Moody National, Moody II Advisor and any their respective affiliates unless such loan is approved by a majority of the Moody II Board, including a majority of its independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable and no less favorable to Moody II than comparable loans between unaffiliated parties. Moody II’s aggregate borrowings, secured and unsecured, are reviewed by the Moody II Board at least quarterly.

Disposition Policies — Real Property Investments

Moody II will generally acquire hotel properties with an expectation of holding each property for an extended period. However, circumstances might arise which could result in a shortened holding period for certain properties. A property may be sold before the end of the expected holding period if:

●	there exist diversification benefits associated with disposing of the property and rebalancing Moody II’s investment portfolio;

●	an opportunity has arisen to pursue a more attractive property or real estate securities or debt-related investment;

●	in the judgment of Moody II Advisor, the value of the property might decline;

●	the property was acquired as part of a portfolio acquisition and does not meet Moody II’s general acquisition criteria;

●	there exists an opportunity to enhance overall investment returns by raising capital through the sale of the property; or

●	other factors that, in the judgment of Moody II Advisor, lead to a determination that the sale of the property is in the Moody II stockholders’ best interests.

The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, with a view toward achieving maximum total investment return for the property. Moody II cannot assure you that this objective will be realized. The selling price of a property will be based on RevPAR and ADR. In connection with Moody II’s sales of properties, Moody II may lend the purchaser all or a portion of the purchase price. In these instances, Moody II’s taxable income may exceed the cash received in the sale. The terms of payment will be affected by custom in the area in which the property being sold is located and by the then-prevailing economic conditions. Moody II may also sell properties to its directors, Moody National, Moody II Advisor or any of their respective affiliates upon a determination by a majority of the Moody II Board, including a majority of its independent directors, not otherwise interested in the transaction that such transaction is fair and reasonable to Moody II.

Disposition Policies — Securities and Debt-Related Investments

Moody II Advisor has substantial discretion in connection with the disposition of securities and debt-related investments. In general, the holding period for Moody II’s securities and debt-related investments is expected to be shorter than the holding period for Moody II’s properties. The determination of whether a particular security or debt-related asset should be sold or otherwise disposed of will be made after consideration of relevant factors with a view toward achieving maximum total investment return for the asset. Relevant factors to be considered by Moody II Advisor when disposing of a securities or debt-related asset include:

●	the prevailing economic, real estate and securities market conditions;

●	the extent to which the investment has realized its expected total return;

●	portfolio rebalancing and optimization;

●	diversification benefits;

●	opportunity to pursue a more attractive real property, securities or debt-related investment;

●	liquidity benefits with respect to having sufficient funds for Moody II’s share repurchase program; and

●	other factors that, in the judgment of Moody II Advisor, lead to a determination that the sale of the security or debt-related asset is in Moody II’s best interests.

Investment Limitations

The Moody II charter places numerous limitations on Moody II with respect to the manner in which it may invest its funds. Pursuant to the Moody II charter, Moody II will not:

●	invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with Moody II’s ordinary business of investing in real property, real estate securities and debt-related investments;

●	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

●	make or invest in individual mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency. In cases where a majority of the independent directors of the Moody II Board determines and in all cases in which the transaction is with any of Moody II’s directors, Moody National, Moody II Advisor or any of their respective affiliates, such appraisal shall be obtained from an independent appraiser selected by the independent directors of the Moody II Board. Moody II will maintain such appraisal in its records for at least five years and it will be available for the Moody II stockholders’ inspection and duplication. Moody II will also obtain a mortgagee’s or owner’s title insurance policy as to the priority of the mortgage;

●	invest in indebtedness secured by a mortgage loan that is subordinate to any lien or other indebtedness of any of Moody II’s directors, Moody National, Moody II Advisor or any of Moody II’s affiliates;

●	invest in equity interests of another issuer unless a majority of the Moody II Board, including a majority of its independent directors, not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable;

●	make or invest in mortgage loans, including construction loans, on any one real property if the aggregate amount of all mortgage loans on such real property would exceed an amount equal to 85% of the appraised value of such real property as determined by appraisal, unless substantial justification exists because of the presence of other underwriting criteria;

●	make investments in unimproved real property or mortgage loans on unimproved real property in excess of 10% of Moody II’s total assets;

●	issue equity securities redeemable solely at the option of the holder (this limitation, however, does not limit or prohibit the operation of Moody II’s share repurchase program);

●	issue debt securities in the absence of adequate cash flow to cover debt service;

●	issue options or warrants to purchase shares to Moody National, Moody II Advisor, any of Moody II’s directors or any of their respective affiliates except on the same terms as the options or warrants, if any, are sold to the general public and unless the amount of the options or warrants does not exceed an amount equal to 10% of Moody II’s outstanding shares on the date of grant of the warrants and options;

●	issue equity securities on a deferred payment basis or under similar arrangement;

●	engage in underwriting or the agency distribution of securities issued by others; or

●	make any investment that Moody II believes will be inconsistent with its objectives of qualifying and remaining qualified as a REIT, unless and until the Moody II Board determines, in its sole discretion, that REIT qualification is not in Moody II’s best interests.

Liquidity Strategy

Moody II presently intends, but is not required, to complete a transaction providing liquidity for the Moody II stockholders within three to six years from the completion of Moody II’s initial public offering; however, the timing of any such event will be significantly dependent upon economic and market conditions after completion of Moody II’s primary offering. The Moody II charter does not require the Moody II Board to pursue a liquidity event. However, Moody II expects that the Moody II Board will determine to pursue a liquidity event when it believes that then-current market conditions are favorable for a liquidity event, and that such a transaction is in the best interests of the Moody II stockholders. A liquidity event could include (1) the sale of all or substantially all of Moody II’s assets either on a portfolio basis or individually followed by a liquidation, (2) a merger or another transaction approved by the Moody II Board in which the Moody II stockholders will receive cash or shares of a publicly traded company or (3) a listing of Moody II’s shares on a national securities exchange. There can be no assurance as to when such a suitable transaction will be available.

Prior to Moody II’s completion of a liquidity event, Moody II’s share repurchase program may provide a limited opportunity for Moody II stockholders to have their shares of common stock repurchased, subject to certain restrictions and limitations, at a price equal to or at a discount from the purchase price originally paid for the shares being repurchased. For more information on Moody II’s share repurchase program, see “Description of Capital Stock — Share Repurchase Program.”

Investment Company Act Considerations

Moody II intends to conduct its operations so that neither Moody II nor Moody II OP, nor Moody II OP’s subsidiaries, are required to register as investment companies under the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, or the “40% test.” Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

Moody II believes that it, Moody II OP and most of Moody II OP’s subsidiaries will not fall within either definition of investment company, as Moody II intends to invest primarily in real property rather than in securities, through Moody II OP or Moody II OP’s wholly or majority-owned subsidiaries, the majority of which Moody II expects will have at least 60% of their assets in real property. As these subsidiaries would be investing either solely or primarily in real property, they would not be within the definition of “investment company” under Section 3(a)(1)(C) of the Investment Company Act. Moody II is organized as a holding company that conducts its businesses primarily through Moody II OP, which in turn is a company conducting its business of investing in real property either directly or through its subsidiaries. Both Moody II and Moody II OP intend to conduct our operations so that Moody II complies with the 40% test. Moody II will monitor its holdings to ensure continuing and ongoing compliance with this test. In addition, Moody II believes neither it nor Moody II OP will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither Moody II nor Moody II OP will engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through Moody II OP or its wholly-owned or majority-owned subsidiaries, Moody II and Moody II OP will be primarily engaged in the business of purchasing or otherwise acquiring real property.

Even if the value of investment securities held by a subsidiary of Moody II OP were to exceed 40% of its total assets, Moody II expects that subsidiary to be able to rely on the exclusion from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on, and interests in, real estate.” This exception generally requires that at least 55% of a subsidiary’s portfolio must be comprised of qualifying real estate assets and at least 80% of its portfolio must be comprised of qualifying real estate assets and real estate-related assets (and no more than 20% comprised of miscellaneous assets).

For purposes of the exclusion provided by Section 3(c)(5)(C), Moody II will classify the investments made by its subsidiaries based in large measure on no-action letters issued by the SEC staff and other SEC interpretive guidance and, in the absence of SEC guidance, on Moody II’s view of what constitutes a qualifying real estate asset and a real estate-related asset. These no-action letters were issued in accordance with factual situations that may be substantially different from the factual situations Moody II may face, and a number of these no-action letters were issued more than ten years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain mortgage loans, participations in mortgage loans, mortgage-backed securities, mezzanine loans, joint venture investments and the equity securities of other entities may not constitute qualifying real estate assets and therefore investments in these types of assets may be limited. No assurance can be given that the SEC or its staff will concur with Moody II’s classification of its assets. Future revisions to the Investment Company Act or further guidance from the SEC staff may cause Moody II to lose its exclusion from the definition of investment company or force Moody II to re-evaluate its portfolio and its investment strategy. Such changes may prevent Moody II from operating its business successfully.

To the extent that the SEC or its staff provides more specific or different guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, Moody II may be required to adjust our investment strategy accordingly. Any additional guidance from the SEC or its staff could provide additional flexibility to Moody II, or it could further inhibit Moody II’s ability to pursue the investment strategy it has chosen. There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs, including more specific or different guidance regarding these exclusions that may be published by the SEC or its staff, will not change in a manner that adversely affects Moody II’s operations. For instance, in 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the Investment Company Act, including the nature of the assets that qualify for purposes of the exclusion. Moody II cannot assure you that the SEC or its staff will not take action that results in Moody II’s or its subsidiaries’ failure to maintain an exception or exemption from the Investment Company Act.

In the event that Moody II or Moody II OP were to acquire assets that could make either entity fall within one of the definitions of investment company under Section 3(a)(1) of the Investment Company Act, Moody II believes that it would still qualify for an exclusion from the definition of “investment company” provided by Section 3(c)(6) of the Investment Company Act. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) of the Investment Company Act, Moody II believes that it and Moody II OP may rely on Section 3(c)(6) of the Investment Company Act if 55% of the assets of Moody II OP consist of, and at least 55% of the income of Moody II OP is derived from, qualifying real estate investment assets owned by Moody II OP’s wholly-owned or majority-owned subsidiaries.

Finally, to remain outside the definition of an investment company or maintain compliance with exceptions from the definition of investment company, Moody II, Moody II OP or Moody II’s subsidiaries may be unable to sell assets Moody II would otherwise want to sell and may need to sell assets Moody II would otherwise wish to retain. In addition, Moody II, Moody II OP or Moody II’s subsidiaries may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interest in companies that Moody II would otherwise want to acquire and that may be important to Moody II’s investment strategy. If Moody II’s subsidiaries fail to own a sufficient amount of qualifying real estate assets or additional qualifying real estate assets or real estate related assets to satisfy the requirements of Section 3(c)(5)(C) of the Investment Company Act and cannot rely on any other exemption or exclusion under the Investment Company Act, Moody II could be characterized as an investment company. Moody II Advisor will continually review Moody II’s investment activity to attempt to ensure that Moody II will not be regulated as an investment company. Among other things, Moody II Advisor will attempt to monitor the proportion of Moody II’s portfolio that is placed in investments in securities.

STOCKHOLDER PROPOSALS

Moody I 2017 Annual Stockholder Meeting and Stockholder Proposals

If the Mergers are completed on the expected timetable, Moody I does not intend to hold a 2017 annual meeting of its stockholders. However, if the Merger is not completed, or if Moody I is otherwise required to do so under applicable law, Moody I would hold a 2017 annual meeting of stockholders. For a stockholder proposal to be properly submitted for presentation at the 2017 annual meeting of stockholders, if it is held, Moody I’s secretary must receive written notice of the proposal at its principal executive offices during the period beginning on February 7, 2017 and ending at 5:00 p.m., Eastern Time on March 9, 2017. In order to be included in the proxy statement, such proposals must comply with the requirements set forth in Moody I’s bylaws. Under SEC regulations, any stockholder desiring to make a proposal to be considered for inclusion in the Moody I proxy statement for the 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must cause such proposal to be received at Moody I’s principal executive offices no later than March 9, 2017.

LEGAL MATTERS

 The validity of the Moody II common stock to be issued in the Merger will be passed upon by Venable LLP. It is a condition to the Merger that Moody I and Moody II receive opinions from Vinson & Elkins L.L.P. and Alston & Bird LLP, respectively, concerning the U.S. federal income tax consequences of the Mergers.

EXPERTS

The audited consolidated financial statements of Moody II included in this prospectus and elsewhere in this registration statement have been included in reliance upon the reports of Frazier & Deeter, LLC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The audited consolidated financial statements of Moody I and subsidiaries included in this prospectus and elsewhere in this registration statement have been included in reliance upon the report of Frazier & Deeter, LLC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

Moody I and Moody II each file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by Moody I and Moody II at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Moody I and Moody II’s SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov. This reference to the SEC’s Internet site is intended to be an inactive textual reference only.

Investors may also consult Moody I’s or Moody II’s website for more information about Moody I or Moody II, respectively. Moody I’s website is www.moodynationalreit.com/reiti/. Moody II’s website is www.moodynationalreit.com/reitii/. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

Moody II has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the Moody II common stock to be issued to the Moody I stockholders in connection with the Merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Moody II common stock. The rules and regulations of the SEC allow Moody I and Moody II to omit certain information included in the registration statement from this proxy statement/prospectus.

You may request a copy of these filings, at no cost, by contacting Investor Relations, Moody National REIT II, Inc., 6363 Woodway Drive, Suite 110, Houston, Texas 77057, by telephone at (713) 977-7500 or by visiting Moody II’s website, www.moodynationalreit.com/reitii/. The information contained on Moody II’s website is not part of this prospectus. The reference to Moody II’s website is intended to be an inactive textual reference only.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2016	F-5

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 2016	F-6

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2015	F-7

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-8

 F-1

MOODY NATIONAL REIT II, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

On November 16, 2016 (the “Signing Date”), Moody National REIT II, Inc., (“REIT II”) entered into an agreement and plan of merger, or the Merger Agreement, by and among REIT II, REIT II’s operating partnership (“OP II”), REIT II’s advisor (“Advisor II”), Moody National REIT I, Inc. (“REIT I”), Moody National Operating Partnership I, LP, the operating partnership of REIT I, (“OP I”), Moody National Advisor I, LLC, the advisor of Moody National REIT I (“Advisor I”), and Moody Merger Sub, LLC, REIT II’s wholly owned subsidiary (“Merger Sub”). Pursuant to the Merger Agreement, REIT I will merge with and into Merger Sub, with Merger Sub continuing as a wholly-owned subsidiary of REIT II (such transaction, the “Merger”). Also pursuant to the Merger Agreement, OP II will merger with and into OP I, with OP I being the surviving partnership (such transaction, the “Partnership Merger”).

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each outstanding share of REIT I’s common stock, or REIT I common stock, will be automatically cancelled and retired, and converted into the right to receive, at the election of each holder of such share of REIT I common stock but subject to the limitations discussed below, either:

(i)	an amount in cash equal to the “net per share price,” as defined in the Merger Agreement, which in no event will be less than $10.25 per share; or

(ii)	a number of shares of REIT II common stock determined by dividing the net per share price by $25.00 (such quotient, as adjusted pursuant to the Merger Agreement, the “Exchange Ratio”).

As of the Signing Date, there were 13,307,394 shares of REIT I common stock issued and outstanding.

Notwithstanding the above, (i) no more than 50% of the aggregate net merger consideration may be paid in cash, and (ii) each share of REIT I common stock, if any, then held by REIT II or any of REIT II’s wholly owned subsidiaries, or REIT I or any of its wholly owned subsidiaries, will no longer be outstanding and will automatically be retired and will cease to exist, and no consideration will be paid, nor shall any other payment or right inure or be made with respect to such shares of REIT I common stock in connection with or as a consequence of the Merger.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Partnership Merger, each outstanding unit of limited partnership interest in OP I will be automatically cancelled and retired, and converted into the right to receive a number of units of limited partnership interests in the surviving partnership equal to the Exchange Ratio. Each unit of limited partnership interests in OP I designated as special partnership units by the Limited Partnership Agreement of OP I will be automatically cancelled and retired and will cease to exist, and no “partnership merger consideration,” as defined in the Merger Agreement, will be paid. Each outstanding unit of limited partnership interest in OP II will be converted into one unit limited partnership interest in the surviving partnership, and each unit of limited partnership interests in OP II designated as a special partnership unit will be converted into one special limited partnership unit of the surviving partnership.

 Pro forma information

The following unaudited pro forma condensed consolidated financial statements combine the historical consolidated financial statements of REIT II and REIT I as if the Merger had previously occurred on the dates specified below. The accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2016 has been prepared as if the Merger had occurred as of that date. The accompanying unaudited pro forma condensed consolidated statements of operations for nine months ended September 30, 2016 and the year ended December 31, 2015 have been prepared as if the Merger had occurred as of January 1, 2015 and as if REIT II’s acquisitions of the Residence Inn Austin hotel property, which occurred on October 15, 2015, and Springhill Suites Seattle hotel property, which occurred on May 20, 2016, had both occurred as of January 1, 2015.

Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (the “Notes”).

 F-2

The pro forma adjustments and the purchase price allocation as presented are based on assumptions, estimates and certain information that is currently available. The total merger consideration and the assignment of fair values to REIT I’s assets and liabilities has not been finalized, is subject to change and could vary materially from the actual amounts at the time the Merger is completed. The purchase price allocation will not be finalized until after the Merger is consummated.

The pro forma information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). All significant adjustments necessary to reflect the effects of the Merger that can be factually supported within the SEC regulations covering the preparation of pro forma financial statements have been made. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transactions had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results or financial position.

You are urged to read the pro forma information below together with REIT II’s and REIT I’s publicly available historical consolidated financial statements and accompanying notes, which are included elsewhere in this proxy statement/prospectus.

Merger Costs

The pro forma financial information reflects estimated aggregate gross cost of approximately $158.2 million for the Merger, as calculated with REIT II being the accounting acquirer based on the assumptions as discussed herein (in millions):

Cash to be paid	$64.7
Estimated value of REIT II shares to be issued to REIT I stockholders	93.5
Estimated aggregate gross merger cost	158.2
Less transaction costs	(21.8)
Estimated aggregate net merger consideration to REIT I stockholders	$136.4

Under the terms of the Merger Agreement, REIT I stockholders will receive an amount in cash equal to the “net per share price,” which in no event will be less than $10.25 per share, or a number of shares of REIT II common stock determined by dividing the net per share price by $25.00. As of the signing date, there were 13,307,394 shares of REIT I common stock issued and outstanding, resulting in an estimated aggregate net merger consideration of $136.4 million.

 F-3

Based on current information, the pro forma financial information assumes that approximately 31% of REIT I stockholders will elect to receive cash consideration in the Merger resulting in current REIT II stockholders owning approximately 53% and former REIT I stockholders owning approximately 47% of the common stock of the Combined Company outstanding after the consummation of the Merger, estimated as follows:

REIT II shares outstanding at September 30, 2016	2,518,350
REIT II shares issued subsequent to September 30, 2016 for cash needs(1)	238,600
REIT II shares issued subsequent to September 30, 2016 to pay cash consideration on date of merger(1)	1,400,000
Total REIT II shares outstanding prior to merger	4,156,950
REIT II shares issued to REIT I stockholders on date of merger	3,739,412
Total REIT II shares outstanding after merger	7,896,362

____________

(1)

Number of shares accounts for offering costs associated with the sale of such shares in REIT II’s initial public offering.

After consideration of all applicable factors pursuant to the business combination accounting rules, REIT II is considered the “legal acquirer” because REIT II is issuing common stock to REIT I stockholders, and also due to various factors including that REIT II stockholders will hold the largest portion of the voting rights in the Combined Company based on current information. See “Accounting Treatment of the Merger.”

Transaction Costs

For purposes of the pro forma financial information, adjustments for estimated transaction costs for the Merger have been made. These aggregate estimated transaction costs are expected to be approximately $21.8 million and include estimated costs associated with financial advisor advisory fees, legal and accounting fees, stockholder servicing fees and other transaction costs. These costs will impact stockholders’ equity and the results of operations and will be recognized when incurred. Certain costs will be recognized pre-Merger by both REIT II and REIT I and the remainder will be recognized by the combined company after the Merger.

The unaudited condensed consolidated financial statements included herein do not give effect to any potential cost reductions or other operating efficiencies that we expect to result from the Merger.

 F-4

MOODY NATIONAL REIT II, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2016

	Moody National REIT II, Inc. Historical (a)	Moody National REIT I, Inc. Historical (a)	Pro Forma Adjustments		Moody National REIT II, Inc. Pro Forma
ASSETS
Investment in hotel properties, net	$100,490,187	$239,429,220	51,198,945	(c),(d)	$391,118,352
Cash and cash equivalents	12,310,965	6,251,259	—		18,562,224
Restricted cash	2,012,583	7,004,618	—		9,017,201
Accounts receivable, net of allowance for doubtful accounts	424,629	1,047,554	—		1,472,183
Notes receivable from related parties	—	13,500,000	—		13,500,000
Prepaid expenses and other assets	235,698	2,599,935	—		2,835,633
Deferred franchise costs	238,774	931,973	—		1,170,747
Due from related parties	255,500	2,482,700	(255,500)	(e)	2,482,700

Total Assets	$115,968,336	$273,247,259	$50,943,445		$440,159,040

LIABILITIES AND EQUITY
Liabilities:
Notes payable, net of debt unamortized issuance costs	$60,707,228	$169,640,362	37,373,146	(c)	$267,720,736
Accounts payable and accrued expenses	1,448,387	6,627,916	—		8,076,303
Due to related parties	909,103	1,014,500	(255,500)	(e)	1,668,103
Dividends payable	347,685	869,674	—		1,217,359
Operating partnership distributions payable	2,582	47,667	—		50,249

Total Liabilities	63,414,985	178,200,119	37,117,646		278,732,750

Special Partnership Units of the Operating Partnership	1,000	1,000	(1,000)		1,000

Commitments and Contingencies

Equity:

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	25,183	132,783	(81,389)	(b),(c)	76,577
Additional paid-in capital	53,429,481	116,354,870	(15,005,476)	(b),(c)	154,778,875
Accumulated deficit	(1,300,992)	(28,080,849)	28,080,849	(b),(c)	(1,300,992)
Total stockholders’ equity	52,153,672	88,406,804	12,993,984		153,554,460
Noncontrolling interest in Operating Partnership	398,679	6,629,185	832,815	(c),(d)	7,860,679
Noncontrolling interests in consolidated joint ventures	—	10,151	—		10,151
Total Equity	52,552,351	95,046,140	13,826,799		161,425,290

TOTAL LIABILITIES AND EQUITY	$115,968,336	$273,247,259	$50,943,445		$440,159,040

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

 F-5

MOODY NATIONAL REIT II, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Nine months ended September 30, 2016

	Moody National REIT II, Inc. Historical (a)	Prior Acquistion Pro Forma Adjustments (b)	Moody National REIT I, Inc. Historical (a)	Other Pro Forma Adjustments		Moody National REIT II, Inc. Pro Forma
Revenue
Room revenue	$10,330,445	$4,765,040	$43,432,871	$—		$58,528,356
Other hotel revenue	499,377	487,659	2,446,328	—		3,433,364
Total hotel revenue	10,829,822	5,252,699	45,879,199	—		61,961,720
Interest income from notes receivable	—	—	1,409,783	—		1,409,783
Total revenue	10,829,822	5,252,699	47,288,982	—		63,371,503

Expenses
Hotel operating expenses	5,071,735	2,856,364	27,847,055	—		35,775,154
Property taxes, insurance and other	491,356	225,097	2,798,090	—		3,514,543
Depreciation and amortization	1,126,147	625,224	8,718,359	(1,376,683	) (c)	9,093,047
Property acquisition	1,258,322	—	112,283	(1,258,322	) (b)	112,283
Corporate general and administrative	1,035,154	—	3,602,859	(565,166	) (d)	4,072,847
Total expenses	8,982,714	3,706,685	43,078,646	(3,200,171)		52,567,874

Operating income	1,847,108	1,546,014	4,210,336	3,200,171		10,803,629

Interest expense and amortization of debt issuance costs	2,328,712	1,121,926	7,067,644	658,454	(e)	11,176,736

Income (loss) before income tax expense (benefit)	(481,604)	424,088	(2,857,308)	2,541,717		(373,107)
Income tax expense (benefit)	165,000	—	(405,423)	—		(240,423)

Net income (loss)	(646,604)	424,088	(2,451,885)	2,541,717		(132,684)
Income attributable to noncontrolling interest in consolidated joint ventures	—	—	(31,332)	—		(31,332)
Loss attributable to noncontrolling interest in variable interest entity	—	—	15,745	—		15,745
(Income) loss attributable to noncontrolling interest in Operating Partnership	4,629	(3,036)	128,865	(93,036)		37,422
Net income (loss) attributable to common stockholders	$(641,975)	$421,052	$(2,338,607)	$2,448,681		$(110,849)
Per-share information – basic and diluted:
Net loss attributable to common stockholders	$(0.44)		$(0.18)			$(0.02)
Weighted average shares outstanding	1,457,638		13,191,878			6,597,050 (f)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

 F-6

MOODY NATIONAL REIT II, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2015

	Moody National REIT II, Inc. Historical (a)	Prior Acquistion Pro Forma Adjustments (b)	Moody National REIT I, Inc. Historical (a)	Other Pro Forma Adjustments		Moody National REIT II, Inc. Pro Forma
Revenue
Room revenue	$1,053,476	$16,158,596	$48,250,399	$—		$65,462,471
Other hotel revenue	23,598	1,308,483	2,813,601	—		4,145,682
Total hotel revenue	1,077,074	17,467,079	51,064,000	—		69,608,153
Interest income from notes receivable	—	—	1,103,132	—		1,103,132
Total revenue	1,077,074	17,467,079	52,167,132	—		70,711,285

Expenses
Hotel operating expenses	522,586	9,134,086	30,895,349	—		40,552,021
Property taxes, insurance and other	101,214	799,707	3,251,501	—		4,152,422
Depreciation and amortization	135,540	2,154,396	9,481,115	(3,901,663	) (c)	7,869,388
Property acquisition expenses	496,165	—	3,946,882	1,258,322	(b)	5,701,369
Corporate general and administrative	171,461	—	3,196,995	16,724	(d)	3,385,180
Total expenses	1,426,966	12,088,189	50,771,842	(2,626,617)		61,660,380

Operating income (loss)	(349,892)	5,378,890	1,395,290	2,626,617		9,050,905

Other income (expense)
Gain on sale of hotel property	—	—	10,145,221	—		10,145,221
Gain on acquisition of hotel property	2,000,000	—	2,698,113	—		4,698,113
Interest expense and amortization of debt issuance costs	(171,411)	(3,456,763)	(7,795,764)	(1,052,318	) (e)	(12,476,256)
Total other income (expense)	1,828,589	(3,456,763)	5,047,570	(1,052,318)		2,367,078

Income before income tax benefit	1,478,697	1,922,127	6,442,860	1,574,299		11,417,983
Income tax benefit	6,000	—	492,000	—		498,000

Net Income	1,484,697	1,922,127	6,934,860	1,574,299		11,915,983
Income attributable to noncontrolling interest from consolidated joint ventures	—	—	(77,938)	—		(77,938)
Income attributable to noncontrolling interest in Operating Partnership	—	—	(241,693)	(103,602)		(345,295)
Net income attributable to common stockholders	$1,484,697	$1,922,127	$6,615,229	$1,470,697		$11,492,750
Per-share information – basic and diluted:
Net income attributable to common stockholders	$10.93		$0.52			$1.79
Weighted average shares outstanding	135,854		12,667,556			6,430,266 (f)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

 F-7

MOODY NATIONAL REIT II, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Balance Sheet

a.	Reflects REIT II’s and REIT I’s historical unaudited condensed consolidated balance sheets as of September 30, 2016 derived from REIT II’s and REIT I’s Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2016, as filed with the Securities and Exchange Commission on November 14, 2016.

b.	Reflects issuance of approximately 1,400,000 shares of REIT II common stock at $25.00 net of offering costs needed to fund the cash consideration in the merger and pay other expenses related to the Merger.

c.	Reflects the net purchase price as shown above, allocated to assets and liabilities of REIT I on a preliminary basis as of September 30, 2016:

Investment in hotel properties	$290,628,165
Cash and cash equivalents	6,251,259
Restricted cash	7,004,618
Accounts receivable	1,047,554
Notes receivable from related parties	13,500,000
Prepaid expenses and other assets	2,599,935
Deferred franchise costs	931,973
Due from related parties	2,482,700
Notes payable	(172,013,508)
Accounts payable and accrued expenses	(6,627,916)
Due to related parties	(1,014,500)
Dividends payable	(869,674)
Operating partnership distributions payable	(47,667)
Noncontrolling interest in Operating Partnership	(7,462,000)
Noncontrolling interests in consolidated joint ventures	(10,151)
$136,400,788

The cash paid at closing of $64,750,000 includes $35,000,000 proceeds of purchase money debt and the proceeds from the sale of approximately 1,400,000 shares of REIT II common stock at $25.00, net of offering costs.

 F-8

d.	Depreciation and amortization are computed using the straight-line method based upon the following estimated useful lives:

Description	Allocation	Estimated Useful Life
Land	$27,383,000	—
Building and improvements	254,199,000	40 years
Furniture, fixtures, and equipment	9,046,165	9 years
	$290,628,165

The fair value of deferred franchise cost is estimated to be the original cost prorated for the number of years remaining on the franchise agreements.

The fair value of notes payable is estimated to be $172,013,508 based on remaining payments of interest and principal due on the loans discounted at the current market loan rates for loans with comparable maturities and amortization rates.

The fair value of noncontrolling interest in Operating Partnership is estimated to be the noncontrilling interest’s pro-rata share of the fair value of the net assets and liabilities of OP I.

e.	Reflects the elimination of intercompany balances.

 F-9

MOODY NATIONAL REIT II, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 2016

a.	Reflects REIT II’s and REIT I’s historical unaudited condensed consolidated operations for the nine months ended September 30, 2016 derived from the companies’ Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission on November 14, 2016.

b.	Reflects the acquisition of REIT II’s Springhill Suites Seattle hotel property, which occurred on May 24, 2016, as if such acquisition occurred on January 1, 2015.

c.	Reflects the removal of historical depreciation and amortization expense of $8,718,359 for REIT I and the recognition of pro forma depreciation and amortization expense of $7,341,676 for REIT I. Depreciation for buildings and improvements is computed using the straight-line method over the estimated useful life of 40 years and for furniture, fixtures and equipment is computed using a straight-line method over the useful life of 9 years.

Historical depreciation or amortization expenses are computed using the straight-line and accelerated methods based upon the following estimated useful lives:

Estimated Useful Lives (years)
Buildings and improvements	39-40
Exterior improvements	10-20
Furniture, fixtures and equipment	5-10

d.	Reflects adjustments to general and administrative expenses directly attributable to the Merger, including transaction costs that have been expensed prior to September 30, 2016.

e.	Reflects the removal of historical amortization of debt issuance costs of $520,644 for REIT I, the recognition of amortization of debt discount or premium generated by the difference between fair value of debt and historical cost and the recognition of pro forma interest expense $1,179,098 on purchase money debt of $35,000,000.

f.	Reflects pro-forma issuance of shares necessary to fund the cash portion of the merger consideration and the issuance of REIT II shares at closing in exchange for REIT I shares. Pro forma weighted average shares outstanding for the nine months ended September 30, 2016 was computed as follows:

Actual weighted average shares outstanding for the nine months ended September 30, 2016	1,457,638
Additional shares necessary to fund cash portion of merger	1,400,000
REIT II shares issued at closing in exchange for REIT I shares	3,739,412
Pro forma weighted average shares outstanding for the nine months ended September 30, 2016	6,597,050

 F-10

MOODY NATIONAL REIT II, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2015

a.	Reflects the REIT II’s and REIT I’s historical unaudited condensed consolidated operations for the year ended December 31, 2015 derived from the companies’ Annual Reports on Form 10-K as filed as filed with the Securities and Exchange Commission on March 31, 2016.

b.	Reflects the acquisitions of REIT II’s Residence Inn Austin hotel property, which occurred on October 15, 2015, and Springhill Suites Seattle hotel property, which occurred on May 24, 2016, as if such acquisitions occurred on January 1, 2015.

c.	Reflects the removal of historical depreciation and amortization expense of $9,481,115 for REIT I and recognition of pro forma depreciation and amortization expense of $5,579,452 for REIT I. Depreciation for buildings and improvements is computed using the straight-line method over the estimated useful life of 40 years and for furniture, fixtures and equipment is computed using the straight-line method over the useful life of 9 years.

Historical depreciation or amortization expenses are computed using the straight-line and accelerated methods based upon the following estimated useful lives:

Estimated Useful Lives (years)
Buildings and improvements	39-40
Exterior improvements	10-20
Furniture, fixtures and equipment	5-10

d.	Reflects adjustments to general and administrative expenses directly attributable to the Merger.

e.	Reflects the removal of historical amortization of debt issuance costs of $522,682 for REIT I, the recognition of amortization of debt discount or premium generated by the difference between fair value of debt and historical cost of $0 and the recognition of pro forma interest expense $1,575,000 on purchase money debt of $35,000,000.

f.	Reflects pro-forma issuance of shares necessary to fund the cash portion of the merger consideration and the issuance of REIT II shares at closing in exchange for REIT I shares. Pro forma weighted average shares outstanding for the year ended December 31, 2016 was computed as follows:

Actual average shares outstanding for the year ended December 31, 2015	135,854
Additional shares necessary to fund purchase of Residence Inn Austin and Springhill Suites Austin hotel properties.	1,155,000
Additional shares necessary to fund cash portion of merger	1,400,000
REIT II shares issued at closing in exchange for REIT I shares	3,739,412
Pro forma weighted average shares outstanding for the year ended December 31, 2016	6,430,266

 F-11

Annex A – Agreement and Plan of Merger

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

MOODY NATIONAL REIT II, INC.,

MOODY NATIONAL OPERATING PARTNERSHIP II, LP,

MOODY NATIONAL ADVISOR II, LLC
ONLY FOR PURPOSES OF SECTION 5.23(B),

MOODY MERGER SUB, LLC,

MOODY NATIONAL REIT I, INC.,

MOODY NATIONAL OPERATING PARTNERSHIP I, LP AND

MOODY NATIONAL ADVISOR I, LLC
ONLY FOR PURPOSES OF SECTION 4.22(B)

DATED AS OF NOVEMBER 16, 2016

Page

ARTICLE 1 DEFINITIONS		A-9

Section 1.1	Definitions	A-9
Section 1.2	Interpretation and Rules of Construction	A-21

ARTICLE 2 THE MERGERS		A-22

Section 2.1	The Mergers; Other Transactions	A-22
Section 2.2	Closing	A-22
Section 2.3	Effective Times	A-23
Section 2.4	Organizational Documents of the Surviving Entity and the Surviving Partnership	A-23
Section 2.5	Managers of the Surviving Entity	A-23
Section 2.6	Tax Treatment of Mergers	A-23
Section 2.7	Subsequent Actions	A-24

ARTICLE 3 EFFECTS OF THE MERGERS		A-24

Section 3.1	Effects of the Mergers	A-24
Section 3.2	Determination of REIT I Transaction Fees and Expenses; Determination of Merger Consideration; Election Procedures; Exchange Agent	A-27
Section 3.3	Exchange Procedures; Distributions with Respect to Unexchanged Shares	A-32
Section 3.4	Withholding Rights	A-34
Section 3.5	Lost Certificates	A-34
Section 3.6	Dissenters Rights	A-34
Section 3.7	General Effects of the Mergers	A-34

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE REIT I PARTIES		A-35

Section 4.1	Organization and Qualification; Subsidiaries	A-35
Section 4.2	Authority; Approval Required	A-36
Section 4.3	No Conflict; Required Filings and Consents	A-37
Section 4.4	Capital Structure	A-38
Section 4.5	SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws	A-40
Section 4.6	Absence of Certain Changes or Events	A-42
Section 4.7	No Undisclosed Liabilities	A-42
Section 4.8	Permits; Compliance with Law	A-42
Section 4.9	Litigation	A-43
Section 4.10	Properties	A-43

Section 4.11	Environmental Matters	A-44
Section 4.12	Material Contracts	A-44
Section 4.13	Taxes	A-47
Section 4.14	Intellectual Property	A-50
Section 4.15	Insurance	A-50
Section 4.16	Benefit Plans	A-50
Section 4.17	Related Party Transactions	A-51
Section 4.18	Brokers	A-51
Section 4.19	Opinion of Financial Advisor	A-52
Section 4.20	Takeover Statutes	A-52
Section 4.21	Information Supplied	A-52
Section 4.22	No Other Representations and Warranties	A-53

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE REIT II PARTIES		A-53

Section 5.1	Organization and Qualification; Subsidiaries	A-54
Section 5.2	Authority	A-55
Section 5.3	No Conflict; Required Filings and Consents	A-56
Section 5.4	Capital Structure	A-57
Section 5.5	SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws	A-58
Section 5.6	Absence of Certain Changes or Events	A-60
Section 5.7	No Undisclosed Liabilities	A-61
Section 5.8	Permits; Compliance with Law	A-61
Section 5.9	Litigation	A-61
Section 5.10	Properties	A-62
Section 5.11	Environmental Matters	A-62
Section 5.12	Material Contracts	A-63
Section 5.13	Taxes	A-65
Section 5.14	Benefit Plans	A-68
Section 5.15	Intellectual Property	A-69
Section 5.16	Insurance	A-69
Section 5.17	Related Party Transactions	A-70
Section 5.18	Brokers	A-70
Section 5.19	Takeover Statutes	A-70
Section 5.20	Ownership of Merger Sub; No Prior Activities	A-70
Section 5.21	Information Supplied	A-71
Section 5.22	Financing	A-71
Section 5.23	No Other Representations and Warranties	A-71

ARTICLE 6 COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS		A-72

Section 6.1	Conduct of Business by REIT I	A-72
Section 6.2	Conduct of Business by REIT II	A-76

Section 10.11	Authorship	A-108

EXHIBITS

Exhibit A – Termination Agreement
Exhibit B – Surviving Entity Certificate of Formation
Exhibit C – Surviving Entity Operating Agreement
Exhibit D – Amended and Restated REIT II Advisory Agreement
Exhibit E – Charter Amendment

DISCLOSURE LETTERS

REIT I Disclosure Letter
REIT II Disclosure Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 16, 2016 (this “Agreement”), is among MOODY NATIONAL REIT II, INC., a Maryland corporation (“REIT II”), MOODY NATIONAL OPERATING PARTNERSHIP II, LP, a Delaware limited partnership and the operating partnership of REIT II (“REIT II Operating Partnership”), MOODY MERGER SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of REIT II (“Merger Sub”), MOODY NATIONAL ADVISOR I, LLC, a Delaware limited liability company (“REIT I Advisor”), which is a Party hereto only for purposes of Section 4.22(b), MOODY NATIONAL REIT I, INC., a Maryland corporation (“REIT I”), MOODY NATIONAL OPERATING PARTNERSHIP I, LP, a Delaware limited partnership and the operating partnership of REIT I (“REIT I Operating Partnership”), and MOODY NATIONAL ADVISOR II, LLC (“REIT II Advisor”), a Delaware limited liability company, which is a Party hereto only for purposes of Section 5.23(b). Each of REIT II, REIT II Operating Partnership, Merger Sub, REIT I, REIT I Operating Partnership, REIT I Advisor and REIT II Advisor is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties wish to effect a business combination in which (i) REIT I will be merged with and into Merger Sub (the “REIT Merger”), with Merger Sub being the surviving company, and each share of common stock, $0.01 par value per share (the “REIT I Common Stock”), of REIT I issued and outstanding immediately prior to the REIT Merger Effective Time (as defined herein) that is not retired pursuant to this Agreement will be converted into the right to receive the REIT Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (“DLLCA”); and (ii) REIT II Operating Partnership will be merged with REIT I Operating Partnership (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with REIT I Operating Partnership being the surviving entity, each REIT II OP Unit (as defined herein) issued and outstanding immediately prior to the Partnership Merger Effective Time (as defined herein) will be converted into one Surviving Partnership OP Unit (as defined herein) and each REIT I OP Unit (defined below) issued and outstanding immediately prior to the Partnership Merger Effective Time that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive the Partnership Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);

WHEREAS, on the recommendation of the special committee (the “REIT I Special Committee”) of the Board of Directors of REIT I (the “REIT I Board”), the REIT I Board has (a) determined that this Agreement, the Charter Amendment, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT I and its stockholders, (b) authorized and approved this Agreement, the Charter Amendment, the Mergers and the other transactions contemplated by this Agreement, (c) directed that the REIT Merger and the Charter Amendment be submitted for consideration at the Stockholders Meeting and (d) recommended the approval of the REIT Merger and the Charter Amendment by the REIT I stockholders;

WHEREAS, REIT I, as the sole general partner of REIT I Operating Partnership, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable, and REIT I has determined that the Partnership Merger and the other transactions contemplated by this Agreement are in the best interests of the holders of REIT I OP Units;

WHEREAS, on the recommendation of the special committee (the “REIT II Special Committee”) of the Board of Directors of REIT II (the “REIT II Board”), the REIT II Board has (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT II and its stockholders and (b) authorized and approved this Agreement, the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, REIT II, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, REIT II, as the sole general partner of REIT II Operating Partnership, has approved this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Partnership Merger and the other transactions contemplated by this Agreement are advisable, and REIT II has determined that the Partnership Merger and the other transactions contemplated by this Agreement are in the best interests of the holders of REIT II OP Units;

WHEREAS, for U.S. federal income tax purposes, it is intended that the (i) REIT Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the REIT Merger for purposes of Sections 354 and 361 of the Code and (ii) the Partnership Merger shall be treated as a tax-deferred exchange under Section 721 of the Code of the assets of the REIT II Operating Partnership to the REIT I Operating Partnership for interests in the REIT I Operating Partnership which are distributed to the partners of the REIT II Operating Partnership in liquidation of REIT II Operating Partnership;

WHEREAS, concurrently with the execution and delivery of this Agreement, REIT I, the REIT I Operating Partnership, and REIT I Advisor have entered into the Termination Agreement attached as Exhibit A (the “Termination Agreement”), which shall be effective at the Merger Effective Time and provides the terms of the termination of the REIT I Advisory Agreement and payment of the Advisor Termination Payment;

WHEREAS, concurrently with the execution and delivery of this Agreement, REIT II, the REIT II Operating Partnership and REIT II Advisor have entered into the Amended and Restated REIT II Advisory Agreement attached as Exhibit D, which shall be effective at the Merger Effective Time;

WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1         Definitions.

(a)           For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to REIT II than those contained in the REIT I Confidentiality Agreement; provided, any such confidentiality agreement shall permit compliance with Section 7.3 of this Agreement and shall exclude from any standstill or similar provision the ability to make an Acquisition Proposal.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Advisor Termination Payment” means the payment by REIT I to the REIT I Advisor of $5,580,685, as contemplated by the Termination Agreement.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity based compensation, profits interest, unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not subject to ERISA.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Charter Amendment” means that amendment to the REIT I Charter, substantially in the form attached hereto as Exhibit E.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means each of the REIT I Confidentiality Agreement and the REIT II Confidentiality Agreement.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.

“Environmental Law” means any Law (including common law) relating to the prevention of pollution, protection of the environment (including air, surface water, groundwater, land surface or subsurface land and natural resources), remediation of contamination, restoration of environmental quality or occupational health or workplace safety, including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any Permit required under any applicable Environmental Law.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means the quotient (rounded to the nearest one ten-thousandth) determined by dividing (i) the Net Per Share Price by (ii) $25.00, in each case as such number may be adjusted in accordance with Section 3.1(c).

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approval, engaging the services of the Exchange Agent, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“Expense Reimbursement” means all reasonable, actual and documented out-of-pocket costs and expenses incurred prior to the termination of this Agreement by or on behalf of the Party who is entitled to receive an Expense Reimbursement payment pursuant to this Agreement, in connection with the entering into or performance of obligations under this Agreement, including the reasonable fees and expenses of counsel, investment banking firms, financial advisors, accountants and consultants, up to an aggregate maximum amount of $500,000.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.4 (Capital Structure); Section 4.5(f) (Investment Company Act); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.4 (Capital Structure); and Section 5.5(f) (Investment Company Act);

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Gross Per Share Price” means $11.00.

“Hazardous Substances” means (i) those substances, materials or wastes listed in, defined in, subject to, classified by or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to any REIT II Party or, solely for purposes of Section 5.23(b), REIT II Advisor, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the REIT II Disclosure Letter and (ii) with respect to any REIT I Party or, solely for purposes of Section 4.22(b), REIT I Advisor, the actual knowledge, after reasonable investigation, of the persons named in Schedule A to the REIT I Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Material Contract” means any REIT II Material Contract or any REIT I Material Contract, as applicable.

“Merger Consideration” means the REIT Merger Consideration and the Partnership Merger Consideration.

“Merger Sub Governing Documents” means the certificate of formation and limited liability company operating agreement of Merger Sub, as in effect on the date hereof.

“Net Per Share Price” means an amount equal to the Gross Per Share Price minus the Per Share REIT I Transaction Fees and Expenses; provided, in no event shall the Net Per Share Price be an amount less than $10.25.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Partnership Merger Consideration” means, in respect of each REIT I OP Unit (other than the REIT I Special Partnership Units), a number of Surviving Partnership OP Units equal to the Exchange Ratio.

“Per Share REIT I Transaction Fees and Expenses” means the quotient (rounded to the nearest whole cent) obtained by dividing (i) the REIT I Transaction Fees and Expenses by (ii) the total number of shares of REIT I Common Stock outstanding immediately prior to the REIT Merger Effective Time (excluding any shares of REIT I Common Stock, if any, then held by (A) any Wholly Owned REIT I Subsidiary and (B) REIT II or any Wholly Owned REIT II Subsidiary).

“Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Liens that are carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business; (iii) with respect to any real property, Liens that are zoning regulations, entitlements or other land use or environmental regulations by any Governmental Authority; (iv) with respect to REIT II, Liens that are disclosed on Section 1.1(b) of the REIT II Disclosure Letter, and with respect REIT I, Liens that are disclosed on Section 1.1(a) of the REIT I Disclosure Letter; (v) with respect to REIT II, Liens that are disclosed on the consolidated balance sheet of REIT II dated December 31, 2015, or notes thereto (or securing liabilities reflected on such balance sheet), and with respect to REIT I, Liens that are disclosed on the consolidated balance sheet of REIT I dated December 31, 2015, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to REIT II or REIT I, arising pursuant to any Material Contracts of such Party; (vii) with respect to any real property of REIT II or REIT I, Liens that are recorded in a public record or disclosed on existing title policies; or (viii) with respect to REIT II or REIT I, Liens that were incurred in the ordinary course of business since December 31, 2015 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proposed REIT I Transaction Fees and Expenses Schedule” means a schedule setting forth in reasonable detail the good faith calculation of the REIT I Transaction Fees and Expenses, an estimate of which is set forth in Section 1.1(c) of the REIT I Disclosure Letter.

“Proposed REIT II Transaction Fees and Expenses Schedule” means a schedule setting forth in reasonable detail the good faith calculation of the REIT II Transaction Fees and Expenses, an estimate of which is set forth in Section 1.1(c) of the REIT II Disclosure Letter.

“Proxy Statement” means the proxy statement relating to the Stockholders Meeting, together with any amendments or supplements thereto.

“REIT Merger Consideration” means, in respect of any share of REIT I Common Stock, and subject to the provisions of Section 3.2, either (x) the right to receive the Cash Consideration or (y) the right to receive the Stock Consideration.

“REIT I Advisory Agreement” means the Amended and Restated Advisory Agreement, dated as of August 14, 2009, by and among REIT I, REIT I Operating Partnership, Moody National Realty Company, L.P. and REIT I Advisor, as amended and in effect on the date hereof.

“REIT I Bylaws” means the Bylaws of REIT I, as amended and in effect on the date hereof.

“REIT I Charter” means the Second Articles of Amendment and Restatement of REIT I dated November 7, 2013, as amended or supplemented and in effect on the date hereof.

“REIT I Confidentiality Agreement” means the Confidentiality Agreement dated as of May 16, 2016, between REIT I and REIT II.

“REIT I DRIP” means the distribution reinvestment plan of REIT I.

“REIT I Equity Incentive Plan” means REIT I’s 2009 Long-Term Incentive Plan (including REIT I’s Independent Directors Compensation Plan).

“REIT I Governing Documents” means the REIT I Bylaws, the REIT I Charter, the certificate of limited partnership of the REIT I Operating Partnership and the REIT I Partnership Agreement.

“REIT I Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of REIT I and the REIT I Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of REIT I Parties to consummate the Mergers before the Outside Date; provided, that, for purposes of the foregoing clause (i), “REIT I Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of REIT I to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a REIT I Material Adverse Effect), (B) any changes that affect the hotel industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of REIT II, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes in Law or GAAP (or the interpretation thereof), or (J) any Action made or initiated by any holder of REIT I Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect REIT I and the REIT I Subsidiaries, taken as a whole, relative to others in the hotel REIT industry in the geographic regions in which REIT I and the REIT I Subsidiaries operate.

“REIT I OP Units” means the units of limited partnership interests in the REIT I Operating Partnership (excluding the REIT I Special Partnership Units).

“REIT I Parties” means REIT I and REIT I Operating Partnership.

“REIT I Partnership Agreement” means the Limited Partnership Agreement of the REIT I Operating Partnership, dated as of March 26, 2009, as amended through the date hereof.

“REIT I Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by REIT I or any REIT I Subsidiary as of the date of this Agreement (including all of REIT I’s or any REIT I Subsidiary’s right, title, and interest in and to all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“REIT I Special Partnership Units” means the units of limited partnership interests in the REIT I Operating Partnership designated by the REIT I Partnership Agreement as special partnership units.

“REIT I Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by REIT I, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by REIT I or of which REIT I or any REIT I Subsidiary is a general partner, manager, managing member or the equivalent.

“REIT I Transaction Fees and Expenses” means all of the fees and expenses of REIT I paid or payable by REIT I as a result of or in connection with the transactions contemplated by this Agreement, an estimate of which is set forth in Section 1.1(c) of the REIT I Disclosure Letter.

“REIT II Advisory Agreement” means the Advisory Agreement between REIT II, the REIT II Operating Partnership and REIT II Advisor, dated as of January 12, 2015, as amended and in effect on the date hereof.

“REIT II Bylaws” means the Bylaws of REIT II, as amended and in effect on the date hereof.

“REIT II Charter” means the Articles of Amendment and Restatement of  REIT II dated January 12, 2015, as amended or supplemented and in effect on the date hereof.

“REIT II Common Stock” means the common stock, $0.01 par value per share, of REIT II.

“REIT II Confidentiality Agreement” means the Confidentiality Agreement dated as of August 4, 2016, between REIT I and REIT II.

“REIT II DRIP” means the distribution reinvestment plan of REIT II.

“REIT II Equity Incentive Plan” means REIT II’s 2015 Long-Term Incentive Plan (including REIT II’s Independent Directors Compensation Plan).

“REIT II Governing Documents” means the REIT II Bylaws, the REIT II Charter, the certificate of limited partnership of REIT II Operating Partnership, and the REIT II Partnership Agreement.

“REIT II Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of REIT II and the REIT II Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of REIT II Parties to consummate the Mergers before the Outside Date; provided, that, for purposes of the foregoing clause (i), “REIT II Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of REIT II to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a REIT II Material Adverse Effect), (B) any changes that affect the hotel industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of REIT I, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes in Law or GAAP (or the interpretation thereof), or (J) any Action made or initiated by any holder of REIT II Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect REIT II and the REIT II Subsidiaries, taken as a whole, relative to others in the hotel REIT industry in the geographic regions in which REIT II and the REIT II Subsidiaries operate.

“REIT II OP Units” means the units of limited partnership interests in REIT II Operating Partnership (other than the REIT II Special Partnership Units).

“REIT II Parties” means REIT II, Merger Sub and REIT II Operating Partnership.

“REIT II Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership, dated as of May 20, 2016, of the REIT II Operating Partnership, as amended through the date hereof.

“REIT II Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by REIT II or any REIT II Subsidiary as of the date of this Agreement (including all of REIT II’s or any REIT II Subsidiary’s right, title, and interest in and to all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“REIT II Public Offering” means the registered public offering of shares of REIT II Common Stock pursuant to a registration statement on Form S-11 (Registration No. 333-198305).

“REIT II Share Repurchase Program” means the share repurchase program of REIT II as described in the prospectus for the REIT II Public Offering.

“REIT II Special Partnership Units” means the units of partnership interests in the REIT II Operating Partnership designated by the REIT I Partnership Agreement as special partnership units.

“REIT II Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by REIT II, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by REIT II or of which REIT II or any REIT II Subsidiary is a general partner, manager, managing member or the equivalent, including the REIT II Operating Partnership.

“REIT II Transaction Fees and Expenses” means all of the fees and expenses of REIT II paid or payable by REIT II as a result of or in connection with the transactions contemplated by this Agreement, an estimate of which is set forth in Section 1.1(c) of the REIT II Disclosure Letter.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder Approvals” means (a) the affirmative vote of the holders of a majority of the outstanding shares of REIT I Common Stock entitled to vote at the Stockholders Meeting on the REIT Merger and (b) the affirmative vote of the holders of a majority of the outstanding shares of REIT I Common Stock entitled to vote at the Stockholders Meeting on the Charter Amendment.

“Stockholders Meeting” means the meeting of the holders of shares of REIT I Common Stock exclusively for the purpose of seeking the Stockholder Approvals, including any postponement or adjournment thereof.

“Surviving Partnership OP Units” means the units of limited partnership interests in the Surviving Partnership.

“Surviving Partnership Special OP Units” means the units of limited partnership interests in the Surviving Partnership designated as special partnership units.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Termination Fee” means an amount equal to $2,000,000.

“Wholly Owned REIT I Subsidiary” means REIT I Operating Partnership and any wholly owned subsidiary of REIT I or the REIT I Operating Partnership.

“Wholly Owned REIT II Subsidiary” means the REIT II Operating Partnership and any wholly owned subsidiary of REIT II or the REIT II Operating Partnership.

(b)       In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition

Acquisition Proposal	Section 7.3(f)(i)
Adverse Recommendation Change	Section 7.3(b)
Agreement	Recitals
Articles of Merger	Section 2.3(a)
Cash Consideration	Section 3.1(a)(i)(A)

Defined Term	Location of Definition

Cash Conversion Number	Section 3.2(a)
Cash Election	Section 3.1(a)(i)(A)
Cash Election Shares	Section 3.1(a)(i)(A)
Certificate	Section 3.1(a)(i)
Charter Restrictions	Section 7.10
Closing	Section 2.2
Closing Date	Section 2.2
DE SOS	Section 2.3(a)
DLLCA	Recitals
DRULPA	Recitals
Election	Section 3.2(e)
Election Deadline	Section 3.2(e)(iv)
Escrow Agreement	Section 9.3(f)
Exchange Agent	Section 3.2(c)(iv)
Exchange Agent Agreement	Section 3.2(c)(iv)
Exchange Fund	Section 3.3(a)
Expected Holder Limit	Section 4.1(f)
Form S-4	Section 7.1(a)
Form of Election	Section 3.2(e)(i)
Go Shop Bidder	Section 7.3(a)
Go Shop End Time	Section 7.3(a)
Indemnified Parties	Section 7.7(b)
Interim Period	Section 6.1(a)
Letter of Transmittal	Section 3.3(b)
Merger Effective Time	Section 2.3(b)
Merger Sub	Recitals
Mergers	Recitals
MGCL	Recitals
Neutral	Section 3.2(a)(iii)
Non-Electing Shares	Section 3.1(a)(i)(C)
Outside Date	Section 9.1(b)(i)
Partnership Certificate of Merger	Section 2.3(b)
Partnership Merger	Recitals
Partnership Merger Effective Time	Section 2.3(b)
Party(ies)	Recitals
Payor	Section 9.3(d)
Prime Rate	Section 9.3(e)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Recipient	Section 9.3(c)
Registered Securities	Section 7.1(a)
REIT	Section 5.13(b)
REIT Merger	Recitals
REIT Merger Effective Time	Section 2.3(a)
REIT I	Recitals

Defined Term	Location of Definition

REIT I Board	Recitals
REIT I Board Recommendation	Section 4.2(c)
REIT I Certificate of Merger	Section 2.3(a)
REIT I Dispute Notice	Section 3.2(b)(ii)
REIT I Notice of Intention	Section 7.3(c)(i)
REIT I Common Stock	Recitals
REIT I Designees	Section 7.14
REIT I Disclosure Letter	Article 4
REIT I Financial Advisor	Section 4.19
REIT I Franchise Agreements	Section 4.12(a)(xv)
REIT I Insurance Policies	Section 4.15
REIT I Management Agreements	Section 4.12(a)(xvi)
REIT I Material Contract	Section 4.12(b)
REIT I Operating Partnership	Recitals
REIT I Organizational Documents	Section 7.7(b)
REIT I Permits	Section 4.8(a)
REIT I Preferred Stock	Section 4.4(a)
REIT I Related Party Agreements	Section 4.16
REIT I SEC Documents	Section 4.5(a)
REIT I Special Committee	Recitals
REIT I Subsidiary Partnership	Section 4.13(h)
REIT I Tax Protection Agreements	Section 4.13(h)
REIT I Terminating Breach	Section 9.1(d)(i)
REIT I Voting Debt	Section 4.4(d)
REIT II	Recitals
REIT II Board	Recitals
REIT II Disclosure Letter	Article 5
REIT II Dispute Notice	Section 3.2(a)(ii)
REIT II Franchise Agreements	Section 5.12(a)(xv)
REIT II Insurance Policies	Section 5.16
REIT II Management Agreements	Section 5.12(a)(xvi)
REIT II Material Contract	Section 5.12(b)
REIT II Operating Partnership	Recitals
REIT II Permits	Section 5.8(a)
REIT II Preferred Stock	Section 5.4(a)
REIT II SEC Documents	Section 5.5(a)
REIT II Special Committee	Recitals
REIT II Subsidiary Partnership	Section 5.13(h)
REIT II Tax Protection Agreements	Section 5.13(h)
REIT II Terminating Breach	Section 9.1(c)(i)
REIT II Voting Debt	Section 5.4(d)
Sarbanes-Oxley Act	Section 4.5(a)
SDAT	Section 2.3(a)
Stock Consideration	Section 3.1(a)(i)(B)
Stock Election	Section 3.1(a)(i)(B)

Defined Term	Location of Definition

Stock Election Shares	Section 3.1(a)(i)(B)
Superior Proposal	Section 7.3(f)(ii)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Takeover Statutes	Section 4.20
Taxable REIT Subsidiary	Section 5.1(c)
Termination Agreement	Recitals
Transfer Taxes	Section 7.13(d)

Section 1.2   Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)            when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d)             “or” shall be construed in the inclusive sense of “and/or”;

(e)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f)             all references herein to “$” or dollars shall refer to United States dollars;

(g)           no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h)          it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i)             the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase;

(j)              references to a Person are also to its successors and permitted assigns;

(k)          any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;

(l)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(m)          the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGERS

Section 2.1    The Mergers; Other Transactions.

(a)          Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and DLLCA, at the REIT Merger Effective Time, REIT I shall be merged with and into Merger Sub, whereupon the separate existence of REIT I will cease, with Merger Sub surviving the REIT Merger (the “Surviving Entity”), such that following the REIT Merger, the Surviving Entity will be a wholly owned subsidiary of REIT II. The REIT Merger shall have the effects set forth in the applicable provisions of the MGCL, the DLLCA and this Agreement.

(b)          Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, REIT II Operating Partnership shall be merged with and into REIT I Operating Partnership, with REIT I Operating Partnership surviving the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects set forth in the applicable provisions of the DRULPA and this Agreement.

Section 2.2    Closing. The closing (the “Closing”) of the Mergers will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time, on the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by the Parties, including the REIT I Special Committee on behalf of REIT I (the “Closing Date”).

Section 2.3     Effective Times.

(a)           On the Closing Date, REIT II, REIT I and Merger Sub shall (i) cause articles of merger with respect to the REIT Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL (the “Articles of Merger”), (ii) cause a certificate of merger with respect to the REIT Merger to be duly executed and filed with the Delaware Secretary of State (the “DE SOS”) in accordance with the DLLCA (the “REIT I Certificate of Merger”), and (iii) make any other filings, recordings or publications required to be made by REIT I, Merger Sub or the Surviving Entity under the MGCL or DLLCA in connection with the REIT Merger. The REIT Merger shall become effective at the time set forth in the Articles of Merger and the REIT I Certificate of Merger (such date and time, the “REIT Merger Effective Time”), it being understood and agreed that the Parties shall cause the REIT Merger Effective Time to occur on the Closing Date and before the Partnership Merger Effective Time. The Articles of Merger and the REIT I Certificate of Merger shall provide that the name of the Surviving Entity shall be “Moody National REIT II Subsidiary, LLC.”

(b)           On the Closing Date, REIT II Operating Partnership and REIT I Operating Partnership shall (i) cause a certificate of merger with respect to the Partnership Merger to be duly executed and filed with the DE SOS in accordance with the DRULPA (the “Partnership Certificate of Merger”) and (ii) make any other filings, recordings or publications required to be made by REIT II Operating Partnership, REIT I Operating Partnership or the Surviving Partnership under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time set forth in the Partnership Certificate of Merger (such date and time, the “Partnership Merger Effective Time” and together with the REIT Merger Effective Time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date after the REIT Merger Effective Time.

Section 2.4    Organizational Documents of the Surviving Entity and the Surviving Partnership.

(a)          At the REIT Merger Effective Time and by virtue of the REIT Merger, (i) the certificate of formation of the Surviving Entity shall be substantially in the form attached hereto as Exhibit B, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation, and (ii) the limited liability company operating agreement of the Surviving Entity shall be substantially in the form attached as Exhibit C, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Entity’s certificate of formation and limited liability company operating agreement.

(b)          At the Partnership Merger Effective Time, (i) the certificate of limited partnership of REIT II Operating Partnership shall be the certificate of limited partnership of the Surviving Partnership and (ii) the REIT II Partnership Agreement shall be the limited partnership agreement of the Surviving Partnership.

Section 2.5    Managers of the Surviving Entity. At the REIT Merger Effective Time, by virtue of the Merger, the managers of Merger Sub shall serve as the managers of the Surviving Entity. The Surviving Entity shall have no officers at the REIT Merger Effective Time.

Section 2.6    Tax Treatment of Mergers.

(a)          The Parties hereby confirm, covenant and agree to treat the REIT Merger as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Mergers described in this Section 2.6(a), and no Party shall take a position inconsistent with such treatment.

(b)          The Parties hereby confirm, covenant and agree to treat the Partnership Merger, for all income tax purposes, as an exchange described in Section 721 of the Code of the assets of the REIT II Operating Partnership to the REIT I Operating Partnership for interests in the REIT I Operating Partnership which are distributed to the partners of the REIT II Operating Partnership in liquidation of REIT II Operating Partnership. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Partnership Merger described in this Section 2.6(b), and no Party shall take a position inconsistent with such treatment.

Section 2.7    Subsequent Actions. If at any time after the Partnership Merger Effective Time the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of REIT I Operating Partnership or REIT II Operating Partnership acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out the intent of this Agreement, then the partners and officers of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Partnership or otherwise to carry out this Agreement.

ARTICLE 3

EFFECTS OF THE MERGERS

Section 3.1    Effects of the Mergers.

(a)           The REIT Merger. At the REIT Merger Effective Time and by virtue of the REIT Merger and without any further action on the part of REIT II, REIT I or Merger Sub or the holders of any securities of REIT II, REIT I or Merger Sub:

(i)          Except as provided in Section 3.1(a)(ii) and Section 3.1(a)(iii) and subject to Section 3.1(c), Section 3.1(e) and Section 3.2, each share of REIT I Common Stock outstanding immediately prior to the REIT Merger Effective Time will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of the certificate representing such share (“Certificate”) or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the Merger Consideration, as follows:

(A)                  for each share of REIT I Common Stock with respect to which an election to receive cash has effectively been made and not revoked or deemed revoked pursuant to this Article 3 (a “Cash Election”), the right to receive in cash from REIT II an amount (the “Cash Consideration”) equal to the Net Per Share Price (such shares collectively, the “Cash Election Shares”), subject to Section 3.2(c) and Section 3.2(d);

(B)                   for each share of REIT I Common Stock with respect to which an election to receive REIT II Common Stock has been effectively made and not revoked or deemed revoked pursuant to this Article 3 (a “Stock Election” and such shares collectively, the “Stock Election Shares”) or which is otherwise to receive shares of REIT II Common Stock in accordance with this Agreement, the right to receive from REIT II the number of shares of REIT II Common Stock equal to the Exchange Ratio (subject to the treatment of fractional shares of REIT II Common Stock in accordance with Section 3.1(e)) (the “Stock Consideration”); and

(C)                   for each share of REIT I Common Stock other than Cash Election Shares and Stock Election Shares (collectively, the “Non-Electing Shares”), the right to receive from REIT II the Stock Consideration;

(ii)         Each share of REIT I Common Stock, if any, then held by any Wholly Owned REIT I Subsidiary shall automatically be retired and shall cease to exist, and no REIT Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger;

(iii)        Each share of REIT I Common Stock, if any, then held by REIT II or any Wholly Owned REIT II Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no REIT Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger; and

(iv)       Each membership interest of Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall remain issued and outstanding membership interests of the Surviving Entity.

(b)           The Partnership Merger. At the Partnership Merger Effective Time and by virtue of the Partnership Merger and without any further action on the part of REIT II Operating Partnership or REIT I Operating Partnership or the holders of any securities of REIT II Operating Partnership or REIT I Operating Partnership:

(i)         Except as provided in Section 3.1(b)(ii) and Section 3.1(b)(iii) and subject to Section 3.1(c) and Section 3.1(e), each REIT I OP Unit outstanding immediately prior to the Partnership Merger Effective Time will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of such REIT I OP Unit) the Partnership Merger Consideration;

(ii)         Each REIT I OP Unit then held by Merger Sub (as successor to REIT I) will be automatically cancelled and retired and converted into the right to receive a number of validly issued, fully paid and non-assessable Surviving Partnership OP Units equal to the Exchange Ratio;

(iii)       The REIT I Special Partnership Units will be automatically cancelled and retired and shall cease to exist, and no Partnership Merger Consideration shall be paid, nor, except as expressly provided in the Termination Agreement, shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Partnership Merger;

(iv)       Each REIT II OP Unit outstanding immediately prior to the Partnership Merger Effective Time will be converted into one Surviving Partnership OP Unit;

(v)        Each REIT II Special Partnership Unit will be automatically converted into one Surviving Partnership Special OP Unit; and

(vi)       REIT II will be the general partner of the Surviving Partnership.

(c)           Adjustment of the Merger Consideration. Between the date of this Agreement and the applicable Merger Effective Time, if any of REIT I, REIT I Operating Partnership, REIT II or REIT II Operating Partnership should split, combine or otherwise reclassify the REIT I Common Stock, the REIT I OP Units, the REIT II Common Stock or the REIT II OP Units or makes a dividend or other distribution in shares of the REIT I Common Stock, the REIT I OP Units, the REIT II Common Stock or the REIT II OP Units (including any dividend or other distribution of securities convertible into REIT I Common Stock, REIT I OP Units, REIT II Common Stock or REIT II OP Units, but not including shares of REIT I Common Stock issued pursuant to the REIT I DRIP or REIT II Common Stock issued pursuant to the REIT II DRIP), or engages in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Net Per Share Price and the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Net Per Share Price and the Exchange Ratio shall be deemed to be the Net Per Share Price and the Exchange Ratio as so adjusted.

(d)           Transfer Books. From and after the REIT Merger Effective Time, the share and/or unit transfer books of REIT I and REIT I Operating Partnership shall be closed, and thereafter there shall be no further registration of transfers of REIT I Common Stock or REIT I OP Units. From and after the REIT Merger Effective Time, Persons who held REIT I Common Stock or REIT I OP Units immediately prior to the REIT Merger Effective Time shall cease to have rights with respect to such shares or units, except as otherwise provided for in this Agreement or by applicable Law. On or after the REIT Merger Effective Time, any Certificates or Book-Entry Shares of REIT I Common Stock or REIT I OP Units presented to the Exchange Agent, REIT II, the Surviving Entity, the Surviving Partnership or the transfer agent shall be exchanged for the Merger Consideration with respect to REIT I Common Stock or REIT I OP Units formerly represented thereby, as applicable. At the Partnership Merger Effective Time, the unit transfer book of Surviving Partnership shall reflect the REIT II OP Units issued to holders of the REIT I OP Units as part of the Partnership Merger Consideration.

(e)           No Fractional Shares. No certificates or scrip representing fractional shares of REIT II Common Stock or fractional units of REIT II OP Units shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares and such fractional share or unit shall not entitle the record or beneficial owner thereof to vote or to any other rights as a stockholder of REIT II or limited partner of the Surviving Partnership. In lieu of receiving any such fractional share or unit, the holder shall receive cash (without interest) in an amount rounded up to the nearest whole cent, determined by multiplying (i) the fraction of a share or unit to which such holder would otherwise be entitled by (ii) $25.00.

Section 3.2                Determination of REIT I Transaction Fees and Expenses; Determination of REIT II Transaction Fees and Expenses; Determination of Merger Consideration; Election Procedures; Exchange Agent.

(a)           The REIT I Transaction Fees and Expenses shall be determined in accordance with the following procedures:

(i)          No later than the date that is 30 days prior to the anticipated date upon which the Form of Election is mailed pursuant to Section 3.2(e)(ii), the REIT I Special Committee shall deliver to REIT II a Proposed REIT I Transaction Fees and Expenses Schedule, together with such supporting documentation that REIT II may reasonably request.

(ii)         Within five (5) Business Days of the delivery of the Proposed REIT I Transaction Fees and Expenses Schedule, REIT II shall in good faith notify the REIT I Special Committee whether REIT II accepts or disputes the accuracy of the Proposed REIT I Transaction Fees and Expenses Schedule. In the event that REIT II disputes the accuracy of the Proposed REIT I Transaction Fees and Expenses Schedule, REIT II shall notify the REIT I Special Committee in reasonable detail of those items and amounts as to which REIT II disagrees and shall set forth in such notice REIT II’s good faith calculation of such disputed amounts (a “REIT II Dispute Notice”), and REIT II shall be deemed to have agreed with all other items and amounts in the Proposed REIT I Transaction Fees and Expenses Schedule. In the event that REIT II notifies the REIT I Special Committee that it accepts the Proposed REIT I Transaction Fees and Expenses Schedule, or does not deliver a REIT II Dispute Notice to the REIT I Special Committee, during such five Business Day period, REIT II shall be considered to have accepted the accuracy of the Proposed REIT I Transaction Fees and Expenses Schedule, and the calculations of the REIT I Transaction Fees and Expenses set forth therein shall be final, conclusive and binding upon the parties.

(iii)        If a REIT II Dispute Notice shall be timely delivered by REIT II pursuant to Section 3.2(a)(ii) above, then the REIT I Special Committee and REIT II shall forthwith jointly request that Deloitte LLP(the “Neutral”), make a binding determination only as to the items set forth in the REIT II Dispute Notice in accordance with the terms of this Agreement. The Neutral will, under the terms of its engagement, be required to render its written decision with respect to such disputed items and amounts within four (4) Business Days from the date of referral. The Neutral shall consider only those items or amounts set forth in the REIT II Dispute Notice. The Neutral shall deliver to the REIT I Special Committee and REIT II a written report setting forth its adjustments, if any, to the Proposed REIT I Transaction Fees and Expenses Schedule based on the Neutral’s determination with respect to the disputed items and amounts in accordance with this Agreement and such report shall include the calculations supporting such adjustments; provided, that for each item as to which the REIT I Special Committee and REIT II are in disagreement, the Neutral shall assign a value for each such item no greater than the higher valuation amount, and no less than the lower valuation amount, calculated or proposed by the REIT I Special Committee or REIT II with respect to such item, as the case may be. Such report shall be final, conclusive and binding on the Parties, and neither any Party nor any of its Affiliates or Representatives will seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Neutral. The fees and expenses of the Neutral shall be shared equally by the Parties.

(iv)        Notwithstanding the foregoing, the Parties agree that the transaction fees and expenses listed in Section 1.1(c) of the REIT I Disclosure Letter that are marked as “Actual, Not Estimated” shall be paid in full in the amounts indicated in Section

1.1(c) of the REIT I Disclosure Letter at the Merger Effective Time, less any portion of such amounts that have already been paid by REIT I prior to the Merger Effective Time, and shall not be subject to the dispute resolution procedures set forth in clauses (i) – (iii) of this Section 3.2(a) above.

(b)           The REIT II Transaction Fees and Expenses shall be determined in accordance with the following procedures:

(i)          No later than the date that is 30 days prior to the Closing Date, REIT II shall deliver to the REIT I Special Committee a Proposed REIT II Transaction Fees and Expenses Schedule, together with such supporting documentation that the REIT I Special Committee may reasonably request.

(ii)         At least five (5) Business Days prior to the Closing Date, the REIT I Special Committee shall in good faith notify REIT II whether the REIT I Special Committee accepts or disputes the accuracy of the Proposed REIT II Transaction Fees and Expenses Schedule. In the event that the REIT I Special Committee disputes the accuracy of the Proposed REIT II Transaction Fees and Expenses Schedule, the REIT I Special Committee shall notify REIT II in reasonable detail of those items and amounts as to which the REIT I Special Committee disagrees and shall set forth in such notice the REIT I Special Committee’s good faith calculation of such disputed amounts (a “REIT I Dispute Notice”), and the REIT I Special Committee shall be deemed to have agreed with all other items and amounts in the Proposed REIT II Transaction Fees and Expenses Schedule. In the event that the REIT I Special Committee notifies REIT II that it accepts the Proposed REIT II Transaction Fees and Expenses Schedule, or does not deliver a REIT I Dispute Notice to REIT II, during such five Business Day period, the REIT I Special Committee shall be considered to have accepted the accuracy of the Proposed REIT II Transaction Fees and Expenses Schedule, and the calculations of the REIT II Transaction Fees and Expenses set forth therein shall be final, conclusive and binding upon the parties.

(iii)        If a REIT I Dispute Notice shall be timely delivered by the REIT I Special Committee pursuant to Section 3.2(b)(ii) above, then REIT II and the REIT I Special Committee shall forthwith jointly request that the Neutral, make a binding determination only as to the items set forth in the REIT I Dispute Notice in accordance with the terms of this Agreement. The Neutral will, under the terms of its engagement, be required to render its written decision with respect to such disputed items and amounts within four (4) Business Days from the date of referral. The Neutral shall consider only those items or amounts set forth in the REIT I Dispute Notice. The Neutral shall deliver to REIT II and the REIT I Special Committee a written report setting forth its adjustments, if any, to the Proposed REIT II Transaction Fees and Expenses Schedule based on the Neutral’s determination with respect to the disputed items and amounts in accordance with this Agreement and such report shall include the calculations supporting such adjustments; provided, that for each item as to which REIT II and the REIT I Special Committee are in disagreement, the Neutral shall assign a value for each such item no greater than the higher valuation amount, and no less than the lower valuation amount, calculated or proposed by REIT II the REIT I Special Committee with respect to such item, as the case may be. Such report shall be final, conclusive and binding on the Parties, and neither any Party nor any of its Affiliates or Representatives will seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Neutral. The fees and expenses of the Neutral shall be shared equally by the Parties.

(iv)        Notwithstanding the foregoing, the Parties agree that the transaction fees and expenses listed in Section 1.1(c) of the REIT II Disclosure Letter that are marked as “Actual, Not Estimated” shall be paid in full in the amounts indicated in Section 1.1(c) of the REIT II Disclosure Letter at the Merger Effective Time, less any portion of such amounts that have already been paid by REIT II prior to the Merger Effective Time, and shall not be subject to the dispute resolution procedures set forth in clauses (i) – (iii) of this Section 3.2(b) above.

(c)           Notwithstanding any other provision contained in this Agreement, the maximum number of shares REIT I Common Stock that may be converted into the right to receive the Cash Consideration shall not exceed fifty percent (50%) of the aggregate number of shares of REIT I Common Stock entitled to receive the REIT Merger Consideration (the “Cash Conversion Number”). All other shares of REIT I Common Stock issued and outstanding immediately prior to the REIT Merger Effective Time (other than shares of REIT I Common Stock to be cancelled as provided in Section 3.1(a)(ii) and Section 3.1(a)(iii)) shall be converted into the right to receive the Stock Consideration in accordance with Section 3.2(d)(i).

(d)           Within five (5) Business Days after the REIT Merger Effective Time, REIT II shall instruct the Exchange Agent (as defined below) to effect the allocation among former holders of REIT I Common Stock of rights to receive the Cash Consideration or the Stock Consideration as follows:

(i)          If the aggregate number of shares of REIT I Common Stock with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then (x) all Stock Election Shares and Non-Electing Shares shall be converted into the right to receive the Stock Consideration; and (y) Cash Election Shares will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by each such holder thereof by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 3.2(b), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii)         If the Cash Election Number is less than or equal to the Cash Conversion Number, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Electing Shares and Stock Election Shares shall be converted into the right to receive the Stock Consideration.

(e)           Each holder of record of shares of REIT I Common Stock issued and outstanding immediately prior to the Election Deadline (as defined below) (a “Holder”) shall have the right, subject to the limitations set forth in this Article 3, on or prior to the Election Deadline, to submit an election (an “Election”) pursuant to this Section 3.2 to specify (i) the number of shares of REIT I Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of REIT I Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election, all in accordance with the following procedures:

(i)          REIT II shall prepare a form reasonably acceptable to the REIT I Special Committee (the “Form of Election”), which shall be mailed by REIT I to Holders so as to permit those Holders to exercise their right to make an Election prior to the Election Deadline.

(ii)        REIT I shall mail or cause to be mailed the Form of Election to holders of shares of REIT I Common Stock as of the record date for the Stockholders Meeting not fewer than twenty (20) Business Days prior to the anticipated Election Deadline and shall use reasonable best efforts to mail or cause to be mailed as promptly as possible a Form of Election to all persons who become holders of shares of REIT I Common Stock during the period following the record date for the Stockholders Meeting and prior to the Election Deadline.

(iii)        As soon as practicable prior to the REIT Merger Effective Time, REIT II will designate a bank or trust company reasonably acceptable to REIT I to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration, as provided in Section 3.1(a)(i) and Section 3.1(b)(i). Prior to the mailing of the Form of Election, REIT II will enter into an exchange agent agreement with the Exchange Agent, in a form reasonably acceptable to REIT I (the “Exchange Agent Agreement”), setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 3.2 and Section 3.3.

(iv)       Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election properly completed and signed and, if applicable, accompanied by Certificates representing the shares of REIT I Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of REIT I or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery, and, in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Form of Election. Failure to deliver shares of REIT I Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by REIT II, in its sole and absolute discretion. As used herein, unless otherwise agreed in advance by REIT II and the REIT I Special Committee, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the later of (i) the date immediately prior to the Stockholder Meeting and (ii) the date that REIT II and the REIT I Special Committee shall agree is five (5) Business Days prior to the expected Closing Date. REIT I and REIT II shall cooperate to issue a press release reasonably satisfactory to each of them announcing the anticipated date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline. If the Closing is delayed to a subsequent date, the Election Deadline shall be similarly delayed and REIT I and REIT II shall cooperate to promptly publicly announce such rescheduled Election Deadline and Closing.

(v)        Any Holder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from REIT I or REIT II that this Agreement has been terminated in accordance with the terms hereof. Subject to the terms of the Exchange Agent Agreement, if REIT II shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of REIT I Common Stock (neither REIT II nor the REIT I nor the Exchange Agent being under any duty to notify any stockholder of any such defect), such Election shall be deemed to be not in effect, and the shares of REIT I Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non- Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.

(vi)       Subject to the terms of the Exchange Agent Agreement, REIT I and REIT II, in the exercise of their reasonable discretion, shall have the joint right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by this Section 3.2, (ii) the issuance and delivery of certificates representing the number of shares of REIT II Common Stock into which shares of REIT I Common Stock are converted into the right to receive in the REIT Merger and (iii) the method of payment of cash for shares of REIT I Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of REIT II Common Stock.

Section 3.3                  Exchange Procedures; Distributions with Respect to Unexchanged Shares.

(a)           Prior to the Merger Effective Time, REIT II shall deposit with the Exchange Agent for the sole benefit of the holders of shares of REIT I Common Stock, for exchange in accordance with this Article 3, (i) certificates or Book-Entry shares representing shares of REIT II Common Stock to be issued pursuant to Section 3.1(a)(i) equal to the aggregate Stock Consideration and (ii) immediately available funds equal to the aggregate Cash Consideration (collectively, with cash sufficient to pay cash in lieu of fractional shares in accordance with Section 3.1(e), the “Exchange Fund”). In addition to the foregoing, after the Effective Time on the appropriate payment date, if applicable, REIT II shall provide or shall cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of REIT II Common Stock pursuant to Section 3.3(d), such dividends or other distributions shall be deemed to be part of the Exchange Fund. REIT II shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of, the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by REIT II; provided, such investments shall be in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iii) certificates of deposit maturing not more than 180 days after the date of purchase issued by a bank organized under the Laws of the United States or any state thereof having a combined capital and surplus of at least $3,000,000,000 or (iv) a money market fund having assets of at least $1,000,000,000. Interest and other income on the Exchange Fund shall be the sole and exclusive property of REIT II and shall be paid to REIT II, as REIT II directs. No investment of the Exchange Fund shall relieve REIT II or the Exchange Agent from making the payments required by this Article 3, and following any losses from any such investment, REIT II shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy REIT II’s obligations hereunder for the benefit of the holders of shares of REIT I Common Stock at the REIT Merger Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

(b)          As soon as reasonably practicable after the REIT Merger Effective Time (but in no event later than two (2) Business Days thereafter), REIT II shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share representing shares of REIT I Common Stock (A) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by REIT II and reasonably acceptable to REIT I (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the REIT Merger Consideration into which the number of shares of REIT I Common Stock previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement.

(c)           Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share representing shares of REIT I Common Stock to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share representing shares of REIT I Common Stock shall be entitled to receive in exchange therefor (i) the REIT Merger Consideration into which such shares of REIT I Common Stock shall have been converted pursuant to this Agreement and (ii) certain dividends and distributions in accordance with Section 3.3(d), if any, after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 3.3, each Certificate or Book-Entry Share representing shares of REIT I Common Stock shall be deemed, at any time after the REIT Merger Effective Time to represent only the right to receive, upon such surrender, the REIT Merger Consideration as contemplated by this Article 3. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(d)          No dividends or other distributions declared or made after the REIT Merger Effective Time with respect to REIT II Common Stock with a record date after the REIT Merger Effective Time shall be paid to any holder entitled by reason of the REIT Merger to receive certificates or Book-Entry Shares representing REIT II Common Stock and no cash payment (including cash payment in lieu of a fractional share of REIT II Common Stock) shall be paid to any such holder pursuant to Section 3.1(e) until such holder shall have surrendered its Certificates or Book-Entry Share pursuant to this Section 3.3. Subject to applicable Law, following surrender of any such Certificate or Book-Entry Shares, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of REIT II Common Stock represented by the certificate or Book-Entry Shares received by such holder and having a record date on or after the REIT Merger Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of REIT II Common Stock and having a record date on or after the REIT Merger Effective Time but prior to such surrender and a payment date on or after such surrender.

(e)           In the event of a transfer of ownership of shares of REIT I Common Stock that is not registered in the transfer records of REIT I, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.3 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Taxes required by reason of the payment of the REIT Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of REIT II that such Tax either has been paid or is not applicable.

(f)           Any portion of the Exchange Fund that remains undistributed to the holders of REIT I Common Stock for twelve (12) months after the REIT Merger Effective Time shall be delivered to REIT II upon demand, and any former holders of REIT I Common Stock prior to the REIT Merger who have not theretofore complied with this Article 3 shall thereafter look only to REIT II for payment of their claims with respect thereto.

(g)          None of the REIT I Parties, the REIT II Parties, the Surviving Entity, the Exchange Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of the REIT Merger Consideration if the Exchange Fund (or the appropriate portion thereof) has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of REIT I Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of REIT II free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(h)          As soon as reasonably practicable after the Partnership Merger Effective Time, REIT II and the Surviving Partnership shall take such action as may be reasonably necessary to provide the former holders of REIT I OP Units with the Partnership Merger Consideration that is in the form of cash (including cash in lieu of fractional shares pursuant to Section 3.1(e)), subject to the receipt of customary representations from such holders.

Section 3.4         Withholding Rights. Each and any REIT I Party, REIT II Party, the Surviving Entity, the Surviving Partnership or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of REIT I Common Stock or REIT I OP Units, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5         Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by REIT II, the posting by such Person of a bond in such reasonable amount as REIT II may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the REIT Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

Section 3.6          Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.7          General Effects of the Mergers.

(a)          At the REIT Merger Effective Time, the effect of the REIT Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the REIT Merger Effective Time, all of the property, rights, privileges, powers and franchises of REIT I and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of REIT I and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

(b)          At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of REIT II Operating Partnership and REIT I Operating Partnership shall vest in the Surviving Partnership, and all debts, liabilities and duties of REIT II Operating Partnership and REIT I Operating Partnership shall become the debts, liabilities and duties of the Surviving Partnership.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE REIT I PARTIES

Except (a) as set forth in the disclosure letter prepared by the REIT I Parties and delivered by the REIT I Parties to the REIT II Parties prior to the execution and delivery of this Agreement (the “REIT I Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT I Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the REIT I Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the REIT I Disclosure Letter is intended to broaden the scope of any representation or warranty of the REIT I Parties made herein) or (b) as disclosed in the REIT I SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2015 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such REIT I SEC Documents to a matter covered by a representation or warranty set forth in this Article 4 is reasonably apparent on its face; provided that the disclosures in the REIT I SEC documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding Section of the REIT I Disclosure Letter, and (ii) Section 4.3 (No Conflict; Required Filings and Consents), Section 4.5(a)-(c) (SEC Documents; Financial Statements), Section 4.18 (Brokers), Section 4.19 (Opinion of Financial Advisor), the REIT I Parties hereby jointly and severally represent and warrant to the REIT II Parties that:

Section 4.1          Organization and Qualification; Subsidiaries.

(a)           REIT I is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. REIT I is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

(b)          Each REIT I Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each REIT I Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

(c)           Section 4.1(c) of the REIT I Disclosure Letter sets forth a true and complete list of the REIT I Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which REIT I and the REIT I Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by REIT I in each REIT I Subsidiary, including a list of each REIT I Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (each a “Taxable REIT Subsidiary”) and each REIT I Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)          Neither REIT I nor any REIT I Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the REIT I Subsidiaries and investments in short-term investment securities).

(e)           Each of REIT I and the REIT I Operating Partnership is in compliance with the terms of its REIT I Governing Documents in all material respects.

(f)           REIT I has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the REIT I Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2                  Authority; Approval Required.

(a)           Each of the REIT I Parties has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approvals, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the REIT I Parties and the consummation by the REIT I Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the REIT I Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the REIT Merger, to receipt of the applicable Stockholder Approval, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT, and to the filing of the REIT I Certificate of Merger with the DE SOS, (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with the DE SOS and (iii) with respect to the Charter Amendment, to receipt of the applicable Stockholder Approval and to the filing of Articles of Amendment with, and acceptance for record of Articles of Amendment by, the SDAT.

(b)          This Agreement has been duly executed and delivered by the REIT I Parties, and assuming due authorization, execution and delivery by the REIT II Parties, constitutes a legally valid and binding obligation of the REIT I Parties enforceable against the REIT I Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)          On the recommendation of the REIT I Special Committee, the REIT I Board has (i) determined that the terms of this Agreement, the Charter Amendment, the Mergers, the Merger Consideration and the other transactions contemplated by this Agreement are fair and reasonable and in the best interests of REIT I and the holders of REIT I Common Stock and REIT I OP Units (other than the holder of the REIT I Special Partnership Units), (ii) approved, authorized, adopted and declared advisable this Agreement, the Charter Amendment and the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the REIT Merger and the Charter Amendment be submitted to a vote of the holders of REIT I Common Stock and (iv) recommended that holders of REIT I Common Stock vote in favor of approval of the Charter Amendment and the REIT Merger (such recommendation, the “REIT I Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d)          The Stockholder Approvals are the only vote of the holders of securities of REIT I or the REIT I Operating Partnership required to approve the Charter Amendment and the Mergers.

Section 4.3           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by each of the REIT I Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approvals, conflict with or violate any provision of (A) the REIT I Governing Documents or (B) any equivalent organizational or governing documents of any other REIT I Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT I or any REIT I Subsidiary or by which any property or asset of REIT I or any REIT I Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of REIT I or any REIT I Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of REIT I or any REIT I Subsidiary pursuant to, any Contract or Permit to which REIT I or any REIT I Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

(b)           The execution and delivery of this Agreement by each of the REIT I Parties do not, and the performance of this Agreement by each of the REIT I Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, (iii) the filing of the REIT Certificate of Merger with the DE SOS pursuant to the DLLCA, (iv) the filing of the Partnership Certificate of Merger with the DE SOS pursuant to the DRULPA, (v) the filing of Articles of Amendment setting forth the Charter Amendment with, and the acceptance for record of such Articles of Amendment by, the SDAT, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vii) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 8.1(a) of the REIT I Disclosure Letter, and (viii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

Section 4.4           Capital Structure.

(a)           The authorized capital stock of REIT I consists of 400,000,000 shares of REIT I Common Stock, and 50,000,000 shares of preferred stock, $0.01 par value per share (“REIT I Preferred Stock”). At the close of business on November 15, 2016, 2016, (i) 13,307,393.924 shares of REIT I Common Stock were issued and outstanding, (ii) no shares of REIT I Preferred Stock were issued and outstanding, (iii) 1,948,750 shares were available for grant under the REIT I Equity Incentive Plan and (iv) 726,919.737 shares of REIT I Common Stock were reserved for issuance upon redemption of REIT I OP Units. All of the outstanding shares of capital stock of REIT I are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 4.4, there is no other outstanding capital stock of REIT I.

(b)           At the close of business on November 15, 2016, (i) 14,034,313.661 REIT I OP Units were issued and outstanding, of which 726,919.737 REIT I OP Units were held by limited partners other than REIT I and (ii) 100 REIT I Special Partnership Units were issued and outstanding and were held by Moody OP Holdings I, LLC, whose sole member is Moody National REIT Sponsor, LLC, the sponsor of REIT I. Section 4.4(b) of the REIT I Disclosure Letter sets forth a list of all of the partners of REIT I Operating Partnership as of the date hereof, together with the number of REIT I OP Units or REIT I Special Partnership Units, as applicable, held by each such partner. All the REIT I OP Units held by REIT I are directly owned by REIT I, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the REIT I OP Units and the REIT I Special Partnership Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws.

(c)          All of the outstanding shares of capital stock of each of the REIT I Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the REIT I Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the REIT I Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. REIT I or the REIT I Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the REIT I Subsidiaries, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d)          There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of REIT I or any REIT I Subsidiary (“REIT I Voting Debt”) issued and outstanding. Except for the REIT I OP Units and awards granted pursuant to the REIT I Equity Incentive Plan as set forth in Section 4.4(a) of the REIT I Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT I or any of the REIT I Subsidiaries is a party or by which any of them is bound obligating REIT I or any of the REIT I Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT I or any REIT I Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, REIT I Voting Debt or other equity interests.

(e)           Neither REIT I nor any REIT I Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT I or any of the REIT I Subsidiaries. Neither REIT I nor any REIT I Subsidiary has granted any registration rights on any of its capital stock other than as set forth in Section 4.4(e) of the REIT I Disclosure Letter. No REIT I Common Stock is owned by any REIT I Subsidiary.

(f)           REIT I does not have a “poison pill” or similar stockholder rights plan.

(g)          All dividends or other distributions on the shares of REIT I Common Stock or REIT I OP Units and any material dividends or other distributions on any securities of any REIT I Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.5           SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)           REIT I has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, statements, schedules and reports required to be filed by REIT I under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) since December 31, 2012 (the forms, documents, statements and reports filed with the SEC since December 31, 2012 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “REIT I SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the REIT I SEC Documents (i) complied, or with respect to REIT I SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to REIT I SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the REIT I SEC Documents is, to the Knowledge of REIT I, the subject of ongoing SEC review and REIT I does not have any outstanding and unresolved comments from the SEC with respect to any REIT I SEC Documents. None of the REIT I SEC Documents is the subject of any confidential treatment request by REIT I.

(b)          At all applicable times, REIT II has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c)           The consolidated audited and unaudited financial statements of REIT I and the REIT I Subsidiaries included, or incorporated by reference, in the REIT I SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later REIT I SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of REIT I and REIT I Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form or rule under the Exchange Act, which such adjustments are not, in the aggregate, material to REIT I) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of REIT I and the REIT I Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of REIT I and the REIT I Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT I, threatened, in each case regarding any accounting practices of REIT I.

(d)          Since December 31, 2012, (A) REIT I has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by REIT I in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to REIT I’s management as appropriate to allow timely decisions regarding required disclosure, and (B) to the Knowledge of REIT I, such disclosure controls and procedures are effective in timely alerting REIT I’s management to material information required to be included in REIT I’s periodic reports required under the Exchange Act (if REIT II were required to file such reports). REIT I and REIT I Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. REIT I has disclosed to REIT I’s auditors and audit committee (and made summaries of such disclosures available to REIT II) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect REIT I’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of REIT I, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e)           REIT I is not and none of the REIT I Subsidiaries is, a party to, and neither REIT I nor any REIT I Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among REIT I and any REIT I Subsidiary, on the one hand, and any unconsolidated Affiliate of REIT I or any REIT I Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, REIT I, any REIT I Subsidiary or REIT I’s or such REIT I Subsidiary’s audited financial statements or other REIT I SEC Documents.

(f)           Neither REIT I nor any REIT I Subsidiary is required to be registered as an investment company under the Investment Company Act.

(g)          Neither REIT I nor any REIT I Subsidiary nor, to the Knowledge of REIT I, any director, officer or Representative of REIT I or any REIT I Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither REIT I nor any REIT I Subsidiary has received any written communication that alleges that REIT I or any REIT I Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.6       Absence of Certain Changes or Events. Since December 31, 2015 through the date of this Agreement, (a) REIT I and each REIT I Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) neither REIT I nor any REIT I Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business of REIT I) if taken from and after the date of this Agreement and (c) there has not been any REIT I Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT I Material Adverse Effect.

Section 4.7       No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of REIT I dated as of December 31, 2015 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015, neither REIT I nor any REIT I Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a REIT I Material Adverse Effect.

Section 4.8        Permits; Compliance with Law.

(a)          Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.10 and Section 4.11, which are addressed solely in those Sections, REIT I and each REIT I Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications, registrations and clearances of any Governmental Authority (“Permits”) necessary for REIT I and each REIT I Subsidiary to own, lease and, to the extent applicable, operate their respective properties or to carry on their respective businesses substantially as they are being conducted as of the date hereof (the “REIT I Permits”), and all such REIT I Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT I Permits, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. No event has occurred with respect to any of the REIT I Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such REIT I Permits. To the Knowledge of REIT I, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT I or the REIT I Subsidiaries that impairs the validity of any REIT I Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT I Permit.

(b)          Neither REIT I nor any REIT I Subsidiary is, and for the past three (3) years has been, in conflict with, or in default or violation of (i) any Law applicable to REIT I or any REIT I Subsidiary or by which any property or asset of REIT I or any REIT I Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16 which are solely addressed in those Sections), or (ii) any REIT I Permits (except for the REIT I Permits addressed in Section 4.10 or Section 4.11, which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

Section 4.9       Litigation. There is no material action, suit, proceeding or investigation to which REIT I or any REIT I Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT I, threatened before any Governmental Authority, and, to the Knowledge of REIT I, there is no basis for any such action, suit, proceeding or investigation. Neither REIT I nor any REIT I Subsidiary has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of REIT I or the REIT I Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which REIT I or any of the REIT I Subsidiaries is or was a party, or, to the Knowledge of REIT I, in any other proceeding, that enjoins or requires REIT I or any of the REIT I Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2015, none of REIT I, any REIT I Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which REIT I or any REIT I Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $500,000 individually.

Section 4.10      Properties.

(a)          Section 4.10(a) of the REIT I Disclosure Letter lists each hotel and other parcels of real property constituting REIT I Properties, and sets forth REIT I or the applicable REIT I Subsidiary owning such REIT I Properties. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (A) REIT I or a REIT I Subsidiary owns fee simple title to each of the REIT I Properties, free and clear of Liens, except for Permitted Liens; (B) except as has not had and would not, individually or in the aggregate, have a REIT I Material Adverse Effect, neither REIT I nor any REIT I Subsidiary has received written notice of any uncured violation of any Law (including zoning, building or similar Laws) affecting any portion of any of the REIT I Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a REIT I Material Adverse Effect, neither REIT I nor any REIT I Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or threatened with respect to any of the REIT I Properties.

(b)          Except as disclosed in property condition assessments and similar structural engineering reports relating to the REIT I Properties, REIT I has not received written notice of, nor does REIT I have any Knowledge of, any latent defects or adverse physical conditions affecting any of the REIT I Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as would not, individually or in the aggregate, have a REIT I Material Adverse Effect.

(c)          REIT I and the REIT I Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them. Neither REIT I’s, nor the REIT I Subsidiaries’, ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 4.11    Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect: (i) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of REIT I, is threatened relating to any of the REIT I Parties, any of the REIT I Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the REIT I Parties and the other REIT I Subsidiaries are and, for the past three (3) years, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) REIT I and each REIT I Subsidiary is in possession of all Environmental Permits necessary for REIT I and each REIT I Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect; and (iv) there are no liabilities or obligations of the REIT I Parties or any of the other REIT I Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12      Material Contracts.

(a)           Section 4.12(a) of the REIT I Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which REIT I or any REIT I Subsidiary is a party or by which any of its properties or assets are bound that:

(i)            is required to be filed as an exhibit to REIT I’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4) or (9) of Regulation S-K promulgated under the Securities Act;

(ii)          obligates REIT I or any REIT I Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to REIT I or any REIT I Subsidiary;

(iii)         contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of REIT I or any REIT I Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by REIT I or any REIT I Subsidiary or the geographic area in which REIT I or any REIT I Subsidiary may conduct business;

(iv)         is a Contract that obligates REIT I or any REIT I Subsidiary to indemnify any past or present directors, officers, or employees of REIT I or any REIT I Subsidiary pursuant to which REIT I or any REIT I Subsidiary is the indemnitor;

(v)          constitutes (A) an Indebtedness obligation of REIT I or any REIT I Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including REIT I or a REIT I Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of REIT I or REIT I Subsidiary or (2) REIT I or a REIT I Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including REIT I or another REIT I Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vi)         requires REIT I or any REIT I Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vii)        constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(viii)       constitutes a loan to any Person (other than a Wholly Owned REIT I Subsidiary or the REIT I Operating Partnership) by REIT I or any REIT I Subsidiary in an amount in excess of $500,000;

(ix)         sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of REIT I or any REIT I Subsidiary with a third party;

(x)          prohibits the pledging of the capital stock of REIT I or any REIT I Subsidiary or prohibits the issuance of guarantees by any REIT I Subsidiary;

(xi)          is with a Governmental Authority;

(xii)        has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

(xiii)          is an employment Contract or consulting Contract;

(xiv)        is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xv)         is a franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any of the REIT I Properties (the “REIT I Franchise Agreements”);

(xvi)        is a management agreement pursuant to which any third party manages or operates any of the REIT I Properties on behalf of REIT I or any REIT I Subsidiary (the “REIT I Management Agreements”);

(xvii)       is a ground lease under which REIT I or any REIT I Subsidiary holds a leasehold interest in the REIT I Properties or any portion thereof; or

(xviii)       is both (A) not made in the ordinary course of business consistent with past practice and (B) material to REIT I and the REIT I Subsidiaries, taken as a whole.

(b)          Each Contract in any of the categories set forth in Section 4.12(a) to which REIT I or any REIT I Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “REIT I Material Contract.”

(c)          Each REIT I Material Contract is legal, valid, binding and enforceable on the REIT I Parties and each other REIT I Subsidiary that is a party thereto and, to the Knowledge of REIT I, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). REIT I and each REIT I Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each REIT I Material Contract and, to the Knowledge of REIT I, each other party thereto has performed all obligations required to be performed by it under such REIT I Material Contract prior to the date hereof. Neither REIT I nor any REIT I Subsidiary, nor, to the Knowledge of REIT I, any other party thereto, is in breach or violation of, or default under, any REIT I Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any REIT I Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. Neither REIT I nor any REIT I Subsidiary has received notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to any REIT I Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. Since December 31, 2015 and as of the date hereof, neither REIT I nor any REIT I Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any REIT I Material Contract.

Section 4.13      Taxes.

(a)          Each REIT I Party and each other REIT I Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each REIT I Party and each other REIT I Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT I or any REIT I Subsidiary do not file Tax Returns that REIT I or any REIT I Subsidiary is or may be subject to Tax by such jurisdiction.

(b)          REIT I (i) for all taxable years commencing with REIT I’s year ending December 31, 2011 and through December 31, 2015, has been subject to taxation as a real estate investment trust (a “REIT”) under Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2016 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the REIT Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of REIT I. No REIT I Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. REIT I’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) REIT I’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) REIT I’s net capital gain for such year.

(c)          (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of REIT I, threatened with regard to any material Taxes or Tax Returns of REIT I or any REIT I Subsidiary; (ii) no material deficiency for Taxes of REIT I or any REIT I Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of REIT I, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect; (iii) neither REIT I nor any REIT I Subsidiary has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT I nor any REIT I Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither REIT I nor any REIT I Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)          Each REIT I Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e)          Neither REIT I nor any REIT I Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f)           Since its inception, REIT I and the REIT I Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) REIT I has not, and none of the REIT I Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of REIT I no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon REIT I or any REIT I Subsidiary.

(g)          REIT I and the REIT I Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1447 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)          There are no REIT I Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of REIT I threatened to raise, a material claim against REIT I or any REIT I Subsidiary for any breach of any REIT I Tax Protection Agreements. As used herein, “REIT I Tax Protection Agreements” means any written agreement to which REIT I or any REIT I Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a REIT I Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a REIT I Subsidiary Partnership, REIT I or any REIT I Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “REIT I Subsidiary Partnership” means a REIT I Subsidiary that is a partnership for United States federal income tax purposes.

(i)           There are no Tax Liens upon any property or assets of REIT I or any REIT I Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)           There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving REIT I or any REIT I Subsidiary, and after the Closing Date neither REIT I nor any REIT I Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)          Neither REIT I nor any REIT I Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT I nor any REIT I Subsidiary is subject to written ruling of a Governmental Authority.

(l)           Neither REIT I nor any REIT I Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any REIT I Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m)         Neither REIT I nor any REIT I Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)          Neither REIT I nor any REIT I Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)          No written power of attorney that has been granted by REIT I or any REIT I Subsidiary (other than to REIT I or a REIT I Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p)          Neither REIT I nor any REIT I Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of REIT I is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q)          REIT I is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 4.14    Intellectual Property. Neither REIT I nor any REIT I Subsidiary: (a) owns any patents, registered trademarks, or registered copyrights, (b) has any pending applications or registrations for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to an exclusive license by REIT I or any REIT I Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect, (i) no Intellectual Property used by REIT I or any REIT I Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of REIT I, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT I or any REIT I Subsidiary, and (iii) REIT I and the REIT I Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT I and the REIT I Subsidiaries as it is currently conducted. Since December 31, 2013, neither REIT I nor any REIT I Subsidiary has received any written or, to the Knowledge of REIT I, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15     Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for REIT I and the REIT I Subsidiaries (the “REIT I Insurance Policies”) have been paid, and REIT I and the REIT I Subsidiaries have otherwise complied in all material respects with the terms and conditions of all REIT I Insurance Policies. No written notice of cancellation or termination has been received by REIT I or any REIT I Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.16      Benefit Plans.

(a)          Other than the REIT I Equity Incentive Plan, REIT I and the REIT I Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither REIT I nor any REIT I Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)          Except as individually or in the aggregate, have not had and would not reasonably be expected to have REIT I Material Adverse Effect, none of REIT I, any REIT I Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any Benefit Plan or any other employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to REIT II or any REIT II Subsidiary.

(c)          Except as individually or in the aggregate, have not had and would not reasonably be expected to have a REIT I Material Adverse Effect, the REIT I Equity Incentive Plan was established and has been administered in accordance with its terms and in compliance with all applicable Laws, including the Code.

(d)          None of REIT I, any REIT I Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e)          No amount that could be received (whether in cash or property or the vesting of property) as a result of the Mergers or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f)           The REIT I Equity Incentive Plan has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(g)          Neither REIT I nor any REIT I Subsidiary is a party to or has any obligation under any Contract, the REIT I Equity Incentive Plan or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(h)          Neither REIT I nor any REIT I Subsidiary has, or has ever had, any employees on its payroll.

(i)           No individual who provides services to REIT I or any REIT I Subsidiary is represented by a labor union or similar representative with respect to the services that he or she provides to REIT I or a REIT I Subsidiary, and neither REIT I nor any REIT I Subsidiary is a party or subject to any collective bargaining agreement or other Contract with a labor union or similar representative. There is no question concerning representation as to any collective bargaining representative concerning any individual who performs services for or with respect to REIT I or any REIT I Subsidiary and, to the Knowledge of REIT I, no labor union or similar organization is seeking to organize or represent anyone who performs services for or with respect to REIT I or any REIT I Subsidiary.

Section 4.17     Related Party Transactions. Except (i) for the REIT I Partnership Agreement or (ii) as described in the publicly available REIT I SEC Documents filed with or furnished to the SEC on or after January 1, 2016 and prior to the date hereof (the “REIT I Related Party Agreements”), no agreements, arrangements or understandings between REIT I or any REIT I Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT I and REIT I Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.18     Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the REIT I Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 4.18 of the REIT I Disclosure Letter, pursuant to the terms of the engagement letter between REIT I and such Person) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of REIT I or any REIT I Subsidiary.

Section 4.19      Opinion of Financial Advisor. The REIT I Board has received the opinion of FBR Capital Markets & Co. (the “REIT I Financial Advisor”), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth therein, the consideration to be received by the holders of shares of REIT I Common Stock in the REIT Merger pursuant to this Agreement is fair, from a financial point of view, to the “unaffiliated holders” (as defined therein) of shares of REIT I Common Stock. REIT I has provided to REIT II, solely for informational purposes, a complete and accurate copy of that opinion. REIT II and Merger Sub acknowledge that the opinion of the REIT I Financial Advisor is for the benefit of the REIT I Board and that neither REIT II nor Merger Sub shall be entitled to rely on that opinion for any purpose.

Section 4.20     Takeover Statutes. Neither REIT I nor any REIT I Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of REIT II as defined in Section 3-601 of the MGCL. The REIT I Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of REIT I Common Stock with respect to the REIT Merger and the other transactions contemplated by this Agreement.

Section 4.21     Information Supplied. None of the information relating to REIT I or any REIT I Subsidiary contained or incorporated by reference in the Proxy Statement or the Form S-4 or that is provided by REIT I or any REIT I Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof, at the time of the Stockholders Meeting, at the time the Form S-4 is declared effective or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by REIT II with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.22      No Other Representations and Warranties.

(a)          Except for the representations or warranties expressly set forth in this Article 4, neither REIT I nor any other Person has made any representation or warranty, expressed or implied, with respect to REIT I or any REIT I Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding REIT I or any REIT I Subsidiary. In particular, without limiting the foregoing disclaimer, neither REIT I nor any other Person makes or has made any representation or warranty to any REIT II Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the REIT I Parties in this Article 4, any oral or written information presented to the REIT II Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the REIT I Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the REIT I Parties acknowledge and agree that neither REIT II nor any other Person has made or is making any representations or warranties relating to the REIT II Parties whatsoever, express or implied, beyond those expressly given by any REIT II Party in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding any REIT II Party furnished or made available to the REIT I Parties or any of their respective Representatives.

(b)          None of the REIT I Parties or REIT I Advisor has Knowledge of (i) any breach or inaccuracy of the representations and warranties of REIT II contained in this Agreement, (ii) any breach or noncompliance by REIT II of or with any of its covenants, agreements or other obligations under this Agreement or (iii) any facts or circumstances that constitute a REIT II Material Adverse Effect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE REIT II PARTIES

Except (a) as set forth in the disclosure letter prepared by the REIT II Parties and delivered by the REIT II Parties to the REIT I Parties prior to the execution and delivery of this Agreement (the “REIT II Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT II Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the REIT II Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the REIT II Disclosure Letter is intended to broaden the scope of any representation or warranty of the REIT II Parties made herein) or (b) as disclosed in the REIT II SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2015 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such REIT II SEC Documents to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face; provided, that the disclosures in the REIT II SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respecting corresponding Section of the REIT II Disclosure Letter, and (ii) the representations and warranties made in Section 5.3 (No Conflict; Required Filings and Consents), Section 5.5(a)-Section 5.5(c) (SEC Documents; Financial Statements), and Section 5.18 (Brokers), the REIT II Parties hereby jointly and severally represent and warrant to the REIT I Parties that:

Section 5.1        Organization and Qualification; Subsidiaries.

(a)          REIT II is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of REIT II and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(b)          Each REIT II Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each REIT II Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(c)          Section 5.1(c) of the REIT II Disclosure Letter sets forth a true and complete list of the REIT II Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which REIT II and the REIT II Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by REIT II in each REIT II Subsidiary, including a list of each REIT II Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each REIT II Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)          Neither REIT II nor any REIT II Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the REIT II Subsidiaries and investments in short-term investment securities).

(e)           Each of REIT II and the REIT II Operating Partnership is in compliance with the terms of its REIT II Governing Documents in all material respects.

(f)           REIT II has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the REIT II Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2        Authority.

(a)          Each of the REIT II Parties has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the REIT II Parties and the consummation by the REIT II Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the REIT II Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the REIT Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT, and to the filing of the REIT I Certificate of Merger with the DE SOS, and (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with the DE SOS.

(b)          This Agreement has been duly executed and delivered by the REIT II Parties, and assuming due authorization, execution and delivery by the REIT I Parties, constitutes a legally valid and binding obligation of the REIT II Parties enforceable against the REIT II Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c)          On the recommendation of the REIT II Special Committee, the REIT II Board has (i) determined that the terms of this Agreement, the Mergers and the other transactions contemplated by this Agreement are fair and reasonable and in the best interests of REIT II and the holders of REIT II Common Stock and REIT II OP Units (other than the holder of the REIT II Special Partnership Units), and (ii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d)          REIT II, as the sole member of Merger Sub, has approved this Agreement and the Merger. No vote of the holders of securities of REIT II or the REIT II Operating Partnership is required to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement.

Section 5.3     No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by each of the REIT II Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the REIT II Governing Documents or the Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other REIT II Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT II or any REIT II Subsidiary or by which any property or asset of REIT II or any REIT II Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of REIT II or any REIT II Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of REIT II or any REIT II Subsidiary pursuant to, any Contract or Permit to which REIT II or any REIT II Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(b)          The execution and delivery of this Agreement by each of the REIT II Parties do not, and the performance of this Agreement by each of the REIT II Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL, (iii) the filing of the REIT Certificate of Merger with the DE SOS pursuant to the DLLCA, (iv) the filing of the Partnership Certificate of Merger with the DE SOS pursuant to the DRULPA, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 8.1(a) of the REIT II Disclosure Letter and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

Section 5.4        Capital Structure.

(a)           The authorized capital stock of REIT II consists of 1,000,000,000 shares of REIT II Common Stock, and 100,000,000 shares of preferred stock, $0.01 par value per share (“REIT II Preferred Stock”). At the close of business on November 15, 2016, (i) 2,777,669.907 shares of REIT II Common Stock were issued and outstanding, (ii) no shares of REIT II Preferred Stock were issued and outstanding, (iii) 1,980,000 shares of REIT II Common Stock were available for grant under the REIT II Equity Incentive Plan, and (v) 18,040 shares of REIT II Common Stock were reserved for issuance upon redemption of REIT II OP Units. All of the outstanding shares of capital stock of REIT II are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws, and all shares of REIT II Common Stock to be issued in connection with the REIT Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws. Except as set forth in this Section 5.4, there is no other outstanding capital stock of REIT II.

(b)          At the close of business on November 15, 2016, (i) 2,795,709.907 REIT II OP Units were issued and outstanding, of which 18,040 REIT II OP Units were held by limited partners other than REIT II and (ii) 40 REIT II Special Partnership Units were issued and outstanding and were held by Moody National LPOP II, LLC, whose sole member is REIT II Advisor, whose sole member is Moody National REIT Sponsor, LLC, the sponsor of REIT II. Section 5.4(b) of the REIT II Disclosure Letter sets forth a list of all of the partners of REIT II Operating Partnership as of the date hereof, together with the number of REIT II OP Units or REIT II Special Partnership Units, as applicable, held by each such partner. All the REIT II OP Units held by REIT II are directly owned by REIT II or a Wholly Owned REIT II Subsidiary, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the REIT II OP Units and the REIT II Special Partnership Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws, and all REIT II OP Units to be issued in connection with the Partnership Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable securities Laws.

(c)          All of the outstanding shares of capital stock of each of the REIT II Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the REIT II Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the REIT II Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. REIT II or the REIT II Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the REIT II Subsidiaries, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d)          There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“REIT II Voting Debt”) of REIT II or any REIT II Subsidiary issued and outstanding. There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT II or any of the REIT II Subsidiaries is a party or by which any of them is bound obligating REIT II or any of the REIT II Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT II or any REIT II Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, REIT II Voting Debt or other equity interests.

(e)          Neither REIT II nor any REIT II Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT II or any of the REIT II Subsidiaries. Neither REIT II nor any REIT II Subsidiary has granted any registration rights on any of its capital stock. No REIT II Common Stock is owned by any REIT II Subsidiary.

(f)           REIT II does not have a “poison pill” or similar stockholder rights plan.

(g)         All dividends or other distributions on the shares of REIT II Common Stock or REIT II OP Units and any material dividends or other distributions on any securities of any REIT II Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.5        SEC Documents; Financial Statements; Sarbanes-Oxley Act; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)          REIT II has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, statements, schedules and reports required to be filed by REIT II under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since August 22, 2014 (the forms, documents, statements and reports filed with the SEC since August 22, 2014 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “REIT II SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the REIT II SEC Documents (i) complied, or with respect to REIT II SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to REIT II SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the REIT II SEC Documents is, to the Knowledge of REIT II, the subject of ongoing SEC review and REIT II does not have any outstanding and unresolved comments from the SEC with respect to any REIT II SEC Documents. None of the REIT II SEC Documents is the subject of any confidential treatment request by REIT II.

(b)          At all applicable times, REIT II has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c)          The consolidated audited and unaudited financial statements of REIT II and the REIT II Subsidiaries included, or incorporated by reference, in the REIT II SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later REIT II SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of REIT II and REIT II Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form or rule under the Exchange Act, which such adjustments are not, in the aggregate, material to REIT II) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of REIT II and the REIT II Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of REIT II and the REIT II Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT II, threatened, in each case regarding any accounting practices of REIT II.

(d)          Since August 22, 2014, (A) REIT II has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by REIT II in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to REIT II’s management as appropriate to allow timely decisions regarding required disclosure, and (B) to the Knowledge of REIT II, such disclosure controls and procedures are effective in timely alerting REIT II’s management to material information required to be included in REIT II’s periodic reports required under the Exchange Act (if REIT II were required to file such reports). REIT II and REIT II Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. REIT II has disclosed to REIT II’s auditors and audit committee (and made summaries of such disclosures available to REIT I) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect REIT II’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of REIT II, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e)          REIT II is not, and none of the REIT II Subsidiaries are, a party to, and neither REIT II nor any REIT II Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among REIT II and any REIT II Subsidiary, on the one hand, and any unconsolidated Affiliate of REIT II or any REIT II Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, REIT II, any REIT II Subsidiary or REIT II’s or such REIT II Subsidiary’s audited financial statements or other REIT II SEC Documents.

(f)         Neither REIT II nor any REIT II Subsidiary is required to be registered as an investment company under the Investment Company Act.

(g)        Neither REIT II nor any REIT II Subsidiary nor, to the Knowledge of REIT II, any director, officer or Representative of REIT II or any REIT II Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither REIT II nor any REIT II Subsidiary has received any written communication that alleges that REIT II or any REIT II Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.6     Absence of Certain Changes or Events. Since December 31, 2015 through the date of this Agreement, (a) REIT II and each REIT II Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) neither REIT II nor any REIT II Subsidiary has taken any action that would have been prohibited by Section 6.2(b) (Conduct of the Business of REIT II) if taken from and after the date of this Agreement and (c) there has not been any REIT II Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT II Material Adverse Effect.

Section 5.7      No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of REIT II dated as of December 31, 2015 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015, neither REIT II nor any REIT II Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a REIT II Material Adverse Effect.

Section 5.8      Permits; Compliance with Law.

(a)            Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.10 and Section 5.11, which are addressed solely in those Sections, REIT II and each REIT II Subsidiary is in possession of all Permits necessary for REIT II and each REIT II Subsidiary to own, lease and, to the extent applicable, operate their respective properties or to carry on their respective businesses substantially as they are being conducted as of the date hereof (the “REIT II Permits”), and all such REIT II Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT II Permits, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. No event has occurred with respect to any of the REIT II Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such REIT II Permits. To the Knowledge of REIT II, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT II or the REIT II Subsidiaries that impairs the validity of any REIT II Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT II Permit.

(b)           Neither REIT II nor any REIT II Subsidiary is, and for the past one (1) year has been, in conflict with, or in default or violation of (i) any Law applicable to REIT II or any REIT II Subsidiary or by which any property or asset of REIT II or any REIT II Subsidiary is bound (except for compliance with Laws addressed in Section 5.10, Section 5.11, Section 5.13 and Section 5.14 which are solely addressed in those Sections), or (ii) any REIT II Permits (except for the REIT II Permits addressed in Section 5.10 or Section 5.11, which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

Section 5.9      Litigation. There is no material action, suit, proceeding or investigation to which REIT II or any REIT II Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT II, threatened before any Governmental Authority, and, to the Knowledge of REIT II, there is no basis for any such action, suit, proceeding or investigation. Neither REIT II nor any REIT II Subsidiary has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of REIT II or the REIT II Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which REIT II or any of the REIT II Subsidiaries is or was a party, or, to the Knowledge of REIT II, in any other proceeding, that enjoins or requires REIT II or any of the REIT II Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2015, none of REIT II, any REIT II Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which REIT II or any REIT II Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $500,000 individually.

Section 5.10   Properties.

(a)         Section 5.10(a) of the REIT II Disclosure Letter lists each hotel and other parcels of real property constituting REIT II Properties, and sets forth REIT II or the applicable REIT II Subsidiary owning such REIT II Properties. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (A) REIT II or a REIT II Subsidiary owns fee simple title to each of the REIT II Properties, free and clear of Liens, except for Permitted Liens; (B) except as has not had and would not, individually or in the aggregate, have a REIT II Material Adverse Effect, neither REIT II nor any REIT II Subsidiary has received written notice of any uncured violation of any Law (including zoning, building, or similar Laws) affecting any portion of any of the REIT II Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a REIT II Material Adverse Effect, neither REIT II nor any REIT II Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or threatened with respect to any of the REIT II Properties.

(b)         Except as disclosed in property condition assessments and similar structural engineering reports relating to the REIT II Properties, REIT II has not received written notice of, nor does REIT II have any Knowledge of, any latent defects or adverse physical conditions affecting any of the REIT II Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as would not, individually or in the aggregate, have a REIT II Material Adverse Effect.

(c)         REIT II and the REIT II Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal property assets owned, used or held for use by them. Neither REIT II’s nor the REIT II Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 5.11     Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect: (i) no notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of REIT II, is threatened relating to any of the REIT II Parties, any of the REIT II Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the REIT II Parties and the other REIT II Subsidiaries are and, for the past one (1) year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) REIT II and each REIT II Subsidiary is in possession of all Environmental Permits necessary for REIT II and each REIT II Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect; and (iv) there are no liabilities or obligations of the REIT II Parties or any of the other REIT II Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.12      Material Contracts.

(a)         Section 5.12(a) of the REIT II Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which REIT II or any REIT II Subsidiary is a party or by which any of its properties or assets are bound that:

 (i)           is required to be filed as an exhibit to REIT II’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4) or (9) of Regulation S-K promulgated under the Securities Act;

 (ii)          obligates REIT II or any REIT II Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to REIT II or any REIT II Subsidiary;

 (iii)         contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of REIT II or any REIT II Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by REIT II or any REIT II Subsidiary or the geographic area in which REIT II or any REIT II Subsidiary may conduct business;

 (iv)          is a Contract that obligates REIT II or any REIT II Subsidiary to indemnify any past or present directors, officers, or employees of REIT II or any REIT II Subsidiary pursuant to which REIT II or any REIT II Subsidiary is the indemnitor;

 (v)          constitutes (A) an Indebtedness obligation of REIT II or any REIT II Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including REIT II or a REIT II Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of REIT II or REIT II Subsidiary or (2) REIT II or a REIT II Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including REIT II or another REIT II Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

 (vi)         requires REIT II or any REIT II Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

 (vii)        constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(viii)       constitutes a loan to any Person (other than a Wholly Owned REIT II Subsidiary or the REIT II Operating Partnership) by REIT II or any REIT II Subsidiary in an amount in excess of $500,000;

 (ix)         sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of REIT II or any REIT II Subsidiary with a third party;

(x)           prohibits the pledging of the capital stock of REIT II or any REIT II Subsidiary or prohibits the issuance of guarantees by any REIT II Subsidiary;

 (xi)         is with a Governmental Authority;

 (xii)        has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

 (xiii)       is an employment Contract or consulting Contract;

 (xiv)       is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xv)         is a franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any of the REIT II Properties (the “REIT II Franchise Agreements”);

(xvi)        is a management agreement pursuant to which any third party manages or operates any of the REIT II Properties on behalf of REIT II or any REIT II Subsidiary (the “REIT II Management Agreements”);

(xvii)       is a ground lease under which REIT II or any REIT II Subsidiary holds a leasehold interest in the REIT II Properties or any portion thereof; or

(xviii)     is both (A) not made in the ordinary course of business consistent with past practice and (B) material to REIT II and the REIT II Subsidiaries, taken as a whole.

(b)        Each Contract in any of the categories set forth in Section 5.12(a) to which REIT II or any REIT II Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “REIT II Material Contract.”

(c)         Each REIT II Material Contract is legal, valid, binding and enforceable on the REIT II Parties and each other REIT II Subsidiary that is a party thereto and, to the Knowledge of REIT II, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The REIT II Parties and each other REIT II Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each REIT II Material Contract and, to the Knowledge of REIT II, each other party thereto has performed all obligations required to be performed by it under such REIT II Material Contract prior to the date hereof. Neither REIT II nor any REIT II Subsidiary, nor, to the Knowledge of REIT II, any other party thereto, is in breach or violation of, or default under, any REIT II Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default, under any REIT II Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. Neither REIT II nor any REIT II Subsidiary has received notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to any REIT II Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. Since December 31, 2015 and as of the date hereof, neither REIT II nor any REIT II Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any REIT II Material Contract.

Section 5.13    Taxes.

(a)         Each REIT II Party and each other REIT II Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each REIT II Party and each other REIT II Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT II or any REIT II Subsidiary do not file Tax Returns that REIT II or any REIT II Subsidiary is or may be subject to Tax by such jurisdiction.

(b)        REIT II (i) intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Code commencing with the taxable year ending December 31, 2016, (ii) has operated since January 1, 2016 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the REIT Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of REIT II. No REIT II Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. REIT II’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) REIT II’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) REIT II’s net capital gain for such year.

(c)         (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of REIT II, threatened with regard to any material Taxes or Tax Returns of REIT II or any REIT II Subsidiary; (ii) no material deficiency for Taxes of REIT II or any REIT II Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of REIT II, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect; (iii) neither REIT II nor any REIT II Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT II nor any REIT II Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither REIT II nor any REIT II Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)         Each REIT II Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e)         Neither REIT II nor any REIT II Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f)          Since its inception, REIT II and the REIT II Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) REIT II has not, and none of the REIT II Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of REIT II no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon REIT II or any REIT II Subsidiary.

(g)        REIT II and the REIT II Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1447 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)         There are no REIT II Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of REIT II threatened to raise, a material claim against REIT II or any REIT II Subsidiary for any breach of any REIT II Tax Protection Agreements. As used in herein, “REIT II Tax Protection Agreements” means any written agreement to which REIT II or any REIT II Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a REIT II Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a REIT II Subsidiary Partnership, REIT II or any REIT II Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “REIT II Subsidiary Partnership” means a REIT II Subsidiary that is a partnership for United States federal income tax purposes.

(i)          There are no Tax Liens upon any property or assets of REIT II or any REIT II Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)          There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving REIT II or any REIT II Subsidiary, and after the Closing Date neither REIT II nor any REIT II Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)         Neither REIT II nor any REIT II Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT II nor any REIT II Subsidiary is subject to written ruling of a Governmental Authority.

(l)          Neither REIT II nor any REIT II Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any REIT II Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m)        Neither REIT II nor any REIT II Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)         Neither REIT II nor any REIT II Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)        No written power of attorney that has been granted by REIT II or any REIT II Subsidiary (other than to REIT II or a REIT II Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p)         Neither REIT II nor any REIT II Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of REIT II, is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.14     Benefit Plans.

(a)         Other than the REIT II Equity Incentive Plan, REIT II and the REIT II Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither REIT II nor any REIT II Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b)        Except as individually or in the aggregate, have not had and would not reasonably be expected to have REIT II Material Adverse Effect, none of REIT II, any REIT II Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any Benefit Plan or any other employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to REIT II or any REIT II Subsidiary.

(c)        Except as individually or in the aggregate, have not had and would not reasonably be expected to have a REIT II Material Adverse Effect, the REIT II Equity Incentive Plan was established and has been administered in accordance with its terms and in compliance with all applicable Laws, including the Code.

(d)        None of REIT II, any REIT II Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e)        No amount that could be received (whether in cash or property or the vesting of property) as a result of the Mergers or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f)        The REIT II Equity Incentive Plan has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(g)        Neither REIT II nor any REIT II Subsidiary is a party to or has any obligation under any Contract, the REIT II Equity Incentive Plan or otherwise to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(h)        Neither REIT II nor any REIT II Subsidiary has, or has ever had, any employees on its payroll.

(i)         No individual who provides services to REIT II or any REIT II Subsidiary is represented by a labor union or similar representative with respect to the services that he or she provides to REIT II or a REIT II Subsidiary, and neither REIT II nor any REIT II Subsidiary is a party or subject to any collective bargaining agreement or other Contract with a labor union or similar representative. There is no question concerning representation as to any collective bargaining representative concerning any individual who performs services for or with respect to REIT II or any REIT II Subsidiary and, to the Knowledge of REIT II, no labor union or similar organization is seeking to organize or represent anyone who performs services for or with respect to REIT II or any REIT II Subsidiary.

Section 5.15    Intellectual Property. Neither REIT II nor any REIT II Subsidiary: (a) owns any patents, registered trademarks, or registered copyrights, (b) has any pending applications or registrations for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to an exclusive license by REIT II or any REIT II Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect, (i) no Intellectual Property used by REIT II or any REIT II Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of REIT II, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT II or any REIT II Subsidiary, and (iii) REIT II and the REIT II Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT II and the REIT II Subsidiaries as it is currently conducted. Since January 1, 2014, neither REIT II nor any REIT II Subsidiary has received any written or, to the Knowledge of REIT II, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.16   Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for REIT II and the REIT II Subsidiaries (the “REIT II Insurance Policies”) have been paid, and REIT II and the REIT II Subsidiaries have otherwise complied in all material respects with the terms and conditions of all REIT II Insurance Policies. No written notice of cancellation or termination has been received by REIT II or any REIT II Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.17   Related Party Transactions. Except (i) the REIT II Partnership Agreement or (ii) as described in the publicly available REIT II SEC Documents filed with or furnished to the SEC on or after January 1, 2016 and prior to the date hereof, no agreements, arrangements or understandings between REIT II or any REIT II Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT II and REIT II Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.18    Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.18 of the REIT II Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 5.18 of the REIT II Disclosure Letter, pursuant to the terms of the engagement letter between REIT II and such Person) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of REIT II or any REIT II Subsidiary.

Section 5.19   Takeover Statutes. None of REIT II, Merger Sub or any REIT II Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of REIT I as defined in Section 3-601 of the MGCL. The REIT II Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger. No other Takeover Statutes are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. After giving effect to the Charter Amendment, no dissenters’, appraisal or similar rights are available to the holders of REIT II Common Stock with respect to the REIT Merger and the other transactions contemplated by this Agreement.

Section 5.20    Ownership of Merger Sub; No Prior Activities.

(a)         Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by REIT II.

(b)         Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the REIT Merger Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.21    Information Supplied. None of the information relating to REIT II or any REIT II Subsidiary contained or incorporated by reference in the Proxy Statement or the Form S-4 or that is provided by REIT II or any REIT II Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof, at the time of the Stockholders Meeting, at the time the Form S-4 is declared effective or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by REIT II with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that REIT II is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to REIT II, its officers, directors and partners and the REIT II Subsidiaries (or other information supplied by or on behalf of REIT II or any REIT II Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by the REIT I Parties.

Section 5.22    Financing. As of the Closing, REIT II will have available to it all funds necessary to satisfy all of its obligations hereunder and transactions contemplated hereby.

Section 5.23    No Other Representations and Warranties.

(a)         Except for the representations or warranties expressly set forth in this Article 5, neither REIT II nor any other Person has made any representation or warranty, expressed or implied, with respect to REIT II or any REIT II Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding REIT II or any REIT II Subsidiary. In particular, without limiting the foregoing disclaimer, neither REIT II nor any other Person makes or has made any representation or warranty to any REIT I Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the REIT II Parties in this Article 5, any oral or written information presented to the REIT I Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the REIT II Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the REIT II Parties acknowledge and agree that neither REIT I nor any other Person has made or is making any representations or warranties relating to the REIT I Parties whatsoever, express or implied, beyond those expressly given by any REIT I Party in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding any REIT I Party furnished or made available to the REIT II Parties or any of their respective Representatives.

(b)        None of the REIT II Parties or REIT II Advisor has Knowledge of (i) any breach or inaccuracy of the representations and warranties of REIT I contained in this Agreement, (ii) any breach or noncompliance by REIT I of or with any of its covenants, agreements or other obligations under this Agreement or (iii) any facts or circumstances that constitute or would reasonably be expected to result in a REIT I Material Adverse Effect.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1      Conduct of Business by REIT I.

(a)         REIT I covenants and agrees that, between the date of this Agreement and the earlier to occur of the REIT Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by Law, (2) as may be consented to in advance in writing by REIT II (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the REIT I Disclosure Letter, each of the REIT I Parties shall, and shall cause each of the other REIT I Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of REIT I as a REIT.

(b)         Without limiting the foregoing, REIT I covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by REIT II (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the REIT I Disclosure Letter, the REIT I Parties shall not, and shall not cause or permit any other REIT I Subsidiary to, do any of the following:

(i)           amend or propose to amend (A) the REIT I Governing Documents or (B) such equivalent organizational or governing documents of any REIT I Subsidiary material to REIT I and the REIT I Subsidiaries, or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the REIT I Charter) under the REIT I Charter;

(ii)          adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of REIT I or any REIT I Subsidiary (other than any Wholly Owned REIT I Subsidiary);

(iii)        declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of REIT I or any REIT I Subsidiary or other equity securities or ownership interests in REIT I or any REIT I Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by REIT I of regular dividends in accordance with past practice at a daily rate not to exceed $0.002192 per share, (B) the declaration and payment by the REIT I Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the REIT I OP Units, (C) the declaration and payment of dividends or other distributions to REIT I by any directly or indirectly Wholly Owned REIT I Subsidiary, and (D) distributions by any REIT I Subsidiary that is not wholly owned, directly or indirectly, by REIT I, in accordance with the requirements of the organizational documents of such REIT I Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), REIT I and any REIT I Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for REIT I to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv)         redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of REIT I or a REIT I Subsidiary (other than redemptions of the REIT I OP Units pursuant to the REIT I Partnership Agreement);

(v)          except for transactions among REIT I and one or more Wholly Owned REIT I Subsidiaries or among one or more Wholly Owned REIT I Subsidiaries, or as otherwise contemplated in Section 6.1(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of REIT I or any of the REIT I Subsidiaries’ capital stock (including the REIT I OP Units), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of REIT I or any of the REIT I Subsidiaries’ capital stock or other equity interests;

(vi)       acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by REIT I or any Wholly Owned REIT I Subsidiary of or from an existing Wholly Owned REIT I Subsidiary and (B) other acquisitions of personal property for a purchase price of less than $500,000 in the aggregate; provided, however, that the restrictions imposed by this Section 6.1(b)(vi) shall not apply to any acquisitions of personal property required by a franchisor with respect to a REIT I Property;

(vii)        sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided, that (A) any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call, (y) the posting of collateral in connection with any Contract to which REIT I or any REIT I Subsidiary is a party or (z) agreements with hotel guests for use and occupancy of hotel rooms, conference or meeting rooms, or other hotel facilities shall be considered to be done in the ordinary course of business consistent with past practice, and (B) this Section 6.1(b)(vii) shall not prohibit REIT I or any REIT I Subsidiary from effecting a deed in lieu of foreclosure if the failure to do so would result in personal or recourse liability to REIT I, any REIT I Subsidiary or any of their respective Affiliates under any Indebtedness;

(viii)        incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of REIT I or any of the REIT I Subsidiaries, except (A) Indebtedness incurred under REIT I’s existing Debt Facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) funding any transactions permitted by this Section 6.1(b), (C) Indebtedness that does not, in the aggregate, exceed $500,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on REIT I compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix)           make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by REIT I or a Wholly Owned REIT I Subsidiary to REIT I or a Wholly Owned REIT I Subsidiary and (B) investments permitted pursuant to Section 6.1(b)(vi);

(x)           enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any REIT I Material Contract (or any Contract that, if existing as of the date hereof, would be a REIT I Material Contract), other than (A) any termination, renewal, modification or amendment in accordance with the terms of any existing REIT I Material Contract (x) that occurs automatically without any action (other than notice of renewal) by REIT I or any REIT I Subsidiary or (y) occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable REIT I Material Contract or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xi)          make any payment, direct or indirect, of any liability of REIT I or any REIT I Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii)         waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of REIT I included in the REIT I SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against REIT I or any REIT I Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by REIT I or any of the REIT I Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of REIT I Common Stock in accordance with Section 7.6(c);

(xiii)        (A) hire or terminate any officer or director of REIT I or any REIT I Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of REIT I’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiv)       fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv)         enter into any new line of business;

(xvi)        form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xvii)       fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii)      enter into or modify in a manner adverse to REIT I any REIT I Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve REIT I’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any REIT I Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix)        take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause REIT I to fail to qualify as a REIT or any REIT I Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx)         other than as permitted by Section 6.2(b)(vi) above, make or commit to make any recurring capital expenditures that are in excess of $1,000,000 per quarter in the aggregate;

(xxi)       adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or Section 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to REIT I or to prevent or impair the ability of the REIT I Parties to consummate the Merger;

(xxii)       amend or modify the engagement letters entered into with the Persons listed on Section 4.18 of the REIT I Disclosure Letter, in a manner adverse to REIT I or any REIT I Subsidiary, or engage other financial advisers in connection with the transactions contemplated by this Agreement; or

(xxiii)       authorize, or enter into any Contract to do any of the foregoing.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit REIT I from taking any action, at any time or from time to time, that in the reasonable judgment of the REIT I Board, upon advice of counsel to REIT I, is reasonably necessary (i) for REIT I to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that REIT I or any REIT I Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of REIT I in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii).

Section 6.2      Conduct of Business by REIT II.

(a)         REIT II covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT I Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the REIT II Disclosure Letter, each of the REIT II Parties shall, and shall cause each of the other REIT II Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of REIT II as a REIT.

(b)        Without limiting the foregoing, REIT II covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the REIT I Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the REIT II Disclosure Letter, the REIT II Parties shall not, and shall not cause or permit any other REIT II Subsidiary to, do any of the following:

(i)          amend or propose to amend (A) the REIT II Governing Documents or (B) such equivalent organizational or governing documents of any REIT II Subsidiary material to REIT II and the REIT II Subsidiaries, or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the REIT II Charter) under the REIT II Charter;

(ii)           adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of REIT II or any REIT II Subsidiary (other than any Wholly Owned REIT II Subsidiary);

(iii)         declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of REIT II or any REIT II Subsidiary or other equity securities or ownership interests in REIT II or any REIT II Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by REIT II of regular dividends in accordance with past practice at a daily rate not to exceed $0.00479 per share, (B) the declaration and payment by the REIT II Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the REIT II OP Units, (C) the declaration and payment of dividends or other distributions to REIT II by any directly or indirectly Wholly Owned REIT II Subsidiary, and (D) distributions by any REIT II Subsidiary that is not wholly owned, directly or indirectly, by REIT II, in accordance with the requirements of the organizational documents of such REIT II Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii), REIT II and any REIT II Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for REIT II to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv)         redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of REIT II or a REIT II Subsidiary (other than (i) repurchases of shares of common stock pursuant to the REIT II Share Repurchase Program and (ii) redemptions of the REIT II OP Units pursuant to the REIT II Partnership Agreement);

(v)          except (1) pursuant to the REIT II Public Offering and the REIT II DRIP and (2) for transactions among REIT II and one or more Wholly Owned REIT II Subsidiaries or among one or more Wholly Owned REIT II Subsidiaries, or as otherwise contemplated in Section 6.2(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of REIT II or any of the REIT II Subsidiaries’ capital stock (including the REIT II OP Units), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of REIT II or any of the REIT II Subsidiaries’ capital stock or other equity interests;

(vi)         acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real or personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) between the Stockholder Approvals and the Closing, any such acquisition that would not have the effect of reducing the combined cash of REIT I and REIT II to a level that would prevent REIT II from having available to it all funds necessary to satisfy all obligations hereunder and transactions contemplated hereby, (B) acquisitions by REIT II or any Wholly Owned REIT II Subsidiary of or from an existing Wholly Owned REIT II Subsidiary, and (C) other acquisitions of personal property for a purchase price of not more than $500,000 in the aggregate; provided, however, that the restrictions imposed by this Section 6.2(b)(vi) shall not apply to any acquisitions of personal property required by a franchisor with respect to a REIT II Property;

(vii)        sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided, that (A) any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call, (y) the posting of collateral in connection with any Contract to which REIT II or any REIT II Subsidiary is a party or (z) agreements with hotel guests for use and occupancy of hotel rooms, conference or meeting rooms, or other hotel facilities shall be considered to be done in the ordinary course of business consistent with past practice, and (B) this Section 6.2(b)(vii) shall not prohibit REIT II or any REIT II Subsidiary from effecting a deed in lieu of foreclosure if the failure to do so would result in personal or recourse liability to REIT II, any REIT II Subsidiary or any of their respective Affiliates under any Indebtedness;

(viii)       incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of REIT II or any of the REIT II Subsidiaries, except (A) Indebtedness incurred under REIT II’s existing Debt Facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iii)), (B) funding any transactions permitted by this Section 6.2(b), (C) Indebtedness that does not, in the aggregate, exceed $500,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on REIT II compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix)         make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants) (collectively, “Investments”), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) between the Stockholder Approvals and the Closing, any such Investment that would have the effect of reducing the combined cash of REIT I and REIT II to a level that would prevent REIT II from having available to it all funds necessary to satisfy all obligations hereunder and transactions contemplated hereby and (B) by REIT II or a Wholly Owned REIT II Subsidiary to REIT II or a Wholly Owned REIT II Subsidiary and (B) investments permitted pursuant to Section 6.2(b)(vi);

(x)          enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any REIT II Material Contract (or any Contract that, if existing as of the date hereof, would be a REIT II Material Contract), other than (A) any termination, renewal, modification or amendment in accordance with the terms of any existing REIT II Material Contract that (x) occurs automatically without any action (other than notice of renewal) by REIT II or any REIT II Subsidiary or (y) occurs in connection with the exercise by a third party of any preferential rights or options granted to such third party under the applicable REIT II Material Contract, (B) as may be reasonably necessary to comply with the terms of this Agreement or (C) in connection with any investment permitted pursuant to Section 6.2(b)(ix);

(xi)         make any payment, direct or indirect, of any liability of REIT II or any REIT II Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xii)         waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of REIT II included in the REIT II SEC Documents filed and publicly available prior to the date of this Agreement or (y) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against REIT II or any REIT II Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by REIT II or any of the REIT II Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.2(b)(xviii)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of REIT II Common Stock in accordance with Section 7.6(c);

(xiii)        (A) hire or terminate any officer or director of REIT II or any REIT II Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of REIT II’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiv)       fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv)       enter into any new line of business;

(xvi)       form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xvii)      fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii)     enter into or modify in a manner adverse to REIT II any REIT II Tax Protection Agreement, make, change or rescind any material election relating to Taxes (other than making its initial REIT election), change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve REIT II’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any REIT II Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix)        take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause REIT II to fail to qualify as a REIT or any REIT II Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx)         other than as permitted by Section 6.2(b)(vi) above, make or commit to make any recurring capital expenditures that are in excess of $500,000 per quarter in the aggregate;

(xxi)        adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) or Section 6.2(b)(vii) in a manner that would not reasonably be expected to be materially adverse to REIT II or to prevent or impair the ability of the REIT II Parties to consummate the Merger;

(xxii)       amend or modify the engagement letters entered into with the Persons listed on Section 5.18 of the REIT II Disclosure Letter, in a manner adverse to REIT II or any REIT II Subsidiary or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxiii)      make any payment, distribution or transfer of assets to REIT II Advisor or its Affiliates (other than REIT II and any REIT II Subsidiary) except in such amount and as expressly contemplated by this Agreement or the REIT II Advisory Agreement; or

(xxiv)      authorize, or enter into any Contract to do any of the foregoing.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit REIT II from taking any action, at any time or from time to time, that in the reasonable judgment of the REIT II Board, upon advice of counsel to REIT II, is reasonably necessary (i) for REIT II to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that REIT II or any REIT II Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of REIT II in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii).

Section 6.3       No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) REIT I, directly or indirectly, the right to control or direct REIT II or any REIT II Subsidiary’s operations prior to the REIT Merger Effective Time, or (ii) REIT II, directly or indirectly, the right to control or direct REIT I or any REIT I Subsidiary’s operations prior to the REIT Merger Effective Time. Prior to the REIT Merger Effective Time, (i) REIT II shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the REIT II Subsidiaries’ respective operations and (ii) REIT I shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the REIT I Subsidiaries’ respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1        Preparation of the Form S-4 and the Proxy Statement; Stockholder Approvals.

(a)          As promptly as reasonably practicable following the date of this Agreement, (i) REIT I and REIT II shall jointly prepare the Proxy Statement in preliminary form with respect to the Stockholders Meeting and (ii) REIT II shall prepare (with REIT I’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (the “Form S-4”), which will include the Proxy Statement, to register under the Securities Act the shares of REIT II Common Stock to be issued in the REIT Merger, (together, the “Registered Securities”). Each of REIT II and REIT I shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Mergers, unless this Agreement is terminated pursuant to Article 9. Each of REIT II and REIT I shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. REIT II shall promptly notify REIT I upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide REIT I with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Proxy Statement received from the SEC and advise REIT I of any oral comments with respect to the Form S-4 or the Proxy Statement received from the SEC. REIT II shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, the Parties shall provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement or Form S-4. Notwithstanding any provision herein to the contrary, no amendment or supplement (including incorporation by reference) to the Proxy Statement or the Form S-4 shall be made without the approval of REIT II and the REIT I Special Committee, which approval shall not be unreasonably withheld, conditioned or delayed. REIT II shall notify REIT I, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the registered securities, and REIT II and REIT I shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. REIT II shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and REIT I shall furnish all information concerning REIT I and its stockholders as may be reasonably requested in connection with any such actions.

(b)          If, at any time prior to the receipt of the Stockholder Approvals, any information relating to REIT I or REIT II, or any of their respective Affiliates, should be discovered by REIT I or REIT II which, in the reasonable judgment of REIT I or REIT II, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and REIT I and REIT II shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of REIT I and REIT II. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.10. For purposes of Section 5.23, Section 4.22 and this Section 7.1, any information concerning or related to REIT II or its Affiliates will be deemed to have been provided by REIT II, and any information concerning or related to REIT I, its Affiliates or the Stockholders Meeting will be deemed to have been provided by REIT I.

(c)          As promptly as practicable following the date of this Agreement, REIT I shall, in accordance with applicable Law and the REIT I Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting solely for the purpose of obtaining the Stockholder Approvals (and no other matters shall be submitted at such meeting unless consented to by REIT II in its sole discretion); provided, that such record date shall not be more than ninety (90) days prior to the date of the Stockholders Meeting. REIT I shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to REIT I’s stockholders entitled to vote at the Stockholders Meeting and to hold the Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. REIT I shall, through the REIT I Board, recommend to its stockholders that they provide the Stockholder Approvals, include the REIT I Board Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Stockholder Approvals, except to the extent that the REIT I Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(d); provided, however, that REIT I’s obligation to duly call, give notice of, convene and hold the Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Stockholders Meeting is scheduled, REIT I has not received proxies representing a sufficient number of shares of REIT I Common Stock to obtain the Stockholder Approvals, whether or not a quorum is present, REIT I shall have the right to make one or more successive postponements or adjournments of the Stockholders Meeting (provided, however, that the Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the Stockholders Meeting); provided, further, the Stockholders Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if REIT I shall have received proxies in respect of an aggregate number of shares of REIT I Common Stock, which have not been withdrawn, such that Stockholder Approvals would be obtained at such meeting.

Section 7.2        Access to Information; Confidentiality.

(a)          During the period from the date of this Agreement to and including the REIT Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties (i) any information concerning such Party or its respective subsidiaries (including with respect to any pending or threatened Action) as the other Party may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of any Proxy Statement, prior to the Stockholders Meeting and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice or in accordance with this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (D) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the REIT Merger Effective Time, the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).

(b)          Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreements, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3        No Solicitation of Transactions.

(a)          Notwithstanding anything to the contrary contained in this Agreement but subject to Section 7.3(e) and Section 7.3(g), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on December 31, 2016 (the “Go Shop Period End Time”), REIT I, the REIT I Subsidiaries and their respective Representatives may and shall have the right to, directly or indirectly: (i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of (A) contacting third parties, (B) broadly disseminating public disclosure or (C) providing access to the properties, offices, assets, books, records and personnel of REIT I and the REIT I Subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that REIT I has previously or contemporaneously furnished, made available or provided access to such non-public information to REIT II; (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal; (iii) release any Person from, or refrain from enforcing, any standstill agreement or similar obligation to REIT I or any of the REIT I Subsidiaries; and (iv) disclose to the stockholders of REIT I any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iv), to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the REIT I Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change (as defined in Section 7.3(b) below) if not accompanied by an express public re-affirmation of the REIT I Board Recommendation. For purposes of this Agreement, the term “Go Shop Bidder” shall mean any Person (including its controlled Affiliates and Representatives) that submits a proposal or offer regarding an Acquisition Proposal not later than the Go Shop Period End Time that has not been withdrawn and that the REIT I Special Committee determines prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than five (5) Business Days before the date of the Go Shop Period End Time, not later than five (5) Business Days after the Go Shop Period End Time), has resulted in, or would be reasonably expected to result in, a Superior Proposal (as defined below) (such Person, a “Go Shop Bidder”); provided, that a Go Shop Bidder shall cease to be a Go Shop Bidder if the negotiations between REIT I and such Go Shop Bidder with respect to the Acquisition Proposal that resulted in such Go Shop Bidder becoming a Go Shop Bidder shall have been terminated. No later than two (2) Business Days after the Go Shop Period End Time, REIT I shall notify REIT II in writing of the identity of each Go Shop Bidder and provide to REIT II (x) a copy of any related Acquisition Proposal made in writing and any other written material terms or proposals provided (including, to the extent not included therein, a copy of the acquisition agreement and any related transaction documents and financing commitments, if any) to REIT I or any REIT I Subsidiary and (y) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally).

(b)          Except as permitted by, and subject to, Section 7.3(c), Section 7.3(d) and Section 7.3(e), and except with respect to a Go Shop Bidder, from and after the Go Shop Period End Time, REIT I shall not, and shall cause each of the REIT I Subsidiaries not to, and shall not authorize or permit any of its or their Representatives to, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person, or furnish to any Person other than a REIT II Party or their Representatives, any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) release any Person from or fail to enforce any standstill agreement or similar obligation to REIT I or any REIT I Subsidiary, (iv) withdraw, modify or amend the REIT I Board Recommendation in any manner adverse to REIT II or fail to make the REIT I Board Recommendation or fail to include the REIT I Board Recommendation in the Proxy Statement, (v) approve, endorse or recommend any Acquisition Proposal (any event described in clause (iv) or this clause (v), whether taken by the REIT I Board or a committee thereof, an “Adverse Recommendation Change”), (vi) enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal, or (vii) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the REIT I Organizational Documents. In furtherance of the foregoing, REIT I shall, and shall cause (i) each REIT I Subsidiary and (ii) each Representative of REIT I and the REIT I Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal (other than as permitted by Section 7.3(a) or 7.3(c)) and shall immediately terminate all physical and electronic data room access previously granted to any such person. REIT I agrees that in the event any Representative of REIT I or any REIT I Subsidiary takes any action that, if taken by REIT I or a REIT I Subsidiary, would constitute a material violation of this Section 7.3(b), then REIT I shall be deemed to be in violation of this Section 7.3(b) for all purposes of this Agreement.

(c)          At any time prior to the date that is five (5) Business Days after the Go Shop Period End Time, the REIT I Board may, if the REIT I Board determines in good faith after consultation with its legal advisor (and based on the recommendation of the REIT I Special Committee) that failing to do so would be inconsistent with the directors’ duties under applicable Law, upon receipt by REIT I of an Acquisition Proposal from a Go Shop Bidder that constitutes a Superior Proposal, give notice of its intention to terminate this Agreement pursuant to Section 9.1(c)(ii) and enter into an agreement related to such Superior Proposal, provided, that:

(i)           REIT I has notified REIT II in writing that the REIT I Board intends to enter into an agreement relating to such Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “REIT I Notice of Intention”); and

(ii)          during the five (5) Business Day period following REIT II’s receipt of a REIT I Notice of Intention, REIT I shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), REIT II in making adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal; provided, that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and REIT I may not enter into any such Superior Proposal pursuant this Section 7.3(c) unless REIT I has complied with the requirements of this Section 7.3(c) with respect to such Acquisition Proposal including sending a REIT I Notice of Intention (except that the new negotiation period under this Section 7.3(c) shall be three (3) Business Days instead of five (5) Business Days).

(d)          At any time beginning on the sixth (6th) Business Day after the Go Shop Period End Time and prior to receipt of the Stockholder Approvals, the REIT I Board may, if the REIT I Board determines in good faith after consultation with its legal advisor (and based on the recommendation of the REIT I Special Committee) that the failure to do so would be inconsistent with the directors’ duties under applicable Law, upon receipt by the REIT I of an Acquisition Proposal that constitutes a Superior Proposal (whether or not from a Go Shop Bidder), make an Adverse Recommendation Change; provided, that:

(i)           Such Acquisition Proposal (1) did not result from REIT I’s material breach of its obligations under this Section 7.3, and (2) the REIT I Board has determined in good faith, after consultation with its legal and financial advisors (and based on the recommendation of the REIT I Special Committee), that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its legal advisor, that the failure of REIT I to make an Adverse Recommendation Change would be inconsistent with the directors’ duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by REIT II pursuant to Section 7.3(d)(iii);

(ii)          REIT I has notified REIT II in writing that the REIT I Board intends to make an Adverse Recommendation Change (a “Adverse Recommendation Change Notice”); and

(iii)         during the five (5) Business Day period following REIT II’s receipt of an Adverse Recommendation Change Notice REIT I shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), REIT II in making adjustments to the terms and conditions of this Agreement such that in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal ceases to be a Superior Proposal; provided that any change in the consideration offered or any other material amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and REIT I may not make an Adverse Recommendation Change unless REIT I has complied with the requirements of this Section 7.3(d) with respect to each such new Acquisition Proposal including sending an Adverse Recommendation Change Notice with respect to each such new Acquisition Proposal (except that the new negotiation period under this Section 7.3(d)(iii) shall be three (3) Business Days instead of five (5) Business Days). Notwithstanding anything in this Section 7.3(d)(iii), REIT II’s rejection of REIT I’s offer to negotiate pursuant to this Section 7.3(d)(iii) shall not have any bearing on REIT II’s right to terminate this Agreement pursuant to Section 9.1(d)(ii) herein.

(e)          Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the REIT I Board or REIT I, directly or indirectly, from (i) taking and disclosing to the stockholders of REIT I a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal, making any required disclosure to the stockholders of REIT I under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the stockholders of REIT I if the REIT I Board determines in good faith after consultation with its legal advisors (and based on the recommendation of the REIT I Special Committee) that the failure to do so would be inconsistent with the directors’ duties under applicable Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the REIT I Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public re-affirmation of the REIT I Board Recommendation.

(f)           For purposes of this Agreement:

(i)           “Acquisition Proposal” means any proposal or offer, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving REIT I or any REIT I Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of REIT I or any of the REIT I Subsidiaries representing 20% or more of the consolidated assets of REIT I and the REIT I Subsidiaries, taken as a whole, (c) issue, sale or other disposition by REIT I or any of the REIT I Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of REIT I Common Stock, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of REIT I Common Stock, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to REIT I in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of REIT I Common Stock, or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Mergers or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among REIT I and one or more of the REIT I Subsidiaries or solely among the REIT I Subsidiaries.

(ii)          “Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) which the REIT I Board (based on the recommendation of the REIT I Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (a) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by REIT II) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the stockholders of REIT I (in their capacities as stockholders) than the Mergers and the other transactions contemplated by this Agreement (as it may be proposed to be amended by REIT II)).

Section 7.4      Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.5     Appropriate Action; Consents; Filings.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the REIT I Parties and each of the REIT II Parties shall and shall cause the other REIT I Subsidiaries and the other REIT II Subsidiaries, respectively, and their respective Affiliates to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of REIT II after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of REIT II after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b)          In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c)           Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6      Notification of Certain Matters; Transaction Litigation.

(a)           The REIT I Parties and their Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to the REIT I Parties, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b)           The REIT I Parties and their Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to the REIT I Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the REIT I Parties, the REIT II Parties or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i), or Section 9.1(d)(i).

(c)           The REIT I Parties and their Representatives shall give prompt notice to the REIT II Parties, and the REIT II Parties and their Representatives shall give prompt notice to the REIT I Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any REIT I Subsidiary or REIT II Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The REIT I Parties and their respective Representatives shall give REIT II the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the REIT I Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without REIT II’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The REIT II Parties and their respective Representatives shall give the REIT I Parties the opportunity to reasonably participate in the defense and settlement of any litigation against the REIT II Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without REIT I’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.7     Indemnification; Directors’ and Officers’ Insurance.

(a)          Without limiting or being limited by the provisions of Section 7.7(b), during the period commencing as of the REIT Merger Effective Time and ending on the sixth (6th) anniversary of the REIT Merger Effective Time, REIT II shall (and shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnified Party against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of REIT I or any of the REIT I Subsidiaries, or (y) this Agreement or any of the transactions contemplated by this Agreement, including the Mergers; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to REIT II’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, REIT II or the Surviving Entity, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) shall not be liable for any settlement effected without their prior written consent and (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnified Party shall promptly refund to REIT II or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(b)          Without limiting the foregoing, each of REIT II and the Surviving Entity agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the REIT Merger Effective Time now existing in favor of the current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of REIT I or any of the REIT I Subsidiaries (the “Indemnified Parties”) as provided in (i) the REIT I Governing Documents or, if applicable, similar organizational documents or agreements of any REIT I Subsidiary (the “REIT I Organizational Documents”) and (ii) indemnification agreements of REIT I shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the REIT Merger Effective Time, the organizational documents of the REIT II and Surviving Entity and the organizational documents of any applicable REIT II Subsidiary or REIT I Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the REIT I Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the REIT Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the REIT Merger Effective Time, were Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c)          For a period of six (6) years after the REIT Merger Effective Time, REIT II shall cause the Surviving Entity to maintain in effect REIT I’s current directors’ and officers’ liability insurance covering each Person currently covered by REIT I’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the REIT Merger Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as REIT I’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than REIT I’s existing policies as of the date hereof or (ii) in consultation with REIT II, REIT I may obtain extended reporting period coverage under REIT I’s existing insurance programs (to be effective as of the REIT Merger Effective Time) for a period of six (6) years after the REIT Merger Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.7(c) in excess of 300% of the most recent annual premiums paid by REIT I for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(d)          If REIT II or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, as a condition to the consummation of any such transaction the successors and assigns of REIT II or the Surviving Entity, as applicable, shall assume the obligations set forth in this Section 7.7.

(e)           REIT II shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

(f)           The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (each of which is an intended third party beneficiary of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of REIT I, REIT II and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 7.8      Dividends.

(a)          In the event that a distribution with respect to the shares of REIT I Common Stock permitted under the terms of this Agreement has a record date prior to the REIT Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of REIT I Common Stock on the Closing Date immediately prior to the REIT Merger Effective Time. In the event that a distribution with respect to the shares of REIT II Common Stock permitted under the terms of this Agreement has a record date prior to the REIT Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of REIT II Common Stock on the Closing Date immediately prior to the REIT Merger Effective Time. REIT I shall coordinate with REIT II the declaration of, and the setting of record dates and payment dates for, dividends on REIT I Common Stock so that holders of REIT I Common Stock and REIT I OP Units (i) do not receive dividends on both REIT I Common Stock and REIT II Common Stock received in the REIT Merger, or REIT I OP Units and REIT II OP Units received in the Partnership Merger, as applicable, in respect of a single calendar quarter or fail to receive a dividend on either REIT I Common Stock or REIT II Common Stock received in the REIT Merger, or REIT I OP Units and REIT II OP Units received in the Partnership Merger, as applicable, in respect of a single calendar quarter or (ii) do not receive both a dividend permitted by the proviso to Section 6.1(b)(iii) on REIT I Common Stock or REIT I OP Units and a dividend permitted by the proviso to Section 6.2(b)(iii) on REIT II Common Stock or REIT II OP Units received in the Mergers or fail to receive either a dividend permitted by the proviso to Section 6.1(b)(iii) on REIT I Common Stock or REIT I OP Units or a dividend permitted by the proviso to Section 6.2(b)(iii) on REIT II Common Stock, or REIT II OP Units received in the Mergers.

(b)          In the event that either REIT I or REIT II shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iii) , respectively, it shall notify the other Party at least twenty (20) days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of REIT I, to holders of REIT I Common Stock or REIT I OP Units, in an amount per share of REIT I Common Stock or per REIT I OP Unit equal to the product of (A) the dividend declared by REIT II with respect to each share of REIT II Common Stock by (B) the Exchange Ratio and (ii) in the case of REIT II, to holders of REIT II Common Stock and REIT II OP Units, in an amount per share of REIT II Common Stock or per REIT II OP Unit equal to the quotient obtained by dividing (x) the dividend declared by REIT I with respect to each share of REIT I Common Stock by (y) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.

Section 7.9      Voting of Shares. The REIT II Parties shall vote all shares of REIT I Common Stock beneficially owned by them or any of the other REIT II Subsidiaries as of the record date for the Stockholders Meeting, if any, in favor of approval of the Charter Amendment and the REIT Merger.

Section 7.10   Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the REIT I Charter or the REIT II Charter (“Charter Restrictions”) on the Mergers and the other transactions contemplated by this Agreement. No Party shall take any action to exempt any Person (other than the other Parties or their respective Affiliates) from any Takeover Statute of any jurisdiction or the Charter Restrictions that may purport to be applicable to the Mergers or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or the Charter Restrictions not to apply to any such Person.

Section 7.11   Obligations of the Parties. REIT I shall take all actions necessary to cause the other REIT I Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement. REIT II shall take all actions necessary to (a) cause the REIT II Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the REIT Merger Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.

Section 7.12   Related Party Agreements. Except as set forth in Section 7.12 of the REIT I Disclosure Letter, REIT I shall cause all contracts (including, for the avoidance of doubt, the REIT I Related Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of REIT I or any REIT I Subsidiary, on the one hand, and REIT I or any REIT I Subsidiary, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments (other than customary indemnification obligations) by or on behalf of REIT I as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between REIT I and/or any entities that will remain REIT I Subsidiaries after the Closing.

Section 7.13   Tax Matters.

(a)          Each of REIT I and REIT II shall use its reasonable best efforts to cause the REIT Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of REIT I or REIT II shall take any action, or fail to take any action, that would reasonably be expected to cause the REIT Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)          REIT I shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of Alston & Bird LLP and Vinson & Elkins L.L.P., and (ii) deliver to each of Alston & Bird LLP and Vinson & Elkins L.L.P. tax representation letters, dated as of the Closing Date and signed by an officer of REIT I and REIT I Operating Partnership, containing representations of REIT I and REIT I Operating Partnership reasonably necessary or appropriate to enable Alston & Bird LLP and Vinson & Elkins L.L.P., as applicable, to render the tax opinions described in Section 8.2(f), Section 8.3(e) and Section 8.3(f).

(c)          REIT II shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of Alston & Bird LLP and Vinson & Elkins L.L.P. and (ii) deliver to each of Alston & Bird LLP and Vinson & Elkins L.L.P. tax representation letters, dated as of the Closing Date and signed by an officer of REIT II and REIT II Operating Partnership, containing representations of REIT II and REIT II Operating Partnership reasonably necessary or appropriate to enable Alston & Bird LLP and Vinson & Elkins L.L.P., as applicable, to render the tax opinions described in Section 8.2(e), Section 8.2(f) and Section 8.3(f).

(d)          REIT I and REIT II shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.14     REIT II Board. The REIT II Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the REIT Merger Effective Time, to increase the number of directors comprising the REIT II Board to five (5) and to cause the individuals set forth on Section 7.14 of the REIT I Disclosure Letter (the “REIT I Designees”) to be elected to the REIT II Board effective as of the REIT Merger Effective Time. If a REIT I Designee is not able or willing to serve on the REIT II Board as of the REIT Merger Effective Time, REIT I shall select, within a reasonable period of time prior to the REIT Merger Effective Time, a replacement, and the REIT II Board shall elect such replacement as a member of the REIT II Board as of the REIT Merger Effective Time.

ARTICLE 8

CONDITIONS

Section 8.1      Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties (or in the case of REIT I, waiver by the REIT I Special Committee) at or prior to the REIT Merger Effective Time of the following conditions:

(a)          Regulatory Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the REIT II Disclosure Letter and Section 8.1(a) of the REIT I Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b)          Stockholder Approvals; Charter Amendment. The Stockholder Approvals shall have been obtained in accordance with applicable Law and the REIT I Charter and REIT I Bylaws. The Charter Amendment shall have become effective pursuant to the MGCL.

(c)          No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement.

(d)          Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Section 8.2      Conditions to Obligations of the REIT I Parties. The obligations of the REIT I Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by the REIT I Special Committee, at or prior to the REIT Merger Effective Time, of the following additional conditions:

(a)          Representations and Warranties. (i) The representations and warranties of the REIT II Parties set forth in the Fundamental Representations (except Section 5.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, (ii) the representations and warranties set forth in Section 5.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, and (iii) each of the other representations and warranties of the REIT II Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or REIT II Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a REIT II Material Adverse Effect.

(b)          Performance of Covenants and Obligations of the REIT II Parties. The REIT II Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the REIT Merger Effective Time.

(c)          Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a REIT II Material Adverse Effect.

(d)          Delivery of Certificate. REIT II shall have delivered to REIT I a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of REIT II, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)          REIT Opinion. REIT I shall have received a written opinion of Alston & Bird LLP, or other counsel to REIT II reasonably satisfactory to REIT I, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT I, to the effect that REIT II will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will enable REIT II to meet, for its taxable year that includes the REIT I Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by REIT II and the REIT II Operating Partnership.

(f)          Section 368 Opinion. REIT I shall have received a written opinion of Vinson & Elkins L.L.P., or other counsel to REIT I reasonably satisfactory to REIT II, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT I, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Vinson & Elkins L.L.P. may rely upon the tax representation letters described in Section 7.13.

(g)          Board Designees. The REIT I Designees shall have been elected to the REIT II Board effective as of the REIT Merger Effective Time.

Section 8.3       Conditions to Obligations of the REIT II Parties. The obligations of the REIT II Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by REIT II at or prior to the REIT Merger Effective Time, of the following additional conditions:

(a)          Representations and Warranties. (i) The representations and warranties of the REIT I Parties set forth in the Fundamental Representations (except Section 4.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, (ii) the representations and warranties set forth in Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, and (iii) each of the other representations and warranties of the REIT I Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or REIT I Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a REIT I Material Adverse Effect.

(b)          Performance of Covenants or Obligations of the REIT I Parties. The REIT I Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the REIT Merger Effective Time.

(c)          Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a REIT I Material Adverse Effect.

(d)          Delivery of Certificate. REIT I shall have delivered to REIT II a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of REIT I certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e)          REIT Opinion. REIT II shall have received a written opinion of Alston & Bird LLP, or other counsel to REIT I reasonably satisfactory to REIT II, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT II, to the effect that, commencing with REIT I’s taxable year that ended on December 31, 2011, REIT I has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled REIT I to meet, through the REIT Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by REIT I and the REIT I Operating Partnership.

(f)           Section 368 Opinion. REIT II shall have received a written opinion of Alston & Bird LLP, or other counsel to REIT II reasonably satisfactory to REIT I, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT II, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Alston & Bird LLP may rely upon the tax representation letters described in Section 7.13.

ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1      Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the REIT Merger Effective Time, notwithstanding receipt of the Stockholder Approvals (except as otherwise specified in this Section 9.1):

(a)           by mutual written consent of each of REIT II and the REIT I Special Committee;

(b)          by either REIT II or the REIT I Special Committee:

(i)           if the REIT Merger shall not have occurred on or before 11:59 p.m. New York time on September 30, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and (A) in the case of REIT I, including the failure of the other REIT I Parties, and (B) in the case of REIT II, including the failure of the other REIT II Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the REIT Merger to be consummated by the Outside Date;

(ii)          if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and (A) in the case of REIT I, including the failure of the other REIT I Parties, and (B) in the case of REIT II, including the failure of the other REIT II Parties) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or

(iii)         if the Stockholder Approvals shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the REIT Merger and the Charter Amendment was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approvals was primarily due to the failure of a Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(c)        by the REIT I Special Committee:

(i)           if any of the REIT II Parties shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the REIT Merger Effective Time (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 (a “REIT II Terminating Breach”) and (B) cannot be cured or waived by the Outside Date; provided, that the REIT I Special Committee shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a REIT I Terminating Breach shall have occurred and be continuing at the time the REIT I Special Committee delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii)          if REIT I has accepted a Superior Proposal by a Go Shop Bidder within five (5) Business Days of the Go Shop Period End Time in accordance with the provisions of Section 7.3(c) herein; provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to REIT II and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(d)       by REIT II:

(i)           if any of the REIT I Parties shall have breached or failed to perform any of its representations, warranties, obligations, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if continuing at the REIT Merger Effective Time (A) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.3 (a “REIT I Terminating Breach”) and (B) cannot be cured or waived by the Outside Date; provided, that REIT II shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a REIT II Terminating Breach shall have occurred and be continuing at the time REIT II delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii)          if, at any time following the date that is five (5) Business Days after the Go Shop Period End Time and prior to the Stockholder Approvals, (A) the REIT I Board or any committee thereof, for any reason, shall have effected an Adverse Recommendation Change, (B) the REIT I Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Acquisition Proposal, (C) a tender offer or exchange offer for any shares of REIT I Common Stock that constitutes an Acquisition Proposal (other than by REIT II or any of its Affiliates) is commenced and the REIT I Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of REIT I and to publicly reaffirm the REIT I Board Recommendation within ten (10) Business Days of being requested to do so by REIT II, (D) the REIT I Board or any committee thereof fails to include the REIT I Board Recommendation in the Proxy Statement, or (E) REIT I shall have materially violated any of its obligations under Section 7.3, or shall be deemed pursuant to the last sentence of Section 7.3(b) to have materially violated any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal).

Section 9.2       Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the REIT I Parties or the REIT II Parties, except that the Confidentiality Agreements and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful and material breach of any of its covenants, obligations or agreements set forth in this Agreement.

Section 9.3     Fees and Expenses.

(a)          Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated; provided that the Parties will share equally any HSR Act and Form S-4 filing fees as may be required to consummate the transactions contemplated by this Agreement. In the event the Mergers are consummated, the REIT II Parties agree to pay any REIT I Transaction Fees and Expenses that are not paid by the REIT I Parties.

(b)        In the event that this Agreement is terminated:

(i)           (A) (x) by REIT II pursuant to Section 9.1(d)(i), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the REIT I Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (y) by REIT II or REIT I pursuant to Section 9.1(b)(iii), and prior to the Stockholders Meeting, an Acquisition Proposal with respect to REIT I has been publicly announced, disclosed or otherwise communicated to REIT I’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal and (B) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to REIT I is consummated or REIT I enters into a definitive agreement in respect of an Acquisition Proposal with respect to REIT I that is later consummated, then REIT I shall pay to REIT II an amount equal to (a) the Termination Fee plus (b) the Expense Reimbursement.

(ii)          by REIT I pursuant to Section 9.1(c)(i), then REIT II shall pay to REIT I an amount equal to the Expense Reimbursement.

(iii)         by REIT I pursuant to Section 9.1(c)(ii), then REIT I shall pay to REIT II an amount equal to (a) 50% of the Termination Fee plus (b) the Expense Reimbursement.

(iv)         by REIT II pursuant to Section 9.1(d)(i), then REIT I shall pay to REIT II an amount equal to the Expense Reimbursement.

(v)          by REIT II pursuant to Section 9.1(d)(ii), then REIT I shall pay to REIT II an amount equal to (a) the Termination Fee plus (b) the Expense Reimbursement.

(c)          The Parties agree and acknowledge that in no event shall any Party be required to pay the Termination Fee, any portion thereof or any Expense Reimbursement on more than one occasion. Payment of the Termination Fee, any portion thereof or any Expense Reimbursement, shall be made by wire transfer of same day funds to the account or accounts designated by the party entitled to payment thereof (the “Recipient”) (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee and any Expense Reimbursement payable pursuant to Section 9.3(b)(i), (ii) prior to or concurrently with termination of this Agreement, in the case of the portion of the Termination Fee and any Expense Reimbursement payable pursuant to Section 9.3(b)(iii), and (iii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of the Termination Fee and/or any Expense Reimbursement, payable pursuant to Section 9.3(b)(ii), Section 9.3(b)(iv) or Section 9.3(b)(v).

(d)           Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Fee, any portion thereof or any Expense Reimbursement becomes payable, then such payment shall be the Recipient’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the party obligated to pay (the “Payor”) the Termination Fee, any portion thereof or any Expense Reimbursement and its Subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.

(e)           Each of the parties hereto acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement. In the event that the Payor shall fail to pay the Termination Fee, any portion thereof or any Expense Reimbursement when due, the Payor shall reimburse the Recipient for all reasonable costs and expenses actually incurred or accrued by the Recipient (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if the Payor fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain the payment, the Recipient commences a suit which results in a judgment against the Payor for the payment set forth in this Section 9.3, the Payor shall pay to the Recipient its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment. If payable, the Termination Fee, any portion thereof or any Expense Reimbursement shall not be payable more than once pursuant to this Agreement.

(f)            The Payor shall deposit into escrow an amount in cash equal to the Termination Fee, any portion thereof or any Expense Reimbursement with an escrow agent reasonably selected by the Recipient, after reasonable consultation with the Payor, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(f) and otherwise reasonably acceptable to each of the Parties and the escrow agent. The payment or deposit into escrow of the Termination Fee, any portion thereof or any Expense Reimbursement pursuant to this Section 9.3(f) shall be made by the Payor promptly after receipt of notice from the Recipient that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Fee, any portion thereof or any Expense Reimbursement in escrow or the applicable portion thereof shall be released to the Recipient on an annual basis based upon the delivery by the Recipient to the escrow agent of any one (or a combination) of the following:

(i)          a letter from the receiving Party’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the receiving Party without causing the receiving Party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Recipient determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to the Recipient such maximum amount stated in the accountant’s letter;

(ii)          a letter from the Recipient’s counsel indicating that the Recipient received a private letter ruling from the IRS holding that the receipt by the receiving Party of the Termination Fee, any portion thereof or any Expense Reimbursement would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the receiving Party the remainder of the Termination Fee, any portion thereof or any Expense Reimbursement; or

(iii)         a letter from the Recipient’s counsel indicating that the receiving Party has received a tax opinion from the Recipient’s outside counsel or accountant, respectively, to the effect that the receipt by the receiving Party of the Termination Fee, any portion thereof or any Expense Reimbursement would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the receiving Party the remainder of the Termination Fee, any portion thereof or any Expense Reimbursement.

The Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of the Recipient in order to (A) maximize the portion of the Termination Fee, any portion thereof or any Expense Reimbursement that may be distributed to the Recipient hereunder without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Recipient’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist the Recipient in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that the Recipient shall bear all costs and expenses under the Escrow Agreement and that any portion of the Termination Fee, any portion thereof or any Expense Reimbursement held in escrow for ten (10) years shall be released by the escrow agent to the Payor. The Payor shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes of the paying Party associated with the release of the funds to the paying Party from the escrow). The Recipient shall fully indemnify the Payor and hold the Payor harmless from and against any such liability, cost or expense.

Section 9.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the REIT I Special Committee and the REIT II Board, respectively, at any time before or after receipt of the Stockholder Approvals and prior to the REIT Merger Effective Time; provided, that after the Stockholder Approvals has been obtained, there shall not be (x) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of REIT I Common Stock, or which by applicable Law requires the further approval of the stockholders of REIT I without such further approval of such stockholders, or (y) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the REIT Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the REIT Merger Effective Time.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)          if to a REIT II Party to:

The Special Committee of the Board of Directors

Moody National REIT II, Inc.

6363 Woodway Drive, Suite 110

Houston, Texas 77057

Attn: Clifford McDaniel

email: clifford@aranewmark.com

with copies (which shall not constitute notice) to:

Venable LLP

750 E. Pratt St.

Baltimore, MD 21202

Attn: Sharon A. Kroupa

email: skroupa@venable.com

Fax: 410-244-7742

Alston & Bird LLP

1201 W. Peachtree St.

Atlanta, GA 30309

Attn: Rosemarie A. Thurston

email: rosemarie.thurston@alston.com

Attn: David E. Brown, Jr.

email: david.brown@alston.com

Fax: 404-253-8447

if to a REIT II Advisor to:

Moody National Advisor II, LLC

6363 Woodway Drive, Suite 110

Houston, Texas 77057

Attn: Brett C. Moody

email: bmoody@moodynational.com

if to a REIT I Party to:

The Special Committee of the Board of Directors

Moody National REIT I, Inc.

6363 Woodway Drive, Suite 110

Houston, Texas 77057

Attn: William H. Armstrong, III, Chairman

email: barmstrong@stratusproperties.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

901 East Byrd Street, Suite 1500

Richmond, Virginia 23219

Attn: Daniel M. LeBey

email: dlebey@velaw.com

if to a REIT I Advisor to:

Moody I National Advisor I, LLC

6363 Woodway Drive, Suite 110

Houston, Texas 77057

Attn: Brett C. Moody

email: bmoody@moodynational.com

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, the Schedules, the REIT I Disclosure Letter and the REIT II Disclosure Letter) and the Confidentiality Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article 3 (which, from and after the REIT Merger Effective Time, shall be for the benefit of holders of shares of REIT I Common Stock immediately prior to the Merger Effective Time) and Section 7.7 (which, from and after the REIT Merger Effective Time shall be for the benefit of the Indemnified Parties), are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 10.6 Extension; Waiver. At any time prior to the Merger Effective Time, the Parties (including the REIT I Special Committee, on behalf of REIT I) may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party (including the REIT I Special Committee, on behalf of REIT I) to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7 Governing Law; Jurisdiction; Venue.

(a)          Except to the extent that the Laws of the State of Delaware are mandatorily applicable to the Partnership Merger, this Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)          Any and all disputes arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in any Maryland state or federal court exercising jurisdiction over the subject matter of such dispute(s). Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive personal jurisdiction of any such Maryland state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection to such court’s exercise of personal jurisdiction over the Party in any such dispute, (v) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, and (vi) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.9 Specific Performance. The Parties agree that irreparable harm would occur to the non-breaching party if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in the event of a breach. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent one or more breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY AGREES THAT IT WILL NOT, IN CONNECTION WITH ANY SUIT, COMPLAINT, CLAIM, COUNTERCLAIM, THIRD-PARTY CLAIM, ANSWER, OR OTHER PLEADING OR PAPER ANCILLARY THERETO, DEMAND OR REQUEST A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND FURTHER AGREES THAT ANY SUCH DEMAND OR REQUEST WOULD BE VOID AB INITIO AND INVALID, REGARDLESS OF WHICH PARTY MAY HAVE INITIATED SUCH DEMAND OR REQUEST. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signatures Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

Moody National REIT I, Inc.

By:	/s/ Brett C. Moody
Name: Brett C. Moody
Title: Chief Executive Officer and President

Moody National Operating Partnership I, LP

By: Moody National REIT I, Inc., not in its individual capacity but solely as general partner

By:	/s/ Brett C. Moody
Name: Brett C. Moody
Title: Chief Executive Officer and President

Moody National Advisor I, LLC
ONLY FOR PURPOSES OF SECTION 4.22(B)

By:	Moody National REIT Sponsor, LLC

By:	Moody National REIT Sponsor SM, LLC

By:	/s/ Brett C. Moody
Name: Brett C. Moody
Title: Member

[Signature Page to the Agreement and Plan of Merger]

MOODY NATIONAL REIT II, INC.

By:	/s/ Brett C. Moody
Name: Brett C. Moody
Title: Chief Executive Officer and President

MOODY NATIONAL OPERATING PARTNERSHIP II, LP

By: Moody National REIT II, Inc., not in its individual capacity but solely as general partner

By:	/s/ Brett C. Moody
Name: Brett C. Moody
Title: Chief Executive Officer and President

MOODY MERGER SUB, LLC

By: Moody National REIT II, Inc., its Manager

By:	/s/ Brett C. Moody
Name: Brett C. Moody
Title: Chief Executive Officer and President

MOODY NATIONAL ADVISOR II, LLC only for purposes of Section 5.23(b)

By: Moody National REIT Sponsor, LLC

By: Moody National REIT Sponsor SM, LLC

By:	/s/ Brett C. Moody
Name: Brett C. Moody
Title: Member

[Signature Page to the Agreement and Plan of Merger]

Exhibit A
to the Agreement and
Plan of Merger

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT, dated as of November 16, 2016 (this “Agreement”), among Moody National REIT I, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Company”), Moody National Operating Partnership I, L.P., a Delaware limited partnership and the operating partnership of Company (“Company Operating Partnership”), solely in connection with Articles I, III and IV hereof, Moody National Advisor I, LLC, a Delaware limited liability company and the investment advisor to Company (“Advisor”), solely in connection with Articles I, II and IV hereof, Moody National Realty Company, L.P., a Texas limited partnership (“Moody National”), solely in connection with Articles III and IV hereof, Moody OP Holdings I, LLC, a Delaware limited liability company (“OP Holdings”), and Moody National REIT II, Inc., a Maryland corporation that intends to elect to be treated as a real estate investment trust for federal income tax purposes beginning with the taxable year ending December 31, 2016 (“REIT II”). Each of Company, Company Operating Partnership, Advisor, Moody National, OP Holdings and REIT II is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used and not defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Company, Company Operating Partnership, Merger Sub, REIT II and REIT II Operating Partnership have entered into that certain Agreement and Plan of Merger dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), which sets forth certain rights and obligations of the parties thereto;

WHEREAS, upon the consummation of the Mergers, the Parties (excluding OP Holdings) desire to terminate the Amended and Restated Investment Advisory Agreement, dated as of August 14, 2009, as amended, among Company, Company Operating Partnership, Advisor and Moody National (as amended, the “Company Advisory Agreement”), upon the terms and subject to the conditions set forth herein;

WHEREAS, as set forth in the REIT I Partnership Agreement, the Company is the general partner of, and OP Holdings is a limited partner of and holds 100 REIT I Special Partnership Units in the Company Operating Partnership;

WHEREAS, OP Holdings is entitled to certain distributions of Net Sales Proceeds (as such term is defined in the REIT I Partnership Agreement) with respect to its REIT I Special Partnership Units; and

WHEREAS, upon the consummation of the Partnership Merger (as defined in the Merger Agreement), the Parties desire that the REIT I Special Partnership Units be automatically cancelled and retired and cease to exist, upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I
TERMINATION OF COMPANY ADVISORY AGREEMENT

Section 1.1       Termination of Company Advisory Agreement.

(a)         Advisor, Company, Company Operating Partnership and Moody National hereby agree that the Company Advisory Agreement shall be terminated, without any further liability or obligation on the part of any party thereto, effective as of Merger Effective Time and upon receipt of the Advisor Termination Payment payable pursuant to Section 1.1(b); provided, that, Sections 20 through 31 of the Company Advisory Agreement shall survive termination.

(b)         The Advisor Termination Payment shall be paid by Company on the Closing Date to the account of Advisor as set forth in Schedule I, which Advisor Termination Payment shall supersede any and all obligations and payments of Company to Advisor pursuant to the Company Advisory Agreement or any other agreement to which Company and any Party are a party, except as contemplated by Section 1.2 hereof. For the avoidance of doubt, no Termination Fee (as defined in the Company Advisory Agreement) or other payment not contemplated by this Agreement (including, but not limited to, any Disposition Fees, as such term is defined in the Company Advisory Agreement) shall be payable in connection with the termination of the Company Advisory Agreement.

Section 1.2      Waiver of Notice; Calculation of Fees. Each Party waives any notice of termination requirement, whether set forth in the Company Advisory Agreement, any other contract between Company and Advisor or any of its Affiliates or otherwise. Notwithstanding anything herein or in the Company Advisory Agreement to the contrary, the Advisor shall also be entitled to all unpaid fees and unreimbursed expenses under the Company Advisory Agreement, incurred in the ordinary course of business for the period up to the Closing as calculated in accordance with the terms of the Company Advisory Agreement; provided, that Advisor shall have remitted invoices for all such fees and expenses prior to the Closing Date.

Article II
REPRESENTATIONS AND WARRANTIES OF ADVISOR

Advisor hereby represents and warrants to Company, Company Operating Partnership, Moody National and REIT II as follows:

Section 2.1      Organization. Advisor is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all limited liability company power required to carry on its business as now conducted.

Section 2.2      Authority. Advisor has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Advisor and is legal, valid, binding and enforceable upon and against Advisor.

Section 2.3      No Conflict; Required Filings and Consents. The execution, delivery and performance by Advisor of this Agreement and the consummation by Advisor of the transactions contemplated hereby do not and will not (a) violate any provision of the organizational documents of Advisor; (b) violate any federal, state or local statute, law, regulation, order, injunction or decree (“Law”); or (c) require any consent or approval of any person, including any registration or filing with, or notice to any federal, state or local governmental authority or any agency or instrumentality thereof.

Section 2.4      Claims by Advisor. Advisor has not made any claims against Company, Company Operating Partnership, Moody National or any subsidiaries of the foregoing (“Company Parties”) and, to Advisor’s knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by Advisor against any Company Party.

Section 2.5     Claims by Company Parties. None of the Company Parties has made any claims against Advisor and, to Advisor’s knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by any Company Party against Advisor.

Section 2.6      Brokers. Except as previously disclosed to REIT II pursuant to the REIT I Disclosure Letter or to REIT I pursuant to the REIT II Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Advisor or its Affiliates.

Article III
CANCELLATION OF, AND PAYMENT FOR, REIT I SPECIAL PARTNERSHIP UNITS

Section 3.1     Cancellation of REIT I Special Partnership Units; Payment Therefore. Company, Company Operating Partnership and OP Holdings hereby agree that, effective as of the Partnership Merger Effective Time, the REIT I Special Partnership Units shall be cancelled, without any further liability or obligation on the part of any party to the REIT I Partnership Agreement, including, but not limited to, distributions of Net Sales Proceeds, and upon receipt by OP Holdings of an amount computed in accordance with Section 5.2(b)(i) of the REIT I Partnership Agreement (such amount not to exceed $613,751) (the “Promote Payment”). The Promote Payment shall be paid on the Closing Date to the account of OP Holdings as set forth in Schedule II. For the avoidance of doubt, no other amounts shall be payable to OP Holdings with respect to its REIT I Special Partnership Units in connection with the cancellation thereof or the Merger.

Section 3.2      Representations and Warranties of OP Holdings. OP Holdings hereby represents and warrants to Company, Company Operating Partnership and REIT II as follows:

(a)        OP Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all limited liability company power required to carry on its business a now conducted.

(b)        OP Holdings has full limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by OP Holdings and is legal, valid, binding and enforceable upon and against OP Holdings.

(c)        The execution, delivery and performance by OP Holdings of this Agreement and the consummation by OP Holdings of the transactions contemplated hereby do not and will not violate any provision of the organizational documents of OP Holdings; (b) violate any Law; or (c) require any consent or approval of any person, including any registration or filing with, or notice to any federal, state or local governmental authority or agency or instrumentality thereof.

(d)       OP Holdings has not made any claims against Company or Company Operating Partnership and, to OP Holdings’ knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by OP Holdings against Company or Company Operating Partnership.

(e)        Neither Company nor Company Operating Partnership has made any claims against OP Holdings and, to OP Holdings’ knowledge, there are no pending or threatened claims or facts or circumstances which are reasonably likely to give rise to any claim by Company or Company Operating Partnership against OP Holdings.

Article IV
GENERAL PROVISIONS

Section 4.1      Fees and Expenses. Each Party shall bear the costs of its own legal, financial, strategic, accounting and tax advisors.

Section 4.2     Revocation. If the Merger Agreement is terminated, this Agreement shall automatically be deemed revoked and void ab initio.

Section 4.3      Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 4.4      Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a Party shall be valid only if set forth in writing by such Party.

Section 4.5      Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)          if to Advisor or, prior to Closing, a Company Party, to:

Moody National Advisor I, LLC
6363 Woodway, Suite 110
Houston, TX 77057
Attn: Brett C. Moody
Fax: (713) 977-7505

(b)          if to REIT II or, following Closing, a Company Party, to:

Moody National REIT II, Inc.
6363 Woodway, Suite 110
Houston, TX 77057
Attn: Brett C. Moody
Fax: (713) 977-7505

(c)          if to OP Holdings, to:

Moody National OP Holdings I, LLC
6363 Woodway, Suite 110
Houston, TX 77057
Attn: Brett C. Moody
Fax: (713) 977-7505

Section 4.6       Entire Agreement. This Agreement and any other agreement among the Parties entered into simultaneous to this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 4.7       Governing Law; Venue.

(a)          This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)         All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 4.5. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 4.8      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 4.9     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 4.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 4.11   Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 4.11.

Section 4.12     Further Assurances. The Parties undertake generally to execute all such agreements, documents and other instruments and to do all such acts as are necessary to give full effect to, evidence and confirm the terms of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MOODY NATIONAL REIT I, INC.

By:
Name:	Brett C. Moody
Title:	Chief Executive Officer and President

MOODY NATIONAL OPERATING PARTNERSHIP I, L.P.

By:	MOODY NATIONAL REIT I, INC., its general partner

By:
	Name:	Brett C. Moody
	Title:	Chief Executive Officer and President

MOODY NATIONAL ADVISOR I, INC. solely in connection with Articles I, II and IV hereof

By:	MOODY NATIONAL REIT SPONSOR, LLC

By:	MOODY NATIONAL REIT SPONSOR SM, LLC

By:
	Name:	Brett C. Moody
	Title:	Member

[Signature Page to Termination Agreement]

MOODY NATIONAL REALTY COMPANY, L.P. solely in connection with Articles I, II and IV hereof

By:	MOODY REALTY CORP.

By:
	Name:	Brett C. Moody
	Title:	President

MOODY NATIONAL REIT II, INC.

By:
Name:	Brett C. Moody
Title:	Chief Executive Officer and President

MOODY NATIONAL OP HOLDINGS I, LLC solely in connection with Articles III and IV hereof

By:	Moody National REIT Sponsor, LLC its Sole Member

By:	Moody National REIT Sponsor, SM, LLC

By:
Name:	Brett C. Moody
Title:	Member

[Signature Page to Termination Agreement]

Schedule I

Advisor Wire Transfer Instructions

[to be delivered prior to Closing]

Schedule II

OP Holdings Wire Transfer Instructions

[to be delivered prior to Closing]

Exhibit B
to the Agreement and
Plan of Merger

CERTIFICATE OF FORMATION

OF

MOODY MERGER SUB, LLC

1.	The name of the limited liability company is Moody Merger Sub, LLC.

2.	The address of its registered office in the state of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certification of Formation of Moody Merger Sub, LLC this 27th day of October, 2016

Levette Bagwell
Authorized Person

Exhibit C
to the Agreement and
Plan Of Merger

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

MOODY MERGER SUB, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of Moody Merger Sub, LLC (the “Company”), is entered into as of the 16th day of November 2016, by the Company and Moody National REIT II, Inc. a Maryland corporation, as the sole member of the Company (the “Member”).

BACKGROUND

The Member formed the Company as a limited liability company under the Delaware Limited Liability Company Act, as amended from time to time (the “Delaware Act”), by causing a Certificate of Formation to be filed with the Secretary of State of Delaware on October 27, 2016 (the “Certificate”), and desires to enter into this Agreement to govern the operations of the Company. Pursuant to Section 18-201(d) of the Delaware Act, this Agreement shall be effective as of the date of the formation of the Company.

THE AGREEMENT

NOW, THEREFORE, the Member and the Company agree as follows:

1.            FORMATION.

1.1       Organization. Effective with the filing of the Certificate, the Company constituted a limited liability company formed pursuant to the Delaware Act and other applicable laws of the State of Delaware. The Managers (as defined in Section 6.1) shall, when required, file such amendments to or restatements of the Certificate, in such public offices in the State of Delaware or elsewhere as the Managers deem advisable to give effect to the provisions of this Agreement and the Certificate, and to preserve the character of the Company as a limited liability company.

1.2       Organizer Release. The Company hereby ratifies and adopts the acts and conduct of the Company’s organizer in connection with the Company’s organization as acts and conduct by and on behalf of the Company. The organizational and other activities for which the organizer was responsible have been completed. The organizer is hereby relieved of any further duties and responsibilities in that regard, and the Company and the Member hereby indemnify and hold harmless the organizer for any loss, liability or expense arising from his actions or conduct in such capacity.

2.            NAME; REGISTERED OFFICE AND AGENT.

The business of the Company shall be conducted under the name “Moody Merger Sub, LLC” or such other name as the Managers hereafter designate. The initial registered agent for service of process at the registered office of the Company is Corporation Service Company. The initial registered office of the Company is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

3.            PURPOSE.

The purpose of the Company is to engage in any lawful activity for which limited liability companies formed in Delaware may engage; exercise all powers necessary to or reasonably connected with the Company’s purpose which may be legally exercised by limited liability companies under the Delaware Act; and to engage in all activities necessary, customary, convenient, or incident to such purposes.

4.            STATUTORY COMPLIANCE.

The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware. The Managers shall execute and file such documents and instruments as may be necessary or appropriate with respect to the conduct of business by the Company, including any applications necessary for the Company to register to do business in a jurisdiction in which the Company may wish to conduct business.

5.            TITLE TO COMPANY PROPERTY.

All property shall be owned by the Company and, insofar as permitted by applicable law, the Member shall have no ownership interest in the property. Except as provided by law, an ownership interest in the Company shall be personal property for all purposes.

6.            MANAGEMENT OF THE COMPANY.

6.1         Management and Authority. The business and affairs of the Company shall be managed by one or more managers (“Managers”) as appointed by the Member. Except with respect to matters where the approval of the Member is expressly required pursuant to this Agreement, or by nonwaivable provisions of applicable law, the Managers have, to the full extent permitted by the Delaware Act, sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including, without limitation, the right and power to appoint individuals to serve as officers of the Company and to delegate authority to such officers. Any delegation of duties to an officer may be revoked at any time by the Managers.

6.2         Number, Tenure and Qualifications. The Company initially shall have one Manager, who shall be Moody National REIT II, Inc. The number of Managers may be increased or decreased by the Member. A Manager holds office until such Manager resigns, dies, becomes permanently disabled, or is removed. Managers are elected and may be removed, with or without cause, by the Member in the Member’s sole discretion.

6.3         Quorum and Voting of Managers. Meetings of the Managers will be held from time to time at such times and at such places as the Managers determine. Meetings may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Notice of the time and place of the meeting must be given at least two days prior to the meeting. Each Manager has one vote. If there is only one Manager, no meeting (or written consent pursuant to Section 6.5) is necessary for the transaction of business, and the sole Manager shall take such action as the Manager deems appropriate, subject to the terms of this Agreement and applicable law. If there is more than one Manager, a majority of the Managers constitute a quorum for the transaction of business of the Managers, and an affirmative vote of a majority of the Managers is necessary to decide any matter arising in connection with the business and affairs of the Company.

6.4         Waiver of Notice. A Manager may waive any notice required by the Delaware Act, the Certificate or this Agreement before or after the date and time of the meeting or event for which notice is required or before or after the date and time stated in the notice. The waiver must be in writing, be signed by the Manager entitled to the notice and be delivered to the Company for inclusion in its records. A Manager’s attendance at a meeting waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting objects to holding the meeting or transacting business at the meeting.

6.5         Action by Managers Without a Meeting. Action required or permitted to be taken at a meeting of Managers may be taken without a meeting if the action is taken by persons who would be entitled to vote not less than the minimum number of votes that would be necessary to authorize or take the action. The action must be evidenced by one or more written consents describing the action taken, signed by the Managers entitled to take such action and delivered to the Company for inclusion in its records. Action taken under this Section 6.5 is effective when the Managers required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Managers entitled to take action without a meeting is the date the first Manager signs a written consent.

6.6         Duties and Obligations of Managers.

The Managers must take all actions necessary or appropriate (a) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Member or to enable the Company to conduct the business in which it is engaged and (b) for the accomplishment of the Company’s purposes.

6.7          Restrictions on Authority of Managers.

(a)       Without the prior written consent of the Member, the Managers have no authority to:

(i)        do any act in contravention of this Agreement;

(ii)       do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

(iii)      possess Company property, or assign rights in specific Company property, for other than a Company purpose;

(iv)      knowingly perform any act that would subject the Member to liability for the obligations of the Company in any jurisdiction;

(v)       amend this Agreement or the Certificate;

(vi)      dissolve the Company;

(vii)     initiate proceedings to have the Company adjudicated insolvent or file a voluntary petition for relief under Title 11, United States Code (11 U.S.C. §§ 101 et seq.); file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the Company’s property, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due, or declare or effect a moratorium on the Company’s debt or take any action in furtherance of any proscribed action;

(viii)    require additional capital contributions;

(ix)      admit new Members or cause the withdrawal of the Member;

(x)       remove or replace a Manager;

(xi)      transfer all or substantially all of the Company’s property; provided, however, that the foregoing shall in no way limit the Managers’ ability to pledge or grant a security interest in the Company’s property; or

(xiii)     take any other actions expressly set forth in this Agreement as requiring the consent, vote or approval of the Member.

6.8          Compensation. Compensation, if any, of the Managers will be fixed from time to time by the Member.

6.9          Resignation. A Manager may resign at any time by giving written notice to the Member. The resignation of a Manager takes effect upon receipt of such notice or at such later time as is specified in such notice, and, unless otherwise specified in such notice, the acceptance of such resignation is not necessary to make it effective.

6.10        Vacancies. Any vacancy of the Managers occurring for any reason will be filled by the Member. The Manager elected to fill a vacancy shall hold office until such Manager’s death, resignation or removal, or permanent disability.

7.           LIABILITY; INDEMNIFICATION OF MEMBER AND MANAGERS.

7.1          Liability of Member and Managers.

7.1.1       To the maximum extent that Delaware law in effect from time to time permits limitation of the liability of Members, Managers and officers of the Company (including the directors and officers of any predecessor corporation), no present or former Member, Manager or officer of the Company shall be liable to the Company or its Members for money damages. Neither the amendment nor repeal of this Section 7.1.1, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Article 7.1.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

7.1.2       Furthermore, the Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company except to the extent provided in the Delaware Act with regard to a wrongful distribution. Notwithstanding the provisions of this Agreement, failure by the Company, the Member or the Managers to follow the formalities relating to the conduct of the Company’s affairs set forth herein shall not be grounds for imposing personal liability on the Member.

7.1.3       Notwithstanding anything to the contrary contained in this Section 7.1, the Company shall not provide that a Member, Manager or officer of the Company (including a director or officer of any predecessor corporation) (an “Indemnitee”) be held harmless for any loss or liability suffered by the Corporation, unless all of the following conditions are met:

(a) The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company.

(b) The Indemnittee was acting on behalf of or performing services for the Company.

(c) Such liability or loss was not the result of negligence on the part of the Indemnitee.

(d) Such agreement to hold harmless is recoverable only out of the Company’s Net Assets. (For purposes of this Section 7, “Net Assets” means (x) the total value, at cost, of any property, mortgage or other investment (other than investments in bank accounts, money market funds or other current assets) owned by the Company, directly or indirectly, through one or more affiliates, and any other investment made by the company, directly or indirectly through one or more affiliates, before deducting depreciation, reserves for bad debts or other non-cash reserves, less (y) total liabilities, calculated quarterly by the Company on a basis consistently applied).

7.1.4       In the event that any of the provisions of this Section 7.1 (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

7.2          Indemnification Generally.

7.2.1       Subject to any limitations set forth under Delaware law or in Sections 7.2.2 and 7.2.3 below, the Company shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any Indemnitee who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any Indemnitee who, at the request of the Company, serves or has served as a director, officer, partner or trustee of another limited liability company, corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) a party acting as an agent of the Company. The Company may provide such indemnification and advance for expenses to a Person who served a predecessor of the Company in any of the capacities described in (i) or (ii) above and to any employee or agent of the Company or a predecessor of the Company. The Manager may take such action as is necessary to carry out this Section 7.2.1.

7.2.2       Notwithstanding anything to the contrary contained in Section 7.2.1 above, the Company shall not provide for indemnification of an indemnitee for any liability or loss suffered by such Indemnitee, unless all of the following conditions are met:

(a) The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.

(b) The Indemnitee was acting on behalf of or performing services for the Corporation.

(c) Such liability or loss was not the result of negligence on the part of the Indemnitee.

(d) Such indemnification or agreement to hold harmless is recoverable only out of Net Assets.

7.2.3.       Notwithstanding anything to the contrary contained in paragraph 7.2.1 above, the Company shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the United States Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company or any predecessor thereof were offered or sold as to indemnification for violations of securities laws.

7.3           Insurance. The Company may purchase and maintain insurance on behalf of any one or more indemnitees under Section 7.2 and such other persons as the Managers’ shall determine against any liability which may be asserted against or expense which may be incurred by such person in connection with the Company’s activities, whether or not the Company would have the power to indemnify such person against such liability or expense under the provisions of this Agreement. The Company may enter into indemnity contracts with indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 7.2 and containing such other procedures regarding indemnification as are appropriate.

7.4           Amendments. No amendment, modification or rescission of this Section 7, or any provision hereof, the effect of which would diminish the rights to indemnification or advancement of expenses as set forth herein will be effective as to the Member or a Manager with respect to any action taken or omitted by such Member or Manager prior to such amendment, modification or rescission.

7.5           Indemnification of Officers, Employees and Agents. The Company may indemnify and advance expenses under Section 7 to an officer, employee or agent of the Company who is not a Member or Manager to the same extent and subject to the same conditions that the Company could indemnify and advance expenses to a Manager under this Agreement and Delaware law.

8.           RIGHTS AND OBLIGATIONS OF THE MEMBER.

8.1       Voting Rights. Except as otherwise specifically set forth in this Agreement, the Member shall have only the voting rights set forth in the Delaware Act.

8.2       Action by Member Without a Meeting. Any action required or permitted to be taken by the Member may be taken with or without a meeting, and with or without any written consents or other writings describing the action taken unless a writing is required by the terms of this Agreement.

8.3       Assignments. The Member may assign in whole or in part its limited liability company interest to any transferee. If the Member transfers all of the Member’s interest in the Company pursuant to this Section 8.3, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Any provision to the contrary contained in this Agreement notwithstanding, the Member may pledge, and otherwise grant a lien and security interest in, the limited liability company interests issued hereunder or covered hereby to any lender or lenders as collateral for the indebtedness, liabilities and obligations of the Company and/or any of its subsidiaries to such lender or lenders, and any such limited liability company interests shall be subject to such lender’s or lenders’ rights under any collateral documentation governing or pertaining to such pledge.

8.4       Continued Membership. Upon the occurrence of any of the events specified in Section 18-304 of the Delaware Act, the Member will remain a member of the Company notwithstanding the provisions of Section 18-304.

9.           CAPITAL CONTRIBUTIONS; LOANS.

9.1       Capital Contributions. The Member’s capital contribution shall be set forth on the books and records of the Company. The Member may, but is not required to, contribute such other amounts or property as it may from time to time deem necessary or appropriate.

9.2       Loans. The Member may lend money to the Company as approved by the Member and the Managers. If the Member lends money to the Company, the amount of any such loan is not an increase in the Member’s capital contribution. The amount of any such loan shall be a debt due from the Company to the Member, at such rates and on such terms as determined reasonably by the Member and the Managers.

10.         DISTRIBUTIONS. All distributions by the Company shall be made at the discretion of the Member, provided that no distribution shall be made in violation of the Delaware Act. Unless otherwise determined by the Member, no distribution will be paid to the Member in connection with the Member’s voluntary transfer or assignment of the Member’s entire interest in the Company.

11.         BOOKS AND RECORDS.

11.1       Availability. At all times during the existence of the Company, the Managers shall keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company’s business. The Member shall have the right at any time to inspect and copy the books and records of the Company.

11.2       Tax Returns. The Managers shall cause to be prepared all tax returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

11.3       Depositories. The Managers shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Managers shall select. All receipts of the Company from whatever source received (but no funds not belonging to the Company) shall be deposited to such accounts, and all expenses of the Company shall be paid from such accounts.

12.         DISSOLUTION.

12.1       Events Causing Dissolution.

12.1.1    The Company shall be dissolved and its affairs wound up only at such time as the Member determines that the Company should be dissolved or upon entry of a decree of judicial dissolution in accordance with the Delaware Act.

12.1.2    If at any time the Member dies, is declared by a court to be incompetent to manage his person or property or is dissolved or terminated, the Company shall not dissolve but the personal representative (as defined in the Delaware Act) of the Member shall agree in writing to continue the Company and to the admission of the personal representative or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the Member.

12.2       Winding Up and Liquidation.

12.2.1       Upon the dissolution of the Company, the Managers or their designee shall wind up the Company’s affairs in accordance with the Delaware Act. In winding up the affairs of the Company, the Managers are authorized to take any and all actions contemplated by the Delaware Act as permissible, including, without limitation:

(i)        prosecuting and defending suits, whether civil, criminal, or administrative;

(ii)       settling and closing the Company’s business;

(iii)      liquidating and reducing to cash the property as promptly as is consistent with obtaining its fair value;

(iv)      discharging or making reasonable provision for the Company’s liabilities; and

(v)       distributing the proceeds of liquidation and any undisposed property.

12.2.2   Upon the winding up of the Company, the Managers shall distribute the proceeds and undisposed property as follows:

(i)        to creditors, including the Member if the Member is a creditor (to the extent and in the order of priority provided by law) in satisfaction of liabilities of the Company, whether by payment or the making of reasonable provisions for payment thereof; and

(ii)       thereafter, to the Member.

12.3       Certificate of Cancellation. Upon the completion of the winding up and liquidation of the Company as contemplated in Section 12.2, the Company shall file a certificate of cancellation with the Delaware Secretary of State canceling the Certificate, at which time the Company shall terminate.

12.4       Termination of Agreement. This Agreement shall terminate and be of no further force and effect upon the filing of a certificate of cancellation canceling the Certificate; provided, however, that the provisions of Section 1.2 and Section 7 shall survive termination.

13.         MISCELLANEOUS.

13.1       Amendment. This Agreement may only be amended by the Member in writing.

13.2       Captions. Captions and headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

13.3       Number. Unless the context otherwise requires, the singular includes the plural.

13.4       Benefits and Burdens. The terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the Member and the Company.

13.5       Severability. Subject to Section 7.1.4, in the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.

13.6       Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties, it is expressly understood and intended that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

13.7       Entire Agreement. This Agreement constitutes the entire agreement with respect to the matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

[Signatures Follow on Next Page]

Exhibit C
to the Agreement and
Plan Of Merger

IN WITNESS WHEREOF, the Member and the Company have executed this Limited Liability Company Operating Agreement as of the date first above written.

MEMBER:

Moody National REIT II, Inc.

By:
Name:	Brett C. Moody
Title:	Chief Executive Officer and President

THE COMPANY:

Moody Merger Sub, LLC

By: Moody National REIT II, Inc., its Manager

By:
Name:	Brett C. Moody
Title:	Chief Executive Officer and President

[Signature Page to Moody Merger Sub, LLC Operating Agreement]

Exhibit D

to the Agreement and

Plan of Merger

AMENDED AND RESTATED ADVISORY AGREEMENT

AMONG

MOODY NATIONAL REIT II, INC.,

MOODY NATIONAL OPERATING PARTNERSHIP II, LP,

AND

MOODY NATIONAL ADVISOR II, LLC

1.	DEFINITIONS	A-138

2.	APPOINTMENT	A-144

3.	DUTIES OF THE ADVISOR	A-144

4.	AUTHORITY OF ADVISOR	A-146

5.	BANK ACCOUNTS	A-146

6.	RECORDS; ACCESS	A-147

7.	LIMITATIONS ON ACTIVITIES	A-147

8.	RELATIONSHIP WITH DIRECTORS	A-147

9.	FEES	A-147

10.	EXPENSES	A-149

11.	OTHER SERVICES	A-151

12.	REIMBURSEMENT TO THE ADVISOR	A-151

13.	RELATIONSHIP OF THE PARTIES	A-151

14.	OTHER ACTIVITIES OF THE ADVISOR	A-151

15.	TERM OF AGREEMENT	A-152

16.	TERMINATION BY THE PARTIES	A-152

17.	ASSIGNMENT TO AN AFFILIATE	A-152

18.	PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION	A-152

19.	INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP	A-153

20.	INDEMNIFICATION BY ADVISOR	A-154

21.	EXCLUSION OF CERTAIN TRANSACTIONS	A-154

22.	NON-SOLICITATION	A-154

23.	NOTICES	A-154

24.	MODIFICATION	A-155

25.	SEVERABILITY	A-155

26.	CONSTRUCTION	A-155

27.	ENTIRE AGREEMENT	A-155

28.	INDULGENCES, NOT WAIVERS	A-155

29.	GENDER	A-156

30.	TITLES NOT TO AFFECT INTERPRETATION	A-156

31.	EXECUTION IN COUNTERPARTS	A-156

32.	EFFECTIVENESS OF AGREEMENT	A-156

AMENDED AND RESTATED ADVISORY AGREEMENT

THIS AMENDED AND RESTATED ADVISORY AGREEMENT, dated as of the 16th day of November, 2016 (this “Agreement”), is entered into by and among Moody National REIT II, Inc., a Maryland corporation (the “Company”), Moody National Operating Partnership II, LP, a Delaware limited partnership (the “Operating Partnership”), and Moody National Advisor II, LLC, a Delaware limited liability company (the “Advisor,” and collectively with the Company and the Operating Partnership, the “Parties”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

W I T N E S S E T H

WHEREAS, the Company intends to qualify as a REIT, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;

WHEREAS, the Company is the general partner of the Operating Partnership and intends to conduct all of its business and make all Investments through the Operating Partnership;

WHEREAS, the Company is a party to that certain agreement and plan of merger, dated as of November 16, 2016 (as the same may be amended from time to time, the “Merger Agreement”), by and among the Company, the Operating Partnership, Moody Merger Sub, LLC (“Merger Sub”), Moody National REIT I, Inc. (“REIT I”) and Moody National Operating Partnership I, LP (“REIT I Operating Partnership”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, upon the time that the Merger (defined below) becomes effective (the “Merger Effective Time”), (i) REIT I will be merged with and into Merger Sub, with Merger Sub being the surviving entity and a wholly owned subsidiary of the Company and (ii) REIT I Operating Partnership will be merged with the Operating Partnership, with the Operating Partnership being the surviving entity (the foregoing merger transactions together, the “Merger”);

WHEREAS, the Company, the Operating Partnership and the Advisor are parties to that certain Advisory Agreement, dated as of the 12th day of January, 2015 (the “Original Agreement”);

WHEREAS, pursuant to the terms of the Merger Agreement, the Parties desire to amend and restate the Original Agreement pursuant to the terms hereof;

WHEREAS, this Agreement will become effective in accordance with Section 32 hereof;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the experience, sources of information, advice, assistance and certain facilities of the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision, of the Board, all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS. As used in this Agreement, the following terms have the definitions hereinafter indicated:

Acquisition Expenses. Any and all expenses, exclusive of Acquisition Fees and Financing Coordination Fees, incurred by the Company, the Operating Partnership, the Advisor, or any of their Affiliates in connection with the selection, evaluation, acquisition, origination, making or development of any Investments, whether or not acquired or originated, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums, and the costs of performing due diligence.

Acquisition Fees. Any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Company, the Operating Partnership or the Advisor) in connection with making or investing in any Investment or the purchase, development or construction of any Real Estate Asset, including real estate commissions, selection fees, development fees, construction fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature. Excluded shall be development fees and construction fees paid to any Person not Affiliated with the Sponsor in connection with the actual development and construction of a project.

Advisor. Moody National Advisor II, LLC, a Delaware limited liability company, any successor advisor to the Company, the Operating Partnership or any Person to which Moody National Advisor II, LLC or any successor advisor subcontracts substantially all of its functions. Notwithstanding the foregoing, a Person hired or retained by Moody National Advisor II, LLC to perform hotel management and related services for the Company or the Operating Partnership that is not hired or retained to perform substantially all of the functions of Moody National Advisor II, LLC with respect to the Company or the Operating Partnership as a whole shall not be deemed to be an Advisor.

Affiliate or Affiliated. With respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner of such other Person.

Articles of Incorporation. The Articles of Incorporation of the Company, as amended from time to time.

Asset Management Fee. The term “Asset Management Fee” shall mean the fee payable to the Advisor pursuant to Section 9(d).

Average Invested Assets. For a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Investments before deducting depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Board. The board of directors of the Company, as of any particular time.

Bylaws. The bylaws of the Company, as the same are in effect from time to time.

Cause. With respect to the termination of this Agreement, fraud, criminal conduct, misconduct or negligent breach of fiduciary duty by the Advisor, or a material breach of this Agreement by the Advisor.

Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Company. The term “Company” shall have the meaning set forth in the preamble of this Agreement.

Competitive Brokerage Commission. The term “Competitive Brokerage Commission” means a real estate or brokerage commission for the purchase or sale of a Property, Loan or Permitted Investment that is reasonable, customary, and competitive in light of the size, type, and location of the Property, Loan or Permitted Investment.

Contract Sales Price. The total consideration received by the Company for the sale of an Investment.

Dealer Manager. Moody Securities, LLC, or such other Person or entity selected by the Board to act as the dealer manager for the Offering. Moody Securities, LLC is a member of the Financial Industry Regulatory Authority.

Dealer Manager Fee. 3.0% of Gross Proceeds from the sale of Shares in the Primary Offering, payable to the Dealer Manager for serving as the dealer manager of such Offering.

Director. A member of the Board.

Disposition Fees. The term “Dispositions Fees” shall mean the fees payable to the Advisor pursuant to Section 9(c).

Distributions. Any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

Effective Date. The commencement date of the Initial Public Offering.

Excess Amount. The term “Excess Amount” shall have the meaning set forth in Section 12.

Expense Year. The term “Expense Year” shall have the meaning set forth in Section 12.

Financing Coordination Fees. The term “Financing Coordination Fees” shall mean the fees payable to the Advisor pursuant to Section 9(e).

GAAP. Generally accepted accounting principles as in effect in the United States of America from time to time.

Good Reason. With respect to the termination of this Agreement, (i) any failure to obtain a satisfactory agreement from any successor to the Company or the Operating Partnership to assume and agree to perform the Company’s or the Operating Partnership’s obligations under this Agreement; or (ii) any material breach of this Agreement of any nature whatsoever by the Company or the Operating Partnership.

Gross Proceeds. The aggregate purchase price of all Shares sold for the account of the Company through all Offerings, without deduction for Sales Commissions, volume discounts, any marketing support and due diligence expense reimbursement or Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced Sales Commissions are paid to the Dealer Manager or a Soliciting Dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full amount of the offering price per Share pursuant to the Prospectus for such Offering without reduction.

Indemnitee. The terms “Indemnitee and “Indemnitees” shall have the meaning set forth in Section 19 herein.

Independent Director. The term “Independent Director” shall have the meaning set forth in the Articles of Incorporation.

Initial Public Offering. The initial public offering of Shares registered pursuant to the Registration Statement.

Investments. Any investments by the Company or the Operating Partnership in Real Estate Assets and Securities and Debt-Related Investments.

Joint Ventures. The joint venture or partnership arrangements (other than with the Operating Partnership) in which the Company or any of its subsidiaries is a co-venturer or general partner which are established to acquire Real Properties.

Listing. The listing of the Shares on a national securities exchange or the receipt by the Company’s Stockholders of securities that are listed on a national securities exchange in exchange for the Company’s common stock. Upon such Listing, the Shares shall be deemed Listed.

Loans. Any indebtedness or obligations in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit or similar instruments, including mortgages and mezzanine loans.

Merger. The term “Merger” shall have the meaning set forth in the Recitals hereto.

Merger Agreement. The term “Merger Agreement” shall have the meaning set forth in the Recitals hereto.

Merger Disposition Fee. The fee payable to Moody National Advisor I, LLC (“REIT I Advisor”) pursuant to Section 1.1 of that certain Termination Agreement by and among REIT I, REIT I Operating Partnership, REIT I Advisor, Moody National Realty, L.P., Moody National LPOP I, LLC and the Company.

Merger Effective Time. The term “Merger Effective Time” shall have the meaning set forth in the Recitals hereto.

Merger Sub. The term “Merger Sub” shall have the meaning set forth in the Recitals hereto.

NASAA REIT Guidelines. The Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association as in effect on the Effective Date, as may be modified from time to time.

Net Income. For any period, the Company’s total revenues applicable to such period, less the total expenses applicable to such period other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets.

Offering. The public offering of Shares pursuant to a Prospectus.

Operating Partnership. The term “Operating Partnership” shall have the meaning set forth in the preamble of this Agreement.

Operating Partnership Agreement. The Amended and Restated Limited Partnership Agreement of Moody National Operating Partnership II, LP.

OP Limited Partnership Interests. Limited partnership interests in the Operating Partnership.

Organization and Offering Expenses. Organization and Offering Expenses means all expenses incurred by or on behalf of the Company in connection with and in preparing the Company for registration of and subsequently offering and distributing its Shares to the public, whether incurred before or after the date of this Agreement, which may include but are not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); any expense allowance granted by the Company to the underwriter or any reimbursement of expenses of the underwriter by the Company; expenses for printing, engraving and mailing; salaries of employees while engaged in sales activity; telephone and other telecommunications costs; all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings); charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under Federal and State laws, including taxes and fees, accountants’ and attorneys’ fees.

Original Agreement. The term “Original Agreement” shall have the meaning set forth in the Recitals hereto.

Person. An individual, corporation, partnership, trust, joint venture, limited liability company or other entity.

Primary Offering. The portion of an Offering other than the Shares offered pursuant to the Company’s distribution reinvestment plan.

Property Manager. An Affiliated entity that has been retained to perform and carry out property-management services at one or more of the Real Estate Assets.

Prospectus. A “Prospectus” under Section 2(10) of the Securities Act of 1933, as amended (the “Securities Act”), including a preliminary Prospectus, an offering circular as described in Rule 253 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public.

Real Estate Assets. Any investments by the Company or the Operating Partnership in unimproved and improved Real Property (including, without limitation, fee or leasehold interests, options and leases) either directly or through a Joint Venture.

Real Property. Real property owned from time to time by the Company or the Operating Partnership, either directly or through joint venture arrangements or other partnerships which consists of (i) land only, (ii) land, including the buildings located thereon, (iii) buildings only or (iv) such investments the Board and the Advisor mutually designate as Real Property to the extent such investments could be classified as Real Property.

Registration Statement. Registration Statement shall mean the Company’s registration statement on Form S-11 (Registration Number 333-198305), as amended from time to time, in connection with the Initial Public Offering.

REIT. A “real estate investment trust” under Sections 856 through 860 of the Code or as may be amended.

REIT I. The term “REIT I” shall have the meaning set forth in the Recitals hereto.

REIT I Operating Partnership. The term “REIT I Operating Partnership” shall have the meaning set forth in the Recitals hereto.

REIT I Property. Any property including, but not limited to (i) land, (ii) land including the buildings located thereon, (iii) buildings only and (iv) such investments the Board and the Advisor mutually deem to be REIT I Property, in each case that (A) was owned by REIT I immediately prior to the Merger Effective Time and (B) is subject to a Sale during the period beginning on the date on which the Merger Effective Time occurs and ending on the date that is one (1) year following the date on which the Merger Effective Time occurs.

REIT I Property Merger Disposition Fee. The portion of the Merger Disposition Fee allocable to a REIT I Property, determined in accordance with Schedule I, attached hereto.

Sale or Sales. Any transaction or series of transactions whereby: (i) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Real Property or portion thereof, including the lease of any Real Property consisting of a building only, and including any event with respect to any Real Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (ii) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Corporation or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (iii) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Operating Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Real Property or portion thereof, including any event with respect to any Real Property which gives rise to insurance claims or condemnation awards; or (iv) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Securities and Debt-Related Investment or portion thereof (including with respect to any Loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) and any event which gives rise to a significant amount of insurance proceeds or similar awards; or (v) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other asset not previously described in this definition or any portion thereof, but not including any transaction or series of transactions specified in clauses (i) through (v) above in which the proceeds of such transaction or series of transactions are reinvested by the Company in one or more assets within 180 days thereafter.

Sales Commission. 7.0% of Gross Proceeds from the sale of Shares in the Primary Offering payable to the Dealer Manager and reallowable to Soliciting Dealers with respect to Shares sold by them.

Securities and Debt-Related Investments. Any investments by the Company or the Operating Partnership in (i) real estate securities such as common stocks, preferred stocks and options to acquire stock in REITs and other real estate companies and (ii) debt-related investments such as (a) mortgage, mezzanine, bridge and other loans and (b) debt and derivative securities related to real estate assets including mortgage-backed securities, collateralized debt obligations, debt securities issued by real estate companies and credit default swaps.

Shares. The shares of the Company’s common stock, par value $0.01 per share.

Soliciting Dealers. Broker-dealers who are members of the Financial Industry Regulatory Authority, Inc., or that are exempt from broker-dealer registration, and who, in either case, have executed participating broker or other agreements with the Dealer Manager to sell Shares.

Special OP Limited Partnership Interests. Special OP Limited Partnership Interests means the separate series of limited partnership interests to be issued in accordance with Section 9(g).

Sponsor. Any Person which (i) is directly or indirectly instrumental in organizing, wholly or in part, the Company, (ii) will control, manage or participate in the management of the Company, and any Affiliate of any such Person, (iii) takes the initiative, directly or indirectly, in founding or organizing the Company, either alone or in conjunction with one or more other Persons, (iv) receives a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property, (v) has a substantial number of relationships and contacts with the Company, (vi) possesses significant rights to control the Company’s Investments, (vii) receives fees for providing services to the Company which are paid on a basis that is not customary in the industry, or (viii) provides goods or services to the Company on a basis which was not negotiated at arm’s-length with the Company. “Sponsor” does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.

Stockholders. The registered holders of the Shares.

Termination Date. The date of termination of this Agreement.

Termination Event. The termination or nonrenewal of this Agreement (i) in connection with a merger, sale of assets or transaction involving the Company pursuant to which a majority of the Directors then in office are replaced or removed, (ii) by the Advisor for Good Reason or (iii) by the Company and the Operating Partnership other than for Cause.

Total Operating Expenses. All costs and expenses paid or incurred by the Company, as determined under GAAP, that are in any way related to the operation of the Company or its business, including asset management fees and other fees paid to Advisors, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) incentive fees paid in compliance with the NASAA REIT Guidelines; (vi) Acquisition Fees and Acquisition Expenses, (vii) real estate commissions on the Sale of Real Property, and (viii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgages or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property). The definition of “Total Operating Expenses” set forth above is intended to encompass only those expenses which are required to be treated as Total Operating Expenses under the NASAA REIT Guidelines. As a result, and notwithstanding the definition set forth above, any expense of the Company which is not part of Total Operating Expenses under the NASAA REIT Guidelines shall not be treated as part of Total Operating Expenses for purposes hereof.

2%/25% Guidelines. The term “2%/25% Guidelines” shall have the meaning set forth in Section 12.

2.       APPOINTMENT. The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3.       DUTIES OF THE ADVISOR. The Advisor undertakes to use its best efforts to present to the Company and the Operating Partnership potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted by the Directors, and as amended from time to time with the approval of the Stockholders. In performance of this undertaking, subject to the supervision of the Directors and consistent with the provisions of the Articles of Incorporation and Bylaws of the Company and the Operating Partnership Agreement, the Advisor shall, either directly or by engaging an Affiliate:

(a)       assist in the development of the Initial Public Offering and any subsequent Offering approved by the Board, including the determination of the specific terms of the securities to be offered by the Company, preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents;

(b)       serve as the Company’s and the Operating Partnership’s investment and financial advisor;

(c)       provide the daily management for the Company and the Operating Partnership and perform and supervise the various administrative functions reasonably necessary for the management of the Company and the Operating Partnership;

(d)       investigate, select, and, on behalf of the Company and the Operating Partnership, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, real estate management companies, real estate operating companies, securities investment advisors, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including, but not limited to, entering into contracts in the name of the Company and the Operating Partnership with any of the foregoing;

(e)       consult with the officers and Directors of the Company and assist the Directors in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Directors with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company or the Operating Partnership;

(f)       subject to the provisions of Section 4 hereof, (i) participate in formulating an investment strategy and asset allocation framework, (ii) locate, analyze and select potential Investments, (iii) structure and negotiate the terms and conditions of transactions pursuant to which acquisitions and dispositions of Investments will be made; (iv) research, identify, review and recommend acquisitions and dispositions of Investments to the Board and make investments on behalf of the Company and the Operating Partnership in compliance with the investment objectives and policies of the Company; (v) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, Investments; (vi) enter into leases and service contracts for Real Estate Assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Real Estate Assets; (vii) actively oversee and manage Investments for purposes of meeting the Company’s investment objectives; (vii) select Joint Venture partners, structure corresponding agreements and oversee and monitor these relationships; (viii) oversee the performance of the Property Manager or third-party property managers who perform services for the Company or the Operating Partnership; (ix) oversee Affiliated and non-Affiliated Persons with whom the Advisor contracts to perform certain of the services required to be performed under this Agreement; (x) manage accounting and other record-keeping functions for the Company and the Operating Partnership; and (xi) recommend various liquidity events to the Board when appropriate;

(g)      upon request, provide the Directors with periodic reports regarding prospective investments;

(h)      make investments in, and dispositions of, Investments within the discretionary limits and authority as granted by the Board;

(i)       negotiate on behalf of the Company and the Operating Partnership with banks or lenders for Loans to be made to the Company and the Operating Partnership, and negotiate on behalf of the Company and the Operating Partnership with investment banking firms and broker-dealers or negotiate private sales of Shares or obtain Loans for the Company and the Operating Partnership, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company or the Operating Partnership;

(j)       obtain reports (which may, but are not required to, be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of Investments or contemplated investments of the Company and the Operating Partnership;

(k)      from time to time, or at any time reasonably requested by the Directors, make reports to the Directors of its performance of services to the Company and the Operating Partnership under this Agreement, including reports with respect to potential conflicts of interest involving the Advisor or any of its affiliates;

(l)       provide the Company and the Operating Partnership with all necessary cash management services;

(m)      do all things necessary to assure its ability to render the services described in this Agreement;

(n)       deliver to, or maintain on behalf of, the Company copies of all appraisals obtained in connection with the investments in any Real Estate Assets as may be required to be obtained by the Board;

(o)       notify the Board of all proposed material transactions before they are completed; and

(p)       effect any private placement of OP Limited Partnership Interests, tenancy-in-common or other interests in Investments as may be approved by the Board.

Notwithstanding the foregoing, the Advisor may delegate any of the foregoing duties to any Person so long as the Advisor or any Affiliate remains responsible for the performance of the duties set forth in this Section 3.

4.      AUTHORITY OF ADVISOR.

(a)       Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board hereby delegates to the Advisor the authority to perform the services described in Section 3.

(b)       Notwithstanding the foregoing, any investment in Investments, including any financing of such Investment will require the prior approval of the Board. The Advisor will deliver to the Board all documents and other information required by the Board or any committee of the Board, as the case may be, to evaluate a proposed Investment (and any financing related to such proposed investment).

(c)       If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents and other information required by them to properly evaluate the proposed transaction.

(d)       The prior approval of a majority of the Independent Directors not otherwise interested in the transaction and a majority of the Directors not otherwise interested in the transaction will be required for each transaction to which the Advisor or its Affiliates is a party.

(e)       The Board may, at any time upon the giving of written notice to the Advisor, modify or revoke the authority set forth in this Section 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company or the Operating Partnership prior to the date of receipt by the Advisor of such notification.

5.      BANK ACCOUNTS. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or the Operating Partnership or in the name of the Company and the Operating Partnership and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, under such terms and conditions as the Directors may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Directors and to the auditors of the Company.

6.      RECORDS; ACCESS. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company and the Operating Partnership.

7.     LIMITATIONS ON ACTIVITIES. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code unless the Board has determined that the Company will not seek or maintain REIT qualification, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or its Shares, or otherwise not be permitted by the Articles of Incorporation or Bylaws of the Company, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Advisor, its directors, officers, employees and members, and partners, directors, officers, members and stockholders of the Advisor’s Affiliates shall not be liable to the Company or to the Directors or Stockholders for any act or omission by the Advisor, its directors, officers, employees, or members, and partners, directors, officers, members or stockholders of the Advisor’s Affiliates taken or omitted to be taken in the performance of their duties under this Agreement except as provided in Section 19 of this Agreement.

8.     RELATIONSHIP WITH DIRECTORS. Subject to Section 7 of this Agreement and to restrictions advisable with respect to the qualification of the Company as a REIT, directors, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parents of an Affiliate, may serve as a Director and as officers of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Directors and no such Director shall be deemed an Independent Director for purposes of satisfying the Director independence requirement set forth in the Articles of Incorporation.

9.     FEES.

(a)       Acquisition Fees. The Advisor shall receive an Acquisition Fee payable by the Company as compensation for services rendered in connection with the investigation, selection and acquisition (by purchase, investment, exchange, sourcing or origination) of Investments. The total Acquisition Fees payable to the Advisor or its Affiliates shall equal 1.5% of (i) the cost of all Investments, including Acquisition Expenses and any debt attributed to such Investments and excluding Acquisition Fees and Financing Coordination Fees, or (ii) the amount funded by the Company to acquire or originate a Loan, including Acquisition Expenses related to such Investments and any debt used to fund the acquisition or origination of a Loan and excluding Acquisition Fees and Financing Coordination Fees. With respect to the acquisition of Real Estate Assets through a Joint Venture, the Acquisition Fee payable by the Company to the Advisor shall equal 1.5% of the Company’s allocable cost of such Real Estate Assets, including Acquisition Expenses and any debt attributed to such Investments and excluding Acquisition Fees and Financing Coordination Fees. Once the proceeds from the Primary Offering have been fully invested, the aggregate amount of Acquisition Fees and Financing Coordination Fees shall not exceed 1.9% of the Contract Sales Price and the amount advanced for a Loan or other Investment for all the assets acquired. The Advisor shall submit an invoice to the Company following the closing or closings of each Investment, accompanied by a computation of the Acquisition Fee. The Acquisition Fee payable to the Advisor shall be paid at the closing of the transaction upon receipt of the invoice by the Company.

With respect to and upon the effectiveness of the Merger, the Advisor shall be entitled to receive an Acquisition Fee payable by the Company equal to 1.5% of the aggregate Cash Consideration (as such term is defined in the Merger Agreement) paid to stockholders of REIT I in the Merger. For the avoidance of doubt, the Acquisition Fee as described in the preceding sentence shall be the only Acquisition Fee to which the Advisor is entitled with respect to the Merger, and the Advisor hereby waives any rights it may have under the Original Agreement to collect any other Acquisition Fee in connection with the Merger.

(b)       Limitation on Total Acquisition Fees, Financing Coordination Fees and Acquisition Expenses. Pursuant to the NASAA REIT Guidelines, the total of all Acquisition Fees, Acquisition Expenses and Financing Coordination Fees shall not exceed 6.0% of the “contract purchase price,” as defined in the Articles of Incorporation, of all Investments acquired.

(c)       Disposition Fees. If the Advisor provides a substantial amount of services, as determined by the Independent Directors in connection with a Sale, the Company shall pay a Disposition Fee to the Advisor equal to the lesser of (i)(a) where a brokerage commission is also payable to a third party, one-half of the aggregate brokerage commission paid, including brokerage commissions payable to third parties, or (b) where no brokerage commission is payable to any third party, the Competitive Brokerage Commission or (ii) 3.0% of the Contract Sales Price. With respect to a Property held in a Joint Venture, the Disposition Fee will be equal to the percentage of the “contract purchase price” reflecting the Company’s economic interest in the Joint Venture. Any Disposition Fee payable under this Section 9(c) may be paid in addition to real estate commissions paid to non-Affiliates, provided that the total real estate commissions (including such Disposition Fee) paid to all Persons by the Company for each Investment shall not exceed 6.0% of the Contract Sales Price.

Notwithstanding anything herein to the contrary, Advisor shall only be entitled to a Disposition Fee with respect to the Sale of any REIT I Property to the extent of the excess of (i) the Disposition Fee attributable to such REIT I Property calculated in accordance with this Section 9(c) over (ii) the REIT I Property Merger Disposition Fee applicable to such REIT I Property.

(d)       Asset Management Fee. The Advisor shall receive the Asset Management Fee as compensation for services rendered pursuant to Section 3 of this Agreement in connection with the management of the Company’s assets. The Asset Management Fee shall be calculated monthly and consists of a monthly fee of one-twelfth of 1.0% of the aggregate cost (before non-cash reserves and depreciation) of all Investments the Company owns, including Acquisition Fees, Acquisition Expenses and any debt attributable to such Investments. With the exception of any portion of the Asset Management Fee related to the disposition of Investments, which shall be payable at the time of such disposition, the Asset Management Fee shall be payable on the first of each month.

(e)       Financing Coordination Fees. The Advisor shall receive a Financing Coordination Fee as compensation for services rendered in connection with the coordination of debt financing obtained by the Company. The total Financing Coordination Fee payable to the Advisor or its Affiliates shall equal (i) 1.0% of the amount available under any loan or line of credit originated or assumed, directly or indirectly, in connection with the acquisition of Real Properties or other permitted Investments, by the Company, and will be in addition to the Acquisition Fees paid to the Advisor; (ii) 0.75% of the amount available or outstanding under any refinanced loan or line of credit of the Company, and will be in addition to the Acquisition Fees paid to the Advisor; or (iii) 0.75% of the Company’s proportionate share of the amount available or outstanding under any refinanced loan or line of credit in the case of Investments made through a Joint Venture, and will be in addition to the Acquisition Fees paid to the Advisor. Financing Coordination Fees will only be payable if the Advisor or its Affiliates provides services in connection with the origination, assumption or refinancing of debt that the Company uses to acquire Real Properties or other permitted Investments. The Advisor may pay some or all of the Financing Coordination Fee to third parties if the Advisor subcontracts with such third parties to coordinate financing obtained by the Company. The Advisor shall submit an invoice to the Company following the closing or closings of each debt financing or refinancing obtained by the Company, accompanied by a computation of the Financing Coordination Fee. The Financing Coordination Fee payable to the Advisor shall be paid at the closing of the debt financing upon receipt of the invoice by the Company.

(f)       Special Limited Partnership Interests. In addition, an Affiliate of the Advisor has made a capital contribution of $1,000 to the Operating Partnership in exchange for Special Limited Partnership Interests. The Special Limited Partnership Interests shall be entitled to the distributions provided for, and shall be subject to redemption by the Operating Partnership, in accordance with the terms of the Operating Partnership Agreement. To the extent distributions to the Special Limited Partnership Interests are not paid from net sales proceeds, such amounts will count against the limit on Total Operating Expenses set forth in the Articles of Incorporation.

10.       EXPENSES.

(a)       In addition to the fees paid to the Advisor pursuant to Section 9 hereof and subject to the limitations set forth in the Articles of Incorporation, the Company or the Operating Partnership shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor in connection with the services it provides to the Company and the Operating Partnership pursuant to this Agreement, including, but not limited to:

(i)        Organizational and Offering Expenses; provided, however, that (1) the Company shall not reimburse the Advisor to the extent such reimbursement would cause the total amount of Organization and Offering Expenses attributable to the Initial Public Offering paid by the Company and the Operating Partnership to exceed 15.0% of the Gross Proceeds from the Initial Public Offering raised as of the date of the reimbursement; (2) within 60 days after the end of the month in which the current Offering terminates, the Advisor shall reimburse the Company to the extent the Organizational and Offering Expenses borne by the Company exceed 15% of the Gross Proceeds raised in the completed Offering; and (3) the Company shall not reimburse the Advisor for any Organization and Offering Expenses that the Independent Directors determine are not fair and commercially reasonable to the Company.

(ii)       Acquisition Expenses incurred in connection with the selection and acquisition of Investments subject to the aggregate 6.0% cap on Acquisition Fees, Acquisition Expenses and Financing Coordination Fees set forth in Section 9(b);

(iii)      the actual cost of goods and services used by the Company and obtained from entities not affiliated with the Advisor;

(iv)      interest and other costs for borrowed money, including discounts, points and other similar fees;

(v)       taxes and assessments on income of the Company or Investments;

(vi)      costs associated with insurance required in connection with the business of the Company or by the Directors;

(vii)     expenses of managing and operating Investments owned by the Company, whether payable to an Affiliate of the Company or a non-Affiliated Person;

(viii)    all expenses in connection with payments to the Directors for attending meetings of the Directors and Stockholders;

(ix)      expenses associated with a Listing, if applicable, or with the issuance and distribution of Shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees, and other Organization and Offering Expenses;

(x)       expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Company to the Stockholders;

(xi)       expenses of organizing, revising, amending, converting, modifying, or terminating the Company or the Articles of Incorporation;

(xii)      expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xiii)     administrative service expenses (including (a) personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives Acquisition Fees, Financing Coordination Fees, Asset Management Fees, hotel management fees or real estate sales commissions, and (b) the Company’s allocable share of other overhead of the Advisor such as rent and utilities); and

(xiv)    audit, accounting and legal fees and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Board or any committee of the Board;

(xv)     out-of-pocket costs for the Company to comply with all applicable laws, regulations and ordinances, including without limitation, the Sarbanes-Oxley Act of 2002, as amended; and

(xvi)    all other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.

(b)       Expenses incurred by the Advisor on behalf of the Company and the Operating Partnership and payable pursuant to this Section 10 shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company and the Operating Partnership and the calculation of the Asset Management Fee during each quarter, and shall deliver such statement to the Company and the Operating Partnership within 45 days after the end of each quarter.

11.       OTHER SERVICES. Should the Directors request that the Advisor or any director, officer or employee thereof render services for the Company and the Operating Partnership other than set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

12.       REIMBURSEMENT TO THE ADVISOR. The Company may reimburse the Advisor, at the end of each fiscal quarter, for Total Operating Expenses incurred by the Advisor; provided, however, that the Company shall not reimburse the Advisor at the end of any fiscal quarter commencing on the fourth fiscal quarter after the quarter in which the Corporation makes its first investment in an Asset, for Total Operating Expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of two percent of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such 12-month period. Any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company or, at the option of the Company, subtracted from the Total Operating Expenses reimbursed during the subsequent fiscal quarter. If there is an Excess Amount in any Expense Year and the Independent Directors determine that such excess was justified based on unusual and nonrecurring factors which they deem sufficient, then the Excess Amount may be carried over and included in Total Operating Expenses in subsequent Expense Years and reimbursed to the Advisor in one or more of such years, provided that there shall be sent to the Stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such excess expenses were justified. Such determination shall be reflected in the minutes of the meetings of the Board. The Company will not reimburse the Advisor or its Affiliates for services for which the Advisor or its Affiliates are entitled to receive Acquisition Fees, Financing Coordination Fees, Asset Management Fees, hotel management fees or real estate commissions. All figures used in the foregoing computation shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.

13.       RELATIONSHIP OF THE PARTIES. The Company and the Operating Partnership, on the one hand, and the Advisor on the other, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners of joint venturers or impose any liability as such on either of them.

14.       OTHER ACTIVITIES OF THE ADVISOR. Nothing herein contained shall prevent the Advisor or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, member, partner, employee, or stockholder of the Advisor or its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association and earn fees for rendering such services. The Advisor may, with respect to any Investment in which the Company is a participant, also render advice and service to each and every other participant therein, and earn fees for rendering such advice and service. Specifically, it is contemplated that the Company may enter into joint ventures or other similar co-investment arrangements with certain Persons, and pursuant to the agreements governing such joint ventures or arrangements, the Advisor may be engaged to provide advice and service to such Persons, in which case the Advisor will earn fees for rendering such advice and service.

The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association. The Advisor or its Affiliates shall promptly disclose to the Board knowledge of such condition or circumstance. If the Advisor or its Affiliates have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Board (including the Independent Directors) to ensure that the Advisor and its Affiliates adopt the method approved by the Independent Directors by which investments are to be allocated to the competing investment entities and to use their best efforts to ensure that such method is applied fairly to the Company.

15.         TERM OF AGREEMENT. This Agreement shall have an initial term of one year from the Effective Date and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the Parties. The Company will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Independent Directors.

16.         TERMINATION BY THE PARTIES. This Agreement may be terminated (i) immediately by the Company or the Operating Partnership for Cause or upon the bankruptcy of the Advisor, (ii) upon 60 days written notice without Cause and without penalty by a majority of the Independent Directors of the Company or (iii) upon 60 days written notice with Good Reason by the Advisor. The provisions of Sections 17 through 30 survive termination of this Agreement.

17.         ASSIGNMENT TO AN AFFILIATE. This Agreement may be assigned by the Advisor to an Affiliate with the majority approval of the Board (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the approval of the Board. This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a corporation, limited partnership or other organization which is a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership are bound by this Agreement.

18.         PAYMENTS TO AND DUTIES OF ADVISOR UPON TERMINATION.

(a)      After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company or the Operating Partnership within 30 days after the effective date of such termination all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, subject to the 2%/25% Guidelines to the extent applicable.

(b)      The Advisor shall promptly upon termination:

(i)       pay over to the Company and the Operating Partnership all money collected and held for the account of the Company and the Operating Partnership pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)      deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii)     deliver to the Board all assets, including all Investments, and documents of the Company and the Operating Partnership then in the custody of the Advisor; and

(iv)     cooperate with the Company and the Operating Partnership to provide an orderly management transition.

19.         INDEMNIFICATION BY THE COMPANY AND THE OPERATING PARTNERSHIP. The Company and the Operating Partnership shall indemnify and hold harmless the Advisor and its Affiliates, including their respective directors (the “Indemnitees,” and each an “Indemnitee”), from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland, the Articles of Incorporation or the provisions of Section II.G of the NASAA REIT Guidelines. In addition, the Company and the Operating Partnership shall indemnify and hold harmless the officers of the Company and the Advisor and its Affiliates from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland or the Articles of Incorporation. Notwithstanding the foregoing, the Company and the Operating Partnership shall not provide for indemnification of an Indemnitee for any loss or liability suffered by such Indemnitee, nor shall they provide that an Indemnitee be held harmless for any loss or liability suffered by the Company and the Operating Partnership, unless all of the following conditions are met:

(a)       the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interest of the Company and the Operating Partnership;

(b)       the Indemnitee was acting on behalf of, or performing services for, the Company or the Operating Partnership;

(c)       such liability or loss was not the result of negligence or misconduct by the Indemnitee; and

(d)       such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from the Stockholders.

Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company and the Operating Partnership for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such Indemnitee unless one or more of the following conditions are met:

(a)       there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee;

(b)       such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or

(c)       a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company or the Operating Partnership were offered or sold as to indemnification for violation of securities laws.

In addition, the advancement of the Company’s or the Operating Partnership’s funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

(a)       the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company or the Operating Partnership;

(b)       the legal action is initiated by a third party who is not a Stockholder or the legal action is initiated by a stockholder acting in such stockholder’s capacity as such and a court of competent jurisdiction specifically approves such advancement; and

(c)       the Indemnitee undertakes to repay the advanced funds to the Company or the Operating Partnership, together with the applicable legal rate of interest thereon, in cases in which such Indemnitee is found not to be entitled to indemnification.

20.         INDEMNIFICATION BY ADVISOR. The Advisor shall indemnify and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misfeasance, intentional misconduct, negligence or reckless disregard of its duties; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

21.         EXCLUSION OF CERTAIN TRANSACTIONS. In the event the Company or the Operating Partnership shall propose to enter into any transaction in which a Director or an officer of the Company, and the Advisor, or any Affiliate of the Company, the Operating Partnership or the Advisor has a direct or indirect interest, then such transaction shall be approved by a majority of the Board and also by a majority of the Independent Directors.

22.         NON-SOLICITATION. During the period commencing on the Effective Date and ending one year following the Termination Date, the Company shall not, without the Advisor’s prior written consent, directly or indirectly (i) solicit or encourage any person to leave the employment or other service of the Advisor or its Affiliates; or (ii) hire on behalf of the Company or any other person or entity, any person who has left its employment within the one year period following the termination of that person’s employment the Advisor or its Affiliates. During the period commencing on the date hereof through and ending one year following the Termination Date, the Company will not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Advisor or its Affiliates with, or endeavor to entice away from the Advisor or its Affiliates, any person who during the term of the Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of the Advisor or its Affiliates.

23.         NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the Party to whom it is given, and shall be given by being delivered by hand, by facsimile transmission, by courier or overnight carrier or by registered or certified mail to the addresses set forth herein:

To the Board and to the Company:	Moody National REIT II, Inc.
6363 Woodway, Suite 110
Houston, Texas 77057
Facsimile: (713) 977-7505
Attention: Brett C. Moody

with a copy to (which shall not	Alston & Bird LLP
constitute notice):	1201 West Peachtree Street
Atlanta, GA 30309
Attention: Rosemarie A. Thurston

To the Operating Partnership:	Moody National Operating Partnership II, LP
6363 Woodway, Suite 110
Houston, Texas 77057
Facsimile: (713) 977-7505
Attention: Brett C. Moody

To the Advisor:	Moody National Advisor II, LLC
6363 Woodway, Suite 110
Houston, Texas 77057
Facsimile: (713) 977-7505
Attention: Brett C. Moody

Any Party may at any time give notice in writing to the other Parties of a change in its address for the purposes of this Section 23.

24.         MODIFICATION. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the Parties hereto, or their respective successors or assignees.

25.         SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

26.         CONSTRUCTION. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland.

27.         ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

28.         INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

29.        GENDER. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

30.         TITLES NOT TO AFFECT INTERPRETATION. The titles of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

31.         EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

32.         EFFECTIVENESS OF AGREEMENT. This Agreement, as amended and restated herein, shall not become effective until the Merger Effective Time. If the Merger Agreement is terminated prior to the Merger Effective Time, this Agreement shall automatically be deemed revoked and void ab initio, and the Parties shall have the rights and obligations set forth in the Original Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

Moody National REIT II, Inc.

By:
Name:	Brett C. Moody
Title:	Chief Executive Officer and President

Moody National Operating Partnership II, LP

By:	Moody National REIT II, Inc., its General
Partner

By:
Name:	Brett C. Moody
Title:	Chief Executive Officer and President

Moody National Advisor II, LLC

By:	Moody National REIT Sponsor, LLC

By:	Moody National REIT Sponsor SM, LLC

By:
Name:	Brett C. Moody
Title:	Member

[Signature Page to Amended and Restated Advisory Agreement]

SCHEDULE I

Merger Disposition Fee Allocation

Asset	Share of Disposition Fee
Homewood Suites Woodlands	$316,839
Hyatt Place Germantown	$253,831
Hyatt Place Charleston	$234,029
Hampton Inn Austin South	$388,848
Residence Inn Grapevine	$444,655
Courtyard Lyndhurst	$657,081
Hilton Garden Inn Austin	$567,070
Hampton Inn Great Valley	$273,634
Embassy Nashville	$1,456,379
Homewood Suites Austin	$342,042
Note receivable originated to Moody National DST Sponsor, LLC, aggregate principal amount of $9,000,000	$162,020
TownePlace Suites TCU	$221,427
Hampton Inn Energy Corridor	$181,822
Note receivable originated to Moody National Realty Company, L.P., aggregate principal amount of $4,500,000	$81,010
Total	$5,580,685

Annex B – Charter Amendment

MOODY NATIONAL REIT I, INC.

ARTICLES OF AMENDMENT

Moody National REIT I, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.

SECOND: The Charter is hereby further amended by deleting the existing Article XIV (“Roll-Up Transactions”) of the Charter in its entirety.

THIRD: The Charter is hereby further amended by re-numbering Article XV (“Duration”) to Article XIV (“Duration”).

FOURTH: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this ___ day of __________, 2016.

ATTEST:		MOODY NATIONAL REIT I, INC.

By:		By:
Name:	Robert W. Engel	Name:	Brett C. Moody
Title:	Secretary	Title:	Chief Executive Officer and President

Annex C – Opinion of FBR Capital Markets & Co.

The Special Committee of the Board of Directors Moody National REIT I, Inc. 6363 Woodway Drive, Suite 110 Houston, Texas 77057	November 16, 2016

Members of the Special Committee:

FBR Capital Markets & Co. (“FBRC” or “we”) has been advised that Moody National REIT I, Inc., a Maryland corporation (“REIT I”), is considering entering into a merger agreement (the “Merger Agreement”) with various parties including Moody National REIT II, Inc. a Maryland corporation, (“REIT II”), and that the Merger Agreement provides, among other things, for the merger of the Company with and into a newly formed subsidiary of REIT II (“Merger Sub”), as a result of which the Company will become a wholly owned subsidiary of REIT II (the “Merger”). As more fully set forth in the Merger Agreement, as a result of the Merger, each outstanding share of REIT I’s common stock, $0.01 par value per share, will be converted into the right to receive, at the election of the holder of such share, either an amount in cash (the “Cash Election Amount”) or a fraction of a share of the common stock of REIT II (the “Stock Election Amount”), subject to proration that may result in a REIT I stockholder that elects to receive cash instead receiving cash and shares of REIT II’s common stock. In accordance with the Merger Agreement, the Cash Election Amount and the Stock Election Amount will be finally determined based on the amount of transaction expenses incurred by REIT I in connection with the Merger and the other matters contemplated by the Merger Agreement. FBRC understands that the Cash Election Amount is expected to be $10.25 and the Stock Election Amount is expected to be 0.41. In this letter we refer to the consideration that the holders of REIT I’s common stock will be entitled to receive in the Merger as the “Proposed Consideration”.

The Special Committee (the “Special Committee”) of the Board of Directors of REIT I (the “Board”) has requested that we render an opinion, as investment bankers, to the Special Committee as to the fairness, from a financial point of view, of the Proposed Consideration to REIT I’s common stockholders (other than REIT II, Merger Sub or any of their respective affiliates) as of the date hereof.

For purposes of rendering the opinion expressed below, we have reviewed the proposed final draft of the Merger Agreement provided to us by the Company on November 15, 2016 (the “Draft Merger Agreement”). We have assumed that the final Merger Agreement will not differ in any material respect from the Draft Merger Agreement, and will reflect the terms of the Draft Merger Agreement.

In arriving at our opinion expressed below, we have also reviewed, among other things:

•	Certain publicly available material filed by REIT I with the United States Securities and Exchange Commission (the “SEC”) that we deemed to be relevant;

FBR Capital Markets & Co. . 1300 North 17th Street, Suite 1400 . Arlington, VA 22209 . 703.312.9500 .. www.fbr.com

Opinion of Fairness November 16, 2016

•	Certain historical and projected financial and operating information (including property-level financial and operating information) relating to REIT I’s business, earnings, assets and liabilities and to the prospects of REIT I, including certain financial projections (the “REIT I Projections”), each as prepared by REIT I’s management;
•	The form of Termination Agreement that is an Exhibit to the Draft Merger Agreement, pursuant to which the REIT I Advisory Agreement will be terminated at the time of the Merger;
•	Certain publicly available material filed by REIT II with the SEC that we deemed to be relevant;
•	Certain historical and projected financial and operating information (including property-level financial and operating information) relating to REIT II’s business, earnings, assets and liabilities and to the prospects of REIT II, including certain financial projections (the “REIT II Projections”), each as prepared by REIT II’s management; and
•	The form of Amended and Restated Advisory Agreement that is an Exhibit to the Draft Merger Agreement, pursuant to which the REIT II Advisory Agreement will be amended and restated at the time of the Merger.

In addition, we have:

•	Held discussions with members of the respective managements of REIT I and REIT II concerning their views of their respective company’s operations, financial condition and prospects, on a stand-alone basis and on a combined basis that gives effect to the Merger;
•	Reviewed certain financial and stock market information for selected publicly traded companies that we deemed to be relevant;
•	Reviewed certain financial and stock market information for selected precedent hospitality REIT and select service lodging M&A transactions that we deemed to be relevant;
•	Performed discounted cash flow analyses for REIT I based on projections provided by REIT I’s management;
•	Performed discounted cash flow analyses for REIT II based on projections provided by REIT II’s management;
•	Performed net asset value (“NAV”) analyses for REIT I based on projections provided by REIT I’s management;
•	Performed NAV analyses for REIT II based on projections provided by REIT II’s management; and
•	Performed such other studies and analyses, conducted such discussions, and reviewed such other presentations, reports, and materials as we deemed appropriate.

FBR Capital Markets & Co. . 1300 North 17th Street, Suite 1400 . Arlington, VA 22209 . 703.312.9500 .. www.fbr.com

Opinion of Fairness November 16, 2016

For purposes of rendering the opinion expressed below, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by REIT I, REIT II or their respective representatives or advisors or obtained by us from other sources. We have not independently verified (nor assumed any obligation to verify) any such information, undertaken an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of REIT I or REIT II, nor have we been furnished with any such valuation or appraisal. We have not evaluated the solvency or fair value of REIT I or REIT II under any state or federal laws relating to bankruptcy, insolvency or similar matters. We also have assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that, in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms, or conditions will be imposed that would be material to our analysis. We have also assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis, that the representations and warranties of each party contained in the Merger Agreement will be true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification. With respect to financial projections for REIT I, (including, without limitation, the REIT I Projections), we have been advised by REIT I, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of REIT I’s management of the expected future competitive, operating and regulatory environments and related financial performance of REIT I. With respect to financial projections for REIT II (including, without limitation, the REIT II Projections), we have been advised by REIT II, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of REIT II’s management of the expected future competitive, operating and regulatory environments and related financial performance of REIT II. We express no opinion with respect to such projections (including, without limitation, the REIT I Projections and the REIT II Projections), including the assumptions on which they are based. Furthermore, we have not assumed any obligation to conduct, and we have not conducted, any physical inspection of the properties or facilities of, or managed by, REIT I or REIT II.

The opinion expressed below is necessarily based upon financial, economic, market and other conditions and circumstances as they exist and can be evaluated, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to our attention after the date of this letter.

The opinion expressed below does not constitute a recommendation as to any action the Special Committee or the Board should take in connection with the Transaction or the other transactions contemplated by the Draft Merger Agreement or any aspect thereof and is not a recommendation to any director or stockholder of REIT I on how such person should vote with respect to the Transaction or related transactions and proposals. Our opinion relates solely to the fairness, from a financial point of view, to REIT I’s common stockholders (other than REIT II, Merger Sub or any of their respective affiliates) as of the date hereof, of the Proposed Consideration. We express no opinion herein as to the relative merits of the Merger and any other transactions or business strategies that may have been discussed by the Special Committee as alternatives to the Merger or the decision of the Special Committee or the Board to recommend the Merger, nor do we express any opinion on the structure, terms or effect of any other aspect of the Merger or the other transactions contemplated by the Draft Merger Agreement. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of REIT I’s officers, directors, or employees, or any class of such persons, in connection with the Merger relative to the Proposed Consideration. We are not experts in, and the opinion expressed below does not address, any of the legal, tax or accounting aspects of the Merger, including, without limitation, whether or not the Merger or the other transactions contemplated by the Draft Merger Agreement constitute a change of control under any contract or agreement to which REIT I or any of its affiliates is a party.

FBRC has acted as financial advisor to the Special Committee with respect to the transactions contemplated by the Draft Merger Agreement, will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger, and will receive a fee for rendering the opinion expressed below. In addition, REIT I has agreed to reimburse us for out-of-pocket expenses and to indemnify us against certain liabilities arising out of our engagement.

FBRC, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We or our affiliates have provided in the past investment and corporate banking services to certain affiliates of REIT I and REIT II (and may in the future provide such services to REIT I, REIT II and their respective affiliates), for which we or they have received, and may receive, customary fees. FBRC provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of REIT I, REIT II or their respective affiliates.

The opinion expressed below has been approved by a fairness opinion committee of FBRC. Our opinion has been prepared at the request of the Special Committee and is solely for the benefit and use of the Special Committee in its evaluation of the fairness, from a financial point of view, to REIT I’s common stockholders (other than REIT II, Merger Sub or any of their respective affiliates) of the Proposed Consideration.

Our opinion may not be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent except that our opinion may be reproduced in full and it may be summarized in any disclosure document filed by REIT I with the SEC with respect to the Merger, provided, in each case, that any summary of this opinion is in a form acceptable to FBRC.

Based upon and subject to the foregoing, it is our opinion, as investment bankers, that as of the date hereof, the Proposed Consideration is fair, from a financial point of view, to REIT I’s common stockholders (other than REIT II, Merger Sub or any of their respective affiliates).

Very truly yours,

/s/ FBR Capital Markets & Co.

FBR Capital Markets & Co.

FBR Capital Markets & Co. . 1300 North 17th Street, Suite 1400 . Arlington, VA 22209 . 703.312.9500 .. www.fbr.com

Annex D – Annual Report of Moody National REIT I, Inc. on Form 10-K for the Year Ended December 31, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2015

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period from ___________ to ___________.

Commission file number 000-55200

MOODY NATIONAL REIT I, INC.

 (Exact name of registrant as specified in its charter)

Maryland	26-1812865
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6363 Woodway Drive, Suite 110 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

(713) 977-7500

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

None

Securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934:

 Common Sock, par

value $0.01 per share

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes  ☐     No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. Yes  ☐     No  ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒     No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes  ☒     No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐     No  ☒

There is no established trading market for the registrant’s common stock and therefore the aggregate market value of the registrant’s common stock held by non-affiliates cannot be determined. There were approximately 12,846,737 shares of common stock held by non-affiliates at June 30, 2015, the last business day of the registrant’s most recently completed second fiscal quarter.

As of March 8, 2016, there were 13,148,475 shares of the common stock of the registrant outstanding.

MOODY NATIONAL REIT I, INC.

Special Note Regarding Forward-Looking Statements

Certain statements included in this annual report on Form 10-K (this “Annual Report”) that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	our ability to effectively deploy the remaining net proceeds raised in our public offering of common stock, which terminated effective February 20, 2015;

●	our ability to continue to obtain financing on acceptable terms;

●	our levels of debt and the terms and limitations imposed on us by our debt agreements;

●	our ability to continue to identify and acquire real estate and real estate-related assets on terms that are favorable to us;

●	risks inherent in the real estate business, including the lack of liquidity of real estate investments and potential liability relating to environmental matters;

●	changes in demand for rooms at our hotel properties;

●	our ability to continue to compete in the hotel industry;

●	adverse developments affecting our sponsor and its affiliates;

●	the availability of cash flow from operating activities for distributions;

●	changes in economic conditions generally and the real estate and debt markets specifically;

●	conflicts of interest arising out of our relationship with our advisor and its affiliates;

●	legislative or regulatory changes (including changes to the laws governing the taxation of real estate investment trusts, or REITs);

●	the availability of capital;

●	changes in interest rates; and

●	changes to generally accepted accounting principles, or GAAP.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon any forward-looking statements included herein. All forward-looking statements are made as of the date of this Annual Report, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements made after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this annual report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this annual report will be achieved.

PART I

ITEM 1.	Business

Overview

Moody National REIT I, Inc. is a Maryland corporation formed on January 15, 2008 to invest in a diversified portfolio of real estate investments. We have elected to qualify as a real estate investment trust, or REIT, commencing with the taxable year ended December 31, 2011. As used herein, the terms “we,” “our,” “us” and “our company” refer to Moody National REIT I, Inc. and, as required by context, Moody National Operating Partnership I, LP, a Delaware limited partnership, which we refer to as our “operating partnership,” and to their respective subsidiaries. References to “shares” and “our common stock” refer to the shares of our common stock. We own, and in the future intend to continue to own, substantially all of our assets and conduct our operations through our operating partnership, of which we are the sole general partner.

On April 15, 2009, we commenced an initial public offering of up to $1,000,000,000 in shares of our common stock to the public in our primary offering at $10.00 per share and up to $100,000,000 in shares of our common stock to our stockholders pursuant to our distribution reinvestment plan, or the DRIP, at $9.50 per share. On October 12, 2012, we terminated our initial public offering and commenced our follow-on public offering (discussed below). As of the termination of our initial public offering, we had accepted subscriptions for, and issued, 1,126,253 shares of our common stock in our initial public offering, including 29,582 shares of our common stock pursuant to our DRIP, resulting in offering proceeds of $10,966,713.

On October 12, 2012, we commenced our follow-on public offering, or our follow-on offering, of up to $1,000,000,000 in shares of our common stock, comprised of up to $900,000,000 in shares offered to the public at $10.00 per share and up to $100,000,000 in shares offered to our stockholders pursuant to the DRIP at $9.50 per share. Effective February 20, 2015, we terminated the offer and sale of shares to the public in our follow-on offering, and continued to issue shares pursuant to the DRIP. On November 4, 2015, we filed a new Registration Statement on Form S-3 with the SEC to register the sale of up to $25 million shares of our common stock pursuant to the DRIP, or our DRIP offering.

As of the termination of our follow-on offering, we had accepted investors’ subscriptions for, and issued, 11,826,697 shares of our common stock in that offering, including 510,457 shares of our common stock issued pursuant to the DRIP, resulting in aggregate gross offering proceeds of $113,162,397. As of December 31, 2015, we had accepted subscriptions for, and issued, an aggregate of 12,952,950 shares of common stock in our initial public offering and follow-on offering, including 540,039 shares of common stock issued pursuant to the DRIP, resulting in aggregate gross offering proceeds of $124,129,110. As of December 31, 2015, we had sold 65,344 shares pursuant to the DRIP in our DRIP offering, and 2,434,656 shares of our common stock registered in the DRIP offering remained available for sale.

We intend to use substantially all of the remaining net proceeds from our follow-on offering and the proceeds from any other offering of our shares that we may conduct in the future to continue to invest in a diversified portfolio of real properties, real estate securities and debt-related investments. To date, all of our investments have been in hotel properties or loans secured by hotel properties, and we anticipate that our portfolio will continue to consist primarily of hotel properties located in the United States and Canada that we own exclusively or in joint ventures or other co-ownership arrangements with other persons. We may also invest in other property types consisting of multifamily, office, retail and industrial assets located in the United States and Canada as well as securities of real estate companies and debt-related investments. We may also make opportunistic investments in properties that may be under-developed or newly constructed and in properties that we believe are undervalued.

As of December 31, 2015, we owned a portfolio of nine hotels and joint venture interests in two additional hotels with an aggregate purchase price of $225,082,000, exclusive of closing costs. We also owned (1) a joint venture interest in a mortgage note secured by a hotel property with an outstanding principal balance of $11,839,171 and (2) a note receivable from related party with a balance of $9,000,000 as of December 31, 2015.

On March 24, 2016, our board of directors determined an estimated value per share of our common stock of $10.75 as of December 31, 2015. For more information on the determination of the estimated per share value of our common stock, see Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Purchases of Equity Securities — Estimated Value Per Share.” In connection with the determination of our estimated per share value, our board of directors has also determined to increase the purchase price of shares offered pursuant to our distribution reinvestment plan to $10.21, effective upon not less than 10 days’ notice to our stockholders. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Subsequent Events — Revision of DRIP Share Price.” In the future, our board of directors may, in its sole discretion and from time to time, change the price at which we offer shares pursuant to our distribution reinvestment plan to reflect changes in our estimated value per share and other factors that our board of directors deems relevant.

Subject to certain restrictions and limitations, our business is externally managed by Moody National Advisor I, LLC, our external advisor, pursuant to an advisory agreement. We refer to Moody National Advisor I, LLC as our “advisor.” Our advisor conducts our operations and manages our portfolio of real estate investments.

Moody Securities, LLC, an affiliate of our advisor, served as our dealer manager for our public offerings. We refer to Moody Securities, LLC as our “dealer manager” or “Moody Securities.”

Our office is located at 6363 Woodway Drive, Suite 110, Houston, Texas and our telephone number is (713) 977-7500.

2015 Highlights:

During the year ended December 31, 2015, we:

●	closed the follow-on offering, having raised $124,129,110 in gross offering proceeds from our initial public offering, our follow-on offering and our DRIP offering;

●	continued paying a distribution which, if paid each day over a 365-day period, is equivalent to an 8.0% annualized distribution rate based on a purchase price of $10.00 per share of our common stock;

●	sold the Silicon Valley Hotel, a 127-suite hotel property located in Newark, California which we acquired for $10,000,000, for an aggregate sales price of $24,500,000; and

●	acquired the following three hotel properties and a joint venture interest in a hotel property for an aggregate purchase price of $101,550,000:

o	the Great Valley Hotel for an aggregate purchase price of $11,000,000 plus closing costs;

o	the Nashville Hotel for an aggregate purchase price of $66,300,000 plus closing costs;

o	the Homewood Suites Austin Hotel for an aggregate purchase price of $14,250,000 plus closing costs; and

o	our joint venture interest in the Fort Worth Hotel for an aggregate purchase price of $7,301,887 plus closing costs.

Investment Objectives

Our primary investment objectives are to:

●	preserve, protect and return stockholders’ capital contributions;

●	pay regular cash distributions to stockholders; and

●	realize capital appreciation upon the ultimate sale of the real estate assets we acquire.

Investment Strategy

 In identifying additional investments, we intend to continue to rely upon our “Moody Core Plus Plus” investment strategy. “Core” refers to a stable, Class A asset in a major metropolitan market, which can provide net operating income stability. However, we believe that a core buying strategy, without a supply-demand imbalance, offers minimal growth potential along with an increased risk of asset devaluation. “Core Plus” builds upon a foundation of targeting core markets, which are major metropolitan areas with stable population growth, high barriers to entry and multiple demand generators, by seeking to capitalize upon potential supply-demand imbalances that we believe will create a technical pressure on a particular asset or asset class. We intend to identify these technical pressures created by demographic, business and industry changes which lead to supply and demand imbalances in a particular market. By utilizing this Core Plus strategy of purchasing undervalued assets with underlying intrinsic value, we believe a core asset will create greater value at disposition. Our “Core Plus Plus” strategy builds further upon the acquisition philosophy of Core Plus to combine our real property investments with real estate securities and debt-related investments, including (1) mortgage and mezzanine loans, (2) debt and derivative securities related to real estate, including mortgage-backed securities, and (3) the equity securities of other REITs and real estate companies. We are not specifically limited in the number or size of our real estate securities and debt-related investments. The number and mix of properties we acquire and other investments we make will depend upon real estate and market conditions and other circumstances existing at the time we are acquiring our properties and making our investments.

Investment Portfolio

As of December 31, 2015, our portfolio was comprised of thirteen total investments: (1) nine hotel properties located in Texas, Tennessee, South Carolina and Pennsylvania comprising 1,154 rooms; (2) joint venture interests in the 227-suite Lyndhurst Hotel located in New Jersey and a joint venture interest in the 95-room Fort Worth Hotel located in Texas; (3) a 74.5% joint venture interest in a mortgage note secured by the Hyatt Place Hotel in Grapevine, Texas, or the Hyatt Place Note; and (4) a note receivable from related party.

Our Hotel Properties

As of December 31, 2015, our portfolio included nine hotel properties and two joint venture interests in the hotel properties described below.

Property Name	Date Acquired	Location	Ownership Interest	Purchase Price(1)	Rooms	Mortgage Debt Outstanding(2)
Woodlands Hotel (Homewood Suites by Hilton)(3)	November 8, 2012	The Woodlands, Texas	100%	$12,000,000	91	$9,300,000

Germantown Hotel (Hyatt Place)(4)	April 9, 2013	Germantown, Tennessee	100%	11,300,000	127	7,465,018

Charleston Hotel (Hyatt Place)(5)	July 2, 2013	North Charleston, South Carolina	100%	11,800,000	113	7,536,474

Austin Hotel (Hampton Inn)(6)	December 30, 2013	Austin, Texas	100%	15,350,000	123	11,207,445

Grapevine Hotel (Residence Inn)(7)	March 31, 2014	Grapevine, Texas	100%	20,500,000	133	12,951,025

Lyndhurst Hotel (Marriott Courtyard)(8)	September 30, 2014	Lyndhurst, New Jersey	(9)	33,322,000	227	31,415,138

Austin Arboretum Hotel (Hilton Garden Inn)(10)	November 20, 2014	Austin, Texas	100%	29,250,000	138	19,000,000

Great Valley Hotel (Hampton Inn)(11)	March 27, 2015	Frazer, Pennsylvania	100%	11,000,000	125	8,200,000

Nashville Hotel (Embassy Suites)(12)	June 16, 2015	Nashville, Tennessee	100%	66,300,000	208	43,000,000

Homewood Suites Austin Hotel (Homewood Suites)(13)	August 3, 2015	Austin, Texas	100%	14,250,000	96	11,000,000

Fort Worth Hotel (TownPlace Suites)(14)	December 18, 2015	Fort Worth, Texas	(15)	7,301,887	95	7,167,151

Totals				$232,373,887	1,476	$168,242,251

(1)	Excludes acquisition costs.

(2)	As of December 31, 2015.

(3)	The Woodlands Hotel was developed in 2001. All suites at the Woodlands Hotel have fully equipped kitchens, separate eating and sitting areas and high speed internet access. Property amenities include a business center, meeting rooms, fitness center and courtyard pool and spa.

(4)	The Germantown Hotel opened in August 2009. Guestrooms feature a refrigerator, 42” flat-panel HDTV, Hyatt Grand Bed, and flexible workspace with task lighting. Property amenities include Wi-Fi internet access throughout the hotel, 24-hour StayFit@Hyatt fitness center, heated outdoor pool, 24/7 guest kitchen and bakery café, 1,125 square feet of flexible meeting space and all-inclusive meeting packages.

(5)	The Charleston Hotel opened in June 2010. The guestrooms feature a refrigerator, 42” flat-panel HDTV, Hyatt Grand Bed, and flexible workspace. Property amenities include Wi-Fi internet access throughout the hotel, heated indoor pool, and 24/7 guest kitchen and bakery café.

(6)	The Austin Hotel was built in 1997 and extensively renovated in 2012. Property amenities include an outdoor swimming pool, business center, fitness room, breakfast buffet and meeting space.

(7)	The Grapevine Hotel was built in 2007 and is located in close proximity to Dallas/Fort Worth International Airport (DFW), from which it receives business travel demand.

(8)	The Lyndhurst Hotel was constructed in 1990. Amenities at the Lyndhurst Hotel include a restaurant and lounge, 2,910 square feet of meeting space, lobby grab-and-go, indoor pool, outdoor terrace, fitness center and business center.

(9)	The Lyndhurst Hotel is owned by MN Lyndhurst Venture, LLC, or the Lyndhurst joint venture. Our operating partnership contributed $100 to the Lyndhurst joint venture in exchange for 100% of the Class B membership interests, or the Class B Interests, of the Lyndhurst joint venture. Pursuant to the operating agreement of the Lyndhurst joint venture, our operating partnership has also paid approximately $5.37 million in costs and fees and capital reserve requirements associated with the transfer of the Lyndhurst Hotel to the Lyndhurst joint venture, all of which amounts were deemed to be additional capital contributions by our operating partnership to the Lyndhurst joint venture in exchange for additional Class B Interests. The prior tenant-in common owners of the Lyndhurst Hotel contributed their tenant-in-common (TIC) ownership interests in the Lyndhurst Hotel (valued at $1,000 in the aggregate) to the Lyndhurst joint venture in exchange for non-voting class A membership interests, or the Class A Interests, of the Lyndhurst joint venture. Our operating partnership serves as the sole manager of the Lyndhurst joint venture and manages the business and affairs of the Lyndhurst joint venture. Cash available for distribution to the members of the Lyndhurst joint venture will be distributed as follows: (1) first, 100% to our operating partnership until it has received cash distributions equal to a 12% annual, cumulative, non-compounded return on its capital contributions to the Lyndhurst joint venture and a return of 100% of its unreturned capital contributions to the Lyndhurst joint venture, (2) next, 100% to the holders of the Class A Interests until they have received a return of 100% of their capital contributions to the Lyndhurst joint venture (valued at $1,000 in the aggregate), and (3) next, 60% to our operating partnership and 40% to the holders of the Class A Interests.

(10)	The Austin Arboretum Hotel is a five-story, 138-room hotel located in Austin’s Northwest/Arboretum corridor. Built in 2002, the Austin Arboretum Hotel has been recently enhanced by a comprehensive multi-year capital program renovation.

(11)	The Great Valley Hotel is a five-story limited service hotel facility built in 1998 and renovated in 2004. The Great Valley Hotel features 125 rooms, including 115 standard guestrooms and 10 suites, and includes 630 square feet of meeting space, a business center, a fitness center, an outdoor pool, and appropriate back-of-the-house facilities.

(12)	The Nashville Hotel is a 208 room, select-service all suites hotel facility built in 2001. Located just three blocks away from the Vanderbilt University campus and Medical Center, the Embassy Suites Nashville is well positioned in the West End-Midtown district, less than two miles from downtown Nashville.

(13)	The Homewood Suites Austin Hotel is a 96 room select-service hotel constructed in 1998. The Homewood Suites Austin is located approximately six miles from Austin-Bergstrom International Airport and is just minutes from downtown Austin.

(14)	The Fort Worth Hotel is a 95-unit hotel constructed in 1998. Room amenities include a fully equipped kitchen, luxury bedding, free internet access and a workspace area. The Ft. Worth Hotel also features an outdoor pool, a fitness center and on-site guest laundry room.

(15)	The Fort Worth Hotel is owned by MN Fort Worth Venture, LLC, or the Fort Worth Joint Venture. Our operating partnership contributed $100 to the Fort Worth Joint Venture in exchange for 100% of the Class B membership interests, or the Class B Interests, of the Fort Worth Joint Venture. Pursuant to the operating agreement of the Fort Worth Joint Venture, our operating partnership has paid approximately $3.28 million in costs and fees and capital reserve requirements associated with the transfer of the Fort Worth Hotel to the Fort Worth Joint Venture, all of which amounts were deemed to be additional capital contributions by our operating partnership to the Fort Worth Joint Venture in exchange for additional Class B Interests. The prior tenant-in common owners of the Fort Worth Hotel contributed their TIC ownership interests in the Fort Worth Hotel (valued at $1,000 in the aggregate) to the Fort Worth Joint Venture in exchange for non-voting class A membership interests, or the Class A Interests, of the Fort Worth Joint Venture. Our operating partnership serves as the sole manager of the Fort Worth Joint Venture and manages the business and affairs of the Fort Worth Joint Venture. Cash available for distribution to the members of the Fort Worth Joint Venture will be distributed as follows: (1) first, 100% to our operating partnership until it has received cash distributions equal to a 12% annual, cumulative, non-compounded return on its capital contributions to the Fort Worth Joint Venture and a return of 100% of its unreturned capital contributions to the Fort Worth Joint Venture, (2) next, 100% to the holders of the Class A Interests until they have received a return of 100% of their capital contributions to the Fort Worth Joint Venture (valued at $1,000 in the aggregate), and (3) next, 50% to our operating partnership and 50% to the holders of the Class A Interests.

Each of our properties is owned by wholly-owned subsidiaries of our operating partnership, which we refer to as “property owners.” In connection with the acquisition of each of our hotels, we formed a taxable REIT subsidiary, or a TRS. The property owners and wholly owned subsidiaries of the TRSs, which we refer to as “master tenants,” are party to hotel lease agreements pursuant to which each property owner leases its hotel to a master tenant. The leases provide for ten-year lease terms, provided that a property owner may terminate its lease upon 45 days prior written notice to the master tenant in the event that we contract to sell the hotel to a non-affiliate. Moody National Hospitality Management, LLC, our affiliate, manages each of our hotel properties pursuant to a hotel management agreement between Moody National Hospitality Management, LLC and each master tenant.

We believe that all of our hotel properties are adequately covered by insurance and are suitable for their intended purposes. Each of our hotel properties faces competition from other hotel properties in and around their respective submarkets. We are undertaking renovations at the Austin Hotel, the Grapevine Hotel, the Lyndhurst Hotel, the Austin Arboretum Hotel, the Great Valley Hotel, and the Nashville Hotel.

Our Mortgage Note

The following table sets forth certain summary information regarding our investment in the Hyatt Place Note as of December 31, 2015:

Date Acquired	Ownership Interest		Loan Type	Collateral	Aggregate Purchase Price		Outstanding Principal Balance	Interest Rate	Maturity Date
June 3, 2011	74.5	%(1)	First Mortgage	Hotel(2)	$12,759,199	(3)	$11,839,171	(4)	February 1, 2018

(1)	We acquired our interest in the Hyatt Place Note through MNHP Note Holder, LLC, a Delaware limited liability company, which we refer to as the “note joint venture.” Our operating partnership owns a 74.5% membership interest in the note joint venture. Moody National Mortgage, an affiliate of our sponsor controlled by Brett C. Moody, our Chairman of the Board and Chief Executive Officer, owns a 14% membership interest in the note joint venture and members of Moody National HP Grapevine Trust, a Delaware statutory trust, collectively own the remaining 11.5% membership interest in the note joint venture.

(2)	The Hyatt Place Note is secured by a first lien on the 125-room Hyatt Place hotel property located in Grapevine, Texas.

(3)	A portion of the purchase price for the Hyatt Place Note was funded with the proceeds of a loan in the original aggregate principal amount of $11,483,280.

(4)	The Hyatt Place Note accrued interest at a fixed rate of 5.15% per annum through August 21, 2012. For the period from August 21, 2012 through August 21, 2015, the Hyatt Place Note accrued interest at a fixed rate equal to 5.15%. For the period from August 21, 2015 through the maturity date, the Hyatt Place Note accrues interest at 5.15%, which is a rate equal to (1) the variable interest rate per annum published in the Wall Street Journal as the “prime rate” for the U.S. in effect as of August 21, 2015, plus (2) 1.90%, provided that in no event will the interest rate exceed the maximum rate permitted by law.

Our Note Receivable from Related Party

On August 21, 2015 we originated a loan in the aggregate principal amount of $9,000,000, or the Related Party Note, to Moody National DST Sponsor, LLC, a Texas limited liability company and an affiliate of our sponsor, or DST Sponsor. The Related Party Note’s proceeds were used by DST Sponsor solely to acquire a commercial real property located in Katy, Texas, or the Subject Property.

The entire unpaid principal balance of the Related Party Note and all accrued and unpaid interest thereon and all other amounts due under the Related Party Note are due and payable in full on the earlier of (1) August 21, 2016, or (2) ten days following the sale of 100% of the equity ownership interests that are to be syndicated in the Subject Property. Interest on the outstanding principal balance of the Related Party Note accrues at a fixed per annum rate equal to 12%, provided that in no event will the interest rate exceed the maximum rate permitted by applicable law. DST Sponsor will pay us an origination fee in the amount of $90,000 and an exit fee in the amount of $90,000 upon the maturity date of the Related Party Note, including any earlier prepayment date or accelerated maturity date of the Related Party Note. The Related Party Note may be prepaid in whole or part by DST Sponsor without penalty at any time upon prior written notice to us.

Borrowing Policies

We use, and intend to use in the future, secured and unsecured debt as a means of providing additional funds for the acquisition of real property, securities and debt-related investments. By operating on a leveraged basis, we expect that we will have more funds available for investments. This will generally allow us to make more investments than would otherwise be possible, potentially resulting in enhanced investment returns and a more diversified portfolio. However, our use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to assets other than those specifically securing the repayment of the indebtedness. When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of obtaining debt financing at a later time.

Our advisor will seek to obtain financing on the most favorable terms available to us. We expect we will refinance assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of any such refinancing may include increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.

Our Second Articles of Amendment and Restatement, as amended, or our “charter,” restricts us from obtaining loans from any of our directors, our advisor and any of our affiliates unless such loan is approved by a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

As of December 31, 2015, our outstanding indebtedness totaled $178,236,424. Our aggregate borrowings, secured and unsecured, are reviewed by our board of directors at least quarterly. Under our charter, we are prohibited from borrowing in excess of 300% of the value of our net assets. “Net assets” for purposes of this calculation is defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of our assets before non-cash reserves and depreciation. However, we may temporarily borrow in excess of these amounts if such excess is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report, along with an explanation for such excess. As of December 31, 2015 and 2014, our debt levels did not exceed 300% of the value of our net assets.

Economic Dependency

We are dependent on our advisor for certain services that are essential to us, including the identification, evaluation, negotiation, purchase and disposition of properties and other investments, management of the daily operations of our real estate portfolio, and other general and administrative responsibilities. In the event that our advisor is unable to provide these services to us, we will be required to obtain such services from other sources, and our failure to identify such other sources could have an adverse impact on our financial condition and results of operations. Prior to the termination of the offer and sale of our shares to the public in our follow-on offering on February 20, 2015, we were dependent upon our dealer manager for the sale of our shares in our follow-on offering.

FINRA Investigation of Moody Securities

From 2012 to 2015, our dealer manager, Moody Securities, was the subject of an ongoing examination by the Financial Industry Regulatory Authority, Inc., or FINRA, regarding its sales of our shares in our initial public offering, focused on a number of areas, including Moody Securities’ compliance with FINRA Rule 2310 and the computation of organization and offering expenses incurred in connection with our initial public offering. The FINRA investigation of Moody Securities did not implicate us directly. In July 2015, Moody Securities settled the matter with FINRA by agreeing to a censure and by making a $350,000 payment to us which was distributed to our stockholders.

Competitive Market Factors

The United States commercial real estate market is highly competitive. We face competition from various entities for investment opportunities in our targeted assets, including other REITs, pension funds, insurance companies, investment funds, real estate companies and developers. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage, including risks with respect to the geographic location of investments or the creditworthiness of tenants. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell real estate assets. In particular, the hotel industry is highly competitive. Each of our hotel properties is located in developed areas that include other hotels and compete for guests primarily with other hotels in the immediate vicinity and secondarily with other hotels in the geographic market. An increase in the number of competitive hotels in a particular area could have a material adverse effect on the occupancy, average daily rate, or ADR, and revenue per available room, or RevPAR, of our hotels in that area. We believe that brand recognition, location, price and quality (of both the hotel and the services provided) are the principal competitive factors affecting our hotel properties. Additionally, general economic conditions in a particular market and nationally impact the performance of the hotel industry.

Disruptions in the credit markets may materially impact the cost and availability of debt to finance real estate acquisitions, which is a key component of our acquisition strategy. Although credit markets have stabilized since the recession from 2007 to 2009, future limited availability of financing could result in a further reduction of suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources than we do. All of the above factors could result in delays in the investment of the remaining proceeds from our follow-on offering. Further, as a result of their greater financial resources, our competitors may have more flexibility than we do in their ability to offer rental concessions to attract tenants for commercial properties. This could put pressure on our ability to maintain or raise rents and could adversely affect our ability to attract or retain tenants. As a result, our financial condition, results of operations, cash flow, ability to satisfy our debt service obligations and ability to pay distributions to our stockholders may be adversely affected.

The success of our portfolio of debt-related investments and real estate securities depends, in part, on our ability to acquire and originate investments with spreads over our borrowing cost. In acquiring and originating these investments, we compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders, governmental bodies and other entities, many of which have greater financial resources and lower costs of capital available to them than we do. In addition, there are numerous REITs and real estate funds with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, size of loans offered and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential loans than we are, our acquisition and origination volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Tax Status

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, commencing with the taxable year ended December 31, 2011. Prior to qualifying to be taxed as a REIT, we were subject to normal federal and state corporation income taxes.

To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income to our stockholders. As a REIT, we generally will not be subject to federal income tax at the corporate level. We believe we are organized and operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT.

Regulations

All real property investments and the operations conducted in connection with such investments are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liability on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on a real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such real property as collateral for future borrowings. Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures or may impose material environmental liability. Additionally, tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our real properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our real properties. There are also various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of real properties, we may be exposed to such costs in connection with such regulations. The cost of defending against environmental claims, of any damages or fines we must pay, of compliance with environmental regulatory requirements or of remediating any contaminated real property could materially and adversely affect our business and results of operations or lower the value of our assets and, consequently, lower the amounts available for distribution to our stockholders.

We do not believe that compliance with existing environmental laws will have a material adverse effect on our financial condition or results of operations. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties in which we hold an interest, or on properties that may be acquired directly or indirectly in the future.

Seasonality

The hotel industry historically has been seasonal in nature. Seasonal variations in occupancy at our hotel properties and other hotel properties we may acquire may cause quarterly fluctuations in our revenues. Specifically, business class hotels tend to draw lower occupancy rates during holidays as there is less business travel. To the extent that cash flow from operations is insufficient during any quarter due to temporary or seasonal fluctuations in revenue we expect to utilize cash on hand or if necessary any other available financing sources to make distributions.

Employees

We have no paid employees. The employees of our advisor or its affiliates provide management, acquisition, advisory and certain administrative services for us.

Financial Information about Industry Segments

Our current business consists of owning, managing, operating, leasing, acquiring, developing, investing in, and disposing of real estate assets. We internally evaluate all of our real estate assets as one industry segment, and, accordingly, we do not report segment information.

Available Information

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, as a result, we file periodic reports and other information with the SEC. Access to copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings that we make with the SEC, including amendments to such filings, may be obtained free of charge from the following website, http://www.moodynationalreit.com. These filings are available promptly after we file them with, or furnish them to, the SEC. We are not incorporating our website or any information from the website into this Annual Report. The SEC also maintains a website, http://www.sec.gov, where our filings are available free of charge.

ITEM 1A.	Risk Factors

The following are some of the risks and uncertainties that could cause our actual results to differ materially from those presented in our forward-looking statements. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business. Our stockholders or potential investors may be referred to as “you” or “your” in this Item 1A.

Investment Risks

Since the commencement of our initial public offering in 2009, we have raised a relatively limited amount of offering proceeds.

Based upon our operating history to date and our limited portfolio of investments, there can be no assurance that we will be able to successfully operate our business or achieve our investment objectives. As of December 31, 2015, we have raised $124,129,110 in gross offering proceeds in our initial public offering and our follow-on offering, including through shares issued pursuant to the DRIP.

We have experienced losses in the past and may experience similar losses in the future.

We incurred a net operating loss for the years ended December 31, 2010, 2011, 2012, 2013, and 2014. Our losses can be attributed, in part, to the initial start-up costs and operating expenses incurred prior to making investments in properties. In addition, depreciation and amortization and acquisition expenses substantially reduced our income. We cannot assure you that we will be profitable in the future or that we will realize growth in the value of our assets.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

Pannell Kerr Forster of Texas, P.C., or PKF, served as our independent auditor beginning in November 10, 2010 through February 8, 2012. On February 7, 2012, PKF informed our board of directors that it could not be considered independent in accordance with Rule 201 of SEC Regulation S-X for the 2011 fiscal year. On February 10, 2012, PKF informed our board that it could not be considered independent for the 2009 and 2010 fiscal years. Consequently, from March 31, 2011 (the date PKF first issued a report on our financial statements) to February 8, 2012, the offer and sale of securities in our initial public offering may have failed to comply fully with Section 5 of the Securities Act which may trigger a right of rescission under the Securities Act for investors that purchased shares of our common stock during this period. Such stockholders may have the right to rescind their purchase of shares of our common stock and require us to reacquire their shares at a price equal to the price originally paid for such shares with interest, less the amount of any income received with respect to such shares. An investor who acquired shares of our common stock during this period who no longer owns the shares they acquired may have the right to collect damages from us in lieu of the rescission rights described above. If stockholders were successful in seeking rescission and/or damages, we would face financial demands that could adversely affect our business and operations. Additionally, we may become subject to penalties imposed by the SEC and state securities agencies. As of the date of this Annual Report, we have not received a claim for rescission. If stockholders seek rescission or damages or we conduct a rescission offer, we may or may not have the resources to fund the repurchase of the securities.

There is no public trading market for shares of our common stock and we are not required to effectuate a liquidity event by a certain date. As a result, it will be difficult for you to sell your shares of common stock and, if you are able to sell your shares, you are likely to sell them at a substantial discount.

There is no current public market for the shares of our common stock and we have no obligation to list our shares on any public securities market or provide any other type of liquidity to our stockholders. It will therefore be difficult for you to sell your shares of our common stock promptly or at all. Even if you are able to sell your shares of our common stock, the absence of a public market may cause the price received for any shares of our common stock sold to be less than what you paid or less than your proportionate value of the assets we own. We have adopted a share redemption program but it is limited in terms of the amount of shares that may be purchased by us each quarter. Additionally, our charter does not require that we consummate a transaction to provide liquidity to our stockholders on any date certain or at all. As a result, you should purchase shares of our common stock only as a long-term investment, and you must be prepared to hold your shares for an indefinite length of time.

We commenced operations on May 27, 2010 and therefore we have a limited operating history and there is no assurance that we will be able to successfully achieve our investment objectives.

We commenced operations on May 27, 2010 with the acquisition of our first investment, have a limited operating history and currently have only thirteen investments. On February 20, 2015, we terminated the offer and sale of shares of our common stock to the public in our follow-on offering. As a result, we may not be able to successfully operate our business or achieve our investment objectives. An investment in shares of our common stock may entail more risk than an investment in the shares of common stock of a real estate investment trust with a substantial operating history. In addition, you should not rely on the past performance of real property, real estate securities or debt-related investments owned by other Moody National affiliates to predict our future results. Our investment strategy and key employees differ from the investment strategies and key employees of our affiliates in the past and present and may continue to do so in the future.

We presently intend to affect a liquidity event within four to six years from the completion of our initial public offering; however, there can be no assurance that we will affect a liquidity event within such time or at all. If we do not affect a liquidity event, it will be very difficult for you to have liquidity for your investment in shares of our common stock.

In the future, our board of directors will consider various forms of liquidity events, including, but not limited to, (1) the sale of all or substantially all of our real estate assets for cash or other consideration, (2) our sale or merger in a transaction that provides our stockholders with cash and/or securities of a publicly traded company and (3) the listing of our common stock on a national securities exchange. We presently intend to affect a liquidity event within four to six years from the termination of our initial public offering, which occurred on October 12, 2012. However, there can be no assurance that we will cause a liquidity event to occur within such time or at all. If we do not affect a liquidity event, it will be very difficult for you to have liquidity for your investment in shares of our common stock other than limited liquidity through our share redemption program.

Our board of directors determined an estimated value per share of $10.75 for our shares of common stock as of December 31, 2015. You should not rely on the estimated value per share as being an accurate measure of the current value of our shares of common stock.

On March 24, 2016, our board of directors determined an estimated value per share of our common stock of $10.75 as of December 31, 2015. Our board of directors’ objective in determining the estimated value per share was to arrive at a value, based on the most recent data available, that it believed was reasonable based on methodologies that it deemed appropriate after consultation with our advisor. However, the market for commercial real estate can fluctuate quickly and substantially and the value of our assets is expected to change in the future and may decrease. Also, our board of directors did not consider certain other factors, such as a liquidity discount to reflect the fact that our shares are not currently traded on a national securities exchange and the limitations on the ability to redeem shares pursuant to our share repurchase plan.

As with any valuation method, the methods used to determine the estimated value per share were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Our assets have been valued based upon appraisal standards and the values of our assets using these methods are not required to be a reflection of market value under those standards and will not necessarily result in a reflection of fair value under GAAP. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated value per share, which could be significantly different from the estimated value per share determined by our board of directors. The estimated value per share is not a representation or indication that, among other things: a stockholder would be able to realize the estimated value per share if he or she attempts to sell shares; a stockholder would ultimately realize distributions per share equal to the estimated value per share upon liquidation of assets and settlement of our liabilities or upon a sale of our company; shares of our common stock would trade at the estimated value per share on a national securities exchange; a third party would offer the estimated value per share in an arms-length transaction to purchase all or substantially all of our shares of common stock; or the methodologies used to estimate the value per share would be acceptable to FINRA or ERISA with respect to their respective requirements. Further, the estimated value per share was calculated as of a moment in time and the value of our shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and changes in the real estate and capital markets. For additional information on the calculation of our estimated value per share as of December 31, 2015, see Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Purchases of Equity Securities—Estimated Value Per Share.”

Payment of fees to our advisor and its affiliates reduces cash available for investment, which may result in stockholders not receiving a full return of their invested capital.

Because a portion of the offering price from the sale of our shares is used to pay expenses and fees, the full offering price paid by our stockholders will not be invested in real estate assets. As a result, stockholders will only receive a full return of their invested capital if we either (1) sell our assets or our company for a sufficient amount in excess of the original purchase price of our assets or (2) the market value of our company after we list our shares of common stock on a national securities exchange is substantially in excess of the original purchase price of our assets.

If we internalize our management functions, your interest in us could be diluted and we could incur other significant costs associated with being self-managed.

Our board of directors may decide in the future to internalize our management functions. If we do so, we may elect to negotiate to acquire our advisor’s assets and personnel. At this time, we cannot anticipate the form or amount of consideration or other terms relating to any such acquisition. Such consideration could take many forms, including cash payments, promissory notes and shares of our common stock. The payment of such consideration could result in dilution of your interests as a stockholder and could reduce the earnings per share and funds from operations per share attributable to your investment.

Additionally, if we internalize our management functions, our direct expenses would include general and administrative costs, including legal, accounting and other expenses related to corporate governance, SEC reporting and compliance. We would also be required to employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances as well as incur the compensation and benefits costs of our officers and other employees and consultants that we now expect to be paid by our advisor or its affiliates. We may issue equity awards to officers, employees and consultants, which awards would decrease net income and funds from operations and may further dilute your investment. We cannot reasonably estimate the amount of fees to our advisor we would save or the costs we would incur if we became self-managed. If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our advisor, our earnings per share and funds from operations per share would be lower as a result of the internalization than it otherwise would have been, potentially decreasing the amount of funds available to distribute to our stockholders and the value of our shares.

If we internalize our management functions, we could have difficulty integrating these functions as a stand-alone entity. Currently, our advisor and its affiliates perform asset management and general and administrative functions, including accounting and financial reporting, for multiple entities. These personnel have a great deal of know-how and experience which provides us with economies of scale. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs, and our management’s attention could be diverted from most effectively managing our real estate assets.

If we were to internalize our management or if another investment program, whether sponsored by our sponsor or otherwise, hires the employees of our advisor in connection with its own internalization transaction or otherwise, our ability to conduct our business may be adversely affected.

We rely on persons employed by our advisor and its affiliates to manage our day-to-day operations. If we were to effectuate an internalization of our advisor, we may not be able to retain all of the employees of our advisor and its affiliates or to maintain a relationship with our sponsor. In addition, some of the employees of our advisor and its affiliates may provide services to one or more other investment programs. These programs or third parties may decide to retain some or all of our advisor’s key employees in the future. If this occurs, these programs could hire certain of the persons currently employed by our advisor and its affiliates who are most familiar with our business and operations, thereby potentially adversely impacting our business.

You are limited in your ability to sell your shares of common stock pursuant to our share redemption program. You may not be able to sell any of your shares of our common stock back to us, and if you do sell your shares, you may not receive the price you paid.

Our share redemption program may provide you with a limited opportunity to have your shares of common stock redeemed by us. On February 20, 2015, we terminated the offer and sale of shares of our common stock to the public in our follow-on offering. Following the termination of the sale of our shares to the public, shares of common stock will be redeemed pursuant to the share redemption program, subject to certain restrictions and limitations, at a price equal to, or at a discount from, a price based upon the per-share net asset value of the company and other factors our board of directors deems relevant, including the then-current reinvestment price under the DRIP and general market conditions. Shares of our common stock are redeemed on a quarterly basis. However, our share redemption program contains certain restrictions and limitations, including those relating to the number of shares of our common stock that we can redeem at any given time and limiting the redemption price. Specifically, we limit the number of shares to be redeemed during any calendar year to no more than (1) 5.0% of the weighted average of the shares of our common stock outstanding during the prior calendar year and (2) those that could be funded from the net proceeds from the sale of shares under our distribution reinvestment plan in the prior calendar year plus such additional funds as may be reserved for that purpose by our board of directors; provided, however that the above limitation does not apply to redemptions requested within two years after the death of a stockholder. In addition, our board of directors reserves the right to reject any redemption request for any reason or no reason or to amend, suspend or terminate the share redemption program at any time upon 30 days’ prior written notice. Therefore, you may not have the opportunity to make a redemption request prior to a termination of the share redemption program and you may not be able to sell any of your shares of common stock back to us pursuant to our share redemption program. Moreover, if you do sell your shares of common stock back to us pursuant to the share redemption program, you may not receive the same price you paid for any shares of our common stock being redeemed.

Our cash distributions are not guaranteed, may fluctuate and may constitute a return of capital or taxable gain from the sale or exchange of property.

We began paying a distribution in July 2010 at a rate which, if paid each day over a 365-day period, is equivalent to an 8.0% annualized distribution rate based on a purchase price of $10.00 per share of our common stock. The actual amount and timing of distributions will be determined by our board of directors and typically will depend upon the amount of funds available for distribution, which will depend on items such as current and projected cash requirements and tax considerations. As a result, our distribution rate and payment frequency may vary from time to time. To the extent we do not have sufficient funds, or sources, of funds to pay distributions, we may be forced to reduce the rate at which we pay distributions or stop paying distributions entirely. Distributions payable to our stockholders may also include a return of capital, rather than a return on capital.

We have and may continue to pay distributions from sources other than our cash flow from operations. To the extent that we pay distributions from sources other than our cash flow from operations, we will have reduced funds available for investment and the overall return to our stockholders may be reduced.

Our organizational documents permit us to pay distributions from any source, including net proceeds from our public offerings, borrowings, advances from our sponsor or advisor and the deferral of fees and expense reimbursements by our advisor, in its sole discretion. Since our inception, our cash flow from operations has not been sufficient to fund all of our distributions, and as a consequence we have funded a significant portion of our distributions with the net proceeds of our public offerings. Of the $17,385,764 in total distributions we paid during the period from our inception through December 31, 2015, including shares issued pursuant to the DRIP, approximately 13% was funded from cash flow from operations and approximately 87% was funded from offering proceeds. In the future, our cash flow from operations may not be sufficient to fund our distributions and we may continue to fund all or a portion of our distributions from sources other than cash flow from operations. We have not established a limit on the amount of offering proceeds, or other sources other than cash flow from operations, which we may use to fund distributions.

If we are unable to consistently fund distributions to our stockholders entirely from our cash flow from operations, the value of your shares upon a listing of our common stock, the sale of our assets or any other liquidity event may be reduced. To the extent that we fund distributions from sources other than our cash flow from operations, our funds available for investment will be reduced relative to the funds available for investment if our distributions were funded solely from cash flow from operations, our ability to achieve our investment objectives will be negatively impacted and the overall return to our stockholders may be reduced. In addition, if we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, which will reduce the stockholder’s tax basis in its shares of common stock. The amount, if any, of each distribution in excess of a stockholder’s tax basis in its shares of common stock will be taxable as gain realized from the sale or exchange of property.

Payments to the holder of the special units of our operating partnership may reduce cash available for distribution to our stockholders and the value of our shares of common stock upon consummation of a liquidity event.

Moody OP Holdings I, LLC, as the holder of the special units of our operating partnership, may be entitled to receive 15% of specified distributions made upon dispositions of our operating partnership’s assets and a promissory note, cash or shares of our common stock of such amount upon the occurrence of specified events, including, among other events, a listing of our shares on an exchange or the termination or non-renewal of the advisory agreement. Payments to the holder of the special units upon dispositions of our operating partnership’s assets and redemptions of the special units may reduce cash available for distribution to our stockholders and the value of shares of our common stock upon consummation of a liquidity event.

Recently enacted and potential further financial regulatory reforms could have a significant impact on our business, financial condition and results of operations.

On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act,” into law. The Dodd-Frank Act represents a significant change in the American financial regulatory environment and impacts nearly every aspect of the U.S. financial services industry. The Dodd-Frank Act requires various federal agencies to adopt hundreds of new rules to implement the Dodd-Frank Act and to deliver to Congress numerous studies and reports that may influence future legislation. The Dodd-Frank Act leaves significant discretion to federal agencies as to exactly how to implement the broad provisions of the Dodd-Frank Act. As a result, many of the details and much of the impact of the Dodd-Frank Act may not be known for some time and the full extent of the impact of the Dodd-Frank Act on our operations is currently unclear. The changes resulting from the Dodd-Frank Act may impact the profitability of business activities, require changes to certain business practices, impose more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business.

Further, we may be required to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements under the Dodd-Frank Act, which may negatively impact results of operations and financial condition.

Risks Related To Our Business

We, our sponsor and our advisor have limited experience in operating a public company or a REIT, and our failure to operate successfully or profitably could have a material adverse effect on our ability to generate cash flow.

We and our advisor were formed in connection with our initial public offering. You should not rely upon the past performance of other real estate investment programs of our affiliates to predict our future results. As of the date of this Annual Report, our portfolio includes only thirteen investments. You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their development stage. To be successful, we and our advisor must, among other things:

●	continue to identify and acquire investments that align with our investment strategies;

●	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

●	respond to competition for our targeted investments as well as for potential investors in our shares; and

●	continue to build and expand our operations structure to support our business.

Our failure, or our advisor’s or sponsor’s failure, to operate successfully or profitably could have a material adverse effect on our ability to generate cash flow to make distributions to our stockholders and could cause you to lose all or a portion of your investment in our shares.

Our success is dependent on the performance of our sponsor and Moody National affiliates.

Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of our advisor, our sponsor and other affiliates of our sponsor. Our sponsor and its other affiliates are sensitive to trends in the general economy, as well as the commercial real estate and credit markets.

The recent market downturn that occurred several years ago has adversely impacted, and could continue to adversely impact, certain prior real estate programs of our sponsor’s affiliates, resulting in a decrease or deferral of distributions with respect to such programs. Moody National Management, L.P. continues to seek approval to amend its master lease agreements for certain prior real estate programs to provide for either a deferral or a waiver of a portion of lease payments to program investors, and may continue to seek further amendments in the future depending upon the then-current economic conditions. Certain prior real estate programs have also requested additional cash infusions from investors to fund outstanding debt service payments. Further such requests may be necessary in the future depending upon the then-current economic conditions. These adverse developments have resulted in a reduction in payments to investors for certain prior real estate programs.

Moody National Management, L.P. has commenced negotiations with lenders to restructure loan terms with respect to certain prior real estate programs in default under existing franchise or loan agreements and may continue to do so in the future. With respect to some of these loans, the lender is pursuing various alternatives simultaneously, including initiation of foreclosure and legal proceedings and loan modifications, and the borrowers are actively working toward loan modifications. However, there is no assurance that final loan modifications will be achieved.

With respect to two tenant-in-common programs sponsored by Moody National Realty, the initial lender sold the loans, and the purchaser of the loans initiated foreclosure proceedings resulting in the filing for protection from these proceedings in the United States Bankruptcy Court by an affiliate of Moody National Realty owning an original equity investment in one property of approximately $10,000 and $10,039 in the other property. These affiliates received court approval of a confirmation plan under which an agreement was reached with the lender and the loans were reinstated. With respect to one of these properties, the 28 tenant-in-common owners of the Residence Inn Atlanta Midtown, which originally acquired the project with a $7.475 million equity investment, recently allowed the lender to foreclose on the hotel which secured the loan.

An affiliate of Moody National Realty and tenant-in-common owners in eight tenant-in-common programs collectively initiated legal proceedings against a lender. Currently, seven of these tenant-in-common programs have been restructured into a limited liability company owned by the former tenant-in-common owners and a lender affiliate, and the legal proceedings have been dismissed with respect to such programs. The lender and borrowers on one of the tenant-in-common programs entered into a settlement and reinstatement of the loan, and the legal proceedings have been dismissed with respect to such program.

The 19 tenant-in-common owners of the Westchase Technology Center property, which originally acquired the property with a $4 million equity investment, declined to proceed with a lender’s loan modification proposal and allowed the lender to foreclose on an office building which secured the loan. The 28 tenant-in-common owners of a two-hotel project (consisting of the Springhill Suites Altamonte and the Holiday Inn Express Orlando) which originally acquired the project with a $10.2 million equity investment declined to proceed with a lender’s loan modification proposal and allowed the lender to foreclose on the two hotels which secured the loan. The 14 tenant-in-common owners of a two-hotel project (consisting of the TownePlace Suite Miami Airport and TownePlace Suites Miami Lakes) which originally acquired the project with a $5.9 million equity investment declined to proceed with a lender’s loan modification proposal and allowed the lender to foreclose on the two hotels which secured the loan. The 16 tenant-in-common owners of the TownePlace Suites Mount Laurel, which originally acquired the property with a $5.6 million equity investment, declined to proceed with a lender’s loan modification proposal and allowed the lender to foreclose on the hotel which secured the loan. Additionally, the 35 tenant-in-common owners of the Courtyard Columbus Airport, which originally acquired the property with an $11.1 million equity investment, entered into a deed in lieu of foreclosure agreement with the lender. Further, the lender for the Residence Inn Memphis filed foreclosure proceedings and one unaffiliated tenant-in-common owner of the Residence Inn Memphis filed for bankruptcy protection, which resulted in a court-ordered auction sale of the property and a loss of the original $6.93 million equity investment for the 17 tenant-in-common owners. In addition, the 31 tenant-in-common owners of the Northbelt II Office Building, which originally acquired the property with a $9.3 million equity investment, allowed the lender to acquire the property in an uncontested foreclosure. Further, the 21 tenant-in-common owners of the Newtown Hampton Inn & Suites, which originally acquired the property with a $6.725 million equity investment, allowed the lender to acquire the property in an uncontested foreclosure.

To the extent that any decline in revenues and operating results impacts our sponsor’s ability to provide our advisor with sufficient resources to perform its obligations to us pursuant to the advisory agreement, our results of operations, financial condition and ability to pay distributions to our stockholders could also suffer. Additionally, such adverse conditions could require a substantial amount of time on the part of the management of our advisor and its affiliates, particularly with regard to other real estate programs, thereby decreasing the amount of time they spend actively managing our investments.

If we are delayed or unable to find suitable investments, we may not be able to achieve our investment objectives.

Delays in selecting, acquiring and developing real estate assets could adversely affect investor returns. If we are unable to access sufficient capital, we may suffer from delays in deploying the capital into real estate assets.

The recent downturn in the credit markets has increased the cost of borrowing and has made financing difficult to obtain, each of which may have a material adverse effect on our results of operations and business.

Recent events in the financial markets have had an adverse impact on the credit markets and, as a result, the availability of credit has become more expensive and difficult to obtain. Some lenders are imposing more stringent restrictions on the terms of credit and there may be a general reduction in the amount of credit available in the markets in which we conduct business. The negative impact of the tightening of the credit markets may have a material adverse effect on us resulting from, but not limited to, an inability to finance the acquisition of real estate assets on favorable terms, if at all, increased financing costs or financing with increasingly restrictive covenants.

We are uncertain of our sources for funding our future capital needs. If we cannot obtain debt or equity financing on acceptable terms, our ability to acquire real estate assets and to expand our operations will be adversely affected.

 The remaining net proceeds from our follow-on offering and the proceeds of any other sales of our securities that we may conduct in the future will be used for investments in real properties, real estate securities and debt-related investments, for payment of operating expenses and for payment of various fees and expenses such as acquisition fees, origination fees, asset management fees and property management fees. We terminated the offer and sale of our shares to the public in our follow-on offering on February 20, 2015, and we did not establish a general working capital reserve out of the proceeds from our follow-on offerings. Accordingly, in the event that we develop a need for additional capital in the future for investments, the improvement of our real properties or for any other reason, sources of funding may not be available to us. If we cannot establish reserves out of cash flow generated by our real estate assets or out of net sale proceeds in non-liquidating sale transactions, or obtain debt or equity financing on acceptable terms, our ability to acquire real estate assets and to expand our operations will be adversely affected. As a result, we would be less likely to achieve portfolio diversification and our investment objectives, which may negatively impact our results of operations and reduce our ability to make distributions to our stockholders.

Risks Related to Our Organizational Structure

Maryland law and our organizational documents limit your right to bring claims against our officers and directors.

Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, our charter provides that, subject to the applicable limitations set forth therein or under Maryland law, no director or officer will be liable to us or our stockholders for monetary damages. Our charter also provides that we will generally indemnify and advance expenses to our directors, our officers, our advisor and its affiliates for losses they may incur by reason of their service in those capacities subject to any limitations under Maryland law or in our charter. Moreover, we have entered into separate indemnification agreements with each of our directors and executive officers. As a result, we and our stockholders may have more limited rights against these persons than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by these persons in some cases. However, our charter provides that we may not indemnify our directors, our advisor and its affiliates for loss or liability suffered by them or hold our directors or our advisor and its affiliates harmless for loss or liability suffered by us unless they have determined that the course of conduct that caused the loss or liability was in our best interests, they were acting on our behalf or performing services for us, the liability was not the result of negligence or misconduct by our non-independent directors, our advisor and its affiliates or gross negligence or willful misconduct by our independent directors, and the indemnification or obligation to hold harmless is recoverable only out of our net assets, including the proceeds of insurance, and not from the stockholders.

The limit on the percentage of shares of our common stock that any person may own may discourage a takeover or business combination that may benefit our stockholders.

Our charter restricts the direct or indirect ownership by one person or entity to no more than 9.8% of the value of our then outstanding shares of capital stock (which includes common stock and any preferred stock we may issue) and no more than 9.8% of the value or number of shares, whichever is more restrictive, of our then outstanding common stock unless exempted by our board of directors. This restriction may discourage a change of control of us and may deter individuals or entities from making tender offers for shares of our common stock on terms that might be financially attractive to stockholders or which may cause a change in our management. In addition to deterring potential transactions that may be favorable to our stockholders, these provisions may also decrease your ability to sell your shares of our common stock.

We may issue preferred stock or other classes of common stock, which issuance could adversely affect the holders of our common stock issued pursuant to our continuous public offering.

Investors in our continuous public offering do not have preemptive rights to any shares issued by us in the future. We may issue, without stockholder approval, preferred stock or other classes of common stock with rights that could dilute the value of your shares of common stock. However, the issuance of preferred stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel. The issuance of preferred stock or other classes of common stock could increase the number of stockholders entitled to distributions without simultaneously increasing the size of our asset base.

Our charter authorizes us to issue 450,000,000 shares of capital stock, of which 400,000,000 shares of capital stock are designated as common stock and 50,000,000 shares of capital stock are classified as preferred stock. Our board of directors may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series without stockholder approval. If we ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on our common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to our common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock or a separate class or series of common stock may render more difficult or tend to discourage:

●	a merger, tender offer or proxy contest;

●	the assumption of control by a holder of a large block of our securities; and

●	the removal of incumbent management.

We do not currently have a compensation committee, and presently do not intend to form such a committee.

We do not have a compensation committee and have no plans to form one. Our board of directors may form a compensation committee in the future, which we expect will occur only when we hire our own employees. We currently do not have any employees nor do we have plans to hire any employees. The role of any compensation committee would be to make recommendations to our board of directors on the compensation of our employees and to administer the granting of awards pursuant to our long-term incentive plan and to set the terms and conditions of such awards. Until our board of directors deems it in our best interest to form a compensation committee, our board of directors will directly administer our long-term incentive plan and perform such other related duties. Should our board of directors decide in the future to form a compensation committee, such committee will be comprised of a majority of independent directors.

Our UPREIT structure may result in potential conflicts of interest with limited partners in our operating partnership whose interests may not be aligned with those of our stockholders.

We are structured as an “UPREIT,” which stands for “umbrella partnership real estate investment trust.” We use the UPREIT structure because a contribution of property directly to us is generally a taxable transaction to the contributing property owner. In the UPREIT structure, a contributor of a property who desires to defer taxable gain on the transfer of a property may transfer the property to our operating partnership in exchange for limited partnership units and defer taxation of gain until the contributor later exchanges his or her limited partnership units, typically on a one-for-one basis, for shares of our common stock. We believe that using an UPREIT structure gives us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results.

We may issue limited partner interests of our operating partnership in connection with certain transactions. Limited partners in our operating partnership have the right to vote on certain amendments to the operating partnership agreement, as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our stockholders. As general partner of our operating partnership, we are obligated to act in a manner that is in the best interest of all partners of our operating partnership. Circumstances may arise in the future when the interests of limited partners in our operating partnership may conflict with the interests of our stockholders. These conflicts may be resolved in a manner stockholders do not believe are in their best interest.

In addition, Moody OP Holdings I, LLC, the holder of special units in our operating partnership, may be entitled to (1) certain cash payments upon the disposition of certain of our operating partnership’s assets or (2) a one-time payment in the form of cash, a promissory note or shares of our common stock in conjunction with the redemption of the special units upon the occurrence of a listing of our shares on a national stock exchange or certain events that result in the termination or non-renewal of our advisory agreement. This potential obligation to make substantial payments to the holder of the special units may reduce our cash available for distribution to stockholders and limit the amount that stockholders will receive upon the consummation of a liquidity event.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we are subject to registration under the Investment Company Act, we will not be able to continue our business.

Neither we, our operating partnership or any of our subsidiaries intend to register as an investment company under the Investment Company Act of 1940, as amended. Our operating partnership’s and subsidiaries’ intended investments in real estate will represent the substantial majority of our total asset mix. In order for us not to be subject to regulation under the Investment Company Act, we intend to engage, through our operating partnership and our wholly and majority owned subsidiaries, primarily in the business of buying real estate. These investments must be made within a year after our public offering ends.

We expect that most of our assets will be held through wholly-owned or majority-owned subsidiaries of our operating partnership. We expect that most of these subsidiaries will be outside the definition of an “investment company” under Section 3(a)(1) of the Investment Company Act as they are generally expected to hold at least 60% of their assets in real property. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the “40% test.” Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We believe that we, our operating partnership and most of the subsidiaries of our operating partnership will not fall within either definition of investment company under Section 3(a)(1) of the Investment Company Act as we intend to invest primarily in real property, through our wholly or majority-owned subsidiaries, the majority of which we expect to have at least 60% of their assets in real property. As these subsidiaries would be investing either solely or primarily in real property, they would be outside of the definition of “investment company” under Section 3(a)(1) of the Investment Company Act. We are organized as a holding company that conducts its businesses primarily through our operating partnership, which in turn is a holding company conducting its business through its subsidiaries. Both we and our operating partnership intend to conduct our operations so that we comply with the 40% test. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that neither we nor our operating partnership will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither we nor our operating partnership will engage primarily or hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our operating partnership’s wholly owned or majority owned subsidiaries, we and our operating partnership will be primarily engaged in the non-investment company businesses of these subsidiaries.

In the event that the value of investment securities held by a subsidiary of our operating partnership were to exceed 40% of the value of its total assets, we expect that subsidiary to be able to rely on the exclusion from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires each of our subsidiaries relying on this exception to invest at least 55% of its portfolio in “mortgage and other liens on and interests in real estate,” which we refer to as “qualifying real estate assets,” and maintain at least 80% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets. What we buy and sell is therefore limited by these criteria. How we determine to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action letters issued by the SEC staff in the past and other SEC interpretive guidance and, in the absence of SEC guidance, on our view of what constitutes a qualifying real estate asset and a real estate-related asset. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain mortgage loans, participations in mortgage loans, mortgage-backed securities, mezzanine loans, joint venture investments and the equity securities of other entities may not constitute qualifying real estate assets and therefore investments in these types of assets may be limited. No assurance can be given that the SEC staff will concur with our classification of our assets. Future revisions to the Investment Company Act or further guidance from the SEC staff may cause us to lose our exclusion from registration or force us to re-evaluate our portfolio and our investment strategy. Such changes may prevent us from operating our business successfully.

In the event that we, or our operating partnership, were to acquire assets that could make either entity fall within one of the definitions of an investment company under Section 3(a)(1) of the Investment Company Act, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(6) of the Investment Company Act. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our operating partnership may rely on Section 3(c)(6) if 55% of the assets of our operating partnership consist of, and at least 55% of the income of our operating partnership is derived from, qualifying real estate assets owned by wholly owned or majority-owned subsidiaries of our operating partnership.

To ensure that neither we, our operating partnership or any of our subsidiaries are required to register as an investment company, each entity may be unable to sell assets that it would otherwise want to sell and may need to sell assets that it would otherwise wish to retain. In addition, we, our operating partnership or our subsidiaries may be required to acquire additional income- or loss-generating assets that we might not otherwise acquire or forego opportunities to acquire interests in companies that we would otherwise want to acquire. Although we, our operating partnership and our subsidiaries intend to monitor our portfolio periodically and prior to each acquisition and disposition, any of these entities may not be able to maintain an exclusion from registration as an investment company. If we, our operating partnership or our subsidiaries are required to register as an investment company but fail to do so, the unregistered entity would be prohibited from engaging in our business, and criminal and civil actions could be brought against such entity. In addition, the contracts of such entity would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of the entity and liquidate its business.

Risks Related To Conflicts of Interest

We depend on our advisor and its key personnel and if any of such key personnel were to cease to be affiliated with our advisor, our business could suffer.

Our ability to make distributions and achieve our investment objectives is dependent upon the performance of our advisor in the acquisition, disposition and management of real estate assets, the selection of tenants for our real properties and the determination of any financing arrangements. In addition, our success depends to a significant degree upon the continued contributions of certain of the key personnel of Moody National REIT Sponsor, LLC, our sponsor, including Brett C. Moody and Robert W. Engel, each of whom would be difficult to replace. We currently do not have key man life insurance on any of these key personnel. If our advisor were to lose the benefit of the experience, efforts and abilities of one or more of these individuals, our operating results could suffer.

We may compete with other Moody National affiliates for opportunities to acquire or sell investments, which may have an adverse impact on our operations.

We may compete with certain of our affiliates for opportunities to acquire or sell certain types of real estate assets. We may also buy or sell real estate assets at the same time as our affiliates are considering buying or selling similar assets. In this regard, there is a risk that our advisor will select for us a real estate asset that provides lower returns to us than real estate assets purchased by our affiliate. Certain of our affiliates own or manage real properties in geographical areas in which we expect to own real properties. Therefore, our real properties may compete with other real properties owned or managed by affiliates. Our advisor may face conflicts of interest when evaluating leasing opportunities for our real properties and other real properties owned or managed by affiliates, and these conflicts of interest may have a negative impact on our ability to attract and retain tenants. As a result of our potential competition with our affiliates, certain investment opportunities that would otherwise be available to us may not in fact be available. This competition may also result in conflicts of interest that are not resolved in our favor.

The time and resources that Moody National affiliates devote to us may be diverted to other investment activities, and we may face additional competition, due to the fact that Moody National affiliates are not prohibited from raising money for, or managing, another entity that makes the same types of investments that we target.

Moody National affiliates are not prohibited from raising money for, or managing, another investment entity, including those that make the same types of investments as those we target. As a result, the time and resources our sponsor and its affiliates could devote to us may be diverted to other investment activities. For example, on January 20, 2015, Moody National REIT II, Inc., a non-listed REIT sponsored by our sponsor with investment objectives generally similar to our company, commenced its initial public offering of up to $1,100,000,000 in shares of its common stock. In addition, our advisor’s management currently manages 46 privately offered real estate programs sponsored by affiliates of our sponsor, all of which have investment objectives generally similar to our company. We may compete with any such investment entity for the same investors and investment opportunities. We may also co-invest with any such investment entity. Even though all such co-investments will be subject to approval by our independent directors, they could be on terms not as favorable to us as those we could achieve co-investing with a third party.

Our advisor and its affiliates, including our officers and some of our directors, face conflicts of interest caused by compensation arrangements with us and other Moody National affiliates, which could result in actions that are not in the best interests of our stockholders.

Our advisor and its affiliates will receive substantial fees from us in return for their services and these fees could influence the advice provided to us. Among other matters, the compensation arrangements could affect their judgment with respect to:

●	public offerings of equity by us, which allow our dealer manager to earn additional dealer manager fees and our advisor to earn increased acquisition fees and asset management fees;

●	real estate acquisitions, which allow our advisor to earn acquisition fees upon purchases of assets and increased asset management fees;

●	real estate asset sales, since the asset management fees payable to our advisor will decrease and since our advisor will be entitled to disposition fees upon sales; and

●	the purchase of real estate assets from other Moody National affiliates, which may allow our advisor or its affiliates to earn additional asset management fees, property management fees and disposition fees.

Further, our advisor may recommend that we invest in a particular asset or pay a higher purchase price for the asset than it would otherwise recommend if it did not receive an acquisition fee or origination fee. Certain potential acquisition fees, origination fees and asset management fees payable to our advisor and property management and leasing fees payable to the property manager would be paid irrespective of the quality of the underlying real estate or property management services during the term of the related agreement. These fees may incentivize our advisor to recommend transactions with respect to the sale of a property or properties that may not be in our best interest at the time. Investments with higher net operating income growth potential are generally riskier or more speculative. In addition, the premature sale of an asset may add concentration risk to the portfolio or may be at a price lower than if we held on to the asset. Moreover, our advisor has considerable discretion with respect to the terms and timing of acquisition, disposition and leasing transactions. In evaluating investments and other management strategies, the opportunity to earn these fees may lead our advisor to place undue emphasis on criteria relating to its compensation at the expense of other criteria, such as the preservation of capital, to achieve higher short-term compensation. Considerations relating to our affiliates’ compensation from us and other Moody National affiliates could result in decisions that are not in the best interests of our stockholders, which could impair our ability to pay you distributions or result in a decline in the value of your investment.

Our advisor may have conflicting fiduciary obligations if we acquire real estate assets from its affiliates or in joint ventures with its affiliates. As a result, in any such transaction we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

Our advisor may cause us to invest in a property owned by, or make an equity or debt-related investment in, one of its affiliates or through a joint venture with its affiliates. For example, we own our interest in the Hyatt Place Note through a joint venture between a wholly owned subsidiary of our operating partnership and an affiliated entity controlled by Brett C. Moody, our Chairman of the Board and Chief Executive Officer. In these circumstances, our advisor will have a conflict of interest when fulfilling its fiduciary obligation to us. In any such transaction, we would not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

We may dispose of assets to our advisor, sponsor or their affiliates, which could cause us to enter into transactions on less favorable terms than we would receive from a third party.

We may dispose of assets to our advisor, sponsor or their affiliates. Our advisor, sponsor or their affiliates may make substantial profits in connection with such transactions. Because our independent directors would rely on our advisor in identifying and evaluating any such transaction, these conflicts could result in transactions based on terms that are less favorable to us than we would receive from a third party.

The fees we pay to affiliates were not determined on an arm’s-length basis; therefore, we do not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

The fees to be paid to our advisor, our property manager, our dealer manager and other affiliates for services they provide for us were not determined on an arm’s-length basis. As a result, the fees have been determined without the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties and could be in excess of amounts that we would otherwise pay to third parties for such services.

We may purchase real estate assets from third parties who have existing or previous business relationships with affiliates of our advisor, and, as a result, in any such transaction, we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

We may purchase assets from third parties that have existing or previous business relationships with affiliates of our advisor. The officers, directors or employees of our advisor and its affiliates and the principals of our advisor who also perform services for our affiliates may have a conflict in representing our interests in these transactions on the one hand and the interests of such affiliates in preserving or furthering their respective relationships on the other hand. In any such transaction, we will not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties, and the purchase price or fees paid by us may be in excess of amounts that we would otherwise pay to third parties.

Risks Related To Investments in Real Estate

Disruptions in the financial markets and deteriorating economic conditions could have a material adverse impact on our business.

We believe the risks associated with our business are more severe during market downturns. For example, a prolonged market downturn could negatively impact our real estate investments as a result of decreased demand for hotel rooms, increased tenant delinquencies or defaults under our leases. In addition, lower demand for rentable space and oversupply of rentable space could lead to increased rent concessions, higher tenant improvement expenditures or reduced rental rates in order to maintain occupancies. Because we expect that some of our debt-related investments may consist of loans secured by real property, these same factors could also negatively affect the underlying borrowers and collateral of our investments. Our operations could be negatively affected to a greater extent if a market downturn is prolonged or becomes more severe, which would significantly harm our business, results of operations, cash flows and financial condition, our ability to make distributions to you and the value of your investment.

Changes in national, regional or local economic, demographic or real estate market conditions may adversely affect our results of operations and returns to our stockholders.

We are subject to risks generally attributable to the ownership of real estate assets, including: changes in national, regional or local economic, demographic or real estate market conditions; changes in supply of or demand for similar properties in an area; increased competition for real estate assets targeted by our investment strategy; bankruptcies, financial difficulties or lease defaults by our tenants; changes in interest rates and availability of financing; and changes in government rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws.

Changes in supply of, or demand for, similar real properties in a particular area may increase the price of real properties we seek to purchase and decrease the price of real properties when we seek to sell them.

The real estate industry is subject to market forces. We are unable to predict certain market changes including changes in supply of, or demand for, similar real properties in a particular area. Any potential purchase of an overpriced asset could decrease our rate of return on these investments and result in lower operating results and overall returns to our stockholders.

Delays in the acquisition, development and construction of real properties may have adverse effects on our results of operations and returns to our stockholders.

Delays we encounter in the selection, acquisition and development of real properties could adversely affect your returns. Where properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in receiving cash distributions attributable to those particular real properties. Delays in completion of construction could give tenants the right to terminate preconstruction leases for space at a newly developed project. We may incur additional risks when we make periodic progress payments or other advances to builders prior to completion of construction. Each of those factors could result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. Furthermore, the price we agree to pay for a real property will be based on our projections of rental income and expenses and estimates of the fair market value of real property upon completion of construction. If our projections are inaccurate, we may pay too much for a property.

Real properties are illiquid investments, and we may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to do so.

Real properties are illiquid investments. We may be unable to adjust our portfolio in response to changes in economic or other conditions. In addition, the real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any real property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a real property. Additionally, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements.

In acquiring a real property, we may agree to restrictions that prohibit the sale of that real property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that real property. All these provisions would restrict our ability to sell a property, which could reduce the amount of cash available for distribution to our stockholders.

Our operating expenses may increase in the future and, to the extent such increases cannot be passed on to tenants, our cash flow and our operating results would decrease.

Operating expenses, such as expenses for fuel, utilities, labor and insurance, are not fixed and may increase in the future. There is no guarantee that we will be able to pass such increases on to our tenants. To the extent such increases cannot be passed on to tenants, any such increase would cause our cash flow and our operating results to decrease.

A market downturn or rise in interest rates could adversely impact occupancy, rental rates and our ability to collect rent from our tenants.

A market downturn may significantly affect occupancy, rental rates and our ability to collect rent from our tenants. For example, a market downturn or rise in interest rates could make it more difficult for us to lease real properties, may require us to lease the real properties we acquire at lower rental rates and may lead to an increase in tenant defaults. In addition, these conditions may also make it more difficult for us to dispose of these properties. Each of these events could have a material adverse impact on our cash flows, operating results and carrying value of investment property.

Our real properties will be subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Our real properties are subject to real and personal property taxes that may increase as tax rates change and as the real properties are assessed or reassessed by taxing authorities. We anticipate that certain of our leases will generally provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the real properties that they occupy, while other leases will generally provide that we are responsible for such taxes. In any case, as the owner of the properties, we are ultimately responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes even if otherwise stated under the terms of the lease. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale. We will also generally be responsible for real property taxes related to any vacant space. Additionally, some states may impose an entity level tax directly on us. For example, we could be subject to an entity level tax under amendments to the margins tax in the state of Texas. Such an entity level tax could adversely affect our cash flow.

Uninsured losses or premiums for insurance coverage relating to real property may adversely affect your returns.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders sometimes require commercial property owners to purchase specific coverage against terrorism as a condition for providing mortgage loans. These policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance our real properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our real properties incurs a casualty loss which is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, we cannot assure you that funding will be available to us for repair or reconstruction of damaged real property in the future.

We compete with numerous other parties or entities for real estate assets and may not compete successfully.

We will compete with numerous other persons or entities seeking to buy real estate assets or to attract tenants to real properties we acquire. These persons or entities may have greater experience and financial strength than us. There is no assurance that we will be able to acquire real estate assets or attract tenants on favorable terms, if at all. For example, our competitors may be willing to offer space at rental rates below our rates, causing us to lose existing or potential tenants and pressuring us to reduce our rental rates to retain existing tenants or convince new tenants to lease space at our properties. Each of these factors could adversely affect our results of operations, financial condition, value of our investments and ability to pay distributions to you.

Our ability to make distributions to our stockholders will depend upon the ability of hotel managers to operate our hotels effectively.

We currently own interests in eleven hotel properties, a 74.5% joint venture interest in the Hyatt Place Note, which is secured by a hotel property, and a note receivable from a related party, and we intend to invest a portion of the remaining proceeds from our follow-on offering and the proceeds from any other offering of our shares that we may conduct in the future in additional hotel properties and hotel related investments. To qualify as a REIT, we cannot operate any hotel or directly participate in the decisions affecting the daily operations of any hotel. Our unaffiliated third-party hotel managers for our current hotel properties and for any other hotel properties we acquire will have direct control of the daily operations of our hotels. We will not have the authority to directly control any particular aspect of the daily operations (e.g., setting room rates) of any hotel that we acquire an interest in. Thus, even if we believe that a hotel is being operated in an inefficient or less than optimal manner, we will not be able to require a change to the method of its operation. Our only alternative for changing the operation of a hotel will be to replace the third-party manager in the situation where the applicable hotel management agreement permits us to do so.

Our ability to make distributions to stockholders will be impacted by the performance of our third-party hotel managers in generating sufficient revenues from our hotels in excess of operating expenses. The hotel managers will be affected by factors beyond their control, such as changes in the level of demand for rooms and related services of the hotels, their ability to maintain and increase gross revenues and operating margins at the hotels and other factors. Therefore, any operating difficulties or other factors affecting the hotel managers’ ability to maintain and increase gross revenues and operating margins at our hotels could significantly adversely affect our financial condition and results of operations.

The recent market downturn has adversely affected the hospitality industry and may affect hotel operations for the hotels we acquire.

As part of the effects of the recent market downturn, the hospitality industry has experienced a significant decline in business caused by a reduction in travel for both business and pleasure. Consistent with the rest of the hospitality industry, our current hotel properties and any other hotels that we may invest in may experience declines in occupancy and average daily rates due to decline in travel. In addition, it is possible that these factors could have a material adverse effect on the value of our current hotel properties and any other hotels that we may invest in.

Competition in the hospitality industry and with third parties in acquiring properties may reduce our profitability and the return on your investment.

The hospitality industry is generally characterized as being intensely competitive. Our current hotel properties and any additional hotels in which we invest will compete with existing and new hotels in their geographic markets, including with independent hotels, hotels which are part of local or regional chains and hotels in other well-known national chains, including those offering different types of accommodations and services. The principal competitive factors that will affect the hotel properties in which we seek to invest include, but are not limited to, brand recognition, location, range of services and guest amenities and the quality and price of the hotel rooms and services provided. Any one of the foregoing could impact our profitability and ability to pay distributions.

If we decide to invest in additional hotel properties, we expect to face significant competition for attractive hotel investment opportunities from other major real estate investors with significant capital, including both publicly traded REITs and private institutional investment funds. Because of competition from other well-capitalized real estate investors, we can provide no assurance that we will be able to acquire desired hotel properties. Where it is possible to acquire desired hotel properties, we can provide no assurance that we will be able to do so on favorable terms or that such properties will meet our return expectations or conform to our investment criteria. The competition to acquire attractive hotel investment opportunities could have an adverse effect on our financial condition and ability to pay distributions.

If we do not successfully attract and retain franchise flagships for hotel properties, our business will suffer, and this result will reduce the value of your investment.

We must continue to attract and retain well-known hospitality franchises for our current hotel properties and any additional hotels in which we invest to make such investments profitable. Certain hospitality franchises, including limited-service hotels, impose radius restrictions that limit the number of their hotels allowed within a certain distance of one another. Hospitality franchises also generally require that design and quality standards be met for guest room and common areas before a hospitality franchise will agree to provide the franchise agreement to operate a property. Compliance with these brand standards may impose significant costs upon us. If we are not able to attract and retain franchise flagships for our hotel properties because of location restrictions, the high cost of complying with design and quality standards, or any other reason, our business will suffer, and this result will reduce the value of your investment.

The hospitality industry is subject to unique, unforeseeable risks that may negatively impact our business and the value of your investment.

The hospitality industry is subject to unique, unforeseeable risks, such as natural disasters, pandemics and threats of pandemics, acts of terror and other catastrophes. We have no control over events of this type and they could have a substantial impact on the hospitality industry and our business. Because we are unable to control the timing, duration or magnitude of these unforeseen events, the negative impact upon our business could be great.

In cases in which one of our tenants is required to pay rent based on a percentage of the tenant’s income from its operations at the real property, the actual rental income we receive under such a lease may be inadequate to cover the operating expenses associated with the real property.

Lease payments due under leases for any retail properties we acquire may be based in part on the income of the retail tenant. In such cases where the tenant is required to pay rent based on a percentage of the tenant’s income from its operations at the real property, the actual rental income we receive under such a lease may be inadequate to cover the operating expenses associated with the real property if a tenant’s income is substantially lower than projected. In such case, we may not have access to funds required in the future to pay the operating expenses associated with the real property.

Real property that incurs a vacancy could be difficult to sell or re-lease.

We may invest in retail, office or industrial properties, which may incur a vacancy either by the continued default of a tenant under its lease or the expiration of one of our leases. In addition, certain of the real properties we acquire may have some level of vacancy at the time of closing. Certain other real properties may be specifically suited to the particular needs of a tenant and may become vacant. Therefore, we may have difficulty obtaining a new tenant for any vacant space we have in our real properties. If the vacancy continues for a long period of time, we may suffer reduced revenues resulting in lower cash distributions to stockholders. In addition, the resale value of the real property could be diminished because the market value may depend principally upon the value of the leases of such real property.

We are dependent on tenants for revenue and our inability to lease our properties or to collect rent from our tenants may adversely affect our results of operations and returns to our stockholders.

We may invest in retail, office or industrial properties, which may be occupied by a single tenant. As a result, the success of such properties will depend on the financial stability of a single tenant. Lease payment defaults by such tenants could cause us to reduce the amount of distributions to stockholders and could force us to find an alternative source of revenue to pay any mortgage loan on the property. In the event of such a tenant default, we may also experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. If a lease is terminated, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss.

We may not have funding for future tenant improvements, which may adversely affect the value of our properties, our results of operations and returns to our stockholders.

We may invest in retail, office or industrial properties with one or more tenants. When a tenant at such a property does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, to attract one or more new tenants, we will be required to expend substantial funds to construct new tenant improvements in the vacated space. We did not establish a general working capital reserve out of the proceeds from our public offerings. We do not currently have an identified funding source to provide funds which may be required in the future for tenant improvements and tenant refurbishments to attract new tenants. If we do not establish sufficient reserves for working capital or obtain adequate secured financing to supply necessary funds for capital improvements or similar expenses, we may be required to defer necessary or desirable improvements to our real properties. If we defer such improvements, the applicable real properties may decline in value, and it may be more difficult for us to attract or retain tenants to such real properties or the amount of rent we can charge at such real properties may decrease. We cannot assure you that we will have any sources of funding available to us for repair or reconstruction of damaged real property in the future.

Long-term leases may not result in fair market lease rates over time; therefore, our income and our distributions to our stockholders could be lower than if we did not enter into long-term leases.

We may enter into long-term leases with tenants of certain of our properties. Our long-term leases would likely provide for rent to increase over time. However, if we do not accurately judge the potential for increases in market rental rates, we may set the terms of these long-term leases at levels such that even after contractual rental increases the rent under our long-term leases is less than then-current market rental rates. Further, we may have no ability to terminate those leases or to adjust the rent to then-prevailing market rates. As a result, our income and distributions to our stockholders could be lower than if we did not enter into long-term leases.

To the extent we invest in multifamily properties, our ability to make distributions to our stockholders may be adversely affected by short-term leases that expose us to the effects of declining market rent.

We may invest in multifamily properties. We expect that substantially all of our leases for such properties would be for a term of one year or less. Because these leases generally would permit the residents to leave at the end of the lease term without penalty, our rental revenues could be impacted by declines in market rents more quickly than for longer-term leases, which in turn could affect our ability to make distributions to our stockholders.

To the extent that we invest in multifamily properties, competition due to overbuilding of multifamily properties may reduce our profitability and the return on your investment.

The multifamily property industry is highly competitive. To the extent that we invest in multifamily properties, we will compete with many other entities in the multifamily property industry, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities. Because of the large number of competitors in this industry, overbuilding of apartment communities may occur. If so, this will increase the number of apartment units available and may decrease occupancy and apartment rental rates. To the extent we invest in multifamily properties, this competition could reduce occupancy levels and revenues at our apartment communities, which would adversely affect our operations.

To the extent we invest in retail properties, our performance will be linked to the market for retail space generally.

The market for retail space has been and could be adversely affected by weaknesses in the national, regional and local economies, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, excess amounts of retail space in a number of markets and competition for tenants with other shopping centers in our markets. To the extent that we invest in retail properties, retailers at our properties will face continued competition from discount or value retailers, factory outlet centers, wholesale clubs, mail order catalogues and operators, television shopping networks and shopping via the Internet. Such competition could adversely affect our tenants and, consequently, our revenues and funds available for distribution.

To the extent that we invest in retail properties, decreased consumer spending may have an adverse affect on tenants of our retail properties.

To the extent that we invest in retail properties, decreased consumer spending may adversely affect our retail investments because our income from such investments may be derived from lease payments by tenants whose businesses depend on consumer spending. In addition, our ability to increase our revenues and operating income may depend on steady growth of demand for the products and services offered by the stores and companies located in the retail properties we own. A drop in demand for any reason could result in a reduction in tenant performance and consequently, adversely affect us.

Actions of joint venture partners could negatively impact our performance.

We may enter into joint ventures with third parties, including with entities that are affiliated with our advisor. For example, we own our interest in the Hyatt Place Note through a joint venture between a wholly owned subsidiary of our operating partnership and an affiliated entity controlled by Brett C. Moody, our Chairman of the Board and Chief Executive Officer. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with a direct investment in real estate, including, for example:

●	the possibility that our venture partner or co-tenant in an investment might become bankrupt;

●	that the venture partner or co-tenant may at any time have economic or business interests or goals which are, or which become, inconsistent with our business interests or goals;

●	that such venture partner or co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;

●	the possibility that we may incur liabilities as a result of an action taken by such venture partner;

●	that disputes between us and a venture partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business;

●	the possibility that if we have a right of first refusal or buy/sell right to buy out a co-venturer, co-owner or partner, we may be unable to finance such a buy-out if it becomes exercisable or we may be required to purchase such interest at a time when it would not otherwise be in our best interest to do so; or

●	the possibility that we may not be able to sell our interest in the joint venture if we desire to exit the joint venture.

Under certain joint venture arrangements, neither venture partner may have the power to control the venture and an impasse could be reached, which might have a negative influence on the joint venture and decrease potential returns to you. In addition, to the extent that our venture partner or co-tenant is an affiliate of our advisor, certain conflicts of interest will exist.

Costs of complying with governmental laws and regulations related to environmental protection and human health and safety may be high.

All real property investments and the operations conducted in connection with such investments are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liability on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such real property as collateral for future borrowings. Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our real properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our real properties. There are also various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of our real properties, we may be exposed to such costs in connection with such regulations. The cost of defending against environmental claims, of any damages or fines we must pay, of compliance with environmental regulatory requirements or of remediating any contaminated real property could materially and adversely affect our business, lower the value of our assets or results of operations and, consequently, lower the amounts available for distribution to you.

The costs associated with complying with the Americans with Disabilities Act may reduce the amount of cash available for distribution to our stockholders.

Investment in real properties may also be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. With respect to the properties we acquire, the ADA’s requirements could require us to remove access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We cannot assure you that we will be able to acquire properties which comply with the ADA or allocate the responsibility for compliance with the ADA to another third party, such as the seller or the tenant of the property. Any monies we use to comply with the ADA will reduce the amount of cash available for distribution to our stockholders.

Real property investments made outside of the United States will be subject to currency rate exposure and risks associated with the uncertainty of foreign laws and markets.

We may acquire properties in Canada to the extent that opportunities exist that may help us meet our investment objectives. International investments and operations generally are subject to various political and other risks that are different from and in addition to those for U.S. investments and operations. To the extent that we invest in real property located outside of the United States, in addition to risks inherent in the investment in real estate generally discussed in this Annual Report, we will also be subject to fluctuations in foreign currency exchange rates and the uncertainty of foreign laws and markets including, but not limited to, unexpected changes in regulatory requirements such as the enactment of laws prohibiting or restricting the foreign ownership of property, political and economic instability in certain geographic locations, difficulties in managing international operations, potentially adverse tax consequences, laws restricting us from removing profits earned from activities within the country to the United States, including the payment of distributions, additional accounting and control expenses and the administrative burden associated with complying with a wide variety of foreign laws. Changes in foreign currency exchange rates may adversely impact the fair values and earnings streams of our international holdings and thus the returns on our non-dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations.

Risks Associated with Real Estate Securities and Debt-Related Investments

Disruptions in the financial markets and deteriorating economic conditions could adversely impact the commercial mortgage market as well as the market for debt-related investments generally, which could hinder our ability to implement our business strategy and generate returns for our stockholders.

As part of our investment strategy, we may acquire real estate-related loans, real estate-related debt securities and other real estate-related investments. The returns available to investors on these investments are determined by: (1) the supply and demand for such investments and (2) the existence of a market for such investments, which includes the ability to sell or finance such investments. During periods of volatility, the number of investors participating in the market may change at an accelerated pace. As liquidity or “demand” increases, the returns available to investors will decrease. Conversely, a lack of liquidity will cause the returns available to investors to increase. Recently, concerns pertaining to the deterioration of credit in the residential mortgage market have expanded to almost all areas of the debt capital markets including corporate bonds, asset-backed securities and commercial real estate mortgages and loans. Continued or future instability may interfere with the successful implementation of our business strategy.

The recent market downturn could negatively impact borrowers’ ability to pay principal and interest payments on mortgage loans we own.

The recent market downturn, in addition to other non-economic factors such as an excess supply of properties, has had a material negative impact on the values of commercial real estate. Due to declining real estate values, borrowers may be less able to pay principal and interest on our loans especially if the real estate economy weakens. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to sell loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to you.

Our mortgage loans may be affected by unfavorable real estate market conditions, which could decrease the value of those loans and the return on your investment.

We are at risk of defaults by the borrowers on our mortgage loans. These defaults may be caused by many conditions beyond our control, including interest rate levels and local and other economic conditions affecting real estate values. We will not know whether the values of the properties securing our mortgage loans will remain at the levels existing on the dates of origination of those mortgage loans. If the values of the underlying properties drop, our risk will increase because of the lower value of the security associated with such loans.

To the extent we make or invest in mortgage loans, our mortgage loans will be subject to interest rate fluctuations that could reduce our returns as compared to market interest rates and reduce the value of the mortgage loans in the event we sell them; accordingly, the value of your investment would be subject to fluctuations in interest rates.

To the extent we invest in fixed-rate, long-term mortgage loans and market interest rates rise, the mortgage loans could yield a return that is lower than then-current market rates, which would lower the proceeds we would receive in the event we sell such assets. If market interest rates decrease, we will be adversely affected to the extent that mortgage loans are prepaid because we may not be able to make new loans at the higher interest rate. To the extent we invest in variable-rate loans and interest rates decrease, our revenues will also decrease. Finally, to the extent we invest in variable-rate loans and interest rates increase, the value of the loans we own at such time would decrease, which would lower the proceeds we would receive in the event we sell such assets. For these reasons, if we invest in mortgage loans, our returns on those loans and the value of your investment will be subject to fluctuations in market interest rates. Our mortgage loan investment, the Hyatt Place note, accrues interest at a variable rate.

The CMBS and CDOs in which we may invest are subject to several types of risks.

Commercial mortgage-backed securities, or CMBS, are bonds which evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Collateralized debt obligations, or CDOs, are a type of debt obligation that are backed by commercial real estate assets, such as CMBS, commercial mortgage loans, B-notes, or mezzanine paper. Accordingly, the mortgage backed securities we may invest in are subject to all the risks of the underlying mortgage loans.

In a rising interest rate environment, the value of CMBS and CDOs may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of CMBS and CDOs may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities markets as a whole. In addition, CMBS and CDOs are subject to the credit risk associated with the performance of the underlying mortgage properties. In certain instances, third party guarantees or other forms of credit support can reduce the credit risk.

CMBS and CDOs are also subject to several risks created through the securitization process. Subordinate CMBS and CDOs are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes a large percentage of delinquent loans, there is a risk that interest payment on subordinate CMBS and CDOs will not be fully paid. Subordinate securities of CMBS and CDOs are also subject to greater credit risk than those CMBS and CDOs that are more highly rated.

The mezzanine loans in which we may invest would involve greater risks of loss than senior loans secured by income-producing real properties.

We may invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of the entity owning the real property, the entity that owns the interest in the entity owning the real property or other assets. These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.

We may make investments in non-U.S. dollar denominated securities, which will be subject to currency rate exposure and risks associated with the uncertainty of foreign laws and markets.

Some of our real estate securities investments may be denominated in foreign currencies and, therefore, we expect to have currency risk exposure to any such foreign currencies. A change in foreign currency exchange rates may have an adverse impact on returns on our non-U.S. dollar denominated investments. Although we may hedge our foreign currency risk subject to the REIT income qualification tests, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations. To the extent that we invest in non-U.S. dollar denominated securities, in addition to risks inherent in the investment in securities generally discussed in this Annual Report, we will also be subject to risks associated with the uncertainty of foreign laws and markets including, but not limited to, unexpected changes in regulatory requirements, political and economic instability in certain geographic locations, difficulties in managing international operations, potentially adverse tax consequences, additional accounting and control expenses and the administrative burden of complying with a wide variety of foreign laws.

Risks Associated With Debt Financing

We have incurred, and plan to incur in the future, mortgage indebtedness and other borrowings, which may increase our business risks, could hinder our ability to make distributions and could decrease the value of your investment.

We have incurred, and plan to incur in the future, financing that is secured by our real estate assets. Under our charter, we have a limitation on borrowing which precludes us from borrowing in excess of 300% of the value of our net assets. “Net assets” for purposes of this calculation is defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation or other non-cash reserves, less total liabilities. Generally speaking, the preceding calculation is expected to approximate 75% of the aggregate cost of our real estate assets before non-cash reserves and depreciation. We may temporarily borrow in excess of these amounts if such excess is approved by a majority of the independent directors and is disclosed to stockholders in our next quarterly report, along with a justification for such excess. As of December 31, 2015, our debt-to-net-asset ratio did not exceed 300%. In addition, we may incur mortgage debt and pledge some or all of our real estate assets as security for that debt to obtain funds to acquire additional real estate assets or for working capital. We may also borrow funds as necessary or advisable to ensure we maintain our REIT tax qualification, including the requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders (computed without regard to the distribution paid deduction and excluding net capital gains). Furthermore, we may borrow if we otherwise deem it necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes.

High debt levels will cause us to incur higher interest charges, which would result in higher debt service payments and could be accompanied by restrictive covenants. If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on that property, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment. For tax purposes, a foreclosure on any of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we will recognize taxable income on foreclosure, but we would not receive any cash proceeds. If any mortgage contains cross collateralization or cross default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders will be adversely affected.

Disruptions in the financial markets and deteriorating economic conditions could also adversely affect our ability to secure debt financing on attractive terms and the values of investments we make.

The capital and credit markets have recently experienced extreme volatility and disruption. Liquidity in the global credit market has been severely contracted by these market disruptions, making it costly to obtain new lines of credit or refinance existing debt. We have, and expect in the future to continue to, finance our investments in part with debt. We may not be able to obtain debt financing on attractive terms or at all. If we are unable to obtain debt financing on attractive terms, we may be forced to use a greater proportion of our offering proceeds to finance our acquisitions and originations, which may reduce the number of investments we would otherwise make. If we are unable to obtain debt financing on attractive terms, we may modify our investment strategy in order to optimize our portfolio performance. Our options would include limiting or eliminating the use of debt and focusing on those investments that do not require the use of leverage to meet our portfolio goals.

Instability in the debt markets may make it more difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make to our stockholders.

If mortgage debt is unavailable on reasonable terms as a result of increased interest rates or other factors, we may not be able to finance the initial purchase of properties. In addition, if we place mortgage debt on properties, we run the risk of being unable to refinance such debt when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance debt, our income could be reduced. We may be unable to refinance debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us, or could result in the foreclosure of such properties. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing securities or by borrowing more money.

Increases in interest rates could increase the amount of our debt payments and negatively impact our operating results.

Interest we pay on our debt obligations will reduce cash available for distributions. If we incur variable rate debt, increases in interest rates would increase our interest costs, which would reduce our cash flows and our ability to make distributions to you. If we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times which may not permit realization of the maximum return on such investments.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage a property, discontinue insurance coverage, or replace Moody National Advisor I, LLC as our advisor. In addition, loan documents may limit our ability to replace a property’s property manager or terminate certain operating or lease agreements related to a property. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives.

Our derivative financial instruments that we may use to hedge against interest rate fluctuations may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on your investment.

We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our real estate assets, but no hedging strategy can protect us completely. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses. In addition, the use of such instruments may reduce the overall return on our investments. These instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75% or 95% REIT income test.

Federal Income Tax Risks

Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

We made an election to be taxed as a REIT for federal income tax purposes commencing with the taxable year ended December 31, 2011. Our qualification as a REIT depends on our satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial or administrative interpretations and involve the determination of various factual matters and circumstances not entirely within our control. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Internal Revenue Code is greater in the case of a REIT that holds its assets through a partnership, as we do. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of that qualification.

If we were to fail to qualify as a REIT for any taxable year, we would be subject to federal income tax on our taxable income at corporate rates. In addition, if we lose our REIT status we would generally be disqualified from treatment as a REIT for the four taxable years following the year in which we lose our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer be deductible in computing our taxable income and we would no longer be required to make distributions. To the extent that distributions had been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or liquidate some investments to pay the applicable corporate income tax. In addition, although we intend to operate in a manner intended to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors to recommend that we revoke our REIT election.

We believe that our operating partnership will be treated for federal income tax purposes as a partnership and not as an association or as a publicly traded partnership taxable as a corporation. If the Internal Revenue Service were successfully to determine that our operating partnership should properly be treated as a corporation, our operating partnership would be required to pay federal income tax at corporate rates on its net income. In addition, we would fail to qualify as a REIT, with the resulting consequences described above.

To qualify as a REIT we must meet annual distribution requirements, which may result in us distributing amounts that may otherwise be used for our operations.

To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment income, determined without regard to the dividends paid deduction and by excluding net capital gains. We will be subject to federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (1) 85% of our ordinary income, (2) 95% of our capital gain net income and (3) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets and it is possible that we might be required to borrow funds or sell assets to fund these distributions. If we fund distributions through borrowings, then we will have to repay debt using money we could have otherwise used to acquire properties resulting in our ownership of fewer real estate assets. If we sell assets or use offering proceeds to pay distributions, we also will have fewer investments. Fewer investments may impact our ability to generate future cash flows from operations and, therefore, reduce your overall return. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid corporate income taxation on the earnings that we distribute, it is possible that we might not always be able to do so.

Our ownership of our TRSs will be subject to limitations and our transactions with our TRSs will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

Overall, no more than 25% (20% after 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the Internal Revenue Code limits the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The Internal Revenue Code also imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. The 100% tax would apply, for example, to the extent that we were found to have charged our TRS lessees rent in excess of an arm’s length rent. We will monitor the value of our respective investments in our TRSs for the purpose of ensuring compliance with TRS ownership limitations and will structure our transactions with our TRSs on terms that we believe are arm’s-length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the TRS asset test limitation or to avoid application of the 100% excise tax.

If the leases of our hotels to the TRS lessees are not respected as true leases for U.S. federal income tax purposes, we will fail to qualify as a REIT.

To qualify as a REIT, we must annually satisfy two gross income tests, under which specified percentages of our gross income must be derived from certain sources, such as “rents from real property.” Rents paid to our operating partnership by TRS lessees pursuant to the leases of our hotels will constitute substantially all of our gross income. In order for such rent to qualify as “rents from real property” for purposes of the gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and not be treated as service contracts, financing arrangements, joint ventures or some other type of arrangement. If our leases are not respected as true leases for U.S. federal income tax purposes, we will fail to qualify as a REIT.

If any hotel managers that we may engage do not qualify as “eligible independent contractors,” or if our hotels are not “qualified lodging facilities,” we will fail to qualify as a REIT.

Rent paid by a lessee that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. An exception is provided, however, for leases of “qualified lodging facilities” to a TRS so long as the hotels are managed by an “eligible independent contractor” and certain other requirements are satisfied. We expect to lease all or substantially all of our hotels to TRS lessees, which are disregarded subsidiaries of corporations that are intended to qualify as TRSs, and to engage hotel managers that are intended to qualify as “eligible independent contractors.” Among other requirements, in order to qualify as an eligible independent contractor, the hotel manager must not own, directly or through its stockholders, more than 35% of our outstanding stock, and no person or group of persons can own more than 35% of our outstanding stock and the stock (or ownership interest) of the hotel manager, taking into account certain ownership attribution rules. The ownership attribution rules that apply for purposes of these 35% thresholds are complex, and monitoring actual and constructive ownership of our stock by our hotel managers and their owners may not be practical. Accordingly, there can be no assurance that these ownership levels will not be exceeded.

In addition, for a hotel management company to qualify as an eligible independent contractor, such company or a related person must be actively engaged in the trade or business of operating “qualified lodging facilities” (as defined below) for one or more persons not related to the REIT or its TRSs at each time that such company enters into a hotel management contract with a TRS or its TRS lessee. No assurances can be provided that any hotel managers that we may engage will in fact comply with this requirement in the future. Failure to comply with this requirement would require us to find other managers for future contracts, and, if we hired a management company without knowledge of the failure, it could jeopardize our status as a REIT.

Finally, each property with respect to which our TRS lessees pay rent must be a “qualified lodging facility.” A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, including customary amenities and facilities, provided that no wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. The REIT provisions of the Internal Revenue Code provide only limited guidance for making determinations under the requirements for qualified lodging facilities, and there can be no assurance that these requirements will be satisfied.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase real properties and lease them back to the sellers of such properties. We cannot guarantee that the Internal Revenue Service will not challenge our characterization of any sale-leaseback transactions. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.

You may have current tax liability on distributions if you elect to reinvest in shares of our common stock.

If you participate in our distribution reinvestment plan, you will be deemed to have received a cash distribution equal to the fair market value of the stock received pursuant to the plan. For Federal income tax purposes, you will be taxed on this amount in the same manner as if you have received cash; namely, to the extent that we have current or accumulated earnings and profits, you will have ordinary income. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the common stock received.

Sales of our properties at gains are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

Our ability to dispose of property during the first few years following acquisition is restricted to a substantial extent as a result of our REIT status. Under applicable provisions of the Internal Revenue Code regarding prohibited transactions by REITs, we will be subject to a 100% tax on any gain realized on the sale or other disposition of any property (other than foreclosure property) we own, directly or through any subsidiary entity, including our operating partnership, but excluding our taxable REIT subsidiaries, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. We intend to avoid the 100% prohibited transaction tax by (1) conducting activities that may otherwise be considered prohibited transactions through a taxable REIT subsidiary, (2) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary other than a taxable REIT subsidiary, will be treated as a prohibited transaction, or (3) structuring certain dispositions of our properties to comply with certain safe harbors available under the Internal Revenue Code for properties held at least two years. However, no assurance can be given that any particular property will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

In certain circumstances, we may be subject to federal and state taxes as a REIT, which would reduce our cash available for distribution to you.

Even if we maintain our status as a REIT, we may be subject to federal and state taxes. For example, net income from a “prohibited transaction” will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our real estate assets and pay income tax directly on such income. We may also be subject to state and local taxes on our income or property, either directly or at the level of the companies through which we indirectly own our assets. In addition, our TRSs will be subject to federal income tax and applicable state and local taxes on their net income. Any federal or state taxes we pay will reduce our cash available for distribution to you.

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of common stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

●	part of the income and gain recognized by certain qualified employee pension trusts with respect to our common stock may be treated as unrelated business taxable income if shares of our common stock are predominately held by qualified employee pension trusts, and we are required to rely on a special look-through rule for purposes of meeting one of the REIT share ownership tests, and we are not operated in a manner to avoid treatment of such income or gain as unrelated business taxable income;

●	part of the income and gain recognized by a tax exempt investor with respect to our common stock would constitute unrelated business taxable income if the investor incurs debt to acquire the common stock; and

●	part or all of the income or gain recognized with respect to our common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17), or (20) of the Internal Revenue Code may be treated as unrelated business taxable income.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with the REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets, including shares of stock in other REITs, certain mortgage loans and mortgage backed securities. The remainder of our investment in securities (other than governmental securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer. No more than 20% (25% after 2017) of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. Finally, no more than 25% of our assets may consist of “nonqualified publicly offered REIT debt instruments.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments.

Liquidation of assets may jeopardize our REIT status.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Legislative or regulatory action could adversely affect investors.

In recent years, numerous legislative, judicial and administrative changes have been made to the federal income tax laws applicable to REITs. Additional changes to tax laws are likely to continue to occur in the future, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in shares of our common stock. We urge you to consult with your own tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our common stock.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

We may acquire mezzanine loans. If a mezzanine loan satisfies an Internal Revenue Service safe harbor in Revenue Procedure 2013-65, it will be treated as a real estate asset for purposes of the REIT asset tests and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to make investments in loans that comply with the various requirements applicable to our qualification as a REIT. We may, however, acquire mezzanine loans that do not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the Internal Revenue Service could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset tests and could challenge treatment of interest on such loan as qualifying income for purposes of the 75% gross income test, and, if such a challenge were sustained, we could fail to qualify as a REIT.

The use of TRS lessees will increase our overall tax liability.

Our TRS lessees and any other of our domestic taxable REIT subsidiaries will be subject to federal and state income tax on their taxable income, which in the case of our TRS lessees may consist of revenues from hotel properties leased by our TRS lessees net of the operating expenses for such properties and rent payments to us. Accordingly, although our ownership of TRS lessees allows us to participate in the operating income from any hotel properties that may be acquired in addition to receiving rent, that operating income is fully subject to income tax. Such taxes could be substantial. The after-tax net income of our TRS lessees or other taxable REIT subsidiaries would be available for distribution to us.

Non-U.S. investors may be subject to U.S. federal income taxes on the sale of shares of our common stock if we are unable to qualify as a “domestically controlled” REIT.

A non-U.S. person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to U.S. federal income tax on the gain recognized on such disposition. A non-U.S. stockholder generally would not be subject to U.S. federal income tax however, on gain from the disposition of stock in a REIT if the REIT is a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We cannot assure you that we will qualify as a domestically controlled REIT. If we were to fail to so qualify, gain realized by a non-U.S. investor on a sale of our common stock would be subject to U.S. federal income tax unless our common stock was traded on an established securities market and the non-U.S. investor did not at any time during a specified testing period directly or indirectly own more than 10% of the value of our outstanding common stock.

Retirement Plan Risks

There are special considerations for pension or profit-sharing or 401(k) plans, health or welfare plans or individual retirement accounts whose assets are being invested in our common stock due to requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”) . Furthermore, a person acting on behalf of a plan not subject to ERISA may be subject to similar penalties under applicable federal, state, local, or non-U.S. law by reason of purchasing our stock.

If you are investing the assets of a pension, profit sharing or 401(k) plan, health or welfare plan, or an IRA, or other plan or arrangement subject to ERISA or Section 4975 of the Internal Revenue Code in us, you should consider:

●	whether your investment is consistent with the applicable provisions of ERISA and the Internal Revenue Code;

●	whether your investment is made in accordance with the documents and instruments governing your plan, IRA, or other arrangement, including the investment policy;

●	whether your investment satisfies the prudence, diversification, and other applicable fiduciary requirements in Section 404(a) of ERISA;

●	whether your investment will impair the liquidity of the plan, IRA, or other arrangement;

●	whether your investment will produce unrelated business taxable income, referred to as UBTI and as defined in Sections 511 through 514 of the Internal Revenue Code, to the plan; and

●	whether you need to value the assets of the plan annually.

You should consider whether your investment in us will cause some or all of our assets to be considered assets of an employee benefit plan, IRA, or other arrangement. We do not believe that under ERISA and U.S. Department of Labor regulations currently in effect that our assets would be treated as “plan assets” for purposes of ERISA. However, if our assets were considered to be plan assets, transactions involving our assets would be subject to ERISA and Section 4975 of the Internal Revenue Code and some of the transactions we have entered into with our advisor and its affiliates could be considered “prohibited transactions,” under ERISA or the Internal Revenue Code. If such transactions were considered “prohibited transactions,” our advisor and its affiliates could be subject to liabilities and excise taxes or penalties. In addition, our officers and directors, Moody National Advisors I, LLC and its affiliates could be deemed to be fiduciaries under ERISA, subject to other conditions, restrictions and prohibitions under Part 4 of Title I of ERISA and those serving as fiduciaries of plans investing in us may be considered to have improperly delegated fiduciary duties to us. Additionally, other transactions with “parties-in-interest” or “disqualified persons” with respect to an investing plan might be prohibited under ERISA, the Internal Revenue Code or other governing authority in the case of a government plan. Therefore, we would be operating under a burdensome regulatory regime that could limit or restrict investments we can make or our management of our real estate assets. Even if our assets are not considered to be plan assets, a prohibited transaction could occur if we or any of our affiliates is a fiduciary (within the meaning of ERISA) with respect to an employee benefit plan purchasing shares and, therefore, in the event any such persons are fiduciaries (within the meaning of ERISA) of your plan or IRA, you should not purchase shares unless an administrative or statutory exemption applies to your purchase.

Failure to satisfy the fiduciary standards of conduct and other requirements of ERISA, the Internal Revenue Code, or other applicable statutory or common law may result in the imposition of civil (and criminal, if the violation was willful) penalties, and can subject the fiduciary to equitable remedies. In addition, if an investment in our common stock constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary that authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. Furthermore, to the extent that the assets of a plan or arrangement not subject to the fiduciary provisions of ERISA (for example, governmental plans, non-electing church plans, and foreign plans) will be used to purchase our stock, such plans should consider the impact of applicable federal, state, local, or non-U.S. law on the decision to make such purchase.

ITEM 1B.	Unresolved Staff Comments

We have no unresolved staff comments.

ITEM 2.	Properties

As of December 31, 2015, we owned an interest in eleven hotel properties located in five states with an aggregate of 1,476 rooms. For more information on our hotel properties, see Item 1, “Business—Investment Portfolio.”

Our principal executive offices are located at 6363 Woodway Drive, Suite 110, Houston, Texas, 77057. Our telephone number, general facsimile number and website address are (713) 977-7500, (713) 977-7505 and http://www.moodynationalreit.com, respectively.

ITEM 3.	Legal Proceedings

From time to time, we are party to legal proceedings that arise in the ordinary course of our business. Management is not aware of any pending or contemplated legal proceedings the outcome of which is or would be reasonably likely to have a material adverse effect on our results of operations or financial condition.

ITEM 4.	Mine Safety Disclosures

Not applicable.

PART II

ITEM 5.	Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities

Stockholder Information

As of March 8, 2016, we had 13,148,475 shares of our common stock outstanding held by a total of approximately 3,250 stockholders. The number of stockholders is based on the records of DST Systems, Inc., which serves as our transfer agent.

Market Information

Our shares of common stock are not currently listed on a national securities exchange or any over-the-counter market. We do not expect our shares to become listed in the near future, and they may not become listed at all. Consequently, there is the risk that our stockholders may not be able to sell their shares at a time or price acceptable to them. We presently intend, but are not required, to complete a transaction providing liquidity for our stockholders within four to six years from the termination of our initial public offering, which occurred on October 12, 2012. Our charter does not require our board of directors to pursue a liquidity event at any particular time, or at all. However, we expect that our board of directors, in the exercise of its fiduciary duty to our stockholders, will determine to pursue a liquidity event when it believes that the then-current market conditions are favorable for a liquidity event and that such a transaction is in the best interests of our stockholders. A liquidity event could include (1) the sale of all or substantially all of our assets either on a portfolio basis or individually followed by a liquidation, (2) a merger or another transaction approved by our board of directors in which our stockholders will receive cash or shares of a publicly traded company or (3) a listing of our shares on a national securities exchange. There can be no assurance as to when a suitable transaction will be available.

Estimated Value Per Share

Background

On March 24, 2016, our board of directors determined an estimated value per share of our common stock of $10.75 as of December 31, 2015. In determining an estimated value per share of our common stock, our board of directors relied upon information provided in a report, or the valuation report, provided by our advisor, the recommendation of our audit committee and the board’s experience with, and knowledge of, our real property and other assets as of October 31, 2015.

We are providing the estimated value per share to assist broker-dealers and stockholders pursuant to certain rules of the Financial Industry Regulatory Authority, Inc., or FINRA. The objective of the board of directors in determining the estimated value per share was to arrive at a value, based on recent available data, that it believed was reasonable based on methods that it deemed appropriate after consultation with the Advisor and the Audit Committee. Accordingly, our advisor performed the valuation of our common stock in accordance with Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association in April 2013. The estimated value per share is based on (x) the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by (y) the number of outstanding shares of the Company’s common stock, all as of December 31, 2015.

Valuation Summary

The following is a summary of the valuation methods used on our assets and liabilities, and the results of the valuation.

Real Estate Investments. As of December 31, 2015, we had ownership interests in eleven hotel properties. Our board of directors determined the fair value of our investments in hotel properties to be $279,370,000 as of that date. This determination was based on appraisals of the fair value of our investments in hotel properties as of that date performed by Hospitality Valuation Services, or the appraiser, a third party appraiser, which were included in the valuation report. The appraisals were Member of Appraisal Institute appraisals.

Material Assumptions in Property Valuation. The appraiser made certain key assumptions in the discounted cash flow models that it used to value our investments in hotel properties, which are set forth below:

Capitalization rate	8.00 – 9.00%
Discount rate	9.00 – 9.75%

While we believe that the appraiser’s assumptions are reasonable, a change in these assumptions would significantly impact the appraised values of our investments in hotel properties and thus, our estimated value per share. The table below illustrates the impact on the estimated value per share if the capitalization rates and discount rates listed above were increased or decreased by 2.5%, assuming all other factors remain unchanged:

	Increase (Decrease) in the Estimated Value per Share due to
	Decrease of 2.5%	Increase of 2.5%
Capitalization rate	$0.25	$(0.40)
Discount rate	$0.19	$(0.34)

Notes Receivable. The valuation report contained an estimated valuation of our notes receivable as equal to fair value as of December 31, 2015. The board of directors determined that the value of our notes receivable as of December 31, 2015 was $20,839,171.

Notes Payable. The valuation report contained an estimated valuation of our notes payable as equal to fair value as of December 31, 2015. The board of directors determined that the value of our notes payable as of December 31, 2015 was $178,236,424.

Other Assets and Liabilities. The valuation report contained our other assets and liabilities, consisting primarily of cash and cash equivalents, restricted cash, deferred costs, accounts receivable, and prepaid expenses and other assets. These other assets and liabilities were considered by the board of directors to be equal to fair value as of December 31, 2015 due to their short maturities.

Estimated Value Per Share. The estimated value per share was based upon 13,091,766 shares of our common stock outstanding as of December 31, 2015. Although the estimated value per share has been developed as a measure of value as of December 31, 2015, a specific time, the estimated value per share does not reflect a liquidity discount for the fact that the shares are not currently traded on a national securities exchange or the limited nature in which a stockholder may redeem shares under the share redemption program (if at all), a discount for the non-assumability or prepayment obligations associated with certain of our debt, or a discount for our corporate level overhead.

The following table presents how the estimated value per share was determined as of December 31, 2015:

Investments in hotel properties, net	$279,370,000
Cash, cash equivalents and restricted cash	26,109,679
Notes Receivable	20,839,171
Other assets	9,971,238
$336,290,088

Notes payable	$178,236,424
Other liabilities	7,302,068
Special limited partnership interests	1,000
Noncontrolling interest in Operating Partnership	9,635,385
Noncontrolling interest in consolidated joint venture	321.031
Estimated value	$336,290,088

Common stock outstanding	13,091,766
Estimated value per share	$10.75

As of December 31, 2015, the Company’s estimated value per share was allocated on a per share basis as follows:

Investments in hotel properties, net	$21.34
Notes payable	(13.61)
Other assets, liabilities, and special limited partnership interests	3.78
Noncontrolling interest in Operating Partnership	(0.74)
Noncontrolling interest in consolidated joint venture	(0.02)
Estimated value per share	$10.75

Limitations of Valuation Method. FINRA rules provided limited guidance on the methods an issuer must use to determine its estimated value per share. As with any valuation method, and as noted above, the methods used to determine our estimated value per share were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. The estimated value per share determined by our board of directors is not a representation, warranty or guarantee that, among other things:

●	a stockholder would be able to realize the estimated value per share if such stockholder attempts to sell his or her shares;

●	a stockholder would ultimately realize distributions per share equal to the estimated value per share upon liquidation of our assets and settlement of our liabilities or if we were sold;

●	shares of our common stock would trade at the estimated value per share on a national securities exchange;

●	a third party would offer the estimated value per share in an arms-length transaction to purchase all or substantially all of the shares of our common stock; or

●	the methods used to determine the estimated value per share would be acceptable to FINRA, under the Employee Retirement Income Security Act, the SEC or any state securities regulatory entity with respect to their respective requirements.

Further, the estimated value per share was calculated as of a particular moment in time and the value of our shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and changes in the real estate and capital markets.

Recent Sales of Unregistered Securities; Use of Offering Proceeds from Registered Securities

On April 15, 2009, our Registration Statement on Form S-11 (File No. 333150612), registering a public offering of up to $1,100,000,000 in shares of our common stock, was declared effective by the SEC and we commenced our initial public offering. In our initial public offering we offered up to $1,000,000,000 in shares of our common stock to the public at $10.00 per share and up to $100,000,000 in shares of our common stock to our stockholders pursuant to the DRIP at $9.50 per share. On October 12, 2012, our Registration Statement on Form S-11 (File No. 333-179521) registering our follow-on public offering was declared effective by the SEC and our initial public offering automatically terminated. In our follow-on offering we offered up to $900,000,000 in shares of our common stock to the public at $10.00 per share and up to $100,000,000 in shares of our common stock to our stockholders pursuant to the DRIP at $9.50 per share.

Effective February 20, 2015, we terminated the offer and sale of shares of our common stock to the public in our follow-on offering, and continued to issue shares pursuant to the DRIP. On November 4, 2015, we filed a new Registration Statement on Form S-3 with the SEC to register the sale of up to $25 million in shares of our common stock pursuant to the DRIP, or our DRIP offering.

Upon the termination of our follow-on offering, we had accepted investors’ subscriptions for, and issued 11,826,697 shares of our common stock in that offering, including 510,457 shares of our common stock issued pursuant to the DRIP, resulting in aggregate gross offering proceeds of $113,162,397. As of December 31, 2015, we have raised $129,880,250 in gross offering proceeds in our initial public offering and our follow-on offering, including through shares issued pursuant to the DRIP. We continue to offer shares of common stock pursuant to the DRIP.

As of December 31, 2015, we had incurred selling commissions, dealer manager fees and organization and other offering costs in our initial public offering and our follow-on offering, including shares issued pursuant to the DRIP in those offerings, in the amounts set forth in the tables below. Moody Securities, LLC, our dealer manager, reallowed all of the selling commissions and a portion of the dealer manager fees to participating broker-dealers.

Initial Public Offering:

Type of Expense	Amount	Estimated/Actual
Selling commissions and dealer manager fees	$936,994	Actual
Finders’ fees	—	—
Expenses paid to or for underwriters	—	—
Other organization and offering costs	780,167	Actual

Total expenses	$1,717,161

Follow-On Offering:

Type of Expense	Amount	Estimated/Actual
Selling commissions and dealer manager fees	$11,102,398	Actual
Finders’ fees	—	—
Expenses paid to or for underwriters	—	—
Other organization and offering costs	3,005,446	Actual

Total expenses	$14,107,844

DRIP Offering:

We do not pay any selling commissions or dealer manager fees in connection with the offering of shares pursuant to our DRIP offering. As of December 31, 2015, we had incurred $124,000 of offering costs in connection with our DRIP offering.

As of December 31, 2015, the net offering proceeds to us from our initial public offering and our follow-on offering, after deducting the total expenses incurred as described above, were $108,180,104 excluding $5,751,141 in offering proceeds from shares of our common stock issued pursuant to the DRIP. As of December 31, 2015, the ratio of the cost of raising capital to capital raised was approximately 13%.

We intend to use substantially all of the remaining net proceeds from our follow-on offering and the proceeds from our DRIP offering to continue to invest in a portfolio of real properties, real estate securities and debt-related investments. As of December 31, 2015, we had used $80,612,582 of the net proceeds from our public offerings plus debt financing to purchase (1) our thirteen investments in hotel properties (including our investments in an interest in the Residence Inn property, which was subsequently sold on August 23, 2012, and the Silicon Valley Hotel property, which was sold on September 9, 2015), (2) the Hyatt Place Note and (3) the note receivable from related party. As of December 31, 2015, we had paid $10,037,743 of acquisition expenses to third parties.

Under our independent directors compensation plan, each of our then current independent directors received an initial stock grant of 5,000 shares of restricted common stock when we raised the minimum offering amount of $2,000,000 in our initial public offering. Each new independent director that subsequently joins the board of directors receives the initial restricted stock grant on the date he or she joins the board of directors. In addition, on the date of each of the first four annual meetings of our stockholders at which an independent director is re-elected to the board of directors, he or she will receive 2,500 shares of restricted stock.

As of December 31, 2015, a total of 51,250 shares of restricted stock have been issued by us to our independent directors pursuant to the independent directors compensation plan. The shares of restricted stock issued pursuant to our independent directors compensation plan were issued in transactions exempt from registration pursuant to Section 4(2) of the Securities Act. For more information on our independent directors compensation plan, see Item 11, “Executive Compensation—Compensation of our Directors.”

Share Redemption Program

Our share redemption program may provide a limited opportunity for our stockholders to have their shares of common stock redeemed, subject to certain restrictions and limitations. Prior to the termination of our follow-on offering and our disclosure of an estimated per share value not based upon our most recent public offering price, our shares were be redeemed pursuant to our share redemption program at a price equal to or at a discount from the current offering price per share for the shares being redeemed. The discount varied based upon the length of time that a stockholder held the shares of our common stock subject to redemption, as described in the following table:

Share Purchase Anniversary	Redemption Price as a Percentage of Current Offering Price
Less than 1 year	No Redemption Allowed
1 year	92.5%
2 years	95.0%
3 years	97.5%
4 years and longer	100.0%

Because our follow-on offering has terminated and we have disclosed an estimated per share value not based upon our most recent public offering price, shares of common stock will be redeemed, subject to certain restrictions and limitations, at a price equal to, or at a discount from, a price based upon the estimated per share value.

Unless the shares are being redeemed in connection with a stockholder’s death or qualifying disability, we may not redeem shares unless the redeeming stockholder has held the shares for one year. Redemption requests made within two years of death or “qualifying disability” of a stockholder will be redeemed at the most recent estimated per share value determined by our board of directors. Our board of directors, in its sole discretion, will make the determination of whether a stockholder has a qualifying disability after receiving written notice from the stockholder. Generally, our board of directors will consider a stockholder to have a qualifying disability if it is (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the stockholder’s employees. We must receive written notice within 180 days after such stockholder’s qualifying disability.

We are not obligated to redeem shares of our common stock under the share redemption program. Our board of directors may, in its sole discretion, accept or reject any share redemption request made by any stockholder at any time. If our board of directors accepts share redemptions, the number of shares to be redeemed during any calendar year is limited to (1) 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year and (2) those that could be funded from the net proceeds from the sale of shares under our DRIP in the prior calendar year plus such additional funds as may be reserved for that purpose by our board of directors; provided, however, that the above volume limitations shall not apply to redemptions requested within two years after the death of stockholder.

To the extent we determine to accept share redemption requests from our stockholders, redemption of shares of our common stock will be made quarterly upon written request to us at least 15 days prior to the end of the applicable quarter. Redemption requests will be honored approximately 30 days following the end of the applicable quarter, which we refer to as the “redemption date.” Stockholders may withdraw their redemption request at any time up to three business days prior to the redemption date.

Our board of directors may, in its sole discretion, amend, suspend, or terminate our share redemption program at any time if it determines that the funds available to fund the share redemption program are needed for other business or operational purposes or that amendment, suspension or termination of our share redemption program is in the best interest of our stockholders. If our board of directors decides to amend, suspend or terminate our share redemption program, we will provide stockholders with no less than 30 days’ prior written notice. Therefore, our stockholders may not have the opportunity to make a redemption request prior to any potential termination of our share redemption program.

On March 24, 2016, our board of directors approved the formation of a special committee, comprised of two of our independent directors, or the special committee, to explore strategic alternatives for us. In connection with the formation of the special committee, our board voted to suspend our share redemption program indefinitely, such suspension to be effective on not less than 30 days’ notice to our stockholders. Our board will continue to consider requests for redemptions in connection with a stockholder’s death or qualifying disability, as set forth above.

During the year ended December 31, 2015, we redeemed a total of 51,611 shares of our common stock pursuant to terms of our share redemption program at an average price of $9.83 per share, for an aggregate redemption price of $507,231.

During the quarter ending December 31, 2015, we fulfilled redemption requests and redeemed shares of our common stock pursuant to our share redemption program as follows:

	Total Number of Shares Requested to be Redeemed(1)	Average Price Paid per Share	Approximate Dollar Value of Shares Available That May Yet Be Redeemed Under the Program
October 2015	—	$—	(2)
November 2015	7,907.89	$9.94	(2)
December 2015	200.00	$10.00	(2)
	8,107.89

(1)   We generally redeem shares on the last business day of the month following the end of each fiscal quarter in which redemption requests were received. The 8,107.89 shares requested to be redeemed were redeemed during the quarter ended December 31, 2015 at an average price of $9.94 per share.

(2)   The number of shares that may be redeemed pursuant to the share redemption program during any calendar year is limited to: (1) 5% of the weighted-average number of shares outstanding during the prior calendar year and (2) those that can be funded from the net proceeds we received from the sale of shares under the DRIP during the prior calendar year plus such additional funds as may be reserved for that purpose by our board of directors. This volume limitation will not apply to redemptions requested within two years after the death of a stockholder.

Distribution Information

On May 20, 2010, our board of directors authorized and declared a cash distribution to our stockholders contingent upon the closing of our first investment in a hotel property, which occurred on May 27, 2010. The distribution (1) accrues daily to our stockholders of record as of the close of business on each day; (2) is payable in cumulative amounts on or before the 15th day of each calendar month; and (3) is calculated at a rate of $0.002192 per share of our common stock per day, which, if paid each day over a 365-day period, is equivalent to an 8.0% annualized distribution rate based on a purchase price of $10.00 per share of our common stock.

The following table summarizes distributions paid in cash and pursuant to the DRIP for the years ended December 31, 2015 and 2014.

Period (1)	Cash Distribution (1)	Distribution Paid Pursuant to DRIP (1)(2)	Total Amount of Distribution (1)
First Quarter 2015	$1,348,289	$746,826	$2,095,115
Second Quarter 2015	1,623,871	964,050	2,587,921
Third Quarter 2015(3)	1,980,101	978,008	2,958,109
Fourth Quarter 2015	1,653,259	943,606	2,596,865
Total	$6,605,520	$3,632,490	$10,238,010

First Quarter 2014	$482,348	$194,592	$676,940
Second Quarter 2014	630,089	257,705	887,794
Third Quarter 2014	817,665	388,742	1,206,407
Fourth Quarter 2014	1,041,075	526,005	1,567,080
Total	$2,971,177	$1,367,044	$4,338,221

(1)	Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid approximately 15 days following the end of such month.
(2)	Amount of distributions paid in shares of common stock pursuant to the DRIP.
(3)	Includes special distributions to stockholders of $350,000 as discussed in Note 7 (Related Party Arrangements) to the consolidated financial statements included in this Annual Report.

We paid $10,238,010 in aggregate distributions for the year ended December 31, 2015, which was comprised of $6,605,520 in cash distributions and $3,632,490 in shares issued pursuant to the DRIP. We paid $4,338,221 in aggregate distributions for the year ended December 31, 2014, which was comprised of $2,971,177 in cash distributions and $1,367,044 in shares issued pursuant to the DRIP. For the years ended December 31, 2015 and 2014, we had cash provided by (used in) operating activities of $4,206,687 and $(1,017,179), respectively, and our funds from operations were $3,494,703 and $(1,271,010), respectively. For the year ended December 31, 2015, approximately 41% of distributions were paid from cash provided by operating activities and approximately 59% were paid from offering proceeds. For the year ended December 31, 2014, 100% of distributions were paid from offering proceeds. Since inception 29% of distributions have been funded from cash from operations and 71% have been funded from offering proceeds. For more information on how we calculate funds from operations and reconciliation of funds from operations to net income (loss), see “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations and Modified Funds from Operations.”

The tax composition of our distributions declared for the years ended December 31, 2015 and 2014 was as follows:

	2015	2014
Ordinary Income	17.5%	9.8%
Capital Gain	82.5%	4.3%
Return of Capital	—%	85.9%
Total	100.0%	100.0%

ITEM 6.	Selected Financial Data

Selected Financial Data

The following selected financial data as of December 31, 2015, 2014, 2013, 2012 and 2011 and for the years then ended should be read in conjunction with the accompanying consolidated financial statements and related notes thereto and “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of results for any future period.

	As of December 31,
Selected Financial Data	2015	2014	2013	2012	2011
BALANCE SHEET DATA:
Total assets	$289,868,288	$190,758,473	$70,917,596	$29,086,245	$21,940,218
Total liabilities	$185,538,492	$117,231,765	$46,281,943	$18,383,618	$16,801,869
Special partnership units	$1,000	$1,000	$1,000	$1,000	$1,000
Total equity	$104,328,796	$73,525,708	$24,634,653	$10,701,627	$5,137,349

	Year Ended December 31,
	2015	2014	2013	2012	2011
STATEMENT OF OPERATIONS DATA:
Total revenue	$52,167,132	$23,987,274	$8,245,685	$1,094,920	$383,413
Total expenses	$58,567,606	$29,801,751	$9,597,142	$1,280,740	$474,356
Gain on sale of hotel property	$10,145,221	$—	$—	$—	$—
Gain on acquisition of hotel property	$2,698,113	$—	$—	$—	$—
Income tax expense (benefit)	$(492,000)	$(495,200)	$16,200	$—	$—
Total income (loss) from discontinued operations	$—	$—	$—	$1,179,933	$117,403

Net income (loss)	$6,934,860	$(5,319,277)	$(1,367,657)	$994,113	$26,460

STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used in) operating activities	$4,206,687	$(1,017,179)	$1,367,849	$387,070	$54,942
Net cash used in investing activities	$87,313,323	$64,973,115	$40,107,494	$2,595,923	$1,374,545
Net cash provided by financing activities	$73,333,792	$84,510,051	$41,353,859	$3,852,064	$1,464,350

OTHER DATA:
Distributions to common stockholders declared	$10,484,008	$4,762,787	$1,773,715	$761,640	$341,147

ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the “Selected Financial Data” above and our accompanying consolidated financial statements and the notes thereto included in this Annual Report. Also see “Forward Looking Statements” preceding Part I.

Overview

We were formed as a Maryland corporation on January 15, 2008, to invest in a diversified portfolio of real estate investments. We seek to acquire primarily hotel properties and, to a lesser extent, multifamily, office, retail and industrial properties as well as real estate securities and debt-related investments. We depend upon the remaining net proceeds received from the sale of shares of our common stock in our continuous public offering, which terminated on February 20, 2015 (as discussed below), proceeds from the DRIP offering, the net proceeds from any other offerings of our shares that we may conduct in the future, proceeds from the sale of our investments and any indebtedness that we may incur in order to conduct our proposed real estate investment activities.

On April 15, 2009, we commenced our initial public offering of up to $1,000,000,000 in shares of our common stock to the public in our primary offering at $10.00 per share and up to $100,000,000 in shares of our common stock to our stockholders pursuant to the DRIP at $9.50 per share. On October 12, 2012, we terminated our initial public offering and commenced our follow-on offering (discussed below). As of the termination of our initial public offering on October 12, 2012, we had accepted subscriptions for, and issued, 1,126,253 shares of our common stock in our initial public offering, including 29,582 shares of our common stock issued pursuant to our DRIP, resulting in aggregate gross offering proceeds of $10,966,713.

On October 12, 2012, we commenced our follow-on offering of up to $1,000,000,000 in shares of our common stock, comprised of up to $900,000,000 in shares offered to the public at $10.00 per share and up to $100,000,000 in shares offered to our stockholders pursuant to DRIP at $9.50 per share. Effective February 20, 2015, we terminated the offer and sale of shares to the public in our follow-on offering, and continued to issue shares pursuant to the DRIP. On November 4, 2015, we filed a new Registration Statement on Form S-3 with the SEC to register the sale of up to $25 million shares of our common stock pursuant to the DRIP offering.

As of the termination of our follow-on offering, we had accepted investors’ subscriptions for, and issued, 11,826,697 shares of our common stock in that offering, including 510,457 shares of our common stock issued pursuant to the DRIP, resulting in aggregate gross offering proceeds of $113,162,397. As of December 31, 2015, we had accepted subscriptions for, and issued, an aggregate of 12,952,950 shares of common stock in our initial public offering and follow-on offering, including 540,039 shares of common stock issued pursuant to the DRIP, resulting in aggregate gross offering proceeds of $124,129,110. As of December 31, 2015, we had sold 65,344 shares pursuant to the DRIP in our DRIP offering, and 2,434,656 shares of our common stock registered in the DRIP offering remained available for sale.

We intend to use substantially all of the remaining net proceeds from our follow-on offering and the proceeds from any other offering of our shares that we may conduct in the future to continue to invest in a diversified portfolio of real properties, real estate securities and debt-related investments. We anticipate that our portfolio will continue to consist primarily of hotel properties located in the United States and Canada that we own exclusively or in joint ventures or other co-ownership arrangements with other persons. We may also invest in other property types consisting of multifamily, office, retail and industrial assets located in the United States and Canada as well as securities of real estate companies and debt-related investments. We may also make opportunistic investments in properties that may be under-developed or newly constructed and in properties that we believe are undervalued.

As of December 31, 2015, we owned a portfolio of nine hotels and joint venture interests in two additional hotels with an aggregate purchase price of $225,082,000, exclusive of closing costs. We also owned (1) a joint venture interest in a mortgage note secured by a hotel property with an outstanding principal balance of $11,839,171 and (2) a note receivable from related party with a balance of $9,000,000 as of December 31, 2015.

We believe that we have sufficient capital to meet our existing debt service and other operating obligations for the next year and that we have adequate resources to fund our cash needs until we reach sustainable profitable operations. However, our operations are subject to a variety of risks, including, but not limited to, changes in national economic conditions, the restricted availability of financing, changes in demographic trends and interest rates, declining real estate valuations and downward pressure on room rates for hotels. As a result of these uncertainties, there can be no assurance that we will meet our investment objectives or that the risks described above will not have an adverse effect on our properties or results of operations.

We made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, commencing with the taxable year ended December 31, 2011. As a REIT, we generally are not subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year after the taxable year in which we initially elect to be taxed as a REIT, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Failing to qualify as a REIT could materially and adversely affect our net income.

Review of our Investment Policies

Our board of directors, including our independent directors, has reviewed our investment policies as described in this Annual Report and determined that such policies are in the best interests of our stockholders based on the following factors: (1) such policies increase the likelihood that we will be able to acquire a diversified portfolio of income producing properties, thereby reducing risk in our portfolio; (2) our executive officers and directors and the affiliates of our advisor have expertise with the type of real estate investments we seek; (3) there are sufficient property acquisition opportunities with the attributes that we seek; and (4) borrowings should enable us to purchase assets and earn income more quickly, thereby increasing the likelihood of generating income for our stockholders and preserving stockholder capital.

Market Outlook

The recession from 2007 to 2009 in the United States impacted the real estate and credit markets, primarily in the form of escalating default rates on mortgages, declining home values and increasing inventory of properties nationwide. The constraints on available credit resulted in illiquidity and volatility in the markets for corporate bonds, asset-backed securities and commercial real estate bonds and loans. During the downturn, economic conditions negatively impacted the commercial real estate sector, resulting in lower occupancy, lower rental rates and declining values. The economy in the United States is currently improving; however, there is no assurance that economic conditions will continue to improve or will not worsen in the future. We believe that as the economic environment improves, we will have unique investment opportunities, particularly in the hospitality sector. We believe that the hospitality sector has the greatest supply-demand imbalance among all real estate asset classes at this time. As the economy continues to improve, room rates for hotels should increase due to the fact that increased demand for hotel rooms is generally correlated with growth in the U.S. gross domestic product (GDP). Demand growth, combined with the current undersupply of hotel rooms, should result in improved fundamentals in the hospitality space, particularly upward pressure on room rates. The ability of hotels to adjust room rates quickly should allow hotel property owners to take advantage of this anticipated trend.

Liquidity and Capital Resources

Our principal demand for funds will be for the acquisition of real estate assets, the payment of operating expenses, principal and interest payments on our outstanding indebtedness and the payment of distributions to our stockholders. Over time, we intend to generally fund our cash needs for items other than asset acquisitions from operations. Our cash needs for acquisitions and investments will be funded primarily from the remaining proceeds from the sale of shares of our common stock in our follow-on offering, the sale of shares pursuant to the DRIP and assumption and origination of debt.

Our advisor, subject to the oversight of our investment committee and board of directors, will evaluate potential acquisitions and will engage in negotiations with sellers and lenders on our behalf. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

We may, but are not required to, establish working capital reserves out of cash flow generated by our real estate assets or out of proceeds from the sale of our real estate assets. We do not anticipate establishing a general working capital reserve; however, we may establish working capital reserves with respect to particular investments. We also may, but are not required to, establish reserves out of cash flow generated by our real estate assets or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically utilized to fund tenant improvements, leasing commissions and major capital expenditures. Our lenders also may require working capital reserves.

To the extent that any working capital reserve we establish is insufficient to satisfy our cash requirements, additional funds may be provided from cash generated from operations, short-term borrowing, equity capital from joint venture partners, or the proceeds of additional public or private offerings of our shares or interests in our operating partnership. In addition, subject to certain limitations, we may incur indebtedness in connection with the acquisition of any real estate asset, refinance the debt thereon, arrange for the leveraging of any previously unfinanced property or reinvest the proceeds of financing or refinancing in additional properties. There can be no assurance that we will be able to obtain such capital or financing on favorable terms, if at all.

Net Cash Provided by (Used in) Operating Activities

As of December 31, 2015, we owned eleven hotel properties, including our joint venture interests in the Lyndhurst Hotel and the Fort Worth Hotel. Net cash provided by (used in) operating activities for the years ended December 31, 2015 and 2014 was $4,206,687 and $(1,017,179), respectively. The increase in cash provided by operating activities for the year ended December 31, 2015 was primarily due to an increase in net operating income related to additional hotel acquisitions and owning other properties for an entire year.

Net Cash Used in Investing Activities

Our cash used in investing activities will vary based on how quickly we invest the remaining net offering proceeds from our follow-on offering towards acquisitions of real estate and real-estate related investments. Net cash used in investing activities for the years ended December 31, 2015 and 2014 was $ 87,313,323 and $64,973,115, respectively. The increase in cash used in investing activities for the year ended December 31, 2015 was due to acquisitions of hotel properties of $84,416,539 for the year ended December 31, 2015 compared to $55,916,433 for the year ended December 31, 2014, improvements and additions to hotel properties of $8,386,102 for the year ended December 31, 2015 compared to $6,135,247 for the year ended December 31, 2014, and an origination of the note receivable from related party of $9,000,000.

Net Cash Provided by Financing Activities

Our cash flows from financing activities consisted primarily of proceeds from our follow-on offering and proceeds from newly originated notes payable, net of distributions paid to our stockholders. Net cash provided by financing activities for the years ended December 31, 2015 and 2014 was $73,333,792 and $84,510,051, respectively. The decrease in cash provided by financing activities for the year ended December 31, 2015, was primarily due to a decrease in gross offering proceeds from our public offering that was terminated on February 20, 2015.

Cash and Cash Equivalents

As of December 31, 2015, we had cash and cash equivalents of $14,071,228.

Debt

We use, and intend to use in the future, secured and unsecured debt as a means of providing additional funds for the acquisition of real property, securities and debt-related investments. By operating on a leveraged basis, we expect that we will have more funds available for investments. This will generally allow us to make more investments than would otherwise be possible, potentially resulting in enhanced investment returns and a more diversified portfolio. However, our use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to assets other than those specifically securing the repayment of the indebtedness. When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of obtaining debt financing at a later time.

As of December 31, 2015, our outstanding indebtedness totaled $178,236,424. Our aggregate borrowings are reviewed by our board of directors at least quarterly. Under our charter, we are prohibited from borrowing in excess of 300% of the value of our net assets. “Net assets” for purposes of this calculation is defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of our assets before non-cash reserves and depreciation. However, we may temporarily borrow in excess of these amounts if such excess is approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report, along with an explanation for such excess. As of December 31, 2015 and 2014, our debt levels did not exceed 300% of the value of our assets.

For more information on our outstanding indebtedness, see Note 5 - Debt to the consolidated financial statements included in this Annual Report.

Contractual Commitments and Contingencies

The following is a summary of our contractual obligations as of December 31, 2015:

	Payments Due By Period
Contractual Obligations	Total	2016	2017-2018	2019-2020	Thereafter
Long-term debt obligations(1)	$178,236,424	$1,673,229	$51,178,357	$4,594,438	$120,790,400
Interest payments on outstanding debt obligations(2)	55,706,610	8,708,359	13,993,294	11,580,251	21,424,706
Purchase obligations(3)	—	—	—	—	—
Total	$233,943,034	$10,381,588	$65,171,651	$16,174,689	$142,215,106

(1)	Amounts include principal payments only.
(2)	Projected interest payments are based on the outstanding principal amounts and weighted-average interest rates at December 31, 2015.
(3)	Purchase obligations were excluded from contractual obligations as there were no binding purchase obligations as of December 31, 2015.

Organization and Offering Costs

Pursuant to our advisory agreement with our advisor, we are obligated to reimburse our advisor and its affiliates, as applicable, for organization and offering costs incurred on our behalf associated with each of our public offerings, but only to the extent that such reimbursements do not exceed actual expenses incurred by our advisor and would not cause sales commissions, the dealer manager fee and other organization and offering costs borne by us in a public offering to exceed 15.0% of gross offering proceeds from the sale of our shares in such public offering as of the date of reimbursement. Our advisor was obligated to reimburse us to the extent organization and offering costs (including sales commissions and dealer manager fees) incurred by us in a public offering exceeded 15.0% of the gross offering proceeds from the sale of our shares of common stock in such public offering.

Total offering costs for our initial public offering, which terminated on October 12, 2012, were $4,132,374. We directly incurred offering costs of $946,944 for our initial public offering and reimbursed our advisor for $742,134 in offering costs for our initial public offering. The remaining $2,443,296 in offering costs related to our initial public offering is not our liability because such costs exceeded 15.0% of the gross offering proceeds from the sale of our shares of common stock in our completed initial public offering. We reimbursed our advisor for $28,083 in organization costs for our initial public offering.

Total offering costs for our follow-on offering were $14,107,844. We directly incurred $11,382,981 of offering costs for our follow-on offering, and $2,724,863 in offering costs were reimbursable to our advisor. As of December 31, 2015, total offering costs for the DRIP offering were $124,000. We directly incurred $0 of offering costs for the DRIP offering and $124,000 in offering costs were reimbursable to our advisor. As of December 31, 2015, we had $129,153 payable to our advisor for offering costs related to our follow-on and DRIP offerings. Offering costs related to our follow-on offering did not exceed 15% of the gross offering proceeds from the sale of our shares of common stock in our follow-on offering. We have not reimbursed our advisor any funds for organization costs for our follow-on offering.

Operating Expenses

Pursuant to our charter, we will reimburse our advisor for all operating expenses paid or incurred by our advisor in connection with the services provided to us, subject to the limitation that we will not reimburse our advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of our average invested assets, or (2) 25% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period, which we refer to as the “2%/25% Limitation.” Notwithstanding the above, we may reimburse our advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended December 31, 2015, our total operating expenses were $3,197,099, which included $2,370,995 in operating expenses incurred directly by us and $826,104 incurred by our advisor on our behalf. Of the $3,197,099 in total operating expenses incurred during the four fiscal quarters ended December 31, 2015, $0 exceeded the 2%/25% Limitation. We reimbursed our advisor approximately $826,000 in operating expenses during the four fiscal quarters ended December 31, 2015. Additionally, our advisor has incurred $4,466,940 in operating expenses on our behalf prior to the four fiscal quarters ended December 31, 2015. Subject to a future determination by the board of directors, this amount is not reimbursable to our advisor and is not our obligation.

Our advisor has waived all operating expenses reimbursable to our advisor for each of the 12 prior fiscal quarters ended March 31, 2014, which we refer to as the “Waiver Period,” to the extent such expenses had not been previously reimbursed to our advisor. Our advisor further agreed that all expenses incurred directly by us during the Waiver Period would be paid by our advisor on our behalf. Total reimbursable expenses so waived or assumed by our advisor were $1,967,721 as of December 31, 2015.

Results of Operations

As of December 31, 2014, we owned the Woodlands Hotel, the Germantown Hotel, the Charleston Hotel, the Austin Hotel, the Grapevine Hotel, the Silicon Valley Hotel, the joint venture interest in the Lyndhurst Hotel, the Austin Arboretum Hotel and the joint venture interest in the Hyatt Place Note. As of December 31, 2015, we owned the Woodlands Hotel, the Germantown Hotel, the Charleston Hotel, the Austin Hotel, the Grapevine Hotel, the joint venture interest in the Lyndhurst Hotel, the Austin Arboretum Hotel, the Great Valley Hotel, the Nashville Hotel, the Homewood Suites Austin Hotel, the joint venture interest in the Fort Worth Hotel, the joint venture interest in the Hyatt Place Note, and our note receivable from a related party. Because we owned eight hotel properties at December 31, 2014 compared to eleven hotel properties at December 31, 2015, our results of operations for the year ended December 31, 2014 are not directly comparable to those for the year ended December 31, 2015. In general, we expect that our income and expenses related to our investment portfolio will increase in future periods as a result of anticipated future acquisitions of real estate and real estate-related investments.

Comparison of the year ended December 31, 2015 versus the year ended December 31, 2014

Revenue

Total revenue increased to $52,167,132 for the year ended December 31, 2015 from $23,987,274 for the year ended December 31, 2014. Total hotel revenue increased to $51,064,000 for the year ended December 31, 2015 compared to $23,352,393 for the year ended December 31, 2014. The increase in hotel revenue was primarily due to the fact that we owned interests in eleven hotel properties at December 31, 2015 compared to eight hotel properties at December 31, 2014 and we owned the Silicon Valley Hotel for eight months during the year ended December 31, 2015 compared to six months during the year ended December 31, 2014. Interest income from notes receivable related to the Hyatt Place Note and the note receivable from related party increased to $1,103,132 for the year ended December 31, 2015 from $634,881 for the year ended December 31, 2014 due to the addition of the note receivable from related party during the year ended December 31, 2015. We expect that room revenue, other hotel revenue and total revenue will each increase in future periods as a result of anticipated growth in revenues and owning the Great Valley Hotel, the Nashville Hotel, the Homewood Suites Austin Hotel, the Fort Worth Hotel for a full year reporting period.

A comparison of hotel revenues for those hotels owned continuously for the years ended December 31, 2015 and 2014 is set forth below:

	Year ended December 31,
	2015	2014	Increase
Woodlands Hotel	$3,885,163	$3,675,063	$210,100
Germantown Hotel	3,921,696	3,664,075	257,621
Charleston Hotel	3,583,813	3,337,499	246,314
Austin Hotel	4,867,863	4,311,757	556,106
Totals	$16,258,535	$14,988,394	$1,270,141

Hotel Operating Expenses

Hotel operating expenses increased to $30,895,349 for the year ended December 31, 2015 from $14,846,664 for the year ended December 31, 2014. The increase in hotel operating expenses was primarily due to the fact that we owned interests in eleven hotel properties at December 31, 2015 compared to eight hotel properties at December 31, 2014.

Property Taxes, Insurance and Other

Property taxes, insurance and other increased to $3,251,501 for the year ended December 31, 2015 from $1,560,382 for the year ended December 31, 2014. This increase was primarily due to the fact that we owned interests in eleven hotel properties at December 31, 2015 compared to eight hotel properties at December 31, 2014.

Depreciation and Amortization

Depreciation and amortization expense increased to $9,481,115 for the year ended December 31, 2015 from $4,126,366 for the year ended December 31, 2014. The increase in depreciation and amortization expense was primarily due to the fact that we owned interests in eleven hotel properties at December 31, 2015 compared to eight hotel properties at December 31, 2014.

Property Acquisition Expenses

Property acquisition expense decreased to $3,946,882 for the year ended December 31, 2015 from $4,082,372 for the year ended December 31, 2014. We acquired four properties during each of the years ended December 31, 2015 and 2014with aggregate purchase prices of $101,550,000 and $93,072,000 the years ended December 31, 2015 and 2014, respectively.

Corporate General and Administrative Expenses

Corporate general and administrative expenses increased to $3,196,995 for the year ended December 31, 2015 from $1,663,046 for the year ended December 31, 2014. These general and administrative expenses consisted primarily of asset management fees, restricted stock compensation, directors’ fees and professional fees. Asset management fees increased primarily due to the fact that we owned interests in eleven hotel properties at December 31, 2015 compared to eight hotel properties at December 31, 2014. We expect corporate general and administrative expenses to increase in future periods as a result of owning the Great Valley Hotel, the Nashville Hotel, the Homewood Suites Austin Hotel and the Fort Worth Hotel for a full year reporting period, but to decrease as a percentage of total revenue.

Gain on sale of hotel property

The gain on sale of hotel property for the year ended December 31, 2015 was $10,145,221 and was related to the sale of the Silicon Valley Hotel. There were no sales of hotel properties for the year ended December 31, 2014.

Gain on acquisition of hotel property

Gain on acquisition of hotel property for the year ended December 31, 2015 was $2,698,113 compared to $0 for the year ended December 31, 2014. The gain on acquisition of hotel property results from the difference between the fair value of the Fort Worth Hotel of $10,000,000 at the date of acquisition and the purchase price of $7,301,887.

Interest Expense and Amortization of Deferred Loan Costs

Interest expense and amortization of deferred loan costs increased to $7,795,764 for the year ended December 31, 2015 from $3,522,921 for the year ended December 31, 2014. This increase in interest expense and amortization of deferred loan costs was due to the fact that we incurred additional indebtedness related to our four hotel property acquisitions since December 31, 2015. In future periods our interest expense will vary based on the amount of our borrowings, which will depend on the availability and cost of borrowings and our ability to identify and acquire real estate and real estate-related assets that meet our investment objectives.

Income Tax Benefit

Income tax benefit for the year ended December 31, 2015 was $492,000 compared to $495,200 for the year ended December 31, 2014. The income tax benefit results from net operating losses of the TRS’s.

Critical Accounting Policies

General

Our accounting policies have been established to conform with U.S. generally accepted accounting principles, or GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the financial statements or different amounts reported in the consolidated financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. These policies require complex judgment in their application or estimates about matters that are inherently uncertain.

Income Taxes

We have made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2011. Prior to qualifying to be taxed as a REIT, we were subject to normal federal and state corporation income taxes.

As a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, so long as we distribute at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP) and satisfy the other organizational and operational requirements for REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income. We lease the hotels we acquire to wholly owned taxable REIT subsidiaries that are subject to federal, state and local income taxes.

We account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded for net deferred tax assets that are not expected to be realized. We accrued $266,000 and $91,800 in current income taxes for the years ended December 31, 2015 and 2014, respectively. We had a net deferred tax asset consisting primarily of net operating losses generated by our TRS’s of $1,345,000 and $587,000 as of December 31, 2015 and 2014, respectively.

We have reviewed tax positions under GAAP guidance that clarifies the relevant criteria and approach for the recognition and measurement of uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return. A tax position may only be recognized in the consolidated financial statements if it is more likely than not that the tax position will be sustained upon examination. We had no material uncertain tax positions as of December 31, 2015.

The preparation of our various tax returns requires the use of estimates for federal and state income tax purposes. These estimates may be subjected to review by the respective taxing authorities. A revision to an estimate may result in an assessment of additional taxes, penalties and interest. At this time, a range in which our estimates may change is not expected to be material. We will account for interest and penalties relating to uncertain tax provisions in the current period income statement, if necessary. We have tax years 2011 through 2015 remaining subject to examination by various federal and state tax jurisdictions.

On December 18, 2015, President Obama signed into law the Consolidated Appropriations Act, 2016, an omnibus spending bill, with a division referred to as the Protecting Americans From Tax Hikes Act of 2015, which changes certain of the rules affecting REIT qualification and taxation of REITs and REIT stockholders. These changes are briefly summarized as follows:

●	For taxable years beginning after 2017, the percentage of a REIT’s total assets that may be represented by securities of one or more TRSs is reduced from 25% to 20%.

●	For distributions in taxable years beginning after 2014, the preferential dividend rules no longer apply to us as a “publicly offered REIT,” as defined in new Internal Revenue Code Section 562(c)(2).

●	For taxable years beginning after 2015, debt instruments issued by publicly offered REITs are treated as real estate assets for purposes of the 75% asset test, but interest on debt of a publicly offered REIT will not be qualifying income under the 75% gross income test unless the debt is secured by real property. Under a new asset test, not more than 25% of the value of a REIT’s assets may consist of debt instruments that are issued by publicly offered REITs and would not otherwise be treated as qualifying real estate assets.

●	For taxable years beginning after 2015, to the extent rent attributable to personal property is treated as rents from real property (because rent attributable to the personal property for the taxable year does not exceed 15% of the total rent for the taxable year for such real and personal property), the personal property will be treated as a real estate asset for purposes of the 75% asset test. Similarly, debt obligation secured by a mortgage on both real and personal property will be treated as a real estate asset for purposes of the 75% asset test, and interest thereon will be treated as interest on an obligation secured by real property, if the fair market value of the personal property does not exceed 15% of the fair market value of all property securing the debt.

●	For taxable years beginning after 2015, a 100% excise tax will apply to “redetermined services income,” i.e., non-arm’s-length income of a REIT’s TRS attributable to services provided to, or on behalf of, the REIT (other than services provided to REIT tenants, which are potentially taxed as redetermined rents).

●	For taxable years beginning after 2014, the period during which dispositions of properties with net built-in gains acquired from C corporations in carry-over basis transactions will trigger the built-in gains tax is reduced from ten years to five years.

●	REITs are subject to a 100% tax on net income from “prohibited transactions,” i.e., sales of dealer property (other than “foreclosure property”). These rules also contain safe harbors under which certain sales of real estate assets will not be treated as prohibited transactions. One of the requirements for the current safe harbors is that (I) the REIT does not make more than seven sales of property (subject to specified exceptions) during the taxable year at issue, or (II) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of property (other than excepted property) sold during the taxable year does not exceed 10% of the aggregate bases in the REIT’s assets as of the beginning of the taxable year, or (III) the fair market value of property (other than excepted property) sold during the taxable year does not exceed 10% of the fair market value of the REIT’s total assets as of the beginning of the taxable year. If a REIT relies on clause (II) or (III), substantially all of the marketing and certain development expenditures with respect to the properties sold must be made through an independent contractor. For taxable years beginning after December 18, 2015, clauses (II) and (III) are liberalized to permit the REIT to sell properties with an aggregate adjusted basis (or fair market value) of up to 20% of the aggregate bases in (or fair market value of) the REIT’s assets as long as the 10% standard is satisfied on average over the three-year period comprised of the taxable year at issue and the two immediately preceding taxable years. In addition, for taxable years beginning after 2015, for REITs that rely on clauses (II) or (III), a TRS may make the marketing and development expenditures that previously had to be made by independent contractors.

●	A number of changes applicable to REITs are made to the FIRPTA rules for taxing non-US persons on gains from sales of US real property interests, or USRPIs.

●	For dispositions and distributions on or after December 18, 2015, the stock ownership thresholds for exemption from FIRPTA taxation on sale of stock of a publicly traded REIT and for recharacterizing capital gain dividends as ordinary dividends is increased from not more than 5% to not more than 10%.

●	Effective December 18, 2015, new rules will simplify the determination of whether we are a “domestically controlled qualified investment entity.”

●	For dispositions and distributions after December 18, 2015, “qualified foreign pension funds” as defined in new Internal Revenue Code Section 897(l)(2) and entities that are wholly owned by a qualified foreign pension fund are exempted from FIRPTA and FIRPTA withholding. New FIRPTA rules also apply to “qualified shareholders” as defined in new Internal Revenue Code Section 897(k)(3).

●	For sales of USRPIs occurring after February 16, 2016, the FIRPTA withholding rate for sales of USRPIs and certain distributions generally increases from 10% to 15%.

Valuation and Allocation of Hotel Properties — Acquisitions

Upon acquisition, the purchase price of hotel properties is allocated to the tangible assets acquired, consisting of land, buildings and furniture, fixtures and equipment, any assumed debt, identified intangible assets and asset retirement obligations based on their fair values. Acquisition costs are charged to expense as incurred. Initial valuations are subject to change during the measurement period, but the measurement period ends as soon as the information is available. The measurement period shall not exceed one year from the acquisition date.

The fair value of the tangible assets acquired consists of land, buildings, furniture, fixtures and equipment. Land values are derived from appraisals, and building values are calculated as replacement cost less depreciation or our estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods. The value of furniture, fixtures and equipment is based on their fair value using replacement costs less depreciation.

We determine the fair value of assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that we believe we could obtain. Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan.

In allocating the purchase price of each of our properties, our advisor makes assumptions and uses various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets, discount rates used to determine present values, market rental rates per square foot and the period required to lease the property up to its occupancy at acquisition as if it were vacant. Many of these estimates are obtained from independent third party appraisals. However, we are responsible for the source and use of these estimates. These estimates are judgmental and subject to being imprecise; accordingly, if different estimates and assumptions were derived, the valuation of the various categories of our real estate assets or related intangibles could in turn result in a difference in the depreciation or amortization expense recorded in our condensed consolidated financial statements. These variances could be material to our results of operations and financial condition.

Valuation and Allocation of Hotel Properties — Ownership

Depreciation expense is computed using the straight-line and accelerated methods based upon the following estimated useful lives:

Estimated Useful Lives
Buildings and improvements	39-40	years
Exterior improvements	10-20
Equipment and fixtures	5-10

Impairments

We monitor events and changes in circumstances indicating that the carrying amounts of our hotel properties may not be recoverable. When such events or changes in circumstances are present, we assess potential impairment by comparing estimated future undiscounted cash flows expected to be generated over the life of the asset from operating activities and from its eventual disposition, to the carrying amount of the asset. In the event that the carrying amount exceeds the estimated future undiscounted cash flows, we recognize an impairment loss to adjust the carrying amount of the asset to estimated fair value for assets held for use and fair value less costs to sell for assets held for sale. There were no such impairment losses for the years ended December 31, 2015 and 2014.

In evaluating our hotel properties for impairment, we make several estimates and assumptions, including, but not limited to, the projected date of disposition of the properties, the estimated future cash flows of the properties during our ownership and the projected sales price of each of the properties. A change in these estimates and assumptions could result in a change in the estimated undiscounted cash flows or fair value of our hotel properties which could then result in different conclusions regarding impairment and material changes to our consolidated financial statements.

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board, or FASB, issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360) - Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 changes the criteria for reporting discontinued operations and enhances the related disclosure requirements. Pursuant to ASU 2014-08, only disposals representing a strategic shift in operations, such as a major line of business, a major geographical area or a major equity investment, should be presented as a discontinued operation. We implemented the provisions of ASU 2014-08 as of January 1, 2015. The adoption of this guidance did not have a material effect on our consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the debt liability. This standard is effective for periods beginning after December 15, 2015, with early adoption permitted, and will be applied on a retrospective basis. The new standard will be effective for us on January 1, 2016 and is not expected to have a material effect on our consolidated financial position or consolidated results of operations.

On May 28, 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promise goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for us on January 1, 2018 and early adoption is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis,” which changes the way reporting enterprises evaluate the consolidation of limited partnerships, variable interests and similar entities. This standard will be effective for the first annual reporting period beginning after December 15, 2015 with early adoption permitted. We are evaluating the effect that ASU No. 2015-2 will have on our consolidated financial statements and related disclosures, but we do not anticipate that adoption of this accounting standard will have a material effect on our consolidated financial position or our consolidated results of operations.

In September 2015, the FASB issued ASU No. 2015-16, “Simplifying the Accounting for Measurement-Period Adjustments,” which illustrates certain guidance governing adjustments to the provisional amounts recognized at the acquisition date with a corresponding adjustment to goodwill. Such adjustments are required when new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement amounts initially recognized or would have resulted in the recognition of additional assets and liabilities. ASU No. 2015-16 eliminates the requirement to retrospectively account for such adjustments. ASU No. 2015-16 is effective for our fiscal year commencing on January 1, 2016. We do not anticipate that the adoption of ASU No. 2015-16 will have a material effect on our consolidated financial position or our consolidated results of operations.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes,” which requires that deferred tax liabilities and assets be classified on our consolidated balance sheets as noncurrent based on an analysis of each taxpaying component within a jurisdiction. ASU No. 2015-17 is effective for our fiscal year commencing on January 1, 2017. We do not anticipate that the adoption of ASU No. 2015-17 will have a material effect on our consolidated financial position or our consolidated results of operations.

Inflation

As of December 31, 2015, our investments consisted of our interests in eleven hotel properties, our joint venture interest in the Hyatt Place Note and our note receivable from a related party. Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, limit the operators’ ability to raise room rates. We are currently not experiencing any material impact from inflation.

REIT Compliance

To qualify as a REIT for tax purposes, we are required to distribute at least 90% of our REIT taxable income (determined without regard to the dividends-paid deduction and excluding capital gains) to our stockholders. We must also meet certain asset and income tests, as well as other requirements. We will monitor the business and transactions that may potentially impact our REIT status. If we fail to qualify as a REIT in any taxable year following the taxable year in which we initially elect to be taxed as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which our REIT qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders.

Distributions

Our board of directors has authorized distributions to our stockholders that (1) accrue daily to our stockholders of record on each day; (2) are payable in cumulative amounts on or before the 15th day of each calendar month; and (3) are calculated at a rate of $0.002192 per share of the our common stock per day, which, if paid each day over a 365-day period, is equivalent to an 8.0% annualized distribution rate based on a purchase price of $10.00 per share of our common stock.

The following table summarizes distributions paid in cash and pursuant to the DRIP for the years ended December 31, 2015 and 2014.

Period (1)	Cash Distribution(1)	Distribution Paid Pursuant to DRIP(1), (2)	Total Amount of Distribution(1)
First Quarter 2015	$1,348,289	$746,826	$2,095,115
Second Quarter 2015	1,623,871	964,050	2,587,921
Third Quarter 2015	1,980,101	978,008	2,958,109
Fourth Quarter 2015	1,653,259	943,606	2,596,865
Total	$6,605,520	$3,632,490	$10,238,010

First Quarter 2014	$482,348	$194,592	$676,940
Second Quarter 2014	630,089	257,705	887,794
Third Quarter 2014	817,665	388,742	1,206,407
Fourth Quarter 2014	1,041,075	526,005	1,567,080
Total	$2,971,177	$1,367,044	$4,338,221

(1)	Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid approximately 15 days following the end of such month.
(2)	Amount of distributions paid in shares of common stock pursuant to the DRIP.

We paid $10,238,010 in aggregate distributions for the year ended December 31, 2015, which was comprised of $6,605,520 in cash distributions and $3,632,490 in shares issued pursuant to the DRIP. We paid $4,338,221 in aggregate distributions for the year ended December 31, 2014, which was comprised of $2,971,177 in cash distributions and $1,367,044 in shares issued pursuant to the DRIP. For the years ended December 31, 2015 and 2014, we had cash provided by (used in) operating activities of $4,206,687 and $(1,017,179) respectively, and our funds from operations were $3,494,703 and $(1,271,010), respectively. For information on how we calculate funds from operations, see “–Funds from Operations and Modified Funds from Operations” below. For the year ended December 31, 2015, approximately 41% of distributions were paid from cash provided by operating activities and approximately 59% were paid from offering proceeds. For the year ended December 31, 2014, 100% of distributions were paid from offering proceeds. Of the $17,385,764 in total distributions we paid during the period from our inception through December 31, 2015, including shares issued pursuant to the DRIP, approximately 29% was funded from cash flow from operations and approximately 71% was funded from offering proceeds.

Funds from Operations and Modified Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Cash generated from operations is not equivalent to net income as determined under GAAP. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, an industry trade group, or NAREIT, has promulgated a standard known as Funds from Operations, or FFO for short, which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures in which the REIT holds an interest. We have adopted the NAREIT definition for computing FFO because, in our view, FFO is a meaningful supplemental performance measure in conjunction with net income.

Changes in the accounting and reporting rules under GAAP that have been put into effect since the establishment of NAREIT’s definition of FFO have prompted a significant increase in the magnitude of non-cash and non-operating items included in FFO, as defined. As a result, in addition to FFO, we also calculate modified funds from operations, or MFFO, a non-GAAP supplemental financial performance measure that our management uses in evaluating our operating performance. Similar to FFO, MFFO excludes items such as depreciation and amortization. However, MFFO excludes non-cash and non-operating items included in FFO, such as amortization of certain in-place lease intangible assets and liabilities and the amortization of certain tenant incentives. Our calculation of MFFO will exclude these items, as well as the effects of straight-line rent revenue recognition, fair value adjustments to derivative instruments that do not qualify for hedge accounting treatment, non-cash impairment charges and certain other items, when applicable. Our calculation of MFFO will also include, when applicable, items such as master lease rental receipts, which are excluded from net income (loss) and FFO, but which we consider in the evaluation of the operating performance of our real estate investments.

We believe that MFFO reflects the overall impact on the performance of our real estate investments of occupancy rates, rental rates, property operating costs and development activities, as well as general and administrative expenses and interest costs, which is not immediately apparent from net income (loss). As such, we believe MFFO, in addition to net income (loss) as defined by GAAP, is a meaningful supplemental performance measure which is used by our management to evaluate our operating performance and determine our operating, financing and dividend policies.

Please see the limitations listed below associated with the use of MFFO as compared to net income (loss):

●	Our calculation of MFFO will exclude any gains (losses) related to changes in estimated values of derivative instruments related to any interest rate swaps which we hold. Although we expect to hold these instruments to maturity, if we were to settle these instruments prior to maturity, it would have an impact on our operations. We do not currently hold any such derivate instruments and thus our calculation of MFFO set forth in the table below does not reflect any such exclusion.

●	Our calculation of MFFO will exclude any impairment charges related to long-lived assets that have been written down to current market valuations. Although these losses will be included in the calculation of net income (loss), we will exclude them from MFFO because we believe doing so will more appropriately present the operating performance of our real estate investments on a comparative basis. We have not recognized any such impairment charges and thus our calculation of MFFO set forth in the table below does not reflect any such exclusion.

●	Our calculation of MFFO will exclude organizational and offering expenses and acquisition expenses payable to our advisor. Although these amounts reduce net income, we fund such costs with proceeds from our offering and acquisition-related indebtedness and do not consider these expenses in the evaluation of our operating performance and determining MFFO. Our calculation of MFFO set forth in the table below reflects such exclusions.

We believe MFFO is useful to investors in evaluating how our portfolio might perform after our offering and acquisition stage has been completed and, as a result, may provide an indication of the sustainability of our distributions in the future. However, as described in greater detail below, MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity. Many of the adjustments to MFFO are similar to adjustments required by SEC rules for the presentation of pro forma business combination disclosures, particularly acquisition expenses, gains or losses recognized in business combinations and other activity not representative of future activities. MFFO is also more comparable in evaluating our performance over time and as compared to other real estate companies, which may not be as involved in acquisition activities or as affected by impairments and other non-operating charges.

MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. MFFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining MFFO. Investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and given the relatively limited term of our operations, it could be difficult to recover any impairment charges.

The calculation of FFO and MFFO may vary from entity to entity because capitalization and expense policies tend to vary from entity to entity. Consequently, our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other REITs. In addition, FFO and MFFO should not be considered as an alternative to net income (loss) or to cash flows from operating activities and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. In particular, as we are currently in the acquisition phase of our life cycle, acquisition costs and other adjustments which are increases to MFFO are, and may continue to be, a significant use of cash. MFFO also excludes impairment charges, rental revenue adjustments and unrealized gains and losses related to certain other fair value adjustments. Accordingly, both FFO and MFFO should be reviewed in connection with other GAAP measurements.

 The table below summarizes our calculation of FFO and MFFO for the years ended December 31, 2015 and 2014 and a reconciliation of such non-GAAP financial performance measures to our net income (loss).

	Year ended December 31,
	2015	2014
Net Income (Loss)	$6,934,860	$(5,319,277)
Adjustments:
Depreciation and amortization	9,481,115	4,126,366
Gain on sale of hotel property	(10,145,221)	—
Gain on acquisition of hotel property	(2,698,113)	—
Adjustments for noncontrolling interests	(77,938)	(78,099)
Funds from Operations	3,494,703	(1,271,010)
Adjustments:
Stock/unit-based compensation	52,923	75,260
Amortization of deferred loan costs	522,682	148,878
Property acquisition expenses	3,946,882	4,082,372
Adjustments for noncontrolling interests	(2,749)	(2,749)
Modified Funds from Operations	$8,014,441	$3,032,751

Off-Balance Sheet Arrangements

As of December 31, 2015 and 2014, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Related-Party Transactions and Agreements

We have entered into agreements with our advisor and its affiliates whereby we have paid, and may continue to pay, certain fees to, or reimburse certain expenses of, our advisor or its affiliates for acquisition and advisory fees and expenses, financing coordination fees, organization and offering costs, sales commissions, dealer manager fees, asset and property management fees and expenses, leasing fees and reimbursement of certain operating costs. Additionally, we have entered into joint venture arrangements with affiliates of our advisor in connection with the acquisition of certain of our investments. See Item 13, “Certain Relationships and Related Transactions and Director Independence” and Note 7 (Related Party Arrangements) to the consolidated financial statements included in this Annual Report for a discussion of the various related-party transactions, agreements and fees.

Subsequent Events

Distributions Declared

On December 31, 2015, we declared a distribution in the aggregate amount of $888,434, of which $558,875 was paid in cash on January 15, 2016 and $329,559 was paid pursuant to the DRIP in the form of additional shares of our common stock. On January 31, 2016, we declared a distribution in the aggregate amount of $888,074 of which $560,500 was paid in cash on February 12, 2016 and $327,574 was paid pursuant to the DRIP in the form of additional shares of our common stock. On February 29, 2016, we declared a distribution in the aggregate amount of $832,350 of which $524,196 was paid in cash on March 15, 2016 and $308,154 was paid pursuant to the DRIP in the form of additional shares of the Company’s common stock.

Extension of Term of Advisory Agreement

On March 24, 2016, we entered into an amendment to the Advisory Agreement with our advisor, which extended the term of the Advisory Agreement for an additional one-year term expiring on April 15, 2017.

Determination of Estimated Value Per Share

On March 24, 2016, our board of directors determined an estimated value per share of our common stock of $10.75. See Item 5 “Market for Registrant’s Common Equity, Related Stockholder Matters and Purchases of Equity Securities — Estimated Value Per Share” for more information.

Revision of DRIP Share Price

On March 24, 2016, in connection with the determination of an estimated value per share of our common stock, our board of directors elected to revise the price per share of shares sold pursuant to our DRIP from $9.50 per share to $10.21 per share, which is 95% of the estimated value per share of our common stock of $10.75. This change will be effective on not less than 10 days’ notice to our stockholders.

Formation of Special Committee

On March 24, 2016, our board of directors approved the formation of a special committee of two of our independent directors, or the special committee, to consider potential strategic transactions. The special committee’s responsibilities include (i) the identification and investigation of potential strategic transactions, (ii) conducting negotiations with respect to any strategic transactions, (iii) the review and analysis of potential strategic transactions and (iv) making recommendations to our board of directors concerning any strategic transactions. The special committee is authorized to engage experts and advisors in connection with the foregoing responsibilities. The special committee is comprised of two of our independent directors, Messrs. William H. Armstrong, III and John P. Thompson.

Suspension of Share Redemption Program

In connection with the formation of the special committee, our board of directors elected to suspend our share redemption program, effective on not less than 30 days’ notice to our stockholders. For more information, see Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Purchases of Equity Securities—Share Redemption Program.”

ITEM 7A.	Quantitative and Qualitative Disclosures About Market Risk

Market Risk

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. We may be exposed to interest rate changes primarily as a result of long-term debt used to maintain liquidity, fund capital expenditures and expand our real estate investment portfolio and operations. Market fluctuations in real estate financing may affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

With regard to variable rate financing, our advisor will assess our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. Our advisor will maintain risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy will be designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on your investment may be reduced.

As of December 31, 2015, all of our outstanding indebtedness accrued interest at a fixed rate and therefore an increase or decrease in interest rates would have no effect on our interest expense. Interest rate fluctuations will generally not affect our future earnings or cash flows on our fixed rate debt unless such instruments mature or are otherwise terminated. However, interest rate changes will affect the fair value of our fixed rate instruments. As we expect to hold our fixed rate instruments to maturity and the amounts due under such instruments would be limited to the outstanding principal balance and any accrued and unpaid interest, we do not expect that fluctuations in interest rates, and the resulting change in fair value of our fixed rate instruments, would have a significant impact on our operations.

The table below summarizes our notes payable as of December 31, 2015 based on their maturity dates:

	Maturity Date
	2016	2017	2018	2019	2020	Thereafter	Carrying Value(1)

Notes Payable
Fixed Rate	$1,673,229	$39,760,777	$11,417,580	$2,251,410	$2,343,028	$120,790,400	$178,236,424
Adjustable Rate	—	—	—	—	—	—	—
Interest rate(2)	4.9%	5.1%	4.6%	4.7%	4.7%	4.7%	—

(1)	The fair value estimate of our fixed rate debt was estimated to be $177,000,000 as of December 31, 2015 using a discounted cash flow analysis utilizing rates we would expect to pay for debt of a similar type and remaining maturity if the loans were originated at December 31, 2015.
(2)	The financing used to acquire the Hyatt Place Note, or the acquisition note, bore interest at a fixed rate of 3.00% per annum through August 21, 2015. For the period from August 21, 2015 through its maturity date of May 5, 2018, the acquisition note bears interest at 3.00% which is a fixed rate equal to (a) the Prime Rate (as defined in the acquisition note) in effect as of August 21, 2015, minus (b) 0.25%, provided that in no event will the interest rate exceed the maximum rate permitted by law.

The weighted-average interest rate of our fixed rate debt was 4.83% at December 31, 2015. The weighted-average interest rate represents the actual interest rate in effect at December 31, 2015.

We may be also exposed to the effects of changes in interest rates as a result of our acquisition and origination of mortgage and other loans.

Credit Risk

We will also be exposed to credit risk. Credit risk in our investments in debt and securities relates to each individual borrower’s ability to make required interest and principal payments on scheduled due dates. We seek to manage credit risk through our advisor’s comprehensive credit analysis prior to making an investment, actively monitoring our asset portfolio and the underlying credit quality of our holdings and subordination and diversification of our portfolio. Our analysis is based on a broad range of real estate, financial, economic and borrower-related factors which we believe are critical to the evaluation of credit risk inherent in a transaction. As of December 31, 2015, we were exposed to credit risk with respect to our investment in the Hyatt Place Note and our note receivable from related party.

ITEM 8.	Financial Statements and Supplementary Data

Our Consolidated Financial Statements and supplementary data can be found beginning on Page F-1 of this Annual Report.

ITEM 9.	Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

None.

ITEM 9A.	Controls and Procedures

Disclosure Controls and Procedures

As of the end of the period covered by this Annual Report, management, including our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based upon, and as of the date of, the evaluation, our Chief Executive Officer and Chief Financial Officer concluded that the disclosure controls and procedures were effective as of the end of the period covered by this Annual Report to ensure that information required to be disclosed in the reports we file and submit under the Exchange Act is recorded, processed, summarized and reported as and when required. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports we file and submit under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) or 15d-15(f) promulgated under the Exchange Act. In connection with the preparation of this Annual Report, our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2015. In making that assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, our management believes that, as of December 31, 2015, our internal control over financial reporting was effective based on those criteria.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting that occurred during the quarter ended December 31, 2015 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B.	Other Information

On March 24, 2016, we entered into an amendment to the Advisory Agreement with our advisor, which extended the term of the Advisory Agreement for an additional one-year term expiring on April 15, 2017.

PART III

ITEM 10.	Directors, Executive Officers and Corporate Governance

Our current directors and executive officers and their respective ages and positions are listed below:

Name	Age	Position
Brett C. Moody	52	Chairman of the Board, Chief Executive Officer and President
Robert W. Engel	61	Chief Financial Officer, Treasurer and Secretary
William H. Armstrong, III	51	Independent Director
John P. Thompson	52	Independent Director
Charles L. Horn	55	Independent Director

Brett C. Moody has served as our Chairman of the Board, Chief Executive Officer and President since January 2008, the month in which our company was formed. He also serves as Chief Executive Officer and President of our advisor. Mr. Moody founded Moody Mortgage Corporation in 1996 and has served as its Chairman and Chief Executive Officer since its formation. Mr. Moody, who has over 20 years of commercial real estate experience, has since guided the growth of his company from a mortgage company to a full service real estate firm, which includes affiliates Moody National Mortgage Corporation, Moody National Realty Company, Moody National Management and, Moody National Development Company and their respective subsidiaries, collectively referred to as the “Moody National Companies.” His primary responsibilities include overseeing real estate acquisitions and management as well as building, coaching and leading the Moody National Companies’ team of professionals. As Chairman of the Board and Chief Executive Officer of Moody National Mortgage Corporation, Mr. Moody has closed over 200 transactions totaling over $2 billion. Prior to founding Moody National Mortgage Corporation, Mr. Moody was a financial analyst for the Dunkum Mortgage Group, now Live Oak Capital. Mr. Moody also serves on the Board of Directors of Foundation for the Future, the Yellowstone Academy for At Risk Children, and the Palmer Drug Abuse Program.

Our board of directors, excluding Mr. Moody, has determined that the leadership positions previously and currently held by Mr. Moody, and the extensive experience Mr. Moody has accumulated from acquiring and managing investments in commercial real estate and debt, have provided Mr. Moody with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director. Consequently, our board of directors has determined that Mr. Moody is a highly qualified candidate to serve as one of our directors.

Robert W. Engel has served as our Chief Financial Officer and Treasurer since January 2008, the month in which our company was formed, and as our Secretary since May 2010. In addition, Mr. Engel also serves as the Chief Financial Officer — Real Estate Development and Management of the Moody National Companies, a position he has held since September 2006. Prior to working at the Moody National Companies, Mr. Engel served as the Division Controller, Real Estate Development and Management, of BMS Management, Inc., an owner and manager of commercial and multifamily properties primarily in Houston, Texas from May 2005 to September 2006. From November 1999 to May 2005, Mr. Engel served as Controller and Chief Financial Officer, Real Estate Development and Management for Hartman Management, Inc., advisor to Hartman Commercial Properties REIT, which provides commercial real estate services. Mr. Engel is a CPA and holds memberships in the American Institute of Certified Public Accountants, and the Texas Society of Certified Public Accountants. Mr. Engel is also a CPM, with membership in the Institute of Real Estate Management, and a CCIM as a member of the CCIM Institute. He is a licensed real estate broker in the State of Texas. Mr. Engel holds Series 7, 22, 24, 27, 62 and 63 licenses with FINRA. Mr. Engel has a Bachelor of Business Administration with Highest Honors with a major in Accounting from the University of Texas at Austin in Austin, Texas.

William H. Armstrong III has served as one of our independent directors since September 2008, the month in which our company was formed. Mr. Armstrong serves as Chairman of the Board, Chief Executive Officer and President of Stratus Properties Inc. (NASDAQ: STRS), a company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, multifamily and single-family residential real estate properties located primarily in the Austin, Texas area. Mr. Armstrong has been employed by Stratus Properties since its inception in 1992, served as Chief Financial Officer and Chief Operating Officer of Stratus Properties from 1996 to 1998, and has served as Chairman of the Board, Chief Executive Officer and President of Stratus Properties since 1998. Prior to joining Stratus Properties, Mr. Armstrong was Vice President of Sonnenblick Goldman, a national real estate investment banking and advisory firm. Mr. Armstrong serves on the Finance Committee of the U.S. Green Building Council, a Washington, D.C. based non-profit organization, and he has been active in NAREIT, the Urban Land Institute and the Real Estate Council of Austin. Mr. Armstrong received his B.A. in Economics from the University of Colorado Denver.

Our board of directors, excluding Mr. Armstrong, has determined that Mr. Armstrong’s previous leadership positions, including directorships, with other organizations primarily engaged in investing in commercial real estate have provided Mr. Armstrong with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director. Consequently, our board of directors has determined that Mr. Armstrong is a highly qualified candidate to serve as one of our directors.

John P. Thompson has served as one of our independent directors since September 2008, the month in which our company was formed. Mr. Thompson is the founder of PinPoint Commercial, which provides real estate services focusing on industrial, senior housing and medical related projects primarily in Texas. As CEO of Pinpoint Commercial, Mr. Thompson leads all investment and development activities for the firm as well as overseeing the company’s financial and management operations. Prior to founding PinPoint Commercial in 1998, Mr. Thompson served as an industrial broker with CB Richard Ellis, Inc. Mr. Thompson received his Bachelor of Business Administration in Finance from the University of Texas at Austin in Austin, Texas.

Our board of directors, excluding Mr. Thompson, has determined that Mr. Thompson’s experience managing investments in industrial and retail properties and brokering industrial properties has provided Mr. Thompson with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director. Consequently, our board of directors has determined that Mr. Thompson is a highly qualified candidate to serve as one of our directors.

Charles L. Horn has served as one of our independent directors since May 2012. Mr. Horn joined Alliance Data in 2009 as Executive Vice President and Chief Financial Officer, after having served as Senior Vice President and Chief Financial officer at Builders Firstsource, Inc. since 1999. Prior to that, Mr. Horn was VP of finance and treasury for the retail operations of Pier 1 Imports, Inc. As CFO, one of Mr. Horn’s primary responsibilities is to ensure that Alliance Data maintains transparency and consistency in financial reporting and accounting practices across the enterprise. Mr. Horn also drives the company’s investor relations strategy, heading up communications with the investment community. Mr. Horn earned a Bachelor’s degree in Business Administration from Abilene Christian University and an MBA from the University of Texas at Austin. Mr. Horn is also a Certified Public Accountant in the state of Texas, is a member of the Texas Society of CPAs, and a member of the American Institute of CPAs.

Our board of directors, excluding Mr. Horn, has determined that Mr. Horn’s experience as a certified public accountant and an officer of a publicly traded company has provided Mr. Horn with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director. Consequently, our board of directors has determined that Mr. Horn is a highly qualified candidate to serve as one of our directors.

Audit Committee

Our board of directors has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee meets on a regular basis, at least quarterly and more frequently as necessary. The audit committee’s primary functions are to evaluate and approve the services and fees of our independent registered public accounting firm, to periodically review the auditors’ independence and to assist the board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which management has established and the audit and financial reporting process. The current members of the audit committee are Messrs. William H. Armstrong, III, Charles L. Horn and John P. Thompson, all of whom are independent directors. Mr. Horn currently serves as the chairman of the audit committee and has been designated by the board of directors as the “audit committee financial expert” pursuant to the requirements of Item 407(d)(5) of Regulation S-K promulgated by the SEC under the Exchange Act.

Investment Committee

Our board of directors has a separately designated investment committee. Our board of directors has delegated to the investment committee (1) certain responsibilities with respect to investment in specific real estate assets proposed by our advisor and (2) the authority to review our investment policies and procedures on an ongoing basis and recommend any changes to our board of directors. Our investment committee must at all times be comprised of a majority of independent directors. The investment committee is comprised of three directors, two of whom are independent directors. The current members of the investment committee are Messrs. Brett C. Moody, John P. Thompson and William H. Armstrong, III, with Mr. Moody serving as the chairman of the investment committee.

With respect to real estate assets, the board of directors has delegated to the investment committee the authority to approve all real property acquisitions, developments and dispositions, including real property portfolio acquisitions, developments and dispositions, for a purchase price, total project cost or sales price of up to $30,000,000, including the financing of such acquisitions and developments. The board of directors, including a majority of the independent directors, must approve all real property acquisitions, developments and dispositions, including real property portfolio acquisitions, developments and dispositions, for a purchase price, total project cost or sales price greater than $30,000,000, including the financing of such acquisitions and developments.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires each director, officer and individual beneficially owning more than 10% of our common stock to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) of our common stock and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to us during and with respect to the fiscal year ended December 31, 2015, or written representations that no additional forms were required, we believe that all required Section 16(a) filings were timely and correctly made by reporting persons during 2015.

Code of Conduct and Ethics

We have adopted a Code of Ethics which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all of our officers, including our principal executive officer, principal financial officer and principal accounting officer and persons performing similar functions and all members of our board of directors. The Code of Ethics covers topics including, but not limited to, conflicts of interest, record keeping and reporting, payments to foreign and U.S. government personnel and compliance with laws, rules and regulations. We will provide to any person without charge a copy of our Code of Ethics, including any amendments or waivers, upon written request delivered to our principal executive office at the address listed on the cover page of this Annual Report.

ITEM 11.	Executive Compensation

Compensation of our Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us and we do not intend to pay any compensation to our executive officers. We do not reimburse our advisor directly or indirectly for the salary or other compensation paid to any of our executive officers. As a result, we do not have nor has our board of directors considered a compensation policy for our executive officers and we have not included a Compensation and Discussion Analysis in this Annual Report.

Each of our executive officers, including each executive officer who serves as a director, is an officer or employee of our advisor or its affiliates and receives compensation for his or her services, including services performed on our behalf, from such entities. See “Item 13, Certain Relationships and Related Transactions and Director Independence” below for a discussion of fees paid to our advisor and its affiliates.

Compensation of our Directors

If a director is also one of our executive officers or an affiliate of our advisor, we do not pay any compensation to that person for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by our board of directors, based upon recommendations from our advisor. The following table sets forth certain information regarding compensation earned by or paid to our directors during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash(1)	Restricted Stock Grants(2)	All Other Compensation	Total
Brett C. Moody	$—	$—	—	$—
William H. Armstrong, III(3)	55,000	—	—	55,000
John P. Thompson(3)	55,000	—	—	55,000
Charles L. Horn(3)	65,000	25,000	—	90,000
Total	$175,000	$25,000	—	$200,000

(1)	The amounts shown in this column include fees earned for attendance at board of director and committee meetings and annual retainers, as described below under “–Cash Compensation.”
(2)	As described below under “–Independent Directors Compensation Plan,” Mr. Horn received a grant of 2,500 shares upon his reelection to our board of directors on August 12, 2015, the date of the annual meeting of our stockholders. Amounts shown reflect the aggregate fair value of the shares of restricted stock as of the date of grant computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.
(3)	Independent director.

Cash Compensation

We pay each of our independent directors an annual retainer of $50,000, plus $2,000 per in-person board meeting attended, $1,500 per in-person committee meeting attended and $1,000 for each telephonic meeting attended; provided, however, we do not pay an additional fee to our directors for attending a committee meeting when the committee meeting is held on the same day as a board meeting. We also pay the audit committee chairperson an additional annual retainer of $10,000 and reimburse all directors for reasonable out-of-pocket expenses incurred in connection with attending board meetings.

Independent Directors Compensation Plan

We have approved and adopted an independent directors compensation plan which operates as a sub-plan of our long-term incentive plan. Under our independent directors compensation plan, each of our then current independent directors received 5,000 shares of restricted common stock when we raised the minimum offering amount of $2,000,000 in our initial public offering. Each new independent director that subsequently joins our board of directors receives 5,000 shares of restricted stock on the date he or she joins the board of directors. In addition, on the date of each of the first four annual meetings of stockholders at which an independent director is re-elected to the board of directors, he or she receives 2,500 restricted shares. Subject to certain conditions, the restricted stock granted pursuant to the independent directors compensation plan will vest and become non-forfeitable in equal quarterly installments beginning on the first day of the first quarter following the date of grant. As of December 31, 2015, 50,000 shares of restricted common stock have been granted to our independent directors and 1,250 shares of restricted common stock have been forfeited by a resigning independent director.

Compensation Committee Interlocks and Insider Participation

We currently do not have a compensation committee of our board of directors because we do not pay, or plan to pay, any compensation to our officers. There are no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations.

ITEM 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under our long-term incentive plan, as of December 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:	—	—	1,948,750
Equity compensation plans not approved by security holders:	—	—	—
Total	—	—	1,948,750

Security Ownership of Beneficial Owners

The following table sets forth the beneficial ownership of our common stock as of March 8, 2016, for each person or group that holds more than 5.0% of our outstanding shares of common stock, for each director and executive officer and for our directors and executive officers as a group. To our knowledge, each person that beneficially owns our shares of our common stock has sole voting and disposition power with regard to such shares.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of All Shares
Brett C. Moody (3)	35,464	0.3%
Robert W. Engel	—	—
William H. Armstrong, III	20,753	0.2%
John P. Thompson	20,753	0.2%
Charles L. Horn	15,000	0.1%
All Directors and Executive Officers as a group	91,970	0.8%

(1)	The address of each named beneficial owner is c/o Moody National REIT I, Inc., 6363 Woodway Drive, Suite 110, Houston, Texas 77057.
(2)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(3)	Includes 35,464 shares owned by Moody National REIT Sponsor, LLC. Moody National REIT Sponsor, LLC is indirectly owned and controlled by Mr. Moody.

ITEM 13.	Certain Relationships and Related Transactions and Director Independence

The following describes all transactions during the period from January 1, 2014 to December 31, 2015 involving us, our directors, our advisor, our sponsor and any affiliate thereof and all such proposed transactions. See also Note 7 (Related Party Arrangements) to the consolidated financial statements included in this Annual Report. Our independent directors are specifically charged with and have examined the fairness of such transactions to our stockholders, and have determined that all such transactions are fair and reasonable to us.

Ownership Interests

On February 19, 2008, our sponsor purchased 22,222 shares of our common stock at $9.00 per share for an aggregate purchase price of $200,000 and was admitted as our initial stockholder. On April 25, 2008, Moody National LPOP I, LLC, or Moody LPOP, made an initial capital contribution of $1,000 to our operating partnership in exchange for 100 common units and our affiliate, Moody OP Holdings I, LLC, or Moody Holdings, contributed $1,000 to our operating partnership in exchange for 100 special units.

As of December 31, 2015, Moody LPOP owned less than 1% of the outstanding limited partnership interests in our operating partnership and Moody Holdings owned 100% of the special units issued by our operating partnership. We are the sole general partner of our operating partnership and own approximately 95% of the limited partnership units of our operating partnership. Moody Holdings’ ownership interest of the special units entitles it to a subordinated participation in which it will receive (1) 15% of specified distributions made upon the disposition of our operating partnership’s assets and (2) a one-time payment, in the form of shares of our common stock or a promissory note, in conjunction with the redemption of the special units upon the occurrence of certain liquidity events or upon the occurrence of certain events that result in a termination or non-renewal of our advisory agreement, but in each case only after the other holders of our operating partnership’s units, including us, have received (or have been deemed to have received), in the aggregate, cumulative distributions equal to their capital contributions plus an 8.0% cumulative non-compounded annual pre-tax return on their net contributions. As the holder of special units, Moody Holdings is not entitled to receive any other distributions.

We have not paid any distributions to Moody Holdings pursuant to its subordinated participation interest.

Hyatt Place Note

On June 3, 2011, and effective as of May 5, 2011, we acquired a joint venture interest in the Hyatt Place Note, which was issued by Moody National HP Grapevine Trust, a Delaware statutory trust established by affiliates of our sponsor, or the trust. We acquired the Hyatt Place Note through our joint venture, MNHP Note Holder, LLC, a Delaware limited liability company, or the note joint venture. Under the terms of the operating agreement for the note joint venture, our operating partnership initially owned an approximately 73.5% membership interest in the note joint venture and certain holders of ownership interests in the trust, or the trust members, initially collectively owned an approximately 12.5% membership interest in the note joint venture. As of December 31, 2015, our operating partnership had made additional capital contributions to the note joint venture, as a result of which our operating partnership’s membership interest in the note joint venture increased to 74.5% and the collective membership interest in the note joint venture of the trust members decreased to 11.5%. As of December 31, 2015, Moody National Mortgage Corporation, or Moody National Mortgage, an affiliate of our sponsor, owned an approximately 14% membership interest in the note joint venture, which Moody National Mortgage received as consideration for providing a guaranty of the note joint venture’s obligations under the loan used to fund the acquisition of the joint venture interest in the Hyatt Place Note.

Pursuant to the terms of the note joint venture agreement, Moody National Mortgage is entitled to receive approximately 14% of all distributions of cash from operations of the note joint venture and our operating partnership and the other joint venture members are entitled to receive the remaining approximately 86% of distributions of cash from operations of the note joint venture in proportion to their respective membership interests in the joint venture. The note joint venture agreement provides that cash proceeds from a sale, exchange, refinancing or other disposition of the Hyatt Place note will be distributed as follows: (1) first, to each member of the note joint venture in proportion to their respective unreturned capital contributions to the note joint venture until each member’s unreturned capital contributions have been reduced to zero; (2) second, to Moody National Mortgage until Moody National Mortgage has been distributed an amount equal to approximately 14% of all distributions made to all members of the note joint venture (inclusive of all prior distributions); and (3) thereafter, approximately 14% to Moody National Mortgage and approximately 86% to our operating partnership and the other note joint venture members in proportion to their respective membership interests in the note joint venture. In addition, so long as Moody National Mortgage or Moody National Management, L.P., an affiliate of our sponsor, or Moody National Management, has any outstanding guaranty of any indebtedness of the note joint venture, (1) our operating partnership will in good faith consult with Moody National Mortgage and consider any proposals or recommendations of Moody National Mortgage regarding any possible refinancing of indebtedness on the Hyatt Place Note or any sale of the Hyatt Place Note and (2) any sale of the Hyatt Place Note will require the consent of Moody National Mortgage, which consent will not be unreasonably withheld. Pursuant to the joint venture agreement, no member of the note joint venture may transfer all or part of its membership interest in the note joint venture without the prior written consent of our operating partnership.

Note Receivable from Related Party

On August 21, 2015 we originated a loan in the aggregate principal amount of $9,000,000, or the Related Party Note, to Moody National DST Sponsor, LLC, a Texas limited liability company and an affiliate of Sponsor, or DST Sponsor. The Related Party Note’s proceeds were used by DST Sponsor solely to acquire a commercial real property located in Katy, Texas, or the Subject Property.

The entire unpaid principal balance of the Related Party Note and all accrued and unpaid interest thereon and all other amounts due under the Related Party Note are due and payable in full on the earlier of (1) August 21, 2016, or (2) ten days following the sale of 100% of the equity ownership interests that are to be syndicated in the Subject Property. Interest on the outstanding principal balance of the Related Party Note accrues at a fixed per annum rate equal to 12%, provided that in no event will the interest rate exceed the maximum rate permitted by applicable law. DST Sponsor will pay us an origination fee in the amount of $90,000 and an exit fee in the amount of $90,000 upon the maturity date of the Related Party Note, including any earlier prepayment date or accelerated maturity date of the Related Party Note. The Related Party Note may be prepaid in whole or part by DST Sponsor without penalty at any time upon prior written notice to us.

Grapevine Hotel

On March 31, 2014, Moody National 2020-Grapevine Holding, LLC acquired fee simple title to the Grapevine Hotel from Moody National RI Grapevine S, LLC, Moody National RI Grapevine MT, LLC, and Moody National Management, LP, each an affiliate of our sponsor, for an aggregate purchase price of $20,500,000, excluding acquisition costs.

Lyndhurst Hotel

On September 30, 2014, our operating partnership acquired an interest in the Lyndhurst Hotel from the current tenant-in-common owners of the Lyndhurst Hotel, or the TIC Owners, for an aggregate purchase price, exclusive of closing costs, including the assumption of the outstanding debt secured by the Lyndhurst Hotel, of approximately $33,322,000. The TIC Owners acquired their tenant-in-common interests in the Lyndhurst Hotel in a tenant-in-common program sponsored by an affiliate of our company.

Great Valley Hotel

On March 27, 2015, our operating partnership acquired fee simple title to the Great Valley Hotel from the current tenant-in-common owners of the Great Valley Hotel, or the TIC Owners, for an aggregate purchase price, exclusive of closing costs, of approximately $11,000,000. The TIC Owners acquired their tenant-in-common interests in the Great Valley Hotel in a tenant-in-common program sponsored by an affiliate of our company.

Nashville Hotel

On June 16, 2015, our operating partnership acquired fee simple title to the Lyndhurst Hotel from the current tenant-in-common owners of the Nashville Hotel, or the TIC Owners, for an aggregate purchase price, exclusive of closing costs, of approximately $66,300,000. The TIC Owners acquired their tenant-in-common interests in the Nashville Hotel in a tenant-in-common program sponsored by an affiliate of our sponsor.

Fort Worth Hotel

On December 18, 2015, our operating partnership acquired an interest in the Fort Worth Hotel from the current tenant-in-common owners of the Fort Worth Hotel, or the TIC owners, for an aggregate purchase price, exclusive of closing costs, including the assumption of the outstanding debt secured by the Fort Worth Hotel, of approximately $7,301,887.

The TIC owners contributed their interests in the Fort Worth Hotel in exchange for 100% of the Class A membership interests, or the Class A Interests, of MN Fort Worth Venture, LLC, or the Fort Worth Joint Venture, a Delaware limited liability company and a subsidiary of our operating partnership. The TIC owners’ ownership interests in the Fort Worth Hotel contributed to the Fort Worth Joint Venture were valued at $1,000. The TIC owners initially acquired their tenant-in-common interests in the Fort Worth Hotel in a tenant-in-common program sponsored by an affiliate of our sponsor.

In addition, effective December 18, 2015, our operating partnership contributed $100 in cash to the Fort Worth Joint Venture in exchange for 100% of the Class B membership interests, or the Class B Interests, of the Fort Worth joint venture. Pursuant to the limited liability company operating agreement of the Fort Worth Joint Venture, or the JV Agreement, the operating partnership has also paid approximately $3,146,000 in costs and fees and capital reserve requirements associated with the transfer of the Fort Worth Hotel to the Fort Worth Joint Venture, including (i) a loan assumption fee of approximately $36,000, (ii) a franchise property improvement plan escrow of approximately $2,689,000, and (iii) approximately $421,000 in other closing costs, including a disposition fee of $250,850 to Moody National Realty Company, L.P., an affiliate of our sponsor, all of which amounts will be deemed additional capital contributions by the operating partnership to the Fort Worth Joint Venture in exchange for additional Class B Interests

Pursuant to the JV Agreement, the operating partnership will serve as the sole manager of the Fort Worth Joint Venture and will manage its business and affairs. Under the JV Agreement, the TIC owners, as holders of the Class A Interests, will have no voting or consent rights with respect to the management of the Fort Worth Joint Venture except as specifically set forth in the JV Agreement or as required by applicable law. Cash available for distribution to the members of the Fort Worth Joint Venture, as determined by the operating partnership in its discretion as the manager, will be distributed as follows: first, 100% to the operating partnership as the holder of the Class B Interests until such holder has received cash distributions equal to a 12% annual, cumulative, non-compounded return on its unreturned capital contributions to the Fort Worth Joint Venture; second, 100% to the holder of the Class B Interests until such holder has received a return of 100% of its unreturned capital contributions to the Fort Worth Joint Venture; and third, 50% to the holder of the Class B Interests and 50% to the holders of the Class A Interests (in accordance with each Class A holder’s respective membership interests in the Fort Worth Joint Venture).

Amount Due from Related Parties

On September 22, 2015, we assigned and transferred our Purchase Agreement, as amended, between us and a third-party seller for the property commonly referred to as the Hampton Inn Boston Logan Airport to Moody National Realty Company, L.P., or Realty, an affiliate of ours, for the sum of $1,000,000. The $1,000,000 receivable from Realty is recorded in due from related parties in the accompanying consolidated balance sheets.

Payment from Moody Securities

On March 27, 2015, Moody Securities entered into a Notice of Acceptance Letter, Waiver and Consent with FINRA whereby Moody Securities, among other things, agreed to pay us $350,000 to be distributed pro rata to our stockholders in connection with the failure of Moody Securities to comply with FINRA Rule 2310 and the computation of organization and offering expenses incurred in connection with our initial public offering under FINRA rules. Moody Securities paid us $350,000 on July 21, 2015 which was recorded as a special contribution to us in our consolidated statements of equity and we made a special distribution to our stockholders of $350,000 on July 28, 2015.

Our Relationships with our Advisor and our Sponsor

Our advisor, Moody National Advisor I, LLC, supervises and manages our day-to-day operations and selects our real property investments and real estate-related investments, subject to the oversight by our board of directors. Our advisor also provides marketing, sales and client services on our behalf. Our advisor was formed in January 2008 and is indirectly owned by our sponsor, Moody National REIT Sponsor, LLC. Mr. Moody, our Chairman of the Board, Chief Executive Officer and President, also serves as the Chief Executive Officer of our sponsor and our advisor. All of our officers and directors, other than our independent directors, are officers of our advisor and serve, and may serve in the future, other affiliates of our advisor.

Fees and Expense Reimbursements Paid to our Advisor

Pursuant to the advisory agreement with our advisor, we pay our advisor or its affiliates the fees described below.

●	We pay our advisor an acquisition fee equal to 1.5% of (1) the cost of investments we acquire directly or (2) our allocable cost of investments acquired in a joint venture, in each case including purchase price, acquisition expenses and any debt attributable to such investments. With respect to investments in and origination of real estate-related loans, we will pay an origination fee to our advisor in lieu of an acquisition fee. For the year ended December 31, 2015, we paid our advisor an acquisition fee of $1,476,750 in connection with the acquisition of the Great Valley Hotel, the Nashville Hotel, the Homewood Suites Austin Hotel, and the Fort Worth Hotel. For the year ended December 31, 2014, we paid our advisor aggregate acquisition fees of $1,436,738 in connection with the acquisition of the Grapevine Hotel, the Silicon Valley Hotel, the Lyndhurst Hotel and the Austin Arboretum Hotel.

●	We pay our advisor an origination fee equal to 1.5% of the amount funded by us to acquire or originate real estate-related loans, including third party expenses related to such investments and any debt we use to fund the acquisition or origination of the real estate-related loans. We will not pay an acquisition fee with respect to such real estate-related loans. As of December 31, 2015, we had not paid our advisor any origination fees.

●	We pay our advisor an annual asset management fee that is payable monthly in an amount equal to one-twelfth of 1.0% of the sum of the aggregate cost (before non-cash reserves and depreciation) of all assets we own and of our investments in joint ventures at month end. For the years ended December 31, 2015 and 2014, we incurred asset management fees of $2,071,879 and $953,147, respectively.

●	We pay our advisor a debt financing fee equal to 1.0% of the amount available under any loan or line of credit we obtain and use to acquire properties or other permitted investments, which is in addition to the acquisition fees paid to our advisor. Our advisor may pay some or all of such debt financing fees to third parties if it subcontracts to coordinate financing for us. We will not pay a debt financing fee with respect to (1) the refinancing of a real estate asset already refinanced for which our advisor received a fee and (2) loan proceeds from any line of credit until such time as we have invested all net offering proceeds. For the year ended December 31, 2015, we paid our advisor aggregate debt financing fees of $787,000 related to our refinancing of the Woodlands Hotel and the financing for our acquisition of the Great Valley Hotel, the Nashville Hotel, the Homewood Suites Austin Hotel, and the Fort Worth Hotel. For the year ended December 31, 2014, we paid our advisor aggregate debt financing fees of $694,051 related to the financing for our acquisition of the Grapevine Hotel, the Silicon Valley Hotel, the Lyndhurst Hotel and the Austin Arboretum Hotel.

●	If our advisor provides a substantial amount of services in connection with the sale of a property or other investment, we will pay our advisor a disposition fee of 3.0% of the contract sales price, which may be in addition to real estate commissions paid to an unaffiliated party, provided that the total real estate commissions (including the disposition fee) paid to all parties does not exceed 6.0% of the contract sales price of each property sold. With respect to a property held in a joint venture, the foregoing commission will be reduced to a percentage of such amounts reflecting our economic interest in the joint venture. For the year ended December 31, 2015, we paid a disposition fee to our advisor in the amount of $551,250, or 2.25% of the contract sales price, in connection with the sale of the Silicon Valley Hotel. We did not pay our advisor any disposition fees for the year ended December 31, 2014.

●	Where we engage Moody National Hospitality Management, LLC as our property manager, we pay Moody National Hospitality Management, LLC a market-based property management fee and accounting fee in connection with the operation and management of properties. For the year ended December 31, 2015, we paid Moody National Hospitality Management, LLC management fees of $1,532,740 and accounting fees of $287,500. For the year ended December 31, 2014, we paid Moody National Hospitality Management, LLC management fees of $700,168 and accounting fees of $167,500.

In addition to the fees we pay to our advisor pursuant to the advisory agreement, we also reimburse our advisor for the following costs and expenses:

●	Pursuant to our advisory agreement with our advisor, we are obligated to reimburse our advisor and its affiliates, as applicable, for organization and offering costs incurred on our behalf associated with each of our public offerings, but only to the extent that such reimbursements do not exceed actual expenses incurred by our advisor and would not cause sales commissions, the dealer manager fee and other organization and offering costs borne by us in a public offering to exceed 15.0% of gross offering proceeds from the sale of our shares in such public offering as of the date of reimbursement. Our advisor is obligated to reimburse us to the extent organization and offering costs (including sales commissions and dealer manager fees) incurred by us in a public offering exceed 15.0% of the gross offering proceeds from the sale of our shares of common stock in such public offering.

Total offering costs for our initial public offering, which terminated on October 12, 2012, were $4,132,374. We directly incurred offering costs of $946,944 for our initial public offering and reimbursed our advisor for $742,134 in offering costs for our initial public offering. The remaining $2,443,296 in offering costs related to our initial public offering is not our liability because such costs exceeded 15.0% of the gross offering proceeds from the sale of our shares of common stock in our completed initial public offering. We reimbursed our advisor for $28,083 in organization costs for our initial public offering.

As of December 31, 2015, total offering costs for our follow-on offering were $14,107,844. We directly incurred $11,382,981 of offering costs for our follow-on offering and $2,724,863 in offering costs were reimbursable to our advisor. As of December 31, 2015, total offering costs for the DRIP offering were $124,000. We directly incurred $0 of offering costs for the DRIP offering and $124,000 in offering costs were reimbursable to our advisor. As of December 31, 2015, we had $129,153 payable to our advisor for offering costs related to our follow-on and DRIP offerings. As of December 31, 2015, offering costs related to our follow-on offering did not exceed 15.0% of the gross offering proceeds from the sale of our shares of common stock in our follow-on offering. We have not reimbursed our advisor any funds for organization costs for our follow-on offering.

We will reimburse our advisor for all operating expenses paid or incurred by our advisor in connection with the services provided to us, subject to the limitation set forth in our charter that we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the 2%/25% Limitation. Notwithstanding the above, we may reimburse our advisor for operating expenses in excess of this limitation if a majority of our independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended December 31, 2015, our total operating expenses were $3,197,099, which included $2,370,995 in operating expenses incurred directly by us and $826,104 incurred by our advisor on our behalf. Of the $3,197,099 in total operating expenses incurred during the four fiscal quarters ended December 31, 2015, none exceeded the 2%/25% Limitation, and as a result the full $826,104 is reimbursable to our advisor pursuant to our charter. We reimbursed our advisor $826,000 in operating expenses during the four fiscal quarters ended December 31, 2015. Additionally, our advisor has incurred $4,466,940 in operating expenses on our behalf prior to the four fiscal quarters ended December 31, 2015. Subject to a future determination by the board of directors, this amount is not reimbursable to our advisor and is not our obligation. Notwithstanding the foregoing, our advisor has waived all operating expenses reimbursable to our advisor for each of the 12 prior fiscal quarters ended March 31, 2014, or the “waiver period,” to the extent such expenses had not been previously reimbursed to our advisor. Our advisor further agreed that all expenses incurred directly by us during the waiver period will be paid by our advisor on our behalf. Total reimbursable expenses so waived or assumed by our advisor were $1,967,721 as of December 31, 2015. For the year ended December 31, 2015, our total operating expenses as a percentage of average invested assets were 1.5%.

●	We reimburse our advisor for acquisition expenses incurred related to the selection and acquisition of real property investments and real estate-related investments. As of December 31, 2015, we had not reimbursed our advisor for any acquisition expenses.

Our advisory agreement has a one-year term expiring April 15, 2016, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. We may terminate the advisory agreement without cause or penalty upon 60 days’ written notice and immediately for cause or upon the bankruptcy of our advisor. If we terminate the advisory agreement, we will pay our advisor all unpaid reimbursements of expenses and all earned but unpaid fees.

Selling Commissions and Fees Paid to our Dealer Manager

The dealer manager for our initial public offering and follow-on offering was Moody Securities, LLC, a wholly owned subsidiary of our sponsor. Our dealer manager is a licensed broker-dealer registered with FINRA. As our dealer manager, Moody Securities was entitled to certain dealer manager fees, selling commissions and reimbursements. Our dealer manager agreement with Moody Securities provided for the following compensation:

●	We paid our dealer manager selling commissions of up to 6.5% of the gross offering proceeds from the sale of our shares in our follow-on offering, all of which may be reallowed to participating broker-dealers. No selling commissions are paid for sales pursuant to the DRIP. As of December 31, 2015, we had paid our dealer manager an aggregate of $9,393,123 in selling commissions. During the year ended 2015, we paid our dealer manager $2,077,939 in selling commissions. During the year ended December 31, 2014, we paid our dealer manager $5,036,449 in selling commissions.

●	We paid our dealer manager a dealer manager fee of 3.5% of the gross offering proceeds from the sale of our shares in our follow-on offering, a portion of which was reallowed to participating broker-dealers. No dealer manager fees are paid for sales pursuant to the DRIP. As of December 31, 2015, we had paid our dealer manager an aggregate of $2,646,269 in dealer manager fees. During the year ended 2015, we paid our dealer manager $586,660 in dealer manager fees. During the year ended December 31, 2014, we paid our dealer manager $1,405,923 in dealer manager fees.

●	We reimbursed the dealer manager and participating broker-dealers for bona fide due diligence expenses of up to 0.5% of the gross offering proceeds from the sale of our shares in our public offering, including shares sold pursuant to the DRIP. These due diligence expenses did not include legal fees or expenses or out-of-pocket expenses incurred in connection with soliciting broker dealers to participate in our public offering, and we had the right to require detailed and itemized invoices for any such expenses. We also reimbursed our dealer manager for legal fees and expenses, travel, food and lodging for employees of the dealer manager, sponsor training and education meetings, attendance fees and expense reimbursements for broker-dealer sponsored conferences, attendance fees and expenses for industry sponsored conferences, and informational seminars, subject to the limitations included in our dealer manager agreement. As of December 31, 2015, our dealer manager had incurred no such expenses.

Approval of Related Party Transactions

Our board of directors, including our independent directors, has examined the material terms, factors and circumstances surrounding the transactions and arrangements described above. On the basis of such examination, our board of directors, including our independent directors, has determined that such transactions are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Conflict Resolution Procedures

As discussed above, we are subject to potential conflicts of interest arising out of our relationship with our advisor and its affiliates. These conflicts may relate to compensation arrangements, the allocation of investment opportunities, the terms and conditions on which various transactions might be entered into by us and our advisor or its affiliates and other situations in which our interests may differ from those of our advisor or its affiliates. We have adopted the procedures set forth below to address these potential conflicts of interest.

Priority Allocation of Investment Opportunities

Our advisor has agreed that we will have the first opportunity to acquire any investment in an income-producing retail property identified by our sponsor or advisor that meets our investment criteria for which we have sufficient uninvested funds. Our advisor will make this determination in good faith. Our board of directors, including the independent directors, has a duty to ensure that the method used by our advisor for the allocation of the acquisition of real estate assets by two or more affiliated programs seeking to acquire similar types of real estate assets is reasonable and is applied fairly to us.

Independent Directors

Our independent directors, acting as a group, will resolve potential conflicts of interest whenever they determine that the exercise of independent judgment by the board of directors or our advisor or its affiliates could reasonably be compromised. However, the independent directors may not take any action which, under Maryland law, must be taken by the entire board of directors or which is otherwise not within their authority. The independent directors, as a group, are authorized to retain their own legal and financial advisors. Among the matters we expect the independent directors to review and act upon are:

●	the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory agreement with our advisor;

●	transactions with affiliates, including our directors and officers;

●	awards under our long-term incentive plan; and

●	pursuit of a potential liquidity event.

Compensation Involving Our Advisor and its Affiliates

Our independent directors will evaluate at least annually whether the compensation that we contract to pay to our advisor and its affiliates is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by our charter. The independent directors will supervise the performance of our advisor and its affiliates and the compensation we pay to them to determine that the provisions of our compensation arrangements are being performed appropriately. This evaluation will be based on the factors set forth below as well as any other factors deemed relevant by the independent directors:

●	the quality and extent of the services and advice furnished by our advisor;

●	the amount of fees paid to our advisor in relation to the size, composition and performance of our investments;

●	the success of our advisor in generating investment opportunities that meet our investment objectives;

●	rates charged to other externally advised REITs and similar investors by advisors performing similar services;

●	additional revenues realized by our advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;

●	the performance of our investments, including income, conservation and appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

●	the quality of our investments relative to the investments generated by our advisor for its own account.

The independent directors shall record these factors in the minutes of the meetings at which they make such evaluations.

Acquisitions, Leases and Sales Involving Affiliates

We will not acquire or lease real estate assets in which our advisor or its affiliates or any of our directors has an interest without a determination by a majority of the directors not otherwise interested in the transaction (including a majority of the independent directors) that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to our advisor or its affiliates or such director unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any property at an amount in excess of its appraised value as determined by an independent appraiser. We will not sell or lease real estate assets to our advisor or its affiliates or to our directors unless, as required by our charter, a majority of the directors not otherwise interested in the transaction (including a majority of the independent directors) determine the transaction is fair and reasonable to us.

Mortgage Loans Involving Affiliates

Our charter prohibits us from investing in or making mortgage loans, including when the transaction is with our advisor or our directors or any of their affiliates, unless an independent expert appraises the underlying property. We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our stockholders. In addition, we must obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title. Our charter prohibits us from making or investing in any mortgage loans that are subordinate to any lien or other indebtedness of our advisor, our directors or any of their affiliates.

Issuance of Options and Warrants to Certain Affiliates

Our charter prohibits the issuance of options or warrants to purchase our common stock to our advisor, our directors or any of their affiliates (1) on terms more favorable than we would offer such options or warrants to unaffiliated third parties or (2) in excess of an amount equal to 10.0% of our outstanding common stock on the date of grant.

Repurchase of Shares of Common Stock

Our charter prohibits us from paying a fee to our advisor or our directors or any of their affiliates in connection with our repurchase or redemption of our common stock.

Loans and Expense Reimbursements Involving Affiliates

We will not make any loans to our advisor or our directors or any of their affiliates except mortgage loans for which an appraisal is obtained from an independent appraiser. In addition, we will not borrow from these persons unless the independent directors approve the transaction as being fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought, nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or our advisor or its affiliates.

In addition, our directors and officers and our advisor and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner, subject to the limitation on reimbursement of operating expenses to the extent that they exceed the 2%/25% Limitation.

Director Independence

We have a four-member board of directors. One of our directors, Brett C. Moody, is affiliated with our sponsor and its affiliates, and we do not consider Mr. Moody to be an independent director. The three remaining directors qualify as “independent directors” as defined in our charter in compliance with the requirements of the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts. Although our shares are not listed on any national securities exchange, our independent directors are “independent” as defined by the standards of the New York Stock Exchange. The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

Our charter provides that a majority of the directors must be “independent directors.” As defined in our charter, an “independent director” is a person who is not, on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly, associated with our sponsor or our advisor by virtue of (1) ownership of an interest in our sponsor, our advisor, or any of their affiliates, other than us; (2) employment by our sponsor, our advisor, or any of their affiliates; (3) service as an officer or director of our sponsor, our advisor, or any of their affiliates, other than as one of our directors; (4) performance of services, other than as a director, for us; (5) service as a director or trustee of more than three real estate investment trusts organized by our sponsor or advised by our advisor; or (6) maintenance of a material business or professional relationship with our sponsor, our advisor, or any of their affiliates. A business or professional relationship is considered “material” if the aggregate gross revenue derived by the director from the sponsor, the advisor, and their affiliates (excluding fees for serving as one of our directors or other REIT or real estate program organized or advised or managed by the advisor or its affiliates) exceeds 5.0% of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with the sponsor or the advisor shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law is or has been associated with the sponsor, the advisor, any of their affiliates, or with us. None of our independent directors face conflicts of interest because of affiliations with other programs sponsored by our sponsor and its affiliates.

Currently Proposed Transactions

There are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.

ITEM 14.	Principal Accountant Fees and Services

Independent Registered Public Accounting Firm

Deloitte & Touche, LLP, or Deloitte, served as our independent registered public accounting firm, and provided certain tax and other services to us, from January 15, 2008, the date of our formation, to November 2010. On November 4, 2010, we and Deloitte mutually agreed to the cessation of Deloitte’s engagement as our independent registered public accounting firm upon the completion of Deloitte’s review of our interim condensed consolidated financial information as of and for the three and nine month periods ended September 30, 2010. During 2014 and 2015, Deloitte provided tax and certain review services to us. On November 8, 2010, the audit committee of our board of directors approved the engagement of Pannell Kerr Forster of Texas, P.C., or PKF, as our independent registered public accounting firm for the fiscal years ending December 31, 2010 and 2011. PKF resigned as our auditor on February 8, 2012 and our audit committee appointed Frazier & Deeter, LLC, or Frazier & Deeter, as our new independent auditor. Frazier & Deeter has served as our independent registered public accounting firm since 2012.

Pre-Approval Policies

The audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent auditors as well as all permitted non-audit services in order to ensure that the provision of such services does not impair the auditors’ independence. In determining whether or not to pre-approve services, the audit committee will consider whether the service is a permissible service under the rules and regulations promulgated by the SEC. The audit committee, may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.

All services rendered by Frazier & Deeter for the years ended December 31, 2015 and 2014 were pre-approved in accordance with the policies and procedures described above.

Independent Registered Public Accounting Firm Fees

Frazier & Deeter

The audit committee reviewed the audit and non-audit services performed by Frazier & Deeter, as well as the fees charged by Frazier & Deeter for such services. In its review of the non-audit service fees, the audit committee considered whether the provision of such services is compatible with maintaining the independence of Frazier & Deeter. The aggregate fees billed to us by Frazier & Deeter for professional accounting services for the years ended December 31, 2015 and 2014 are set forth in the table below.

	2015	2014
Audit fees	$304,565	$360,562
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$304,565	$360,562

For purposes of the preceding tables, Frazier & Deeter’s professional fees are classified as follows:

●	Audit fees—These are fees for professional services performed for the audit of our annual financial statements, the required review of quarterly financial statements, registration statements and other procedures performed by independent auditors in order for them to be able to form an opinion on our consolidated financial statements and audits of financial statements of certain hotel property acquisitions. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

●	Audit-related fees—These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

●	Tax fees—These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

●	All other fees—These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.

PART IV

ITEM 15.	Exhibits and Financial Statement Schedules

The following documents are filed as part of this Annual Report:

(a)	Financial Statement Schedules

See the Index to Consolidated Financial Statements at page F-1 of this report.

The following financial statement schedule is included herein at pages F-17 through F-18 of this report:

Schedule III – Real Estate Assets and Accumulated Depreciation and Amortization

(b)	Exhibits

3.1	Second Articles of Amendment and Restatement of Moody National REIT I, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2014)

3.2	Bylaws of Moody National REIT I, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-150612) filed on May 2, 2008)

3.3	Amendment No. 1 to Bylaws of Moody National REIT I, Inc. (incorporated by reference to Exhibit 3.3 to Pre-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-150612) filed on February 23, 2009 )

4.1	Form of Account Update Form (included as Appendix B to prospectus, incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on July 30, 2015)

4.2	Moody National REIT I, Inc. Distribution Reinvestment Plan (included as Appendix C to prospectus, incorporated by reference to Exhibit 4.2 to Pre-Effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on July 30, 2015)

10.1	Amended and Restated Advisory Agreement among Moody National REIT I, Inc., Moody National Operating Partnership I, L.P., Moody National Advisor I, LLC and Moody Realty Company, L.P. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2009)

10.2	Amendment No. 1 to the Amended and Restated Advisory Agreement, dated April 6, 2011, by and among Moody National REIT I, Inc., Moody National Operating Partnership I, L.P., Moody National Advisor I, LLC and Moody National Realty Company, L.P. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 6, 2011 and incorporated herein by reference)

10.3	Amendment No. 2 to the Amended and Restated Advisory Agreement, dated April 12, 2012, by and among Moody National REIT I, Inc., Moody National Operating Partnership I, L.P., Moody National Advisor I, LLC and Moody National Realty Company, L.P. (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on April 13, 2012 and incorporated herein by reference)

10.4	Amendment No. 3 to the Amended and Restated Advisory Agreement, dated April 9, 2013, by and among Moody National REIT I, Inc., Moody National Operating Partnership I, L.P., Moody National Advisor I, LLC and Moody National Realty Company, L.P. (incorporated by reference to Exhibit 10.4 to the Company’s Post-Effective Amendment No. 2 to Registration Statement on Form S-11, filed on April 24, 2013 and incorporated herein by reference)

10.5	Limited Partnership Agreement of Moody National Operating Partnership I, L.P. (incorporated by reference to Exhibit 10.3 to Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-150612) filed on March 27, 2009)

10.6	Moody National REIT I, Inc. 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-150612) filed on March 27, 2009)

10.7	Moody National REIT I, Inc. Amended and Restated Independent Directors Compensation Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2009 )

10.8	Loan Agreement, dated December 30, 2013, between Moody National Austin-Govr Holding, LLC and Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.61 to the Company’s Annual Report on Form 10-K filed on March 19, 2014)

10.9	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated December 30, 2013, between Moody National Austin-Govr Holding, LLC, Gary S. Farmer and Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.62 to the Company’s Annual Report on Form 10-K filed on March 19, 2014)

10.10	Promissory Note, dated December 30, 2013, by Moody National Austin-Govr Holding, LLC in favor of Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.63 to the Company’s Annual Report on Form 10-K filed on March 19, 2014)

10.11	Guaranty of Recourse Obligations, dated December 30, 2013, by Brett C. Moody in favor of Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.64 to the Company’s Annual Report on Form 10-K filed on March 19, 2014)

10.12	Environmental Indemnity Agreement, dated December 30, 2013, by Moody National Austin-Govr Holding, LLC and Brett C. Moody in favor of Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.65 to the Company’s Annual Report on Form 10-K filed on March 19, 2014)

10.13	Franchise Agreement, dated December 30, 2013, between Hampton Inns Franchise LLC and Moody National Austin-Govr MT, LLC (incorporated by reference to Exhibit 10.66 to the Company’s Annual Report on Form 10-K filed on March 19, 2014)

10.14	Fee and Expense Waiver Agreement, dated December 30, 2013, by and among Moody National REIT I, Inc., Moody National Operating Partnership I, L.P., Moody National Advisor I, LLC and Moody National Realty Company, L.P. (incorporated by reference to Exhibit 10.67 to the Company’s Annual Report on Form 10-K filed on March 19, 2014)

10.15	Agreement of Purchase and Sale, dated February 3, 2014, by and between Moody National REIT I, Inc., Moody National TPS Newark MT, LLC and MN Newark, LLC (incorporated by reference to Exhibit 10.80 to Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on March 28, 2014)

10.16	Fee and Expense Waiver Agreement, dated March 26, 2013, by and among Moody National REIT I, Inc., Moody National Operating Partnership I, L.P., Moody National Advisor I, LLC and Moody National Realty Company, L.P. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2014)

10.17	Agreement of Purchase and Sale by and among Moody National REIT I, Inc., Moody National RI Grapevine S, LLC, Moody National RI Grapevine MT, LLC and Moody National Management, LP (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2014)

10.18	Loan Agreement, dated March 31, 2014, between Moody National 2020-Grapevine Holding, LLC and Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2014)

10.19	Promissory Note, dated March 31, 2014, by Moody National 2020-Grapevine Holding, LLC in favor of Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed on May 15, 2014)

10.20	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of March 31, 2014, by Moody National 2020-Grapevine Holding, LLC to David Parnell for the benefit of Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2014)

10.21	Guaranty of Recourse Obligations, dated as of March 31, 2014, by Brett C. Moody for the benefit of Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2014)

10.22	Environmental Indemnity Agreement, dated as of March 31, 2014, by Moody National 2020-Grapevine Holding, LLC in favor of Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2014)

10.23	Amended and Restated Master Lease Agreement, dated March 31, 2014, bewteeen Moody National 2020-Grapevine Holding, LLC and Moody National RI Grapevine MT, LLC (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2014)

10.24	Amended and Restated Hotel Management Agreement, dated as of March 31, 2014, by and between Moody National RI Grapevine MT, LLC and Moody National Hospitality Management, LLC (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2014)

10.25	Loan Agreement, dated June 15, 2012, by and between MN Newark, LLC and Ladder Capital Financing, LLC (incorporated by reference to Exhibit 10.90 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed on July 29, 2014)

10.26	Promissory Note, dated June 15, 2012, by MN Newark, LLC in favor of Ladder Capital Financing, LLC (incorporated by reference to Exhibit 10.91 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed on July 29, 2014)

10.27	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filings, dated June 15, 2012, by MN Newark, LLC in favor of Ladder Capital Financing, LLC (incorporated by reference to Exhibit 10.92 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed on July 29, 2014)

10.28	Relicensing Franchise Agreement, dated January 29, 2014, by and between MIF L.L.C. and Moody National TPS Newark MT, LLC (incorporated by reference to Exhibit 10.93 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed on July 29, 2014)

10.29	Amendment to Relicensing Franchise Agreement, dated June 24, 2014, by and between MIF L.L.C. and Moody National TPS Newark MT, LLC (incorporated by reference to Exhibit 10.94 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed on July 29, 2014)

10.30	Guaranty, dated January 29, 2014, by Brett C. Moody in favor of MIF L.L.C. (incorporated by reference to Exhibit 10.95 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed on July 29, 2014)

10.31	Hotel Management Agreement, dated January 29, 2014, by and between Moody National TPS Newark MT, LLC and Moody National Hospitality Management, LLC (incorporated by reference to Exhibit 10.96 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed on July 29, 2014)

10.32	Amended and Restated Master Lease Agreement, effective June 24, 2014, by and between Moody National Cedar-Newark Holding, LLC and Moody National TPS Newark MT, LLC (incorporated by reference to Exhibit 10.97 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed on July 29, 2014)

10.33	Agreement for Sale and Purchase of Hotel, dated September 8, 2014, by and among Moody National REIT I, Inc. and WS Arboretum JV, LLC (incorporated by reference to Exhibit 10.98 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.34	Limited Liability Company Operating Agreement of MN Lyndhurst Venture, LLC (incorporated by reference to Exhibit 10.99 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.35	Hotel Management Agreement, dated September 30, 2014, by and among Moody National CY Lyndhurst MT, LLC and Moody National Hospitality Management, LLC (incorporated by reference to Exhibit 10.100 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.36	Amended and Restated Master Lease Agreement, effective September 30, 2014, by and among Moody National 1 Polito Lyndhurst Holding, LLC and Moody National CY Lyndhurst MT, LLC (incorporated by reference to Exhibit 10.101 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.37	Second Amendment to Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated September 30, 2014, by and between German American Capital Corporation, a Maryland corporation, and Moody National 1 Polito Lyndhurst Holding, LLC (incorporated by reference to Exhibit 10.102 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.38	Guaranty, dated September 30, 2014, by Moody National REIT I, Inc. for the benefit of German American Capital Corporation (incorporated by reference to Exhibit 10.103 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.39	Assumption of Environmental Indemnity, dated September 30, 2014, by and between Moody National 1 Polito Lyndhurst Holding, LLC, Moody National REIT I, Inc. and German American Capital Corporation (incorporated by reference to Exhibit 10.104 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.40	Assumption and Loan Modification Agreement, dated September 30, 2014, by and among German American Capital Corporation, Moody National 1 Polito Lyndhurst Holding, LLC, and Moody National REIT I, Inc. (incorporated by reference to Exhibit 10.105 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.41	Amendment to Courtyard by Marriott Relicensing Franchise Agreement, dated September 30, 2014, by and between Marriott International, Inc. and Moody National CY Lyndhurst MT, LLC (incorporated by reference to Exhibit 10.106 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.42	Amended and Restated Master Lease Agreement, dated November 19, 2014, by and between Moody National Research Austin Holding, LLC and Moody National Research-Austin MT, LLC (incorporated by reference to Exhibit 10.107 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.43	Franchise Agreement, dated November 19, 2014, by and between Moody National Research-Austin MT, LLC and Moody National Research Austin Holding, LLC (incorporated by reference to Exhibit 10.108 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.44	Hotel Management Agreement, dated November 19, 2014, by and between Moody National Hospitality Management, LLC and Moody National Research-Austin MT, LLC (incorporated by reference to Exhibit 10.109 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.45	Loan Agreement, dated November 19, 2014, by and between Moody National Research Austin Holding, LLC and Wells Fargo Bank National Association (incorporated by reference to Exhibit 10.110 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.46	Promissory Note, dated November 19, 2014, by Moody National Research Austin Holding, LLC in favor of Wells Fargo Bank National Association (incorporated by reference to Exhibit 10.111 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.47	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated November 19, 2014, by Moody National Research Austin Holding, LLC for the benefit of Wells Fargo Bank National Association (incorporated by reference to Exhibit 10.112 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.48	Guaranty of Recourse Obligations, dated as of November 19, 2014, by Moody National REIT I, Inc. in favor of Wells Fargo Bank National Association (incorporated by reference to Exhibit 10.113 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.49	Environmental Indemnity Agreement, dated as of November 19, 2014, by and between Moody National REIT I, Inc., Moody National Research Austin Holding, LLC and Wells Fargo Bank National Association (incorporated by reference to Exhibit 10.114 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.50	Purchase and Sale Agreement, effective as of January 16, 2015, by and among Moody National Hospitality Philly Great Valley II, LLC, Moody National REIT I, Inc. and the seller parties thereto (incorporated by reference to Exhibit 10.115 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.51	Agreement of Purchase and Sale, effective as of April 24, 2015, by and among Moody National REIT I, Inc., Moody National Nashville MT, LLC and the other parties named therein (incorporated by reference to Exhibit 10.116 to Post-Effective Amendment No. 8 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on April 30, 2015)

10.52	Purchase and Sale Agreement, dated May 5, 2015, by an between Moody National REIT I, Inc. and Revere Hospitality, LLC (incorporated by reference to Exhibit 10.117 to Post-Effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on July 30, 2015)

10.53	Purchase and Sale Agreement, dated May 27, 2015, by and between Moody National REIT I, Inc. and Austin HWS, LP (incorporated by reference to Exhibit 10.118 to Post-Effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on July 30, 2015)

10.54	Agreement of Purchase and Sale, dated July 20, 2015, by and between Moody National Cedar Newark Holding, LLC, Moody National TPS Newark MT, LLC and Holiday Garden SF Corp. (incorporated by reference to Exhibit 10.119 to Post-Effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on July 30, 2015)

10.55	Assignment Agreement, dated September 22, 2015, by and between Moody National REIT I, Inc. and Moody National Realty Company, L.P. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on November 16, 2015)

10.56	Assignment Agreement, dated September 22, 2015, by and between Moody National REIT I, Inc. and Moody National REIT II, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on November 16, 2015)

10.57*	Limited Liability Company Operating Agreement of MN Fort Worth Venture, LLC

10.58*	Hotel Management Agreement, dated December 18, 2015, by and among Moody National International-Fort Worth MT, LLC and Moody National Hospitality Management, LLC

10.59*	Hotel Lease Agreement, effective December 18, 2015, by and among Moody National International-Fort Worth Holding, LLC and Moody National International-Fort Worth MT, LLC

10.60*	Guaranty, dated December 18, 2015, by Moody National REIT I, Inc. for the benefit of U.S. Bank National Association

10.61*	Environmental Liabilities Agreement, dated December 18, 2015, by and between Moody National International-Fort Worth Holding, LLC, Moody National REIT I, Inc. and U.S. Bank National Association

10.62*	Assumption Agreement, dated December 18, 2015, by and among U.S. Bank National Association, Moody National International-Fort Worth Holding, LLC, and Moody National REIT I, Inc.

10.63*	Relicensing Franchise Agreement, dated December 18, 2015, by and between Marriott International, Inc. and Moody National International-Fort Worth MT, LLC

21*	Subsidiaries of the Company

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

* Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOODY NATIONAL REIT I, INC.

Date: March 30, 2016	By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer and President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title(s)	Date
/s/ Brett C. Moody	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	March 30, 2016
Brett C. Moody

/s/ Robert W. Engel	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	March 30, 2016
Robert W. Engel

/s/ William H. Armstrong	Director	March 30, 2016
William H. Armstrong, III

/s/ Charles L. Horn	Director	March 30, 2016
Charles L. Horn

/s/ John P. Thompson	Director	March 30, 2016
John P. Thompson

EXHIBIT INDEX

3.1	Second Articles of Amendment and Restatement of Moody National REIT I, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2014)

3.2	Bylaws of Moody National REIT I, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-150612) filed on May 2, 2008)

3.3	Amendment No. 1 to Bylaws of Moody National REIT I, Inc. (incorporated by reference to Exhibit 3.3 to Pre-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-150612) filed on February 23, 2009 )

4.1	Form of Account Update Form (included as Appendix B to prospectus, incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on July 30, 2015)

4.2	Moody National REIT I, Inc. Distribution Reinvestment Plan (included as Appendix C to prospectus, incorporated by reference to Exhibit 4.2 to Pre-Effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on July 30, 2015)

10.1	Amended and Restated Advisory Agreement among Moody National REIT I, Inc., Moody National Operating Partnership I, L.P., Moody National Advisor I, LLC and Moody Realty Company, L.P. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2009)

10.2	Amendment No. 1 to the Amended and Restated Advisory Agreement, dated April 6, 2011, by and among Moody National REIT I, Inc., Moody National Operating Partnership I, L.P., Moody National Advisor I, LLC and Moody National Realty Company, L.P. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 6, 2011 and incorporated herein by reference)

10.3	Amendment No. 2 to the Amended and Restated Advisory Agreement, dated April 12, 2012, by and among Moody National REIT I, Inc., Moody National Operating Partnership I, L.P., Moody National Advisor I, LLC and Moody National Realty Company, L.P. (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on April 13, 2012 and incorporated herein by reference)

10.4	Amendment No. 3 to the Amended and Restated Advisory Agreement, dated April 9, 2013, by and among Moody National REIT I, Inc., Moody National Operating Partnership I, L.P., Moody National Advisor I, LLC and Moody National Realty Company, L.P. (incorporated by reference to Exhibit 10.4 to the Company’s Post-Effective Amendment No. 2 to Registration Statement on Form S-11, filed on April 24, 2013 and incorporated herein by reference)

10.5	Limited Partnership Agreement of Moody National Operating Partnership I, L.P. (incorporated by reference to Exhibit 10.3 to Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-150612) filed on March 27, 2009)

10.6	Moody National REIT I, Inc. 2009 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-150612) filed on March 27, 2009)

10.7	Moody National REIT I, Inc. Amended and Restated Independent Directors Compensation Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2009 )

10.8	Loan Agreement, dated December 30, 2013, between Moody National Austin-Govr Holding, LLC and Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.61 to the Company’s Annual Report on Form 10-K filed on March 19, 2014)

10.9	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated December 30, 2013, between Moody National Austin-Govr Holding, LLC, Gary S. Farmer and Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.62 to the Company’s Annual Report on Form 10-K filed on March 19, 2014)

10.10	Promissory Note, dated December 30, 2013, by Moody National Austin-Govr Holding, LLC in favor of Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.63 to the Company’s Annual Report on Form 10-K filed on March 19, 2014)

10.11	Guaranty of Recourse Obligations, dated December 30, 2013, by Brett C. Moody in favor of Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.64 to the Company’s Annual Report on Form 10-K filed on March 19, 2014)

10.12	Environmental Indemnity Agreement, dated December 30, 2013, by Moody National Austin-Govr Holding, LLC and Brett C. Moody in favor of Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.65 to the Company’s Annual Report on Form 10-K filed on March 19, 2014)

10.13	Franchise Agreement, dated December 30, 2013, between Hampton Inns Franchise LLC and Moody National Austin-Govr MT, LLC (incorporated by reference to Exhibit 10.66 to the Company’s Annual Report on Form 10-K filed on March 19, 2014)

10.14	Fee and Expense Waiver Agreement, dated December 30, 2013, by and among Moody National REIT I, Inc., Moody National Operating Partnership I, L.P., Moody National Advisor I, LLC and Moody National Realty Company, L.P. (incorporated by reference to Exhibit 10.67 to the Company’s Annual Report on Form 10-K filed on March 19, 2014)

10.15	Agreement of Purchase and Sale, dated February 3, 2014, by and between Moody National REIT I, Inc., Moody National TPS Newark MT, LLC and MN Newark, LLC (incorporated by reference to Exhibit 10.80 to Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on March 28, 2014)

10.16	Fee and Expense Waiver Agreement, dated March 26, 2013, by and among Moody National REIT I, Inc., Moody National Operating Partnership I, L.P., Moody National Advisor I, LLC and Moody National Realty Company, L.P. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2014)

10.17	Agreement of Purchase and Sale by and among Moody National REIT I, Inc., Moody National RI Grapevine S, LLC, Moody National RI Grapevine MT, LLC and Moody National Management, LP (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2014)

10.18	Loan Agreement, dated March 31, 2014, between Moody National 2020-Grapevine Holding, LLC and Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2014)

10.19	Promissory Note, dated March 31, 2014, by Moody National 2020-Grapevine Holding, LLC in favor of Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed on May 15, 2014)

10.20	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of March 31, 2014, by Moody National 2020-Grapevine Holding, LLC to David Parnell for the benefit of Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2014)

10.21	Guaranty of Recourse Obligations, dated as of March 31, 2014, by Brett C. Moody for the benefit of Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2014)

10.22	Environmental Indemnity Agreement, dated as of March 31, 2014, by Moody National 2020-Grapevine Holding, LLC in favor of Ladder Capital Finance, LLC (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2014)

10.23	Amended and Restated Master Lease Agreement, dated March 31, 2014, bewteeen Moody National 2020-Grapevine Holding, LLC and Moody National RI Grapevine MT, LLC (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2014)

10.24	Amended and Restated Hotel Management Agreement, dated as of March 31, 2014, by and between Moody National RI Grapevine MT, LLC and Moody National Hospitality Management, LLC (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2014)

10.25	Loan Agreement, dated June 15, 2012, by and between MN Newark, LLC and Ladder Capital Financing, LLC (incorporated by reference to Exhibit 10.90 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed on July 29, 2014)

10.26	Promissory Note, dated June 15, 2012, by MN Newark, LLC in favor of Ladder Capital Financing, LLC (incorporated by reference to Exhibit 10.91 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed on July 29, 2014)

10.27	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filings, dated June 15, 2012, by MN Newark, LLC in favor of Ladder Capital Financing, LLC (incorporated by reference to Exhibit 10.92 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed on July 29, 2014)

10.28	Relicensing Franchise Agreement, dated January 29, 2014, by and between MIF L.L.C. and Moody National TPS Newark MT, LLC (incorporated by reference to Exhibit 10.93 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed on July 29, 2014)

10.29	Amendment to Relicensing Franchise Agreement, dated June 24, 2014, by and between MIF L.L.C. and Moody National TPS Newark MT, LLC (incorporated by reference to Exhibit 10.94 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed on July 29, 2014)

10.30	Guaranty, dated January 29, 2014, by Brett C. Moody in favor of MIF L.L.C. (incorporated by reference to Exhibit 10.95 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed on July 29, 2014)

10.31	Hotel Management Agreement, dated January 29, 2014, by and between Moody National TPS Newark MT, LLC and Moody National Hospitality Management, LLC (incorporated by reference to Exhibit 10.96 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed on July 29, 2014)

10.32	Amended and Restated Master Lease Agreement, effective June 24, 2014, by and between Moody National Cedar-Newark Holding, LLC and Moody National TPS Newark MT, LLC (incorporated by reference to Exhibit 10.97 to Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 filed on July 29, 2014)

10.33	Agreement for Sale and Purchase of Hotel, dated September 8, 2014, by and among Moody National REIT I, Inc. and WS Arboretum JV, LLC (incorporated by reference to Exhibit 10.98 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.34	Limited Liability Company Operating Agreement of MN Lyndhurst Venture, LLC (incorporated by reference to Exhibit 10.99 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.35	Hotel Management Agreement, dated September 30, 2014, by and among Moody National CY Lyndhurst MT, LLC and Moody National Hospitality Management, LLC (incorporated by reference to Exhibit 10.100 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.36	Amended and Restated Master Lease Agreement, effective September 30, 2014, by and among Moody National 1 Polito Lyndhurst Holding, LLC and Moody National CY Lyndhurst MT, LLC (incorporated by reference to Exhibit 10.101 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.37	Second Amendment to Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated September 30, 2014, by and between German American Capital Corporation, a Maryland corporation, and Moody National 1 Polito Lyndhurst Holding, LLC (incorporated by reference to Exhibit 10.102 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.38	Guaranty, dated September 30, 2014, by Moody National REIT I, Inc. for the benefit of German American Capital Corporation (incorporated by reference to Exhibit 10.103 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.39	Assumption of Environmental Indemnity, dated September 30, 2014, by and between Moody National 1 Polito Lyndhurst Holding, LLC, Moody National REIT I, Inc. and German American Capital Corporation (incorporated by reference to Exhibit 10.104 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.40	Assumption and Loan Modification Agreement, dated September 30, 2014, by and among German American Capital Corporation, Moody National 1 Polito Lyndhurst Holding, LLC, and Moody National REIT I, Inc. (incorporated by reference to Exhibit 10.105 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.41	Amendment to Courtyard by Marriott Relicensing Franchise Agreement, dated September 30, 2014, by and between Marriott International, Inc. and Moody National CY Lyndhurst MT, LLC (incorporated by reference to Exhibit 10.106 to Post-Effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on October 29, 2014)

10.42	Amended and Restated Master Lease Agreement, dated November 19, 2014, by and between Moody National Research Austin Holding, LLC and Moody National Research-Austin MT, LLC (incorporated by reference to Exhibit 10.107 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.43	Franchise Agreement, dated November 19, 2014, by and between Moody National Research-Austin MT, LLC and Moody National Research Austin Holding, LLC (incorporated by reference to Exhibit 10.108 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.44	Hotel Management Agreement, dated November 19, 2014, by and between Moody National Hospitality Management, LLC and Moody National Research-Austin MT, LLC (incorporated by reference to Exhibit 10.109 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.45	Loan Agreement, dated November 19, 2014, by and between Moody National Research Austin Holding, LLC and Wells Fargo Bank National Association (incorporated by reference to Exhibit 10.110 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.46	Promissory Note, dated November 19, 2014, by Moody National Research Austin Holding, LLC in favor of Wells Fargo Bank National Association (incorporated by reference to Exhibit 10.111 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.47	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated November 19, 2014, by Moody National Research Austin Holding, LLC for the benefit of Wells Fargo Bank National Association (incorporated by reference to Exhibit 10.112 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.48	Guaranty of Recourse Obligations, dated as of November 19, 2014, by Moody National REIT I, Inc. in favor of Wells Fargo Bank National Association (incorporated by reference to Exhibit 10.113 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.49	Environmental Indemnity Agreement, dated as of November 19, 2014, by and between Moody National REIT I, Inc., Moody National Research Austin Holding, LLC and Wells Fargo Bank National Association (incorporated by reference to Exhibit 10.114 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.50	Purchase and Sale Agreement, effective as of January 16, 2015, by and among Moody National Hospitality Philly Great Valley II, LLC, Moody National REIT I, Inc. and the seller parties thereto (incorporated by reference to Exhibit 10.115 to Post-Effective Amendment No. 7 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on January 29, 2015)

10.51	Agreement of Purchase and Sale, effective as of April 24, 2015, by and among Moody National REIT I, Inc., Moody National Nashville MT, LLC and the other parties named therein (incorporated by reference to Exhibit 10.116 to Post-Effective Amendment No.8 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on July 30, 2015)

10.52	Purchase and Sale Agreement, dated May 5, 2015, by an between Moody National REIT I, Inc. and Revere Hospitality, LLC (incorporated by reference to Exhibit 10.117 to Post-Effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on April 30, 2015)

10.53	Purchase and Sale Agreement, dated May 27, 2015, by and between Moody National REIT I, Inc. and Austin HWS, LP (incorporated by reference to Exhibit 10.118 to Post-Effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on July 30, 2015)

10.54	Agreement of Purchase and Sale, dated July 20, 2015, by and between Moody National Cedar Newark Holding, LLC, Moody National TPS Newark MT, LLC and Holiday Garden SF Corp. (incorporated by reference to Exhibit 10.119 to Post-Effective Amendment No. 9 to the Company’s Registration Statement on Form S-11 (No. 333-179521) filed on July 30, 2015)

10.55	Assignment Agreement, dated September 22, 2015, by and between Moody National REIT I, Inc. and Moody National Realty Company, L.P. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on November 16, 2015)

10.56	Assignment Agreement, dated September 22, 2015, by and between Moody National REIT I, Inc. and Moody National REIT II, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on November 16, 2015)

10.57*	Limited Liability Company Operating Agreement of MN Fort Worth Venture, LLC

10.58*	Hotel Management Agreement, dated December 18, 2015, by and among Moody National International-Fort Worth MT, LLC and Moody National Hospitality Management, LLC

10.59*	Hotel Lease Agreement, effective December 18, 2015, by and among Moody National International-Fort Worth Holding, LLC and Moody National International-Fort Worth MT, LLC

10.60*	Guaranty, dated December 18, 2015, by Moody National REIT I, Inc. for the benefit of U.S. Bank National Association

10.61*	Environmental Liabilities Agreement, dated December 18, 2015, by and between Moody National International-Fort Worth Holding, LLC, Moody National REIT I, Inc. and U.S. Bank National Association

10.62*	Assumption Agreement, dated December 18, 2015, by and among U.S. Bank National Association, Moody National International-Fort Worth Holding, LLC, and Moody National REIT I, Inc.

10.63*	Relicensing Franchise Agreement, dated December 18, 2015, by and between Marriott International, Inc. and Moody National International-Fort Worth MT, LLC

21*	Subsidiaries of the Company

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

* Filed herewith.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Moody National REIT I, Inc.

We have audited the accompanying consolidated balance sheets of Moody National REIT I, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, equity, and cash flows for the years then ended. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule III as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of Moody National REIT I, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/Frazier & Deeter, LLC

Atlanta, Georgia

March 30, 2016

MOODY NATIONAL REIT I, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
ASSETS
Investment in hotel properties, net	$232,948,200	$144,240,644
Cash and cash equivalents	14,071,228	23,844,072
Restricted cash	12,038,451	5,388,193
Accounts receivable, net of allowance of $32,000 and $21,000 as of December 31, 2015 and 2014, respectively	731,618	747,658
Mortgage note receivable	11,839,171	12,059,932
Note receivable from related party	9,000,000	—
Prepaid expenses and other assets	1,962,532	731,849
Earnest money and deposits	2,125,000	1,672,500
Deferred costs, net of accumulated amortization of $710,339 and $241,928 as of December 31, 2015 and 2014 , respectively	3,672,788	2,073,625
Due from related parties	1,479,300	—

Total Assets	$289,868,288	$190,758,473

LIABILITIES AND EQUITY
Liabilities:
Notes payable	$178,236,424	$112,705,196
Accounts payable and accrued expenses	6,268,155	3,203,728
Due to related parties	96,088	680,398
Dividends payable	888,434	642,436
Operating partnership distributions payable	49,391	7

Total Liabilities	185,538,492	117,231,765

Special Partnership Units — 100 Special Units of the Operating Partnership	1,000	1,000

Commitments and Contingencies – Note 10

Equity:

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 400,000,000 shares authorized, 13,091,766 and 10,023,463 shares issued and outstanding at December 31, 2015 and 2014, respectively	130,918	100,235
Additional paid-in capital	114,526,834	87,457,901
Accumulated deficit	(17,843,394)	(14,324,615)
Total stockholders’ equity	96,814,358	73,233,521
Noncontrolling interest in Operating Partnership	7,193,407	610
Noncontrolling interest in consolidated joint venture	321,031	291,577
Total Equity	104,328,796	73,525,708

TOTAL LIABILITIES AND EQUITY	$289,868,288	$190,758,473

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT I, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2015	2014

Revenue
Room revenue	$48,250,399	$22,271,962
Other hotel revenue	2,813,601	1,080,431
Total hotel revenue	51,064,000	23,352,393
Interest income from notes receivable	1,103,132	634,881
Total revenue	52,167,132	23,987,274

Expenses
Hotel operating expenses	30,895,349	14,846,664
Property taxes, insurance and other	3,251,501	1,560,382
Depreciation and amortization	9,481,115	4,126,366
Property acquisition expenses	3,946,882	4,082,372
Corporate general and administrative	3,196,995	1,663,046
Total expenses	50,771,842	26,278,830
Operating income (loss)	1,395,290	(2,291,556)

Other income (expense)
Gain on sale of hotel property	10,145,221	—
Gain on acquisition of hotel property	2,698,113	—
Interest expense and amortization of deferred loan costs	(7,795,764)	(3,522,921)
Total other income (expense)	5,047,570	(3,522,921)

Income (loss) before income tax benefit	6,442,860	(5,814,477)
Income tax benefit	492,000	495,200

Net Income (Loss)	6,934,860	(5.319,277)
Income attributable to noncontrolling interest from consolidated joint ventures	(77,938)	(78,099)

(Income) loss attributable to noncontrolling interest in Operating Partnership	(241,693)	63
Net income (loss) attributable to common shareholders	$6,615,229	$(5,397.313)

Per-share information – basic and diluted:
Net income (loss) attributable to common shareholders	$0.52	$(0.91)
Dividends declared	$0.80	$0.80
Weighted average shares outstanding	12,667,556	5,950,164

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT I, INC.

CONSOLIDATED STATEMENTS OF EQUITY

Years ended December 31, 2015 and 2014

	Preferred Stock		Common Stock				Noncontrolling Interest in Operating Partnership
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Number of Units	Value	Noncontrolling Interest in Consolidated Joint Venture	Total Equity
Balance at December 31, 2013	—	$—	3,331,439	$33,314	$28,279,101	$(4,164,515)	100	$753	$486,000	$24,634,653
Issuance of common stock and operating partnership units, net of offering costs	—	—	6,566,712	65,668	57,993,950	—	—	—	—	58,059,618
Redemption of common stock			(26,087)	(261)	(255,940)					(256,201)
Issuance of common stock pursuant to dividend reinvestment plan	—	—	143,899	1,439	1,365,605	—	—	—	—	1,367,044
Stock/unit-based compensation	—	—	7,500	75	75,185	—	—	—	—	75,260
Net income (loss)	—	—	—	—	—	(5,397,313)	—	(63)	78,099	(5,319,277)
Dividends and distributions declared	—	—	—	—	—	(4,762,787)	—	(80)	(272,522)	(5,035,389)
Balance at December 31, 2014	—	$—	10,023,463	$100,235	$87,457,901	$(14,324,615)	100	$610	$291,577	$73,525,708
Balance at January 1, 2015	—	$—	10,023,463	$100,235	$87,457,901	$(14,324,615)	100	$610	$291,577	$73,525,708
Issuance of common stock, net of offering costs	—	—	2,735,046	27,350	23,894,084	—	—	—	—	23,921,434
Issuance of operating partnership units	—	—	—	—	—	—	726,820	7,268,197		7,268,197
Special contribution	—	—	—	—	—	350,000	—	—	—	350,000
Redemption of common stock		—	(51,610)	(516)	(506,715)	—	—	—	—	(507,231)
Issuance of common stock pursuant to dividend reinvestment plan	—	—	382,367	3,824	3,628,666	—	—	—	—	3,632,490
Stock/unit-based compensation	—	—	2,500	25	52,898	—	—	—	—	52,923
Net income (loss)	—	—	—	—	—	6,615,229	—	241,693	77,938	6,934,860
Dividends and distributions declared	—	—	—	—	—	(10,484,008)	—	(317,093)	(48,484)	(10,849,585)
Balance at December 31, 2015	—	$—	13,091,766	$130,918	$114,526,834	$(17,843,394)	726,920	$7,193,407	$321,031	$104,328,796

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT I, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2015	2014
Cash flows from operating activities
Net income (loss)	$6,934,860	$(5,319,277)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on sale of hotel property	(10,145,221)	—
Gain on acquisition of hotel property	(2,698,113)	—
Depreciation and amortization	9,481,115	4,126,366
Amortization of deferred loan costs	522,682	148,878
Stock-based compensation	52,923	75,260
Deferred income tax	(758,000)	(587,000)
Changes in operating assets and liabilities:
Restricted cash	(1,263,715)	(839,576)
Accounts receivable	16,040	(623,080)
Prepaid expenses and other assets	(472,683)	(37,656)
Accounts payable and accrued expenses	3,064,427	2,009,002
Due to related parties	(527,628)	29,904
Net cash provided by (used in) operating activities	4,206,687	(1,017,179)

Cash flows from investing activities
Proceeds from sale of hotel property	22,111,900	—
Increase in restricted cash	(5,386,543)	(1,253,088)
Repayments of mortgage note receivable	220,761	209,553
Origination of note receivable from related party	(9,000,000)	—
Earnest money and deposits	(452,500)	(1,672,500)
Payment of deferred franchise costs	(525,000)	(205,400)
Due from related parties	(1,479,300)	—
Improvements and additions to hotel properties	(8,386,102)	(6,135,247)
Acquisitions of hotel properties	(84,416,539)	(55,916,433)
Net cash used in investing activities	(87,313,323)	(64,973,115)

Cash flows from financing activities
Proceeds from issuance of common stock	27,341,593	65,662,446
Redemptions of common stock	(507,231)	(256,201)
Offering costs paid	(3,476,841)	(7,380,319)
Special contribution	350,000	—
Dividends paid	(6,605,520)	(2,971,177)
Operating partnership distributions paid	(267,709)	(80)
Proceeds of notes payable	71,500,000	32,250,000
Repayments of notes payable	(13,135,923)	(1,141,726)
Payment of deferred loan costs	(1,816,093)	(1,380,370)
Distributions to noncontrolling interest in joint venture	(48,484)	(272,522)
Net cash provided by financing activities	73,333,792	84,510,051

Net change in cash and cash equivalents	(9,772,844)	18,519,757
Cash and cash equivalents at beginning of period	23,844,072	5,324,315
Cash and cash equivalents at end of period	$14,071,228	$23,844,072

Supplemental Disclosure of Cash Flow Information
Interest paid	$7,127,305	$3,187,714
Income taxes paid	$188,780	$22,241
Supplemental Disclosure of Non-Cash Investing and Financing Activity
Increase (decrease) in accrued offering costs due to related party	$(56,682)	$222,509
Contributions from noncontrolling interest in operating partnership	$7,268,197	$—
Assumption of notes payable in connection with acquisition of hotel properties	$7,167,151	$37,155,567
Issuance of common stock from dividend reinvestment plan	$3,632,490	$1,367,044
Dividends payable	$888,434	$642,436

See accompanying notes to consolidated financial statements.

 Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2015 and 2014

1. Organization

Moody National REIT I, Inc. (the “Company”) was formed on January 15, 2008 as a Maryland corporation and elected to qualify as a real estate investment trust (“REIT”) commencing with the year ended December 31, 2011. The Company was organized to acquire a diverse portfolio of real properties, primarily in the hospitality sector, as well as other commercial properties, real estate securities and debt-related investments. As discussed in Note 6, the Company was initially capitalized with the sale of shares of its common stock to Moody National REIT Sponsor, LLC (“Sponsor”) on February 19, 2008. The Company’s fiscal year end is December 31.

As of December 31, 2015, the Company owned (1) nine hotel properties located in Texas, Tennessee, South Carolina, and Pennsylvania comprising a total of 1,154 rooms, (2) a joint venture interest in a 227-suite hotel property located in Lyndhurst, New Jersey and a joint venture interest in a 95-room hotel property in Fort Worth Texas, (3) a 74.5% joint venture interest in a mortgage note secured by a hotel property located in Grapevine, Texas (the “Hyatt Place Note”) and (4) a loan in the aggregate principal amount of $9,000,000 originated to an affiliate of Sponsor to be used to acquire a commercial property located in Katy, Texas. For more information on the Company’s portfolio, see Notes 3 and 4.

On April 15, 2009, the Company commenced its initial public offering pursuant to a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a maximum of $1,000,000,000 in shares of its common stock to the public in its primary offering and up to $100,000,000 in shares of its common stock to its stockholders pursuant to its distribution reinvestment plan (the “DRIP”). On October 12, 2012, the Company terminated its initial public offering and commenced a follow-on public offering (discussed below). The Company accepted subscriptions for, and issued, 1,126,253 shares of its common stock in its initial public offering, including 29,582 shares of common stock pursuant to the DRIP, resulting in aggregate gross offering proceeds of $10,966,713.

On October 12, 2012, the Company commenced its follow-on public offering of up to $1,000,000,000 in shares of the Company’s common stock, comprised of up to $900,000,000 in shares offered to the public and up to $100,000,000 in shares offered to its stockholders pursuant to the DRIP. Effective February 20, 2015, the Company terminated the offer and sale of shares to the public in the follow-on offering, but continued to offer shares of common stock pursuant to the DRIP. As of the termination of the follow-on offering, the Company had accepted investors’ subscriptions for, and issued, 11,826,697 shares of its common stock in the follow-on offering, including 510,457 shares of common stock issued pursuant to the DRIP, resulting in aggregate gross offering proceeds of $113,162,397. On November 4, 2015, the Company filed a new registration statement to register the sale of up to $25,000,000 in shares of the Company’s common stock pursuant to the DRIP (“DRIP offering”). The Company continues to offer shares of common stock pursuant to the DRIP. As of December 31, 2015, the Company had accepted subscriptions for, and issued, 12,952,950 shares of common stock in the Company’s initial public offering and follow-on public offering, including 506,056 shares of common stock pursuant to the DRIP, resulting in aggregate gross offering proceeds of $124,129,110. As of December 31, 2015, the Company had sold 65,344 shares pursuant to the DRIP in our DRIP offering, and 2,434,656 shares of common stock remained available for sale pursuant to the DRIP.

The Company intends to use substantially all of the remaining net proceeds from its follow-on public offering and the proceeds from any other offering of the Company’s securities that the Company may conduct in the future to continue to acquire a diversified portfolio of real properties, real estate securities and debt-related investments. The Company intends to continue to invest primarily in hotel properties located in the United States and Canada that it owns exclusively or in joint ventures or other co-ownership arrangements with other persons. The Company may also invest in other property types consisting of multifamily, office, retail and industrial assets located in the United States and Canada as well as securities of real estate companies and debt-related investments. The Company may also make opportunistic investments in properties that may be under-developed or newly constructed and in properties that it believes are undervalued.

The Company’s advisor is Moody National Advisor I, LLC (“Advisor”), a Delaware limited liability company and an affiliate of Sponsor. Subject to certain restrictions and limitations, Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company pursuant to an amended and restated advisory agreement (the “Advisory Agreement”) by and among the Company, Moody National Operating Partnership I, L.P., the Company’s operating partnership (the “OP”), and Advisor.

 Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2015 and 2014

The OP’s partnership agreement provides that the OP will be operated in a manner that will enable the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that the OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which classification could result in the OP being taxed as a corporation rather than as a partnership. In addition to the administrative and operating costs and expenses incurred by the OP in acquiring and operating real estate assets, the OP will pay all of the Company’s administrative costs and expenses, and such expenses will be treated as expenses of the OP. The common units of the OP may be tendered for redemption once they have been outstanding for at least one year. At such time, the Company has the option to redeem the common units for shares of the Company’s common stock, cash or a combination thereof at the Company’s sole discretion. The special units of the OP (the “Special Units”) held by an affiliate of Advisor will be redeemed pursuant to the OP’s partnership agreement upon the termination or nonrenewal of the Advisory Agreement or upon certain other events outside of the control of the Special Unit holder. Upon the termination or nonrenewal of the Advisory Agreement by the Company for “cause” (as defined in the Advisory Agreement) all of the Special Units will be redeemed for $1.00. As described in more detail in Note 9, upon the occurrence of any of the other events which trigger redemption of the Special Units, the Special Units will be redeemed, at Advisor’s option, for shares of the Company’s common stock, a non-interest bearing promissory note payable solely from the proceeds of assets sales, or a combination thereof.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements include its accounts and the accounts of its subsidiaries over which it has control. All intercompany balances and transactions are eliminated in consolidation.

The Company includes the accounts of its consolidated subsidiaries in its consolidated financial statements when the Company is the primary beneficiary for entities deemed to be variable interest entities (“VIEs”) through which the Company has a controlling interest. Interests in entities acquired are evaluated based on U.S. generally accepted accounting principles (“GAAP”), which requires the consolidation of VIEs in which the Company is deemed to have the controlling financial interest. The Company has the controlling financial interest if the Company has the power to direct the activities of the VIE that most significantly impact its economic performance and the obligation to absorb losses or receive benefits from the VIE that could be significant to the Company. If the interest in the entity is determined not to be a VIE, then the entity is evaluated for consolidation based on legal form, economic substance, and the extent to which the Company has control and/or substantive participating rights under the respective ownership agreement. There are judgments and estimates involved in determining if an entity in which the Company has an investment is a VIE. The entity is evaluated to determine if it is a VIE by, among other things, determining if the equity investors as a group have a controlling financial interest in the entity and if the entity has sufficient equity at risk to finance its activities without additional subordinated financial support. The Company did not have a VIE interest as of December 31, 2015 or 2014.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements. Actual results could differ from those estimates.

Organization and Offering Costs

Organization and offering costs of the Company are paid directly by the Company or may be incurred by Advisor on behalf of the Company. Pursuant to the Advisory Agreement, the Company is obligated to reimburse Advisor or its affiliates, as applicable, for organization and offering costs incurred by Advisor associated with each of the Company’s public offerings, provided that within 60 days of the last day of the month in which a public offering ends, Advisor is obligated to reimburse the Company to the extent organization and offering costs incurred by the Company in connection with the completed public offering exceed 15.0% of the gross offering proceeds from the sale of the Company’s shares of common stock in the completed public offering. Such organization and offering costs include selling commissions and dealer manager fees paid to a dealer manager, legal, accounting, printing and other offering expenses, including marketing, salaries and direct expenses of Advisor’s employees and employees of Advisor’s affiliates and others. Any reimbursement of Advisor or its affiliates for organization and offering costs will not exceed actual expenses incurred by Advisor.

All offering costs, including selling commissions and dealer manager fees, are recorded as an offset to additional paid-in-capital, and all organization costs are recorded as an expense when the Company has an obligation to reimburse Advisor.

 Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2015 and 2014

The Company terminated its follow-on offering on February 20, 2015. Total offering costs for the follow-on offering were $14,107,844, comprised of $11,382,981 of offering costs for the follow-on offering incurred directly by the Company and $2,724,863 in offering costs incurred by and reimbursable to Advisor for the follow-on offering. As of December 31, 2015, total offering costs for the DRIP offering were $124,000. The Company directly incurred $0 of offering costs for the DRIP offering and $124,000 in reimbursable costs to Advisor for the DRIP offering. As of December 31, 2015, the Company had $129,153 payable to Advisor for reimbursable offering costs related to the follow-on and DRIP offerings. Offering costs related to the follow-on offering did not exceed 15.0% of the gross offering proceeds from the sale of the Company’s shares of common stock in the follow-on offering. The Company has not reimbursed Advisor any funds for organization costs for the follow-on offering.

Income Taxes

The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2011. Prior to qualifying to be taxed as a REIT, the Company was subject to normal federal and state corporation income taxes.

As a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, so long as it distributes at least 90% of its REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP) and satisfy the other organizational and operational requirements for REIT qualification. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. The Company leases the hotels it acquires to wholly owned taxable REIT subsidiaries that are subject to federal, state and local income taxes.

The Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company records a valuation allowance for net deferred tax assets that are not expected to be realized.

The Company has reviewed tax positions under GAAP guidance that clarify the relevant criteria and approach for the recognition and measurement of uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return. A tax position may only be recognized in the consolidated financial statements if it is more likely than not that the tax position will be sustained upon examination. The Company has no material uncertain tax positions as of December 31, 2015.

The preparation of the Company’s various tax returns requires the use of estimates for federal and state income tax purposes. These estimates may be subjected to review by the respective taxing authorities. A revision to an estimate may result in an assessment of additional taxes, penalties and interest. At this time, a range in which the Company’s estimates may change is not expected to be material. The Company will account for interest and penalties relating to uncertain tax provisions in the current period results of operations, if necessary. The Company has tax years 2011 through 2015 remaining subject to examination by various federal and state tax jurisdictions.

Fair Value Measurement

Fair value measures are classified into a three-tiered fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets.
Level 2:	Directly or indirectly observable inputs, other than quoted prices in active markets.
Level 3:	Unobservable inputs in which there is little or no market data, which require a reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of the following valuation techniques:

Market approach:	Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.
Cost approach:	Amount required to replace the service capacity of an asset (replacement cost).
Income approach:	Techniques used to convert future income amounts to a single amount based on market expectations (including present-value, option-pricing, and excess-earnings models).

 Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2015 and 2014

The Company’s estimates of fair value were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. The Company classifies assets and liabilities in the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement.

The Company elected not to use the fair value option for cash and cash equivalents, restricted cash, accounts receivable, notes payable, accounts payable and accrued expenses. With the exception of the Company’s fixed-rate notes payable, the carrying amounts of these financial instruments approximate their fair values due to their short-term nature or variable interest rates. For fair value of the Company’s notes payable, see Note 5.

Concentration of Credit Risk

As of December 31, 2015, the Company had cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. The Company diversifies its cash and cash equivalents with several banking institutions in an attempt to minimize exposure to any one of these institutions. The Company regularly monitors the financial stability of these financial institutions and believes that it is not exposed to any significant credit risk in cash and cash equivalents or restricted cash.

The Company is also exposed to credit risk with respect to its joint venture interest in the Hyatt Place Note and its note receivable from related party. The failure of the borrower on the Hyatt Place Note or the note receivable from related party to make payments of interest and principal when due, or any other event of default under the Hyatt Place Note or the note receivable from related party, would have an adverse impact on the Company’s results of operations.

Valuation and Allocation of Hotel Properties — Acquisition

Upon acquisition, the purchase price of hotel properties is allocated to the tangible assets acquired, consisting of land, buildings and furniture, fixtures and improvements, any assumed debt, identified intangible assets and asset retirement obligations based on their fair values. Acquisition costs are charged to expense as incurred. Initial valuations are subject to change during the measurement period, but the measurement period ends as soon as the information is available. The measurement period shall not exceed one year from the acquisition date.

The tangible assets acquired consists of land, buildings, furniture, fixtures and equipment. Land values are derived from appraisals, and buildings are calculated as replacement cost less depreciation or estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods. The value of furniture, fixtures and equipment is based on their fair value using replacement costs less depreciation. Any difference between the fair value of the hotel property acquired and the purchase price of the hotel property is recorded as goodwill or a gain on acquisition of hotel property.

The Company determines the fair value of assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that the Company believes it could obtain at the date of acquisition. Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan as interest expense.

In allocating the purchase price of each of the Company’s properties, the Company makes assumptions and uses various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets and discount rates used to determine present values. Many of these estimates are obtained from independent third party appraisals. However, the Company is responsible for the source and use of these estimates. These estimates are judgmental and subject to being imprecise; accordingly, if different estimates and assumptions were derived, the valuation of the various categories of the Company’s hotel properties or related intangibles could in turn result in a difference in the depreciation or amortization expense recorded in the Company’s consolidated financial statements. These variances could be material to the Company’s results of operations and financial condition.

 Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2015 and 2014

Valuation and Allocation of Hotel Properties — Ownership

Investment in hotel properties is recorded at cost less accumulated depreciation. Major improvements that extend the life of an asset are capitalized and depreciated over a period equal to the shorter of the life of the improvement or the remaining useful life of the asset. The cost of ordinary repairs and maintenance are charged to expense when incurred.

Depreciation or amortization expenses are computed using the straight-line and accelerated methods based upon the following estimated useful lives:

Estimated Useful Lives
Buildings and improvements	39-40	years
Exterior improvements	10-20
Furniture, fixtures and equipment	5-10

Impairments

The Company monitors events and changes in circumstances indicating that the carrying amounts of the hotel properties may not be recoverable. When such events or changes in circumstances are present, the Company assesses potential impairment by comparing estimated future undiscounted cash flows expected to be generated over the life of the asset from operating activities and from its eventual disposition, to the carrying amount of the asset. In the event that the carrying amount exceeds the estimated future undiscounted cash flows, the Company recognizes an impairment loss to adjust the carrying amount of the asset to estimated fair value for assets held for use and fair value less costs to sell for assets held for sale. There were no such impairment losses for the years ended December 31, 2015 and 2014.

In evaluating the Company’s hotel properties for impairment, the Company makes several estimates and assumptions, including, but not limited to, the projected date of disposition of the properties, the estimated future cash flows of the properties during the Company’s ownership and the projected sales price of each of the properties. A change in these estimates and assumptions could result in a change in the estimated undiscounted cash flows or fair value of the Company’s hotel properties which could then result in different conclusions regarding impairment and material changes to the Company’s consolidated financial statements.

Revenue Recognition

Hotel revenues, including room, food, beverage and other ancillary revenues, are recognized as the related services are delivered. Interest income is recognized when earned. Revenue is recorded net of any sales and other taxes collected from customers.

Cash and Cash Equivalents

Cash and cash equivalents represent cash on hand or held in banks and short-term investments with an initial maturity of three months or less at the date of purchase.

Restricted Cash

Restricted cash includes reserves for debt service, property taxes and insurance, as well as reserves for property improvements and replacement of furniture, fixtures, and equipment, as required by certain management or mortgage debt agreement restrictions and provisions.

Accounts Receivable

The Company takes into consideration certain factors that require judgments to be made as to the collectability of receivables. Collectability factors taken into consideration are the amounts outstanding, payment history and financial strength of the customer, which taken as a whole determines the valuation. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable that is estimated to be uncollectible.

 Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2015 and 2014

Mortgage Note Receivable

The Company provides first-mortgage financing in the form of a note receivable. The loan is held for investment and is intended to be held to maturity and, accordingly, is recorded at cost and net of the allowance for losses when the loan is deemed to be impaired. Premiums, discounts and net origination fees are amortized or accreted as an adjustment to interest income using the effective interest method over the life of the loan. The Company discontinues recording interest and amortizing discounts/premiums when the contractual payment of interest and/or principal is not received.

Impairment of Notes Receivable

The Company reviews the mortgage note receivable and note receivable from related party for impairment in each reporting period pursuant to the applicable authoritative accounting guidance. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts recorded as assets on the consolidated balance sheets. The Company applies normal loan review and underwriting procedures (as may be implemented or modified from time to time) in making that judgment.

When a loan is impaired, the Company measures impairment based on the present value of expected cash flows discounted at the loan’s effective interest rate against the value of the asset recorded on the consolidated balance sheets. The Company may also measure impairment based on a loan’s observable market price or the fair value of collateral if the loan is collateral dependent. If a loan is deemed to be impaired, the Company records a valuation allowance through a charge to earnings for any shortfall. The Company’s assessment of impairment is based on considerable judgment and estimates. The Company did not record a valuation allowance during the years ended December 31, 2015 or 2014.

Prepaid Expenses and Other Assets

Prepaid expenses include prepaid property insurance and hotel operating expenses. Other assets include accrued interest receivable and the deferred income tax asset.

Earnest money and Deposits

Earnest money and deposits includes earnest money, rate-lock deposits and expense deposits for future acquisitions.

Deferred Costs

Deferred costs consist of deferred loan costs and franchise costs. Deferred loan costs are recorded at cost and are amortized to interest expense using a method that approximates the effective interest method over the life of the related debt. The deferred franchise costs are recorded at cost and amortized over the term of the franchise contract on a straight-line basis. Accumulated amortization of deferred costs was $710,339 and $241,928 as of December 31, 2015 and December 31, 2014, respectively. Expected future amortization of deferred financing fees and franchise costs is as follows:

Years Ending December 31	Total	Loan Costs	Franchise Costs
2016	$667,739	$604,371	$63,368
2017	539,999	476,631	63,368
2018	302,355	238,987	63,368
2019	301,417	238,049	63,368
Thereafter	1,861,278	1,209,401	651,877
Total	$3,672,788	$2,767,439	$905,349

Earnings (Loss) per Share

Earnings (loss) per share (“EPS”) is calculated based on the weighted average number of shares outstanding during each period. Basic and diluted EPS are the same for all periods presented. Non-vested shares of restricted common stock totaling 1,875 and 5,625 shares as of December 31, 2015 and 2014, respectively, held by the Company’s independent directors are included in the calculation of earnings per share. Restricted stock that has fully vested was included in basic earnings per share because such restricted stock participates in dividends.

 Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2015 and 2014

Comprehensive Income

For the periods presented, there were no differences between reported net income (loss) attributable to common stockholders and comprehensive income (loss).

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360) - Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 changes the criteria for reporting discontinued operations and enhances the related disclosure requirements. Pursuant to ASU 2014-08, only disposals representing a strategic shift in operations, such as a major line of business, a major geographical area or a major equity investment, should be presented as a discontinued operation. The Company implemented the provisions of ASU 2014-08 as of January 1, 2015. The adoption of this guidance did not have a material effect on the Company’s consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the debt liability. This standard is effective for periods beginning after December 15, 2015, with early adoption permitted, and will be applied on a retrospective basis. The new standard will be effective for the Company on January 1, 2016 and is not expected to have a material effect on the Company’s consolidated financial position or consolidated results of operations.

On May 28, 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promise goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2018 and early adoption is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on the Company’s consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has the Company determined the effect of the standard on the Company’s consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis,” which changes the way reporting enterprises evaluate the consolidation of limited partnerships, variable interests and similar entities. This standard will be effective for the first annual reporting period beginning after December 15, 2015 with early adoption permitted. The Company is evaluating the effect that ASU No. 2015-2 will have on the Company’s consolidated financial statements and related disclosures, but the Company does not anticipate that adoption of this accounting standard will have a material effect on the Company’s consolidated financial position or the Company’s consolidated results of operations.

In September 2015, the FASB issued ASU No. 2015-16, “Simplifying the Accounting for Measurement-Period Adjustments,” which illustrates certain guidance governing adjustments to the provisional amounts recognized at the acquisition date with a corresponding adjustment to goodwill. Such adjustments are required when new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement amounts initially recognized or would have resulted in the recognition of additional assets and liabilities. ASU No. 2015-16 eliminates the requirement to retrospectively account for such adjustments. ASU No. 2015-16 is effective for the Company’s fiscal year commencing on January 1, 2016. The Company does not anticipate that the adoption of ASU No. 2015-16 will have a material effect on the Company’s consolidated financial position or the Company’s consolidated results of operations.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes,” which requires that deferred tax liabilities and assets be classified on the Company’s consolidated balance sheets as noncurrent based on an analysis of each taxpaying component within a jurisdiction. ASU No. 2015-17 is effective for the Company’s fiscal year commencing on January 1, 2017. The Company does not anticipate that the adoption of ASU No. 2015-17 will have a material effect on the Company’s consolidated financial position or the Company’s consolidated results of operations.

 Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2015 and 2014

Reclassification

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations.

3. Investment in Hotel Properties

The following table sets forth summary information regarding the Company’s investments in hotel properties as of December 31, 2015:

Property Name	Date Acquired	Location	Ownership Interest	Purchase Price(1)	Rooms	Mortgage Debt Outstanding(2)
Woodlands Hotel (Homewood Suites by Hilton)	November 8, 2012	The Woodlands, Texas	100%	$12,000,000	91	$9,300,000

Germantown Hotel (Hyatt Place)	April 9, 2013	Germantown, Tennessee	100%	11,300,000	127	7,465,018

Charleston Hotel (Hyatt Place)	July 2, 2013	North Charleston, South Carolina	100%	11,800,000	113	7,536,474

Austin Hotel (Hampton Inn)	December 30, 2013	Austin, Texas	100%	15,350,000	123	11,207,445

Grapevine Hotel (Residence Inn)	March 31, 2014	Grapevine, Texas	100%	20,500,000	133	12,951,025

Lyndhurst Hotel (Marriott Courtyard)	September 30, 2014	Lyndhurst, New Jersey	(3)	33,322,000	227	31,415,138

Austin Arboretum Hotel (Hilton Garden Inn)	November 20, 2014	Austin, Texas	100%	29,250,000	138	19,000,000

Great Valley Hotel (Hampton Inn)	March 27, 2015	Frazer, Pennsylvania	100%	11,000,000	125	8,200,000

Nashville Hotel (Embassy Suites)	June 16, 2015	Nashville, Tennessee	100%	66,300,000	208	43,000,000

Homewood Suites Austin Hotel (Homewood Suites)	August 3, 2015	Austin, Texas	100%	14,250,000	96	11,000,000

Fort Worth Hotel (TownPlace Suites)	December 18, 2015	Fort Worth, Texas	(4)	7,301,887	95	7,167,151

Totals				$232,373,887	1,476	$168,242,251

(1)	Excludes closing costs.
(2)	As of December 31, 2015.
(3)	The Lyndhurst Hotel is owned by MN Lyndhurst Venture, LLC (the “Lyndhurst Joint Venture”). The OP contributed $100 to the Lyndhurst Joint Venture in exchange for 100% of the Class B membership interests of the Lyndhurst Joint Venture (the “Class B Interests”). Pursuant to the operating agreement of the Lyndhurst Joint Venture, the OP also agreed to pay up to $5.37 million in costs and fees and capital reserve requirements associated with the transfer of the Lyndhurst Hotel to the Lyndhurst Joint Venture, all of which amounts are deemed to be additional capital contributions by the OP to the Lyndhurst Joint Venture in exchange for additional Class B Interests. The prior tenant-in-common owners of the Lyndhurst Hotel contributed their tenant-in-common (TIC) ownership interests in the Lyndhurst Hotel (valued at $1,000 in the aggregate) to the Lyndhurst Joint Venture in exchange for non-voting class A membership interests of the Lyndhurst Joint Venture (the “Class A Interests”). The OP serves as the sole manager of the Lyndhurst Joint Venture and manages the business and affairs of the Lyndhurst Joint Venture. Cash available for distribution to the members of the Lyndhurst Joint Venture will be distributed as follows: (1) first, 100% to the OP until it has received cash distributions equal to a 12% annual, cumulative, non-compounded return on its capital contributions to the Lyndhurst Joint Venture and a return of 100% of its unreturned capital contributions to the Lyndhurst Joint Venture, (2) next, 100% to the holders of the Class A Interests until they have received a return of 100% of their capital contributions to the Lyndhurst Joint Venture (valued at $1,000 in the aggregate), and (3) next, 60% to the OP and 40% to the holders of the Class A Interests.
(4)	The Fort Worth Hotel is owned by MN Fort Worth Venture, LLC as described below.

 Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2015 and 2014

Investments in hotel properties consisted of the following at December 31, 2015 and 2014:

	December 31, 2015	December 31, 2014
Land	$26,300,000	$17,573,000
Buildings and improvements	199,088,102	118,661,552
Furniture, fixtures and equipment	21,825,902	13,576,055
Total cost	247,214,004	149,810,607
Accumulated depreciation	(14,265,804)	(5,569,963)
Investment in hotel properties, net	$232,948,200	$144,240,644

Upon the closing of the acquisition of a hotel property, a wholly owned subsidiary of the TRS (the “Master Tenant”), entered into a hotel lease agreement pursuant to which the entity that owns the hotel property, a wholly owned subsidiary of the OP, leases the hotel property to the Master Tenant. Moody National Hospitality Management, LLC, an affiliate of the Company, manages the hotel property pursuant to a hotel management agreement with the Master Tenant.

Hotel property acquisitions and dispositions in for the years ended December 31, 2015 and 2014 were as follows:

Great Valley Hotel

On March 27, 2015, Moody National Lancaster-Frazer Holding, LLC, a wholly owned subsidiary of the OP (“Moody Great Valley Holding”), acquired fee simple title to the Great Valley Hotel from the current tenant-in-common owners of the Great Valley Hotel, for an aggregate purchase price of $11,000,000, excluding acquisition costs. The Company financed the acquisition of the Great Valley Hotel with proceeds from its public offering and $8,200,000 of indebtedness secured by the Great Valley Hotel. The purchase price of the Great Valley Hotel, excluding acquisition expenses, was preliminarily allocated to land, buildings and improvements and furniture, fixtures and equipment in the amounts of $2,125,000, $8,125,000, and $750,000, respectively. Acquisition costs of $358,830 were expensed when incurred in connection with the acquisition of the Great Valley Hotel. The Company has recognized approximately $2,988,000 in revenues and a $216,000 net loss, which includes acquisition costs, for the Great Valley Hotel for the year ended December 31, 2015. In connection with the acquisition of the Great Valley Hotel, the Company formed a taxable REIT subsidiary (the “Great Valley Hotel TRS”).

Nashville Hotel

On June 16, 2015, Moody National Broadway-Nashville Holding, LLC, a wholly owned subsidiary of the OP (“Moody Nashville Holding”), acquired fee simple title to the Nashville Hotel from the current tenant-in-common owners of the Nashville Hotel, for an aggregate purchase price of $66,300,000, excluding acquisition costs. The Company financed the acquisition of the Nashville Hotel with a portion of the remaining proceeds from its public offering and $43,000,000 of indebtedness secured by the Nashville Hotel. The purchase price of the Nashville Hotel, excluding acquisition expenses, was preliminarily allocated to land, buildings and improvements and furniture, fixtures and equipment in the amounts of $7,100,000, $57,550,000, and $1,650,000, respectively. Acquisition costs of $1,417,679 were expensed when incurred in connection with the acquisition of the Nashville Hotel. The Company has recognized approximately $6,649,000 in revenues and a $915,000 net loss, which includes acquisition costs, for the Nashville Hotel for the year ended December 31, 2015. In connection with the acquisition of the Nashville Hotel, the Company formed a taxable REIT subsidiary (the “Nashville Hotel TRS”).

 Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2015 and 2014

Homewood Suites Austin Hotel

On August 3, 2015, Moody National Governors-Austin Holding, LLC, a wholly owned subsidiary of the OP (“Moody Homewood Suites Austin Holding”), acquired fee simple title to the Homewood Suites Austin Hotel from a third-party seller, for an aggregate purchase price of $14,250,000, excluding acquisition costs. The Company financed the acquisition of the Homewood Suites Austin Hotel with a portion of the remaining proceeds from its public offering and $11,000,000 of indebtedness secured by the Homewood Suites Austin Hotel. The purchase price of the Homewood Suites Austin Hotel, excluding acquisition expenses, was preliminarily allocated to land, buildings and improvements and furniture, fixtures and equipment in the amounts of $1,022,000, $12,515,000, and $713,000, respectively. Acquisition costs of $283,853 were expensed when incurred in connection with the acquisition of the Homewood Suites Austin Hotel. The Company has recognized approximately $1,660,000 in revenues and a $249,000 net loss, which includes acquisition costs, for the Homewood Suites Austin Hotel for the year ended December 31, 2015. In connection with the acquisition of the Homewood Suites Austin Hotel, the Company formed a taxable REIT subsidiary (the “Homewood Suites Austin Hotel TRS”).

Silicon Valley Hotel Disposition

On September 9, 2015, the Company sold its interest in a 127-suite hotel property located in Newark, California, commonly known as the TownePlace Suites by Marriott Newark/Silicon Valley (the “Silicon Valley Hotel”), to an unaffiliated buyer for an aggregate sales price of approximately $24,500,000, excluding closing costs. The Company recognized a gain on sale of hotel property of $10,145,221. The Company paid a selling commission of $183,750 to Moody National Realty Company, L.P., an affiliate of the Company. This disposition is not considered discontinued operations and operations of the hotel continue to be shown as part of continuing operations

TownPlace Suites Fort Worth Hotel

On December 18, 2015, the Company acquired an interest in a 95-unit TownPlace Suites hotel property located in Fort Worth, Texas (the “TownPlace Suites Fort Worth Hotel”) from the then current tenant-in-common owners (“TIC Owners”) of the TownPlace Suites Fort Worth Hotel for an aggregate purchase price of $7,301,887, exclusive of closing costs, including the assumption of the outstanding debt secured by the TownPlace Suites Fort Worth Hotel. In connection with the acquisition of the TownPlace Suites Fort Worth Hotel, Moody National International-Fort Worth Holding, LLC, a wholly owned subsidiary of the OP (“Moody TownPlace Suites Fort Worth Holding”) assumed a loan secured by the TownPlace Suites Fort Worth Hotel with an original principal amount of $7,840,000. The Company recorded the TownPlace Suites Fort Worth Hotel at its fair value as of the date of acquisition of $10,000,000. The Company recognized a gain on acquisition of hotel property of $2,698,113.

Effective December 18, 2015, fifteen of the TIC Owners (the “Contributing Members”) contributed title to their respective ownership interests, as tenants-in-common in the TownPlace Suites Fort Worth Hotel, to MN Fort Worth Venture, LLC, a subsidiary of the Company’s OP (the “Fort Worth Joint Venture”), in exchange for 100% of the Class A membership interests (“Class A Interests”) of the Fort Worth Joint Venture. The tenant-in common ownership interests in the TownPlace Suites Fort Worth Hotel contributed to the Fort Worth Joint Venture by the Contributing Members are valued at $1,000 in the aggregate. In addition, the OP contributed $100 in cash to the Fort Worth Joint Venture in exchange for 100% of the Class B membership interests (the “Class B Interests”) of the Fort Worth Joint Venture. Pursuant to the limited liability company operating agreement of the Fort Worth Joint Venture (the “Fort Worth JV Agreement”), the OP has also paid approximately $3,146,000 in costs and fees and capital reserve requirements associated with the transfer of the TownPlace Suites Fort Worth Hotel to the Fort Worth Joint Venture, including (i) a loan assumption fee of approximately $36,000, (ii) a franchise property improvement plan escrow of approximately $2,689,000, and (iii) approximately $421,000 in other closing costs, including a disposition fee of $250,850 to Moody National Realty Company, L.P., an affiliate of the Company, all of which amounts will be deemed additional capital contributions by the OP to the Fort Worth Joint Venture in exchange for additional Class B Interests.

Pursuant to the Fort Worth JV Agreement, the OP will serve as the sole manager of the Fort Worth Joint Venture and will manage the business and affairs of the Fort Worth Joint Venture. Under the Fort Worth JV Agreement, the Contributing Members, as holders of the Class A Interests (“Class A Holders”), will have no voting or consent rights with respect to the management of the Fort Worth Joint Venture except as specifically set forth in the Fort Worth JV Agreement or as required by applicable law. Pursuant to the Fort Worth JV Agreement, cash available for distribution to the members of the Fort Worth Joint Venture, as determined by the OP in its discretion as the manager, will be distributed as follows: first, 100% to the OP as the holder of the Class B Interests (the “Class B Holder”) until the Class B Holder has received cash distributions equal to a 12% annual, cumulative, non-compounded return on its unreturned capital contributions to the Fort Worth Joint Venture; second, 100% to the Class B Holder until the Class B Holder has received a return of 100% of its unreturned capital contributions to the Fort Worth Joint Venture; and third, 50% to the Class B Holder and 50% to the Class A Holders (in accordance with each Class A Holder’s respective membership interests in the Fort Worth Joint Venture).

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

Two of the TIC Owners elected not to contribute their respective tenant-in-common ownership interests in the TownPlace Suites Fort Worth Hotel to the Fort Worth Joint Venture and instead elected to have their tenant-in-common ownership interests redeemed by Moody National Realty Company, L.P. for $1.00 and the assumption of the Property Loan by the Moody TownPlace Suites Fort Worth Holding.

The purchase price of the TownPlace Suites Fort Worth Hotel, excluding acquisition expenses, was preliminarily allocated to land, buildings and improvements and furniture, fixtures and equipment in the amounts of $1,800,000, $7,107,000, and $1,093,000, respectively. Acquisition costs of $528,544 were expensed when incurred in connection with the acquisition of the TownPlace Suites Fort Worth Hotel. The Company has recognized approximately $42,000 in revenues and a $569,000 net loss, which includes acquisition costs and excludes gain on acquisition of hotel property, for the TownPlace Suites Fort Worth Hotel for the year ended December 31, 2015. In connection with the acquisition of the TownPlace Suites Fort Worth Hotel, the Company formed a taxable REIT subsidiary (the “TownPlace Suites Fort Worth Hotel TRS”).

Grapevine Hotel

On March 31, 2014, Moody National 2020-Grapevine Holding, LLC, a wholly owned subsidiary of the OP (“Moody Grapevine Holding”) acquired fee simple title to the Grapevine Hotel from Moody National RI Grapevine S, LLC, an affiliate of the Advisor, Moody National RI Grapevine MT, LLC, an affiliate of the Advisor, and Moody National Management, LP, for an aggregate purchase price of $20,500,000, excluding acquisition costs. The Company financed the acquisition of the Grapevine Hotel with proceeds from its public offering and approximately $13,250,000 of indebtedness secured by the Grapevine Hotel. The purchase price of the Grapevine Hotel, excluding acquisition expenses, was allocated to land, buildings and improvements and furniture, fixtures and equipment in the amounts of $2,600,000, $17,500,000, and $400,000, respectively. Acquisition costs of $490,690 were incurred and expensed in connection with the acquisition of the Grapevine Hotel. The Company has recognized approximately $5,997,000 in revenues and a $246,000 net income, which includes acquisition costs, for the Grapevine Hotel for the period from the acquisition date through December 31, 2015. In connection with the acquisition of the Grapevine Hotel, the Company formed a taxable REIT subsidiary (the “Grapevine Hotel TRS”).

Silicon Valley Hotel

On June 24, 2014, Moody National Cedar-Newark Holding, LLC, a wholly owned subsidiary of the OP (“Moody Silicon Valley Holding”), acquired fee simple title to the Silicon Valley Hotel from Moody Newark, LLC, an unaffiliated third party, for an aggregate purchase price of $10,000,000, excluding acquisition costs. The Company financed the acquisition of the Silicon Valley Hotel with proceeds from its public offering and the assumption of the existing mortgage loan secured by the Silicon Valley Hotel with an original principal amount of $5,250,000 and a balance of $5,060,493 assumed on the date of acquisition. The purchase price of the Silicon Valley Hotel, excluding acquisition expenses, was allocated to land, buildings and improvements and furniture, fixtures and equipment in the amounts of $3,320,000, $6,302,000 and $378,000, respectively. Acquisition costs of $329,776 were incurred and expensed in connection with the acquisition of the Silicon Valley Hotel. The Company has recognized approximately $3,458,000 in revenues and a $707,000 net income, which includes acquisition costs, for the Silicon Valley Hotel for the period from the acquisition date through the date of disposition. In connection with the acquisition of the Silicon Valley Hotel, the Company formed a taxable REIT subsidiary (the “Silicon Valley Hotel TRS”).

Lyndhurst Hotel

On September 30, 2014, pursuant to the transactions described below, the OP acquired an interest in a 227-unit Marriott Courtyard hotel property located in Lyndhurst, New Jersey (the “Lyndhurst Hotel”) from the current tenant-in-common owners (“TIC Owners”) of the Lyndhurst Hotel for an aggregate purchase price, exclusive of closing costs, including the assumption of the outstanding debt secured by the Lyndhurst Hotel, of approximately $33,322,000.

 Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2015 and 2014

Effective September 30, 2014, twenty-four of the TIC Owners (the “Contributing Members”) contributed, transferred and granted good, indefeasible, fee simple title to their respective separate and undivided percentage ownership interests, as tenants-in-common with the other Contributing Members in the Lyndhurst Hotel, to MN Lyndhurst Venture, LLC (the “Joint Venture”), a Delaware limited liability company and an affiliate of the Company, in exchange for 100% of the Class A membership interests (“Class A Interests”) of the Joint Venture. The tenant-in common ownership interests in the Lyndhurst Hotel contributed to the Joint Venture by the Contributing Members are valued at $1,000 in the aggregate. In addition, effective September 30, 2014, the OP contributed $100 in cash to the Joint Venture in exchange for 100% of the Class B membership interests (the “Class B Interests”) of the Joint Venture. Pursuant to the limited liability company operating agreement of the Joint Venture (the “JV Agreement”), the OP has also paid approximately $5.358 million in costs and fees and capital reserve requirements associated with the transfer of the Lyndhurst Hotel to the Joint Venture, including a loan assumption fee of $321,000, a franchise property improvement plan of approximately $971,000, debt service and furniture, fixture and equipment reserves of approximately $340,000, outstanding accounts payable and accrued expenses of approximately $1.226 million, tax and insurance deposits and lender reserves of approximately $253,000 and approximately $2.247 million in transfer taxes and other closing costs (including a sales commission of approximately $1.245 million payable to Moody National Realty Company, L.P., an affiliate of the Company), all of which amounts will be deemed additional capital contributions by the OP to the Joint Venture in exchange for additional Class B Interests.

Pursuant to the JV Agreement, the OP will serve as the sole manager of the Joint Venture and will manage the business and affairs of the Joint Venture. Pursuant to the JV Agreement, the Contributing Members, as holders of the Class A Interests (“Class A Holders”), will have no voting or consent rights with respect to the management of the Joint Venture except as specifically set forth in the JV Agreement or as required by applicable law. Pursuant to the JV Agreement, cash available for distribution to the members of the Joint Venture, as determined by the OP in its discretion as the manager, will be distributed as follows: (1) first, 100% to the OP as the holder of the Class B Interests (the “Class B Holder”) until the Class B Holder has received cash distributions equal to a 12% annual, cumulative, non-compounded return on its unreturned capital contributions to the Joint Venture, (2) second, 100% to the Class B Holder until the Class B Holder has received a return of 100% of its unreturned capital contributions to the Joint Venture, (3) third, 100% to the Class A Holders until they have received a return of 100% of their unreturned capital contributions to the Joint Venture (valued at $1,000 in the aggregate), and (4) fourth, 60% to the Class B Holder and 40% to the Class A Holders (in accordance with each Class A Holder’s respective membership interests in the Joint Venture).

The Company financed the OP’s capital contributions to the Joint Venture with proceeds from its ongoing public offering. Moody Holding assumed the existing mortgage loan secured by the Lyndhurst Hotel with an original principal amount of $34,350,000 and a balance of $32,095,074 assumed on the date of acquisition.

The purchase price of the Lyndhurst Hotel, excluding acquisition expenses, was allocated to land, buildings and improvements and furniture, fixtures and equipment in the amounts of $3,400,000, $26,322,000 and $3,600,000, respectively. Acquisition costs of $2,652,173, including the transfer taxes and sales commission discussed above, were incurred and expensed in connection with the acquisition of the Lyndhurst Hotel. The Company has recognized approximately $8,350,000 in revenues and a $1,971,000 net loss, which includes acquisition costs, for the Lyndhurst Hotel for the period from the acquisition date through December 31, 2015. In connection with the acquisition of the Lyndhurst Hotel, the Company formed a taxable REIT subsidiary (the “Lyndhurst Hotel TRS”).

Austin Arboretum Hotel

On November 20, 2014, Moody National Research-Austin Holding, LLC, a wholly owned subsidiary of the OP (“Moody Austin Arboretum Holding”), acquired fee simple title to the Austin Arboretum Hotel from an unaffiliated third party for an aggregate purchase price of $29,250,000, excluding acquisition costs. The Company financed the acquisition of the Austin Arboretum Hotel with proceeds from its ongoing public offering and approximately $19,000,000 of indebtedness secured by the Austin Arboretum Hotel. The purchase price of the Austin Arboretum Hotel, excluding acquisition expenses, was allocated to land, buildings and improvements and furniture, fixtures and equipment in the amounts of $1,493,000, $25,832,000 and $1,925,000, respectively. Acquisition costs of $601,917 were incurred and expensed in connection with the acquisition of the Austin Arboretum Hotel. The Company has recognized approximately $5,662,000 in revenues and a $235,000 net loss, which includes acquisition costs, for the Austin Arboretum Hotel for the period from the acquisition date through December 31, 2015. In connection with the acquisition of the Austin Arboretum Hotel, the Company formed a taxable REIT subsidiary (the “Austin Arboretum Hotel TRS”).

 Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2015 and 2014

The following unaudited pro forma consolidated financial information for the years ended December 31, 2015 and 2014 is presented as if the Company had not acquired the Silicon Valley Hotel and acquired the Grapevine Hotel, Lyndhurst Hotel, Austin Arboretum Hotel, Great Valley Hotel, Nashville Hotel, Homewood Suites Austin Hotel, and the Fort Worth Hotel on January 1, 2014. This information is not necessarily indicative of what the actual results of operations would have been had the Company completed the acquisition of the Grapevine Hotel, Lyndhurst Hotel, Austin Arboretum Hotel, Great Valley Hotel, Nashville Hotel, Homewood Suites Austin Hotel and the Fort Worth Hotel on January 1, 2014, nor does it purport to represent the Company’s future operations:

	Years ended December 31,
	2015	2014
Revenue	$59,043,398	$55,560,504
Net income (loss)	291,518	(8,903,163)
Net loss attributable to common shareholders	(28,113)	(8,981,199)
Net loss per common share - basic and diluted	$(0.01)	$(1.47)

4. Notes Receivable

As of December 31, 2015 and 2014, mortgage note receivable amounts were $11,839,171 and $12,059,932, respectively. As of December 31, 2015 and 2014, note receivable from related party amounts were $9,000,000 and $0, respectively.

Hyatt Place Note

On June 3, 2011 (the “Closing Date”), and effective as of May 5, 2011 (the “Effective Date”), the Company acquired a joint venture interest in the Hyatt Place Note pursuant to the transaction described below. The Hyatt Place Note was issued by Moody National HP Grapevine Trust, a Delaware statutory trust (the “Trust”), in favor of Patriot Bank, a Texas banking association (“Patriot Bank”), and is secured by a lien on a Hyatt Place hotel property located in Grapevine, Texas. As of the Closing Date, the Hyatt Place Note had an outstanding principal balance of $12,759,199.

On the Closing Date, the OP, Moody National Mortgage Corporation (“Moody National Mortgage”), an affiliate of Sponsor controlled by Brett C. Moody, and certain of the holders of ownership interests in the Trust (collectively, the “Trust Members,” and, together with the OP and Moody National Mortgage, the “Members”), entered into the limited liability company agreement (the “Note Joint Venture Agreement”) of MNHP Note Holder, LLC, a Delaware limited liability company (the “Note Joint Venture”). On the Closing Date, the Note Joint Venture acquired the Hyatt Place Note from Patriot Bank for an aggregate purchase price of $12,759,199, exclusive of closing costs. The Note Joint Venture financed the payment of the purchase price for the Hyatt Place Note with (1) a capital contribution to the Note Joint Venture from the OP and the Trust Members, and (2) the proceeds of a loan from Patriot Bank evidenced by a promissory note in the aggregate principal amount of $11,483,280 (the “Acquisition Note”). For additional information on the terms of the Acquisition Note, see Note 5. As of December 31, 2015, the OP’s membership interest in the Note Joint Venture was 74.5%, the Trust Members’ membership interest in the Note Joint Venture was 11.5% and Moody National Mortgage’s membership interest in the Note Joint Venture was 14%.

On the Closing Date and effective as of the Effective Date, the Note Joint Venture and the Trust entered into a Renewal, Extension and Modification Agreement which extended the maturity date of the Hyatt Place Note and amended the terms of the Hyatt Place Note. The entire unpaid principal balance of the Hyatt Place Note and all accrued and unpaid interest thereon is due and payable in full on February 1, 2018 (the “Maturity Date”). The Hyatt Place Note accrued interest at a fixed rate of 5.15% per annum from the Closing Date through August 21, 2012 (the “First Change Date”). For the period from the First Change Date through August 21, 2015 (the “Second Change Date”), the Hyatt Place Note accrued interest at 5.15%, which is a fixed rate equal to (a) the variable interest rate per annum published in The Wall Street Journal as the “Prime Rate” for the (the “Prime Rate”) in effect as of the First Change Date, plus (b) 1.90%. For the period from the Second Change Date through the Maturity Date, the Hyatt Place Note accrues interest at 5.15%, which is a fixed rate equal to (a) the Prime Rate in effect as of the Second Change Date, plus (b) 1.90%, provided that in no event will the interest rate exceed the maximum interest rate permitted by applicable law. The Trust may prepay the Hyatt Place Note, in whole or in part, at any time without penalty or premium.

The estimated fair value of the Company’s note receivable as of December 31, 2015 and 2014 was $11,839,171 and $12,059,932, respectively. The fair value of the note receivable was estimated based on discounted cash flow analyses using the current incremental borrowing rates for similar types of borrowing arrangements as of the respective reporting dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.

 Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2015 and 2014

Note Receivable from Related Party

On August 21, 2015, the Company originated a loan in the aggregate principal amount of $9,000,000 (the “Related Party Note”) to Moody National DST Sponsor, LLC, a Texas limited liability company and an affiliate of Sponsor (“DST Sponsor”). The Related Party Note proceeds were used by DST Sponsor solely to acquire a commercial real property located in Katy, Texas (the “Subject Property”).

The entire unpaid principal balance of the Related Party Note and all accrued and unpaid interest thereon and all other amounts due under the Related Party Note are due and payable in full on the earlier of (1) August 21, 2016, or (2) ten days following the sale of 100% of the equity ownership interests that are to be syndicated in the Subject Property. Interest on the outstanding principal balance of the Related Party Note accrues at a fixed per annum rate equal to 12%, provided that in no event will the interest rate exceed the maximum rate permitted by applicable law. DST Sponsor will pay the Company an origination fee in the amount of $90,000 and an exit fee in the amount of $90,000 upon the maturity date of the Related Party Note, including any earlier prepayment date or accelerated maturity date of the Related Party Note. The Related Party Note may be prepaid in whole or part by DST Sponsor without penalty at any time upon prior written notice to the Company.

5. Debt

The Company’s aggregate borrowings are reviewed by the Company’s board of directors at least quarterly. Under the Company’s Second Articles of Amendment and Restatement (as amended, the “Charter”), the Company is prohibited from borrowing in excess of 300% of the value of the Company’s net assets. “Net assets” for purposes of this calculation is defined to be the Company’s total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. However, the Company may temporarily borrow in excess of these amounts if such excess is approved by a majority of the Company’s independent directors and disclosed to stockholders in the Company’s next quarterly report, along with an explanation for such excess. As of December 31, 2015, the Company’s debt levels did not exceed 300% of the value of the Company’s net assets, as defined above.

As of December 31, 2015 and 2014, the Company’s notes payable consisted of the following:

	Principal as of December 31, 2015	Principal as of December 31, 2014	Interest Rate at December 31, 2015	Maturity Date
Hyatt Place Note Acquisition Note	$9,994,173	$10,340,926	3.000%	May 5, 2018
Woodlands Hotel Loan	9,300,000	6,646,904	4.690%	April 11, 2025
Germantown Hotel Loan	7,465,018	7,599,577	4.300%	May 6, 2023
Charleston Hotel Loan	7,536,474	7,650,037	5.193%	August 1, 2023
Austin Hotel Loan	11,207,445	11,363,375	5.426%	January 6, 2024
Grapevine Hotel Loan	12,951,025	13,134,354	5.250%	April 6, 2024
Silicon Valley Hotel Loan	—	5,007,932	5.500%	July 6, 2022
Lyndhurst Hotel Loan	31,415,138	31,962,091	5.916%	September 6, 2017
Austin Arboretum Hotel Loan	19,000,000	19,000,000	4.530%	December 11, 2024
Great Valley Hotel Loan	8,200,000	—	4.700%	April 11, 2025
Nashville Hotel Loan	43,000,000	—	4.2123%	July 11, 2025
Homewood Suites Austin Loan	11,000,000	—	4.650%	August 11, 2025
TownPlace Suites Fort Worth Loan	7,167,151	—	6.136%	July 6, 2017
Total	$178,236,424	$112,705,196

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

The notes payable are secured by the respective hotel properties or the mortgage note receivable, as applicable, and are payable in monthly installments of principal and interest.

Maturities of notes payable as of December 31, 2015 are as follows:

Year ending December 31,
2016	$1,673,229
2017	39,760,777
2018	11,417,580
2019	2,251,410
2020	2,343,028
Thereafter	120,790,400
Total	$178,236,424

 The estimated fair value of the Company’s notes payable as of December 31, 2015 and 2014 was $177,000,000 and $114,000,000, respectively. The fair value of notes payable was estimated based on discounted cash flow analyses using Level 2 inputs for the current incremental borrowing rates for similar types of borrowing arrangements as of the respective reporting dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.

6. Equity

Capitalization

Under the Charter, the Company has the authority to issue 400,000,000 shares of common stock and 50,000,000 shares of preferred stock. All shares of common and preferred stock have a par value of $0.01 per share. As of December 31, 2015, the Company had issued 13,018,294 shares of common stock in the Company’s public offerings, net of redemptions, including 605,383 shares issued pursuant to the DRIP. As of December 31, 2015, there were a total of 13,091,766 shares of the Company’s common stock issued and outstanding, including 22,222 shares sold to Sponsor and 51,250 shares of restricted stock as discussed in Note 8.

The Company’s board of directors is authorized to amend the Charter, without the approval of the stockholders, to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue.

Distributions

The Company’s board of directors has authorized and declared a distribution to its stockholders that (1) accrues daily to the Company’s stockholders of record as of the close of business on each day; (2) is payable in cumulative amounts on or before the 15th day of each calendar month; and (3) is calculated at a rate of $0.002192 per share of the Company’s common stock per day, which, if paid each day over a 365-day period, is equivalent to an 8.0% annualized distribution rate based on a purchase price of $10.00 per share of common stock.

The following table summarizes distributions paid in cash and pursuant to the DRIP for the years ended December 31, 2015 and 2014.

Period (1)	Cash Distribution (1)	Distribution Paid Pursuant to DRIP (1)(2)	Total Amount of Distribution (1)
First Quarter 2015	$1,348,289	$746,826	$2,095,115
Second Quarter 2015	1,623,871	964,050	2,587,921
Third Quarter 2015 (3)	1,980,101	978,008	2,958,109
Fourth Quarter 2015	1,653,259	943,606	2,596,865
Total	$6,605,520	$3,632,490	$10,238,010

First Quarter 2014	$482,348	$194,592	$676,940
Second Quarter 2014	630,089	257,705	887,794
Third Quarter 2014	817,665	388,742	1,206,407
Fourth Quarter 2014	1,041,075	526,005	1,567,080
Total	$2,971,177	$1,367,044	$4,338,221

(1)	Distributions are paid on a monthly basis. Distributions for all record dates of a given month are paid approximately 15 days following the end of such month.
(2)	Amount of distributions paid in shares of common stock pursuant to the DRIP.
(3)	Includes special distribution to stockholders of $350,000 as discussed in Note 7.

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

Noncontrolling Interest in Operating Partnership

Noncontrolling interest in Operating Partnership at December 31, 2015 was $7,193,407, which represented ownership interests in the Operating Partnership, and is reported in equity in the consolidated balance sheets. Income (loss) from the Operating Partnership attributable to these noncontrolling interests was $241,693 and $(63) for the years ended December 31, 2015 and 2014, respectively.

Noncontrolling Interest in Consolidated Joint Ventures

Noncontrolling interest in consolidated joint ventures at December 31, 2015 was $321,031, which represented ownership interests in the Joint Venture, the Fort Worth Joint Venture and the Note Joint Venture, and is reported in equity in the consolidated balance sheets. Income from consolidated joint venture attributable to these noncontrolling interests was $77,938 and $78,099 for the years ended December 31, 2015 and 2014, respectively.

7. Related Party Arrangements

Advisor and certain affiliates of Advisor receive fees and compensation in connection with the Company’s public offering and the acquisition, management and sale of the Company’s real estate investments.

Selling Commissions and Dealer Manager Fees

Moody Securities, LLC (“Moody Securities”), the dealer manager of the Company’s initial public offering and follow-on offering, received a selling commission of up to 6.5% of gross offering proceeds raised in the Company’s public offerings, all or a portion of which could be re-allowed to participating broker-dealers. In addition, the Company paid Moody Securities a dealer manager fee of up to 3.5% of gross offering proceeds raised in the Company’s public offerings, a portion of which could be reallowed to participating broker-dealers. No selling commissions or dealer manager fee are paid for sales pursuant to the DRIP. As of December 31, 2015, the Company had paid Moody Securities $746,368 and $8,646,755 in selling commissions related to the initial and follow-on offerings, respectively, and $190,626 and $2,455,643 in dealer manager fees related to the initial and follow-on offerings, respectively, which has been recorded as a reduction to additional paid-in capital in the consolidated balance sheets.

Organization and Offering Costs

Advisor and its affiliates will be reimbursed up to 15.0% of offering proceeds for reimbursement of organization and offering expenses (including selling commissions and the dealer manager fee payable to Moody Securities) not to exceed actual expenses incurred. Advisor will be responsible for the payment of organization and offering expenses, other than selling commissions and dealer manager fees, to the extent they exceed 15% of gross offering proceeds, without recourse against or reimbursement by the Company. As of December 31, 2015, Advisor and its affiliates had incurred organization and offering expenses of approximately $3,214,000 and $2,849,000 related to the initial, follow-on and DRIP offerings, respectively.

As of December 31, 2015, total offering costs for the follow-on offering were $14,107,844. The Company directly incurred $11,382,981 of offering costs for the follow-on offering and $2,724,863 in offering costs reimbursable to Advisor for the follow-on offering. As of December 31, 2015, total offering costs for the DRIP offering were $124,000. The Company directly incurred $0 of offering costs for the DRIP offering and $124,000 in offering costs reimbursable to Advisor for the DRIP offering. As of December 31, 2015, the Company had $129,153 payable to Advisor for offering costs related to the follow-on and DRIP offerings. As of December 31, 2015, offering costs related to the follow-on offering did not exceed 15.0% of the gross offering proceeds from the sale of the Company’s shares of common stock in the follow-on offering. The Company has not reimbursed Advisor any funds for organization costs for the follow-on offering.

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

Advisory Fees and Expense Reimbursement

Acquisition Fee

Advisor, or its affiliates, receives an acquisition fee equal to 1.5% of (1) the cost of investments the Company acquires or (2) the Company’s allocable cost of investments acquired in a joint venture. With respect to investments in and originations of loans, Advisor will receive an origination fee in lieu of an acquisition fee. The origination fee will equal 1.5% of the amount funded by the Company to invest in or originate such loan. For the year ended December 31, 2015, the Company paid Advisor acquisition fees of $1,476,750 in connection with the acquisition of the Great Valley Hotel, the Nashville Hotel, the Homewood Suites Austin Hotel, and the Fort Worth Hotel. For the year ended December 31, 2014, the Company paid Advisor acquisition fees of $1,436,738 in connection with the acquisition of the Grapevine Hotel, the Silicon Valley Hotel, the Lyndhurst Hotel, and the Austin Arboretum Hotel. Acquisition fees are recorded as property acquisition expenses in the Company’s consolidated statements of operations.

Debt Financing Fee

Advisor receives a debt financing fee of 1.0% of the amount available under any loan or line of credit made available to the Company. It is anticipated that Advisor will pay some or all of these fees to third parties with whom it subcontracts to coordinate financing for the Company. For the year ended December 31, 2015, the Company paid $787,000 in debt financing fees to Advisor for financing incurred in connection with the refinancing of the Woodlands Hotel and the acquisition of the Great Valley Hotel, the Nashville Hotel, the Homewood Suites Austin Hotel, and the Fort Worth Hotel. For the year ended December 31, 2014, the Company paid $694,051 in debt financing fees to Advisor for financing incurred in connection with the acquisition of the Grapevine Hotel, the Silicon Valley Hotel, the Lyndhurst Hotel, and the Austin Arboretum Hotel.

Asset Management Fee

The Company pays Advisor a monthly asset management fee of one-twelfth of 1.0% of the aggregate cost (before non-cash reserves and depreciation) of all real estate investments held by the Company at month-end. For the year ended December 31, 2015 and 2014, the Company incurred asset management fees of $2,071,879 and $953,147, respectively, payable to Advisor which are recorded in corporate general and administrative expenses in the accompanying consolidated statements of operations.

Disposition Fee

If Advisor provides a substantial amount of services in connection with the sale of a property or other investment, Advisor or its affiliates also will be paid a disposition fee equal to 3.0% of the contract sales price of each property or other investment sold, provided that total real estate commissions, including the disposition fee, do not exceed 6.0% of the contract sales price. For the year ended December 31, 2015, the Company paid a disposition fee to Advisor in the amount of $551,250, or 2.25% of the contract sales price, in connection with the sale of the Silicon Valley Hotel. The Company did not pay Advisor any disposition fees for the year ended December 31, 2014.

Operating Expense Reimbursement

The Company will reimburse Advisor for all operating expenses paid or incurred by Advisor in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of the Company’s average invested assets, or (2) 25% of the Company’s net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets for that period (the “2%/25% Limitation”). Notwithstanding the above, the Company may reimburse Advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended December 31, 2015, total operating expenses of the Company were $3,197,099, which included $2,370,995 in operating expenses incurred directly by the Company and $826,104 incurred by Advisor on behalf of the Company. Of the $3,197,099 in total operating expenses incurred during the four fiscal quarters ended December 31, 2015, $0 exceeded the 2%/25% Limitation. The Company reimbursed Advisor approximately $826,000 in operating expenses during the four fiscal quarters ended December 31, 2015. Additionally, Advisor has incurred $4,466,940 in operating expenses on the Company’s behalf prior to the four fiscal quarters ended December 31, 2015. Subject to a future determination by the board of directors, a portion of this amount is not reimbursable to Advisor nor an obligation of the Company.

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

Advisor has waived all operating expenses reimbursable to Advisor for each of the 12 prior fiscal quarters ended March 31, 2014 to the extent such expenses had not been previously reimbursed to Advisor. Advisor further agreed that all expenses incurred directly by the Company during the waiver period will be paid by Advisor on behalf of the Company. Total reimbursable expenses so waived or assumed by Advisor were $1,967,721 as of December 31, 2015.

Property Management Fees

The Company has engaged Moody National Hospitality Management, LLC, an affiliate of the Sponsor (the “Property Manager”), as its property manager. The Company pays Property Manager a market-based property management fee in connection with the operation and management of properties pursuant to the terms of hotel management agreements. For the years ended December 31, 2015 and 2014, the Company paid the Property Manager property management fees of $1,532,740 and $700,168, respectively, and accounting fees of $287,500 and $167,500, respectively, which are included in hotel operating expenses in the accompanying consolidated statements of operations.

Note Receivable from Related Parties

On August 21, 2015, pursuant to the Related Party Note, the Company made a loan~~,~~ in the amount of $9,000,000~~,~~ to DST Sponsor, an affiliate of the Company, the proceeds of which were used by DST Sponsor for the acquisition of a commercial property located in Katy, Texas. An origination fee of $90,000 and an exit fee of $90,000 is payable by DST Sponsor to the Company upon maturity of the Related Party Note. The Related Party Note bears interest at a rate of 12% per annum and is due August 16, 2016.

Due from Related Parties

On September 22, 2015, the Company assigned and transferred its Purchase Agreement, as amended, between the Company and a third-party seller for the property commonly referred to as the Hampton Inn Boston Logan Airport to Moody National Realty Company, L.P. (“Realty”), an affiliate of the Company, for the sum of $1,000,000. The $1,000,000 receivable from Realty is recorded in due from related parties in the accompanying consolidated balance sheets.

Note Joint Venture

As discussed in Note 4, as of December 31, 2015, the OP owns a 74.5% membership interest in the Note Joint Venture, Moody National Mortgage owns a 14% membership interest in the Note Joint Venture and the Trust Members own the remaining 11.5% membership interests in the Note Joint Venture. Pursuant to the terms of the Note Joint Venture Agreement, Moody National Mortgage is entitled to receive approximately 14% of all distributions of cash from operations of the Note Joint Venture and the OP and the other Members are entitled to receive the remaining approximately 86% of distributions of cash from operations of the Note Joint Venture in proportion to their respective membership interests in the Note Joint Venture.

The Note Joint Venture Agreement provides that cash proceeds from a sale, exchange, refinancing or other disposition of the Hyatt Place Note will be distributed as follows: (1) first, to each Member of the Note Joint Venture in proportion to their respective unreturned capital contributions to the Note Joint Venture until each member’s unreturned capital contributions have been reduced to zero; (2) second, to Moody National Mortgage until Moody National Mortgage has been distributed an amount equal to approximately 14% of all distributions made to all Members (inclusive of all prior distributions); and (3) thereafter, approximately 14% to Moody National Mortgage and approximately 86% to the OP and the Trust Members in proportion to their respective membership interests in the Note Joint Venture. In addition, so long as Moody National Mortgage or Moody National Management has any outstanding guaranty of any indebtedness of the Note Joint Venture, (1) the OP will in good faith consult with Moody National Mortgage and consider any proposals or recommendations of Moody National Mortgage regarding any possible refinancing of indebtedness on the Hyatt Place Note or any sale of the Hyatt Place Note and (2) any sale of the Hyatt Place Note will require the consent of Moody National Mortgage, which consent will not be unreasonably withheld.

Grapevine Hotel

On March 31, 2014, the OP acquired fee simple title to the Grapevine Hotel from Moody National RI Grapevine S, LLC, Moody National RI Grapevine MT, LLC, and Moody National Management, LP, each an affiliate of the Company, for an aggregate purchase price of $20,500,000, excluding acquisition costs.

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

Lyndhurst Hotel

On September 30, 2014, the OP acquired an interest in the Lyndhurst Hotel from the TIC Owners, the current tenant-in-common owners of the Lyndhurst Hotel, for an aggregate purchase price, exclusive of closing costs, including the assumption of the outstanding debt secured by the Lyndhurst Hotel, of approximately $33,322,000. The TIC Owners acquired their tenant-in-common interests in the Lyndhurst Hotel in a tenant-in-common program sponsored by an affiliate of the Company.

Pursuant to the Lyndhurst Joint Venture Agreement, the OP will serve as the sole manager of the Lyndhurst Joint Venture and will manage the business and affairs of the Lyndhurst Joint Venture. Pursuant to the Lyndhurst Joint Venture Agreement, the contributing TIC members, as holders of the Class A Interests (“Class A Holders”), will have no voting or consent rights with respect to the management of the Lyndhurst Joint Venture except as specifically set forth in the Lyndhurst Joint Venture Agreement or as required by applicable law. Pursuant to the Lyndhurst Joint Venture Agreement, cash available for distribution to the members of the Lyndhurst Joint Venture, as determined by the OP in its discretion as the manager, will be distributed as follows: (1) first, 100% to the OP as the holder of the Class B Interests (the “Class B Holder”) until the Class B Holder has received cash distributions equal to a 12% annual, cumulative, non-compounded return on its unreturned capital contributions to the Lyndhurst Joint Venture, (2) second, 100% to the Class B Holder until the Class B Holder has received a return of 100% of its unreturned capital contributions to the Lyndhurst Joint Venture, (3) third, 100% to the Class A Holders until they have received a return of 100% of their unreturned capital contributions to the Lyndhurst Joint Venture (valued at $1,000 in the aggregate), and (4) fourth, 60% to the Class B Holder and 40% to the Class A Holders (in accordance with each Class A Holder’s respective membership interests in the Lyndhurst Joint Venture).

Great Valley Hotel

On March 27, 2015, the OP acquired fee simple title to the Great Valley Hotel from the TIC Owners, the current tenant-in-common owners of the Great Valley Hotel, for an aggregate purchase price, exclusive of closing costs, of approximately $11,000,000. The TIC Owners acquired their tenant-in-common interests in the Great Valley Hotel in a tenant-in-common program sponsored by an affiliate of the Company.

Nashville Hotel

On June 16, 2015, the OP acquired fee simple title to the Lyndhurst Hotel from the TIC Owners, current tenant-in-common owners of the Nashville Hotel, for an aggregate purchase price, exclusive of closing costs, of approximately $66,300,000. The TIC Owners acquired their tenant-in-common interests in the Nashville Hotel in a tenant-in-common program sponsored by an affiliate of the Company.

Fort Worth Hotel

On December 18, 2015, the OP acquired an interest in the Fort Worth Hotel from the TIC Owners, the current tenant-in-common owners of the Fort Worth Hotel, for an aggregate purchase price, exclusive of closing costs, including the assumption of the outstanding debt secured by the Fort Worth Hotel, of approximately $7,301,887. The TIC Owners acquired their tenant-in-common interests in the Fort Worth Hotel in a tenant-in-common program sponsored by an affiliate of the Company.

Pursuant to the Fort Worth Joint Venture Agreement, the OP will serve as the sole manager of the Fort Worth Joint Venture and will manage the business and affairs of the Fort Worth Joint Venture. Pursuant to the Fort Worth Joint Venture Agreement, the contributing TIC members, as holders of the Class A Interests (“Class A Holders”), will have no voting or consent rights with respect to the management of the Fort Worth Joint Venture except as specifically set forth in the Fort Worth Joint Venture Agreement or as required by applicable law. Pursuant to the Fort Worth Joint Venture Agreement, cash available for distribution to the members of the Fort Worth Joint Venture, as determined by the OP in its discretion as the manager, will be distributed as follows: (1) first, 100% to the OP as the holder of the Class B Interests (the “Class B Holder”) until the Class B Holder has received cash distributions equal to a 12% annual, cumulative, non-compounded return on its unreturned capital contributions to the Fort Worth Joint Venture, (2) second, 100% to the Class B Holder until the Class B Holder has received a return of 100% of its unreturned capital contributions to the Fort Worth Joint Venture, (3) third, 100% to the Class A Holders until they have received a return of 100% of their unreturned capital contributions to the Fort Worth Joint Venture (valued at $1,000 in the aggregate), and (4) fourth, 50% to the Class B Holder and 50% to the Class A Holders (in accordance with each Class A Holder’s respective membership interests in the Fort Worth Joint Venture).

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

Payment from Moody Securities

On March 27, 2015, Moody Securities entered into a Notice of Acceptance Letter, Waiver and Consent with FINRA whereby Moody Securities, among other things, agreed to pay the Company $350,000 to be distributed pro rata to the Company’s stockholders in connection with the failure of Moody Securities to comply with FINRA Rule 2310 and the computation of organization and offering expenses incurred in connection with the Company’s initial public offering under FINRA rules. Moody Securities paid the Company $350,000 on July 21, 2015 which was recorded as a special contribution to the Company in the consolidated statements of equity and the Company made a special distribution to stockholders of $350,000 on July 28, 2015.

8. Incentive Award Plan

The Company has adopted an incentive plan (the “Incentive Award Plan”) that provides for the grant of equity awards to its employees, directors and consultants and those of the Company’s affiliates. The Incentive Award Plan authorizes the grant of non-qualified and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards or cash-based awards. Shares of common stock will be authorized and reserved for issuance under the Incentive Award Plan. The Company has also adopted an independent directors compensation plan (the “Independent Directors Compensation Plan”) pursuant to which each of the Company’s then current independent directors were entitled to receive 5,000 shares of restricted stock when the Company raised the minimum offering amount of $2,000,000 in its initial public offering. Each new independent director that subsequently joins the Company’s board of directors receives 5,000 shares of restricted stock on the date he or she joins the Company’s board of directors. In addition, on the date of each of the first four annual meetings of the Company’s stockholders at which an independent director is re-elected to the Company’s board of directors, he or she receives 2,500 restricted shares. Subject to certain conditions, the non-vested shares of restricted stock granted pursuant to the Independent Directors Compensation Plan will vest and become non-forfeitable in four equal quarterly installments beginning on the first day of the first quarter following the date of grant; provided, however, that the restricted stock will become fully vested on the earlier to occur of (1) the termination of the independent director’s service as a director due to his or her death or disability, or (2) a change in control of the Company. As of December 31, 2015, there were 1,948,750 common shares remaining available for future issuance under the Incentive Award Plan and the Independent Directors Compensation Plan.

A total of 2,500 and 7,500 shares of restricted stock were granted pursuant to the Independent Directors Compensation Plan during the years ended December 31, 2015 and 2014, respectively. As of December 31, 2015, a total of 51,250 shares of restricted stock have been issued by the Company to the Company’s independent directors pursuant to the Independent Directors Compensation Plan.

The weighted average grant date fair value of the shares of restricted stock issued by the Company pursuant to the Independent Directors Compensation Plan was $10.00 per share based on observable market transactions occurring near the dates of the grants. The Company recorded compensation related to such shares of restricted stock ratably from the grant date to the date the shares become fully vested based on the fair market value of such shares at the date they were granted. The Company recorded compensation related to such shares of restricted stock of $52,923 and $75,260 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2015, there were 1,875 non-vested shares of restricted common stock granted pursuant to the Independent Directors Compensation Plan which were granted August 12, 2015. The remaining unrecognized compensation expense of $14,077 will be recognized during the first, second and third quarters of 2016.

The following is a summary of activity under the Independent Directors Compensation Plan for the years ended December 31, 2015 and 2014:

	Number of Shares	Weighted Average Grant Date Fair Value
Balance of non-vested shares as of December 31, 2013	8,125	$10.00
Shares granted on August 11, 2014	7,500	10.00
Shares vested	(10,000)	10.00

Balance of non-vested shares as of December 31, 2014	5,625	10.00
Shares granted on August 12, 2015	2,500	10.00
Shares vested	(6,250)	10.00
Balance of non-vested shares as of December 31, 2015	1,875	$10.00

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

9. Subordinated Participation Interest

Pursuant to the limited partnership agreement of the OP, the holders of the Special Units will be entitled to distributions from the OP in an amount equal to 15.0% of net sales proceeds received by the OP on dispositions of its assets and dispositions of real properties by joint ventures or partnerships in which the OP owns a partnership interest, after the other holders of common units, including the Company, have received in the aggregate cumulative distributions from operating income, sales proceeds or other sources equal to their capital contributions plus an 8.0% cumulative non-compounded annual pre-tax return thereon. The Special Partnership Units will be redeemed for the above amount upon the earliest of: (1) the occurrence of certain events that result in the termination or non-renewal of the Advisory Agreement or (2) a listing of the Company’s common stock on a national securities exchange.

10. Commitments and Contingencies

Restricted Cash

Under certain management and debt agreements existing at December 31, 2015 and 2014, the Company escrows payments required for insurance, real estate taxes, capital improvements, replacement of hotel furniture and fixtures, and debt service.

The composition of the Company’s restricted cash as of December 31, 2015 and 2014 are as follows:

	2015	2014
Property improvement plan	$7,031,398	$2,404,527
Real estate taxes	2,182,435	812,410
Insurance	379,907	411,234
Hotel furniture and fixtures	2,154,650	1,394,978
Seasonality	290,061	365,044
Total restricted cash	$12,038,451	$5,388,193

Franchise Agreements

As of December 31, 2015, all of the Company’s hotel properties are operated under franchise agreements with initial terms ranging from 10 to 20 years. Franchise agreements allow the properties to operate under the respective brands. Pursuant to the franchise agreements, the Company pays a royalty fee, generally between 3.0% and 6.0% of room revenue, plus additional fees for marketing, central reservation systems and other franchisor costs that amount to between 1.50% and 4.3% of room revenue. For the years ended December 31, 2015 and 2014, the Company incurred franchise fee expense of approximately $4.1 million and $1.8 million, respectively, which is included in hotel operating expenses in the accompanying consolidated statements of operations.

11. Income Taxes

The Company has formed taxable REIT subsidiaries (each a “TRS”) that are C-Corporations for federal income tax purposes and use the consolidated asset and liability method of accounting for income taxes. Tax return positions are recognized in the consolidated financial statements when they are “more-likely-than-not” to be sustained upon examination by the taxing authority. Deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future periods. A valuation allowance may be placed on deferred income tax assets, if it is determined that it is more likely than not that a deferred tax asset may not be realized.

No provision for income taxes has been made for the Company (other than each TRS) for the years ended December 31, 2015 and 2014 as it made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2011. Prior to January 1, 2011, the Company was subject to federal and state income taxes as it had not elected to be taxed as a REIT.

Moody National REIT I, Inc.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2015 and 2014

The TRS’s had deferred tax assets of $1,345,000 and $587,000 as of December 31, 2015 and 2014, respectively, related to net operating loss carry-forwards. As of December 31, 2015, the TRS’s had operating loss carry-forwards of approximately $3,242,000 expiring in 2034 and 2035.

As of December 31, 2015, the Company had operating loss carry-forwards of $355,800 expiring in 2030, 2031 and 2033.

The income tax expense (benefit) for the years ended December 31, 2015 and 2014 consisted of the following:

	Years ended December 31,
	2015	2014
Current expense	$266,000	$91,800
Deferred benefit	(758,000)	(587,000)
Total income tax benefit	$(492,000)	$(495,200)

Federal	$(531,500)	$(466,000)
State	39,500	(29,200)
Total income tax benefit	$(492,000)	$(495,200)

The reconciliation of income tax expense (benefit) to the expected amount computed by applying federal statutory rate to income before income taxes is as follows:

	Years ended December 31,
	2015	2014
Expected federal tax expense (benefit) at statutory rate	$1,426,000	$(2,093,000)
Tax impact of REIT election	(1,957,500)	1,627,000
Expected tax benefit at TRS	(531,500)	(466,000)
State income tax expense (benefit), net of federal tax benefit	39,500	(29,200)
Income tax benefit	$(492,000)	$(495,200)

13. Subsequent Events

Distributions Declared

On December 31, 2015, the Company declared a distribution in the aggregate amount of $888,434, of which $558,875 was paid in cash on January 15, 2016, and $329,559 was paid pursuant to the DRIP in the form of additional shares of the Company’s common stock. On January 31, 2016 the Company declared a distribution in the aggregate amount of $888,074 of which $560,500 was paid in cash on February 12, 2016 and $327,574 was paid pursuant to the DRIP in the form of additional shares of the Company’s common stock. On February 29, 2016, the Company declared a distribution in the aggregate amount of $832,350 of which $524,196 was paid in cash on March 15, 2016 and $308,154 was paid pursuant to the DRIP in the form of additional shares of the Company’s common stock.

Extension of Term of Advisory Agreement

On March 24, 2016, the Company entered into an amendment to the Advisory Agreement with Advisor, which extended the term of the Advisory Agreement for an additional one-year term expiring on April 15, 2017.

Determination of Estimated Value Per Share

On March 24, 2016, the Company’s board of directors determined an estimated value per share of the Company’s common stock of $10.75.

Revision of DRIP Price Per Share

On March 24, 2016, in connection with the board of directors’ determination of the Company’s estimated value of per share, the board of directors elected to revise the price of shares sold pursuant to the Company’s DRIP from $9.50 per share to $10.21 per share, which is 95% of the estimated value per share of $10.75. This change will be effective on not less than 10 days’ notice to our stockholders.

Formation of Special Committee

On March 24, 2016, the Company’s board of directors approved the formation of a special committee of two of the Company’s independent directors to consider potential strategic transactions (the “Special Committee”). The Special Committee’s responsibilities include: (i) the identification and investigation of potential strategic transactions, (ii) conducting negotiations with respect to any strategic transactions, (iii) the review and analysis of potential strategic transactions and (iv) making recommendations to the Company’s board of directors concerning any strategic transactions. The special committee is authorized to engage experts and advisors in connection with the foregoing responsibilities. The special committee is comprised of two independent directors, Messrs. William H. Armstrong, III and John P. Thompson.

Suspension of Share Redemption Program

In connection with the formation of the Special Committee, the Company’s board of directors elected to suspend the Company’s share redemption program, effective on not less than 30 days’ notice to our stockholders.

MOODY NATIONAL REIT I, INC.

 SCHEDULE III

 REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

December 31, 2015

 (in thousands)

				Initial Cost to Company				Gross Amount at which Carried at Close of Period
Description	Location	Ownership Percent	Encumbrances	Land	Building, Improvements, and FF&E	Total	Cost Capitalized Subsequent to Acquisition	Land	Building, Improvements and FF&E (1)	Total (1)	Accumulated Depreciation and Amortization	Original Date of Construction	Date Acquired
Homewood Suites Woodlands	The Woodlands, Texas	100.0%	$9,300,000	$2,460,000	$9,540,000	$12,000,000	$1,724,951	$2,460,000	$11,264,951	$13,724,951	$1,656,101	2001	November 8, 2012
Hyatt Place Germantown	Germantown, Tennessee	100.0%	$7,465,018	$1,800,000	$9,500,000	$11,300,000	$34,143	$1,800,000	$9,534,143	$11,334,143	$1,445,565	2009	April 9, 2013
Hyatt Place North Charleston	North Charleston, South Carolina	100.0%	$7,536,474	$1,000,000	$10,800,000	$11,800,000	$39,405	$1,000,000	$10,839,405	$11,839,405	$1,471,744	2009	July 2, 2013
Hampton Inn Austin	Austin, Texas	100.0%	$11,207,445	$1,500,000	$13,850,000	$15,350,000	$2,037,365	$1,500,000	$15,887,365	$17,387,365	$1,745,872	1997	December 30, 2013
Residence Inn Grapevine	Grapevine, Texas	100.0%	$12,951,025	$2,600,000	$17,900,000	$20,500,000	$2,276,571	$2,600,000	$20,176,571	$22,776,571	$1,449,710	2007	March 31, 2014
Marriott Courtyard Lyndhurst	Lyndhurst, New Jersey	(2)	$31,415,138	$3,400,000	$29,922,000	$33,322,000	$1,665,911	$3,400,000	$31,587,911	$34,987,911	$2,753,537	1990	September 30, 2014
Hilton Garden Inn Austin	Austin, Texas	100.0%	$19,000,000	$1,493,000	$27,757,000	$29,250,000	$621,791	$1,493,000	$28,378,791	$29,871,791	$1,628,018	2002	November 20, 2014
Hampton Inn Great Valley	Frazer, Pennsylvania	100.0%	$8,200,000	$2,125,000	$8,875,000	$11,000,000	$1,652,303	$2,125,000	$10,527,303	$12,652,303	$497,256	1998	March 27, 2015
Embassy Suites Nashville	Nashville, Tennessee	100.0%	$43,000,000	$7,100,000	$59,200,000	$66,300,000	$2,089,564	$7,100,000	$61,289,564	$68,389,564	$1,336,395	2001	June 16, 2015
Homewood Suites Austin	Austin, Texas	100.0%	$11,000,000	$1,022,000	$13,228,000	$14,250,000	$0	$1,022,000	$13,228,000	$14,250,000	$259,991	1998	August 3, 2015
TownPlace Suites Fort Worth	Fort Worth, Texas	(2)	$7,167,151	$1,800,000	$8,200,000	$10,000,000	$0	$1,800,000	$8,200,000	$10,000,000	$21,615	1998	December 18, 2015
		Total	$168,242,251	$26,300,000	$208,772,000	$235,072,000	$12,142,004	$26,300,000	$220,914,004	$247,214,004	$14,265,804

(1)	The aggregate cost of real estate for federal income tax purposes was $216,447,129 as of December 31, 2015.
(2)	100% of the Class B membership interests of a joint venture.

MOODY NATIONAL REIT I, INC.

SCHEDULE III

REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION (CONTINUED)

December 31, 2015

	2015	2014
Real estate:
Balance at the beginning of the year	$149,810,607	$50,603,360
Acquisitions	101,550,000	93,072,000
Improvements and additions	8,386,102	6,135,247
Dispositions	(12,532,705)	—
Balance at the end of the year	$247,214,004	$149,810,607

Accumulated depreciation:
Balance at the beginning of the year	$5,569,963	$1,467,236
Depreciation	9,431,263	4,102,727
Dispositions	(735,422)	—
Balance at the end of the year	$14,265,804	$5,569,963

Annex E – Quarterly Report of Moody National REIT I, Inc. on Form 10-Q for the quarter ended September 30, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________to ___________

Commission file number 000-55200

MOODY NATIONAL REIT I, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	26-1812865
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6363 Woodway Drive, Suite 110
Houston, Texas	77057
(Address of Principal Executive Offices)	(Zip Code)

(713) 977-7500
(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒   No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒   No ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐

Non-Accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes ☐   No ☒

As of November 3, 2016, there were 13,307,394 shares of the Registrant’s common stock issued and outstanding.

MOODY NATIONAL REIT I, INC.
INDEX

PART I — FINANCIAL INFORMATION

ITEM 1.             FINANCIAL STATEMENTS.

MOODY NATIONAL REIT I, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Investment in hotel properties, net	$239,429,220	$232,948,200
Cash and cash equivalents	6,251,259	14,071,228
Restricted cash	7,004,618	12,038,451
Accounts receivable, net of allowance of $30,000 and $32,000 as of September 30, 2016 and December 31, 2015, respectively	1,047,554	731,618
Mortgage note receivable	—	11,839,171
Notes receivable from related parties	13,500,000	9,000,000
Prepaid expenses and other assets	2,599,935	1,962,532
Earnest money and deposits	—	2,125,000
Deferred franchise costs, net of accumulated amortization of $128,027 and $79,651 as of September 30, 2016 and December 31, 2015, respectively	931,973	905,349
Due from related parties	2,482,700	1,479,300

Total Assets	$273,247,259	$287,100,849

LIABILITIES AND EQUITY
Liabilities:
Notes payable, net of unamortized debt issuance costs of $2,373,146 and $2,767,439 as of September 30, 2016 and December 31, 2015	$169,640,362	$175,468,985
Accounts payable and accrued expenses	6,627,916	6,268,155
Due to related parties	1,014,500	96,088
Dividends payable	869,674	888,434
Operating partnership distributions payable	47,667	49,391

Total Liabilities	178,200,119	182,771,053

Special Partnership Units—100 Special Units of the Operating Partnership	1,000	1,000

Commitments and Contingencies

Equity:

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 400,000,000 shares authorized, 13,278,268 and 13,091,766 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	132,783	130,918
Additional paid-in capital	116,354,870	114,526,834
Accumulated deficit	(28,080,849)	(17,843,394)
Total stockholders’ equity	88,406,804	96,814,358
Noncontrolling interest in Operating Partnership	6,629,185	7,193,407
Noncontrolling interests in consolidated joint ventures	10,151	321,031
Total Equity	95,046,140	104,328,796

TOTAL LIABILITIES AND EQUITY	$273,247,259	$287,100,849

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT I, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenue
Room revenue	$14,551,065	$14,612,295	$43,432,871	$35,662,726
Other hotel revenue	787,404	816,694	2,446,328	1,999,129
Total hotel revenue	15,338,469	15,428,989	45,879,199	37,661,855
Interest income from notes receivable	442,101	286,835	1,409,783	597,525
Total revenue	15,780,570	15,715,824	47,288,982	38,259,380

Expenses
Hotel operating expenses	9,652,424	9,146,693	27,847,055	22,390,381
Property taxes, insurance and other	945,390	1,039,831	2,798,090	2,379,320
Depreciation and amortization	3,005,575	2,741,430	8,718,359	6,660,814
Property acquisition	—	1,554,135	112,283	3,328,909
Corporate general and administrative	1,395,796	836,446	3,602,859	2,292,008
Total expenses	14,999,185	15,318,535	43,078,646	37,051,432

Operating income	781,385	397,289	4,210,336	1,207,948

Other income (expense)
Gain on sale of hotel property	—	10,141,096	—	10,141,096
Interest expense and amortization of debt issuance costs	(2,353,716)	(2,230,998)	(7,067,644)	(5,555,630)
Total other income (expense), net	(2,353,716)	7,910,098	(7,067,644)	4,585,466

Income (loss) before income tax expense (benefit)	(1,572,331)	8,307,387	(2,857,308)	5,793,414
Income tax expense (benefit)	(334,737)	333,000	(405,423)	465,000

Net income (loss)	(1,237,594)	7,974,387	(2,451,885)	5,328,414
Income attributable to noncontrolling interests in consolidated joint ventures	—	(19,630)	(31,332)	(58,323)
(Income) loss attributable to noncontrolling interest in variable interest entity	(100,522)	—	15,745	—
(Income) loss attributable to noncontrolling interest in Operating Partnership	69,797	(42,159)	128,865	(36,136)
Net income (loss) attributable to common shareholders	$(1,268,319)	$7,912,598	$(2,338,607)	$5,233,955
Per-share information – basic and diluted:
Net income (loss) attributable to common shareholders	$(0.10)	$0.61	$(0.18)	$0.42
Dividends declared	$0.20	$0.20	$0.60	$0.60
Weighted average shares outstanding	13,232,912	12,963,331	13,191,878	12,539,160

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT I, INC.
CONSOLIDATED STATEMENT OF EQUITY
Nine months ended September 30, 2016
(Unaudited)

	Preferred Stock		Common Stock				Noncontrolling Interest in Operating Partnership
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-In Capital	Accumulated Deficit	Number of Units	Value	Noncontrolling Interest in Variable Interest Entity	Noncontrolling Interests in Consolidated Joint Ventures	Total Equity

Balance at December 31, 2015	—	$—	13,091,766	$130,918	$114,526,834	$(17,843,394)	726,920	$7,193,407	$—	$321,031	$104,328,796
Redemption of common stock	—	—	(105,740)	(1,057)	(1,070,104)	—	—	—	—	—	(1,071,161)
Issuance of common stock pursuant to dividend reinvestment plan	—	—	292,242	2,922	2,884,063	—	—	—	—	—	2,886,985
Contribution of equity in variable interest entity	—	—	—	—	—	—	—	—	15,745	—	15,745
Stock-based compensation	—	—	—	—	14,077	—	—	—		—	14,077
Net income (loss)	—	—	—	—	—	(2,338,607)	—	(128,865)	(15,745)	31,332	(2,451,885)
Dividends and distributions declared	—	—	—	—	—	(7,898,848)	—	(435,357)	—	(342,212)	(8,676,417)
Balance at September 30, 2016	—	$—	13,278,268	$132,783	$116,354,870	$(28,080,849)	726,920	$6,629,185	$—	$10,151	$95,046,140

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT I, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
	2016	2015
Cash flows from operating activities
Net income (loss)	$(2,451,885)	$5,328,414
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of hotel property	—	(10,141,096)
Depreciation and amortization	8,718,359	6,660,814
Amortization of debt issuance costs	520,644	387,867
Stock-based compensation	14,077	45,846
Deferred income tax benefit	(545,000)	(198,000)
Changes in operating assets and liabilities
Restricted cash	(249,918)	(582,275)
Accounts receivable	(315,936)	(242,342)
Prepaid expenses and other assets	(92,403)	(519,333)
Accounts payable and accrued expenses	359,761	3,491,620
Due to related parties	44,165	89,732
Net cash provided by operating activities	6,001,864	4,321,247
Cash flows from investing activities
Proceeds from sale of hotel property	—	22,107,775
(Increase) decrease in restricted cash	5,283,751	(4,468,490)
Decrease in earnest money and deposits	2,125,000	1,391,210
Repayments of mortgage note receivable	11,839,171	164,073
Origination of notes receivable from related parties	(4,500,000)	(9,000,000)
Payment of deferred franchise costs	(75,000)	—
Due from related parties	—	(1,544,910)
Improvements and additions to hotel properties	(7,151,003)	(5,369,199)
Acquisitions of hotel properties	(8,000,000)	(84,281,803)
Net cash used in investing activities	(478,081)	(81,001,344)
Cash flows from financing activities
Proceeds from issuance of common stock	—	27,342,069
Redemptions of common stock	(1,071,161)	(426,629)
Offering costs paid	(129,153)	(3,369,794)
Special contribution	—	350,000
Dividends paid	(5,030,623)	(4,952,261)
Operating partnership distributions paid	(437,081)	(104,110)
Contribution of equity in variable interest entity	15,745	—
Proceeds of notes payable	4,800,000	71,500,000
Repayment of notes payable	(11,022,916)	(12,756,997)
Payment of deferred financing costs	(126,351)	(2,141,757)
Distributions to noncontrolling interest in joint venture	(342,212)	(36,363)
Net cash provided by (used in) financing activities	(13,343,752)	75,404,158

Net change in cash and cash equivalents	(7,819,969)	(1,275,939)
Cash and cash equivalents at beginning of period	14,071,228	23,844,072
Cash and cash equivalents at end of period	$6,251,259	$22,568,133
Supplemental Cash Flow Information
Interest paid	$6,579,158	$5,059,473
Income taxes paid	$262,064	$188,780
Supplemental Disclosure of Non-Cash Investing and Financing Activity
Decrease in accrued offering costs due to related party	$—	$(78,311)
Contributions from noncontrolling interests in operating partnership	$—	$7,268,197
Issuance of common stock from dividend reinvestment plan	$2,886,985	$2,688,884
Dividends payable	$869,674	$854,511
Operating partnership distributions payable	$47,667	$66,410

See accompanying notes to consolidated financial statements.

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

1.	Organization

Moody National REIT I, Inc. (the “Company”) was formed on January 15, 2008 as a Maryland corporation and elected to qualify as a real estate investment trust (“REIT”) commencing with the year ended December 31, 2011. The Company was organized to acquire a diverse portfolio of real properties, primarily in the hospitality sector, as well as other commercial properties, real estate securities and debt-related investments. The Company was initially capitalized with the sale of shares of its common stock to Moody National REIT Sponsor, LLC (“Sponsor”) on February 19, 2008. The Company’s fiscal year end is December 31. For more information on the Company’s capitalization, see Note 6 (“Equity”).

As of September 30, 2016, the Company owned (1) ten hotel properties located in Texas, Tennessee, South Carolina and Pennsylvania, comprising a total of 1,273 rooms, (2) a joint venture interest in a 227-suite hotel property located in Lyndhurst, New Jersey and a joint venture interest in a 95-suite hotel property in Fort Worth, Texas, (3) a loan in the aggregate principal amount of $9,000,000 originated to an affiliate of Sponsor used to acquire a commercial property located in Katy, Texas and (4) a loan in the aggregate principal amount of $4,500,000 originated to an affiliate of Sponsor used to acquire a commercial property located in Houston, Texas. For more information on the Company’s portfolio, see Notes 3 (“Investment in Hotel Properties”) and 4 (“Notes Receivable”).

On April 15, 2009, the Company commenced its initial public offering (the “Initial Public Offering”) pursuant to a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a maximum of $1,000,000,000 in shares of its common stock to the public in its primary offering and up to $100,000,000 in shares of its common stock to its stockholders pursuant to its distribution reinvestment plan (the “DRIP”). The Company accepted subscriptions for, and issued, 1,126,253 shares of its common stock in its Initial Public Offering, including 29,582 shares of common stock pursuant to the DRIP, resulting in aggregate gross offering proceeds of $10,966,713. On October 12, 2012, the Company terminated its Initial Public Offering.

On October 12, 2012, the Company commenced its follow-on public offering (the “Follow-On Offering”) of up to $1,000,000,000 in shares of the Company’s common stock, comprised of up to $900,000,000 in shares offered to the public in the primary offering and up to $100,000,000 in shares offered to its stockholders pursuant to the DRIP. Effective February 20, 2015, the Company terminated the offer and sale of shares to the public in the primary portion of the Follow-On Offering, but continued to offer shares of common stock pursuant to the DRIP. As of the termination of the Follow-On Offering, the Company had accepted investors’ subscriptions for, and issued, 11,720,956 shares of its common stock in the Follow-On Offering, including 510,457 shares of common stock issued pursuant to the DRIP, resulting in aggregate gross offering proceeds of $112,104,990. On November 4, 2015, the Company filed a new registration statement to register the sale of up to $25,000,000 in shares of the Company’s common stock pursuant to the DRIP (“DRIP Offering”). The Company continues to offer shares of common stock pursuant to the DRIP Offering. As of September 30, 2016, the Company had accepted subscriptions for, and issued, 12,847,209 shares of common stock in the Company’s Initial Public Offering and Follow-On Offering, including 540,039 shares of common stock pursuant to the DRIP, resulting in aggregate gross offering proceeds of $123,071,703. As of September 30, 2016, the Company had sold 357,587 shares pursuant to the DRIP in the DRIP Offering, and 2,142,413 shares of common stock remained available for sale pursuant to the DRIP Offering.

Subject to the proposed merger described below, the Company intends to use substantially all of the remaining net proceeds from the foregoing offerings and the proceeds from any other offering of the Company’s securities that the Company may conduct in the future to continue to acquire a diversified portfolio of real properties, real estate securities and debt-related investments. The Company intends to continue to invest primarily in hotel properties located in the United States and Canada that it owns exclusively or in joint ventures or other co-ownership arrangements with other persons. The Company may also invest in other property types consisting of multifamily, office, retail and industrial assets located in the United States and Canada as well as securities of real estate companies and debt-related investments. The Company may also make opportunistic investments in properties that may be under-developed or newly constructed and in properties that it believes are undervalued.

On March 24, 2016, the Company’s board of directors determined an estimated value per share of the Company’s common stock of $10.75 as of December 31, 2015. In connection with the determination of an estimated per share value, on March 24, 2016 the Company’s board of directors also determined to increase the purchase price of shares offered pursuant to the DRIP to $10.21, which became effective as of May 1, 2016. On October 13, 2016, the Company’s board of directors determined to suspend the DRIP. The suspension of the DRIP will become effective beginning with distributions made in November 2016 and will remain in effect unless and until the DRIP resumes, as determined by the Company’s board of directors. In the future, the Company’s board of directors may, in its sole discretion and from time to time, change the price at which it offers shares pursuant to the DRIP to reflect changes in the Company’s estimated value per share and other factors that the board of directors deems relevant.

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

Also on March 24, 2016, the Company’s board of directors approved the formation of a special committee of two of the Company’s independent directors (the “Special Committee”), to consider potential strategic transactions. The Special Committee’s responsibilities include (i) the identification and investigation of potential strategic transactions, (ii) conducting negotiations with respect to any strategic transactions, (iii) the review and analysis of potential strategic transactions and (iv) making recommendations to the board of directors concerning any strategic transactions. The Special Committee is authorized to engage experts and advisors in connection with the foregoing responsibilities. In addition, in connection with the formation of the Special Committee, on March 24, 2016, the board of directors elected to suspend the Company’s share redemption program, which became effective as of May 6, 2016.

On September 27, 2016, the Company jointly announced with Moody National REIT II, Inc. (“REIT II”) that the Special Committee, after reviewing strategic alternatives, had accepted a non-binding Letter of Intent (the “LOI”) from the special committee of the board of directors of REIT II regarding the acquisition of the Company by REIT II. Pending receipt of the necessary approvals, the acquisition would take the form of a merger, with gross merger consideration of $11.00 per share of the Company’s common stock before the payment of disposition fees and profit sharing amounts payable to Sponsor, financial advisory and legal fees payable by the Company, and other transaction and closing costs incurred by the Company; provided, that in no event would the net merger consideration payable to the holders of the Company’s common stock be less than $10.25 per share. Further, the LOI provides that the Company’s stockholders would have the option to receive shares of REIT II common stock or cash; provided, that no more than approximately 50% of the aggregate net merger consideration may be paid in cash. The LOI also provides that any definitive merger agreement would include go-shop and termination fee provisions. Entry into a definitive merger agreement with respect to the proposed merger is subject to a number of conditions, and there is no guarantee that a transaction pursuant to the LOI will occur. The Company’s management will expend time and resources in the negotiation of a definitive merger agreement, which time and resources may otherwise have been allocated to other operational needs of the Company. Additionally, the LOI is non-binding and there will be no contract or agreement regarding a transaction between the Company and REIT II until a definitive merger agreement is signed. Even if a definitive merger agreement is entered into, there can be no assurance as to whether or when the conditions to the closing of the proposed merger will be satisfied or waived, or as to whether or when the proposed merger will be consummated.

The Company’s advisor is Moody National Advisor I, LLC (“Advisor”), a Delaware limited liability company and an affiliate of Sponsor. Subject to certain restrictions and limitations, Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company pursuant to an amended and restated advisory agreement (the “Advisory Agreement”), by and among the Company, Moody National Operating Partnership I, L.P., the Company’s operating partnership (the “OP”), and Advisor.

The OP’s partnership agreement provides that the OP will be operated in a manner that will enable the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that the OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which classification could result in the OP being taxed as a corporation rather than as a partnership. In addition to the administrative and operating costs and expenses incurred by the OP in acquiring and operating real estate assets, the OP will pay all of the Company’s administrative costs and expenses, and such expenses will be treated as expenses of the OP. The common units of the OP may be tendered for redemption once they have been outstanding for at least one year. At such time, the Company has the option to redeem the common units for shares of the Company’s common stock, cash or a combination thereof at the Company’s sole discretion. The special units of the OP (the “Special Units”) held by an affiliate of Advisor will be redeemed pursuant to the OP’s partnership agreement upon the termination or nonrenewal of the Advisory Agreement or upon certain other events outside of the control of the Special Unit holder. Upon the termination or nonrenewal of the Advisory Agreement by the Company for “cause” (as defined in the Advisory Agreement), all of the Special Units will be redeemed for $1.00. As described in more detail in Note 9 (“Subordinated Participation Interest”), upon the occurrence of any of the other events which trigger redemption of the Special Units, the Special Units will be redeemed, at Advisor’s option, for shares of the Company’s common stock, a non-interest bearing promissory note payable solely from the proceeds of asset sales, or a combination thereof.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements include its accounts and the accounts of its subsidiaries over which it has control. All intercompany balances and transactions are eliminated in consolidation.

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

The Company includes the accounts of its consolidated subsidiaries in its consolidated financial statements when the Company is the primary beneficiary for entities deemed to be variable interest entities (“VIEs”) through which the Company has a controlling interest. Interests in entities acquired are evaluated based on U.S. generally accepted accounting principles (“GAAP”), which requires the consolidation of VIEs in which the Company is deemed to have the controlling financial interest. The Company has the controlling financial interest if the Company has the power to direct the activities of the VIE that most significantly impact its economic performance and the obligation to absorb losses or receive benefits from the VIE that could be significant to the Company. If the interest in the entity is determined not to be a VIE, then the entity is evaluated for consolidation based on legal form, economic substance and the extent to which the Company has control or substantive participating rights under the respective ownership agreement. There are judgments and estimates involved in determining if an entity in which the Company has an investment is a VIE. The entity is evaluated to determine if it is a VIE by determining, among other things, if the equity investors as a group have a controlling financial interest in the entity and if the entity has sufficient equity at risk to finance its activities without additional subordinated financial support. The Company did not have a VIE interest as of September 30, 2016 or December 31, 2015.

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with GAAP for interim financial statements and the rules and regulations of the SEC. Accordingly, the unaudited consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016. For further information, readers should refer to the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 30, 2016.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements. Actual results could differ from those estimates.

Organization and Offering Costs

Organization and offering costs of the Company are paid directly by the Company or may be incurred by Advisor on behalf of the Company. Pursuant to the Advisory Agreement, the Company is obligated to reimburse Advisor or its affiliates, as applicable, for organization and offering costs incurred by Advisor associated with each of the Company’s public offerings, provided that within 60 days of the last day of the month in which a public offering ends, Advisor is obligated to reimburse the Company to the extent organization and offering costs incurred by the Company in connection with the completed public offering exceed 15.0% of the gross offering proceeds from the sale of the Company’s shares of common stock in the completed public offering. Such organization and offering costs include selling commissions and dealer manager fees paid to a dealer manager, legal, accounting, printing and other offering expenses, including marketing, salaries and direct expenses of Advisor’s employees and employees of Advisor’s affiliates and others. Any reimbursement of Advisor or its affiliates for organization and offering costs will not exceed actual expenses incurred by Advisor.

All offering costs, including selling commissions and dealer manager fees, are recorded as an offset to additional paid-in capital, and all organization costs are recorded as an expense when the Company has an obligation to reimburse Advisor.

The Company terminated its Follow-On Offering on February 20, 2015. Total offering costs for the Follow-On Offering were $14,121,598, comprised of $11,396,735 of offering costs for that offering incurred directly by the Company and $2,724,863 in offering costs incurred by and reimbursable to Advisor. As of September 30, 2016, total offering costs for the DRIP Offering were $124,000. The Company directly incurred $0 of offering costs for the DRIP Offering and $124,000 in reimbursable costs to Advisor. As of September 30, 2016, the Company had $0 payable to Advisor for reimbursable offering costs related to the Follow-On Offering and DRIP Offering. Offering costs related to the Follow-On Offering did not exceed 15.0% of the gross offering proceeds from the sale of the Company’s shares of common stock in that offering. The Company has not reimbursed Advisor any funds for organization costs for the Follow-On Offering.

Income Taxes

The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2011. Prior to qualifying for taxation as a REIT, the Company was subject to normal federal and state corporation income taxes.

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

As a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, so long as it distributes at least 90% of its REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP) and satisfy the other organizational and operational requirements for REIT qualification. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. The Company leases the hotels it acquires to wholly-owned taxable REIT subsidiaries (“TRSs”) that are subject to federal, state and local income taxes.

The Company accounts for income taxes of its TRSs using the asset and liability method, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company records a valuation allowance for net deferred tax assets that are not expected to be realized.

The Company has reviewed tax positions under GAAP guidance that clarify the relevant criteria and approach for the recognition and measurement of uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return. A tax position may only be recognized in the consolidated financial statements if it is more likely than not that the tax position will be sustained upon examination. The Company had no material uncertain tax positions as of September 30, 2016.

The preparation of the Company’s various tax returns requires the use of estimates for federal and state income tax purposes. These estimates may be subjected to review by the respective taxing authorities. A revision to an estimate may result in an assessment of additional taxes, penalties and interest. At this time, a range in which the Company’s estimates may change is not expected to be material. The Company will account for interest and penalties relating to uncertain tax provisions in the current period results of operations, if necessary. The Company has tax years 2011 through 2015 remaining subject to examination by various federal and state tax jurisdictions.

Fair Value Measurement

Fair value measures are classified into a three-tiered fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs, such as quoted prices in active markets.

Level 2:	Directly or indirectly observable inputs, other than quoted prices in active markets.

Level 3:	Unobservable inputs for which there is little or no market data, which require a reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of the following valuation techniques:

Market approach:	Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.
Cost approach:	Amount required to replace the service capacity of an asset (replacement cost).
Income approach:	Techniques used to convert future income amounts to a single amount based on market expectations (including present-value, option-pricing, and excess-earnings models).

The Company’s estimates of fair value were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. The Company classifies assets and liabilities in the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement.

The Company elected not to use the fair value option in recording its financial instruments, which include cash and cash equivalents, restricted cash, accounts receivable, notes receivable, notes payable, and accounts payable and accrued expenses. With the exception of the Company’s fixed-rate notes payable, the carrying amounts of these financial instruments approximate their fair values due to their short-term nature or variable interest rates. For fair value of the Company’s notes payable, see Note 5 (“Debt”).

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

Concentration of Credit Risk

As of September 30, 2016, the Company had cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. The Company diversifies its cash and cash equivalents with several banking institutions in an attempt to minimize exposure to any one of these institutions. The Company regularly monitors the financial stability of these financial institutions and believes that it is not exposed to any significant credit risk in cash and cash equivalents or restricted cash.

The Company is also exposed to credit risk with respect to its notes receivable from related parties. The failure of the borrowers on the notes receivable from related parties to make payments of interest and principal when due, or any other event of default under the notes receivable from related parties, would have an adverse impact on the Company’s results of operations.

Valuation and Allocation of Real Property — Acquisition

Upon acquisition, the purchase price of a hotel property is allocated to the tangible assets acquired, consisting of land, buildings and furniture, fixtures and equipment, any assumed debt, identified intangible assets and asset retirement obligations, if any, based on their fair values. Acquisition costs are charged to expense as incurred. Initial valuations are subject to change during the measurement period, but the measurement period ends as soon as the information is available. The measurement period shall not exceed one year from the acquisition date.

The tangible assets acquired consist of land, buildings, furniture, fixtures and equipment. Land values are derived from appraisals, and buildings are calculated as replacement cost less depreciation or estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods. The value of furniture, fixtures and equipment is based on their fair value using replacement costs less depreciation. Any difference between the fair value of the hotel property acquired and the purchase price of the hotel property is recorded as goodwill or a gain on acquisition of hotel property.

The Company determines the fair value of assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that the Company believes it could obtain at the date of acquisition. Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan as interest expense.

In allocating the purchase price of each of the Company’s properties, the Company makes assumptions and uses various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets and discount rates used to determine present values. Many of these estimates are obtained from independent third party appraisals. However, the Company is responsible for the source and use of these estimates. These estimates are based on judgments and subject to being imprecise; accordingly, if different estimates and assumptions were used, the valuation of the various categories of the Company’s hotel properties or related intangibles could in turn result in a difference in the depreciation or amortization expense recorded in the Company’s consolidated financial statements. These variances could be material to the Company’s results of operations and financial condition.

Valuation and Allocation of Real Property — Ownership

Investment in hotel properties is recorded at cost less accumulated depreciation. Major improvements that extend the life of an asset are capitalized and depreciated over a period equal to the shorter of the life of the improvement or the remaining useful life of the asset. The cost of ordinary repairs and maintenance are charged to expense when incurred.

Depreciation or amortization expenses are computed using the straight-line and accelerated methods based upon the following estimated useful lives:

Estimated Useful Lives (years)
Buildings and improvements	39-40
Exterior improvements	10-20
Furniture, fixtures and equipment	5-10

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

The Company designates a hotel property as held for sale when the sale is probable within the next twelve months. Generally, the Company considers a sale to be probable when a buyer completes its due diligence review, the Company has an executed contract for sale and the Company has received a substantial non-refundable deposit.

Impairments

The Company monitors events and changes in circumstances indicating that the carrying amounts of the hotel properties that it owns may not be recoverable. When such events or changes in circumstances are present, the Company assesses potential impairment by comparing estimated future undiscounted cash flows expected to be generated over the life of the asset from operating activities and from its eventual disposition, to the carrying amount of the asset. In the event that the carrying amount exceeds the estimated future undiscounted cash flows, the Company recognizes an impairment loss to adjust the carrying amount of the asset to estimated fair value for assets held for use and fair value less costs to sell for assets held for sale. There were no such impairment losses for the three or nine months ended September 30, 2016 and 2015.

In evaluating the Company’s hotel properties for impairment, the Company makes several estimates and assumptions, including, but not limited to, the projected date of disposition of the properties, the estimated future cash flows of the properties during the Company’s ownership and the projected sales price of each of the properties. A change in these estimates and assumptions could result in a change in the estimated undiscounted cash flows or fair value of the Company’s hotel properties, which could in turn result in different conclusions regarding impairment and material changes to the Company’s consolidated financial statements.

Revenue Recognition

Hotel revenues, including room, food, beverage and other ancillary revenues, are recognized as the related services are delivered. Interest income is recognized when earned. Revenue is recorded net of any sales and other taxes collected from customers.

Cash and Cash Equivalents

Cash and cash equivalents represent cash on hand or held in banks and short-term investments with an initial maturity of three months or fewer at the date of purchase.

Restricted Cash

Restricted cash includes reserves for debt service, property taxes and insurance, as well as reserves for property improvements and replacement of furniture, fixtures and equipment, as required by certain management or mortgage debt agreement restrictions and provisions.

Accounts Receivable

The Company takes into consideration certain factors that require judgments to be made as to the collectability of receivables. Collectability factors taken into consideration are the amounts outstanding, payment history and financial strength of the customer, which taken as a whole determines the valuation. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable that is estimated to be uncollectible.

Impairment of Notes Receivable

The Company reviews the notes receivable for impairment in each reporting period pursuant to the applicable authoritative accounting guidance. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts recorded as assets on the consolidated balance sheets. The Company applies normal loan review and underwriting procedures (as may be implemented or modified from time to time) in making that judgment.

When a loan is impaired, the Company measures impairment based on the present value of expected cash flows discounted at the loan’s effective interest rate against the value of the asset recorded on the consolidated balance sheets. The Company may also measure impairment based on a loan’s observable market price or the fair value of collateral, if the loan is collateral dependent. If a loan is deemed to be impaired, the Company records a valuation allowance through a charge to earnings for any shortfall. The Company’s assessment of impairment is based on considerable judgment and estimates. The Company did not record a valuation allowance during the three or nine months ended September 30, 2016 or 2015.

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

Prepaid Expenses and Other Assets

Prepaid expenses include prepaid property insurance and hotel operating expenses. Other assets include accrued interest receivable and the deferred income tax asset.

Earnest money and Deposits

Earnest money and deposits includes earnest money, rate-lock deposits and expense deposits for future acquisitions.

Deferred Franchise Costs

Deferred franchise costs are recorded at cost and amortized over the term of the respective franchise contract on a straight-line basis. Accumulated amortization of deferred franchise costs was $128,027 and $79,651 as of September 30, 2016 and December 31, 2015, respectively. Expected future amortization of deferred franchise costs as of September 30, 2016 is as follows:

Years Ending December 31,	Franchise Costs
2016	$17,092
2017	68,368
2018	68,368
2019	68,368
2020	68,368
Thereafter	641,409
Total	$931,973

Debt Issuance Costs

In accordance with ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” debt issuance costs are presented as a direct deduction from the carrying value of the notes payable on the consolidated balance sheets. All periods presented have been reclassified to conform with this presentation. Debt issuance costs are amortized as a component of interest expense over the term of the related debt using the straight-line method, which approximates the interest method. Accumulated amortization of deferred costs was $1,079,963 and $630,688 as of September 30, 2016 and December 31, 2015, respectively. Expected future amortization of debt issuance costs as of September 30, 2016 is as follows:

Years Ending December 31,	Loan Costs
2016	$180,982
2017	506,665
2018	238,049
2019	238,049
2020	238,700
Thereafter	970,701
Total	$2,373,146

Earnings (Loss) per Share

Earnings (loss) per share (“EPS”) is calculated based on the weighted average number of shares outstanding during each period. Basic and diluted EPS are the same for all periods presented. Non-vested shares of restricted stock, totaling 0 and 2,500 shares as of September 30, 2016 and 2015, respectively, held by the Company’s independent directors are included in the calculation of basic EPS because such shares have been issued and participate in dividends.

Comprehensive Income

For the periods presented, there were no differences between reported net income (loss) attributable to common shareholders and comprehensive income (loss).

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

Recent Accounting Pronouncements

In January 2016, the FASB issued ASU No. 2016-01, “Recognition and Measurement of Financial Assets and Liabilities,” which enhances the reporting requirements surrounding the measurement of financial instruments and requires equity securities to be measured at fair value with changes in the fair value recognized through net income. ASU No. 2016-01 is effective for the Company’s fiscal year commencing on January 1, 2018. The Company does not anticipate that the adoption of ASU No. 2016-01 will have a material effect on the Company’s consolidated financial position or the Company’s consolidated results of operations.

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which changes lessee accounting to reflect the financial liability and right-of-use asset that are inherent to leasing an asset on the balance sheet. ASU No. 2016-02 is effective for the Company’s fiscal year commencing on January 1, 2019, but early adoption is permitted. The Company is evaluating the effect that ASU 2016-02 will have on the Company’s consolidated financial statements and related disclosures. The Company has not yet selected a transition date nor has the Company determined the effect of ASU No. 2016-02 on the Company’s consolidated financial position or the Company’s consolidated results of operations.

In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting,” which simplifies the accounting for income taxes for certain equity-based awards to employees. ASU No. 2016-09 is effective for the Company’s fiscal year commencing on January 1, 2017. The Company does not anticipate that the adoption of ASU No. 2016-09 will have a material effect on the Company’s consolidated financial position or the Company’s consolidated results of operations.

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

3.	Investment in Hotel Properties

The following table sets forth summary information regarding the Company’s investments in hotel properties as of September 30, 2016:

Property Name	Date Acquired	Location	Ownership Interest	Purchase Price(1)	Rooms	Mortgage Debt Outstanding(2)
Woodlands Hotel (Homewood Suites by Hilton)	November 8, 2012	The Woodlands, Texas	100%	$12,000,000	91	$9,300,000

Germantown Hotel (Hyatt Place)	April 9, 2013	Germantown, Tennessee	100%	11,300,000	127	7,361,309

Charleston Hotel (Hyatt Place)	July 2, 2013	North Charleston, South Carolina	100%	11,800,000	113	7,447,608

Austin Hotel (Hampton Inn)	December 30, 2013	Austin, Texas	100%	15,350,000	123	11,086,888

Grapevine Hotel (Residence Inn)	March 31, 2014	Grapevine, Texas	100%	20,500,000	133	12,809,383

Lyndhurst Hotel (Marriott Courtyard)	September 30, 2014	Lyndhurst, New Jersey	(3)	33,322,000	227	30,989,447

Austin Arboretum Hotel (Hilton Garden Inn)	November 20, 2014	Austin, Texas	100%	29,250,000	138	19,000,000

Great Valley Hotel (Hampton Inn)	March 27, 2015	Frazer, Pennsylvania	100%	11,000,000	125	8,200,000

Nashville Hotel (Embassy Suites)	June 16, 2015	Nashville, Tennessee	100%	66,300,000	208	43,000,000

Homewood Suites Austin Hotel (Homewood Suites)	August 3, 2015	Austin, Texas	100%	14,250,000	96	11,000,000

Fort Worth Hotel (TownPlace Suites)	December 18, 2015	Fort Worth, Texas	(4)	7,301,887	95	7,071,876

Houston Hotel (Hampton Inn)	April 21, 2016	Houston, Texas	100%	8,000,000	119	4,746,997

Totals				$240,373,887	1,595	$172,013,508

(1)	Excludes closing costs.
(2)	As of September 30, 2016.
(3)	The Lyndhurst Hotel is owned by MN Lyndhurst Venture, LLC (the “Lyndhurst Joint Venture”). The OP contributed $100 to the Lyndhurst Joint Venture in exchange for 100% of the Class B membership interests of the Lyndhurst Joint Venture (the “Lyndhurst Class B Interests”). Pursuant to the operating agreement of the Lyndhurst Joint Venture, the OP also agreed to pay up to $5.37 million in costs and fees and capital reserve requirements associated with the transfer of the Lyndhurst Hotel to the Lyndhurst Joint Venture, all of which amounts are deemed to be additional capital contributions by the OP to the Lyndhurst Joint Venture in exchange for additional Lyndhurst Class B Interests. The prior tenant-in-common owners of the Lyndhurst Hotel (the “Lyndhurst TIC Owners”) contributed their tenant-in-common ownership interests in the Lyndhurst Hotel (valued at $1,000 in the aggregate) to the Lyndhurst Joint Venture in exchange for non-voting Class A membership interests of the Lyndhurst Joint Venture (the “Lyndhurst Class A Interests”). The OP serves as the sole manager of the Lyndhurst Joint Venture and manages the business and affairs of the Lyndhurst Joint Venture. Cash available for distribution to the members of the Lyndhurst Joint Venture will be distributed as follows: (1) first, 100% to the OP until it has received cash distributions equal to a 12% annual, cumulative, non-compounded return on its capital contributions to the Lyndhurst Joint Venture and a return of 100% of its unreturned capital contributions to the Lyndhurst Joint Venture, (2) next, 100% to the holders of the Lyndhurst Class A Interests until they have received a return of 100% of their capital contributions to the Lyndhurst Joint Venture (valued at $1,000 in the aggregate), and (3) next, 60% to the OP and 40% to the holders of the Lyndhurst Class A Interests.
(4)	The Fort Worth Hotel is owned by MN Fort Worth Venture, LLC (the “Fort Worth Joint Venture”). The OP contributed $100 to the Fort Worth Joint Venture in exchange for 100% of the Class B membership interests of the Fort Worth Joint Venture (the “Fort Worth Class B Interests”). Pursuant to the operating agreement of the Fort Worth Joint Venture, the OP also agreed to pay up to $3.146 million in costs and fees and capital reserve requirements associated with the transfer of the Fort Worth Hotel to the Fort Worth Joint Venture, all of which amounts are deemed to be additional capital contributions by the OP to the Fort Worth Joint Venture in exchange for additional Fort Worth Class B Interests. The prior tenant-in-common owners of the Fort Worth Hotel (the “Fort Worth TIC Owners”) contributed their tenant-in-common ownership interests in the Fort Worth Hotel (valued at $1,000 in the aggregate) to the Fort Worth Joint Venture in exchange for non-voting Class A membership interests of the Fort Worth Joint Venture (the “Fort Worth Class A Interests”). The OP serves as the sole manager of the Fort Worth Joint Venture and manages the business and affairs of the Fort Worth Joint Venture. Cash available for distribution to the members of the Fort Worth Joint Venture will be distributed as follows: (1) first, 100% to the OP until it has received cash distributions equal to a 12% annual, cumulative, non-compounded return on its capital contributions to the Fort Worth Joint Venture and a return of 100% of its unreturned capital contributions to the Fort Worth Joint Venture, (2) next, 100% to the holders of the Fort Worth Class A Interests until they have received a return of 100% of their capital contributions to the Fort Worth Joint Venture (valued at $1,000 in the aggregate), and (3) next, 50% to the OP and 50% to the holders of the Fort Worth Class A Interests.

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

Investments in hotel properties consisted of the following at September 30, 2016 and December 31, 2015:

	September 30, 2016	December 31, 2015
Land	$27,923,000	$26,300,000
Buildings and improvements	207,245,258	199,088,102
Furniture, fixtures and equipment	27,196,749	21,825,902
Total cost	262,365,007	247,214,004
Accumulated depreciation	(22,935,787)	(14,265,804)
Investment in hotel properties, net	$239,429,220	$232,948,200

The following unaudited pro forma consolidated financial information for the three and nine months ended September 30, 2016 and 2015 is presented as if the Company acquired the Great Valley Hotel, the Nashville Hotel, the Homewood Suites Austin Hotel, the Fort Worth Hotel and the Houston Hotel as of January 1, 2015 and excludes the operations of and the gain from the sale of a hotel property located in Newark, California sold in 2015. This information is not necessarily indicative of what the actual results of operations would have been had the Company completed the acquisition of the Great Valley Hotel, the Nashville Hotel, the Homewood Suites Austin Hotel, the Fort Worth Hotel and the Houston Hotel as of January 1, 2015, nor does it purport to represent the Company’s future operations:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenue	$15,780,570	$16,095,471	$48,025,435	$46,868,785
Net loss	(1,237,594)	(895,731)	(2,285,998)	(4,469,014)
Net loss attributable to common shareholders	(1,268,319)	(957,520)	(2,188,465)	(4,563,473)
Net loss per common share - basic and diluted	$(0.10)	$(0.07)	$(0.17)	$(0.36)

4.	Notes Receivable

As of September 30, 2016 and December 31, 2015, mortgage note receivable amounts were $0 and $11,839,171, respectively. As of September 30, 2016 and December 31, 2015, the amounts of notes receivable from related parties were $13,500,000 and $9,000,000, respectively.

Hyatt Place Note

On June 3, 2011 (the “Closing Date”), and effective as of May 5, 2011 (the “Effective Date”), the Company acquired a 74.5% joint venture interest in a mortgage note secured by a hotel property in Grapevine, Texas (the “Hyatt Place Note”) pursuant to the transaction described below. The Hyatt Place Note was issued by Moody National HP Grapevine Trust, a Delaware statutory trust (the “Trust”), in favor of Patriot Bank, a Texas banking association (“Patriot Bank”), and is secured by a lien on the underlying hotel property. As of the Closing Date, the Hyatt Place Note had an outstanding principal balance of $12,759,199.

As of September 30, 2016, the OP’s membership interest in the Note Joint Venture was 74.5%, the Trust Members’ membership interest in the Note Joint Venture was 11.5% and Moody National Mortgage’s membership interest in the Note Joint Venture was 14%.

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

The entire unpaid principal balance of the Hyatt Place Note and all accrued and unpaid interest thereon was due and payable in full on February 1, 2018 (the “Maturity Date”). The Hyatt Place Note accrued interest at a fixed rate of 5.15% per annum from the Closing Date through August 21, 2012 (the “First Change Date”). For the period from the First Change Date through August 21, 2015 (the “Second Change Date”), the Hyatt Place Note accrued interest at 5.15%, which is a fixed rate equal to (a) the variable interest rate per annum published in The Wall Street Journal as the “Prime Rate” of 3.25% (the “Prime Rate”) in effect as of the First Change Date, plus (b) 1.90%. For the period from the Second Change Date through the Maturity Date, the Hyatt Place Note accrued interest at 5.15%, which is a fixed rate equal to (a) the Prime Rate in effect as of the Second Change Date, plus (b) 1.90%, provided that in no event will the interest rate exceed the maximum interest rate permitted by applicable law.

On June 10, 2016, the Hyatt Place Note and the Acquisition Note and all accrued interest thereon were paid in full.

The estimated fair value of the Hyatt Place Note as of December 31, 2015 was $11,839,171. The fair value of the Hyatt Place Note was estimated based on discounted cash flow analyses using the current incremental borrowing rates for similar types of borrowing arrangements as of the respective reporting dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.

Notes Receivable from Related Parties

On August 21, 2015, the Company originated an unsecured loan in the aggregate principal amount of $9,000,000 (the “Related Party Note”) to Moody National DST Sponsor, LLC, a Texas limited liability company and an affiliate of Sponsor (“DST Sponsor”). Proceeds from the Related Party Note were used by DST Sponsor solely to acquire a commercial real property located in Katy, Texas (the “Subject Property”).

The entire unpaid principal balance of the Related Party Note and all accrued and unpaid interest thereon and all other amounts due under the Related Party Note were due and payable in full on the earlier of (1) August 21, 2016 or (2) ten days following the sale of 100% of the equity ownership interests that are to be syndicated in the Subject Property. Interest on the outstanding principal balance of the Related Party Note accrues at a fixed per annum rate equal to 12%, provided that in no event will the interest rate exceed the maximum rate permitted by applicable law. DST Sponsor will pay the Company an origination fee in the amount of $90,000 and an exit fee in the amount of $90,000 upon the maturity date of the Related Party Note, including any earlier prepayment date or accelerated maturity date of the Related Party Note. The Related Party Note may be prepaid in whole or part by DST Sponsor without penalty at any time upon prior written notice to the Company.

On August 15, 2016, the maturity date of the Related Party note was extended from August 21, 2016 to August 21, 2017 and the origination fee in the amount of $90,000 and an extension fee in the amount of $45,000 were paid to the Company by DST Sponsor.

On April 29, 2016, the Company originated a loan in the aggregate principal amount of $4,500,000 (the “Related Party Mezzanine Note”) to Moody National Realty Company, L.P., a Texas limited partnership and an affiliate of Sponsor (“Realty”). Proceeds from the Related Party Mezzanine Note were used by Realty solely to acquire a multifamily real property located in Houston, Texas.

The entire unpaid principal balance of the Related Party Mezzanine Note and all accrued and unpaid interest thereon and all other amounts due under the Related Party Mezzanine Note are due and payable in full on the earlier of (1) April 30, 2018, or (2) upon 90 days’ written notice of acceleration of the maturity date by the Company to Realty. Interest on the outstanding principal balance of the Related Party Mezzanine Note accrues at a fixed per annum rate equal to 10%, provided that in no event will the interest rate exceed the maximum rate permitted by applicable law. Realty will pay the Company an origination fee in the amount of $45,000 and an exit fee in the amount of $45,000 upon the maturity date of the Related Party Mezzanine Note, including any earlier prepayment date or accelerated maturity date. The Related Party Mezzanine Note may be prepaid in whole or part by Realty without penalty at any time upon prior written notice to the Company.

The aggregate estimated fair value of the notes receivable from related parties as of September 30, 2016 and December 31, 2015 were $13,500,000 and $9,000,000, respectively.

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

5.	Debt

The Company’s aggregate borrowings are reviewed by the Company’s board of directors at least quarterly. Under the Company’s Second Articles of Amendment and Restatement (as amended, the “Charter”), the Company is prohibited from borrowing in excess of 300% of the value of the Company’s net assets. “Net assets” for purposes of this calculation is defined to be the Company’s total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. However, the Company may temporarily borrow in excess of these amounts if such excess is approved by a majority of the Company’s independent directors and disclosed to stockholders in the Company’s next quarterly report, along with an explanation for such excess. As of September 30, 2016, the Company’s debt levels did not exceed 300% of the value of the Company’s net assets, as defined above.

As of September 30, 2016 and December 31, 2015, the Company’s notes payable consisted of the following:

	Principal as of September 30, 2016	Principal as of December 31, 2015	Interest Rate at September 30, 2016	Maturity Date
Hyatt Place Note Acquisition Note	$—	$9,994,173	3.000%	May 5, 2018
Woodlands Hotel Loan	9,300,000	9,300,000	4.690%	April 11, 2025
Germantown Hotel Loan	7,361,309	7,465,018	4.300%	May 6, 2023
Charleston Hotel Loan	7,447,608	7,536,474	5.193%	August 1, 2023
Austin Hotel Loan	11,086,888	11,207,445	5.426%	January 6, 2024
Grapevine Hotel Loan	12,809,383	12,951,025	5.250%	April 6, 2024
Lyndhurst Hotel Loan	30,989,447	31,415,138	5.916%	September 6, 2017
Austin Arboretum Hotel Loan	19,000,000	19,000,000	4.530%	December 11, 2024
Great Valley Hotel Loan	8,200,000	8,200,000	4.700%	April 11, 2025
Nashville Hotel Loan	43,000,000	43,000,000	4.2123%	July 11, 2025
Homewood Suites Austin Loan	11,000,000	11,000,000	4.650%	August 11, 2025
TownPlace Suites Fort Worth Loan	7,071,876	7,167,151	6.136%	July 6, 2017
Hampton Inn Houston Loan	4,746,997	—	5.500%	April 28, 2017
Total notes payable	172,013,508	178,236,424
Less unamortized debt issuance costs	(2,373,146)	(2,767,439)
Total notes payable, net of debt issuance costs	$169,640,362	$175,468,985

The notes payable are secured by the respective hotel properties and are payable in monthly installments of principal and interest.

Maturities of notes payable as of September 30, 2016 are as follows:

Year ending September 30,
2016	$376,243
2017	44,043,295
2018	2,145,768
2019	2,248,650
2020	2,340,140
Thereafter	120,859,412
Total	$172,013,508

Each of the Lyndhurst Hotel Loan, the TownPlace Suites Fort Worth Loan, and the Hampton Inn Houston Loan mature in 2017.

The estimated fair value of the Company’s notes payable as of September 30, 2016 and December 31, 2015 was $175,000,000 and $177,000,000, respectively. The fair value of notes payable was estimated based on discounted cash flow analyses using Level 2 inputs for the current incremental borrowing rates for similar types of borrowing arrangements as of the respective reporting dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

6.	Equity

Capitalization

Under the Charter, the Company has the authority to issue 400,000,000 shares of common stock and 50,000,000 shares of preferred stock. All shares of common and preferred stock have a par value of $0.01 per share. As of September 30, 2016, the Company had issued 13,204,796 shares of common stock in the Company’s public offerings, including 897,625 shares issued pursuant to the DRIP. As of September 30, 2016, there were a total of 13,278,268 shares of the Company’s common stock issued and outstanding, including 22,222 shares sold to Sponsor and 51,250 shares of restricted stock, as discussed in Note 8 (“Incentive Award Plan”).

The Company’s board of directors is authorized to amend the Charter without the approval of the stockholders to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue.

Distributions

The Company’s board of directors has authorized and declared a distribution to its stockholders that (1) accrues daily to the Company’s stockholders of record as of the close of business on each day; (2) is payable in cumulative amounts on or before the 15th day of each calendar month and (3) is calculated at a rate of $0.002192 per share of the Company’s common stock per day, which, if paid each day over a 365-day period, is equivalent to an 8.0% annualized distribution rate based on a purchase price of $10.00 per share of common stock.

The following table summarizes distributions paid in cash and pursuant to the DRIP for the nine months ended September 30, 2016 and 2015.

		Distribution Paid
Period	Cash Distribution	Pursuant to DRIP(1)	Total Amount of Distribution
First Quarter 2016	$1,643,571	$965,287	$2,608,858
Second Quarter 2016	1,683,097	967,084	2,650,181
Third Quarter 2016	1,703,955	954,614	2,658,569
Total	$5,030,623	$2,886,985	$7,917,608

First Quarter 2015	$1,348,289	$746,826	$2,095,115
Second Quarter 2015	1,623,871	964,050	2,587,921
Third Quarter 2015	1,980,101	978,008	2,958,109
Total	$4,952,261	$2,688,884	$7,641,145

(1)	Amount of distributions paid in shares of common stock pursuant to the DRIP.

In connection with the determination by the Company’s board of directors of an estimated value per share of $10.75 as of December 31, 2015, on March 24, 2016, the Company’s board of directors also determined to increase the purchase price of shares offered pursuant to the Company’s distribution reinvestment plan to $10.21 per share. On October 13, 2016, the Company’s board of directors determined to suspend the DRIP, beginning with distributions to be made in November 2016. See Note 1 (“Organization”).

Noncontrolling Interest in Operating Partnership

Noncontrolling interest in the OP at September 30, 2016 was $6,629,185, which represented third-party ownership interests in the OP, and is reported in equity in the consolidated balance sheets. Income (loss) from the OP attributable to these noncontrolling interests was $(69,797) and $42,159 for the three months ended September 30, 2016 and 2015, respectively, and was $(128,865) and $36,136 for the nine months ended September 30, 2016 and 2015, respectively.

Noncontrolling Interest in Variable Interest Entity

Noncontrolling interest in Moody VIE at September 30, 2016 was $0, which represented ownership interests in Moody VIE. Income (loss) from Moody VIE attributable to these noncontrolling interests was $100,522 and $0 for the three months ended September 30, 2016 and 2015, respectively, and was $(15,745) and $0 for the nine months ended September 30, 2016 and 2015, respectively.

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

Noncontrolling Interests in Consolidated Joint Ventures

Noncontrolling interests in consolidated joint ventures at September 30, 2016 was $10,151, which represented third-party ownership interests in the Lyndhurst Joint Venture, the Fort Worth Joint Venture, and the Note Joint Venture, and is reported in equity in the consolidated balance sheets. Income from consolidated joint ventures attributable to these noncontrolling interests was $0 and $19,630 for the three months ended September 30, 2016 and 2015, respectively, and was $31,332 and $58,323 for the nine months ended September 30, 2016 and 2015, respectively.

7.	Related Party Arrangements

Advisor and certain affiliates of Advisor received fees and compensation in connection with the Company’s public offerings and have received and will continue to receive fees and compensation in connection with the acquisition, management and sale of the Company’s real estate investments.

Selling Commissions and Dealer Manager Fees

Moody Securities, LLC (“Moody Securities”), the dealer manager of the Company’s Initial Public Offering and Follow-On Offering, received a selling commission of up to 6.5% of gross offering proceeds raised in those offerings, all or a portion of which could be re-allowed to participating broker-dealers. In addition, the Company paid Moody Securities a dealer manager fee of up to 3.5% of gross offering proceeds raised in those offerings, a portion of which could be re-allowed to participating broker-dealers. No selling commissions or dealer manager fee are paid for sales pursuant to the DRIP. As of September 30, 2016, the Company had paid Moody Securities $746,368 and $8,646,755 in selling commissions related to the Initial Public Offering and Follow-On Offering, respectively, and $190,626 and $2,455,643 in dealer manager fees related to the Initial Public Offering and Follow-On Offering, respectively, which amounts have been recorded as a reduction to additional paid-in capital in the consolidated balance sheets.

Organization and Offering Costs

Advisor and its affiliates will be reimbursed up to 15.0% of offering proceeds for reimbursement of organization and offering expenses (including selling commissions and the dealer manager fee payable to Moody Securities) not to exceed actual expenses incurred. Advisor will be responsible for the payment of organization and offering expenses, other than selling commissions and dealer manager fees, to the extent they exceed 15.0% of gross offering proceeds, without recourse against or reimbursement by the Company. As of September 30, 2016, Advisor and its affiliates had incurred organization and offering expenses of approximately $3,214,000 related to the Initial Public Offering and $2,849,000 related to the Follow-On Offering and the DRIP Offering.

As of September 30, 2016, total offering costs for the Follow-On Offering were $14,121,598. The Company directly incurred $11,396,735 of offering costs for the Follow-On Offering and $2,724,863 in offering costs reimbursable to Advisor for the Follow-On Offering. As of September 30, 2016, total offering costs for the DRIP Offering were $124,000. The Company directly incurred $0 of offering costs for the DRIP Offering and $124,000 in offering costs reimbursable to Advisor for the DRIP Offering. As of September 30, 2016, the Company had $0 payable to Advisor for offering costs related to the Follow-On Offering and DRIP Offerings. As of September 30, 2016, offering costs related to the Follow-On Offering did not exceed 15.0% of the gross offering proceeds from the sale of the Company’s shares of common stock in the Follow-On Offering. The Company has not reimbursed Advisor any funds for organization costs for the Follow-On Offering.

Advisory Fees and Expense Reimbursement

Acquisition Fee

Advisor, or its affiliates, receives an acquisition fee equal to 1.5% of (1) the cost of investments the Company acquires or (2) the Company’s allocable cost of investments acquired in a joint venture. With respect to investments in and originations of loans, Advisor will receive an origination fee in lieu of an acquisition fee. The origination fee will equal 1.5% of the amount funded by the Company to invest in or originate such loan. For the nine months ended September 30, 2016, the Company paid Advisor acquisition fees of $120,000 in connection with the acquisition of the Houston Hotel. For the nine months ended September 30, 2015, the Company paid Advisor acquisition fees of $1,369,500 in connection with the acquisition of the Great Valley Hotel, the Nashville Hotel and the Homewood Suites Austin Hotel. Acquisition fees are recorded as property acquisition expenses in the Company’s consolidated statements of operations. As of September 30, 2016, the Company had not paid any origination fees to Advisor.

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

Debt Financing Fee

Advisor will receive a debt financing fee of 1.0% of the amount available under any loan or line of credit made available to the Company. It is anticipated that Advisor will pay some or all of these fees to third parties with whom it subcontracts to coordinate financing for the Company. For the nine months ended September 30, 2016, the Company paid $48,000 in debt financing fees to Advisor incurred in connection with the acquisition of the Houston Hotel. For the nine months ended September 30, 2015, the Company paid $715,500 in debt financing fees to Advisor for financing incurred in connection with the refinancing of the Woodlands Hotel and the acquisition of the Great Valley Hotel, the Nashville Hotel and the Homewood Suites Austin Hotel.

Asset Management Fee

The Company pays Advisor a monthly asset management fee of one-twelfth of 1.0% of the aggregate cost (before non-cash reserves and depreciation) of all real estate investments held by the Company at month-end. For the three months ended September 30, 2016 and 2015, the Company incurred asset management fees of $653,000 and $616,295, respectively, and for the nine months ended September 30, 2016 and 2015, the Company incurred asset management fees of $1,970,589 and $1,456,694, respectively, payable to Advisor, which are recorded in corporate general and administrative expenses in the accompanying consolidated statements of operations.

Disposition Fee

If Advisor provides a substantial amount of services in connection with the sale of a property or other investment, Advisor or its affiliates also will be paid a disposition fee equal to 3.0% of the contract sales price of each property or other investment sold, provided that total real estate commissions, including the disposition fee, do not exceed 6.0% of the contract sales price. The Company did not pay Advisor any disposition fees for the three or nine months ended September 30, 2016. For the three and nine months ended September 30, 2015, the Company paid a disposition fee to Advisor in the amount of $551,250, or 2.25% of the contract sales price, in connection with the sale of a hotel property in Newark, California.

Operating Expense Reimbursement

The Company will reimburse Advisor for all operating expenses paid or incurred by Advisor in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of the Company’s average invested assets, or (2) 25% of the Company’s net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets for that period (the “2%/25% Limitation”). Notwithstanding the above, the Company may reimburse Advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended September 30, 2016, total operating expenses of the Company were $4,508,400, which included $3,296,119 in operating expenses incurred directly by the Company and $1,212,281 incurred by Advisor on behalf of the Company. Of the $4,508,400 in total operating expenses incurred during the four fiscal quarters ended September 30, 2016, $0 exceeded the 2%/25% Limitation. The Company reimbursed Advisor approximately $1,212,000 in operating expenses during the four fiscal quarters ended September 30, 2016. Additionally, Advisor has incurred $5,078,162 in operating expenses on the Company’s behalf prior to the four fiscal quarters ended September 30, 2016. Subject to a future determination by the Company’s board of directors, this amount is not reimbursable to Advisor nor an obligation of the Company.

Advisor has waived all operating expenses reimbursable to Advisor for each of the 12 prior fiscal quarters ended March 31, 2014 to the extent such expenses had not been previously reimbursed to Advisor. Advisor further agreed that all expenses incurred directly by the Company during the waiver period will be paid by Advisor on behalf of the Company. Total reimbursable expenses so waived or assumed by Advisor were $1,967,721 as of September 30, 2016.

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

Property Management Fees

The Company has engaged Moody National Hospitality Management, LLC, an affiliate of the Sponsor (“Property Manager”), as its property manager. The Company pays Property Manager a property management fee and an accounting fee in connection with the operation and management of properties pursuant to the terms of hotel management agreements. For the three months ended September 30, 2016 and 2015, the Company paid the Property Manager property management fees of $450,608 and $462,418, respectively, and accounting fees of $85,000 and $77,500. For the nine months ended September 30, 2016 and 2015, the Company paid the Property Manager property management fees of $1,315,415 and $1,130,874, respectively, and accounting fees of $250,000 and $212,500, respectively, which are included in hotel operating expenses in the accompanying consolidated statements of operations.

Notes Receivable from Related Parties

On August 21, 2015, pursuant to the Related Party Note, the Company made a loan in the amount of $9,000,000 to DST Sponsor, an affiliate of the Company, the proceeds of which were used by DST Sponsor for the acquisition of a commercial property located in Katy, Texas. An origination fee of $90,000 and an extension fee in the amount of $45,000 were paid to the Company by DST Sponsor on August 15, 2016 and an exit fee of $90,000 is payable by DST Sponsor to the Company upon maturity of the Related Party Note. The Related Party Note bears interest at a rate of 12% per annum and was due August 21, 2016. The maturity date of the Related Party note was extended to August 21, 2017. On April 29, 2016, pursuant to the Related Party Mezzanine Note, the Company made a loan in the amount of $4,500,000 to Realty, the proceeds of which were used by Realty for the acquisition of a commercial property located in Houston, Texas. An origination fee of $45,000 and an exit fee of $45,000 is payable by Realty to the Company upon maturity of the Related Party Mezzanine Note. The Related Party Mezzanine Note bears interest at a rate of 10% per annum and is due April 30, 2018.

Due from Related Parties

On September 22, 2015, the Company assigned and transferred its Purchase Agreement, as amended, between the Company and a third-party seller for the property commonly referred to as the Hampton Inn Boston Logan Airport to Realty for the sum of $1,000,000. The $1,000,000 receivable is recorded in due from related parties in the accompanying consolidated balance sheets.

Note Joint Venture

As discussed in Note 4 (“Notes Receivable”), as of September 30, 2016, the OP owns a 74.5% membership interest in the Note Joint Venture, Moody National Mortgage owns a 14% membership interest in the Note Joint Venture and the Trust Members own the remaining 11.5% membership interests in the Note Joint Venture. Pursuant to the terms of the Note Joint Venture Agreement, Moody National Mortgage is entitled to receive approximately 14% of all distributions of cash from operations of the Note Joint Venture and the OP and the other Members are entitled to receive the remaining approximately 86% of distributions of cash from operations of the Note Joint Venture in proportion to their respective membership interests in the Note Joint Venture.

On June 10, 2016, the Hyatt Place Note receivable and the Acquisition Note payable and all accrued interest thereon were paid in full.

Great Valley Hotel

On March 27, 2015, the OP acquired fee simple title to the Great Valley Hotel from the current tenant-in-common owners of the Great Valley Hotel (the “Great Valley TIC Owners”), for an aggregate purchase price, exclusive of closing costs, of $11,000,000. The Great Valley TIC Owners acquired their tenant-in-common interests in the Great Valley Hotel in a tenant-in-common program sponsored by an affiliate of the Company.

Nashville Hotel

On June 16, 2015, the OP acquired fee simple title to the Nashville Hotel from the current tenant-in-common owners of the Nashville Hotel (the “Nashville TIC Owners”), for an aggregate purchase price, exclusive of closing costs, of $66,300,000. The Nashville TIC Owners acquired their tenant-in-common interests in the Nashville Hotel in a tenant-in-common program sponsored by an affiliate of the Company.

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

Fort Worth Hotel

On December 18, 2015, the OP acquired an interest in the Fort Worth Hotel from the Fort Worth TIC Owners for an aggregate purchase price, exclusive of closing costs, including the assumption of the outstanding debt secured by the Fort Worth Hotel, of $7,301,887. The Fort Worth TIC Owners acquired their tenant-in-common interests in the Fort Worth Hotel in a tenant-in-common program sponsored by an affiliate of the Company.

Houston Hotel

On April 21, 2016, the OP acquired fee simple title to the Houston Hotel from the current tenant-in-common owners of the Houston Hotel (the “Houston TIC Owners”), for an aggregate purchase price, exclusive of closing costs, of $8,000,000. The Houston TIC Owners acquired their tenant-in-common interests in the Houston Hotel in a tenant-in-common program sponsored by an affiliate of the Company.

Payment from Moody Securities

On March 27, 2015, Moody Securities entered into a Notice of Acceptance Letter, Waiver and Consent with FINRA whereby Moody Securities, among other things, agreed to pay the Company $350,000 to be distributed pro rata to the Company’s stockholders in connection with the failure of Moody Securities to comply with FINRA Rule 2310 and the computation of organization and offering expenses incurred in connection with the Company’s initial public offering under FINRA rules. Moody Securities paid the Company $350,000 on July 21, 2015 which was recorded as a special contribution to the Company in the consolidated statements of equity and the Company made a special distribution to stockholders of $350,000 on July 28, 2015.

Letter of Intent with REIT II

On September 27, 2016, the Company and REIT II issued a joint press release announcing that they had entered into the LOI. There is no guarantee that a transaction pursuant to the LOI will occur. See Note 1 (“Organization”).

8.	Incentive Award Plan

The Company has adopted an incentive plan (the “Incentive Award Plan”) that provides for the grant of equity awards to the employees, directors and consultants of the Company and its affiliates. The Incentive Award Plan authorizes the grant of non-qualified and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards or cash-based awards. Shares of common stock will be authorized and reserved for issuance under the Incentive Award Plan. The Company has also adopted an independent directors compensation plan (the “Independent Directors Compensation Plan”) pursuant to which each of the Company’s then-current independent directors was entitled to receive 5,000 shares of restricted common stock when the Company raised the minimum offering amount of $2,000,000 in its initial public offering. Each new independent director that subsequently joins the Company’s board of directors will receive 5,000 shares of restricted stock on the date he or she joins the Company’s board of directors. In addition, on the date of each of the first four annual meetings of the Company’s stockholders at which an independent director is re-elected to the Company’s board of directors, he or she will receive 2,500 restricted shares of common stock. Subject to certain conditions, the non-vested shares of restricted stock granted pursuant to the Independent Directors Compensation Plan will vest and become non-forfeitable in four equal quarterly installments beginning on the first day of the first quarter following the date of grant; provided, however, that the restricted stock will become fully vested on the earlier to occur of (1) the termination of the independent director’s service as a director due to his or her death or disability, or (2) a change in control of the Company. As of September 30, 2016, there were 1,948,750 common shares remaining available for future issuance under the Incentive Award Plan and the Independent Directors Compensation Plan.

A total of 0 and 2,500 shares of restricted stock were granted pursuant to the Independent Directors Compensation Plan during the three months ended September 30, 2016 and 2015, respectively. As of September 30, 2016, a total of 51,250 shares of restricted common stock have been issued by the Company to the Company’s independent directors pursuant to the Independent Directors Compensation Plan.

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

The weighted average grant date fair value of the shares of restricted stock issued by the Company pursuant to the Independent Directors Compensation Plan was $10.00 per share based on observable market transactions occurring near the dates of the grants. The Company recorded compensation related to such shares of restricted stock ratably from the grant date to the date the shares become fully vested based on the fair market value of such shares at the date they were granted. The Company recorded compensation related to such shares of restricted stock of $77 and $4,077 for the three months ended September 30, 2016 and 2015, respectively, and $14,077 and $45,846 for the nine months ended September 30, 2016 and 2015, respectively. As of September 30, 2016, all shares of restricted common stock granted pursuant to the Independent Directors Compensation Plan which were granted as of August 12, 2015 had been vested and there was no remaining unrecognized compensation expense.

The following is a summary of activity under the Independent Directors Compensation Plan for the nine months ended September 30, 2016 and year ended December 31, 2015:

	Number of Shares	Weighted Average Grant Date Fair Value
Balance of non-vested shares as of January 1, 2015	5,625	$10.00
Shares granted on August 12, 2015	2,500	10.00
Shares vested	(6,250)	10.00

Balance of non-vested shares as of December 31, 2015	1,875	10.00
Shares vested	(1,875)	10.00
Balance of non-vested shares as of September 30, 2016	0	$10.00

9.	Subordinated Participation Interest

Pursuant to the limited partnership agreement of the OP, the holders of the Special Units will be entitled to distributions from the OP in an amount equal to 15.0% of net sales proceeds received by the OP on dispositions of its assets and dispositions of real properties by joint ventures or partnerships in which the OP owns a partnership interest, after the other holders of common units, including the Company, have received in the aggregate cumulative distributions from operating income, sales proceeds or other sources equal to their capital contributions plus an 8.0% cumulative non-compounded annual pre-tax return thereon. The Special Units will be redeemed for the above amount upon the earliest of: (1) the occurrence of certain events that result in the termination or non-renewal of the Advisory Agreement or (2) a listing of the Company’s common stock on a national securities exchange.

10.	Commitments and Contingencies

Restricted Cash

Under certain management and debt agreements existing at September 30, 2016 and December 31, 2015, the Company escrows payments required for insurance, real estate taxes, capital improvements, replacement of hotel furniture and fixtures, and debt service.

The composition of the Company’s restricted cash as of September 30, 2016 and December 31, 2015 was as follows:

	September 30, 2016	December 31, 2015
Property improvement plan	$1,612,776	$7,031,398
Real estate taxes	2,264,150	2,182,435
Insurance	292,607	379,907
Hotel furniture and fixtures	2,289,521	2,154,650
Seasonality	290,064	290,061
Expense deposit	255,500	—
Total restricted cash	$7,004,618	$12,038,451

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

Franchise Agreements

As of September 30, 2016, all of the Company’s hotel properties are operated under franchise agreements with initial terms ranging from 10 to 20 years. Franchise agreements allow the properties to operate under their respective brands. Pursuant to the franchise agreements, the Company pays a royalty fee, generally between 3.0% and 6.0% of room revenue, plus additional fees for marketing, central reservation systems and other franchisor costs that amount to between 1.5% and 4.3% of room revenue. The Company incurred franchise fee expense of approximately $1,245,000 and $1,258,000 for the three months ended September 30, 2016 and 2015, respectively, and $3,718,000 and $2,997,000 for the nine months ended September 30, 2016 and 2015, respectively, which is included in hotel operating expenses in the accompanying consolidated statements of operations.

11.       Income Taxes

The Company has formed TRSs that are C-corporations for federal income tax purposes and use the consolidated asset and liability method of accounting for income taxes. Tax return positions are recognized in the consolidated financial statements when they are “more-likely-than-not” to be sustained upon examination by the taxing authority. Deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future periods. A valuation allowance may be placed on deferred income tax assets, if it is determined that it is more likely than not that a deferred tax asset may not be realized.

No provision for income taxes has been made for the Company (other than for each TRS) for the three and nine months ended September 30, 2016 and 2015 due to the Company’s election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2011. Prior to January 1, 2011, the Company was subject to federal and state income taxes, as it had not yet elected to be taxed as a REIT.

The TRSs had deferred tax assets of $1,890,000 and $1,345,000 as of September 30, 2016 and December 31, 2015, respectively.

As of September 30, 2016, the Company had operating loss carry-forwards of $355,800 expiring in 2030, 2031 and 2033.

The income tax expense (benefit) for the three months and nine months ended September 30, 2016 and 2015 consisted of the following:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Current expense	$7,263	$302,000	$139,577	$663,000
Deferred expense (benefit)	(342,000)	31,000	(545,000)	(198,000)
Total expense (benefit), net	$(334,737)	$333,000	$(405,423)	$465,000

Federal	$(355,000)	$225,000	$(507,000)	$375,000
State	20,263	108,000	101,577	90,000
Total tax expense (benefit)	$(334,737)	$333,000	$(405,423)	$465,000

13.       Subsequent Events

Distributions Declared

On September 30, 2016, the Company declared a distribution in the aggregate amount of $869,674, of which $558,819 was paid in cash on October 15, 2016 and $310,855 was paid pursuant to the DRIP in the form of additional shares of the Company’s common stock. On October 31, 2016, the Company declared a distribution in the aggregate amount of $900,668 which is scheduled to be paid in cash on or about November 15, 2016.

Moody National REIT I, Inc.
Notes to Consolidated Financial Statements
September 30, 2016
(unaudited)

Suspension of the DRIP

On October 13, 2016, the Company’s board of directors voted to suspend the DRIP. The suspension of the DRIP will become effective beginning with distributions made in November 2016 and will remain in effect unless and until the DRIP resumes, as determined by the Company’s board of directors. No modifications or changes were made to the DRIP.

Repurchase of Shares

On October 12, 2016, the Company repurchased 1,320.00 shares requested to be redeemed during the quarter at an average price of $10.75 per share. The Company’s share redemption program was suspended in May 2016 in all cases other than death or qualifying disability. This repurchase was made pursuant to the death/qualifying disability exception to the foregoing suspension.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements of Moody National REIT I, Inc. and the notes thereto. As used herein, the terms “we,” “our” and “us” refer to Moody National REIT I, Inc., a Maryland corporation, and, as required by context, Moody National Operating Partnership I, L.P., a Delaware limited partnership, which we refer to as our “operating partnership,” and to their subsidiaries.

Forward-Looking Statements

Certain statements included in this quarterly report on Form 10-Q, or the Quarterly Report, that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	whether or not we enter into a definitive merger agreement with Moody National REIT II, Inc., or REIT II, pursuant to the letter of intent described herein;

●	our ability to effectively deploy the remaining net proceeds raised in our follow-on public offering of common stock, which terminated effective February 20, 2015;

●	our ability to continue to obtain financing on acceptable terms;

●	our levels of debt and the terms and limitations imposed on us by our debt agreements;

●	our ability to continue to identify and acquire real estate and real estate-related assets on terms that are favorable to us;

●	risks inherent in the real estate business, including the lack of liquidity of real estate investments and potential liability relating to environmental matters;

●	changes in demand for rooms at our hotel properties;

●	our ability to continue to compete in the hotel industry;

●	adverse developments affecting our sponsor and its affiliates;

●	the availability of cash flow from operating activities for distributions;

●	changes in economic conditions generally and the real estate and debt markets specifically;

●	conflicts of interest arising out of our relationship with our advisor and its affiliates;

●	legislative or regulatory changes (including changes to the laws governing the taxation of real estate investment trusts, or REITs);

●	the availability of capital;

●	changes in interest rates; and

●	changes to U.S. generally accepted accounting principles, or GAAP.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon any forward-looking statements included herein. All forward-looking statements are made as of the date this Quarterly Report is filed with the Securities and Exchange Commission, or the SEC, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements made herein, whether as a result of new information, future events, changed circumstances or any other reason.

All forward-looking statements included in this report should be read in light of the factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016.

Overview

We were formed as a Maryland corporation on January 15, 2008 to invest in a diversified portfolio of real estate investments. We elected to qualify as a real estate investment trust, or REIT, commencing with the taxable year ended December 31, 2011.

As of September 30, 2016, our portfolio consisted of fourteen investments: (1) the Woodlands Hotel, a 91-suite hotel property in The Woodlands, Texas, (2) the Germantown Hotel, a 127-guestroom hotel property located in Germantown, Tennessee, (3) the Charleston Hotel, a 113-guestroom hotel property located in North Charleston, South Carolina, (4) the Austin Hotel, a 123-suite hotel property located in Austin, Texas, (5) the Grapevine Hotel, a 133-suite hotel property located in Grapevine, Texas, (6) our joint venture interest in the Lyndhurst Hotel, a 227-guestroom hotel property located in, Lyndhurst, New Jersey, (7) the Austin Arboretum Hotel, a 138-guestroom hotel property located in Austin, Texas, (8) the Great Valley Hotel, a 125-guestroom hotel property located in Frazer, Pennsylvania, (9) the Nashville Hotel, a 208-room hotel property located in Nashville, Tennessee, (10) the Homewood Suites Austin Hotel, a 96-room hotel property located in Austin, Texas, (11) our joint venture interest in the Fort Worth Hotel, a 95-unit hotel property located in Fort Worth, Texas, (12) the Houston Hotel, a 119-room hotel property located in Houston, Texas, (13) a note receivable from a related party with an initial principal amount of $9,000,000 and (14) a note receivable from a related party with an initial principal amount of $4,500,000.

On April 15, 2009, we commenced our initial public offering, or our initial public offering, of up to $1,000,000,000 in shares of our common stock to the public in our primary offering at $10.00 per share and up to $100,000,000 in shares of our common stock to our stockholders pursuant to our distribution reinvestment plan, or the DRIP, at $9.50 per share. As of the termination of our initial public offering, we had accepted subscriptions for, and issued, 1,126,253 shares of our common stock in our initial public offering, including 29,582 shares of our common stock pursuant to our DRIP, resulting in offering proceeds of $10,966,713. On October 12, 2012, we terminated our initial public offering.

On October 12, 2012, we commenced our follow-on public offering, or our follow-on offering, of up to $1,000,000,000 in shares of our common stock, comprised of up to $900,000,000 in shares offered to the public at $10.00 per share and up to $100,000,000 in shares offered to our stockholders pursuant to the DRIP at $9.50 per share. Effective February 20, 2015, we terminated the offer and sale of shares to the public in our follow-on offering, but continued to issue shares pursuant to the DRIP. On November 4, 2015, we filed a new Registration Statement on Form S-3 with the SEC to register the sale of up to $25,000,000 in shares of our common stock pursuant to the DRIP, or our DRIP offering.

As of the termination of our follow-on offering, we had accepted investors’ subscriptions for, and issued, 11,720,956 shares of our common stock in that offering, including 510,457 shares of our common stock issued pursuant to the DRIP, resulting in aggregate gross offering proceeds of $112,104,990. As of September 30, 2016, we had accepted subscriptions for, and issued, an aggregate of 12,847,209 shares of common stock in our initial public offering and follow-on offering, including 540,039 shares of common stock issued pursuant to the DRIP, resulting in aggregate gross offering proceeds of $123,071,703. As of September 30, 2016, we had sold 357,587 shares pursuant to the DRIP in our DRIP Offering, and 2,142,413 shares of our common stock registered in the DRIP Offering remained available for sale.

Subject to the proposed merger described herein, we intend to use substantially all of the remaining net proceeds from the foregoing offerings and the proceeds from any other offering of our shares that we may conduct in the future to continue to invest in a diversified portfolio of real properties, real estate securities and debt-related investments. To date, substantially all of our investments have been in hotel properties, loans secured by hotel properties or loans to related parties, and we anticipate that our portfolio will continue to consist primarily of hotel properties, located in the United States and Canada that we own exclusively or in joint ventures or other co-ownership arrangements with other persons. We may also invest in other property types consisting of multifamily, office, retail and industrial assets located in the United States and Canada as well as securities of real estate companies and debt-related investments. We may also make opportunistic investments in properties that may be under-developed or newly constructed and in properties that we believe are undervalued.

On March 24, 2016, our board of directors determined an estimated value per share of our common stock of $10.75 as of December 31, 2015. In connection with the determination of an estimated per share value, also on March 24, 2016, our board of directors also determined to increase the purchase price of shares offered pursuant to the DRIP to $10.21, which became effective as of May 1, 2016. On October 13, 2016, our board of directors determined to suspend the DRIP. The suspension of the DRIP will become effective beginning with distributions made in November 2016 and will remain in effect unless and until the DRIP resumes, as determined by our board of directors. In the future, our board of directors may, in its sole discretion and from time to time, change the price at which we offer shares pursuant to the DRIP to reflect changes in our estimated value per share and other factors that the board of directors deems relevant.

On March 24, 2016, our board of directors approved the formation of a special committee of two of the Company’s independent directors, or the Special Committee, to consider potential strategic transactions. The Special Committee’s responsibilities include (i) the identification and investigation of potential strategic transactions, (ii) conducting negotiations with respect to any strategic transactions, (iii) the review and analysis of potential strategic transactions and (iv) making recommendations to our board of directors concerning any strategic transactions. The Special Committee is authorized to engage experts and advisors in connection with the foregoing responsibilities. In addition, in connection with the formation of the Special Committee on March 24, 2016, our board of directors elected to suspend our share redemption program, which became effective as of May 6, 2016.

On September 27, 2016, as previously disclosed in our Current Report on Form 8-K filed on such day, we jointly announced with Moody National REIT II, Inc., or REIT II, that the Special Committee, after reviewing strategic alternatives, had accepted a non-binding Letter of Intent, or the LOI, from the special committee of the board of directors of REIT II regarding our acquisition by REIT II. Pending receipt of the necessary approvals, the acquisition would take the form of a merger, with gross merger consideration of $11.00 per share of our common stock before the payment of disposition fees and profit sharing amounts payable to our sponsor, financial advisory and legal fees payable by us, and other transaction and closing costs incurred by us; provided, that in no event would the net merger consideration payable to the holders of our common stock be less than $10.25 per share. Further, the LOI provides that our stockholders would have the option to receive shares of REIT II common stock or cash; provided, that no more than approximately 50% of the aggregate net merger consideration may be paid in cash. The LOI also provides that any definitive merger agreement would include go-shop and termination fee provisions. Entry into a definitive merger agreement with respect to the proposed merger is subject to a number of conditions, and there is no guarantee that a transaction pursuant to the LOI will occur. Our management will expend time and resources in the negotiation of a definitive merger agreement, which time and resources may otherwise have been allocated to our other operational needs. Additionally, the LOI is non-binding and there will be no contract or agreement regarding a transaction between us and REIT II until a definitive merger agreement is signed. Even if a definitive merger agreement is entered into, there can be no assurance as to whether or when the conditions to the closing of the proposed merger will be satisfied or waived, or as to whether or when the proposed merger will be consummated.

If we and REIT II enter into a definitive agreement related to the proposed merger, REIT II will prepare and file with the U.S. Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 containing a proxy statement/prospectus jointly prepared by us and REIT II, and other related documents. The joint proxy statement/prospectus will contain important information about the proposed merger and related matters. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED BY US AND REIT II WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT US, REIT II AND THE PROPOSED MERGER.

Subject to certain restrictions and limitations, our business is externally managed by Moody National Advisor I, LLC, our external advisor, pursuant to an advisory agreement. We refer to Moody National Advisor I, LLC as our “advisor.” Our advisor conducts our operations and manages our portfolio of real estate investments.

We believe that we have sufficient capital to meet our existing debt service and other operating obligations for the current year and that we have adequate resources to fund our cash needs until we reach sustainable profitable operations. However, our operations are subject to a variety of risks, including, but not limited to, our ability to raise additional funds in future offerings of securities (if any), changes in national economic conditions, the restricted availability of financing, changes in demographic trends and interest rates, declining real estate valuations and downward pressure on room rates for hotels. As a result of these uncertainties, there can be no assurance that we will meet our investment objectives or that the risks described above will not have an adverse effect on our properties or results of operations.

We made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, commencing with the taxable year ended December 31, 2011. As a REIT, we generally are not subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year after the taxable year in which we initially elect to be taxed as a REIT, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Failing to qualify as a REIT could materially and adversely affect our net income.

Liquidity and Capital Resources

Our principal demand for funds is for the acquisition of real estate assets, the payment of operating expenses, principal and interest payments on our outstanding indebtedness and the payment of distributions to our stockholders. Over time, we intend to generally fund our cash needs for items other than asset acquisitions from operations. Our cash needs for acquisitions and investments will be funded primarily from the remaining proceeds from the sale of shares of our common stock in our follow-on offering, the sale of shares pursuant to the DRIP and assumption and origination of debt.

Our advisor, subject to the oversight of our investment committee and board of directors, will evaluate potential acquisitions and will engage in negotiations with sellers and lenders on our behalf. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

We may, but are not required to, establish working capital reserves out of cash flow generated by our real estate assets or out of proceeds from the sale of our real estate assets. We do not anticipate establishing a general working capital reserve; however, we may establish working capital reserves with respect to particular investments. We also may, but are not required to, establish reserves out of cash flow generated by our real estate assets or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically utilized to fund tenant improvements, leasing commissions and major capital expenditures. Our lenders also may require working capital reserves.

To the extent that any working capital reserve we establish is insufficient to satisfy our cash requirements, additional funds may be provided from cash generated from operations, short-term borrowing, equity capital from joint venture partners, or the proceeds of additional public or private offerings of our shares or interests in our operating partnership. In addition, subject to certain limitations, we may incur indebtedness in connection with the acquisition of any real estate asset, refinance the debt thereon, arrange for the leveraging of any previously unfinanced property or reinvest the proceeds of financing or refinancing in additional properties. There can be no assurance that we will be able to obtain such capital or financing on favorable terms, if at all.

Net Cash Provided by Operating Activities

As of September 30, 2016, we owned interests in twelve hotel properties, including two joint venture interests. Net cash provided by operating activities for the nine months ended September 30, 2016 and 2015 was $6,001,864 and $4,321,247, respectively. The increase in cash provided by operating activities for the nine months ended September 30, 2016 was primarily due to an increase in net operating income related to additional hotel acquisitions and owning other properties for the entire period.

Net Cash Used In Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2016 and 2015 was $478,081 and $81,001,344, respectively. The decrease in cash used in investing activities for the nine months ended September 30, 2016 was primarily due to the decrease in acquisitions of hotel properties to $8,000,000 for the nine months ended September 30, 2016 from $84,281,803 for the nine months ended September 30, 2015 offset by the full repayment of the mortgage note receivable secured by a Hyatt Place hotel in Grapevine, Texas, or the Hyatt Place Note, of $11,839,171 for the nine months ended September 30, 2016 compared to the proceeds from the sale of a hotel in Newark, California of $22,107,775 and repayments of a note secured by a hotel in Grapevine, Texas, or the Hyatt Place Note, of $164,073 for the nine months ended September 30, 2015.

Net Cash Provided By (Used In) Financing Activities

Our cash flows used in financing activities consist primarily of distributions paid to our stockholders and repayments of notes payable. Net cash provided by (used in) financing activities for the nine months ended September 30, 2016 and 2015 was $(13,343,752) and $75,404,158, respectively. The decrease in cash provided by financing activities for the nine months ended September 30, 2016, was primarily due to a decrease in gross offering proceeds to $0 for the nine months ended September 30, 2016 from $27,342,069 for the nine months ended September 30, 2015 due to the follow-on offering ending in February 2015. Also, proceeds of notes payable decreased to $4,800,000 for the nine months ended September 30, 2016 from $71,500,000 for the nine months ended September 30, 2015 due to a significant decrease in hotel acquisitions during 2016.

Cash and Cash Equivalents

As of September 30, 2016, we had cash on hand of $6,251,259.

Debt

We use, and intend to use in the future, secured and unsecured debt as a means of providing additional funds for the acquisition of real property, securities and debt-related investments. By operating on a leveraged basis, we expect that we will have more funds available for investments. This will generally allow us to make more investments than would otherwise be possible, potentially resulting in enhanced investment returns and a more diversified portfolio. However, our use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to assets other than those specifically securing the repayment of the indebtedness. When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of obtaining debt financing at a later time.

As of September 30, 2016, our outstanding indebtedness totaled $172,013,508. Our aggregate borrowings are reviewed by our board of directors at least quarterly. Under our Second Articles of Amendment and Restatement, or our charter, we are prohibited from borrowing in excess of 300% of the value of our net assets. “Net assets” for purposes of this calculation is defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of our assets before non-cash reserves and depreciation. However, we may temporarily borrow in excess of these amounts if such excess is approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report, along with an explanation for such excess. As of September 30, 2016 and 2015, our debt levels did not exceed 300% of the value of our net assets.

Contractual Commitments and Contingencies

The following is a summary of our contractual obligations as of September 30, 2016:

	Payments Due By Period
Contractual Obligations	Total	2016	2017-2018	2019-2020	Thereafter
Long-term debt obligations(1)	$172,013,508	$376,243	$46,189,063	$4,588,790	$120,859,412
Interest payments on outstanding debt obligations(2)	48,866,802	2,149,188	13,692,116	11,585,898	21,439,600
Purchase obligations(3)	—	—	—	—	—
Total	$220,880,310	$2,525,431	$59,881,179	$16,174,688	$142,299,012

(1)	Amounts include principal payments only.
(2)	Projected interest payments are based on the outstanding principal amounts and weighted-average interest rates at September 30, 2016.
(3)	Purchase obligations were excluded from contractual obligations as there were no binding purchase obligations as of September 30, 2016.

Organization and Offering Costs

Pursuant to our advisory agreement with our advisor, we are obligated to reimburse our advisor and its affiliates, as applicable, for organization and offering costs incurred on our behalf associated with each of our public offerings, but only to the extent that such reimbursements do not exceed actual expenses incurred by our advisor and would not cause sales commissions, the dealer manager fee and other organization and offering costs borne by us in a public offering to exceed 15.0% of gross offering proceeds from the sale of our shares in such public offering as of the date of reimbursement. Our advisor was obligated to reimburse us to the extent organization and offering costs (including sales commissions and dealer manager fees) incurred by us in a public offering exceeded 15.0% of the gross offering proceeds from the sale of our shares of common stock in such public offering.

Total offering costs for our initial public offering, which terminated on October 12, 2012, were $4,132,374. We directly incurred offering costs of $946,944 for our initial public offering and reimbursed our advisor for $742,134 in offering costs for our initial public offering. The remaining $2,443,296 in offering costs related to our initial public offering is not our liability because such costs exceeded 15.0% of the gross offering proceeds from the sale of our shares of common stock in our completed initial public offering. We reimbursed our advisor for $28,083 in organization costs for our initial public offering.

Total offering costs for our follow-on offering were $14,121,598. We directly incurred $11,396,735 of offering costs for our follow-on offering, and $2,724,863 in offering costs were reimbursable to our advisor. As of September 30, 2016, total offering costs for the DRIP offering were $124,000. We directly incurred $0 of offering costs for the DRIP offering and $124,000 in offering costs were reimbursable to our advisor. As of September 30, 2016, we had $0 payable to our advisor for offering costs related to our follow-on offering and the DRIP offering. Offering costs related to our follow-on offering did not exceed 15.0% of the gross offering proceeds from the sale of our shares of common stock in our follow-on offering. We have not reimbursed our advisor any funds for organization costs for our follow-on offering.

Operating Expenses

Pursuant to our charter, we will reimburse our advisor for all operating expenses paid or incurred by our advisor in connection with the services provided to us, subject to the limitation that we will not reimburse our advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of our average invested assets or (2) 25% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period, which we refer to as the “2%/25% Limitation.” Notwithstanding the above, we may reimburse our advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended September 30, 2016, our total operating expenses were $4,508,400, which included $3,296,119 in operating expenses incurred directly by us and $1,212,281 incurred by our advisor on our behalf. Of the $4,508,400 in total operating expenses incurred during the four fiscal quarters ended September 30, 2016, $0 exceeded the 2%/25% Limitation. We reimbursed our advisor approximately $1,212,000 in operating expenses during the four fiscal quarters ended September 30, 2016. Additionally, our advisor has incurred $5,078,162 in operating expenses on our behalf prior to the four fiscal quarters ended September 30, 2016. Subject to a future determination by the board of directors, this amount is not reimbursable to our advisor and is not our obligation.

Our advisor has waived all operating expenses reimbursable to our advisor for each of the 12 prior fiscal quarters ended March 31, 2014, which we refer to as the “waiver period,” to the extent such expenses had not been previously reimbursed to our advisor. Our advisor further agreed that all expenses incurred directly by us during the waiver period would be paid by our advisor on our behalf. Total reimbursable expenses so waived or assumed by our advisor were $1,967,721 as of September 30, 2016.

Results of Operations

As of September 30, 2016, we had acquired two hotel properties since September 30, 2015. Accordingly, our results of operations for the three months ended September 30, 2016 are not directly comparable to those for the three months ended September 30, 2015. In general, we expect that our income and expenses related to our investment portfolio will increase in future periods as a result of anticipated future acquisitions of real estate and real estate-related investments. However, if we enter into a transaction with REIT II related to the LOI, we expect that such transaction would lower our income and expenses.

Comparison of the three months ended September 30, 2016 versus the three months ended September 30, 2015

Revenue

Total revenue increased to $15,780,570 for the three months ended September 30, 2016 from $15,715,824 for the three months ended September 30, 2015. Total hotel revenue decreased to $15,338,469 for the three months ended September 30, 2016 from $15,428,989 for the three months ended September 30, 2015. The decrease in hotel revenue was primarily due to the fact that, even though we owned twelve hotel properties at September 30, 2016 compared to ten hotel properties at September 30, 2015, revenues declined at our hotels located in Texas. Interest income related to the Hyatt Place Note and the notes receivable from related parties increased to $442,101 for the quarter ended September 30, 2016 from $286,835 for the quarter ended September 30, 2015.

A comparison of hotel revenues for those hotels owned continuously for the three months ended September 30, 2016 and 2015 is set forth below:

	Three months ended September 30,
	2016	2015	Increase (Decrease)
Woodlands Hotel	$778,987	$911,331	$(132,344)
Germantown Hotel	1,044,009	1,045,890	(1,881)
Charleston Hotel	984,732	953,593	31,139
Austin Hotel	949,733	1,151,016	(201,283)
Grapevine Hotel	1,571,533	1,524,642	46,891
Lyndhurst Hotel	2,308,184	2,364,518	(56,334)
Austin Arboretum Hotel	1,237,902	1,390,059	(152,157)
Great Valley Hotel	1,086,667	1,063,188	23,479
Nashville Hotel	3,493,848	3,257,287	236,561
Totals	$13,455,595	$13,661,524	$(205,959)

Revenue declined at the Woodlands Hotel, the Austin Hotel and the Austin Arboretum Hotel due to the downturn in the energy business in Texas.

Hotel Operating Expenses

Hotel operating expenses increased to $9,652,424 for the three months ended September 30, 2016 from $9,146,693 for the three months ended September 30, 2015. The increase in hotel operating expenses was primarily due to the fact that we owned interests in twelve hotel properties at September 30, 2016 compared to ten hotel properties at September 30, 2015.

Property Taxes, Insurance and Other

Property taxes, insurance and other decreased to $945,390 for the three months ended September 30, 2016 from $1,039,831 for the three months ended September 30, 2015. This decrease was primarily due to the fact that, although we owned interests in twelve hotel properties at September 30, 2016 compared to ten hotel properties at September 30, 2015, an adjustment to prior years’ property taxes was made during the three months ended September 30, 2015.

Depreciation and Amortization

Depreciation and amortization expense increased to $3,005,575 for the three months ended September 30, 2016 from $2,741,430 for the three months ended September 30, 2015. The increase in depreciation and amortization expense was primarily due to the fact that we owned interests in twelve hotel properties at September 30, 2016 compared to ten hotel properties at September 30, 2015.

Property Acquisition Expenses

Property acquisition expenses decreased to $0 for the three months ended September 30, 2016 from $1,554,135 for the three months ended September 30, 2015. We acquired no properties during the quarter ended September 30, 2016 and one property during the quarter ended September 30, 2015 with an acquisition price of $14,250,000.

Corporate General and Administrative Expenses

Corporate general and administrative expenses increased to $1,395,796 for the three months ended September 30, 2016 from $836,446 for the three months ended September 30, 2015. These general and administrative expenses consisted primarily of asset management fees, restricted stock compensation, directors’ fees and professional fees. Asset management fees increased during the three months ended September 30, 2016 from the three months ended September 30, 2015 because we owned interests in twelve hotel properties at September 30, 2016 compared to ten hotel properties at September 30, 2015.

Interest Expense and Amortization of Debt Issuance Costs

Interest expense and amortization of debt issuance costs increased to $2,353,716 for the three months ended September 30, 2016 from $2,230,998 for the three months ended September 30, 2015. This increase in interest expense and amortization of debt issuance costs was due to the fact that we incurred additional indebtedness related to two hotel property acquisitions since September 30, 2015. In future periods our interest expense will vary based on the amount of our borrowings, which will depend on the availability and cost of borrowings, the amount of proceeds from other financing sources to acquire assets and our ability to identify and acquire real estate and real estate-related assets that meet our investment objectives.

Income Tax Expense (Benefit)

Income tax expense (benefit) for the three months ended September 30, 2016 was $(334,737) compared to $333,000 for the three months ended September 30, 2015 due to a decline in revenue and taxable income related to hotels located in Texas and related to the hotel located in Newark, California that was sold in during the three months ended September 30, 2015.

Comparison of the nine months ended September 30, 2016 versus the nine months ended September 30, 2015

Revenue

Total revenue increased to $47,288,982 for the nine months ended September 30, 2016 from $38,259,380 for the nine months ended September 30, 2015. Total hotel revenue increased to $45,879,199 for the nine months ended September 30, 2016 from $37,661,855 for the nine months ended September 30, 2015. The increase in hotel revenue was primarily due to the fact that we owned interests in twelve hotel properties at September 30, 2016 compared to ten hotel properties at September 30, 2015. Also, we had a full nine months of operations for the Great Valley Hotel, the Nashville Hotel, and the Homewood Suites Austin Hotel during the nine months ended September 30, 2016. Interest income related to the Hyatt Place Note and the notes receivable from related parties increased to $1,409,783 for the nine months ended September 30, 2016 from $597,525 for the nine months ended September 30, 2015.

A comparison of hotel revenues for those hotels owned continuously for the nine months ended September 30, 2016 and 2015 follows:

	Nine months ended September 30,
	2016	2015	Increase (Decrease)
Woodlands Hotel	$2,480,139	$3,015,253	$(535,114)
Germantown Hotel	3,103,194	3,014,382	88,812
Charleston Hotel	3,038,140	2,757,116	281,024
Austin Hotel	3,022,004	3,761,184	(739,180)
Grapevine Hotel	4,889,230	4,509,201	380,029
Lyndhurst Hotel	6,570,514	6,213,292	357,222
Austin Arboretum Hotel	3,948,635	4,409,984	(461,349)
Totals	$27,051,856	$27,680,412	$(628,556)

Revenue declined at the Woodlands Hotel, the Austin Hotel and the Austin Arboretum Hotel due to the downturn in the energy business in Texas and property improvements being made to the Austin Arboretum Hotel.

Hotel Operating Expenses

Hotel operating expenses increased to $27,847,055 for the nine months ended September 30, 2016 from $22,390,381 for the nine months ended September 30, 2015. The increase in hotel operating expenses was primarily due to the fact that we owned interests in twelve hotel properties at September 30, 2016 compared to ten hotel properties at September 30, 2015.

Property Taxes, Insurance and Other

Property taxes, insurance and other increased to $2,798,090 for the nine months ended September 30, 2016 from $2,379,320 for the nine months ended September 30, 2015. This increase was primarily due to the fact that we owned interests in twelve hotel properties at September 30, 2016 compared to ten hotel properties at September 30, 2015.

Depreciation and Amortization

Depreciation and amortization expense increased to $8,718,359 for the nine months ended September 30, 2016 from $6,660,814 for the nine months ended September 30, 2015. The increase in depreciation and amortization expense was primarily due to the fact that we owned interests in twelve hotel properties at September 30, 2016 compared to ten hotel properties at September 30, 2015.

Property Acquisition Expenses

Property acquisition expenses decreased to $112,283 for the nine months ended September 30, 2016 from $3,328,909 for the nine months ended September 30, 2015. We acquired one property during the nine months ended September 30, 2016 and three properties during the nine months ended September 30, 2015 with aggregate purchase prices of $8,000,000 and $91,550,000, respectively.

Corporate General and Administrative Expenses

Corporate general and administrative expenses increased to $3,602,859 for the nine months ended September 30, 2016 from $2,292,008 for the nine months ended September 30, 2015. These general and administrative expenses consisted primarily of asset management fees, restricted stock compensation, directors’ fees and professional fees. Asset management fees increased during the nine months ended September 30, 2016 from the nine months ended September 30, 2015 because we owned interests in twelve hotel properties at September 30, 2016 compared to ten hotel properties at September 30, 2015.

Interest Expense and Amortization of Debt Issuance Costs

Interest expense and amortization of debt issuance costs increased to $7,067,644 for the nine months ended September 30, 2016 from $5,555,630 for the nine months ended September 30, 2015. This increase in interest expense and amortization of debt issuance costs was due to the fact that we incurred additional indebtedness related to our two hotel property acquisitions since September 30, 2015. In future periods our interest expense will vary based on the amount of our borrowings, which will depend on the availability and cost of borrowings, the amount of proceeds from other financing sources to acquire assets and our ability to identify and acquire real estate and real estate-related assets that meet our investment objectives.

Income Tax Expense (Benefit)

Income tax expense (benefit) for the nine months ended September 30, 2016 was $(405,423) compared to $465,000 for the nine months ended September 30, 2015 due to a decline in revenue and taxable income related to hotels located in Texas and related to the hotel located in Newark, California that was sold in during the nine months ended September 30, 2015.

Critical Accounting Policies

General

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the financial statements or different amounts reported in the consolidated financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. These policies require complex judgment in their application or estimates about matters that are inherently uncertain.

Income Taxes

We have made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2011. Prior to our election to be taxed as a REIT, we were subject to normal federal and state corporation income taxes.

As a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, so long as we distribute at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP) and satisfy the other organizational and operational requirements for REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income. We lease the hotels we acquire to wholly-owned taxable REIT subsidiaries that are subject to federal, state and local income taxes.

We account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded for net deferred tax assets that are not expected to be realized. We accrued $139,577 and $663,000 in current income taxes for the nine months ended September 30, 2016 and 2015, respectively. We had a net deferred tax asset, consisting primarily of net operating losses generated by our taxable REIT subsidiaries, of $1,890,000 and $1,345,000 as of September 30, 2016 and December 31, 2015, respectively.

We have reviewed tax positions under GAAP guidance that clarify the relevant criteria and approach for the recognition and measurement of uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return. A tax position may only be recognized in the consolidated financial statements if it is more likely than not that the tax position will be sustained upon examination. We had no material uncertain tax positions as of September 30, 2016.

The preparation of our various tax returns requires the use of estimates for federal and state income tax purposes. These estimates may be subjected to review by the respective taxing authorities. A revision to an estimate may result in an assessment of additional taxes, penalties and interest. At this time, a range in which our estimates may change is not expected to be material. We will account for interest and penalties relating to uncertain tax provisions in the current period income statement, if necessary. We have tax years 2011 through 2015 remaining subject to examination by various federal and state tax jurisdictions.

Valuation and Allocation of Hotel Properties — Acquisitions

Upon acquisition, the purchase price of hotel properties is allocated to the tangible assets acquired, consisting of land, buildings and furniture, fixtures and equipment, any assumed debt, identified intangible assets and asset retirement obligations, if any, based on their fair values. Acquisition costs are charged to expense as incurred. Initial valuations are subject to change during the measurement period, but the measurement period ends as soon as the information is available. The measurement period shall not exceed one year from the acquisition date.

The tangible assets acquired consist of land, buildings, furniture, fixtures and equipment. Land values are derived from appraisals, and building values are calculated as replacement cost less depreciation or our estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods. The value of furniture, fixtures and equipment is based on their fair value using replacement costs less depreciation.

We determine the fair value of assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that we believe we could obtain. Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan as interest expense.

In allocating the purchase price of each of our properties, our advisor makes assumptions and uses various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets, discount rates used to determine present values, market rental rates per square foot and the period required to lease the property up to its occupancy at acquisition as if it were vacant. Many of these estimates are obtained from independent third party appraisals. However, we are responsible for the source and use of these estimates. These estimates involve judgments and are subject to being imprecise; accordingly, if different estimates and assumptions were derived, the valuation of the various categories of our real estate assets or related intangibles could in turn result in a difference in the depreciation or amortization expense recorded in our consolidated financial statements. These variances could be material to our results of operations and financial condition.

Valuation and Allocation of Hotel Properties — Ownership

Depreciation expense is computed using the straight-line and accelerated methods based upon the following estimated useful lives:

Estimated Useful Lives
Buildings and improvements	39-40 years
Exterior improvements	10-20
Equipment and fixtures	5-10

Impairments

We monitor events and changes in circumstances indicating that the carrying amounts of our hotel properties may not be recoverable. When such events or changes in circumstances are present, we assess potential impairment by comparing estimated future undiscounted cash flows expected to be generated over the life of the asset from operating activities and from its eventual disposition, to the carrying amount of the asset. In the event that the carrying amount exceeds the estimated future undiscounted cash flows, we recognize an impairment loss to adjust the carrying amount of the asset to estimated fair value for assets held for use and fair value less costs to sell for assets held for sale. There were no such impairment losses for the three or nine months ended September 30, 2016 and 2015.

In evaluating our hotel properties for impairment, we make several estimates and assumptions, including, but not limited to, the projected date of disposition of the properties, the estimated future cash flows of the properties during our ownership and the projected sales price of each of the properties. A change in these estimates and assumptions could result in a change in the estimated undiscounted cash flows or fair value of our hotel properties which could then result in different conclusions regarding impairment and material changes to our consolidated financial statements.

Recent Accounting Pronouncements

In January 2016, the FASB issued ASU No. 2016-01, “Recognition and Measurement of Financial Assets and Liabilities,” which enhances the reporting requirements surrounding the measurement of financial instruments and requires equity securities to be measured at fair value with changes in the fair value recognized through net income. ASU No. 2016-01 is effective for our fiscal year commencing on January 1, 2018. We do not anticipate that the adoption of ASU No. 2016-01 will have a material effect on our consolidated financial position or our consolidated results of operations.

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which changes lessee accounting to reflect the financial liability and right-of-use asset that are inherent to leasing an asset on the balance sheet. ASU No. 2016-02 is effective for our fiscal year commencing on January 1, 2019, but early adoption is permitted. We are evaluating the effect that ASU 2016-02 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition date nor have we determined the effect of ASU No. 2016-02 on our consolidated financial position or our consolidated results of operations.

In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting,” which simplifies the accounting for income taxes for certain equity-based awards to employees. ASU No. 2016-09 is effective for our fiscal year commencing on January 1, 2017. We do not anticipate that the adoption of ASU No. 2016-09 will have a material effect on our consolidated financial position or our consolidated results of operations.

Inflation

As of September 30, 2016, our investments consisted of ownership interests in twelve hotel properties and our notes receivable from related parties. Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, limit the operators’ ability to raise room rates. We are currently not experiencing any material impact from inflation.

REIT Compliance

To qualify as a REIT for tax purposes, we will be required to distribute at least 90% of our REIT taxable income to our stockholders. We must also meet certain asset and income tests, as well as other requirements. We will monitor the business and transactions that may potentially impact our REIT status. If we fail to qualify as a REIT in any taxable year following the taxable year in which we initially elect to be taxed as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which our REIT qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders.

Distributions

Our board of directors has authorized distributions to our stockholders that (1) accrue daily to our stockholders of record on each day; (2) are payable in cumulative amounts on or before the 15th day of each calendar month and (3) are calculated at a rate of $0.002192 per share of the our common stock per day, which, if paid each day over a 365-day period, is equivalent to an 8.0% annualized distribution rate based on a purchase price of $10.00 per share of our common stock.

The following table summarizes distributions paid in cash and pursuant to our distribution reinvestment plan (DRIP) for the nine months ended September 30, 2016 and 2015:

		Distribution Paid	Total Amount of
Period	Cash Distribution	Pursuant to DRIP(1)	Distribution
First Quarter 2016	$1,643,571	$965,287	$2,608,858
Second Quarter 2016	1,683,097	967,084	2,650,181
Third Quarter 2016	1,703,955	954,614	2,658,569
Total	$5,030,623	$2,886,985	$7,917,608

First Quarter 2015	$1,348,289	$746,826	$2,095,115
Second Quarter 2015	1,623,871	964,050	2,587,921
Third Quarter 2015	1,980,101	978,008	2,958,109
Total	$4,952,261	$2,688,884	$7,641,145

(1)	Amount of distributions paid in shares of common stock pursuant to our DRIP.

We paid $7,917,608 in aggregate distributions in the first three quarters of 2016 which was comprised of $5,030,623 in cash distributions and $2,886,985 in shares issued pursuant to our distribution reinvestment plan. We paid $7,641,145 in aggregate distributions in the first three quarters of 2015 which was comprised of $4,952,261 in cash distributions and $2,688,884 in shares issued pursuant to our distribution reinvestment plan. For the nine months ended September 30, 2016 and 2015, we had cash provided by operating activities of $6,001,864 and $4,321,247, respectively. For the nine months ended September 30, 2016, approximately 76% of distributions were paid from cash provided by operating activities and the remaining approximately 24% was paid from offering proceeds.

Funds from Operations and Modified Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Cash generated from operations is not equivalent to net income as determined under GAAP. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a standard known as Funds from Operations, or FFO, which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures in which the REIT holds an interest. We have adopted the NAREIT definition for computing FFO because, in our view, FFO is a meaningful supplemental performance measure in conjunction with net income.

Changes in the accounting and reporting rules under GAAP that have been put into effect since the establishment of NAREIT’s definition of FFO have prompted a significant increase in the magnitude of non-cash and non-operating items included in FFO, as defined. As a result, in addition to FFO, we also calculate modified funds from operations, or MFFO, a non-GAAP supplemental financial performance measure that our management uses in evaluating our operating performance. Similar to FFO, MFFO excludes items such as depreciation and amortization. However, MFFO excludes non-cash and non-operating items included in FFO, such as amortization of certain in-place lease intangible assets and liabilities and the amortization of certain tenant incentives. Our calculation of MFFO will exclude these items, as well as the effects of straight-line rent revenue recognition, fair value adjustments to derivative instruments that do not qualify for hedge accounting treatment, non-cash impairment charges and certain other items, when applicable. Our calculation of MFFO will also include, when applicable, items such as master lease rental receipts, which are excluded from net income (loss) and FFO, but which we consider in the evaluation of the operating performance of our real estate investments.

We believe that MFFO reflects the overall impact on the performance of our real estate investments of occupancy rates, rental rates, property operating costs and development activities, as well as general and administrative expenses and interest costs, which is not immediately apparent from net income (loss). As such, we believe MFFO, in addition to net income (loss) as defined by GAAP, is a meaningful supplemental performance measure which is used by our management to evaluate our operating performance and determine our operating, financing and dividend policies.

Please see the limitations listed below associated with the use of MFFO as compared to net income (loss):

●	Our calculation of MFFO will exclude any gains (losses) related to changes in estimated values of derivative instruments related to any interest rate swaps which we hold. Although we expect to hold these instruments to maturity, if we were to settle these instruments prior to maturity, it would have an impact on our operations. We do not currently hold any such derivate instruments and thus our calculation of MFFO set forth in the table below does not reflect any such exclusion.

●	Our calculation of MFFO will exclude any impairment charges related to long-lived assets that have been written down to current market valuations. Although these losses will be included in the calculation of net income (loss), we will exclude them from MFFO because we believe doing so will more appropriately present the operating performance of our real estate investments on a comparative basis. We have not recognized any such impairment charges and thus our calculation of MFFO set forth in the table below does not reflect any such exclusion.

●	Our calculation of MFFO will exclude organizational and acquisition expenses payable to our advisor. Although these amounts reduce net income, we fund such costs with proceeds from our offering and acquisition-related indebtedness and do not consider these expenses in the evaluation of our operating performance and determining MFFO. Our calculation of MFFO set forth in the table below reflects such exclusions.

We believe MFFO is useful to investors in evaluating how our portfolio might perform since our offering stage has been completed and, as a result, may provide an indication of the sustainability of our distributions in the future. However, as described in greater detail below, MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity. Many of the adjustments to MFFO are similar to adjustments required by SEC rules for the presentation of pro forma business combination disclosures, particularly acquisition expenses, gains or losses recognized in business combinations and other activity not representative of future activities. MFFO is also more comparable in evaluating our performance over time and as compared to other real estate companies, which may not be as involved in acquisition activities or as affected by impairments and other non-operating charges.

MFFO has limitations as a performance measure. However, it is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. MFFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining MFFO. Investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and given the relatively limited term of our operations, it could be difficult to recover any impairment charges.

The calculation of FFO and MFFO may vary from entity to entity because capitalization and expense policies tend to vary from entity to entity. Consequently, our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other REITs. In addition, FFO and MFFO should not be considered as an alternative to net income (loss) or to cash flows from operating activities and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. Acquisition costs and other adjustments increased our MFFO which were significant uses of cash when we were in the acquisition phase of our life cycle. MFFO also excludes impairment charges, rental revenue adjustments and unrealized gains and losses related to certain other fair value adjustments. Accordingly, both FFO and MFFO should be reviewed in connection with other GAAP measurements.

The table below summarizes our calculation of FFO and MFFO for the three and nine months ended September 30, 2016 and 2015 and a reconciliation of such non-GAAP financial performance measures to our net income (loss).

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net Income (Loss)	$(1,237,594)	$7,974,387	$(2,451,885)	$5,328,414
Adjustments:
Gain on sale of hotel property	—	(10,141,096)	—	(10,141,096)
Depreciation of real estate assets and amortization of deferred costs	3,005,575	2,741,430	8,718,359	6,660,814
Adjustments for noncontrolling interests	—	(19,630)	(31,332)	(58,323)
Funds from Operations	1,767,981	555,091	6,235,142	1,789,809
Adjustments:
Stock-based compensation	77	4,077	14,077	45,846
Amortization of debt issuance costs	180,982	134,682	520,644	387,867
Property acquisition expense	—	1,554,135	112,283	3,328,909
Adjustments for noncontrolling interests	—	(693)	(5,746)	(2,056)
Modified Funds from Operations	$1,949,040	$2,247,292	$6,876,400	$5,550,375

Off-Balance Sheet Arrangements

As of September 30, 2016, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Related-Party Transactions and Agreements

We have entered into agreements with our advisor and its affiliates whereby we have paid, and will continue to pay, certain fees to, or reimburse certain expenses of, our advisor or its affiliates for acquisition and advisory fees and expenses, financing coordination fees, organization and offering costs, sales commissions, dealer manager fees, asset and property management fees and expenses, leasing fees and reimbursement of certain operating costs. Additionally, we have entered into a joint venture arrangement with affiliates of our advisor in connection with the acquisition of the Hyatt Place note and have made loans to related parties. See Note 7 (“Related Party Arrangements”) to the consolidated financial statements included in this Quarterly Report for a discussion of the various related-party transactions, agreements and fees.

Subsequent Events

Distributions Declared

On September 30, 2016, we declared a distribution in the aggregate amount of $869,674, of which $558,819 was paid in cash on October 15, 2016 and $310,855 was paid pursuant to our distribution reinvestment plan in the form of additional shares of our common stock. On October 31, 2016, we declared a distribution in the aggregate amount of $900,668 which is scheduled to be paid in cash on or about November 15, 2016.

Suspension of the DRIP

On October 13, 2016, our board of directors voted to suspend the DRIP. The suspension of the DRIP will become effective beginning with distributions made in November 2016 and will remain in effect unless and until the DRIP resumes, as determined by our board of directors. No modifications or changes were made to the DRIP.

Repurchase of Shares

On October 12, 2016, we repurchased 1,320.00 shares requested to be redeemed during the quarter at an average price of $10.75 per share. Our share redemption program was suspended in May 2016 in all cases other than death or qualifying disability. This repurchase was made pursuant to the death/qualifying disability exception to the foregoing suspension.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. We may be exposed to interest rate changes primarily as a result of long-term debt used to maintain liquidity, fund capital expenditures and expand our real estate investment portfolio and operations. Market fluctuations in real estate financing may affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

With regard to variable rate financing, our advisor will assess our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. Our advisor will maintain risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy will be designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on your investment may be reduced.

As of September 30, 2016, all of our outstanding indebtedness accrued interest at a fixed rate and therefore an increase or decrease in interest rates would have no effect on our interest expense. Interest rate fluctuations will generally not affect our future earnings or cash flows on our fixed rate debt unless such instruments mature or are otherwise terminated. However, interest rate changes will affect the fair value of our fixed rate instruments. As we expect to hold our fixed rate instruments to maturity and the amounts due under such instruments would be limited to the outstanding principal balance and any accrued and unpaid interest, we do not expect that fluctuations in interest rates, and the resulting change in fair value of our fixed rate instruments, would have a significant impact on our operations.

The estimated fair value of our debt as of September 30, 2016 was $175,000,000 based on discounted cash flow analyses.

We are also exposed to interest rate risk with respect to our notes receivable from related parties. While those notes bear interest at fixed rates for their respective terms, changes in interest rates may affect the fair value of both notes. As of September 30, 2016, the carrying value of both notes approximated the fair value.

We will also be exposed to credit risk with respect to any derivative contracts we enter into. Credit risk is the risk of failure by the counterparty to perform its obligations under the terms of a derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us. If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, do not have credit risk. We will seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties. We did not hold any derivative contracts during the three and nine months ended September 30, 2016 and 2015.

ITEM 4.	CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this quarterly report, management, including our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based upon, and as of the date of, the evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by this Quarterly Report to ensure that information required to be disclosed in the reports we file and submit under the Exchange Act is recorded, processed, summarized and reported as and when required. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports we file and submit under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting that occurred during the quarter ended September 30, 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS.

From time to time, we may be party to legal proceedings that arise in the ordinary course of our business. Management is not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by government agencies.

ITEM 1A.	RISK FACTORS.

There have been no material changes to the risk factors contained in Part I, Item 1A of our Annual Report on Form 10-K filed with the SEC on March 30, 2016, except as noted below.

The signing of a definitive merger agreement with respect to the proposed merger with REIT II is subject to many conditions, and there is no guarantee these conditions will be met.

Entry into a definitive merger agreement with respect to the proposed merger with REIT II, as described herein, is subject to a number of conditions. These conditions include, among other things, (i) each party’s completion of, and its satisfaction with the results of, financial, tax, legal, regulatory, environmental, operating and other due diligence with respect to the other party; (ii) negotiation and execution of a definitive merger agreement and ancillary agreements satisfactory to each of the parties; (iii) REIT II’s ability to provide evidence of financing sufficient to consummate the proposed merger; and (iv) the receipt of any government, stockholder, contractual or other approvals or consents related to the proposed merger. Both our management and the management of REIT II will expend time and resources of their respective companies in the negotiation of a definitive merger agreement and the fulfillment of the conditions thereof. Such time and resources may otherwise have been allocated to other operational needs of our company and REIT II, respectively. Additionally, the LOI is non-binding and there will be no contract or agreement regarding a transaction between us and REIT II until a definitive merger agreement is signed. There can be no guarantee that, even upon the satisfaction of the foregoing conditions, and others, we will enter into a definitive merger agreement with REIT II. Even if a definitive merger agreement is entered into, there can be no assurance as to whether or when the conditions to the closing of the proposed merger will be satisfied or waived, or as to whether or when the proposed merger will be consummated.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

During the three months ended September 30, 2016, we did not make any purchases of our equity securities, pursuant to our share redemption program or otherwise. As disclosed above, on October 12, 2016, the Company repurchased 1,320.00 shares requested to be redeemed during the quarter at an average price of $10.75 per share. The Company’s share redemption program was suspended in May, 2016 in all cases other than death or qualifying disability. This repurchase was made pursuant to the death/qualifying disability exception to the foregoing suspension. During the three months ended September 30, 2016, we did not sell any equity securities which were not registered under the Securities Act of 1933, as amended.

On April 15, 2009, our Registration Statement on Form S-11 (File No. 333-150612), registering our initial public offering, was declared effective by the SEC and we commenced that offering. In our initial public offering we offered up to $1,000,000,000 in shares of our common stock to the public at $10.00 per share and up to $100,000,000 in shares of our common stock to our stockholders pursuant to the DRIP at $9.50 per share. On October 12, 2012, our Registration Statement on Form S-11 (File No. 333-179521) registering our follow-on offering was declared effective by the SEC and our initial public offering automatically terminated. In our follow-on offering we offered up to $900,000,000 in shares of our common stock to the public at $10.00 per share and up to $100,000,000 in shares of our common stock to our stockholders pursuant to the DRIP at $9.50 per share. Effective February 20, 2015, we terminated the offer and sale of shares of our common stock to the public in our follow-on offering, and continued to issue shares pursuant to the DRIP. On November 4, 2015, we filed a new Registration Statement on Form S-3 (File No. 333-207805) with the SEC to register the sale of up to $25,000,000 in shares of our common stock in our DRIP offering.

Upon the termination of our follow-on offering, we had accepted investors’ subscriptions for, and issued 11,720,956 shares of our common stock in that offering, including 510,457 shares of our common stock issued pursuant to the DRIP, resulting in aggregate gross offering proceeds of $112,104,990. As of September 30, 2016, we have raised $128,202,074 in gross offering proceeds in our initial public offering and our follow-on offering, including through shares issued pursuant to the DRIP. We continue to offer shares of common stock pursuant to the DRIP offering.

As of December 31, 2015, we had incurred selling commissions, dealer manager fees and organization and other offering costs in our initial public offering and our follow-on offering, including shares issued pursuant to the DRIP in those offerings, in the amounts set forth in the tables below. Moody Securities, LLC, our dealer manager, re-allowed all of the selling commissions and a portion of the dealer manager fees to participating broker-dealers.

Initial Public Offering:

Type of Expense	Amount	Estimated/Actual
Selling commissions and dealer manager fees	$936,994	Actual
Finders’ fees	—	—
Expenses paid to or for underwriters	—	—
Other organization and offering costs	780,167	Actual
Total expenses	$1,717,161

Follow-On Offering:

Type of Expense	Amount	Estimated/Actual
Selling commissions and dealer manager fees	$11,102,398	Actual
Finders’ fees	—	—
Expenses paid to or for underwriters	—	—
Other organization and offering costs	3,019,200	Actual
Total expenses	$14,121,598

DRIP Offering:

We do not pay any selling commissions or dealer manager fees in connection with the offering of shares pursuant to our DRIP offering. As of September 30, 2016, we had incurred $124,000 of offering costs in connection with our DRIP offering.

As of September 30, 2016, the net offering proceeds to us from our initial public offering and our follow-on offering, after deducting the total expenses incurred as described above, were $107,232,945 excluding $5,130,370 in offering proceeds from shares of our common stock issued pursuant to the DRIP. As of September 30, 2016, the ratio of the cost of raising capital to capital raised was approximately 13%.

We intend to use substantially all of the remaining net proceeds from the foregoing offerings to continue to invest in a portfolio of real properties, real estate securities and debt-related investments. As of September 30, 2016, we had used $98,960,327 of the net proceeds from the foregoing offerings, plus debt financing, to purchase (1) our fourteen investments in hotel properties (including our investments in an interest in a hotel property that was sold on August 23, 2012 and a hotel property that was sold on September 9, 2015), (2) the Hyatt Place Note and (3) the notes receivable from related parties. As of September 30, 2016, we had paid $10,018,828 of acquisition expenses to third parties.

For more information regarding how we used our net offering proceeds through September 30, 2016, see our financial statements included in this quarterly report.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4.	MINE SAFTEY DISCLOSURES.

Not applicable.

ITEM 5.	OTHER INFORMATION.

None.

ITEM 6.	EXHIBITS.

3.1	Articles of Amendment and Restatement of Moody National REIT I, Inc. (filed as Exhibit 3.1 to Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-150612) and incorporated herein by reference)

3.2	Bylaws of Moody National REIT I, Inc. (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-150612) and incorporated herein by reference)

3.3	Amendment No. 1 to Bylaws of Moody National REIT I, Inc. (filed as Exhibit 3.3 to Pre-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-150612) and incorporated herein by reference)

4.1	Form of Account Update Form (included as Appendix B to the prospectus, incorporated by reference to Exhibit 4.1 to the Registrant’s Post-Effective Amendment No. 8 to Registration Statement on Form S-11 (No. 333-179521), filed on April 30, 2015)

4.2	Moody National REIT I, Inc. Amended and Restated Distribution Reinvestment Plan (filed as Exhibit 4.1 to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-3 (No. 333-207805) and incorporated herein by reference)

31.1*	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Principal Financial and Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOODY NATIONAL REIT I, INC.

Date: November 14, 2016	By:	/s/ Brett C. Moody
Brett C. Moody
Chairman of the Board, Chief Executive Officer and President
(Principal Executive Officer)

Date: November 14, 2016	By:	/s/ Robert W. Engel
Robert W. Engel
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

3.1	Articles of Amendment and Restatement of Moody National REIT I, Inc. (filed as Exhibit 3.1 to Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-11 (No. 333-150612) and incorporated herein by reference)

3.2	Bylaws of Moody National REIT I, Inc. (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-150612) and incorporated herein by reference)

3.3	Amendment No. 1 to Bylaws of Moody National REIT I, Inc. (filed as Exhibit 3.3 to Pre-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (No. 333-150612) and incorporated herein by reference)

4.1	Form of Account Update Form (included as Appendix B to the prospectus, incorporated by reference to Exhibit 4.1 to the Registrant’s Post-Effective Amendment No. 8 to Registration Statement on Form S-11 (No. 333-179521), filed on April 30, 2015)

4.2	Moody National REIT I, Inc. Amended and Restated Distribution Reinvestment Plan (filed as Exhibit 4.1 to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-3 (No. 333-207805) and incorporated herein by reference)

31.1*	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Principal Financial and Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith.

Annex F – Annual Report of Moody National REIT II, Inc. on Form 10-K for the Year Ended December 31, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2015

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period from          to          .

Commission file number 333-198305

MOODY NATIONAL REIT II, INC.

(Exact name of registrant as specified in its charter)

Maryland	47-1436295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6363 Woodway Drive, Suite 110 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

(713) 977-7500

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

None

Securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐     No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. Yes ☐     No ☒

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒     No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒     No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐     No ☒

There is no established market for the registrant’s shares of common stock. The registrant is currently conducting an ongoing initial public offering of its shares of common stock pursuant to a Registration Statement on Form S-11, which shares are being sold at $25.00 per share, with discounts available for certain categories of purchasers. The registrant was formed on June 25, 2014, and commenced its initial public offering on January 20, 2015. There were no shares of common stock held by non-affiliates at June 30, 2015, the last business day of the registrant’s most recently completed second fiscal quarter

As of March 2, 2016, there were 908,586 shares of the common stock of the registrant outstanding.

MOODY NATIONAL REIT II, INC.

Special Note Regarding Forward-Looking Statements

Certain statements included in this annual report on Form 10-K (this “Annual Report”) that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to raise capital in our ongoing initial public offering;

•	our ability to effectively deploy the proceeds raised in our initial public offering;

•	our ability to obtain financing on acceptable terms;

•	our levels of debt and the terms and limitations imposed on us by our debt agreements;

•	our ability to identify and acquire real estate and real estate-related assets on terms that are favorable to us;

•	risks inherent in the real estate business, including the lack of liquidity for real estate and real estate-related assets on terms that are favorable to us;

•	changes in demand for rooms at our hotel properties;

•	our ability to compete in the hotel industry;

•	adverse developments affecting our sponsor and its affiliates;

•	the availability of cash flow from operating activities for distributions;

•	changes in economic conditions generally and the real estate and debt markets specifically;

•	conflicts of interest arising out of our relationship with our advisor and its affiliates;

•	legislative or regulatory changes (including changes to the laws governing the taxation of REITs);

•	the availability of capital; and

•	changes in interest rates.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon any forward-looking statements included herein. All forward-looking statements are made as of the date of this Annual Report, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements made after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this annual report will be achieved.

PART I

ITEM 1.         Business

Overview

Moody National REIT II, Inc. is a Maryland corporation formed on July 25, 2014 to invest in a portfolio of hospitality properties focusing primarily on the select-service segment of the hospitality sector with premier brands including, but not limited to, Marriott, Hilton, and Hyatt. We intend to qualify as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, beginning with our taxable year ending December 31, 2016. As used herein, the terms “we,” “our,” “us” and “our company” refer to Moody National REIT II, Inc. and, as required by context, Moody National Operating Partnership II, LP, a Delaware limited partnership, which we refer to as our “operating partnership,” and to their respective subsidiaries. We own, and in the future intend to own, substantially all of our assets and conduct our operations through our operating partnership. We are the sole general partner of our operating partnership, and the initial limited partners of our operating partnership are our subsidiary, Moody OP Holdings II, LLC, or Moody Holdings II, and Moody National LPOP II, LLC, or Moody LPOP II, an affiliate of our advisor. Moody Holdings II invested $1,000 in our operating partnership in exchange for limited partnership interests, and Moody LPOP II invested $1,000 in our operating partnership in exchange for special limited partnership interests. As we accept subscriptions of shares of our common stock, we transfer substantially all of the net offering proceeds to our operating partnership in exchange for limited partnership interests and our percentage ownership in our operating partnership increases proportionally.

We are externally managed by Moody National Advisor II, LLC, an affiliate of ours which we refer to as our “advisor.” Our advisor was formed in July 2014. Our sponsor, Moody National REIT Sponsor, LLC, a Delaware limited liability company, is owned and managed by Brett C. Moody, who also serves as our Chief Executive Officer and President and the Chief Executive Officer and President of our advisor. We refer to Moody National REIT Sponsor, LLC as our “sponsor” or “Moody National.”

On January 20, 2015, the Securities and Exchange Commission, or SEC, declared our registration statement on Form S-11 effective and we commenced our initial public offering of up to $1,100,000,000 in shares of common stock. We are offering up to $1,000,000,000 in shares to the public at an initial price of $25.00 per share (subject to certain discounts) and up to $100,000,000 in shares to our stockholders pursuant to our distribution reinvestment plan, or DRP, at an initial price of $23.75 per share. Moody Securities, LLC, an affiliate of our advisor, which we refer to as the “dealer manager,” is the dealer manager for our initial public offering and is responsible for the distribution of our common stock in that offering.

Pursuant to the terms of our initial public offering, offering proceeds were held in an escrow account until we met the minimum offering amount of $2,000,000. On July 2, 2015, we received subscriptions aggregating $2,000,000, and the subscription proceeds held in escrow were released to us. As of December 31, 2015, we had received and accepted investors’ subscriptions for and issued 502,969 shares of our common stock in our initial public offering, including 1,945 shares of common stock pursuant to our DRP, resulting in gross offering proceeds of $12,525,592.

We will continue to offer shares of our common stock on a continuous basis until January 20, 2017, unless extended. However, in certain states the offering may continue for only one year unless we renew the offering period for an additional year. As of March 2, 2016, we had received and accepted investors’ subscriptions for and issued 888,086 shares of our common stock in our initial public offering, including 4,051 shares of common stock pursuant to our DRP, resulting in gross offering proceeds of $22,100,885. As of March 2, 2016 39,105,965 shares remained to be sold in our initial public offering. We reserve the right to terminate our initial public offering at any time.

On November 12, 2015, our board of directors determined an estimated fair value per share of our common stock of $25.03 as of October 31, 2015. In determining an estimated fair value per share of our common stock, our board relied upon information provided in a report by our advisor, the recommendation of our audit committee, and the board’s experience with, and knowledge of our assets, including the hotel property that we owned, as of October 31, 2015. See Item 5, “Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities.”

We intend to use the proceeds from our initial public offering to acquire hotel properties located in the East Coast, the West Coast and the Sunbelt regions of the United States. To a lesser extent, we may also invest in other hospitality properties located within other markets and regions as well as real estate securities and debt-related investments related to the hospitality sector. See “—Investment Strategy.”

As of December 31, 2015, our portfolio consisted of a hotel property known as the Residence Inn Austin University Area, or the Residence Inn Austin, a select-service hotel facility comprised of 112 guest rooms located in Austin, Texas.

Our office is located at 6363 Woodway Drive, Suite 110, Houston, Texas 77057, and our main telephone number is 713-977-7500.

2015 Highlights:

During the year ended December 31, 2015, we:

•	raised gross offering proceeds of $12,525,592 in our initial public offering;

•	determined an estimated fair value per share of $25.03;

•	began paying a distribution which, if paid each day over a 365-day period, is equivalent to an 7.0% annualized distribution rate based on a purchase price of $25.00 per share of our common stock; and

•	acquired the Residence Inn Austin, our first hotel property.

Investment Objectives

Our primary investment objectives are to:

•	preserve, protect and return stockholders’ capital contributions;

•	pay regular cash distributions to stockholders; and

•	realize capital appreciation upon the ultimate sale of the real estate assets we acquire.

Investment Strategy

We expect that our portfolio will consist primarily of select-service hotel properties located in the East Coast, West Coast and the Sunbelt regions of the United States. Select-service hotel properties target business-oriented travelers by providing clean rooms with basic amenities. In contrast to lower-cost budget motels, select-service hotels provide amenities such as an exercise room, business facilities and breakfast buffets. In contrast to full-service hotels, select-service hotels typically do not have a full-service restaurant, which is relatively costly to operate. To a lesser extent, we may also invest in other hospitality properties located within other markets and regions outside of the West Coast, Sunbelt and East Coast, as well as real estate securities and debt-related investments related to the hospitality sector. Our board of directors, or our “board,” may adjust our investment focus from time to time based upon market conditions and other factors our board deems relevant.

In identifying investments, we will rely upon a market optimization investment strategy and acquisition model that analyzes economic fundamentals and demographic trends in major metropolitan markets. By following a targeted, disciplined approach, we believe that we will be able to capitalize on market inefficiencies and identify undervalued investment opportunities with underlying intrinsic value that have the potential to create greater value at disposition. Our investment strategy seeks to identify technical pressures created by demographic, business and industry changes, which we believe lead to supply and demand imbalances within certain sectors of commercial real estate.

Based on our internal research, we believe that presently the hospitality sector, compared to other real estate asset classes, has the greatest supply-demand imbalance, which should lead to upward pressure on room rates. In addition, we believe that hotel properties continue to trade below historical price levels, resulting in attractive purchasing opportunities at this present time. More specifically, we believe that premier-brand, select-service hotel properties in major metropolitan markets have the potential to generate attractive returns relative to other types of hotel properties due to their ability to achieve Revenue per Available Room, or “RevPAR,” levels at or close to those achieved by traditional, full-service hotels while achieving higher profit margins due to their more efficient operating model and more predicable net operating income. In addition, our market optimization investment strategy, accounting for growth potential and risks related to asset devaluation, takes into account current supply-demand imbalances and targets markets that offer stable population growth, high barriers to entry and multiple demand generators.

Investment Portfolio

As noted above, as of December 31, 2015, our portfolio consisted of the Residence Inn Austin. We acquired the Residence Inn Austin on October 15, 2015 for an aggregate purchase price of $25,500,000, which was financed with (1) a portion of the proceeds from our initial public offering and (2) the proceeds of a mortgage loan secured by the Residence Inn Austin with an aggregate principal amount of $16,575,000. The Residence Inn Austin is owned by a wholly-owned subsidiary of our operating partnership.

Borrowing Policies

We have used, and intend in the future to use, secured and unsecured debt as a means of providing additional funds for the acquisition of real property, securities and debt-related investments. By operating on a leveraged basis, we expect that we will have more funds available for investments. This will generally allow us to make more investments than would otherwise be possible, potentially resulting in enhanced investment returns and a more diversified portfolio. However, our use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to assets other than those specifically securing the repayment of the indebtedness. When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of obtaining debt financing at a later time.

Consistent with the leverage policy adopted by our board, we expect that after we have invested substantially all of the proceeds of our initial public offering, our debt financing will be approximately 75% of the aggregate costs of our investments before non-cash reserves and depreciation. Our board may from time to time modify our leverage policy in light of then-current economic conditions, relative costs of debt and equity capital, fair values of our properties, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors. Our actual leverage may be higher or lower than our target leverage depending on a number of factors, including the availability of attractive investment and disposition opportunities, inflows and outflows of capital and increases and decreases in the value of our portfolio.

There is no limitation on the amount we may invest in any single improved real property. However, under our Articles of Amendment and Restatement, which we refer to as our “charter,” we are prohibited from borrowing in excess of 300% of the value of our net assets. “Net assets” for purposes of this calculation is defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of our assets before non-cash reserves and depreciation. However, we may temporarily borrow in excess of these amounts if such excess is approved by a majority of our independent directors and disclosed to stockholders in our next quarterly report, along with justification for such excess. In such event, we will review our debt levels at that time and take action to reduce any such excess as soon as practicable. We do not intend to exceed our charter’s leverage limit except in the early stages of building our portfolio when the costs of our investments are most likely to exceed our net offering proceeds.

Our advisor will use its best efforts to obtain financing on the most favorable terms available to us and will seek to refinance assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan is approaching maturity or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of any such refinancing may include increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.

Our charter restricts us from obtaining loans from any of our directors, our advisor and any of our affiliates unless such loan is approved by a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties. Our aggregate borrowings, secured and unsecured, are reviewed by our board at least quarterly. As of December 31, 2015, our total outstanding indebtedness totaled $16,575,000. This amount did not exceed 300% of the value of our net assets.

Economic Dependency

We depend on our advisor for certain services that are essential to us, including the identification, evaluation, negotiation, purchase and disposition of properties and other investments, management of the daily operations of our real estate portfolio, and other general and administrative responsibilities. In the event that our advisor is unable to provide these services to us, we will be required to obtain such services from other sources, and our failure to identify such other sources could have an adverse impact on our financial condition and results of operations. We also depend upon the dealer manager for the sale of our shares of common stock in our initial public offering.

Competitive Market Factors

The United States commercial real estate market is highly competitive. We face competition from various entities for investment opportunities in our targeted assets, including other REITs, pension funds, insurance companies, investment funds, real estate companies and developers. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage, including risks with respect to the geographic location of investments or the creditworthiness of tenants. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell real estate assets. In particular, the hotel industry is highly competitive. We have purchased, and intend to purchase, hotels in developed areas that include other hotels and compete for guests primarily with other hotels in the immediate vicinity and secondarily with other hotels in the geographic market. An increase in the number of competitive hotels in a particular area could have a material adverse effect on the occupancy, average daily rate and RevPAR of our hotels in that area. We believe that brand recognition, location, price and quality (of both the hotel and the services provided) are the principal competitive factors affecting our hotel properties. Additionally, general economic conditions in a particular market and nationally impact the performance of the hotel industry.

Disruptions in the credit markets may materially impact the cost and availability of debt to finance real estate acquisitions, which is a key component of our acquisition strategy. Although credit markets have stabilized since the recession that occurred from 2007 to 2009, future limited availability of financing could result in a further reduction of suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources than we do. All of the above factors could result in delays in the investment of the proceeds from our initial public offering. Further, as a result of their greater financial resources, our competitors may have more flexibility than we do in their ability to offer reduced room rates at properties. This could put pressure on our ability to maintain or raise rates and could adversely affect our ability to attract or retain customers. As a result, our financial condition, results of operations, cash flow, ability to satisfy our debt service obligations and ability to pay distributions to our stockholders may be adversely affected.

Tax Status

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2016. Prior to qualifying to be taxed as a REIT, we will be subject to normal federal and state corporation income taxes.

To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income (determined for this purpose without regard to the dividends-paid deduction and excluding net capital gain) to our stockholders. As a REIT, we generally will not be subject to federal income tax at the corporate level. We believe we are organized and operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. We did not meet all of the qualifications to be a REIT under the Internal Revenue Code for the year ended December 31, 2015 and the period from July 25, 2014 (the date of our inception) to December 31, 2014, including not having 100 shareholders for a sufficient number of days in 2015.

Regulations

All real property investments and the operations conducted in connection with such investments are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liability on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on a real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such real property as collateral for future borrowings. Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures or may impose material environmental liability. Additionally, tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our real properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our real properties. There are also various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of real properties, we may be exposed to such costs in connection with such regulations. The cost of defending against environmental claims, of any damages or fines we must pay, of compliance with environmental regulatory requirements or of remediating any contaminated real property could materially and adversely affect our business and results of operations or lower the value of our assets and, consequently, lower the amounts available for distribution to our stockholders.

We do not believe that compliance with existing environmental laws will have a material adverse effect on our financial condition or results of operations. However, we cannot predict the impact of unforeseen environmental contingencies or new or changed laws or regulations on properties in which we hold an interest, or on properties that may be acquired directly or indirectly in the future.

Seasonality

The hotel industry historically has been seasonal in nature. Seasonal variations in occupancy at our hotel property and other hotel properties we may acquire may cause quarterly fluctuations in our revenues. Specifically, business class hotels tend to draw lower occupancy rates during holidays as there is less business travel. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, we expect to utilize cash on hand or if necessary any available other financing sources to make distributions.

Employees

We have no paid employees. The employees of our advisor or its affiliates provide management, acquisition, advisory and certain administrative services for us.

Financial Information About Industry Segments

Our current business consists of owning, managing, operating, leasing, acquiring, developing, investing in, and disposing of real estate assets. We internally evaluate all of our real estate assets as one industry segment, and, accordingly, we do not report segment information.

Available Information

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, or the Exchange Act, and, as a result, we file periodic reports and other information with the SEC. Access to copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings that we make with the SEC, including amendments to such filings, may be obtained free of charge from the following website, http://www.moodynationalreit.com. These filings are available promptly after we file them with, or furnish them to, the SEC. We are not incorporating our website or any information from the website into this Annual Report. The SEC also maintains a website, http://www.sec.gov, where our filings are available free of charge.

ITEM 1A.           Risk Factors

The following are some of the risks and uncertainties that could cause our actual results to differ materially from those presented in our forward-looking statements. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business. Our stockholders or potential investors may be referred to as “you” or “your” in this Item 1A. References to “shares” and “our common stock” refer to the shares of our common stock.

GENERAL INVESTMENT RISKS

There is no public trading market for shares of our common stock and we are not required to effectuate a liquidity event by a certain date. As a result, it will be difficult for you to sell your shares of our common stock and, if you are able to sell your shares, it will likely be at a substantial discount.

There is no current public market for the shares of our common stock and we have no obligation to list our shares on any public securities market or provide any other type of liquidity to our stockholders. It will therefore be difficult for you to sell your shares of common stock promptly or at all. Even if you are able to sell your shares of common stock, the absence of a public market may cause the price received for any shares of our common stock sold to be less than what you paid or less than their proportionate value of the assets we own. We have adopted a share repurchase program but it is limited in terms of the amount of shares that a stockholder may sell back to us each quarter. Our board may amend, suspend or terminate our share repurchase program upon 30 days’ prior notice to our stockholders. Additionally, our charter does not require that we consummate a transaction to provide liquidity to stockholders on any date certain or at all. As a result, shares of our common stock should be viewed only as a long-term investment, and investors must be prepared to hold their shares for an indefinite length of time.

We have no prior operating history and there is no assurance that we will be able to successfully achieve our investment objectives.

We have a limited operating history and may not be able to successfully operate our business or achieve our investment objectives. As a result, an investment in our shares of common stock may entail more risk than the shares of common stock of a real estate investment trust with a substantial operating history.

Our initial public offering is being conducted on a “best efforts” basis, and if we are unable to raise substantial funds, we will be limited in the number and type of investments we may make, which could negatively impact your investment.

Our initial public offering is being made on a “best efforts” basis, whereby the broker-dealers participating in the offering are only required to use their best efforts to sell shares of our common stock and have no firm commitment or obligation to purchase any of the shares of our common stock. If we are unable to raise a substantial amount of funds, we will make fewer investments, resulting in less diversification in terms of the number of investments owned, the geographic regions in which our assets are located and the types of investments that we make. Further, it is likely that in our early stages of growth we may not be able to achieve a portfolio that is consistent with our longer-term investment objectives, increasing the likelihood that any single investment’s poor performance would materially affect our overall investment performance. Our inability to raise substantial funds would also increase our fixed operating expenses as a percentage of gross income. Each of these factors could have an adverse effect on our financial condition and ability to make distributions to our stockholders.

Our ability to successfully conduct our initial public offering depends, in part, on the ability of our dealer manager to successfully establish, operate and maintain a network of broker-dealers.

Moody Securities, LLC, our dealer manager, only has experience acting as a dealer manager for one public offering in addition to ours, that of Moody National REIT I, Inc., or Moody National REIT I. The success of our initial public offering, and correspondingly our ability to implement our business strategy, depends upon the ability of our dealer manager to establish and maintain a network of licensed securities broker-dealers and other agents. If our dealer manager fails to perform, we may not be able to raise sufficient proceeds through this offering to implement our investment strategy. If we are unsuccessful in implementing our investment strategy, you could lose all or a part of your investment.

Because our charter does not require our listing or liquidation by a specified date, our shares should be viewed as a long-term investment and investors should be prepared to hold them for an indefinite period of time.

In the future, our board will consider alternatives for providing liquidity to our stockholders, which we refer to as a liquidity event. A liquidity event may include the sale of our assets, a sale or merger of our company or a listing of our shares on a national securities exchange. It is anticipated that our board will consider a liquidity event within three to six years after the completion of our initial primary offering; however the timing of any such event will significantly depend upon economic and market conditions after completion of our offering stage. Because our charter does not require us to pursue a liquidity event by a specified date, our shares should be viewed as a long-term investment and investors should be prepared to hold them for an indefinite period of time.

We pay substantial fees and expenses to our advisor and its affiliates, including the dealer manager. These fees were not negotiated at arm’s length, may be higher than fees payable to unaffiliated third parties and reduce cash available for investment.

A portion of the offering price from the sale of our shares are used to pay fees and expenses to our advisor and its affiliates. These fees were not negotiated at arm’s length and may be higher than fees payable to unaffiliated third parties. In addition, because the full offering price paid by stockholders will not be invested in hospitality assets, stockholders will only receive a full return of their invested capital if we either (1) sell our assets or our company for a sufficient amount in excess of the original purchase price of our assets or (2) the market value of our company after we list our shares of common stock on a national securities exchange is substantially in excess of the original purchase price of our assets.

Our stockholders are limited in their ability to sell shares of common stock pursuant to our share repurchase program. Stockholder may not be able to sell any shares of our common stock back to us, and if they do sell their shares, they may not receive the price they paid.

Our share repurchase program may provide our stockholders with a limited opportunity to have their shares of common stock repurchased by us at a price equal to or at a discount from the purchase price of the shares of our common stock being repurchased. Unless the shares are being repurchased in connection with a stockholder’s death or qualifying disability, shares may not be repurchased under our share repurchase program until after the first anniversary of the date of purchase of such shares. We anticipate that shares of our common stock may be repurchased on a quarterly basis. However, our share repurchase program contains certain restrictions and limitations, including those relating to the number of shares of our common stock that we can repurchase at any given time and limiting the repurchase price. Specifically, we presently intend to limit the number of shares to be repurchased to no more than the lesser of (1) 5.0% of the weighted-average number of shares of our common stock outstanding during the prior calendar year and (2) the number of shares of our common stock that could be purchased with the net proceeds from the sale of shares under the DRP in the prior calendar year plus such additional funds as may be reserved for share repurchase by our board; provided, however that shares subject to a repurchase request upon the death of a stockholder will be included in calculating the maximum number of shares that may be repurchased, but the above limitation shall not apply to repurchases requested upon the death of a stockholder. In addition, our board reserves the right to amend or suspend the share repurchase program at any time or terminate the share repurchase program upon a determination that termination would be in our best interests. Therefore, stockholders may not have the opportunity to make a repurchase request prior to a potential termination of the share repurchase program and may not be able to sell any of their shares of common stock back to us pursuant to our share repurchase program. Moreover, if investors do sell their shares of common stock back to us pursuant to the share repurchase program, they may not receive the same price they paid for any shares of our common stock being repurchased.

Our board of directors determined an estimated value per share of $25.03 for our shares of common stock as of October 31, 2015. You should not rely on the estimated value per share as being an accurate measure of the current value of our shares of common stock.

On November 12, 2015, our board of directors determined an estimated value per share of our common stock of $25.03 as of October 31, 2015. Our board of directors’ objective in determining the estimated value per share was to arrive at a value, based on the most recent data available, that it believed was reasonable based on methodologies that it deemed appropriate after consultation with our advisor. However, the market for commercial real estate can fluctuate quickly and substantially and the value of our assets is expected to change in the future and may decrease. Also, our board of directors did not consider certain other factors, such as a liquidity discount to reflect the fact that our shares are not currently traded on a national securities exchange and the limitations on the ability to redeem shares pursuant to our share repurchase plan.

As with any valuation method, the methods used to determine the estimated value per share were based upon a number of assumptions, estimates and judgments that may not be accurate or complete. Our assets have been valued based upon appraisal standards and the values of our assets using these methods are not required to be a reflection of market value under those standards and will not necessarily result in a reflection of fair value under GAAP. Further, different parties using different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated value per share, which could be significantly different from the estimated value per share determined by our board of directors. The estimated value per share is not a representation or indication that, among other things: a stockholder would be able to realize the estimated value per share if he or she attempts to sell shares; a stockholder would ultimately realize distributions per share equal to the estimated value per share upon liquidation of assets and settlement of our liabilities or upon a sale of our company; shares of our common stock would trade at the estimated value per share on a national securities exchange; a third party would offer the estimated value per share in an arms-length transaction to purchase all or substantially all of our shares of common stock; or the methodologies used to estimate the value per share would be acceptable to FINRA or ERISA with respect to their respective requirements. Further, the estimated value per share was calculated as of a moment in time and the value of our shares will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and changes in the real estate and capital markets. For additional information on the calculation of our estimated value per share as of October 31, 2015, see Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Purchases of Equity Securities—Market Information.”

If we internalize our management functions, stockholders’ interest in us could be diluted and we could incur other significant costs associated with being self-managed.

Our board may decide in the future to internalize our management functions. If we do so, we may elect to negotiate to acquire our advisor’s assets and personnel. At this time, we cannot anticipate the form or amount of consideration or other terms relating to any such acquisition. Such consideration could take many forms, including cash payments, promissory notes and shares of our common stock. The payment of such consideration could result in dilution of a stockholder’s interests and could reduce the earnings per share and funds from operations per share attributable to such investment.

Additionally, while we would no longer bear the costs of the various fees and expenses we pay to our advisor under the advisory agreement, our direct expenses would include general and administrative costs, including legal, accounting and other expenses related to corporate governance, SEC reporting and compliance. We would also be required to employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances as well as incur the compensation and benefits costs of our officers and other employees and consultants that we now expect will be paid by our advisor or its affiliates. We may issue equity awards to officers, employees and consultants, which awards would decrease net income and funds from operations and may further dilute your investment. We cannot reasonably estimate the amount of fees to our advisor we would save or the costs we would incur if we became self-managed. If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our advisor, our earnings per share and funds from operations per share would be lower as a result of the internalization than it otherwise would have been, potentially decreasing the amount of funds available to distribute to our stockholders and the value of our shares.

If we internalize our management functions, we could have difficulty integrating these functions as a stand-alone entity. Currently, our advisor and its affiliates perform asset management and general and administrative functions, including accounting and financial reporting, for multiple entities. These personnel have a great deal of know-how and experience which provides us with economies of scale. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs, and our management’s attention could be diverted from most effectively managing our real estate assets.

If we were to internalize our management or if another investment program, whether sponsored by our sponsor or otherwise, hires the employees of our advisor in connection with its own internalization transaction or otherwise, our ability to conduct our business may be adversely affected.

We rely on persons employed by our advisor and its affiliates to manage our day-to-day operations. If we were to effectuate an internalization of our advisor, we may not be able to retain all of the employees of our advisor and its affiliates or to maintain a relationship with our sponsor. In addition, some of the employees of our advisor and its affiliates provide services to one or more other investment programs, including Moody National REIT I, Inc. These programs or third parties may decide to retain some or all of our advisor’s key employees in the future. If this occurs, these programs could hire certain of the persons currently employed by our advisor and its affiliates who are most familiar with our business and operations, thereby potentially adversely impacting our business.

Our cash distributions are not guaranteed, may fluctuate and may constitute a return of capital or taxable gain from the sale or exchange of property.

The actual amount and timing of distributions will be determined by our board and typically will depend upon the amount of funds available for distribution, which will depend on items such as current and projected cash requirements and tax considerations. As a result, our distribution rate and payment frequency may vary from time to time. Our long-term strategy is to fund the payment of monthly distributions to our stockholders entirely from our funds from operations. However, during the early stages of our operations, we may need to borrow funds, request that our advisor in its discretion, defer its receipt of fees and reimbursements of expenses or, to the extent necessary, utilize offering proceeds in order to make cash distributions. Accordingly, the amount of distributions paid at any given time may not reflect current cash flow from operations. Distributions payable to stockholders may also include a return of capital, rather than a return on capital.

We have paid, and may continue to pay, distributions from the proceeds of our initial public offering. To the extent that we pay distributions from sources other than our cash flow from operations, we will have reduced funds available for investment and the overall return to our stockholders may be reduced.

Our organizational documents permit us to pay distributions from any source, including net proceeds from our public offerings, borrowings, advances from our sponsor or advisor and the deferral of fees and expense reimbursements by our advisor, in its sole discretion. Since our inception, our cash flow from operations has not been sufficient to fund all of our distributions. Of the $149,611 in total distributions we paid during the period from our inception through December 31, 2015, including shares issued pursuant to our distribution reinvestment plan, $149,611, or 100%, were funded from offering proceeds. Until we make substantial investments, we may continue to fund distributions from the net proceeds from our initial public offering or sources other than cash flow from operations. We have not established a limit on the amount of offering proceeds, or other sources other than cash flow from operations, which we may use to fund distributions.

If we are unable to consistently fund distributions to our stockholders entirely from our cash flow from operations the value of your shares may be reduced, including upon a listing of our common stock, the sale of our assets or any other liquidity event should such event occur. To the extent that we fund distributions from sources other than our cash flow from operations, our funds available for investment will be reduced relative to the funds available for investment if our distributions were funded solely from cash flow from operations, our ability to achieve our investment objectives will be negatively impacted and the overall return to our stockholders may be reduced. In addition, if we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, which will reduce the stockholder’s tax basis in its shares of common stock. The amount, if any, of each distribution in excess of a stockholder’s tax basis in its shares of common stock will be taxable as gain realized from the sale or exchange of property.

RISKS RELATED TO OUR BUSINESS

We, our sponsor and our advisor have limited experience in operating a public company or a REIT, and our failure to operate successfully or profitably could have a material adverse effect on our ability to generate cash flow.

We and our advisor are each recently formed companies. Our advisor and our sponsor and each of our advisor’s and sponsor’s respective officers or employees in their capacities with our advisor and our sponsor have limited experience operating a public company or an entity that has elected to be taxed as a REIT. To be successful, we must, among other things:

•	identify and acquire investments that align with our investment strategies;

•	establish and maintain contacts with licensed securities brokers and other agents to successfully complete this offering;

•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•	respond to competition for our targeted real estate properties, real estate securities and debt-related investments as well as for potential investors in our shares; and

•	continue to build and expand our operations structure to support our business.

Our failure, or our advisor’s or sponsor’s failure, to operate successfully or profitably could have a material adverse effect on our ability to generate cash flow to make distributions to our stockholders and could cause investors to lose all or a portion of their investments in our shares.

Our success depends on the performance of our sponsor and Moody National affiliates.

Our ability to achieve our investment objectives and to pay distributions depends upon the performance of our advisor, our sponsor and other affiliates of our sponsor, and any adverse change in their financial health could cause our operations to suffer. Our sponsor and its other affiliates are sensitive to trends in the general economy, as well as the real estate and credit markets. The market downturn in 2007 to 2009 has adversely impacted, and could continue to adversely impact, certain prior real estate programs of our sponsor’s affiliates, resulting in a decrease or deferral of distributions with respect to such programs. Certain prior real estate programs have also requested additional cash infusions from investors to fund outstanding debt service payments. Further such requests may be necessary in the future depending upon the then-current economic conditions. These adverse developments have resulted in a reduction in payments to investors for certain prior real estate programs.

To the extent that any decline in revenues and operating results impacts our sponsor’s ability to provide our advisor with sufficient resources to perform its obligations to us pursuant to the advisory agreement, our results of operations, financial condition and ability to pay distributions to our stockholders could also suffer. Additionally, such adverse conditions could require a substantial amount of time on the part of the management of our advisor and its affiliates, particularly with regard to other real estate programs, thereby decreasing the amount of time they spend actively managing our investments.

We are uncertain of our sources for funding our future capital needs. If we do not have sufficient funds from operations to cover our expenses or to fund improvements to any hospitality properties we may acquire and cannot obtain debt or equity financing on acceptable terms, our ability to cover our expenses or to fund improvements to our hospitality properties will be adversely affected.

We have, and will continue, to use the proceeds from our initial public offering for investments in hospitality assets and for payment of operating expenses, various fees and other expenses. During the initial stages of our initial public offering, which we are currently in, we may not have sufficient funds from operations to cover our expenses or to fund improvements to our properties. Accordingly, in the event that we develop a need for additional capital in the future for the improvement of our properties or for any other reason, that capital may not be available to us. If we do not have sufficient funds from cash flow generated by our investments or out of net proceeds from our initial public offering, or cannot obtain debt or equity financing on acceptable terms, our financial condition and ability to make distributions may be adversely affected.

Public, non-listed REITs have been the subject of scrutiny by regulators and media outlets resulting from inquiries and investigations initiated by FINRA, the SEC and certain states. We could also become the subject of scrutiny and may face difficulties in raising capital should negative perceptions develop regarding public, non-listed REITs. As a result, we may be unable to raise substantial funds which will limit the number and type of investments we may make and our ability to diversify our assets.

Our securities, like other public, non-listed REITs, are sold through the independent broker-dealer channel (i.e., U.S. broker-dealers that are not affiliated with money center banks or similar financial institutions). Governmental and self-regulatory organizations like the SEC, the states and FINRA impose and enforce regulations on broker-dealers, investment banking firms, investment advisers and similar financial services companies. Self-regulatory organizations such as FINRA adopt rules, subject to approval by the SEC, that govern aspects of the financial services industry and conduct periodic examinations of the operations of registered investment dealers and broker-dealers.

Recently, FINRA and certain states have initiated investigations of broker-dealers with respect to the sales practices related to the sale of shares of public, non-listed REITS. The SEC has also approved rules proposed by FINRA that may significantly affect the manner in which public, non-listed REITs, such as our company, raise capital. These rules may cause a negative impact on our ability to achieve our business plan and to successfully sell shares in our initial public offering.

As a result of this increased scrutiny and accompanying negative publicity and coverage by media outlets, FINRA may impose additional restrictions on sales practices in the independent broker-dealer channel for public, non-listed REITs, and accordingly we may face increased difficulties in raising capital in our initial public offering. This could result in a reduction in the returns achieved on those investments as a result of a smaller capital base limiting our investments. If we become the subject of scrutiny, even if we have complied with all applicable laws and regulations, responding to such scrutiny could be expensive and distracting to our management.

RISKS RELATED TO OUR ORGANIZATIONAL STRUCTURE

Maryland law and our organizational documents limit your right to bring claims against our officers and directors.

Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, our charter provides that, subject to the applicable limitations set forth therein or under Maryland law, no director or officer will be liable to us or our stockholders for monetary damages. Our charter also provides that we will generally indemnify and advance expenses to our directors, our officers, our advisor and its affiliates for losses they may incur by reason of their service in those capacities subject to any limitations under Maryland law or in our charter. Moreover, we have entered into separate indemnification agreements with each of our directors and executive officers. As a result, we and our stockholders may have more limited rights against these persons than might otherwise exist under common law. We may be obligated to fund the defense costs incurred by these persons in some cases. However, our charter provides that we may not indemnify our directors, our advisor and its affiliates for loss or liability suffered by them or hold our directors or our advisor and its affiliates harmless for loss or liability suffered by us unless they have determined that the course of conduct that caused the loss or liability was in our best interests, they were acting on our behalf or performing services for us, the liability was not the result of negligence or misconduct by our non-independent directors, our advisor and its affiliates or gross negligence or willful misconduct by our independent directors, and the indemnification or obligation to hold harmless is recoverable only out of our net assets, including the proceeds of insurance, and not from the stockholders.

The limit on the percentage of shares of our common stock that any person may own may discourage a takeover or business combination that may benefit our stockholders.

Our charter restricts the direct or indirect ownership by one person or entity to no more than 9.8% of the value of the aggregate of our then outstanding shares of capital stock (which includes common stock and any preferred stock or convertible stock we may issue) and no more than 9.8% of the value or number of shares, whichever is more restrictive, of the aggregate of our then outstanding common stock unless exempted (prospectively or retroactively) by our board. These restrictions may discourage a change of control of us and may deter individuals or entities from making tender offers for shares of our common stock on terms that might be financially attractive to stockholders or which may cause a change in our management. In addition to deterring potential transactions that may be favorable to our stockholders, these provisions may also decrease a stockholder’s ability to sell its shares of our common stock.

We may issue preferred stock, convertible stock or other classes of common stock, which issuance could adversely affect the holders of our common stock issued pursuant to this offering.

Our stockholders do not have preemptive rights to any shares issued by us in the future. We may issue, without stockholder approval, preferred stock, convertible stock or other classes of common stock with rights that could dilute the value of your shares of common stock. However, the issuance of preferred stock or convertible stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel. The issuance of preferred stock or other classes of common stock could increase the number of stockholders entitled to distributions without simultaneously increasing the size of our asset base.

Our charter authorizes us to issue 1,100,000,000 shares of capital stock, of which 1,000,000,000 shares of capital stock are designated as common stock, par value $0.01 per share and 100,000,000 shares of capital stock are classified as preferred stock, par value $0.01 per share. Our board, with the approval of a majority of the entire board and without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series. If we ever created and issued preferred stock or convertible stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock or convertible stock would reduce the amount of funds available for the payment of distributions on our common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to our common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock or a separate class or series of common stock may render more difficult or tend to discourage:

•	a merger, tender offer or proxy contest;

•	the assumption of control by a holder of a large block of our securities; and

•	the removal of incumbent management.

Our UPREIT structure may result in potential conflicts of interest with limited partners in our operating partnership whose interests may not be aligned with those of our stockholders.

We are structured as an “UPREIT,” which stands for “umbrella partnership real estate investment trust.” We use the UPREIT structure because a contribution of property directly to us is generally a taxable transaction to the contributing property owner. In the UPREIT structure, a contributor of a property who desires to defer taxable gain on the transfer of a property may transfer the property to our operating partnership in exchange for limited partnership interests and defer taxation of gain until the contributor later exchanges his or her limited partnership interests for shares of our common stock. We believe that using an UPREIT structure gives us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results.

Our operating partnership may issue limited partner interests in connection with certain transactions. Limited partners in our operating partnership have the right to vote on certain amendments to the operating partnership agreement, as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our stockholders. As general partner of our operating partnership, we are obligated to act in a manner that is in the best interest of all partners of our operating partnership. Circumstances may arise in the future when the interests of limited partners in our operating partnership may conflict with the interests of our stockholders. These conflicts may be resolved in a manner stockholders do not believe are in their best interest.

In addition, Moody LPOP II, which holds special limited partnership interests, is an affiliate of our advisor and, as the special limited partner in our operating partnership, may be entitled to: (1) certain cash distributions upon the disposition of certain of our operating partnership’s assets; or (2) a one-time payment in the form of cash or shares in connection with the redemption of the special limited partnership interests upon the occurrence of a listing of our shares on a national stock exchange or certain events that result in the termination or non-renewal of our advisory agreement. The special limited partnership interest holder will only become entitled to the compensation after stockholders have received, in the aggregate, cumulative distributions equal to their invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such invested capital. This potential obligation to make substantial payments to the holder of the special limited partnership interests would reduce the overall return to stockholders to the extent such return exceeds 6.0%.

We may grant stock-based awards to our directors, employees and consultants pursuant to our long-term incentive plan, which will have a dilutive effect on your investment in us.

We have adopted a long-term incentive plan which we use to attract and retain qualified directors, officers, employees, and consultants. The long-term incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, dividend equivalents, other stock-based awards and cash-based awards to directors, employees and consultants of ours selected by the board for participation in our long-term incentive plan. We currently intend only to issue awards of restricted stock to our independent directors under our long-term incentive plan. Accordingly, we have adopted an independent directors compensation plan as a sub-part of our long-term incentive plan, pursuant to which each of our independent directors is entitled to receive restricted stock in connection with their service on the board and with other events. We have issued 10,000 shares of restricted stock to our independent directors pursuant to that plan.

If we issue additional stock-based awards to eligible participants under our long-term incentive plan, the issuance of these stock-based awards may dilute an investment in our shares of common stock. In particular, certain features of our long-term incentive plan could have a dilutive effect on an investment in us, including (1) a lack of annual award limits, individually or in the aggregate (subject to the limit on the maximum number of shares which may be issued pursuant to awards granted under the plan), (2) the fact that the limit on the maximum number of shares which may be issued pursuant to awards granted under the plan is not tied to the amount of proceeds raised in our initial public offering and (3) share counting procedures which provide that shares subject to certain awards, including, without limitation, substitute awards granted by us to employees of another company in connection with our merger or consolidation with such company, or shares subject to outstanding awards of another company assumed by us in connection with our merger or consolidation with such company, are not subject to the limit on the maximum number of shares which may be issued pursuant to awards granted under the plan.

An investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we are subject to registration under the Investment Company Act, we will not be able to continue our business.

Neither we, our operating partnership or any of our subsidiaries intend to register as an investment company under the Investment Company Act. Our operating partnership’s and subsidiaries’ intended investments in real estate will represent the substantial majority of our total asset mix. In order for us not to be subject to regulation under the Investment Company Act, we have engaged, and intend to continue to engage, through our operating partnership and our wholly and majority-owned subsidiaries, primarily in the business of buying real estate. These investments must be made within a year after our initial public offering ends.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, which we refer to as the “40% test.” Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We believe that we, our operating partnership and most of the subsidiaries of our operating partnership will not fall within either definition of investment company under Section 3(a)(1) of the Investment Company Act as we intend to invest primarily in real property through our operating partnership or our operating partnership’s wholly or majority-owned subsidiaries, the majority of which we expect to have at least 60% of their assets in real property. As these subsidiaries would be investing either solely or primarily in real property, they would be outside of the definition of “investment company” under Section 3(a)(1)(C) of the Investment Company Act. We are organized as a holding company that conducts its businesses primarily through our operating partnership, which in turn is a company conducting its business of investing in real property either directly or through its subsidiaries. Both we and our operating partnership intend to conduct our operations so that we comply with the 40% test. We will monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe that neither we nor our operating partnership will be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because neither we nor our operating partnership will engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our operating partnership or our operating partnership’s wholly owned or majority-owned subsidiaries, we and our operating partnership will be primarily engaged in the business of purchasing or otherwise acquiring real property.

In the event that the value of investment securities held by a subsidiary of our operating partnership were to exceed 40% of the value of its total assets, we expect that subsidiary to be able to rely on the exclusion from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires each of our subsidiaries relying on this exception to invest at least 55% of its portfolio in “mortgage and other liens on and interests in real estate,” which we refer to as “qualifying real estate assets,” and maintain at least 80% of its assets in qualifying real estate assets or other real estate-related assets. The remaining 20% of the portfolio can consist of miscellaneous assets. What we buy and sell is therefore limited by these criteria. How we determine to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action letters issued by the SEC staff in the past and other SEC interpretive guidance and, in the absence of SEC guidance, on our view of what constitutes a qualifying real estate asset and a real estate-related asset. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. Pursuant to this guidance, and depending on the characteristics of the specific investments, certain mortgage loans, participations in mortgage loans, mortgage-backed securities, mezzanine loans, joint venture investments and the equity securities of other entities may not constitute qualifying real estate assets and therefore investments in these types of assets may be limited. No assurance can be given that the SEC or its staff will concur with our classification of our assets. Future revisions to the Investment Company Act or further guidance from the SEC staff may cause us to lose our exclusion from the definition of investment company or force us to re-evaluate our portfolio and our investment strategy. Such changes may prevent us from operating our business successfully.

There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs, including more specific or different guidance regarding these exclusions that may be published by the SEC or its staff, will not change in a manner that adversely affects our operations. For instance, in 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the Investment Company Act, including the nature of the assets that qualify for purposes of the exclusion. In addition, the SEC or its staff could take action that results in our or our subsidiary’s failure to maintain an exception or exemption from the Investment Company Act.

In the event that we, or our operating partnership, were to acquire assets that could make either entity fall within one of the definitions of an investment company under Section 3(a)(1) of the Investment Company Act, we believe that we would still qualify for an exclusion from registration pursuant to Section 3(c)(6) of the Investment Company Act. Although the SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), we believe that we and our operating partnership may rely on Section 3(c)(6) if 55% of the assets of our operating partnership consist of, and at least 55% of the income of our operating partnership is derived from, qualifying real estate assets owned by wholly owned or majority-owned subsidiaries of our operating partnership.

To ensure that neither we, our operating partnership or any of our subsidiaries are required to register as an investment company, each entity may be unable to sell assets that it would otherwise want to sell and may need to sell assets that it would otherwise wish to retain. In addition, we, our operating partnership or our subsidiaries may be required to acquire additional income- or loss-generating assets that we might not otherwise acquire or forego opportunities to acquire interests in companies that we would otherwise want to acquire. Although we, our operating partnership and our subsidiaries intend to monitor our portfolio periodically and prior to each acquisition and disposition, any of these entities may not be able to remain outside the definition of investment company or maintain an exclusion from the definition of an investment company. If we, our operating partnership or our subsidiaries are required to register as an investment company but fail to do so, the unregistered entity would be prohibited from engaging in our business, and criminal and civil actions could be brought against such entity. In addition, the contracts of such entity would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of the entity and liquidate its business.

RISKS RELATED TO CONFLICTS OF INTEREST

We depend on our advisor and its key personnel and our business could suffer if any of such key personnel were to cease to be affiliated with our advisor.

Our ability to make distributions and achieve our investment objectives depends upon the performance of our advisor in the acquisition, disposition and management of real estate assets, the selection of tenants for our real properties and the determination of any financing arrangements. In addition, our success depends to a significant degree upon the continued contributions of certain of the key personnel of our sponsor, including Brett C. Moody and Robert W. Engel, each of whom would be difficult to replace. We currently do not have key man life insurance on any of these key personnel. If our advisor were to lose the benefit of the experience, efforts and abilities of one or more of these individuals, our operating results could suffer.

We may compete with affiliates of our sponsor, including Moody National REIT I, Inc. for opportunities to acquire or sell investments, which may have an adverse impact on our operations.

We may compete with affiliates of our sponsor, including Moody National REIT I, Inc. which generally invests in hospitality assets, and which has more resources than we do, for opportunities to acquire or sell hospitality properties. We may also buy or sell hospitality properties at the same time as affiliates of our sponsor. In this regard, there is a risk that our sponsor will select for us investments that provide lower returns to us than investments purchased by its affiliates. Certain of our affiliates own or manage hospitality properties in geographical areas in which we expect to own hospitality properties. As a result of our potential competition with affiliates of our sponsor, certain investment opportunities that would otherwise be available to us may not in fact be available. This competition may also result in conflicts of interest that are not resolved in our favor.

The time and resources that affiliates of our sponsor, or Moody National affiliates, devote to us may be diverted, and we may face additional competition due to the fact that Moody National affiliates are not prohibited from raising money for, or managing, another entity that makes the same types of investments that we target.

Moody National affiliates are not prohibited from raising money for, or managing, another investment entity that makes the same types of investments as those we target. For example, our advisor’s management team has successfully completed approximately 46 fully subscribed private placements in real estate programs of multiple property types with over 1,308 investors across the United States, and, in addition, our advisor’s management team also advises Moody National REIT I, Inc., which has primarily invested in hospitality assets. As a result, the time and resources they could devote to us may be diverted to other investment activities. Additionally, some of our directors and officers serve as directors and officers of investment entities sponsored by our sponsor and its affiliates, including Moody National REIT I. Since these professionals engage in and will continue to engage in other business activities on behalf of themselves and others, these professionals will face conflicts of interest in allocating their time among us, our advisor, and its affiliates and other business activities in which they are involved. This could result in actions that are more favorable to other affiliates of our advisor than us.

In addition, as noted above, we may compete with affiliates of our advisor for the same investors and investment opportunities. We may also co-invest with any such affiliate. Even though all such co-investments will be subject to approval by our independent directors, they could be on terms not as favorable to us as those we could achieve co-investing with a third-party.

Our advisor and its affiliates, including our officers and some of our directors, will face conflicts of interest caused by compensation arrangements with us and other Moody National affiliates, which could result in actions that are not in the best interests of our stockholders.

Our advisor and its affiliates receive substantial fees from us in return for their services and these fees could influence the advice provided to us. Among other matters, the compensation arrangements could affect their judgment with respect to:

•	public offerings of equity by us, which allow our dealer manager to earn additional dealer manager fees;

•	real estate acquisitions, which allow our advisor to earn acquisition fees upon purchases of assets and to increase asset management fees;

•	real estate asset sales, since the asset management fees payable to our advisor will decrease and since our advisor will be entitled to disposition fees upon sales;

•	the purchase of real estate assets from other Moody National affiliates, including our sponsor and its affiliates, which may allow our advisor or its affiliates to earn additional asset management fees, hotel management fees and disposition fees; and

•	whether and when we seek to list our common stock on a national securities exchange, which listing could entitle Moody LPOP II, as the holder of special limited partnership interests, to have its interests in our operating partnership redeemed.

Further, our advisor may recommend that we invest in a particular asset or pay a higher purchase price for the asset than it would otherwise recommend if it did not receive an acquisition fee. Certain potential acquisition fees and asset management fees payable to our advisor and hotel management and leasing fees payable to the property manager would be paid irrespective of the quality of the underlying real estate or hotel management services during the term of the related agreement. These fees may incentivize our advisor to recommend transactions with respect to the sale of a property or properties that may not be in our best interest at the time. Investments with higher net operating income growth potential are generally riskier or more speculative. In addition, the premature sale of an asset may add concentration risk to the portfolio or may be at a price lower than if we held on to the asset. Our advisor will have considerable discretion with respect to the terms and timing of acquisition, disposition and leasing transactions. In evaluating investments and other management strategies, the opportunity to earn these fees may lead our advisor to place undue emphasis on criteria relating to its compensation at the expense of other criteria, such as the preservation of capital, to achieve higher short-term compensation. Considerations relating to our affiliates’ compensation from us and other Moody National affiliates could result in decisions that are not in the best interests of our stockholders.

Our advisor may have conflicting fiduciary obligations if we acquire assets from affiliates of our sponsor or enter into joint ventures with affiliates of our sponsor. As a result, in any such transaction we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

Our advisor may cause us to invest in a property owned by, or make an investment in equity securities in or real estate-related loans to, our sponsor or its affiliates or through a joint venture with affiliates of our sponsor. In these circumstances, our advisor will have a conflict of interest when fulfilling its fiduciary obligation to us. In any such transaction, we would not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

The fees we pay to affiliates in connection with our initial public offering and in connection with the acquisition and management of our investments were not determined on an arm’s-length basis; therefore, we do not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

The fees to be paid to our advisor, our property manager, our dealer manager and other affiliates for services they provide for us were not determined on an arm’s-length basis. As a result, the fees have been determined without the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties and could be in excess of amounts that we would otherwise pay to third parties for such services.

We may purchase real estate assets from third parties who have existing or previous business relationships with affiliates of our advisor, and, as a result, in any such transaction, we may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.

We may purchase assets from third parties that have existing or previous business relationships with affiliates of our advisor. The officers, directors or employees of our advisor and its affiliates and the principals of our advisor who also perform services for other Moody National affiliates may have a conflict in representing our interests in these transactions on the one hand and the interests of such affiliates in preserving or furthering their respective relationships on the other hand. In any such transaction, we will not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties, and the purchase price or fees paid by us may be in excess of amounts that we would otherwise pay to third parties.

RISKS RELATED TO INVESTMENTS IN REAL ESTATE

Economic activity in the United States was adversely impacted by the global financial crisis of 2008 and future recessions, downturns, disruptions or instability could have a materially adverse effect on our business.

From time to time, the global capital markets may experience periods of disruption and instability, which could cause disruptions in liquidity in the debt capital markets, significant write-offs in the financial services sector, the re-pricing of credit risk in the broadly syndicated credit market and the failure of major financial institutions. Despite actions of U.S. and foreign governments, these events could contribute to worsening general economic conditions that materially and adversely impact the broader financial and credit markets and reduce the availability of debt and equity capital for the market as a whole and financial services firms in particular.

Beginning in the third quarter of 2007, global credit and other financial markets suffered substantial stress, volatility, illiquidity and disruption. These forces reached extraordinary levels in late 2008, resulting in the bankruptcy of, the acquisition of, or government intervention in the affairs of several major domestic and international financial institutions. In particular, the financial services sector was negatively impacted by significant write-offs as the value of the assets held by financial firms declined, impairing their capital positions and abilities to lend and invest. We believe that such value declines were exacerbated by widespread forced liquidations as leveraged holders of financial assets, faced with declining prices, were compelled to sell to meet margin requirements and maintain compliance with applicable capital standards. Such forced liquidations also impaired or eliminated many investors and investment vehicles, leading to a decline in the supply of capital for investment and depressed pricing levels for many assets. These events significantly diminished overall confidence in the debt and equity markets, engendered unprecedented declines in the values of certain assets, and caused extreme economic uncertainty.

Deterioration of economic and market conditions in the future could negatively impact credit spreads as well as our ability to obtain financing, particularly from the debt markets.

Changes in national, regional or local economic, demographic or real estate market conditions may adversely affect our results of operations and returns to our stockholders.

We are subject to risks generally attributable to the ownership of real estate assets, including but not limited to: changes in national, regional or local economic, demographic or real estate market conditions; changes in supply of or demand for similar properties in an area; increased competition for real estate assets targeted by our investment strategy; bankruptcies, financial difficulties or lease defaults by our tenants; changes in interest rates and availability of financing; and changes in government rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws. These conditions, or others we cannot predict, may adversely affect our results of operations and returns to our stockholders.

We have established investment criteria based on certain target markets and geographic areas. If our investments are concentrated in an area that experiences adverse economic conditions our investments may lose value and we may experience losses.

Our hospitality properties may be concentrated in one or a few geographic locations, namely the East Coast, the West Coast and the Sunbelt regions of the United States. For example, as of December 31, 2015, we owned one property in the Austin, Texas market. These investments may carry the risks associated with significant geographical concentration. We have not established and do not plan to establish any investment criteria to limit our exposure to these risks for future investments, and we may experience losses as a result. A worsening of economic conditions in the geographic area in which our investments may be concentrated could have an adverse effect on our business.

Changes in supply of, or demand for, similar real properties in a particular area may increase the price of real properties we seek to purchase and decrease the price of real properties when we seek to sell them.

The real estate industry is subject to market forces. We are unable to predict certain market changes including changes in supply of, or demand for, similar real properties in a particular area. Any potential purchase of an overpriced asset could decrease our rate of return on these investments and result in lower operating results and overall returns to our stockholders.

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do. Larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments, our profitability will be reduced and you may experience a lower return on your investment.

Uninsured losses or premiums for insurance coverage relating to real property may adversely affect your returns.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders sometimes require commercial property owners to purchase specific coverage against terrorism as a condition for providing mortgage loans. These policies may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our properties incurs a casualty loss which is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, we cannot assure you that funding will be available to us for repair or reconstruction of damaged hospitality property in the future.

Our hotel properties will be subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Our hotel properties will be subject to property taxes that may increase as tax rates change and as our hotel properties are assessed or reassessed by taxing authorities. As the owner of the hotel properties, we are responsible for payment of the taxes to the applicable government authorities. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the property and the property may be subject to a tax sale.

Our property manager’s or sub-property manager’s failure to integrate their subcontractors into their operations in an efficient manner could reduce the return on your investment.

Our property manager or sub-property manager may rely on multiple subcontractors for on-site hotel management of our properties. If our property manager and sub-property manager are unable to integrate these subcontractors into their operations in an efficient manner, our property manager or sub-property manager may have to expend substantial time and money coordinating with these subcontractors, which could have a negative impact on the revenues generated from such properties.

Actions of joint venture partners could negatively impact our performance.

We may enter into joint ventures with third parties, including with entities that are affiliated with our advisor. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with a direct investment in real estate, including, for example:

•	the possibility that our venture partner in an investment might become bankrupt;

•	that the venture partner may at any time have economic or business interests or goals which are, or which become, inconsistent with our business interests or goals;

•	that such venture partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;

•	the possibility that we may incur liabilities as a result of an action taken by such venture partner;

•	that disputes between us and a venture partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business;

•	the possibility that if we have a right of first refusal or buy/sell right to buy out a venture partner, we may be unable to finance such a buy-out if it becomes exercisable or we may be required to purchase such interest at a time when it would not otherwise be in our best interest to do so; or

•	the possibility that we may not be able to sell our interest in the joint venture if we desire to exit the joint venture.

Under certain joint venture arrangements, neither venture partner may have the power to control the venture and an impasse could be reached, which might have a negative influence on the joint venture and decrease potential returns to our investors. In addition, to the extent that our venture partner is an affiliate of our advisor, certain conflicts of interest will exist.

Costs of complying with governmental laws and regulations related to environmental protection and human health and safety may be high.

All real property investments and the operations conducted in connection with such investments are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liability on customers, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such real property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such real property as collateral for future borrowings. Environmental laws also may impose restrictions on the manner in which real property may be used or businesses may be operated. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our real properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our real properties. There are also various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply and which may subject us to liability in the form of fines or damages for noncompliance. In connection with the acquisition and ownership of our real properties, we may be exposed to such costs in connection with such regulations. The cost of defending against environmental claims, of any damages or fines we must pay, of compliance with environmental regulatory requirements or of remediating any contaminated real property could materially and adversely affect our business, lower the value of our assets or results of operations and, consequently, lower the amounts available for distribution to our stockholders.

The costs associated with complying with the Americans with Disabilities Act may reduce the amount of cash available for distribution to our stockholders.

The real properties in which we may invest may also be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. With respect to the properties we acquire, the ADA’s requirements could require us to remove access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We cannot assure you that we will be able to acquire properties that comply with the ADA or allocate the responsibility for compliance with the ADA to another third party, such as the seller or the tenant of the property. Any monies we use to comply with the ADA will reduce the amount of cash available for distribution to our stockholders.

RISKS RELATED TO THE HOSPITALITY INDUSTRY

A concentration of our investments in the hospitality industry may leave our profitability vulnerable to a downturn or slowdown in the sector.

We expect to concentrate our investments in the hospitality sector. As a result, we will be subject to risks inherent in investments in a single type of property. If our investments are substantially in the hospitality sector, then the potential effects on our revenues, and as a result, on cash available for distribution to our stockholders, resulting from a downturn or slowdown in the hospitality sector could be more pronounced than if we had diversified our investments more.

A possible lack of diversification within the hospitality sector increases the risk of investment.

There is no limit on the number of hotels of a particular hotel brand which we may acquire, or on the number of hotels we may acquire in a specific geographic region. We plan to invest primarily in the select-service hotel properties with premier brands including, but not limited to, Marriott, Hilton, and Hyatt that are located in major metropolitan markets in the East Coast, West Coast and Sunbelt regions of the United States. If our hotel properties become geographically concentrated, or if we acquire a substantial number of hotel properties of a particular brand, an economic downturn in one or more of the markets in which we have invested or a negative event relating to a brand in which we have a concentration of hotels could have an adverse effect on our financial condition and our ability to make distributions to our stockholders.

If we do not successfully attract and retain franchise flagships for premier-brand, select-service hotel properties, our business will suffer, and this result will reduce the value of your investment.

Generally, we must attract and retain premier-brand hospitality franchises, including, Marriott, Hilton, and Hyatt franchises, for any hotel properties we may choose to acquire. Hospitality franchises generally require that design and quality standards be met for guest room and common areas before a hospitality franchisor will agree to provide the franchise agreement to operate a property. Compliance with these brand standards may impose significant costs upon us. Failure to maintain our hospitality properties in accordance with these standards or comply with other terms and conditions of the applicable franchise agreement could result in a franchise license being canceled. If a franchise license terminates due to our failure to make required improvements or to otherwise comply with its terms, we may also be liable to the franchisor for a termination fee. The loss of a franchise license could materially and adversely affect the operations or the underlying value of the hotel property because of the loss associated with the brand recognition and the marketing support and centralized reservation systems provided by the franchisor. A loss of a franchise license for one or more hotel properties could materially and adversely affect our results of operations, financial condition and our cash flows, including our ability to service debt and make distributions to our stockholders.

There are risks associated with employing hotel employees.

While we will not directly employ or manage the labor force at our hospitality properties, we will be subject to many of the costs and risks generally associated with the hotel labor force. Our property manager or sub-property manager will be responsible for hiring and maintaining the labor force at each of our hotel properties and for establishing and maintaining the appropriate processes and controls over such activities. From time to time, the operations of our hotel properties may be disrupted through strikes, public demonstrations or other labor actions and related publicity. We may also incur increased legal costs and indirect labor costs as a result of the aforementioned disruptions, or contract disputes or other events. Significant adverse disruptions caused by union activities or increased costs affiliated with such activities could materially and adversely affect our results of operations, financial condition and our cash flows, including our ability to service debt and make distributions to our stockholders.

Hospitality properties are illiquid investments, and we may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to do so.

Hospitality properties are illiquid investments. We may be unable to adjust our portfolio in response to changes in economic or other conditions. In addition, the hospitality property market is affected by many factors beyond our control, such as general economic conditions, availability of financing, interest rates, and supply and demand. We cannot predict whether we will be able to sell any real property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a real property. Additionally, we may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct such defects or to make such improvements.

In acquiring a hospitality property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that real property. All these provisions would restrict our ability to sell a property, which could reduce the amount of cash available for distribution to our stockholders.

Our ability to make distributions to our stockholders will depend upon the ability of hotel managers to operate our hotels effectively.

We expect to invest the proceeds from this offering primarily in hotel properties. To qualify as a REIT, we cannot operate any hotel or directly participate in the decisions affecting the daily operations of any hotel. Our property manager or a third-party property manager or sub-property manager will have direct control of the daily operations of our hotels. We will not have the authority to directly control any particular aspect of the daily operations of any hotel (e.g., setting room rates). Thus, even if we believed the hotels were being operated in an inefficient or sub-optimal manner, we would not be able to require a change to the method of operation. Our only alternative for changing the operation of the hotels would be to replace the manager of one or more hotels in situations where the applicable management agreement permits us to terminate the existing manager.

Our ability to make distributions to stockholders will be impacted by the performance of the hotel managers in generating sufficient revenues from the hotels in excess of operating expenses. The hotel managers will be affected by factors beyond their control, such as changes in the level of demand for rooms and related services of the hotels, their ability to maintain and increase gross revenues and operating margins at the hotels and other factors. Therefore, any operating difficulties or other factors affecting the hotel managers’ ability to maintain and increase gross revenues and operating margins at the hotels could significantly adversely affect our financial condition and results of operations.

The expanding use of internet travel websites by customers can adversely affect our profitability.

The increasing use of internet travel intermediaries by consumers may cause us to experience fluctuations in our operating performance and otherwise adversely affect our profitability and cash flows. Our property managers will likely rely upon Internet travel intermediaries such as Travelocity.com, Expedia.com, Orbitz.com, Hotels.com and Priceline.com to generate demand for our hotel properties. As Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from our property managers. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. Consumers may eventually develop brand loyalties to their reservations system rather than the premier-brand, select-service hotel properties we intend to primarily invest in, which could have an adverse effect on our business because we will rely heavily on brand identification. If the amount of sales made through Internet intermediaries increases significantly and our property managers fail to appropriately price room inventory in a manner that maximizes the opportunity for enhanced profit margins, room revenues may flatten or decrease and our profitability may be adversely affected.

Our profitability may be adversely affected by unstable market and business conditions and insufficient demand for lodging due to reduced business and leisure travel.

Any hotel properties that we may acquire will be subject to all the risks common to the hotel industry and subject to market conditions that affect all hotel properties. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms as well as hotel operating expenses, and generally include: increases in supply of hotel rooms that exceed increases in demand; increases in energy costs and other travel expenses that reduce business and leisure travel; reduced business and leisure travel due to continued geo-political uncertainty, including terrorism; adverse effects of declines in general and local economic activity; and adverse effects of a downturn in the hotel industry.

Competition in the hospitality industry and with third parties in acquiring properties may reduce our profitability and the return on your investment.

The hospitality industry is generally characterized as being intensely competitive. Any hotel in which we invest will compete with existing and new hotels in their geographic markets, including with independent hotels, hotels which are part of local or regional chains and hotels in other well-known national chains, including those offering different types of accommodations and services. The principal competitive factors that will affect the hotel properties in which we will seek to invest include, but are not limited to, brand recognition, location, range of services and guest amenities and the quality and price of the hotel rooms and services provided. Any one of the foregoing could impact our profitability and ability to pay distributions.

We face significant competition for attractive hotel investment opportunities from other major real estate investors with significant capital, including both publicly traded REITs and private institutional investment funds. Because of competition from other well-capitalized real estate investors, we can provide no assurance that we will be able to acquire desired hotel properties. Where it is possible to acquire desired hotel properties, we can provide no assurance that we will be able to do so on favorable terms or that such properties will meet our return expectations or conform to our investment criteria. The competition to acquire attractive hotel investment opportunities could have an adverse effect on our financial condition and ability to pay distributions.

The hospitality industry is subject to unique, unforeseeable risks that may negatively impact our business and the value of your investment.

The hospitality industry is subject to unique, unforeseeable risks, such as natural disasters, pandemics and threats of pandemics, acts of terror and other catastrophes. We have no control over events of this type and they could have a substantial impact on the hospitality industry and our business if we decide to invest in additional hotel properties. Because we are unable to control the timing, duration or magnitude of these unforeseen events, the negative impact upon our business could be great.

RISKS ASSOCIATED WITH REAL ESTATE SECURITIES AND DEBT-RELATED INVESTMENTS

Disruptions in the financial markets and deteriorating economic conditions could adversely impact the commercial mortgage market as well as the market for debt-related investments generally, which could hinder our ability to implement our business strategy and generate returns for our stockholders.

As part of our investment strategy, we may acquire real estate-related loans, real estate-related debt securities and other real estate-related investments in the hospitality sector. The returns available to investors on these investments are determined by: (1) the supply and demand for such investments and (2) the existence of a market for such investments, which includes the ability to sell or finance such investments. During periods of volatility, the number of investors participating in the market may change at an accelerated pace. As liquidity or “demand” increases, the returns available to investors will decrease. Conversely, a lack of liquidity will cause the returns available to investors to increase. Recently, concerns pertaining to the deterioration of credit in the residential mortgage market have expanded to almost all areas of the debt capital markets including corporate bonds, asset-backed securities and commercial real estate mortgages and loans. Continued or future instability may interfere with the successful implementation of our business strategy.

If we make or invest in mortgage loans, our mortgage loans may be affected by unfavorable real estate market conditions, which could decrease the value of those loans and the return on your investment.

If we make or invest in mortgage loans, we will be at risk of defaults by the borrowers on those mortgage loans. These defaults may be caused by many conditions beyond our control, including interest rate levels and local and other economic conditions affecting real estate values. We will not know whether the values of the properties securing our mortgage loans will remain at the levels existing on the dates of origination of those mortgage loans. If the values of the underlying properties drop, our risk will increase because of the lower value of the security associated with such loans.

To the extent we make or invest in mortgage loans, our mortgage loans will be subject to interest rate fluctuations that could reduce our returns as compared to market interest rates and reduce the value of the mortgage loans in the event we sell them; accordingly, the value of your investment would be subject to fluctuations in interest rates.

To the extent we invest in fixed-rate, long-term mortgage loans and market interest rates rise, the mortgage loans could yield a return that is lower than then-current market rates, which would lower the proceeds we would receive in the event we sell such assets. If market interest rates decrease, we will be adversely affected to the extent that mortgage loans are prepaid because we may have to originate new loans at the new, lower prevailing interest rate. To the extent we invest in variable-rate loans and interest rates decrease, our revenues will also decrease. Finally, to the extent we invest in variable-rate loans and interest rates increase, the value of the loans we own at such time would decrease, which would lower the proceeds we would receive in the event we sell such assets. For these reasons, if we invest in mortgage loans, our returns on those loans and the value of your investment will be subject to fluctuations in market interest rates.

The CMBS and CDOs in which we may invest are subject to several types of risks.

Commercial mortgage-backed securities, or CMBS, are bonds which evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Collateralized debt obligations, or CDOs, are a type of debt obligation that are backed by commercial real estate assets, such as CMBS, commercial mortgage loans, B-notes, or mezzanine paper. Accordingly, the mortgage backed securities we may invest in are subject to all the risks of the underlying mortgage loans.

In a rising interest rate environment, the value of CMBS and CDOs may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of CMBS and CDOs may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities markets as a whole. In addition, CMBS and CDOs are subject to the credit risk associated with the performance of the underlying mortgage properties. In certain instances, third-party guarantees or other forms of credit support can reduce the credit risk.

CMBS and CDOs are also subject to several risks created through the securitization process. Subordinate CMBS and CDOs are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes a large percentage of delinquent loans, there is a risk that interest payment on subordinate CMBS and CDOs will not be fully paid. Subordinate securities of CMBS and CDOs are also subject to greater credit risk than those CMBS and CDOs that are more highly rated.

The mezzanine loans in which we may invest would involve greater risks of loss than senior loans secured by income-producing real properties.

We may invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of the entity owning the real property, the entity that owns the interest in the entity owning the real property or other assets. These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.

RISK ASSOCIATED WITH DEBT FINANCING

We will incur mortgage indebtedness and other borrowings, which may increase our business risks, could hinder our ability to make distributions and could decrease the value of your investment.

We intend to finance a portion of the purchase price of our hotel investment properties by borrowing funds. Under our charter, we are prohibited from borrowing in excess of 300% of the value of our net assets. “Net assets” for purposes of this calculation is defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts or other non-cash reserves, less total liabilities. Generally speaking, the preceding calculation is expected to approximate 75% of the aggregate cost of our real estate assets before non-cash reserves and depreciation. We may temporarily borrow in excess of these amounts if such excess is approved by a majority of the independent directors and is disclosed to stockholders in our next quarterly report, along with justification for such excess. In addition, we may incur mortgage debt and pledge some or all of our real estate assets as security for that debt to obtain funds to acquire additional real estate assets or for working capital. We may also borrow funds as necessary or advisable to ensure we maintain our REIT tax qualification, including the requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders (computed without regard to the distribution paid deduction and excluding net capital gains). Furthermore, we may borrow if we otherwise deem it necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes. However, there is no assurance that we will be able to obtain such borrowings on satisfactory terms.

High debt levels will cause us to incur higher interest charges, which would result in higher debt service payments and could be accompanied by restrictive covenants. If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on that property, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment. For tax purposes, a foreclosure on any of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we will recognize taxable income on foreclosure, but we would not receive any cash proceeds. If any mortgage contains cross collateralization or cross default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders will be adversely affected.

Instability in the debt markets and our inability to find financing on attractive terms may make it more difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make to our stockholders.

If mortgage debt is unavailable on reasonable terms as a result of increased interest rates, underwriting standards, capital market instability or other factors, we may not be able to finance the initial purchase of properties. In addition, if we place mortgage debt on properties, we run the risk of being unable to refinance such debt when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance debt, our income could be reduced. We may be unable to refinance debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us, or could result in the foreclosure of such properties. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing securities or by borrowing more money.

Increases in interest rates could increase the amount of our debt payments and negatively impact our operating results.

Interest we pay on our debt obligations will reduce cash available for distributions. If we incur variable rate debt, increases in interest rates would increase our interest costs, which would reduce our cash flows and our ability to make distributions to you. If we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times which may not permit realization of the maximum return on such investments.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage a property, discontinue insurance coverage, or replace Moody National Advisor II, LLC as our advisor. In addition, loan documents may limit our ability to replace a property’s property manager or terminate certain operating or lease agreements related to a property. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives.

Our derivative financial instruments that we may use to hedge against interest rate fluctuations may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on your investment.

We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our real estate assets, but no hedging strategy can protect us completely. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses. In addition, the use of such instruments may reduce the overall return on our investments. These instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75% or 95% REIT income test.

FEDERAL INCOME TAX RISKS

Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

We intend to operate in a manner designed to permit us to qualify as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2016.

Our qualification as a REIT will depend on our ongoing satisfaction of numerous requirements established under highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial or administrative interpretations and involve the determination of various factual matters and circumstances not entirely within our control. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Internal Revenue Code is greater in the case of a REIT that holds its assets through a partnership, as we do. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of that qualification.

If we were to fail to qualify as a REIT for any taxable year, we would be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year in which we fail to qualify as a REIT. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer be deductible in computing our taxable income, and we would no longer be required to make distributions. To the extent that distributions had been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or liquidate some investments to pay the applicable corporate income tax. In addition, although we intend to operate in a manner intended to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our board to recommend that we revoke our REIT election.

We believe that our operating partnership will be treated for federal income tax purposes as a partnership and not as an association or as a publicly traded partnership taxable as a corporation. If the Internal Revenue Service were successfully to determine that our operating partnership should properly be treated as a corporation, our operating partnership would be required to pay federal income tax at corporate rates on its net income. In addition, we would fail to qualify as a REIT, with the resulting consequences described above.

To qualify as a REIT we must meet annual distribution requirements, which may result in us distributing amounts that may otherwise be used for our operations.

To qualify as a REIT, we will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the dividends paid deduction and excluding net capital gains. We will be subject to federal income tax on any undistributed taxable income and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (1) 85% of our ordinary income, (2) 95% of our capital gain net income and (3) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets, and it is possible that we might be required to borrow funds or sell assets to fund these distributions. If we fund distributions through borrowings, then we will have to repay debt using money we could have otherwise used to acquire properties. If we sell assets or use offering proceeds to pay distributions, we also will have fewer investments. Fewer investments may impact our ability to generate future cash flows from operations and, therefore, reduce your overall return. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid corporate income and excise taxes, it is possible that we might not always be able to do so.

The use of TRSs will increase our overall tax liability.

Our taxable REIT subsidiary, or TRS, lessees and any other of our domestic taxable REIT subsidiaries will be subject to federal and state income tax on their taxable income. Accordingly, although our ownership of TRS lessees allows us to participate in the operating income from hotel properties in addition to receiving rent, that operating income is fully subject to income tax. Such taxes could be substantial.

We will incur a 100% excise tax on transactions with our TRS lessees or other taxable REIT subsidiaries that are not conducted on an arm’s length basis. For example, to the extent that the rent paid by one of our TRS lessees exceeds an arm’s length rental amount, such excess may be subject to the excise tax. We intend that all transactions between us and our TRS lessees will be conducted on an arm’s length basis and, therefore, that the rent paid by our TRS lessees to us will not be subject to the excise tax.

If the leases of our hotels to the TRS lessees are not respected as true leases for U.S. federal income tax purposes, we will fail to qualify as a REIT.

To qualify as a REIT, we must annually satisfy two gross income tests, under which specified percentages of our gross income must be derived from certain sources, such as “rents from real property.” Rents paid to our operating partnership by TRS lessees pursuant to the leases of our hotels will constitute substantially all of our gross income. In order for such rent to qualify as “rents from real property” for purposes of the gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and not be treated as service contracts, financing arrangements, joint ventures or some other type of arrangement. If our leases are not respected as true leases for U.S. federal income tax purposes, we will fail to qualify as a REIT.

If any hotel managers that we may engage do not qualify as “eligible independent contractors,” or if our hotels are not “qualified lodging facilities,” we will fail to qualify as a REIT.

Rent paid by a lessee that is a “related party tenant” of ours generally will not be qualifying income for purposes of the two gross income tests applicable to REITs, but an exception is provided, however, for leases of “qualified lodging facilities” to a TRS so long as the hotels are managed by an “eligible independent contractor” and certain other requirements are satisfied. We expect to lease all or substantially all of our hotels to TRS lessees, which are disregarded subsidiaries of corporations that are intended to qualify as TRSs. We expect that the TRS lessees will engage hotel managers, including our affiliated property manager and third-party property managers that are intended to qualify as “eligible independent contractors.” Among other requirements, in order to qualify as an eligible independent contractor, the hotel manager must not own, directly or through its equity owners, more than 35% of our outstanding stock, and no person or group of persons can own more than 35% of our outstanding stock and the equity interests of the hotel manager, taking into account certain ownership attribution rules. The ownership attribution rules that apply for purposes of these 35% thresholds are complex, and monitoring actual and constructive ownership of our stock by our hotel managers and their owners may not be practical. Accordingly, there can be no assurance that these ownership levels will not be exceeded.

In addition, for a hotel management company to qualify as an eligible independent contractor, such company or a related person must be actively engaged in the trade or business of operating “qualified lodging facilities” (as defined below) for one or more persons not related to the REIT or its TRSs at each time that such company enters into a hotel management contract with a TRS or its TRS lessee. No assurances can be provided that any hotel managers that we may engage will in fact comply with this requirement in the future. Failure to comply with this requirement would require us to find other managers for future contracts, and if we hired a management company without knowledge of the failure, it could jeopardize our status as a REIT.

Finally, each property that we lease to our TRS lessees must be a “qualified lodging facility.” A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, including customary amenities and facilities, provided that no wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. The REIT provisions of the Internal Revenue Code provide only limited guidance for making determinations under the requirements for qualified lodging facilities, and there can be no assurance that these requirements will be satisfied.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase real properties and lease them back to the sellers of such properties. We cannot guarantee that the Internal Revenue Service will not challenge our characterization of any sale-leaseback transactions. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.

You may have current tax liability on distributions if you elect to reinvest in shares of our common stock.

If you participate in our distribution reinvestment plan, you will be deemed to have received a cash distribution equal to the fair market value of the stock received pursuant to the plan, which will be taxed as a dividend to the extent of our current or accumulated earnings and profits. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the common stock received.

Sales of our properties at gains are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

Our ability to dispose of property is restricted as a result of our REIT status. Under applicable provisions of the Internal Revenue Code regarding prohibited transactions by REITs, we will be subject to a 100% tax on any gain realized on the sale or other disposition of any property (other than foreclosure property) we own, directly or through a subsidiary entity, including our operating partnership, but excluding our taxable REIT subsidiaries, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. We intend to avoid the 100% prohibited transaction tax by (1) conducting activities that may otherwise be considered prohibited transactions through a taxable REIT subsidiary, (2) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary other than a taxable REIT subsidiary, will be treated as a prohibited transaction, or (3) structuring certain dispositions of our properties to comply with certain safe harbors available under the Internal Revenue Code for properties held at least two years. However, no assurance can be given that any particular property will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

In certain circumstances, we may be subject to federal and state taxes as a REIT, which would reduce our cash available for distribution to you.

Even if we qualify as a REIT, we may be subject to federal and state taxes. For example, net income from a “prohibited transaction” will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our real estate assets and pay income tax directly on such income. We may also be subject to state and local taxes on our income or property, either directly or at the level of the companies through which we indirectly own our assets. In addition, our TRSs will be subject to federal income tax and applicable state and local taxes on their net income. Any federal or state taxes we pay will reduce our cash available for distribution to you.

Distributions to tax-exempt investors may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to our common stock nor gain from the sale of common stock should generally constitute unrelated business taxable income to a tax-exempt investor. However, there are certain exceptions to this rule. In particular:

•	part of the income and gain recognized by certain qualified pension trusts with respect to our common stock may be treated as unrelated business taxable income if shares of our common stock are predominately held by qualified employee pension trusts, and we are required to rely on a special look-through rule for purposes of meeting one of the REIT share ownership tests, and we are not operated in a manner to avoid treatment of such income or gain as unrelated business taxable income;

•	part of the income and gain recognized by a tax-exempt investor with respect to our common stock would constitute unrelated business taxable income if the investor incurs debt to acquire the common stock; and

•	part or all of the income or gain recognized with respect to our common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17), or (20) of the Internal Revenue Code may be treated as unrelated business taxable income.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with the REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets, including shares of stock in other REITs and certain mortgage loans and mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer. No more than 25% (20% after 2017) of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. Finally, no more than 25% of our assets may consist of “nonqualified publicly offered REIT debt instruments.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments.

Liquidation of assets may jeopardize our REIT status.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate any investments we make to satisfy our obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Legislative or regulatory action could adversely affect investors.

In recent years, numerous legislative, judicial and administrative changes have been made to the federal income tax laws applicable to REITs. Additional changes to tax laws are likely to continue to occur in the future, and we cannot assure you that any such changes will not adversely affect us or the taxation of our stockholders. Any such changes could have an adverse effect on an investment in shares of our common stock. We urge you to consult with your own tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our common stock.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

We may acquire mezzanine loans. If a mezzanine loan satisfies an Internal Revenue Service safe harbor in Revenue Procedure 2003-65, the mezzanine loan will be treated as a real estate asset for purposes of the REIT asset tests and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to make investments that comply with the various requirements applicable to our qualification as a REIT. We may, however, acquire mezzanine loans that do not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the Internal Revenue Service could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset tests and could challenge treatment of interest on such loan as qualifying income for purposes of the 75% gross income test, and, if such a challenge were sustained, we could fail to qualify as a REIT.

The use of TRSs will increase our overall tax liability.

Our domestic TRSs will be subject to federal and state income tax on their taxable income. Accordingly, although our ownership of TRS lessees allows us to participate in the operating income from any hotel properties that may be acquired in addition to receiving rent, that operating income is fully subject to income tax. Such taxes could be substantial.

Non-U.S. investors may be subject to U.S. federal income tax on the sale of shares of our common stock if we are unable to qualify as a “domestically controlled” REIT.

A non-U.S. person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to U.S. federal income tax on the gain recognized on such disposition. A non-U.S. stockholder generally would not be subject to U.S. federal income tax, however, on gain from the disposition of stock in a REIT if the REIT is a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We cannot assure you that we will qualify as a domestically controlled REIT. If we were to fail to so qualify, gain realized by a non-U.S. investor on a sale of our common stock would be subject to U.S. federal income tax unless our common stock was traded on an established securities market and the non-U.S. investor did not at any time during a specified testing period directly or indirectly own more than 5% of the value of our outstanding common stock.

RETIREMENT PLAN RISKS

There are special considerations for pension or profit-sharing or 401(k) plans, health or welfare plans or individual retirement accounts whose assets are being invested in our common stock due to requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code. Furthermore, a person acting on behalf of a plan not subject to ERISA may be subject to similar penalties under applicable federal, state, local, or non-U.S. law by reason of purchasing our stock.

If you are investing the assets of a pension, profit sharing or 401(k) plan, health or welfare plan, or an IRA, or other plan or arrangement subject to ERISA or Section 4975 of the Internal Revenue Code in us, you should consider:

•	whether your investment is consistent with the applicable provisions of ERISA and the Internal Revenue Code;

•	whether your investment is made in accordance with the documents and instruments governing your plan, IRA, or other arrangement, including the investment policy;

•	whether your investment satisfies the prudence, diversification, and other applicable fiduciary requirements in Section 404(a) of ERISA;

•	whether your investment will impair the liquidity of the plan, IRA, or other arrangement;

•	whether your investment will produce unrelated business taxable income, referred to as UBTI and as defined in Sections 511 through 514 of the Internal Revenue Code, to the plan; and

•	your need to value the assets of the plan annually.

You should consider whether your investment in us will cause some or all of our assets to be considered assets of an employee benefit plan, IRA, or other arrangement. We do not believe that under ERISA and U.S. Department of Labor regulations currently in effect that our assets would be treated as “plan assets” for purposes of ERISA, although there can be no assurances. However, if our assets were considered to be plan assets, transactions involving our assets would be subject to ERISA and Section 4975 of the Internal Revenue Code and some of the transactions we have entered into with our advisor and its affiliates could be considered “prohibited transactions,” under ERISA or the Internal Revenue Code. If such transactions were considered “prohibited transactions,” our advisor and its affiliates could be subject to liabilities and excise taxes or penalties. In addition, our officers and directors, our advisor and its affiliates could be deemed to be fiduciaries under ERISA, subject to other conditions, restrictions and prohibitions under Part 4 of Title I of ERISA and those serving as fiduciaries of plans investing in us may be considered to have improperly delegated fiduciary duties to us. Additionally, other transactions with “parties-in-interest” or “disqualified persons” with respect to an investing plan might be prohibited under ERISA, the Internal Revenue Code or other governing authority in the case of a government plan. Therefore, we would be operating under a burdensome regulatory regime that could limit or restrict investments we can make or our management of our real estate assets. Even if our assets are not considered to be plan assets, a prohibited transaction could occur if we or any of our affiliates is a fiduciary (within the meaning of ERISA) with respect to an employee benefit plan purchasing shares and, therefore, in the event any such persons are fiduciaries (within the meaning of ERISA) of your plan or IRA, you should not purchase shares unless an administrative or statutory exemption applies to your purchase. For a discussion of the considerations associated with an investment in our shares by an employee benefit plan or an IRA, see “ERISA Considerations.”

Failure to satisfy the fiduciary standards of conduct and other requirements of ERISA, the Internal Revenue Code, or other applicable statutory or common law may result in the imposition of civil (and criminal, if the violation was willful) penalties, and can subject the fiduciary to equitable remedies and/or damages. In addition, if an investment in our common stock constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary that authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. Furthermore, to the extent that the assets of a plan or arrangement not subject to the fiduciary provisions of ERISA (for example, governmental plans, non-electing church plans, and foreign plans) will be used to purchase our stock, such plans should consider the impact of applicable federal, state, local, or non-U.S. law on the decision to make such purchase.

ITEM 1B. Unresolved Staff Comments

We have no unresolved staff comments.

ITEM 2. Properties

As of December 31, 2015, we owned an interest in one hotel property located in Austin, Texas. For more information on our hotel property see Item 1, “Business—Investment Portfolio.”

Our principal executive offices are located at 6363 Woodway Drive, Suite 110, Houston, Texas, 77057. Our telephone number, general facsimile number and website address are (713) 977-7500, (713) 977-7505 and http://www.moodynationalreit.com, respectively.

ITEM 3. Legal Proceedings

From time to time, we are party to legal proceedings that arise in the ordinary course of our business. Management is not aware of any pending or contemplated legal proceedings the outcome of which is or would be reasonably likely to have a material adverse effect on our results of operations or financial condition.

ITEM 4. Mine Safety Disclosures

Not applicable.

PART II

ITEM 5.	Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities

Stockholder Information

As of March 2, 2016, we had 908,586 shares of our common stock outstanding held by a total of approximately 631 stockholders. The number of stockholders is based on the records of DST Systems, Inc., which serves as our transfer agent.

Market Information

Our shares of common stock are not currently listed on a national securities exchange or any over-the-counter market. We do not expect our shares to become listed in the near future, and they may not become listed at all. Consequently, there is the risk that our stockholders may not be able to sell their shares at a time or price acceptable to them. We presently intend, but are not required, to complete a transaction providing liquidity for our stockholders within four to six years from the termination of our initial public offering. Our charter does not require our board to pursue a liquidity event at any particular time, or at all. However, we expect that our board, in the exercise of its fiduciary duty to our stockholders, will determine to pursue a liquidity event when it believes that the then-current market conditions are favorable for a liquidity event and that such a transaction is in the best interests of our stockholders. A liquidity event could include (1) the sale of all or substantially all of our assets either on a portfolio basis or individually followed by a liquidation, (2) a merger or another transaction approved by our board in which our stockholders will receive cash or shares of a publicly traded company or (3) a listing of our shares on a national securities exchange. There can be no assurance as to when a suitable transaction will be available.

On November 12, 2015, our board determined an estimated fair value per share of our common stock of $25.03 as of October 31, 2015. In determining an estimated fair value per share of our common stock, our board relied upon information provided in a report by our advisor, the recommendation of our audit committee, and the board’s experience with, and knowledge of our assets, including the hotel property that we owned, as of October 31, 2015. The estimated value per share is based on (x) the estimated value of our assets less the estimated value of our liabilities divided by (y) the number of outstanding shares of our common stock, all as of October 31, 2015. For additional information on the determination of our estimated fair value per share, see our Current Report on Form 8-K filed with the SEC on November 16, 2015.

We intend to determine an updated estimated fair value per share every year on or about the last day of our fiscal year (beginning in fiscal year 2016), or more frequently in the sole discretion of our board of directors. Investors are cautioned that the market for commercial real estate can fluctuate quickly and substantially, and values of our assets and liabilities are expected to change in the future. Investors should also consider that we are in the early stages of raising capital in our initial public offering and as of October 31, 2015 we owned one real property asset. As and when we continue to raise capital from the sale of shares of our common stock in our continuous public offering and to invest in additional real estate properties, our assets and liabilities, and the value per share of our common stock, will vary significantly from their values as of October 31, 2015.

Recent Sales of Unregistered Securities

On August 15, 2014, we issued 8,000 shares of common stock at $25.00 per share to our sponsor in exchange for $200,000 in cash. We relied on Section 4(2) of the Securities Act for the exemption from the registration requirements of the Securities Act. Our sponsor, by virtue of its affiliation with us, had access to information concerning our proposed operations and the terms and conditions of its investment.

On August 15, 2014, our operating partnership issued limited partnership interests to Moody OP Holdings II, LLC for $1,000 and issued special limited partnership interests to Moody National LPOP II, LLC for $1,000. Our operating partnership relied on Section 4(2) of the Securities Act for the exemption from the registration requirements of the Securities Act. We, Moody OP Holdings II, LLC and Moody National LPOP II, LLC, by virtue of our affiliation with our operating partnership, had access to information concerning our operating partnership’s proposed operations and the terms and conditions of its investment.

Pursuant to our independent directors’ compensation plan, upon raising $2,000,000 in gross offering proceeds in our initial public offering, each of our two independent directors at that time, Douglas Y. Bech and Charles L. Horn, received an initial grant of 5,000 shares of our restricted common stock. The shares of restricted stock issued pursuant to our independent directors’ compensation plan were issued in transactions exempt from registration pursuant to Section 4(2) of the Securities Act. In addition, on the date of each of the first four annual meetings of our stockholders at which an independent director is re-elected to the board, he or she will receive 2,500 shares of restricted stock. The shares of restricted common stock vest in four equal quarterly installments beginning on the first day of the first quarter following the date of grant; provided, however, that the restricted stock will become fully vested on the earlier to occur of (1) the termination of the independent director’s service as a director due to death or disability, or (2) a change in control of our company. For more information on our independent directors compensation plan, see Item 11, “Executive Compensation—Compensation of our Directors.”

Use of Offering Proceeds From Registered Securities

On January 20, 2015 the SEC declared our Registration Statement on Form S-11 (File No. 333-198305) effective and we commenced our initial public offering of up to $1,100,000,000 in shares of common stock. We are offering up to $1,000,000,000 in shares to the public at an initial price of $25.00 per share (subject to certain discounts) and up to $100,000,000 in shares to our stockholders pursuant to our DRP at an initial price of $23.75 per share. As of December 31, 2015, we had received and accepted investors’ subscriptions for and issued 502,969 shares of our common stock in our initial public offering, including 1,945 shares of common stock pursuant to our DRP, resulting in gross offering proceeds of $12,525,592.

We will continue to offer shares of our common stock on a continuous basis until January 20, 2017, unless our offering is extended. However, in certain states the offering may continue for only one year unless we renew the offering period for an additional year.

As of December 31, 2015, we had incurred selling commissions, dealer manager fees and organization and other offering costs in our initial public offering in the amounts set forth in the tables below. Moody Securities, LLC, our dealer manager, reallowed all of the selling commissions and a portion of the dealer manager fees to participating broker-dealers.

Initial Public Offering:

Type of Expense	Amount	Estimate/Actual
Selling commissions and dealer manager fees	$1,169,637	Actual
Finders’ fees	—	Actual
Expenses paid to or for underwriters	—	Actual
Other organization and offering costs	716,131	Actual

Total expenses	$1,885,768

As of December 31, 2015, the net offering proceeds to us from our initial public offering, after deducting the total expenses incurred as described above, were $10,639,824, excluding $46,200 in offering proceeds from shares of our common stock issued pursuant to the DRP. For the year ended December 31, 2015, the ratio of the cost of raising capital to capital raised was approximately 15%.

We intend to use the proceeds from our initial public offering to acquire hotel properties located in the East Coast, the West Coast and the Sunbelt regions of the United States. To a lesser extent, we may also invest in other hospitality properties located within other markets and regions as well as real estate securities and debt-related investments related to the hospitality sector. As of December 31, 2015, we had used $8,925,000 of the net proceeds from our initial public offering, plus debt financing, to purchase the Residence Inn Austin. As of December 31, 2015, we had paid $496,165 of acquisition expenses to third parties.

Share Repurchase Program

Our share repurchase program may provide an opportunity for our stockholders to have shares of our common stock repurchased, subject to certain restrictions and limitations, at a price equal to or at a discount from the current offering price per share for the shares being repurchased. No shares can be repurchased under our share repurchase program until after the first anniversary of the date of purchase of such shares; provided, however, that this holding period shall not apply to repurchases requested within two years after the death or qualifying disability of a stockholder.

Because we have provided an estimated per share value, we will repurchase shares under our share repurchase program for the lesser of the price paid for the shares by the stockholder for shares that are being repurchased or 95% of the estimated per share value. Repurchase requests made within two years of death or “qualifying disability” of a stockholder will be repurchased at a price equal to the then-current public offering price or, in the case of repurchases following the conclusion of our public offering, at a price based upon our current per-share estimated value and other factors that our board deems relevant. The board, in its sole discretion, shall make the determination of whether a stockholder has a qualifying disability after receiving written notice from the stockholder.

We are not obligated to repurchase shares of our common stock under the share repurchase program. Our board may, in its sole discretion, accept or reject any share repurchase request made by any stockholder at any time. In addition, the board may, in its sole discretion, amend, suspend or terminate the share repurchase program at any time if it determines that the funds available to fund the share repurchase program are needed for other business or operational purposes or that amendment, suspension or termination of the share repurchase program is in the best interest of our stockholders. If the board decides to amend, suspend or terminate the share repurchase program, we will provide stockholders with no less than 30 days’ prior written notice.

There were no redemptions of common stock in the fourth quarter of 2015.

Distribution Information

On July 2, 2015, our board authorized and declared a cash distribution to our stockholders. The distribution (1) accrues daily to our stockholders of record as of the close of business on each day commencing on August 1, 2015, (2) is payable in cumulative amounts on or before the 15th day of each calendar month with respect to the prior month, and (3) is calculated at a rate of $0.00479 per share of our common stock per day, a rate which, if paid each day over a 365-day period, is equivalent to a 7.0% annualized distribution rate based on a purchase price of $25.00 per share of our common stock. We paid our first distribution on September 15, 2015.

The following table summarizes distributions paid in cash and pursuant to the DRP for the year ended December 31, 2015.

Period	Cash Distribution	Distribution Paid Pursuant to DRP(1)	Total Amount of Distribution
Third Quarter 2015	$16,959	$5,838	$22,797
Fourth Quarter 2015	86,452	40,362	126,814
Total	$103,411	$46,200	$149,611

(1)	Amount of distributions paid in shares of common stock pursuant to the DRP.

For the year ended December 31, 2015, we had cash used in operating activities of $18,993, and a deficit of $379,763 in funds from operations. For the year ended December 31, 2015, all distributions were paid from offering proceeds.

The tax composition of our distributions declared for the year ended December 31, 2015 was as follows:

Percentage
Ordinary Income	100%
Capital Gain	0%
Return of Capital	0%
Total	100%

ITEM 6.      Selected Financial Data

Selected Financial Data

The following selected financial data as of December 31, 2015 and 2014, and for the year ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014 should be read in conjunction with the accompanying consolidated financial statements and related notes thereto and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of results for any future period.

	As of December 31,
Selected Financial Data	2015	2014
BALANCE SHEET DATA:
Total assets	$29,798,425	$198,624
Total liabilities	$17,537,214	$—
Special limited partnership interests	$1,000	$1,000
Total stockholders’ equity	$12,260,211	$197,624

	Year ended December 31, 2015	Period from July 25, 2014 (inception) to December 31, 2014
STATEMENT OF OPERATIONS DATA:
Total revenue	$1,077,074	$—
Total expenses	$1,426,966	$2,376
Total other income	$1,828,589	$—
Income tax benefit	$6,000	$—

Net income (loss)	$1,484,697	$(2,376)

STATEMENT OF CASH FLOWS DATA:
Net cash used in operating activities	$(18,993)	$(2,376)
Net cash used in investing activities	$(25,683,518)	$—
Net cash provided by financing activities	$27,084,854	$201,000

OTHER DATA:
Distributions declared	$217,365	$—

ITEM 7.     Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the “Selected Financial Data” above and our accompanying consolidated financial statements and the notes thereto included in this Annual Report. Also see “Forward Looking Statements” preceding Part I.

Overview

We were formed on July 25, 2014 as a Maryland corporation that intends to qualify as a real estate investment trust, or REIT. We intend to use substantially all of the net proceeds from our initial public offering to invest in and manage a portfolio of hospitality properties focusing primarily on the select-service segment of the hospitality sector with premier brands including, but not limited to, Marriott, Hilton and Hyatt. We intend to acquire hotel properties in major metropolitan markets in the East Coast, West Coast and Sunbelt regions of the United States. We may also invest in real estate securities and debt-related investments related to the hospitality sector.

On January 20, 2015, the SEC declared our registration statement on Form S-11 effective and we commenced our initial public offering of up to $1,100,000,000 in shares of common stock. We are offering up to $1,000,000,000 in shares to the public at an initial price of $25.00 per share (subject to certain discounts) and up to $100,000,000 in shares to our stockholders pursuant to the DRP at an initial price of $23.75 per share. Our board may, in its sole discretion and from time to time, change the price at which we offer shares to the public in the primary offering or pursuant to the DRP to reflect changes in our estimated value per share and other factors that our board deems relevant. On November 12, 2015, our board determined that the estimated value per share of our common stock was $25.03 as of October 30, 2015, but our board has not changed the offering price of our shares.

Pursuant to the terms of our initial public offering, offering proceeds were held in an escrow account until we met the minimum offering amount of $2,000,000. On July 2, 2015, we received subscriptions totaling $2,000,000, and the proceeds held in escrow were released to us. As of December 31, 2015, we had received and accepted investors’ subscriptions for and issued 502,969 shares of our common stock in our initial public offering, including 1,945 shares of common stock pursuant to the DRP, resulting in gross offering proceeds of $12,525,592. As of March 2, 2016, we had received and accepted investors’ subscriptions for and issued 888,086 shares of our common stock in our initial public offering, including 4,051 shares of common stock pursuant to our DRP, resulting in gross offering proceeds of $22,100,885. As of March 2, 2016, 39,105,965 shares remained to be sold in our initial public offering. We reserve the right to terminate our initial public offering at any time.

We will continue to offer shares of our common stock on a continuous basis until January 20, 2017, unless our offering is extended. However, in certain states the offering may continue for only one year unless we renew the offering period for an additional year.

Moody National Advisor II, LLC, our advisor, manages our day-to-day operations and our portfolio of properties and real estate-related assets, subject to certain limitations and restrictions. Our advisor sources and presents investment opportunities to our board. Our advisor also provides investment management, marketing, investor relations and other administrative services on our behalf.

Substantially all of our business is conducted through our operating partnership. We are the sole general partner of our operating partnership, and the initial limited partners of our operating partnership are our subsidiary, Moody Holdings II and Moody LPOP II, an affiliate of our advisor. Moody Holdings II originally invested $1,000 in our operating partnership in exchange for limited partnership interests, and Moody LPOP II invested $1,000 in our operating partnership in exchange for special limited partnership interests. As we accept subscriptions of shares of our common stock, we transfer substantially all of the net offering proceeds to our operating partnership in exchange for limited partnership interests and our percentage ownership in our operating partnership increases proportionally.

The limited partnership agreement of our operating partnership provides that our operating partnership will be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for federal income tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership. In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and operating our investments, our operating partnership pays all of our administrative costs and expenses, and such expenses will be treated as expenses of our operating partnership. We will experience a relative increase in liquidity as additional subscriptions for shares of our common stock are received and a relative decrease in liquidity as offering proceeds are used to acquire and operate our assets.

If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year after the taxable year in which we initially elect to be taxed as a REIT, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which qualification is denied. Failing to qualify as a REIT could materially and adversely affect our net income.

Review of our Investment Policies

Our board, including our independent directors, has reviewed our investment policies as described in this Annual Report and determined that such policies are in the best interests of our stockholders based on the following factors: (1) such policies increase the likelihood that we will be able to acquire a diversified portfolio of income producing properties, thereby reducing risk in our portfolio; (2) our executive officers and directors and the affiliates of our advisor have expertise with the type of real estate investments we seek; (3) there are sufficient property acquisition opportunities with the attributes that we seek; and (4) borrowings should enable us to purchase assets and earn income more quickly, thereby increasing the likelihood of generating income for our stockholders and preserving stockholder capital.

Market Outlook

The recession from 2007 to 2009 in the United States impacted the real estate and credit markets, primarily in the form of escalating default rates on mortgages, declining home values and increasing inventory of properties nationwide. The constraints on available credit resulted in illiquidity and volatility in the markets for corporate bonds, asset-backed securities and commercial real estate bonds and loans. During the downturn, economic conditions negatively impacted the commercial real estate sector, resulting in lower occupancy, lower rental rates and declining values. The economy in the United States is currently improving; however, there is no assurance that economic conditions will continue to improve or will not worsen in the future. We believe that as the economic environment improves, we will have unique investment opportunities, particularly in the hospitality sector. We believe that the hospitality sector has the greatest supply-demand imbalance among all real estate asset classes at this time. As the economy continues to improve, room rates for hotels should increase due to the fact that increased demand for hotel rooms is generally correlated with growth in the U.S. gross domestic product (GDP). Demand growth, combined with the current undersupply of hotel rooms, should result in improved fundamentals in the hospitality space, particularly upward pressure on room rates. The ability of hotels to adjust room rates quickly should allow hotel property owners to take advantage of this anticipated trend.

Results of Operations

We were formed on July 25, 2014. As of December 31, 2014, we had not commenced real estate operations and did not own any properties. As of December 31, 2015, we owned the Residence Inn Austin. Because we did not own any properties and had not commenced real estate operations as of December 31, 2014, our results of operations for the period from July 25, 2014 (inception) to December 31, 2014 are not directly comparable to those for the year ended December 31, 2015. In general, we expect that our income and expenses related to our investment portfolio will increase in future periods as a result of anticipated future acquisitions of real estate and real estate-related investments.

Revenue

Total revenue was $1,077,074 for the year ended December 31, 2015. All revenue for the year ended December 31, 2015 was hotel related revenue, of which $1,053,476 was room revenue and $23,598 was other hotel revenue. We expect that room revenue, other hotel revenue and total revenue will each increase in future periods as a result of future acquisitions of real estate assets and owning the Residence Inn Austin for a full year reporting period.

Hotel Operating Expenses

Hotel operating expenses were $522,586 for the year ended December 31, 2015 and were comprised of the hotel operating expenses of the Residence Inn Austin.

Property Taxes, Insurance and Other

Property taxes, insurance and other expenses were $101,214 for the year ended December 31, 2015, all of which related to the operation of the Residence Inn Austin.

Depreciation and Amortization

Depreciation and amortization were $135,540 for the year ended December 31, 2015.

Property Acquisition Expenses

Property acquisition expenses were $496,165 for the year ended December 31, 2015 and primarily related to the acquisition of the Residence Inn Austin.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were $171,461 for the year ended December 31, 2015 as compared to $2,376 for the period from July 25, 2014 (inception) to December 31, 2014. These general and administrative expenses consisted primarily of asset management fees, restricted stock compensation and directors’ fees. We expect corporate general and administrative expenses to increase in future periods as a result of anticipated future acquisitions, but to decrease as a percentage of total revenue.

Gain on Acquisition of Hotel Property

Gain on acquisition of the Residence Inn Austin for the year ended December 31, 2015 was $2,000,000 which was the difference between the fair value of the property of $27,500,000 and the purchase price of $25,500,000 on the date of acquisition.

Interest Expense and Amortization of Deferred Loan Costs

Interest expense and amortization of deferred loan costs were $171,411 for the year ended December 31, 2015. Interest expense and amortization of deferred loan costs was due to our incurrence of indebtedness in connection with the acquisition of the Residence Inn Austin. In future periods our interest expense will vary based on the amount of our borrowings, which will depend on the availability and cost of borrowings and our ability to identify and acquire real estate and real estate-related assets that meet our investment objectives.

Income Tax Benefit

Our income tax benefit was $6,000 for the year ended December 31, 2015.

Liquidity and Capital Resources

Our principal demand for funds will be for the acquisition of real estate assets, the payment of operating expenses, principal and interest payments on our outstanding indebtedness and the payment of distributions to our stockholders. Proceeds from our initial public offering currently supply a significant portion of our cash. Over time, however, cash from operations will generally fund our cash needs for items other than asset acquisitions.

There may be a delay between the sale of shares of our common stock during our initial public offering and our purchase of assets, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations. Our advisor, subject to the oversight of our board, will evaluate potential acquisitions and will engage in negotiations with sellers and lenders on our behalf. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

We may, but are not required to, establish working capital reserves out of cash flow generated by our real estate assets or out of proceeds from the sale of our real estate assets. We do not anticipate establishing a general working capital reserve; however, we may establish working capital reserves with respect to particular investments. We also may, but are not required to, establish reserves out of cash flow generated by our real estate assets or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically used to fund tenant improvements, leasing commissions and major capital expenditures. Our lenders also may require working capital reserves.

To the extent that any working capital reserve we establish is insufficient to satisfy our cash requirements, additional funds may be provided from cash generated from operations, short-term borrowing, equity capital from joint venture partners, or the proceeds of public or private offerings of our shares or interests in our operating partnership. In addition, subject to certain limitations, we may incur indebtedness in connection with the acquisition of any real estate assets, refinance the debt thereon, arrange for the leveraging of any previously unfinanced property or reinvest the proceeds of financing or refinancing in additional properties. There can be no assurance that we will be able to obtain such capital or financing on favorable terms, if at all.

Net Cash Used in Operating Activities

As of December 31, 2015, the Residence Inn Austin was our sole hotel property. We did not own any properties during the period July 25, 2014 (inception) to December 31, 2014. Net cash used in operating activities for the year ended December 31, 2015 and the period July 25, 2014 (inception) to December 31, 2014 was $18,993 and $2,376, respectively.

Net Cash Used in Investing Activities

Our cash used in investing activities will vary based on how quickly we invest the net offering proceeds from our initial public offering towards acquisitions of real estate and real-estate related investments. Net cash used in investing activities for the year ended December 31, 2015 and the period July 25, 2014 (inception) to December 31, 2014 was $25,683,518 and $0, respectively. The increase in cash used in investing activities for the year ended December 31, 2015 was due to the acquisition of a hotel property for $25,500,000, payment of deferred franchise costs of $150,000, and an increase in restricted cash, as required by our lender, of $33,518.

Net Cash Provided by Financing Activities

For the year ended December 31, 2015, our cash flows from financing activities consisted primarily of proceeds from our initial public offering and proceeds from our note payable that is secured by the Residence Inn Austin, net of offering costs, payment of deferred costs and distributions paid to our stockholders. Net cash provided by financing activities for the year ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014 was $27,084,854 and $201,000, respectively. The increase in cash provided by financing activities for the year ended December 31, 2015, was primarily due to gross offering proceeds of $12,525,592 for the year ended December 31, 2015, as compared to the initial capitalization by our sponsor of $200,000 during the period from July 25, 2014 (inception) to December 31, 2014, and the proceeds of a $16,575,000 note payable that is secured by the Residence Inn Austin.

Cash and Cash Equivalents

As of December 31, 2015, we had cash on hand of $1,580,967.

Debt

We use, and intend to use in the future, secured and unsecured debt as a means of providing additional funds for the acquisition of real property, and potentially securities and debt-related investments. By operating on a leveraged basis, we expect that we will have more funds available for investments. This will generally allow us to make more investments than would otherwise be possible, potentially resulting in enhanced investment returns and a more diversified portfolio. However, our use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to assets other than those specifically securing the repayment of the indebtedness. When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of obtaining debt financing at a later time.

As of December 31, 2015, our outstanding indebtedness totaled $16,575,000. Our aggregate borrowings are reviewed by our board at least quarterly. Under our charter, we are prohibited from borrowing in excess of 300% of the value of our net assets. “Net assets” for purposes of this calculation is defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of our assets before non-cash reserves and depreciation. However, we may temporarily borrow in excess of these amounts if such excess is approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report, along with an explanation for such excess. As of December 31, 2015 and 2014, our debt levels did not exceed 300% of the value of our assets.

For more information on our outstanding indebtedness, see Note 4 (Debt) to the consolidated financial statements included in this Annual Report.

Contractual Commitments and Contingencies

The following is a summary of our contractual obligations as of December 31, 2015:

	Payments Due By Period
Contractual Obligations	Total	2016	2017-2018	2019-2020	Thereafter
Long-term debt obligations(1)	$16,575,000	$—	$275,494	$542,575	$15,756,931
Interest payments on outstanding debt obligations(2)	7,227,023	771,787	1,532,970	1,491,973	3,430,293
Purchase obligations(3)	—	—	—	—	—
Total	$23,802,023	$771,787	$1,808,464	$2,034,548	$19,187,224

(1)   Amounts include principal payments only.

(2)	Projected interest payments are based on the outstanding principal amounts and weighted-average interest rates at December 31, 2015.
(3)	Purchase obligations were excluded from contractual obligations as there were no binding purchase obligations as of December 31, 2015.

Organization and Offering Costs

We pay our organization and offering costs that we directly incur, or such costs may be incurred by our advisor on our behalf. Pursuant to the advisory agreement, we are obligated to reimburse our advisor or its affiliates, as applicable, for organization and offering costs incurred by our advisor associated with our initial public offering, provided that within 60 days of the last day of the month in which such offering ends, our advisor is obligated to reimburse us to the extent that organization and offering costs we may have incurred in connection with that offering exceed 15% of the gross offering proceeds from the sale of our shares of common stock in that offering. Such organization and offering costs include selling commissions and dealer manager fees paid to a dealer manager, legal, accounting, printing and other offering expenses, including marketing, salaries and direct expenses of our advisor’s employees and employees of our advisor’s affiliates and others. Any reimbursement to our advisor or its affiliates for organization and offering costs will not exceed actual expenses incurred by our advisor.

All offering costs, including selling commissions and dealer manager fees, are recorded as an offset to additional paid-in-capital, and all organization costs are recorded as an expense when we have an obligation to reimburse our advisor.

As of December 31, 2015, total offering costs were $1,885,768, which comprised $1,252,558 of offering costs incurred directly by us and $633,210 in offering costs incurred by and reimbursable to our advisor. As of December 31, 2015, we had $299,675 payable to our advisor for reimbursable offering costs.

Operating Expenses

We will reimburse our advisor for all expenses paid or incurred by our advisor in connection with the services it provides to us, subject to the limitation that, beginning after the quarter in which we make our first investment, we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee we pay to our advisor) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of our average invested assets, or (2) 25% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period, which we refer to as the “2%/25% Limitation.” Notwithstanding the above, we may reimburse our advisor for expenses in excess of this limitation if a majority of the independent directors determine that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended December 31, 2015, our total operating expenses were $473,186, which included $171,461 in operating expenses incurred directly by us and $301,725 incurred by our advisor on our behalf. Of that $473,186 in total operating expenses, $335,686 exceeded the 2%/25% Limitation, which amount may be reimbursable to our advisor, subject to a future determination by our board of directors. The Company reimbursed advisor $0 in operating expenses during the four fiscal quarters ended December 31, 2015.

Critical Accounting Policies

General

We consider the accounting policies described below to be critical because they involve significant judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the consolidated financial statements or different amounts reported in the consolidated financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Income Taxes

We intend to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ended December 31, 2016. We did not meet all of the qualifications to be a REIT under the Internal Revenue Code for the years ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014, including not having enough shareholders for a sufficient number of days in 2015. Prior to qualifying to be taxed as a REIT, we were, and will be, subject to normal federal and state corporation income taxes.

We account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We record a valuation allowance for net deferred tax assets that are not expected to be realized.

As a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, so long as we distribute at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP) and satisfy the other organizational and operational requirements for REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on our undistributed income.

We lease the hotels that we acquire to wholly-owned taxable REIT subsidiaries that are subject to federal, state and local income taxes.

We have reviewed tax positions under GAAP guidance that clarify the relevant criteria and approach for the recognition and measurement of uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return. A tax position may only be recognized in the financial statements if it is more likely than not that the tax position will be sustained upon examination. We had no material uncertain tax positions as of December 31, 2015.

The preparation of our various tax returns requires the use of estimates for federal and state income tax purposes. These estimates may be subjected to review by the respective taxing authorities. A revision to an estimate may result in an assessment of additional taxes, penalties and interest. At this time, a range in which our estimates may change is not expected to be material. We will account for interest and penalties relating to uncertain tax provisions in the current period results of operations, if necessary. Our tax years 2014 and 2015 remain subject to examination by various federal and state tax jurisdictions.

On December 18, 2015, President Obama signed into law the Consolidated Appropriations Act, 2016, an omnibus spending bill, with a division referred to as the Protecting Americans From Tax Hikes Act of 2015, which changes certain of the rules affecting REIT qualification and taxation of REITs and REIT stockholders. These changes are briefly summarized as follows:

•	For taxable years beginning after 2017, the percentage of a REIT’s total assets that may be represented by securities of one or more TRSs is reduced from 25% to 20%.

•	For distributions in taxable years beginning after 2014, the preferential dividend rules no longer apply to us as a “publicly offered REIT,” as defined in new Internal Revenue Code Section 562(c)(2).

•	For taxable years beginning after 2015, debt instruments issued by publicly offered REITs are treated as real estate assets for purposes of the 75% asset test, but interest on debt of a publicly offered REIT will not be qualifying income under the 75% gross income test unless the debt is secured by real property. Under a new asset test, not more than 25% of the value of a REIT’s assets may consist of debt instruments that are issued by publicly offered REITs and would not otherwise be treated as qualifying real estate assets.

•	For taxable years beginning after 2015, to the extent rent attributable to personal property is treated as rents from real property (because rent attributable to the personal property for the taxable year does not exceed 15% of the total rent for the taxable year for such real and personal property), the personal property will be treated as a real estate asset for purposes of the 75% asset test. Similarly, debt obligation secured by a mortgage on both real and personal property will be treated as a real estate asset for purposes of the 75% asset test, and interest thereon will be treated as interest on an obligation secured by real property, if the fair market value of the personal property does not exceed 15% of the fair market value of all property securing the debt.

•	For taxable years beginning after 2015, a 100% excise tax will apply to “redetermined services income,” i.e., non-arm’s-length income of a REIT’s TRS attributable to services provided to, or on behalf of, the REIT (other than services provided to REIT tenants, which are potentially taxed as redetermined rents).

•	For taxable years beginning after 2014, the period during which dispositions of properties with net built-in gains acquired from C corporations in carry-over basis transactions will trigger the built-in gains tax is reduced from ten years to five years.

•	REITs are subject to a 100% tax on net income from “prohibited transactions,” i.e., sales of dealer property (other than “foreclosure property”). These rules also contain safe harbors under which certain sales of real estate assets will not be treated as prohibited transactions. One of the requirements for the current safe harbors is that (I) the REIT does not make more than seven sales of property (subject to specified exceptions) during the taxable year at issue, or (II) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of property (other than excepted property) sold during the taxable year does not exceed 10% of the aggregate bases in the REIT’s assets as of the beginning of the taxable year, or (III) the fair market value of property (other than excepted property) sold during the taxable year does not exceed 10% of the fair market value of the REIT’s total assets as of the beginning of the taxable year. If a REIT relies on clause (II) or (III), substantially all of the marketing and certain development expenditures with respect to the properties sold must be made through an independent contractor. For taxable years beginning after December 18, 2015, clauses (II) and (III) are liberalized to permit the REIT to sell properties with an aggregate adjusted basis (or fair market value) of up to 20% of the aggregate bases in (or fair market value of) the REIT’s assets as long as the 10% standard is satisfied on average over the three-year period comprised of the taxable year at issue and the two immediately preceding taxable years. In addition, for taxable years beginning after 2015, for REITs that rely on clauses (II) or (III), a TRS may make the marketing and development expenditures that previously had to be made by independent contractors.

•	A number of changes applicable to REITs are made to the FIRPTA rules for taxing non-US persons on gains from sales of US real property interests, or USRPIs.

•	For dispositions and distributions on or after December 18, 2015, the stock ownership thresholds for exemption from FIRPTA taxation on sale of stock of a publicly traded REIT and for recharacterizing capital gain dividends as ordinary dividends is increased from not more than 5% to not more than 10%.

•	Effective December 18, 2015, new rules will simplify the determination of whether we are a “domestically controlled qualified investment entity.”

•	For dispositions and distributions after December 18, 2015, “qualified foreign pension funds” as defined in new Internal Revenue Code Section 897(l)(2) and entities that are wholly owned by a qualified foreign pension fund are exempted from FIRPTA and FIRPTA withholding. New FIRPTA rules also apply to “qualified shareholders” as defined in new Internal Revenue Code Section 897(k)(3).

•	For sales of USRPIs occurring after February 16, 2016, the FIRPTA withholding rate for sales of USRPIs and certain distributions generally increases from 10% to 15%.

Valuation and Allocation of Hotel Property — Acquisitions

Upon acquisition, the purchase price of hotel properties are allocated to the tangible assets acquired, consisting of land, buildings and furniture, fixtures and equipment, any assumed debt, identified intangible assets and asset retirement obligations based on their fair values. Acquisition costs are charged to expense as incurred. Initial valuations are subject to change during the measurement period, but the measurement period ends as soon as the information is available. The measurement period shall not exceed one year from the acquisition date.

The tangible assets acquired consist of land, buildings, furniture, fixtures and equipment. Land values are derived from appraisals, and buildings are calculated as replacement cost less depreciation or our estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods. The value of furniture, fixtures and equipment is based on their fair value using replacement costs less depreciation.

We determine the fair value of any assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that we believe we could obtain at the date of acquisition. Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan as interest expense.

In allocating the purchase price of each of our properties, we make assumptions and use various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets and discount rates used to determine present values. Many of these estimates are obtained from independent third party appraisals. However, we are responsible for the source and use of these estimates. These estimates are based on judgment and subject to being imprecise; accordingly, if different estimates and assumptions were derived, the valuation of the various categories of our hotel properties or related intangibles could in turn result in a difference in the depreciation or amortization expense recorded in our consolidated financial statements. These variances could be material to our results of operations and financial condition.

Valuation and Allocation of Hotel Property — Ownership

Investment in hotel property is recorded at cost, less accumulated depreciation. Major improvements that extend the life of an asset are capitalized and depreciated over a period equal to the shorter of the life of the improvement or the remaining useful life of the asset. The cost of ordinary repairs and maintenance are charged to expense when incurred.

Depreciation expense is computed using the straight-line and accelerated methods based upon the following estimated useful lives:

Estimated Useful Lives (years)
Buildings and improvements	39-40
Exterior improvements	10-20
Furniture, fixtures and equipment	5-10

Earnings (Loss) per Share

Earnings (loss) per share, or “EPS,” is calculated based on the weighted average number of shares outstanding during each period. Basic and diluted EPS are the same for all periods presented. Non-vested shares of restricted common stock totaling 7,500 and 0 shares as of December 31, 2015 and 2014, respectively, held by our independent directors are included in the calculation of earnings per share. Restricted stock was included in basic earnings per share because such restricted stock participates in dividends.

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board, or FASB, issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360) - Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 changes the criteria for reporting discontinued operations and enhances the related disclosure requirements. Pursuant to ASU 2014-08, only disposals representing a strategic shift in operations, such as a major line of business, a major geographical area or a major equity investment, should be presented as a discontinued operation. We implemented the provisions of ASU 2014-08 as of January 1, 2015.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the debt liability. This standard is effective for periods beginning after December 15, 2015, with early adoption permitted, and will be applied on a retrospective basis. The new standard will be effective for us on January 1, 2016 and is not expected to have a material effect on our consolidated financial position or consolidated results of operations.

On May 28, 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promise goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for us on January 1, 2018 and early adoption is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis,” which changes the way reporting enterprises evaluate the consolidation of limited partnerships, variable interests and similar entities. This standard will be effective for the first annual reporting period beginning after December 15, 2015 with early adoption permitted. We are evaluating the effect that ASU No. 2015-2 will have on our consolidated financial statements and related disclosures, but we do not anticipate that adoption of this accounting standard will have a material effect on our consolidated financial position or our consolidated results of operations.

In September 2015, the FASB issued ASU No. 2015-16, “Simplifying the Accounting for Measurement-Period Adjustments,” which illustrates certain guidance governing adjustments to the provisional amounts recognized at the acquisition date with a corresponding adjustment to goodwill. Such adjustments are required when new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement amounts initially recognized or would have resulted in the recognition of additional assets and liabilities. ASU No. 2015-16 eliminates the requirement to retrospectively account for such adjustments. ASU No. 2015-16 is effective for our fiscal year commencing on January 1, 2016. We do not anticipate that the adoption of ASU No. 2015-16 will have a material effect on our consolidated financial position or our consolidated results of operations.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes,” which requires that deferred tax liabilities and assets be classified on our consolidated balance sheets as noncurrent based on an analysis of each taxpaying component within a jurisdiction. ASU No. 2015-17 is effective for our fiscal year commencing on January 1, 2017. We do not anticipate that the adoption of ASU No. 2015-17 will have a material effect on our consolidated financial position or our consolidated results of operations.

Inflation

As of December 31, 2015, our investment consisted of our interest in the Residence Inn Austin. Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, limit the operators’ ability to raise room rates. We are currently not experiencing any material impact from inflation.

REIT Compliance

To qualify as a REIT for tax purposes, we are required to distribute at least 90% of our REIT taxable income (determined for this purpose without regard to the dividends-paid deduction and excluding net capital gain) to our stockholders. We must also meet certain asset and income tests, as well as other requirements. We will monitor the business and transactions that may potentially impact our REIT status. If we fail to qualify as a REIT in any taxable year following the taxable year in which we initially elect to be taxed as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which our REIT qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders. We did not meet all of the qualifications to be a REIT under the Internal Revenue Code for the year ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014.

Distributions

Our board has authorized, and we declared, a distribution to our stockholders that (1) accrues daily to our stockholders of record as of the close of business on each day; (2) is payable in cumulative amounts on or before the 15th day of each calendar month; and (3) is calculated at a rate of $0.00479 per share of our common stock per day, which, if paid each day over a 365-day period, is equivalent to an 7.0% annualized distribution rate based on a purchase price of $25.00 per share of common stock. We first paid distributions on September 15, 2015.

The following table summarizes distributions paid in cash and pursuant to the DRP for the year ended December 31, 2015.

Period	Cash Distribution	Distribution Paid Pursuant to DRP(1)	Total Amount of Distribution
Third Quarter 2015	$16,959	$5,838	$22,797
Fourth Quarter 2015	86,452	40,362	126,814
Total	$103,411	$46,200	$149,611

(1)	Amount of distributions paid in shares of common stock pursuant to our distribution reinvestment plan.

For the year ended December 31, 2015, all distributions were paid from offering proceeds.

Funds from Operations and Modified Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Cash generated from operations is not equivalent to net income as determined under GAAP. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, an industry trade group, or NAREIT, has promulgated a standard known as Funds from Operations, or FFO for short, which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures in which the REIT holds an interest. We have adopted the NAREIT definition for computing FFO because, in our view, FFO is a meaningful supplemental performance measure in conjunction with net income.

Changes in the accounting and reporting rules under GAAP that have been put into effect since the establishment of NAREIT’s definition of FFO have prompted a significant increase in the magnitude of non-cash and non-operating items included in FFO, as defined. As a result, in addition to FFO, we also calculate modified funds from operations, or MFFO, a non-GAAP supplemental financial performance measure that our management uses in evaluating our operating performance. Similar to FFO, MFFO excludes items such as depreciation and amortization. However, MFFO excludes non-cash and non-operating items included in FFO, such as amortization of certain in-place lease intangible assets and liabilities and the amortization of certain tenant incentives. Our calculation of MFFO will exclude these items, as well as the effects of straight-line rent revenue recognition, fair value adjustments to derivative instruments that do not qualify for hedge accounting treatment, non-cash impairment charges and certain other items, when applicable. Our calculation of MFFO will also include, when applicable, items such as master lease rental receipts, which are excluded from net income (loss) and FFO, but which we consider in the evaluation of the operating performance of our real estate investments.

We believe that MFFO reflects the overall impact on the performance of our real estate investments of occupancy rates, rental rates, property operating costs and development activities, as well as general and administrative expenses and interest costs, which is not immediately apparent from net income (loss). As such, we believe MFFO, in addition to net income (loss) as defined by GAAP, is a meaningful supplemental performance measure which is used by our management to evaluate our operating performance and determine our operating, financing and dividend policies.

Please see the limitations listed below associated with the use of MFFO as compared to net income (loss):

•	Our calculation of MFFO will exclude any gains (losses) related to changes in estimated values of derivative instruments related to any interest rate swaps which we hold. Although we expect to hold these instruments to maturity, if we were to settle these instruments prior to maturity, it would have an impact on our operations. We do not currently hold any such derivate instruments and thus our calculation of MFFO set forth in the table below does not reflect any such exclusion.

•	Our calculation of MFFO will exclude any impairment charges related to long-lived assets that have been written down to current market valuations. Although these losses will be included in the calculation of net income (loss), we will exclude them from MFFO because we believe doing so will more appropriately present the operating performance of our real estate investments on a comparative basis. We have not recognized any such impairment charges and thus our calculation of MFFO set forth in the table below does not reflect any such exclusion.

•	Our calculation of MFFO will exclude organizational and offering expenses and acquisition expenses payable to our advisor. Although these amounts reduce net income, we fund such costs with proceeds from our offering and acquisition-related indebtedness and do not consider these expenses in the evaluation of our operating performance and determining MFFO. Our calculation of MFFO set forth in the table below reflects such exclusions.

We believe MFFO is useful to investors in evaluating how our portfolio might perform after our offering and acquisition stage has been completed and, as a result, may provide an indication of the sustainability of our distributions in the future. However, as described in greater detail below, MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity. Many of the adjustments to MFFO are similar to adjustments required by SEC rules for the presentation of pro forma business combination disclosures, particularly acquisition expenses, gains or losses recognized in business combinations and other activity not representative of future activities. MFFO is also more comparable in evaluating our performance over time and as compared to other real estate companies, which may not be as involved in acquisition activities or as affected by impairments and other non-operating charges.

MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. MFFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining MFFO. Investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and given the relatively limited term of our operations, it could be difficult to recover any impairment charges.

The calculation of FFO and MFFO may vary from entity to entity because capitalization and expense policies tend to vary from entity to entity. Consequently, our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other REITs. In addition, FFO and MFFO should not be considered as an alternative to net income (loss) or to cash flows from operating activities and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. In particular, as we are currently in the acquisition phase of our life cycle, acquisition costs and other adjustments which are increases to MFFO are, and may continue to be, a significant use of cash. MFFO also excludes impairment charges, rental revenue adjustments and unrealized gains and losses related to certain other fair value adjustments. Accordingly, both FFO and MFFO should be reviewed in connection with other GAAP measurements.

The table below summarizes our calculation of FFO and MFFO for the year ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014 and a reconciliation of such non-GAAP financial performance measures to our net income (loss).

	Year ended December 31, 2015	Period from July 25, 2014 (inception) to December 31, 2014
Net Income (Loss)	$1,484,697	$(2,376)
Adjustments:
Depreciation of real estate assets	135,540	—
Gain on acquisition of hotel property	(2,000,000)	—
Funds from Operations	(379,763)	(2,376)
Adjustments:
Property acquisition expense	496,165	—
Modified Funds from Operations	$116,402	$(2,376)

Off-Balance Sheet Arrangements

As of December 31, 2015 and 2014, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Related-Party Transactions and Agreements

We have entered into agreements with our advisor and its affiliates whereby we have paid, and may continue to pay, certain fees to, or reimburse certain expenses of, our advisor or its affiliates for acquisition and advisory fees and expenses, financing coordination fees, organization and offering costs, sales commissions, dealer manager fees, asset and property management fees and expenses, leasing fees and reimbursement of certain operating costs. See Item 13, “Certain Relationships and Related Transactions and Director Independence” for a discussion of our related-party transactions, agreements and fees.

Subsequent Events

Distributions Declared

On December 31, 2015, we declared a distribution in the aggregate amount of $67,754, of which $46,147 was paid in cash on January 15, 2016 and $21,607 was paid pursuant to the DRP in the form of additional shares of our common stock. On January 31, 2016, we declared a distribution in the aggregate amount of $90,033, of which $61,629 was paid in cash on February 15, 2016 and $28,404 was paid pursuant to the DRP in the form of additional shares of our common stock. On February 29, 2016, we declared a distribution in the aggregate amount of $112,630 which is scheduled to be paid in cash and through the DRP in the form of additional shares of our common stock on March 15, 2016.

Springhill Suites Seattle

On January 28, 2016, Moody National Companies L.P., or Moody LP, assigned to us all of Moody LP’s rights to and interests in the Agreement of Purchase and Sale, dated as of October 26, 2015, or the purchase agreement, for the acquisition of a hotel property located in Seattle, Washington commonly known as the Springhill Suites Seattle Downtown, or the Springhill Suites Seattle, for an aggregate purchase price of $74,100,000, excluding acquisition and other costs. We paid $2,000,000 in compensation to Moody LP in connection with the assignment of the purchase agreement.

The Springhill Suites Seattle is a select-service hotel consisting of 234 guest rooms. Located on the southeast corner of Stewart Street and Yale Avenue in downtown Seattle, the Springhill Suites Seattle sits in one of the city’s major transportation routes with ready access to the corporate headquarters of Amazon, Microsoft, Nordstrom and REI. The Springhill Suites Seattle is also located within close proximity to Puget Sound and is walking distance to the Seattle Space Needle.

Our acquisition of the Springhill Suites Seattle is subject to substantial conditions to closing and there is no assurance that we will close the acquisition.

Amendment to Advisory Agreement

On January 19, 2016, we entered into an amendment to the advisory agreement with our advisor, which extended the term of the advisory agreement for an additional one-year term expiring on January 20, 2017.

Changes in Directors

On February 22, 2016, Douglas Y. Bech, one of our independent directors, notified us of his resignation from our board and as a member of our audit committee. On February 23, 2016, the board elected Clifford P. McDaniel to our board as an independent director and appointed Mr. McDaniel to our audit committee. See Item 10 “Directors, Executive Officers and Corporate Governance” for more information. Mr. Bech forfeited his 2,500 unvested shares of our common stock upon his resignation.

ITEM 7A.          Quantitative and Qualitative Disclosures About Market Risk

Market Risk

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. We may be exposed to interest rate changes primarily as a result of long-term debt used to maintain liquidity, fund capital expenditures and expand our real estate investment portfolio and operations. Market fluctuations in real estate financing may affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

With regard to variable rate financing, our advisor will assess our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. Our advisor will maintain risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy will be designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on your investment may be reduced.

As of December 31, 2015, our only indebtedness was a note secured by the Residence Inn Austin that accrues interest at a fixed rate. Therefore, an increase or decrease in interest rates would have no effect on our interest expense. Interest rate fluctuations will generally not affect our future earnings or cash flows on our fixed rate debt unless such instruments mature or are otherwise terminated. However, interest rate changes will affect the fair value of our fixed rate instruments. As we expect to hold our fixed rate instruments to maturity and the amounts due under such instruments would be limited to the outstanding principal balance and any accrued and unpaid interest, we do not expect that fluctuations in interest rates, and the resulting change in fair value of our fixed rate instruments, would have a significant impact on our operations.

As of December 31, 2015 and 2014, our note payable consisted of the following:

	Principal as of December 31, 2015	Principal as of December 31, 2014	Interest Rate at December 31, 2015	Maturity Date
Residence Inn Austin Loan	$16,575,000	$—	4.580%	November 1, 2025

The note payable is secured by the hotel property and is payable in monthly installments of interest only in 2016 and monthly installments of principal and interest thereafter.

Credit Risk

We will also be exposed to credit risk. Credit risk in our investments in debt and securities relates to each individual borrower’s ability to make required interest and principal payments on scheduled due dates. We seek to manage credit risk through our advisor’s comprehensive credit analysis prior to making an investment, actively monitoring our asset portfolio and the underlying credit quality of our holdings and subordination and diversification of our portfolio. Our analysis is based on a broad range of real estate, financial, economic and borrower-related factors which we believe are critical to the evaluation of credit risk inherent in a transaction. As of December 31, 2015, we had no credit risk exposure.

ITEM 8.          Financial Statements and Supplementary Data

Our Consolidated Financial Statements and supplementary data can be found beginning on Page F-1 of this Annual Report.

ITEM 9.          Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

None.

ITEM 9A.     Controls and Procedures

Disclosure Controls and Procedures

As of the end of the period covered by this Annual Report, management, including our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based upon, and as of the date of, the evaluation, our Chief Executive Officer and Chief Financial Officer concluded that the disclosure controls and procedures were effective as of the end of the period covered by this Annual Report to ensure that information required to be disclosed in the reports we file and submit under the Exchange Act is recorded, processed, summarized and reported as and when required. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports we file and submit under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Internal Control Over Financial Reporting

This annual report does not include a report of management’s assessment regarding internal control over financial reporting due to a transition period established by rules of the SEC for newly public companies.

ITEM 9B.          Other Information

None.

PART III

ITEM 10.          Directors, Executive Officers and Corporate Governance

Our current directors and executive officers and their respective ages and positions are listed below:

Name	Age	Position
Brett C. Moody	52	Chairman of the Board, Chief Executive Officer and President
Robert W. Engel	61	Chief Financial Officer, Treasurer and Secretary
Charles L. Horn	54	Independent Director
Clifford P. McDaniel	54	Independent Director

There are no family relationships between any directors or executive officers, or between any director and executive officer.

Brett C. Moody serves as our Chairman of our board, Chief Executive Officer and President. Mr. Moody also serves as Chief Executive Officer and President of our advisor. Mr. Moody also serves as Chairman of the board, Chief Executive Officer and President of our affiliate, Moody National REIT I, Inc. and Chief Executive Officer and President of its advisor, positions he has held since its inception in 2008. Mr. Moody founded Moody Mortgage Corporation in 1996 and has served as its Chairman and Chief Executive Officer since its formation. Mr. Moody, who has over 20 years of commercial real estate experience, has since guided the growth of his company from a mortgage company to a full service real estate firm, which includes affiliates Moody National Mortgage Corporation, Moody National Realty Company, Moody National Management, Moody National Hospitality Management, LLC, Moody National Development Company and their respective subsidiaries, collectively referred to as the Moody National Companies. His primary responsibilities include overseeing real estate acquisitions and management as well as building, coaching and leading the Moody National Companies team of professionals. As Chairman of the Board and Chief Executive Officer of Moody National Mortgage Corporation, Mr. Moody has closed over 200 transactions totaling over $2 billion. Prior to founding Moody National Mortgage Corporation, Mr. Moody was a financial analyst for the Dunkum Mortgage Group, now Live Oak Capital. Mr. Moody also serves on the Board of Directors of Foundation for the Future, the Yellowstone Academy for At Risk Children, and the Palmer Drug Abuse Program. Mr. Moody attended the University of Texas at Austin, but did not receive any degrees.

Our board, excluding Mr. Moody, has determined that the leadership positions previously and currently held by Mr. Moody, and the extensive experience he has accumulated from acquiring and managing investments in commercial real estate and debt, have provided Mr. Moody with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director.

Robert W. Engel serves as our Chief Financial Officer. Mr. Engel also serves as Chief Financial Officer and Treasurer of our affiliate, Moody National REIT I, Inc. positions he has held since January 2008, and as Secretary of Moody National REIT I, Inc. a position he has held since May 2010. In addition, Mr. Engel also serves as the Chief Financial Officer—Real Estate Development and Management of the Moody National Companies Organization, a position he has held since September 2006. Prior to working at the Moody National Companies Organization, Mr. Engel served as the Division Controller, Real Estate Development and Management, of BMS Management, Inc., an owner and manager of commercial and multifamily properties primarily in Houston, Texas from May 2005 to September 2006. From November 1999 to May 2005, Mr. Engel served as Controller and Chief Financial Officer, Real Estate Development and Management for Hartman Management, Inc., advisor to Hartman Commercial Properties REIT, which provides commercial real estate services. Mr. Engel has a Bachelor of Business Administration with highest honors with a major in Accounting from the University of Texas at Austin in Austin, Texas. Mr. Engel is a CPA and holds memberships in the American Institute of Certified Public Accountants, and the Texas Society of Certified Public Accountants. Mr. Engel is also a CPM, with membership in the Institute of Real Estate Management, and a CCIM as a member of the CCIM Institute. He is a licensed real estate broker in the State of Texas. Mr. Engel holds Series 7, 22, 24, 27, 62 and 63 licenses with FINRA.

Charles L. Horn has served as one of our independent directors, and as Chairman of our Audit Committee, since August 2014. Mr. Horn also serves as an independent director and as Chairman of the Audit Committee of our affiliate, Moody National REIT I, Inc., positions he has held since May 2012. Since December 2009, Mr. Horn has served as the Executive Vice President and Chief Financial Officer of Alliance Data Systems, Inc. (NYSE: ADS), a leading provider of customer loyalty and marketing solutions. From 1999 to November 2009, Mr. Horn served as Senior Vice President and Chief Financial Officer for Builders Firstsource, Inc. (NASDAQ: BLDR), a leading supplier of structural building materials to homebuilders. From 1994 to 1999, Mr. Horn served as Vice President of Finance and Treasury for the retail operations of Pier 1 Imports, Inc., and, from 1992 to 1994, Mr. Horn served as Executive Vice President and Chief Financial Officer of Conquest Industries. Mr. Horn holds a Bachelor’s degree in business administration from Abilene Christian University and an MBA from the University of Texas at Austin. Mr. Horn is a Certified Public Accountant in the State of Texas.

Our board, excluding Mr. Horn, has determined that Mr. Horn’s experience as the chief financial officer of public, listed companies and as a certified public accountant has provided Mr. Horn with the experiences, attributes and skills necessary to effectively carry out his duties and responsibilities as a director.

Clifford P. McDaniel was elected served as one of our independent directors on February 23, 2016. Since February 2015, Mr. McDaniel has served as an Executive Managing Director of the Affordable Housing Group in the Houston office of ARA, a Newmark Company, a real estate investment brokerage firm. From January 1996 to February 2015, Mr. McDaniel served as a Principal with ARA. In his roles at ARA, Mr. McDaniel has developed expertise in the financial and procedural aspects of real estate transactions for multiple institutional clients. Mr. McDaniel also serves at the Executive Director of On Track Ministries, Vice President of Club Outreach Ministries and Secretary of West Houston 15 MUD. Mr. McDaniel received a Bachelor of Science degree in Communications from the University of Texas in 1984.

Our board, excluding Mr. McDaniel, has determined that Mr. McDaniel’s current and previous experience in strategic real estate acquisitions and dispositions has provided Mr. McDaniel with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director. Mr. McDaniel was elected to the board to replace Douglas Y. Bech, who served as an independent director on our board until February 22, 2016.

Audit Committee

Our board has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee meets on a regular basis, at least quarterly and more frequently as necessary. The audit committee’s primary functions are to evaluate and approve the services and fees of our independent registered public accounting firm, to periodically review the auditors’ independence and to assist the board in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which management has established and the audit and financial reporting process. The current members of the audit committee are Messrs. Charles L. Horn and Clifford P. McDaniel, both of whom are independent directors. Mr. Horn currently serves as the chairman of the audit committee and has been designated by the board as the “audit committee financial expert” pursuant to the requirements of Item 407(d)(5) of Regulation S-K promulgated by the SEC under the Exchange Act.

Code of Conduct and Ethics

We have adopted a Code of Ethics which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all of our officers, including our principal executive officer, principal financial officer and principal accounting officer and persons performing similar functions and all members of our board. The Code of Ethics covers topics including, but not limited to, conflicts of interest, record keeping and reporting, payments to foreign and U.S. government personnel and compliance with laws, rules and regulations. We will provide to any person without charge a copy of our Code of Ethics, including any amendments or waivers, upon written request delivered to our principal executive office at the address listed on the cover page of this Annual Report. Within the time required by the rules of the SEC, we will file on Form 8-K any amendment to or waiver of our Code of Ethics.

ITEM 11.          Executive Compensation

Compensation of our Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us and we do not intend to pay any compensation to our executive officers. We do not reimburse our advisor directly or indirectly for the salary or other compensation paid to any of our executive officers. As a result, we do not have nor has our board considered a compensation policy for our executive officers and we have not included a Compensation and Discussion Analysis in this Annual Report.

Each of our executive officers, including each executive officer who serves as a director, is an officer or employee of our advisor or its affiliates and receives compensation for his or her services, including services performed on our behalf, from such entities. See Item 13, “Certain Relationships and Related Transactions and Director Independence” below for a discussion of fees paid to our advisor and its affiliates.

Compensation of our Directors

If a director is also one of our executive officers or an affiliate of our advisor, we do not pay any compensation to that person for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by our board, based upon recommendations from our advisor. The following table sets forth certain information regarding compensation earned by or paid to our directors during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash(1)	Restricted Stock Grants(2)	All Other Compensation	Total
Brett C. Moody	$—	$—	—	$—
Charles L. Horn(3)	63,000	125,000	—	188,000
Douglas Y. Bech(3), (4)	53,000	125,000	—	178,000
			—
Total	$116,000	$250,000	—	$366,000

(1)	The amounts shown in this column include fees earned for attendance at board of director and committee meetings and annual retainers, as described below under “–Cash Compensation.”
(2)	As described below under “–Independent Directors Compensation Plan,” each of Messrs. Horn and Bech received a grant of 5,000 shares of restricted stock when we raised $2,000,000 in gross proceeds in our initial public offering. Amounts shown reflect the aggregate fair value of the shares of restricted stock as of the date of grant computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.
(3)	Independent director.
(4)	Mr. Bech resigned from our board on February 22, 2016.

Cash Compensation

We pay each of our independent directors an annual retainer of $50,000, plus $2,000 per in-person board meeting attended, $1,500 per in-person committee meeting attended and $1,000 for each telephonic meeting attended; provided, however, we do not pay an additional fee to our directors for attending a committee meeting when the committee meeting is held on the same day as a board meeting. We also pay the audit committee chairperson an additional annual retainer of $10,000 and reimburse all directors for reasonable out-of-pocket expenses incurred in connection with attending board meetings.

Independent Directors Compensation Plan

We have approved and adopted an independent directors compensation plan which operates as a sub-plan of our long-term incentive plan. Under our independent directors compensation plan, each of our then current independent directors received 5,000 shares of restricted common stock when we raised the minimum offering amount of $2,000,000 in our initial public offering. Each new independent director that subsequently joins our board receives 5,000 shares of restricted stock on the date he or she joins the board. In addition, on the date of an annual meetings of stockholders at which an independent director is re-elected to the board, he or she receives 2,500 restricted shares. Subject to certain conditions, the restricted stock granted pursuant to the independent directors compensation plan will vest and become non-forfeitable in equal quarterly installments beginning on the first day of the first quarter following the date of grant. As of December 31, 2015, 10,000 shares of restricted common stock have been granted to our independent directors.

Compensation Committee Interlocks and Insider Participation

We currently do not have a compensation committee of our board because we do not pay, or plan to pay, any compensation to our officers. There are no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations.

ITEM 12.          Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under our long-term incentive plan, as of December 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:	—	—	1,990,000
Equity compensation plans not approved by security holders:	—	—	—
Total	—	—	1,990,000

Security Ownership of Beneficial Owners

The following table sets forth the beneficial ownership of our common stock as of January 31, 2016, for each person or group that holds more than 5.0% of our outstanding shares of common stock, for each director and executive officer and for our directors and executive officers as a group. To our knowledge, each person who beneficially owns our shares of our common stock has sole voting and disposition power with regard to such shares.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of All Shares
Brett C. Moody(3)	8,250	1.2%
Robert W. Engel	—	—
Charles L. Horn	5,000	0.7%
Douglas Y. Bech	5,000	0.7%
Clifford P. McDaniel	—	—
All Directors and Executive Officers as a group	18,250	2.6%

(1)	The address of each named beneficial owner is c/o Moody National REIT II, Inc., 6363 Woodway Drive, Suite 110, Houston, Texas 77057.
(2)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(3)	Includes 8,250 shares owned by Moody National REIT Sponsor, LLC. Moody National REIT Sponsor, LLC is indirectly owned and controlled by Mr. Moody.

ITEM 13.          Certain Relationships and Related Transactions and Director Independence

The following describes all transactions during the year ended December 31, 2015 involving us, our directors, our advisor, our sponsor and any affiliate thereof and all such proposed transactions. See also Note 6 (Related Party Arrangements) to the consolidated financial statements included in this Annual Report. Our independent directors are specifically charged with and have examined the fairness of such transactions to our stockholders, and have determined that all such transactions are fair and reasonable to us.

Ownership Interests

Our sponsor owns 8,000 shares of our common stock that it purchased for an aggregate of $200,000 on August 14, 2014. Moody LPOP II contributed $1,000 to our operating partnership in exchange for special limited partnership interests and our affiliate, Moody Holdings II, contributed $1,000 to our operating partnership in exchange for limited partnership interests.

As of December 31, 2015, Moody Holdings II owned less than 1% of the outstanding limited partnership interests in our operating partnership and Moody LPOP II owned 100% of the special limited partnership interests issued by our operating partnership. We are the sole general partner of our operating partnership and own approximately 99% of the limited partnership units of our operating partnership. Moody LPOP II’s ownership interest of the special limited partnership interests entitles it to receive distributions equal to 15% of our net cash flows, whether from continuing operations, the repayment of loans, the disposition of assets or otherwise, but only after our stockholders have received, in the aggregate, cumulative distributions equal to their total invested capital plus a 6% cumulative, non-compounded annual pre-tax return on such aggregated invested capital. In addition, the special limited partnership interest holder will be entitled to a separate payment if it redeems its special limited partnership interests. The special limited partnership interests may be redeemed upon: (1) the listing of our common stock on a national securities exchange; or (2) the occurrence of certain events that result in the termination or non-renewal of our advisory agreement, in each case for an amount that Moody LPOP II would have been entitled to receive as if our operating partnership had disposed of all of its assets at the enterprise valuation as of the date of the event triggering the redemption.

Our Relationships with our Advisor and our Sponsor

Our advisor, Moody National Advisor II, LLC, supervises and manages our day-to-day operations and selects our real property investments and real estate-related investments, subject to the oversight by our board. Our advisor also provides marketing, sales and client services on our behalf. Our advisor was formed in July 2014 and is indirectly owned by our sponsor. Brett C. Moody, our Chairman of the Board, Chief Executive Officer and President, also serves as the Chief Executive Officer of our sponsor and our advisor. All of our officers and directors, other than our independent directors, are officers of our advisor and serve, and may serve in the future, other affiliates of our advisor.

Fees and Expense Reimbursements Paid to our Advisor

Pursuant to the advisory agreement with our advisor, we pay our advisor or its affiliates the fees described below.

•	We pay our advisor an acquisition fee equal to 1.5% of (1) the cost of all investments the we acquire (including our pro rata share of any indebtedness assumed or incurred in respect of the investment and exclusive of acquisition and financing coordination fees), (2) our allocable cost of investments acquired in a joint venture (including our pro rata share of the purchase price and our pro rata share of any indebtedness assumed or incurred in respect of that investment and exclusive of acquisition fees and financing coordination fees) or (3) the amount funded by us to acquire or originate a loan or other investment, including mortgage, mezzanine or bridge loans (including any third-party expenses related to such investment and exclusive of acquisition fees and financing coordination fees). Once the proceeds from our initial public offering have been fully invested, the aggregate amount of acquisition fees and financing coordination fees shall not exceed 1.9% of the contract purchase price and the amount advanced for a loan or other investment, as applicable, for all the assets acquired. For the year ended December 31, 2015, we paid our advisor acquisition fees of $382,500 in connection with the acquisition of the Residence Inn Austin. We did not pay any acquisition fees to our advisor during the year ended December 31, 2014.

•	We pay our advisor a financing coordination fee of 1% of the amount available under any loan or line of credit made available to us and 0.75% of the amount available or outstanding under any refinanced loan or line of credit. Our advisor will pay some or all of these fees to third parties with whom it subcontracts to coordinate financing for us. For the year ended December 31, 2015, we paid our advisor financing coordination fees of $165,750 in connection with the acquisition of the Residence Inn Austin. We did not pay any financing coordination fees to our advisor for the year ended December 31, 2014.

•	We pay our advisor a monthly asset management fee of one-twelfth of 1.0% of the cost of investment of all real estate investments we acquire. For the years ended December 31, 2015 we incurred asset management fees of $42,500. We did not pay any asset management fees to our advisor for the year ended December 31, 2014.

•	We pay Moody National Hospitality Management, LLC, or the “property manager,” an affiliate of our advisor, a monthly hotel management fee equal to 4% of the monthly gross receipts from the properties managed by the property manager for services it provides in connection with operating and managing such properties. The property manager may pay some or all of the compensation it receives from us to a third-party property manager for management or leasing services. In the event that we contract directly with a non-affiliated third-party property manager, we will pay the property manager a market-based oversight fee. We will reimburse the costs and expenses incurred by the property manager on our behalf, including legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties, but we will not reimburse the property manager for general overhead costs or personnel costs other than employees or subcontractors who are engaged in the on-site operation, management, maintenance or access control of the properties. For the year ended December 31, 2015, we paid the property manager property management fees of $42,723. We did not pay any property management fees during the year ended December 31, 2014.

•	We will also pay an annual incentive fee to the property manager. Such annual incentive fee is equal to 15% of the amount by which the operating profit from the properties managed by the property manager for such fiscal year (or partial fiscal year) exceeds 8.5% of the total investment in such properties. The property manager may pay some or all of this annual fee to third-party sub-property managers for management services. For purposes of this fee, “total investment” means the sum of (i) the price paid to acquire a property, including closing costs, conversion costs, and transaction costs; (ii) additional invested capital; and (iii) any other costs paid in connection with the acquisition of the property, whether incurred pre- or post-acquisition. As of December 31, 2015, we had not paid any annual incentive fees.

•	If our advisor provides a substantial amount of services in connection with the sale of a property or other investment, as determined by our independent directors, we may also pay our advisor a disposition fee in an amount of up to one-half of the brokerage commission paid but in no event greater than 3% of the contract sales price of each property or other investment sold; provided, however, in no event may the aggregate disposition fees paid to our advisor and any real estate commissions paid to unaffiliated third parties exceed 6% of the contract sales price. As of December 31, 2015, we had not paid any disposition fees to our advisor.

In addition to the fees we pay to our advisor pursuant to the advisory agreement, we also reimburse our advisor for the following costs and expenses:

•	We will reimburse our advisor for organizational and offering expenses incurred on our behalf, but only to the extent that such reimbursements do not exceed actual expenses incurred by our advisor and do not cause the cumulative sales commission, the dealer manager fee and other organization and offering expenses borne by us to exceed 15% of gross offering proceeds from the sale of shares in our initial public offering as of the date of reimbursement. As of December 31, 2015, total offering costs were $1,885,768, comprised of $1,252,558 of offering costs incurred directly by us and $633,210 in offering costs incurred by and reimbursable to our advisor. As of December 31, 2015, we had $299,675 payable to our advisor for reimbursable offering costs.

•	We will reimburse our advisor for all expenses paid or incurred by our advisor in connection with the services provided to us, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the 2%/25% Limitation. Notwithstanding the above, we may reimburse our advisor for expenses in excess of this limitation if a majority of our independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended December 31, 2015, our total operating expenses were $473,186, which included $171,461 in operating expenses incurred directly by us and $301,725 incurred by our advisor on our behalf. Of the $473,186 in total operating expenses incurred during the four fiscal quarters ended December 31, 2015, $335,686 exceeded the 2%/25% Limitation. We reimbursed our advisor $0 in operating expenses during the four fiscal quarters ended December 31, 2015.

•	We reimburse our advisor for acquisition expenses incurred related to the selection and acquisition of real property investments and real estate-related investments; provided, however, that in no event will the total of all acquisition fees (including financing coordination fees) and acquisition expenses payable exceed 6% of the contract purchase price of all real estate investments acquired. As of December 31, 2015, we had not reimbursed our advisor for any acquisition expenses.

Selling Commissions and Fees Paid to our Dealer Manager

Moody National Securities, LLC, or Moody Securities, the dealer manager of our initial public offering and an affiliate of our advisor, receives a commission of up to 7% of gross offering proceeds from our initial public offering. Moody Securities may reallow all or a portion of such sales commissions earned to participating broker-dealers. In addition, we pay Moody Securities a dealer manager fee of up to 3% of gross offering proceeds, a portion of which may be reallowed to participating broker-dealers. No selling commissions or dealer manager fee are paid for sales under the DRP. As of December 31, 2015, we had paid Moody Securities $939,752 in selling commissions related to our initial public offering and $229,885 in dealer manager fees related to our initial public offering.

Approval of Related Party Transactions

Our board, including our independent directors, has examined the material terms, factors and circumstances surrounding the transactions and arrangements described above. On the basis of such examination, our board, including our independent directors, has determined that such transactions are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Conflict Resolution Procedures

As discussed above, we are subject to potential conflicts of interest arising out of our relationship with our advisor and its affiliates. These conflicts may relate to compensation arrangements, the allocation of investment opportunities, the terms and conditions on which various transactions might be entered into by us and our advisor or its affiliates and other situations in which our interests may differ from those of our advisor or its affiliates. We have adopted the procedures set forth below to address these potential conflicts of interest.

Priority Allocation of Investment Opportunities

Many investment opportunities that are suitable for us may also be suitable for our sponsor or its affiliates, including Moody National REIT I. Additionally, our investment strategy is similar to the investment strategy of Moody National REIT I. We, our sponsor, our advisor and other affiliates, including Moody National REIT I, share certain of the same executive officers and key employees. In the event that we, or any other investment vehicle formed or managed by these real estate professionals, or any other investment vehicle sponsored by our sponsor and its affiliates, including Moody National REIT I, are in the market and seeking investments similar to those we intend to make, these real estate professionals will review the investment objectives, portfolio and investment criteria of each such investment vehicle to determine the suitability of the investment opportunity.

In connection with determining whether an investment opportunity is suitable for one or more investment vehicles sponsored by our sponsor and its affiliates, these real estate professionals may take into account such factors as they, in their discretion, deem relevant, including, amongst others, the following:

•	the investment objectives and criteria of our sponsor and other affiliates;

•	the cash requirements of our sponsor and its affiliates;

•	the portfolio of our sponsor and its affiliates by type of investment and risk of investment;

•	the policies of our sponsor and its affiliates relating to leverage;

•	the anticipated cash flow of the asset to be acquired;

•	the income tax effects of the purchase;

•	the size of the investment; and

•	the amount of funds available to our sponsor and its affiliates and the length of time such funds have been available for investment.

Following the completion of suitability determinations, these real estate professionals shall have the authority, in their sole discretion, to direct the investment opportunity to the entity for which such investment opportunity would be the most suitable. The advisory agreement requires that this determination be made in a manner that is fair without favoring our sponsor or any other affiliate. Notwithstanding the foregoing, in the event that an investment opportunity becomes available that is equally suitable, under all of the factors considered by these real estate professionals, for both us and one or more other public or private entities sponsored by our sponsor and its affiliates, or managed by these real estate professionals, including Moody National REIT I, then the entity that has had the longest period of time elapsed since it was offered an investment opportunity will first be offered such investment opportunity.

If a subsequent event or development causes any investment, in the opinion of these real estate professionals, to be more appropriate for another affiliated entity, they may offer the investment to such entity. In making an allocation determination, these real estate professionals have no obligation to make any investment opportunity available to us.

Independent Directors

Our independent directors, acting as a group, will resolve potential conflicts of interest whenever they determine that the exercise of independent judgment by the board or our advisor or its affiliates could reasonably be compromised. However, the independent directors may not take any action which, under Maryland law, must be taken by the entire board or which is otherwise not within their authority. The independent directors, as a group, are authorized to retain their own legal and financial advisors. Among the matters we expect the independent directors to review and act upon are:

•	the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the advisory agreement with our advisor;

•	transactions with affiliates, including our directors and officers;

•	awards under our long-term incentive plan; and

•	pursuit of a potential liquidity event.

Compensation Involving Our Advisor and its Affiliates

The independent directors will evaluate at least annually whether the compensation that we contract to pay to our advisor and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by our charter. The independent directors will supervise the performance of our advisor and its affiliates and the compensation we pay to them to determine whether the provisions of our advisory agreement are being carried out. The independent directors record their findings on the factors they deem relevant in the minutes of the meetings of our board.

Term of Advisory Agreement

Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that we may retain a particular advisor. Our charter provides that a majority of the independent directors may terminate our advisory agreement with our advisor without cause or penalty on 60 days’ written notice and that we may terminate the advisory agreement immediately for fraud, criminal conduct, misconduct or negligent breach of fiduciary duty by our advisor, a material breach of the advisory agreement by our advisor or upon the bankruptcy of our advisor.

Acquisition, Leases and Sales Involving Affiliates

We will not purchase assets in which our sponsor, our advisor, any of our directors or any of their affiliates has an interest without a determination by a majority of our board, including a majority of the independent directors, not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to the affiliated party from which we are purchasing the asset, or, if the price to us is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event may we acquire or lease any such asset at an amount in excess of its current appraised value.

We will not sell or lease assets to our advisor, our sponsor, any of our directors or any of their respective affiliates without a determination by a majority of our board, including a majority of the independent directors, not otherwise interested in the transaction that such transaction is fair and reasonable to us.

Our charter provides that the consideration we pay for real property will ordinarily be based on the fair market value of the property as determined by a majority of our board or the members of a duly authorized committee of the board. In cases in which a majority of our independent directors so determine, and in all cases in which real property is acquired from our sponsor, our advisor, any of our directors or any of their affiliates, the fair market value shall be determined by an independent expert selected by our independent directors not otherwise interested in the transaction.

Mortgage Loans Involving Affiliates

We are prohibited from investing in or making mortgage loans unless an appraisal of the underlying property is obtained. In all cases in which the transaction is with our advisor, our sponsor, our directors or any of their respective affiliates, the appraisal must be obtained by an independent expert, and we must keep the appraisal for at least five years and make it available for inspection and duplication by any of our common stockholders. In addition, we must obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title. Our charter prohibits us from investing in indebtedness secured by a mortgage that is subordinate to any lien or other indebtedness of our sponsor, our advisor, any of our directors or any of our affiliates.

Loans Involving Affiliates

We will not make any loans to our advisor, our sponsor, any of our directors or any of their respective affiliates except mortgage loans for which an appraisal of the underlying property is obtained from an independent appraiser or loans to wholly owned subsidiaries. In addition, we will not borrow from our advisor, our sponsor, any of our directors or any of their respective affiliates unless a majority of our board, including a majority of the independent directors, not otherwise interested in the transaction approve the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by our board. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought, nor would the prohibition limit our ability to advance reimbursable expenses incurred by our directors or officers, our sponsor, our advisor or any of their respective affiliates.

Other Transactions Involving Affiliates

We will not engage in any other transaction with our sponsor, our advisor, any of our directors or any of their respective affiliates unless a majority of our board, including a majority of the independent directors, not otherwise interested in such transaction approve such transaction as fair and reasonable to us and on terms and conditions no less favorable to us than those available from unaffiliated third parties.

Director Independence

We have a three-member board. One of our directors, Brett C. Moody, is affiliated with our sponsor and its affiliates, and we do not consider Mr. Moody to be an independent director. The two remaining directors qualify as “independent directors” as defined in our charter in compliance with the requirements of the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts. Although our shares are not listed on any national securities exchange, our independent directors are “independent” as defined by the standards of the New York Stock Exchange, or the “NYSE.” The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

Our charter provides that a majority of the directors must be “independent directors.” As defined in our charter, an “independent director” is a person who is not, on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly, associated with our sponsor or our advisor by virtue of (1) ownership of an interest in our sponsor, our advisor, or any of their affiliates, other than us; (2) employment by our sponsor, our advisor, or any of their affiliates; (3) service as an officer or director of our sponsor, our advisor, or any of their affiliates, other than as one of our directors; (4) performance of services, other than as a director, for us; (5) service as a director or trustee of more than three real estate investment trusts organized by our sponsor or advised by our advisor; or (6) maintenance of a material business or professional relationship with our sponsor, our advisor, or any of their affiliates. A business or professional relationship is considered “material” if the aggregate gross revenue derived by the director from the sponsor, the advisor, and their affiliates (excluding fees for serving as one of our directors or other REIT or real estate program organized or advised or managed by the advisor or its affiliates) exceeds 5% of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with the sponsor or the advisor shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law is or has been associated with the sponsor, the advisor, any of their affiliates, or with us. None of our independent directors face conflicts of interest because of affiliations with other programs sponsored by our sponsor and its affiliates.

Currently Proposed Transactions

There are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.

ITEM 14.          Principal Accountant Fees and Services

Independent Registered Public Accounting Firm

Frazier & Deeter, LLC, or Frazier & Deeter, has served as our independent registered public accounting firm since 2014.

Pre-Approval Policies

The audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent auditors as well as all permitted non-audit services in order to ensure that the provision of such services does not impair the auditors’ independence. In determining whether or not to pre-approve services, the audit committee will consider whether the service is a permissible service under the rules and regulations promulgated by the SEC. The audit committee, may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.

All services rendered by Frazier & Deeter for the year ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014 were pre-approved in accordance with the policies and procedures described above.

Independent Registered Public Accounting Firm Fees

The audit committee reviewed the audit and non-audit services performed by Frazier & Deeter, as well as the fees charged by Frazier & Deeter for such services. In its review of the non-audit service fees, the audit committee considered whether the provision of such services is compatible with maintaining the independence of Frazier & Deeter. The aggregate fees billed to us by Frazier & Deeter for professional accounting services for the year ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014 are set forth in the table below.

	Year ended December 31, 2015	July 25, 2014 (inception) to December 31, 2014
Audit fees	$73,725	$26,000
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$73,725	$26,000

For purposes of the preceding tables, Frazier & Deeter’s professional fees are classified as follows:

•	Audit fees—These are fees for professional services performed for the audit of our annual financial statements, the required review of quarterly financial statements, registration statements and other procedures performed by independent auditors in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

•	Audit-related fees—These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

•	Tax fees—These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

•	All other fees—These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.

PART IV

ITEM 15.          Exhibits and Financial Statement Schedules

The following documents are filed as part of this Annual Report:

(a)	Financial Statement Schedules

See the Index to Consolidated Financial Statements at page F-1 of this report.

(b)	Exhibits

Exhibit
Number	Description

3.1	Articles of Amendment and Restatement of Moody National REIT II, Inc. (incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Registration Statement (defined below) filed January 12, 2015 (“Pre-Effective Amendment No. 3”))

3.2	Bylaws of Moody National REIT II, Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-11 (File No. 333-198305) filed on August 22, 2014 (the “Registration Statement”))

4.1	Form of Subscription Agreement (included in Appendix B to prospectus and incorporated by reference to Exhibit 4.1 to Post-Effective Amendment No. 2 to the Registration Statement filed January 15, 2016 (“Post-Effective Amendment No. 2”))

4.2	Distribution Reinvestment Plan (included in Appendix C to the prospectus and incorporated by reference to Exhibit 4.2 to Post-Effective Amendment No. 2)

10.1	Advisory Agreement, dated January 12, 2015, by and among Moody National REIT II, Inc., Moody National Operating Partnership II, LP and Moody National Advisor II, LLC (incorporated by reference to Exhibit 10.1 to Pre-Effective Amendment No. 3)

10.2	Limited Partnership Agreement of Moody National Operating Partnership II, LP (incorporated by reference to Exhibit 10.2 to the Registration Statement)

10.3	Escrow Agreement, dated January 12, 2015, by and among Moody National REIT II, Inc., Moody Securities, LLC and UMB Bank, N.A. (incorporated by reference to Exhibit 10.3 to Pre-Effective Amendment No. 3)

10.4	Moody National REIT II, Inc. 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to Pre-Effective Amendment No. 3)

10.5	Moody National REIT II, Inc. Independent Directors Compensation Plan (incorporated by reference to Exhibit 10.5 to Pre-Effective Amendment No. 3)

10.6	Assignment Agreement, dated September 25, 2015, by and between Moody National REIT I, Inc. and Moody National REIT II, Inc. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 16, 2015)

10.7	Agreement of Purchase and Sale, made as of May 11, 2015, by and between Mueller Hospitality, LP and Moody National REIT I, Inc. (incorporated by reference to Exhibit 10.7 to Post-Effective Amendment No. 2)

10.8	Assignment and Assumption of Agreement of Purchase and Sale, dated as of October 15, 2015, by and between Moody National REIT II, Inc. Moody National Lancaster-Austin Holding, LLC and Moody National Lancaster-Austin MT, LLC (incorporated by reference to Exhibit 10.8 to Post-Effective Amendment No. 2)

10.9	Hotel Lease Agreement, effective October 15, 2015, between Moody National Lancaster-Austin Holding, LLC and Moody National Lancaster-Austin MT, LLC (incorporated by reference to Exhibit 10.9 to Post-Effective Amendment No. 2)

10.10	Hotel Management Agreement, effective October 15, 2015, between Moody National Lancaster-Austin, LLC and Moody National Hospitality Management, LLC (incorporated by reference to Exhibit 10.10 to Post-Effective Amendment No. 2)

10.11	Relicensing Franchise Agreement, dated October 15, 2015, between Marriott International, Inc. and Moody National Lancaster-Austin MT, LLC (incorporated by reference to Exhibit 10.11 to Post-Effective Amendment No. 2)

10.12	Loan Agreement, dated as of October 15, 2015 between Moody National Lancaster-Austin Holdings, LLC and Keybank National Association (incorporated by reference to Exhibit 10.12 to Post-Effective Amendment No. 2)

10.13	Guarantee Agreement, dated as of October 15, 2015 by and among Brett C. Moody, Moody National REIT II, Inc. and Keybank National Association (incorporated by reference to Exhibit 10.13 to Post-Effective Amendment No. 2)

10.14	Environmental Indemnity Agreement, dated as of October 15, 2015, by and among Moody National Lancaster-Austin Holding, LLC, Brett C. Moody, Moody National REIT II, Inc. and Keybank National Association (incorporated by reference to Exhibit 10.14 to Post-Effective Amendment No. 2)

21	Subsidiaries of the Company (incorporated by reference to Exhibit 21 to Post-Effective Amendment No. 2)

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOODY NATIONAL REIT II, INC.

Date: March 30, 2016	By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer and President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title(s)	Date
	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	March 30, 2016
/s/ Brett C. Moody
Brett C. Moody

	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	March 30, 2016
/s/ Robert W. Engel
Robert W. Engel

/s/ Charles L. Horn	Director	March 30, 2016
Charles L. Horn
March 30, 2016
/s/ Clifford P. McDaniel	Director
Clifford P. McDaniel

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Articles of Amendment and Restatement of Moody National REIT II, Inc. (incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Registration Statement (defined below) filed January 12, 2015 (“Pre-Effective Amendment No. 3”))

3.2	Bylaws of Moody National REIT II, Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-11 (File No. 333-198305) filed on August 22, 2014 (the “Registration Statement”))

4.1	Form of Subscription Agreement (included in Appendix B to prospectus and incorporated by reference to Exhibit 4.1 to Post-Effective Amendment No. 2 to the Registration Statement filed January 15, 2016 (“Post-Effective Amendment No. 2”))

4.2	Distribution Reinvestment Plan (included in Appendix C to the prospectus and incorporated by reference to Exhibit 4.2 to Post-Effective Amendment No. 2)

10.1	Advisory Agreement, dated January 12, 2015, by and among Moody National REIT II, Inc., Moody National Operating Partnership II, LP and Moody National Advisor II, LLC (incorporated by reference to Exhibit 10.1 to Pre-Effective Amendment No. 3)

10.2	Limited Partnership Agreement of Moody National Operating Partnership II, LP (incorporated by reference to Exhibit 10.2 to the Registration Statement)

10.3	Escrow Agreement, dated January 12, 2015, by and among Moody National REIT II, Inc., Moody Securities, LLC and UMB Bank, N.A. (incorporated by reference to Exhibit 10.3 to Pre-Effective Amendment No. 3)

10.4	Moody National REIT II, Inc. 2015 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to Pre-Effective Amendment No. 3)

10.5	Moody National REIT II, Inc. Independent Directors Compensation Plan (incorporated by reference to Exhibit 10.5 to Pre-Effective Amendment No. 3)

10.6	Assignment Agreement, dated September 25, 2015, by and between Moody National REIT I, Inc. and Moody National REIT II, Inc. (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 16, 2015)

10.7	Agreement of Purchase and Sale, made as of May 11, 2015, by and between Mueller Hospitality, LP and Moody National REIT I, Inc. (incorporated by reference to Exhibit 10.7 to Post-Effective Amendment No. 2)

10.8	Assignment and Assumption of Agreement of Purchase and Sale, dated as of October 15, 2015, by and between Moody National REIT II, Inc. Moody National Lancaster-Austin Holding, LLC and Moody National Lancaster-Austin MT, LLC (incorporated by reference to Exhibit 10.8 to Post-Effective Amendment No. 2)

10.9	Hotel Lease Agreement, effective October 15, 2015, between Moody National Lancaster-Austin Holding, LLC and Moody National Lancaster-Austin MT, LLC (incorporated by reference to Exhibit 10.9 to Post-Effective Amendment No. 2)

10.10	Hotel Management Agreement, effective October 15, 2015, between Moody National Lancaster-Austin, LLC and Moody National Hospitality Management, LLC (incorporated by reference to Exhibit 10.10 to Post-Effective Amendment No. 2)

10.11	Relicensing Franchise Agreement, dated October 15, 2015, between Marriott International, Inc. and Moody National Lancaster-Austin MT, LLC (incorporated by reference to Exhibit 10.11 to Post-Effective Amendment No. 2)

10.12	Loan Agreement, dated as of October 15, 2015 between Moody National Lancaster-Austin Holdings, LLC and Keybank National Association (incorporated by reference to Exhibit 10.12 to Post-Effective Amendment No. 2)

10.13	Guarantee Agreement, dated as of October 15, 2015 by and among Brett C. Moody, Moody National REIT II, Inc. and Keybank National Association (incorporated by reference to Exhibit 10.13 to Post-Effective Amendment No. 2)

10.14	Environmental Indemnity Agreement, dated as of October 15, 2015, by and among Moody National Lancaster-Austin Holding, LLC, Brett C. Moody, Moody National REIT II, Inc. and Keybank National Association (incorporated by reference to Exhibit 10.14 to Post-Effective Amendment No. 2)

21	Subsidiaries of the Company (incorporated by reference to Exhibit 21 to Post-Effective Amendment No. 2)

31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith.

SUPPLEMENTAL INFORMATION TO BE FURNISHED WITH REPORTS FILED PURSUANT TO

SECTION 15(d) OF THE ACT BY REGISTRANTS WHICH HAVE NOT REGISTERED SECURITIES

PURSUANT TO SECTION 12 OF THE ACT

This registrant has not sent an annual report or proxy materials to its stockholders. The registrant will furnish each stockholder with an annual report within 120 days following the close of each fiscal year. The registrant will furnish copies of such report and proxy materials to the Securities and Exchange Commission when they are sent to stockholders.

Index to Consolidated Financial Statements and Schedule

Page Number
Moody National REIT II, Inc.
Report of Independent Registered Public Accounting Firm	F-69
Consolidated Balance Sheets as of December 31, 2015 and 2014	F-70
Consolidated Statements of Operations for the year ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014	F-71
Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014	F-72
Consolidated Statements of Cash Flows for the year ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014	F-73
Notes to Consolidated Financial Statements	F-74
Schedule III - Real Estate Assets and Accumulated Depreciation	F-86

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Moody National REIT II, Inc.

We have audited the accompanying consolidated balance sheets of Moody National REIT II, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Moody National REIT II, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the year ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/Frazier & Deeter, LLC

Atlanta, Georgia

March 30, 2016

MOODY NATIONAL REIT II, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
ASSETS
Investment in hotel property, net	$27,366,160	$—
Cash and cash equivalents	1,580,967	198,624
Restricted cash	288,084	—
Accounts receivable	46,759	—
Prepaid expenses and other assets	48,853	—
Deferred costs, net of accumulated amortization of $8,632 and $0 at December 31, 2015 and 2014, respectively	467,602	—
Total Assets	$29,798,425	$198,624

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Note payable	$16,575,000	$—
Accounts payable and accrued expenses	552,285	—
Due to related parties	342,175	—
Dividends payable	67,754	—

Total Liabilities	17,537,214	—

Special Limited Partnership Interests	1,000	1,000

Commitments and Contingencies – Note 9

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 1,000,000,000 shares authorized, 520,969 and 8,000 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	5,210	80
Additional paid-in capital	10,990,045	199,920
Retained earnings (accumulated deficit)	1,264,956	(2,376)
Total stockholders’ equity	12,260,211	197,624
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,798,425	$198,624

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31, 2015	Period from July 25, 2014 (inception) to December 31, 2014

Revenue
Room revenue	$1,053,476	$—
Other hotel revenue	23,598	—
Total revenue	1,077,074	—

Expenses
Hotel operating expenses	522,586	—
Property taxes, insurance and other	101,214	—
Depreciation and amortization	135,540	—
Property acquisition expenses	496,165	—
Corporate general and administrative	171,461	2,376
Total expenses	1,426,966	2,376

Operating loss	(349,892)	(2,376)

Other income (expenses)
Gain on acquisition of hotel property	2,000,000	—
Interest expense and amortization of deferred loan costs	(171,411)	—
Total other income (expenses)	1,828,589	—

Income (loss) before income taxes	1,478,697	(2,376)

Income tax benefit	6,000	—

Net income (loss)	$1,484,697	$(2,376)

Net income (loss) per share – basic and diluted	$10.93	$(0.30)
Weighted average common shares outstanding	135,854	8,000

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT II, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Period from July 25, 2014 (inception) to December 31, 2014 and

Year ended December 31, 2015

	Preferred Stock		Common Stock
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
Balance at July 25, 2014	—	$—	—	$—	$—	$—	$—
Issuance of common stock	—	—	8,000	80	199,920	—	200,000
Net loss	—	—	—	—	—	(2,376)	(2,376)

Balance at December 31, 2014	—	$—	8,000	$80	$199,920	$(2,376)	$197,624

Balance at January 1, 2015	—	$—	8,000	$80	$199,920	$(2,376)	$197,624
Issuance of common stock, net of offering costs	—	—	501,024	5,010	10,634,814	—	10,639,824
Issuance of common stock pursuant to dividend reinvestment plan	—	—	1,945	20	46,180	—	46,200
Stock-based compensation			10,000	100	109,131	—	109,231
Net income	—	—	—	—	—	1,484,697	1,484,697
Dividends declared	—	—	—	—	—	(217,365)	(217,365)

Balance at December 31, 2015	—	$—	520,969	$5,210	$10,990,045	$1,264,956	$12,260,211

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT II, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year ended December 31, 2015	Period from July 25, 2014 (inception) to December 31, 2014

Cash flows from operating activities
Net income (loss)	$1,484,697	$(2,376)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on acquisition of hotel property	(2,000,000)	—
Depreciation and amortization	135,540	—
Amortization of deferred loan costs	6,932	—
Deferred income tax	(6,000)	—
Stock-based compensation	109,231	—
Changes in operating assets and liabilities
Restricted cash	(254,566)	—
Accounts receivable	(46,759)	—
Prepaid expenses and other assets	(42,853)	—
Accounts payable and accrued expenses	552,285	—
Due to related parties	42,500	—
Net cash used in operating activities	(18,993)	(2,376)

Cash flows from investing activities
Increase in restricted cash	(33,518)	—
Payment of deferred franchise costs	(150,000)	—
Acquisition of hotel property	(25,500,000)	—
Net cash used in investing activities	(25,683,518)	—

Cash flows from financing activities
Proceeds from issuance of common stock	12,525,592	200,000
Proceeds from issuance of Special Limited Partnership Interests	—	1,000
Offering costs paid	(1,586,093)	—
Proceeds from note payable	16,575,000	—
Payment of deferred loan costs	(326,234)	—
Dividends paid	(103,411)	—
Net cash provided by financing activities	27,084,854	201,000

Net change in cash and cash equivalents	1,382,343	198,624
Cash and cash equivalents at beginning of period	198,624	—
Cash and cash equivalents at end of period	$1,580,967	$198,624

Supplemental Disclosure of Cash Flow Activity
Interest paid	$99,109	$—
Supplemental Disclosure of Non-Cash Financing Activity
Increase in accrued offering costs due to related party	$299,675	$—
Issuance of common stock from dividend reinvestment plan	$46,200	$—
Dividends payable	$67,754	$—

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

1.          Organization

Moody National REIT II, Inc. (the “Company”) was formed on July 25, 2014, as a Maryland corporation and intends to qualify as a real estate investment trust (“REIT”) beginning with the year ending December 31, 2016. The Company expects to use the proceeds from its initial public offering to invest in a portfolio of hospitality properties focusing primarily on the premier-brand, select-service segment of the hospitality sector. To a lesser extent, the Company may also invest in hospitality-related real estate securities and debt investments. As discussed in Note 5, the Company was initially capitalized by Moody National REIT Sponsor, LLC (the “Sponsor”). The Company’s fiscal year end is December 31.

As of December 31, 2015, the Company owned a 112-room hotel property located in Austin, Texas. For more information on the Company’s portfolio see Note 3.

The Company is offering $1,100,000,000 in shares of its common stock to the public in its initial public offering, of which $1,000,000,000 in shares are offered at $25.00 per share in the primary offering (the “offering”), with discounts available to certain purchasers, and $100,000,000 in shares are offered pursuant to the Company’s distribution reinvestment plan (the “DRP”) at $23.75 per share. The Company may reallocate the shares between the offering and the DRP. In addition, the Company’s board of directors may, from time to time, in its sole discretion, change the price at which the Company offers shares to the public in the offering or to its stockholders pursuant to the DRP to reflect changes in the Company’s estimated value per share and other factors that the Company’s board of directors deems relevant.

Pursuant to the terms of the offering, the Company was required to deposit all subscription proceeds in escrow pursuant to the terms of the Company’s escrow agreement with UMB Bank, N.A. until the earlier of the date that the Company received subscriptions aggregating at least $2,000,000 or January 20, 2016. On July 2, 2015, the Company received subscriptions aggregating $2,000,000, and the subscription proceeds held in escrow were released to the Company. As of December 31, 2015, the Company had received and accepted investors’ subscriptions for and issued 502,969 shares of the Company’s common stock in the offering, including 1,945 shares of common stock pursuant to the DRP, resulting in gross offering proceeds of $12,525,592.

The Company’s advisor is Moody National Advisor II, LLC (the “Advisor”), a Delaware limited liability company and an affiliate of the Sponsor. Subject to certain restrictions and limitations, the Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

Substantially all of the Company’s business is conducted through Moody National Operating Partnership II, LP, a Delaware limited partnership (the “OP”). The Company is the sole general partner of the OP. The initial limited partners of the OP are Moody OP Holdings II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Moody Holdings II”), and Moody National LPOP II, LLC (“Moody LPOP II”), an affiliate of the Advisor. Moody Holdings II initially invested $1,000 in the OP in exchange for limited partner interests, and Moody LPOP II has invested $1,000 in the OP in exchange for a separate class of limited partnership interests (the “Special Limited Partnership Interests”). As the Company accepts subscriptions for shares of common stock, it transfers substantially all of the net proceeds of the offering to the OP as a capital contribution. The partnership agreement provides that the OP will be operated in a manner that will enable the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that the OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which classification could result in the OP being taxed as a corporation, rather than as a partnership. In addition to the administrative and operating costs and expenses incurred by the OP in acquiring and operating real properties, the OP will pay all of the Company’s administrative costs and expenses, and such expenses will be treated as expenses of the OP.

2.          Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements include its accounts and the accounts of its subsidiaries over which it has control. All intercompany balances and transactions are eliminated in consolidation.

The Company includes the accounts of its consolidated subsidiaries in its consolidated financial statements when the Company is the primary beneficiary for entities deemed to be variable interest entities (“VIEs”) through which the Company has a controlling interest. Interests in entities acquired are evaluated based on U.S. generally accepted accounting principles (“GAAP”), which require the consolidation of VIEs in which the Company is deemed to have the controlling financial interest. The Company has the controlling financial interest if the Company has the power to direct the activities of the VIE that most significantly impact its economic performance and the obligation to absorb losses or receive benefits from the VIE that could be significant to the Company. If the interest in the entity is determined not to be a VIE, then the entity is evaluated for consolidation based on legal form, economic substance, and the extent to which the Company has control and/or substantive participating rights under the respective ownership agreement. There are judgments and estimates involved in determining if an entity in which the Company has an investment is a VIE. The entity is evaluated to determine if it is a VIE by, among other things, determining if the equity investors as a group have a controlling financial interest in the entity and if the entity has sufficient equity at risk to finance its activities without additional subordinated financial support. The Company did not have a VIE interest as of either December 31, 2015 or 2014.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements. Actual results could differ from those estimates.

Organization and Offering Costs

Organization and offering costs of the Company are paid directly by the Company or may be incurred by the Advisor on behalf of the Company. Pursuant to the Advisory Agreement between the Company and the Advisor, the Company is obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs incurred by the Advisor associated with each of the Company’s public offerings, provided that within 60 days of the last day of the month in which a public offering ends, the Advisor is obligated to reimburse the Company to the extent organization and offering costs incurred by the Company in connection with the completed public offering exceed 15.0% of the gross offering proceeds from the sale of the Company’s shares of common stock in the completed public offering. Such organization and offering costs include selling commissions and dealer manager fees paid to a dealer manager, legal, accounting, printing and other offering expenses, including marketing, salaries and direct expenses of the Advisor’s employees and employees of the Advisor’s affiliates and others. Any reimbursement of the Advisor or its affiliates for organization and offering costs will not exceed actual expenses incurred by the Advisor.

All offering costs, including selling commissions and dealer manager fees, are recorded as an offset to additional paid-in-capital, and all organization costs are recorded as an expense when the Company has an obligation to reimburse the Advisor.

As of December 31, 2015, total offering costs were $1,885,768, which comprised $1,252,558 of offering costs incurred directly by the Company and $633,210 in offering costs incurred by and reimbursable to the Advisor. As of December 31, 2015, the Company had $299,675 payable to the Advisor for reimbursable offering costs.

Income Taxes

The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ending December 31, 2016. The Company did not meet all of the qualifications to be a REIT under the Internal Revenue Code for the years ended December 31, 2015 and 2014, including not having 100 shareholders for a sufficient number of days in 2015. Prior to qualifying to be taxed as a REIT, the Company is subject to normal federal and state corporation income taxes.

The Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company records a valuation allowance for net deferred tax assets that are not expected to be realized.

As a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, so long as it distributes at least 90% of its REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP) and satisfies the other organizational and operational requirements for qualification as a REIT. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. The Company leases the hotels it acquires to wholly owned taxable REIT subsidiaries that are subject to federal, state and local income taxes.

The Company has reviewed tax positions under GAAP guidance that clarify the relevant criteria and approach for the recognition and measurement of uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return. A tax position may only be recognized in the consolidated financial statements if it is more likely than not that the tax position will be sustained upon examination. The Company has no material uncertain tax positions as of December 31, 2015.

The preparation of the Company’s various tax returns requires the use of estimates for federal and state income tax purposes. These estimates may be subjected to review by the respective taxing authorities. A revision to an estimate may result in an assessment of additional taxes, penalties and interest. At this time, a range in which the Company’s estimates may change is not expected to be material. The Company will account for interest and penalties relating to uncertain tax provisions in the current period results of operations, if necessary. The Company has tax years 2014 and 2015 remaining subject to examination by various federal and state tax jurisdictions.

Fair Value Measurement

Fair value measures are classified into a three-tiered fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets.
Level 2:	Directly or indirectly observable inputs, other than quoted prices in active markets.
Level 3:	Unobservable inputs in which there is little or no market data, which require a reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of the following valuation techniques:

Market approach:	Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.
Cost approach:	Amount required to replace the service capacity of an asset (replacement cost).
Income approach:	Techniques used to convert future income amounts to a single amount based on market expectations (including present-value, option-pricing, and excess-earnings models).

The Company’s estimates of fair value were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. The Company classifies assets and liabilities in the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement.

The Company elected not to use the fair value option for cash and cash equivalents, restricted cash, accounts receivable, note payable, accounts payable and accrued expenses. With the exception of the Company’s fixed-rate note payable, the carrying amounts of these financial instruments approximate their fair values due to their short-term nature or variable interest rates. For the fair value of the Company’s note payable, see Note 4.

Concentration of Credit Risk

As of December 31, 2015, the Company had cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. The Company diversifies its cash and cash equivalents with several banking institutions in an attempt to minimize exposure to any one of these institutions. The Company regularly monitors the financial stability of these financial institutions and believes that it is not exposed to any significant credit risk in cash and cash equivalents or restricted cash.

Valuation and Allocation of Hotel Property — Acquisition

Upon acquisition, the purchase price of hotel properties is allocated to the tangible assets acquired, consisting of land, buildings and furniture, fixtures and equipment, any assumed debt, identified intangible assets and asset retirement obligations based on their fair values. Acquisition costs are charged to expense as incurred. Initial valuations are subject to change during the measurement period, but the measurement period ends as soon as the information is available. The measurement period shall not exceed one year from the acquisition date.

The tangible assets acquired consists of land, buildings, furniture, fixtures and equipment. Land values are derived from appraisals, and buildings are calculated as replacement cost less depreciation or estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods. The value of furniture, fixtures and equipment is based on their fair value using replacement costs less depreciation. Any difference between the fair value of the hotel property acquired and the purchase price of the hotel property is recorded as goodwill or gain on acquisition of hotel property.

The Company determines the fair value of any assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that the Company believes it could obtain at the date of acquisition. Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan as interest expense.

In allocating the purchase price of each of the Company’s properties, the Company makes assumptions and uses various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets and discount rates used to determine present values. Many of these estimates are obtained from independent third party appraisals. However, the Company is responsible for the source and use of these estimates. These estimates are judgmental and subject to being imprecise; accordingly, if different estimates and assumptions were derived, the valuation of the various categories of the Company’s hotel properties or related intangibles could in turn result in a difference in the depreciation or amortization expense recorded in the Company’s consolidated financial statements. These variances could be material to the Company’s results of operations and financial condition.

Valuation and Allocation of Hotel Property — Ownership

Investment in hotel property is recorded at cost less accumulated depreciation. Major improvements that extend the life of an asset are capitalized and depreciated over a period equal to the shorter of the life of the improvement or the remaining useful life of the asset. The cost of ordinary repairs and maintenance are charged to expense when incurred.

Depreciation expense is computed using the straight-line and accelerated methods based upon the following estimated useful lives:

Estimated Useful Lives (years)
Buildings and improvements	39-40
Exterior improvements	10-20
Furniture, fixtures and equipment	5-10

Impairments

The Company monitors events and changes in circumstances indicating that the carrying amounts of the hotel properties may not be recoverable. When such events or changes in circumstances are present, the Company assesses potential impairment by comparing estimated future undiscounted cash flows expected to be generated over the life of the asset from operating activities and from its eventual disposition, to the carrying amount of the asset. In the event that the carrying amount exceeds the estimated future undiscounted cash flows, the Company recognizes an impairment loss to adjust the carrying amount of the asset to estimated fair value for assets held for use and fair value less costs to sell for assets held for sale. There were no such impairment losses for the year ended December 31, 2015.

In evaluating the Company’s hotel properties for impairment, the Company makes several estimates and assumptions, including, but not limited to, the projected date of disposition of the properties, the estimated future cash flows of the properties during the Company’s ownership and the projected sales price of each of the properties. A change in these estimates and assumptions could result in a change in the estimated undiscounted cash flows or fair value of the Company’s hotel properties which could then result in different conclusions regarding impairment and material changes to the Company’s consolidated financial statements.

Revenue Recognition

Hotel revenues, including room, food, beverage and other ancillary revenues, are recognized as the related services are delivered. Revenue is recorded net of any sales and other taxes collected from customers.

Cash and Cash Equivalents

Cash and cash equivalents represent cash on hand or held in banks and short-term investments with an initial maturity of three months or less at the date of purchase.

Restricted Cash

Restricted cash includes reserves for property taxes, as well as reserves for property improvements and replacement of furniture, fixtures, and equipment, as required by certain management or mortgage debt agreement restrictions and provisions.

Accounts Receivable

The Company takes into consideration certain factors that require judgments to be made as to the collectability of receivables. Collectability factors taken into consideration are the amounts outstanding, payment history and financial strength of the customer, which taken as a whole determines the valuation. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable that is estimated to be uncollectible.

Prepaid Expenses and Other Assets

Prepaid expenses include prepaid property insurance and hotel operating expenses. Other assets include the deferred income tax asset.

Deferred Costs

Deferred costs consist of deferred loan costs and franchise costs. Deferred loan costs are recorded at cost and are amortized to interest expense using a method that approximates the effective interest method over the life of the related debt. The deferred franchise costs are recorded at cost and amortized over the term of the franchise contract on a straight-line basis. Accumulated amortization of deferred costs was $8,632 and $0 as of December 31, 2015 and 2014, respectively. Expected future amortization of deferred loan costs and franchise costs is as follows:

Years Ending
December 31	Total	Loan Costs	Franchise Costs
2016	$40,726	$32,526	$8,200
2017	40,637	32,437	8,200
2018	40,637	32,437	8,200
2019	40,637	32,437	8,200
Thereafter	304,965	189,465	115,500
Total	$467,602	$319,302	$148,300

Earnings (Loss) per Share

Earnings (loss) per share (“EPS”) is calculated based on the weighted average number of shares outstanding during each period. Basic and diluted EPS are the same for all periods presented. Non-vested shares of restricted common stock totaling 7,500 and 0 shares as of December 31, 2015 and 2014, respectively, held by the Company’s independent directors are included in the calculation of earnings per share. Restricted stock was included in basic earnings per share because such restricted stock participates in dividends.

Comprehensive Income

For the periods presented, there were no differences between reported net income (loss) and comprehensive income (loss).

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360) - Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.” ASU 2014-08 changes the criteria for reporting discontinued operations and enhances the related disclosure requirements. Pursuant to ASU 2014-08, only disposals representing a strategic shift in operations, such as a major line of business, a major geographical area or a major equity investment, should be presented as a discontinued operation. The Company implemented the provisions of ASU 2014-08 as of January 1, 2015.

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the debt liability. This standard is effective for periods beginning after December 15, 2015, with early adoption permitted, and will be applied on a retrospective basis. The new standard will be effective for the Company on January 1, 2016 and is not expected to have a material effect on the Company’s consolidated financial position or consolidated results of operations.

On May 28, 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promise goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for us on January 1, 2018 and early adoption is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on the Company’s consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has the Company determined the effect of the standard on the Company’s consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis,” which changes the way reporting enterprises evaluate the consolidation of limited partnerships, variable interests and similar entities. This standard will be effective for the first annual reporting period beginning after December 15, 2015 with early adoption permitted. The Company is evaluating the effect that ASU No. 2015-2 will have on the Company’s consolidated financial statements and related disclosures, but the Company does not anticipate that adoption of this accounting standard will have a material effect on the Company’s consolidated financial position or the Company’s consolidated results of operations.

In September 2015, the FASB issued ASU No. 2015-16, “Simplifying the Accounting for Measurement-Period Adjustments,” which illustrates certain guidance governing adjustments to the provisional amounts recognized at the acquisition date with a corresponding adjustment to goodwill. Such adjustments are required when new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement amounts initially recognized or would have resulted in the recognition of additional assets and liabilities. ASU No. 2015-16 eliminates the requirement to retrospectively account for such adjustments. ASU No. 2015-16 is effective for the Company’s fiscal year commencing on January 1, 2016. The Company does not anticipate that the adoption of ASU No. 2015-16 will have a material effect on the Company’s consolidated financial position or the Company’s consolidated results of operations.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes,” which requires that deferred tax liabilities and assets be classified on the Company’s consolidated balance sheets as noncurrent based on an analysis of each taxpaying component within a jurisdiction. ASU No. 2015-17 is effective for the Company’s fiscal year commencing on January 1, 2017. The Company does not anticipate that the adoption of ASU No. 2015-17 will have a material effect on the Company’s consolidated financial position or the Company’s consolidated results of operations.

3.          Investment in Hotel Property

The following table sets forth summary information regarding the Company’s investment in hotel property as of December 31, 2015:

Property Name	Date Acquired	Location	Ownership Interest	Purchase Price(1)	Rooms	Mortgage Debt Outstanding(2)
Austin Hotel (Residence Inn)	October 15, 2015	Austin, Texas	100%	$27,500,000	112	$16,575,000

(1)	Excludes closing costs and includes gain on acquisition.
(2)	As of December 31, 2015.

Investments in hotel properties consisted of the following at December 31, 2015 and 2014:

	December 31, 2015	December 31, 2014
Land	$4,310,000	$—
Buildings and improvements	21,690,000	—
Furniture, fixtures and equipment	1,500,000	—
Total cost	27,500,000	—
Accumulated depreciation	(133,840)	—
Investment in hotel property, net	$27,366,160	$—

Fourth Quarter Acquisition

Residence Inn Austin Hotel

On October 15, 2015, Moody National Lancaster-Austin Holding, LLC, a wholly owned subsidiary of the OP (“Moody Residence Inn Austin Holding”), acquired fee simple title to the Residence Inn Austin Hotel from a third-party seller, for an aggregate purchase price of $25,500,000, excluding acquisition costs. The Company recorded the Residence Inn Austin Hotel at its fair value as of the date of acquisition of $27,500,000. The Company recognized a gain on acquisition of hotel property of $2,000,000.

The Company financed the acquisition of the Residence Inn Austin Hotel with proceeds from its public offering and $16,575,000 of indebtedness secured by the Residence Inn Austin Hotel. The purchase price of the Residence Inn Austin Hotel, excluding acquisition expenses, was preliminarily allocated to land, buildings and improvements and furniture, fixtures and equipment in the amounts of $4,310,000, $21,690,000, and $1,500,000, respectively. Acquisition costs of $496,165 were expensed when incurred in connection with the acquisition of the Residence Inn Austin Hotel. The Company has recognized approximately $1,077,000 in revenues and a $344,000 net loss, which includes acquisition costs and excludes gain on acquisition of hotel property, for the Residence Inn Austin Hotel for the year ended December 31, 2015. In connection with the acquisition of the Residence Inn Austin Hotel, the Company formed a taxable REIT subsidiary (the “Residence Inn Austin Hotel TRS”). Upon the closing of the acquisition of the Residence Inn Austin Hotel, Moody National Lancaster-Austin MT, LLC, a wholly owned subsidiary of the Residence Inn Austin Hotel TRS (the “Residence Inn Austin Master Tenant”), entered into a Hotel Lease Agreement pursuant to which Moody Residence Inn Austin Holding leases the Residence Inn Austin Hotel to the Residence Inn Austin Hotel Master Tenant. Moody National Hospitality Management, LLC, an affiliate of the Company, manages the Residence Inn Austin Hotel pursuant to a Hotel Management Agreement with the Residence Inn Austin Master Tenant.

4.          Debt

The Company’s aggregate borrowings are reviewed by the Company’s board of directors at least quarterly. Under the Company’s Articles of Amendment and Restatement (as amended, the “Charter”), the Company is prohibited from borrowing in excess of 300% of the value of the Company’s net assets. “Net assets” for purposes of this calculation is defined to be the Company’s total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. However, the Company may temporarily borrow in excess of these amounts if such excess is approved by a majority of the Company’s independent directors and disclosed to stockholders in the Company’s next quarterly report, along with an explanation for such excess. As of December 31, 2015, the Company’s debt levels did not exceed 300% of the value of the Company’s net assets, as defined above.

As of December 31, 2015 and 2014, the Company’s note payable consisted of the following:

	Principal as of December 31, 2015	Principal as of December 31, 2014	Interest Rate at December 31, 2015	Maturity Date
Residence Inn Austin Loan	$16,575,000	$—	4.580%	November 1, 2025

The note payable is secured by the Residence Inn Austin Hotel and is payable in monthly installments of principal and interest.

Maturities of the note payable as of December 31, 2015 is as follows:

Year ending December 31,
2016	$—
2017	21,512
2018	253,982
2019	266,031
2020	276,544
Thereafter	15,756,931
Total	$16,575,000

The estimated fair value of the Company’s note payable as of December 31, 2015 and 2014 was $16,575,000 and $0, respectively. The fair value of the note payable was estimated based on discounted cash flow analyses using the current incremental borrowing rates for similar types of borrowing arrangements as of the respective reporting dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.

5.           Capitalization

Capitalization

Under the Charter, the Company has the authority to issue 1,000,000,000 shares of common stock and 100,000,000 shares of preferred stock. All shares of such stock have a par value of $0.01 per share. On August 15, 2014, the Company sold 8,000 shares of common stock to the Sponsor at a purchase price of $25.00 per share for an aggregate purchase price of $200,000, which was paid in cash. As of December 31, 2015, there were a total of 520,969 shares of the Company’s common stock issued and outstanding, including 8,000 shares sold to Sponsor and 10,000 shares of restricted stock, as discussed in Note 7.

The Company’s board of directors is authorized to amend its Charter, without the approval of the stockholders, to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue.

Distributions

The Company’s board of directors has authorized and declared a distribution to its stockholders that (1) accrues daily to the Company’s stockholders of record as of the close of business on each day; (2) is payable in cumulative amounts on or before the 15th day of each calendar month; and (3) is calculated at a rate of $0.00479 per share of the Company’s common stock per day, which, if paid each day over a 365-day period, is equivalent to an 7.0% annualized distribution rate based on a purchase price of $25.00 per share of common stock. The Company first paid distributions on September 15, 2015.

The following table summarizes distributions paid in cash and pursuant to the DRP for the year ended December 31, 2015.

Period	Cash Distribution	Distribution Paid Pursuant to DRP(1)	Total Amount of Distribution
Third Quarter 2015	$16,959	$5,838	$22,797
Fourth Quarter 2015	86,452	40,362	126,814
Total	$103,411	$46,200	$149,611

(1)     Amount of distributions paid in shares of common stock pursuant to our distribution reinvestment plan.

6.           Related Party Arrangements

The Advisor and certain affiliates of Advisor will receive fees and compensation in connection with the offering, and the acquisition, management and sale of the Company’s real estate investments. In addition, in exchange for $1,000 and in consideration of services to be provided by the Advisor, the OP has issued an affiliate of the Advisor, Moody LPOP II, a separate, special limited partnership interest, in the form of Special Limited Partnership Interests. For further detail on the Special Limited Partnership Interests, please see Note 8 (“Subordinated Participation Interest”) below.

Sales Commissions and Dealer Manager Fees

Moody National Securities, LLC (“Moody Securities”), the dealer manager of the Company’s initial public offering and an affiliate of the Advisor, receives a commission of up to 7.0% of gross offering proceeds. Moody Securities may reallow all or a portion of such sales commissions earned to participating broker-dealers. In addition, the Company pays Moody Securities a dealer manager fee of up to 3.0% of gross offering proceeds, a portion of which may be reallowed to participating broker-dealers. No selling commissions or dealer manager fees are paid for sales under the DRP. As of December 31, 2015, the Company had paid Moody Securities $939,752 in selling commissions related to the offering and $229,885 in dealer manager fees related to the offering, which has been recorded as a reduction to additional paid-in capital in the consolidated balance sheets.

Organization and Offering Expenses

The Advisor will receive reimbursement for organizational and offering expenses incurred on the Company’s behalf, but only to the extent that such reimbursements do not exceed actual expenses incurred by the Advisor and do not cause the cumulative sales commission, the dealer manager fee and other organization and offering expenses borne by the Company to exceed 15.0% of gross offering proceeds from the sale of shares in the Company’s public offering as of the date of reimbursement.

As of December 31, 2015, total offering costs were $1,885,768, which comprised $1,252,558 of offering costs incurred directly by the Company and $633,210 in offering costs incurred by and reimbursable to Advisor. As of December 31, 2015, the Company had $299,675 payable to the Advisor for reimbursable offering costs.

Acquisition Fees

The Advisor, or its affiliates, receives an acquisition fee equal to 1.5% of (1) the cost of all investments the Company acquires (including the Company’s pro rata share of any indebtedness assumed or incurred in respect of the investment and exclusive of acquisition and financing coordination fees), (2) the Company’s allocable cost of investments acquired in a joint venture (including the Company’s pro rata share of the purchase price and the Company’s pro rata share of any indebtedness assumed or incurred in respect of that investment and exclusive of acquisition fees and financing coordination fees) or (3) the amount funded by the Company to acquire or originate a loan or other investment, including mortgage, mezzanine or bridge loans (including any third-party expenses related to such investment and exclusive of acquisition fees and financing coordination fees). Once the proceeds from the offering have been fully invested, the aggregate amount of acquisition fees and financing coordination fees shall not exceed 1.9% of the contract purchase price and the amount advanced for a loan or other investment, as applicable, for all the assets acquired. For the year ended December 31, 2015, the Company paid the Advisor acquisition fees of $382,500 in connection with the acquisition of the Residence Inn Austin Hotel.

Financing Coordination Fee

The Advisor receives financing coordination fees of 1% of the amount available under any loan or line of credit made available to the Company and 0.75% of the amount available or outstanding under any refinanced loan or line of credit. The Advisor will pay some or all of these fees to third parties with whom it subcontracts to coordinate financing for the Company. For the year ended December 31, 2015, the Company paid the Advisor financing coordination fees of $165,750 in connection with the acquisition of the Austin Hotel.

Property Management Fee

The Company pays Moody National Hospitality Management, LLC (the “Property Manager”) a monthly hotel management fee equal to 4.0% of the monthly gross receipts from the properties managed by the Property Manager for services it provides in connection with operating and managing properties. The Property Manager may pay some or all of the compensation it receives from the Company to a third-party property manager for management or leasing services. In the event that the Company contracts directly with a non-affiliated third-party property manager, the Company will pay the Property Manager a market-based oversight fee. The Company reimburses the costs and expenses incurred by the Property Manager on the Company’s behalf, including legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties, but the Company will not reimburse the Property Manager for general overhead costs or personnel costs other than employees or subcontractors who are engaged in the on-site operation, management, maintenance or access control of the properties. For the year ended December 31, 2015, the Company paid the Property Manager property management fees of $42,723.

The Company also pays an annual incentive fee to the Property Manager. Such annual incentive fee is equal to 15% of the amount by which the operating profit from the properties managed by the Property Manager for such fiscal year (or partial fiscal year) exceeds 8.5% of the total investment of such properties. The Property Manager may pay some or all of this annual fee to third-party sub-property managers for management services. For purposes of this fee, “total investment” means the sum of (i) the price paid to acquire a property, including closing costs, conversion costs, and transaction costs; (ii) additional invested capital; and (iii) any other costs paid in connection with the acquisition of the property, whether incurred pre- or post-acquisition. As of December 31, 2015, the Company had not paid any annual incentive fees.

Asset Management Fee

The Company pays the Advisor a monthly asset management fee of one-twelfth of 1.0% of the cost of investment of all real estate investments the Company acquires. For the year ended December 31, 2015, the Company incurred asset management fees of $42,500 payable to the Advisor that are recorded in corporate general and administrative expenses in the accompanying consolidated statements of operations.

Disposition Fee

The Advisor or its affiliates will also receive a disposition fee in an amount of up to one-half of the brokerage commission paid but in no event greater than 3.0% of the contract sales price of each property or other investment sold; provided, however, in no event may the aggregate disposition fees paid to the Advisor and any real estate commissions paid to unaffiliated third parties exceed 6.0% of the contract sales price. As of December 31, 2015, the Company had not paid any disposition fees to the Advisor.

Operating Expense Reimbursement

The Company reimburses the Advisor for all expenses paid or incurred by the Advisor in connection with the services provided to the Company, subject to the limitation that, beginning after the quarter in which the Company makes its first investment, the Company will not reimburse the Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of its average invested assets, or (2) 25% of its net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets for that period (the “2%/25% Limitation”). Notwithstanding the above, the Company may reimburse the Advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. For the four fiscal quarters ended December 31, 2015, total operating expenses of the Company were $473,186, which included $171,461 in operating expenses incurred directly by the Company and $301,725 incurred by the Advisor on behalf of the Company. Of the $473,186 in total operating expenses incurred during the four fiscal quarters ended December 31, 2015, $335,686 exceeded the 2%/25% Limitation, which amount may be reimbursable to the Advisor, subject to a future determination by the Company’s independent directors. The Company reimbursed the Advisor $0 in operating expenses during the four fiscal quarters ended December 31, 2015.

7.          Incentive Award Plan

The Company has adopted an incentive plan (the “Long Term Incentive Plan”) that provides for the grant of equity awards to its employees, directors and consultants and those of the Company’s affiliates. The Long Term Incentive Plan authorizes the grant of non-qualified and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards or cash-based awards. Shares of common stock will be authorized and reserved for issuance under the Long Term Incentive Plan. The Company has adopted an independent directors compensation plan (the “Independent Directors Compensation Plan”), a sub-plan of the Long Term Incentive Plan, pursuant to which each of the Company’s independent directors received, subject to the plan’s conditions and restrictions, an initial grant of 5,000 shares of restricted stock when the Company raised the minimum offering amount of $2,000,000 in the offering. Each new independent director that subsequently joins the Company’s board of directors will receive a grant of 5,000 shares of restricted stock upon his or her election to the Company’s board of directors. In addition, on the date of each of the first four annual meetings of the Company’s stockholders at which an independent director is re-elected to the Company’s board of directors, he or she will receive an additional grant of 2,500 shares of restricted stock. Subject to certain conditions, the non-vested shares of restricted stock granted pursuant to the Independent Directors Compensation Plan will vest and become non-forfeitable in four equal quarterly installments beginning on the first day of the first quarter following the date of grant; provided, however, that the restricted stock will become fully vested on the earlier to occur of (1) the termination of the independent director’s service as a director due to his or her death or disability, or (2) a change in control of the Company.

10,000 shares of restricted stock were granted pursuant to the Independent Directors Compensation Plan during the year ended December 31, 2015. The weighted average grant date fair value of the shares of restricted stock was $25.00 per share, which was based on observable market transactions occurring near the dates of the grants. The Company recorded compensation expense related to such shares of restricted stock ratably from the grant date to the date the shares become fully vested based on the fair market value of such shares at the date they were granted. The Company recorded compensation expense related to such shares of restricted stock of $109,231 and $0 for the year ended December 31, 2015 and the period from July 25, 2014 (inception) and December 31, 2014, respectively. As of December 31, 2015, there were 7,500 non-vested shares of restricted common stock granted pursuant to the Independent Directors Compensation Plan which were granted August 12, 2015. The remaining unrecognized compensation expense of $140,769 will be recognized during the first, second and third quarters of 2016.

8.          Subordinated Participation Interest

Pursuant to the Limited Partnership Agreement for the OP, Moody LPOP II, the holder of the Special Limited Partnership Interests, is entitled to receive distributions equal to 15.0% of the OP’s net cash flows, whether from continuing operations, the repayment of loans, the disposition of assets or otherwise, but only after the Company’s stockholders have received, in the aggregate, cumulative distributions equal to their total invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such aggregated invested capital. In addition, Moody LPOP II is entitled to a separate payment if it redeems its Special Limited Partnership Interests. The Special Limited Partnership Interests may be redeemed upon: (1) the listing of the Company’s common stock on a national securities exchange; or (2) the occurrence of certain events that result in the termination or non-renewal of the Company’s Advisory Agreement, in each case for an amount that Moody LPOP II would have been entitled to receive had the OP disposed of all of its assets at the enterprise valuation as of the date of the event triggering the redemption.

9.          Commitments and Contingencies

Restricted Cash

Under certain management and debt agreements existing at December 31, 2015, the Company escrows payments required for real estate taxes, hotel furniture and fixtures and rent holdback.

The composition of the Company’s restricted cash as of December 31, 2015 and 2014 are as follows:

	December 31,
	2015	2014
Real estate taxes	$239,846	$—
Hotel furniture and fixtures	33,518	—
Rent holdback	14,720	—
Total restricted cash	$288,084	$—

Franchise Agreements

As of December 31, 2015, the Company’s hotel property is operated under a franchise agreement with an initial term of 20 years. The franchise agreement allows the property to operate under its brand. Pursuant to the franchise agreement, the Company pays a royalty fee of 6.0% of room revenue, plus additional fees for marketing, central reservation systems and other franchisor costs of 2.5% of room revenue. The Company incurred franchise fee expense of approximately $88,000 for the year ended December 31, 2015, which is included in hotel operating expenses in the accompanying consolidated statements of operations.

10.        Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Tax return positions are recognized in the consolidated financial statements when they are “more-likely-than-not” to be sustained upon examination by the taxing authority. Deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future periods. A valuation allowance may be placed on deferred income tax assets, if it is determined that it is more likely than not that a deferred tax asset may not be realized.

The provision for income taxes for the Company (other than the TRS) was offset by a full valuation allowance for the years ended December 31, 2015 and 2014 as the Company had net operating losses for those years and the Company does not expect to be able to utilize them after it elects REIT status. As of December 31, 2015, the Company had operating loss carry-forwards of $34,000.

The Company had deferred tax assets of $6,000 and $0 as of December 31, 2015 and 2014 related to net operating loss carry forwards.

The income tax benefit for the years ended December, 2015 and 2014 consisted of the following:

	Years ended December,
	2015	2014
Current expense	$—	$—
Deferred benefit	(6,000)	—
Total benefit	$(6,000)	$—

Federal	$(6,000)	$—
State	—	—
Total tax benefit	$(6,000)	$—

The reconciliation of income tax expense (benefit) to the expected amount computed by applying federal statutory rate to income before income taxes is as follows:

	Years ended December 31,
	2015	2014
Expected federal tax at statutory rate	$560,000	$—
Gain on acquisition	(757,000)	—
Valuation allowance for deferred income tax asset	191,000	—
Income tax benefit	$(6,000)	$—

11.          Subsequent Events

Distributions Declared

On December 31, 2015, the Company declared a distribution in the aggregate amount of $67,754, of which $46,147 was paid in cash on January 15, 2016 and $21,607 was paid pursuant to the DRP in the form of additional shares of the Company’s common stock. On January 31, 2016, the Company declared a distribution in the aggregate amount of $90,033, of which $61,629 was paid in cash on February 15, 2016 and $28,404 was paid pursuant to the DRP in the form of additional shares of the Company’s common stock. On February 29, 2016, the Company declared a distribution in the aggregate amount of $112,630 which is scheduled to be paid in cash and through the DRP in the form of additional shares of the Company’s common stock on March 15, 2016.

Springhill Suites Seattle

On January 28, 2016, Moody National Companies L.P. (“Moody LP”) assigned to the Company all of Moody LP’s rights to and interests in the Agreement of Purchase and Sale, dated as of October 26, 2015 (the “Purchase Agreement”), for the acquisition of a hotel property located in Seattle, Washington commonly known as the Springhill Suites Seattle Downtown (the “Springhill Suites Seattle”) for an aggregate purchase price of $74,100,000, excluding acquisition and other costs. The Company paid $2,000,000 in compensation to Moody LP in connection with the assignment of the Purchase Agreement.

The acquisition of the Springhill Suites Seattle by the Company is subject to substantial conditions to closing and there is no assurance that the Company will close the acquisition.

Amendment to Advisory Agreement

On January 19, 2016, the Company entered into an amendment to its Advisory Agreement with the Advisor, which extended the term of the Advisory Agreement for an additional one-year term expiring on January 20, 2017.

Changes in Directors

On February 22, 2016, Douglas Y. Bech, one of the Company’s independent directors, notified the Company of his resignation from the Company’s board and as a member of the Company’s audit committee. On February 23, 2016, the board elected Clifford P. McDaniel to the Company’s board as an independent director and appointed Mr. McDaniel to the Company’s audit committee. Mr. Bech forfeited his 2,500 unvested shares of our common stock upon his resignation.

MOODY NATIONAL REIT II, INC.

SCHEDULE III

REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION

December 31, 2015

(in thousands)

				Initial Cost to Company				Gross Amount at which Carried at Close of Period
Description	Location	Ownership Percent	Encumbrances	Land	Building, Improvements, and FF&E	Total	Cost Capitalized Subsequent to Acquisition	Land	Building, Improvements and FF&E (1)	Total (1)	Accumulated Depreciation and Amortization	Original Date of Construction	Date Acquired
Residence Inn Austin	Austin, Texas	100.0%	$16,575,000	$4,310,000	$23,190,000	$27,500,000	$—	$4,310,000	$23,190,000	$27,500,000	$133,840	2014	October 15, 2015
		Total	$16,575,000	$4,310,000	$23,190,000	$27,500,000	$—	$4,310,000	$23,190,000	$27,500,000	$133,840

(1)	The aggregate cost of real estate for federal income tax purposes was $27,815,995 as of December 31, 2015.

MOODY NATIONAL REIT II, INC.

SCHEDULE III

REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION (CONTINUED)

December 31, 2015

	2015	2014
Real estate:
Balance at the beginning of the year	$—	$—
Acquisitions	27,500,000	—
Improvements and additions	—	—
Dispositions	—	—
Balance at the end of the year	$27,500,000	$—

Accumulated depreciation:
Balance at the beginning of the year	$—	$—
Depreciation	133,840	—
Dispositions	—	—
Balance at the end of the year	$133,840	$—

Annex G – Quarterly Report of Moody National REIT II, Inc. on Form 10-Q for the quarter ended September 30, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________to ___________

Commission file number 333-198305

MOODY NATIONAL REIT II, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	47-1436295
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6363 Woodway Drive, Suite 110
Houston, Texas	77057
(Address of Principal Executive Offices)	(Zip Code)

(713) 977-7500
(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒  No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒  No ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐
Non-Accelerated filer ☐	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes ☐ No ☒

As of November 4, 2016, there were 2,734,069 shares of the Registrant’s common stock issued and outstanding.

MOODY NATIONAL REIT II, INC.

PART I — FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

MOODY NATIONAL REIT II, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Investments in hotel properties, net	$100,490,187	$27,366,160
Cash and cash equivalents	12,310,965	1,580,967
Restricted cash	2,012,583	288,084
Accounts receivable, net of allowance for doubtful accounts of $3,000 and $0 at September 30, 2016 and December 31, 2015, respectively	424,629	46,759
Prepaid expenses and other assets	235,698	48,853
Deferred franchise costs, net of accumulated amortization of $11,226 and $1,700 at September 30, 2016 and December 31, 2015, respectively	238,774	148,300
Due from related parties	255,500	—

Total Assets	$115,968,336	$29,479,123

LIABILITIES AND EQUITY
Liabilities:
Notes payable, net of unamortized debt issuance costs of $867,772 and $319,302 at September 30, 2016 and December 31, 2015, respectively	$60,707,228	$16,255,698
Accounts payable and accrued expenses	1,448,387	552,285
Due to related parties	909,103	342,175
Dividends payable	347,685	67,754
Operating partnership distributions payable	2,582	—

Total Liabilities	63,414,985	17,217,912

Special Limited Partnership Interests	1,000	1,000

Commitments and Contingencies

Equity:

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 1,000,000,000 shares authorized, 2,518,350 and 520,969 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	25,183	5,210
Additional paid-in capital	53,429,481	10,990,045
Retained earnings (accumulated deficit)	(1,300,992)	1,264,956
Total stockholders’ equity	52,153,672	12,260,211
Noncontrolling interest in Operating Partnership	398,679	—
Total Equity	52,552,351	12,260,211

TOTAL LIABILITIES AND EQUITY	$115,968,336	$29,479,123

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT II, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenue
Room revenue	$5,691,818	$—	$10,330,445	$—
Other hotel revenue	332,349	—	499,377	—
Total revenue	6,024,167	—	10,829,822	—

Expenses
Hotel operating expenses	2,859,208	—	5,071,735	—
Property taxes, insurance and other	288,600	—	491,356	—
Depreciation and amortization	570,542	—	1,126,147	—
Property acquisition	20,200	—	1,258,322	—
Corporate general and administrative	360,453	44,876	1,035,154	45,392
Total expenses	4,099,003	44,876	8,982,714	45,392

Operating income (loss)	1,925,164	(44,876)	1,847,108	(45,392)

Interest expense and amortization of debt issuance costs	1,460,654	—	2,328,712	—

Income (loss) before income tax expense	464,510	(44,876)	(481,604)	(45,392)

Income tax expense (benefit)	(5,000)	—	165,000	—

Net income (loss)	469,510	(44,876)	(646,604)	(45,392)

(Income) loss attributable to noncontrolling interest in Operating Partnership	(3,098)	—	4,629	—

Net income (loss) attributable to common stockholders	$466,412	$(44,876)	$(641,975)	$(45,392)
Per-share information – basic and diluted:
Net income (loss) attributable to common stockholders	$0.21	$(0.30)	$(0.44)	$(0.81)
Dividends declared	$0.44	$—	$1.31	$—
Weighted average shares outstanding	2,208,966	150,008	1,457,638	55,856

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT II, INC.
CONSOLIDATED STATEMENT OF EQUITY
Nine months ended September 30, 2016
(unaudited)

	Preferred Stock		Common Stock				Noncontrolling Interest in Operating Partnership
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Number of Units	Value	Total Equity
Balance at December 31, 2015	—	$—	520,969	$5,210	$10,990,045	$1,264,956	—	$—	$12,260,211
Issuance of common stock, net of offering costs	—	—	1,967,508	19,675	41,719,075	—	—	—	41,738,750
Issuance of operating partnership units, net of offering costs	—	—	—	—	—	—	18,000	414,497	414,497
Issuance of common stock pursuant to dividend reinvestment plan	—	—	19,873	198	471,775	—	—	—	471,973
Stock-based compensation	—	—	10,000	100	248,586	—	—	—	248,686
Net loss	—	—	—	—	—	(641,975)	—	(4,629)	(646,604)
Dividends and distributions declared	—	—	—	—	—	(1,923,973)	—	(11,189)	(1,935,162)
Balance at September 30, 2016	—	$—	2,518,350	$25,183	$53,429,481	$(1,300,992)	18,000	$398,679	$52,552,351

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT II, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine months ended September 30,
	2016	2015
Cash flows from operating activities
Net loss	$(646,604)	$(45,392)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,126,147	—
Amortization of debt issuance costs	841,974	—
Deferred income tax	6,000	—
Stock-based compensation	248,686	38,462
Changes in operating assets and liabilities:
Restricted cash	(370,383)	—
Accounts receivable	(377,870)	—
Prepaid expenses and other assets	(192,845)	—
Accounts payable and accrued expenses	896,102	1,509
Due to related parties	(23,500)	—
Net cash provided by (used in) operating activities	1,507,707	(5,421)

Cash flows from investing activities
Increase in restricted cash	(1,354,116)	—
Earnest money and deposits	—	(1,778,250)
Payment of deferred franchise costs	(100,000)	—
Due to related parties	(255,500)	489,910
Improvements and additions to hotel properties	(140,648)	—
Acquisition of hotel property	(73,649,460)	—
Net cash used in investing activities	(75,499,724)	(1,288,340)

Cash flows from financing activities
Proceeds from issuance of common stock	49,187,701	6,053,189
Offering costs paid	(6,858,523)	(605,319)
Offering costs paid for issuance of operating partnership units	(36,043)	—
Dividends paid	(1,172,069)	(16,959)
Operating partnership distributions paid	(8,607)	—
Proceeds from notes payable	101,250,000	—
Repayment of note payable	(56,250,000)	—
Payment of debt issuance costs	(1,390,444)	—
Net cash provided by financing activities	84,722,015	5,430,911

Net change in cash and cash equivalents	10,729,998	4,137,150
Cash and cash equivalents at beginning of period	1,580,967	198,624
Cash and cash equivalents at end of period	$12,310,965	$4,335,774

Supplemental Disclosure of Cash Flow Activity
Interest paid	$1,488,847	$—
Supplemental Disclosure of Non-Cash Financing and Investing Activity
Increase in accrued offering costs due to related party	$590,428	$299,675
Issuance of common stock from dividend reinvestment plan	$471,973	$5,838
Issuance of operating partnership units for hotel property	$450,540	$—
Dividends payable	$347,685	$67,754
Operating partnership distributions payable	$2,582	$—

See accompanying notes to consolidated financial statements.

MOODY NATIONAL REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2016
(unaudited)

1.	Organization

Moody National REIT II, Inc. (the “Company”) was formed on July 25, 2014, as a Maryland corporation and intends to elect to be taxed as a real estate investment trust (“REIT”) beginning with the year ending December 31, 2016. The Company has used, and expects to use, the proceeds from its initial public offering (as described below) to invest in a portfolio of hospitality properties focusing primarily on the premier-brand, select-service segment of the hospitality sector. To a lesser extent, the Company may also invest in hospitality-related real estate securities and debt investments. As discussed in Note 5, “Equity,” the Company was initially capitalized by Moody National REIT Sponsor, LLC (the “Sponsor”). The Company’s fiscal year end is December 31.

As of September 30, 2016, the Company owned a 112-room hotel property located in Austin, Texas (the “Residence Inn Austin”) and a 234-room hotel property located in Seattle, Washington (the “Springhill Suites Seattle”). For more information on the Company’s properties see Note 3, “Investments in Hotel Properties.”

The Company is offering $1,100,000,000 in shares of its common stock to the public in its initial public offering (the “Offering”), of which $1,000,000,000 in shares are offered at $25.00 per share in the primary offering (the “Primary Offering”), with discounts available to certain purchasers, and $100,000,000 in shares are offered pursuant to the Company’s distribution reinvestment plan (the “DRP”) at $23.75 per share. The Company may reallocate the shares between the Primary Offering and the DRP. In addition, the Company’s board of directors may, from time to time, in its sole discretion, change the price at which the Company offers shares to the public in the Primary Offering or to its stockholders pursuant to the DRP to reflect changes in the Company’s estimated value per share and other factors that the Company’s board of directors deems relevant.

As of September 30, 2016, the Company had received and accepted investors’ subscriptions for and issued 2,490,350 shares of the Company’s common stock in the Offering, including 21,818 shares of common stock pursuant to the DRP, resulting in gross offering proceeds of $61,713,293.

The Company’s advisor is Moody National Advisor II, LLC (the “Advisor”), a Delaware limited liability company and an affiliate of the Sponsor. Pursuant to the Advisory Agreement dated January 12, 2015 among the Company, the OP (defined below) and the Advisor (the “Advisory Agreement), and subject to certain restrictions and limitations therein, the Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

Substantially all of the Company’s business is conducted through Moody National Operating Partnership II, LP, a Delaware limited partnership (the “OP”). The Company is the sole general partner of the OP. The initial limited partners of the OP were Moody OP Holdings II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Moody Holdings II”), and Moody National LPOP II, LLC (“Moody LPOP II”), an affiliate of the Advisor. Moody Holdings II initially invested $1,000 in the OP in exchange for limited partner interests, and Moody LPOP II has invested $1,000 in the OP in exchange for a separate class of limited partnership interests (the “Special Limited Partnership Interests”). As the Company accepts subscriptions for shares of common stock, it transfers substantially all of the net proceeds from such sales to the OP as a capital contribution. The partnership agreement provides that the OP will be operated in a manner that will enable the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability and (3) ensure that the OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which classification could result in the OP being taxed as a corporation, rather than as a partnership. In addition to the administrative and operating costs and expenses incurred by the OP in acquiring and operating real properties, the OP will pay all of the Company’s administrative costs and expenses, and such expenses will be treated as expenses of the OP.

On September 27, 2016, the Company jointly announced with Moody National REIT I, Inc. (“REIT I”) that the special committee of the board of directors of REIT I, after reviewing strategic alternatives, had accepted a non-binding Letter of Intent (the “LOI”) from the special committee of the board of directors of the Company regarding the acquisition of REIT I by the Company. Pending receipt of the necessary approvals, the acquisition would take the form of a merger, with gross merger consideration of $11.00 per share of REIT I’s common stock before the payment of disposition fees and profit sharing amounts payable to REIT I’s sponsor, financial advisory and legal fees payable by REIT I, and other transaction and closing costs incurred by REIT I; provided, that in no event would the net merger consideration payable to the holders of REIT I’s common stock be less than $10.25 per share. Further, the LOI provides that REIT I’s stockholders would have the option to receive shares of the Company’s common stock or cash; provided, that no more than approximately 50% of the aggregate net merger consideration may be paid in cash. The LOI also provides that any definitive merger agreement would include go-shop and termination fee provisions. Entry into a definitive merger agreement with respect to the proposed merger is subject to a number of conditions, and there is no guarantee that a transaction pursuant to the LOI will occur. The Company’s management will expend time and resources in the negotiation of a definitive merger agreement, which time and resources may otherwise have been allocated to other operational needs of the Company. Additionally, the LOI is non-binding and there will be no contract or agreement regarding a transaction between the Company and REIT I until a definitive merger agreement is signed. Even if a definitive merger agreement is entered into, there can be no assurance as to whether or when the conditions to the closing of the proposed merger will be satisfied or waived, or as to whether or when the proposed merger will be consummated.

MOODY NATIONAL REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2016
(unaudited)

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements include its accounts and the accounts of its subsidiaries over which it has control. All intercompany balances and transactions are eliminated in consolidation.

The Company prepares its unaudited consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Act of 1934 (the “Exchange Act”). Accordingly, the consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation in accordance with GAAP have been included. Results for the nine months ended September 30, 2016 may not be indicative of the results that may be expected for the full year of 2016. For further information, please read the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Company includes the accounts of its consolidated subsidiaries in its consolidated financial statements when the Company is the primary beneficiary for entities deemed to be variable interest entities (“VIEs”) through which the Company has a controlling interest. Interests in entities acquired are evaluated based on GAAP, which requires the consolidation of VIEs in which the Company is deemed to have the controlling financial interest. The Company has the controlling financial interest if the Company has the power to direct the activities of the VIE that most significantly impact its economic performance and the obligation to absorb losses or receive benefits from the VIE that could be significant to the Company. If the interest in the entity is determined not to be a VIE, then the entity is evaluated for consolidation based on legal form, economic substance, and the extent to which the Company has control and/or substantive participating rights under the respective ownership agreement. There are judgments and estimates involved in determining if an entity in which the Company has an investment is a VIE. The entity is evaluated to determine if it is a VIE by, among other things, determining if the equity investors as a group have a controlling financial interest in the entity and if the entity has sufficient equity at risk to finance its activities without additional subordinated financial support. The Company did not have any VIE interests as of September 30, 2016.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements. Actual results could differ from those estimates.

Organization and Offering Costs

Organization and offering costs of the Company are paid directly by the Company or may be incurred by the Advisor on behalf of the Company. Pursuant to the Advisory Agreement between the Company and the Advisor, the Company is obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs incurred by the Advisor associated with the public offering by the Company, provided that within 60 days of the last day of the month in which a public offering ends, the Advisor is obligated to reimburse the Company to the extent organization and offering costs incurred by the Company in connection with the completed public offering exceed 15.0% of the gross offering proceeds from the sale of the Company’s shares of common stock in the completed public offering. Such organization and offering costs include selling commissions and dealer manager fees paid to a dealer manager, legal, accounting, printing and other offering expenses, including marketing, salaries and direct expenses of the Advisor’s employees and employees of the Advisor’s affiliates and others. Any reimbursement of the Advisor or its affiliates for organization and offering costs will not exceed actual expenses incurred by the Advisor.

All offering costs, including selling commissions and dealer manager fees, are recorded as an offset to additional paid-in-capital, and all organization costs are recorded as an expense when the Company has an obligation to reimburse the Advisor.

As of September 30, 2016, total offering costs for the Offering were $9,334,719, comprised of $6,213,655 of offering costs incurred directly by the Company and $3,121,064 in offering costs incurred by and reimbursable to the Advisor. As of September 30, 2016, the Company had $890,103 payable to the Advisor for reimbursable offering costs.

MOODY NATIONAL REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2016
(unaudited)

Income Taxes

The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ending December 31, 2016. The Company did not meet all of the qualifications to be a REIT under the Internal Revenue Code for the year ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014, including not having 100 shareholders for a sufficient number of days in 2015. Prior to qualifying to be taxed as a REIT, the Company is subject to normal federal and state corporation income taxes.

The Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company records a valuation allowance for net deferred tax assets that are not expected to be realized.

Provided that the Company qualifies as a REIT, it generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, so long as it distributes at least 90% of its REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP) and satisfies the other organizational and operational requirements for qualification as a REIT. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income. The Company leases the hotels it acquires to wholly-owned taxable REIT subsidiaries that are subject to federal, state and local income taxes.

The Company has reviewed tax positions under GAAP guidance that clarify the relevant criteria and approach for the recognition and measurement of uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return. A tax position may only be recognized in the consolidated financial statements if it is more likely than not that the tax position will be sustained upon examination. The Company had no material uncertain tax positions as of September 30, 2016.

The preparation of the Company’s various tax returns requires the use of estimates for federal and state income tax purposes. These estimates may be subjected to review by the respective taxing authorities. A revision to an estimate may result in an assessment of additional taxes, penalties and interest. At this time, a range in which the Company’s estimates may change is not expected to be material. The Company will account for interest and penalties relating to uncertain tax positions in the current period results of operations, if necessary. The Company has tax years 2014 and 2015 remaining subject to examination by various federal and state tax jurisdictions. For more information, see Note 10, “Incomes Taxes.”

Fair Value Measurement

Fair value measures are classified into a three-tiered fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:          Observable inputs such as quoted prices in active markets.

Level 2:          Directly or indirectly observable inputs, other than quoted prices in active markets.

Level 3:          Unobservable inputs for which there is little or no market data, which require a reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of the following valuation techniques:

Market approach:               Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Cost approach:                   Amount required to replace the service capacity of an asset (replacement cost).

Income approach:              Techniques used to convert future income amounts to a single amount based on market expectations (including present-value, option-pricing, and excess-earnings models).

The Company’s estimates of fair value were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. The Company classifies assets and liabilities in the fair value hierarchy based on the lowest level of input that is significant to the fair value measurement.

The Company elected not to use the fair value option in recording its financial instruments, which include cash and cash equivalents, restricted cash, accounts receivable, notes payable, and accounts payable and accrued expenses. With the exception of the Company’s fixed-rate notes payable, the carrying amounts of these financial instruments approximate their fair values due to their short-term nature. For the fair value of the Company’s notes payable, see Note 4, “Debt.”

MOODY NATIONAL REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2016
(unaudited)

Concentration of Credit Risk

As of September 30, 2016, the Company had cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. The Company diversifies its cash and cash equivalents with several banking institutions in an attempt to minimize exposure to any one of these institutions. The Company regularly monitors the financial stability of these financial institutions and believes that it is not exposed to any significant credit risk in cash and cash equivalents or restricted cash.

Valuation and Allocation of Hotel Properties — Acquisition

Upon acquisition, the purchase price of hotel properties is allocated to the tangible assets acquired, consisting of land, buildings and furniture, fixtures and equipment, any assumed debt, identified intangible assets and asset retirement obligations, if any, based on their fair values. Acquisition costs are charged to expense as incurred. Initial valuations are subject to change during the measurement period, but the measurement period ends as soon as the information is available. The measurement period shall not exceed one year from the acquisition date.

Land values are derived from appraisals and building values are calculated as replacement cost less depreciation or estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods. The value of furniture, fixtures and equipment is based on their fair value using replacement costs less depreciation. Any difference between the fair value of the hotel property acquired and the purchase price of the hotel property is recorded as goodwill or gain on acquisition of hotel property.

The Company determines the fair value of any assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that the Company believes it could obtain at the date of acquisition. Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan as interest expense.

In allocating the purchase price of each of the Company’s properties, the Company makes assumptions and uses various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets and discount rates used to determine present values. The Company uses Level III inputs to value acquired properties. Many of these estimates are obtained from independent third party appraisals. However, the Company is responsible for the source and use of these estimates. These estimates require judgment and are subject to being imprecise; accordingly, if different estimates and assumptions were derived, the valuation of the various categories of the Company’s hotel properties or related intangibles could in turn result in a difference in the depreciation or amortization expense recorded in the Company’s consolidated financial statements. These variances could be material to the Company’s results of operations and financial condition.

Valuation and Allocation of Hotel Properties — Ownership

Investment in hotel properties is recorded at cost less accumulated depreciation. Major improvements that extend the life of an asset are capitalized and depreciated over a period equal to the shorter of the life of the improvement or the remaining useful life of the asset. The costs of ordinary repairs and maintenance are charged to expense when incurred.

Depreciation expense is computed using the straight-line method based upon the following estimated useful lives:

Estimated Useful Lives (years)
Buildings and improvements	39-40
Exterior improvements	10-20
Furniture, fixtures and equipment	5-10

Impairments

The Company monitors events and changes in circumstances indicating that the carrying amount of a hotel property may not be recoverable. When such events or changes in circumstances are present, the Company assesses potential impairment by comparing estimated future undiscounted cash flows expected to be generated over the life of the asset from operating activities and from its eventual disposition, to the carrying amount of the asset. In the event that the carrying amount exceeds the estimated future undiscounted cash flows, the Company recognizes an impairment loss to adjust the carrying amount of the asset to estimated fair value for assets held for use and fair value less costs to sell for assets held for sale. There were no such impairment losses for the three or nine months ended September 30, 2016.

In evaluating a hotel property for impairment, the Company makes several estimates and assumptions, including, but not limited to, the projected date of disposition of the property, the estimated future cash flows of the property during the Company’s ownership and the projected sales price of the property. A change in these estimates and assumptions could result in a change in the estimated undiscounted cash flows or fair value of the Company’s hotel properties which could then result in different conclusions regarding impairment and material changes to the Company’s consolidated financial statements.

MOODY NATIONAL REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2016
(unaudited)

Revenue Recognition

Hotel revenues, including room, food, beverage and other ancillary revenues, are recognized as the related services are delivered. Revenue is recorded net of any sales and other taxes collected from customers.

Cash and Cash Equivalents

Cash and cash equivalents represent cash on hand or held in banks and short-term investments with an initial maturity of three months or less at the date of purchase.

Restricted Cash

Restricted cash includes reserves for property taxes, as well as reserves for property improvements and replacement of furniture, fixtures, and equipment, as required by certain management or mortgage debt agreement restrictions and provisions.

Accounts Receivable

The Company takes into consideration certain factors that require judgments to be made as to the collectability of receivables. Collectability factors taken into consideration are the amounts outstanding, payment history and financial strength of the customer, which, taken as a whole, determines the valuation. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable that is estimated to be uncollectible.

Prepaid Expenses and Other Assets

Prepaid expenses include prepaid property insurance and hotel operating expenses. Other assets include the Company’s deferred income tax asset.

Deferred Franchise Costs

Deferred franchise costs are recorded at cost and amortized over the term of the respective franchise contract on a straight-line basis. Accumulated amortization of deferred franchise costs was $11,226 and $1,700 as of September 30, 2016 and December 31, 2015, respectively. Expected future amortization of deferred franchise costs as of September 30, 2016 is as follows:

Years Ending December 31	Franchise Costs
2016	$4,430
2017	17,720
2018	17,720
2019	17,720
2020	17,720
Thereafter	163,464
Total	$238,774

Debt Issuance Costs

In accordance with ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” debt issuance costs are presented as a direct deduction from the carrying value of the notes payable on the consolidated balance sheets. Debt issuance costs are amortized as a component of interest expense over the term of the related debt using the straight-line method, which approximates the interest method. All periods presented have been reclassified to conform with this presentation. Accumulated amortization of debt issuance costs was $291,526 and $6,932 as of September 30, 2016 and December 31, 2015, respectively. Expected future amortization of debt issuance costs as of September 30, 2016 is as follows:

Years Ending December 31	Loan Costs
2016	$81,557
2017	83,802
2018	83,802
2019	83,802
2020	84,032
Thereafter	450,777
Total	$867,772

MOODY NATIONAL REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2016
(unaudited)

Earnings (Loss) per Share

Earnings (loss) per share (“EPS”) is calculated based on the weighted average number of shares outstanding during each period. Basic and diluted EPS are the same for all periods presented. Non-vested shares of restricted common stock totaling 7,500 and 0 shares as of September 30, 2016 and 2015, respectively, held by the Company’s independent directors are included in the calculation of basic EPS because such shares have been issued and participate in dividends.

Comprehensive Income

For the periods presented, there were no differences between reported net income (loss) and comprehensive income (loss).

Recent Accounting Pronouncements

In January 2016, the FASB issued ASU No. 2016-01, “Recognition and Measurement of Financial Assets and Liabilities,” which enhances the reporting requirements surrounding the measurement of financial instruments and requires equity securities to be measured at fair value with changes in the fair value recognized through net income. ASU No. 2016-01 is effective for the Company’s fiscal year commencing on January 1, 2018. The Company does not anticipate that the adoption of ASU No. 2016-01 will have a material effect on the Company’s consolidated financial position or the Company’s consolidated results of operations.

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which changes lessee accounting to reflect the financial liability and right-of-use asset that are inherent to leasing an asset on the balance sheet. ASU No. 2016-02 is effective for the Company’s fiscal year commencing on January 1, 2019, but early adoption is permitted. The Company is evaluating the effect that ASU 2016-02 will have on the Company’s consolidated financial statements and related disclosures. The Company has not yet selected a transition date nor has the Company determined the effect of ASU No. 2016-02 on the Company’s consolidated financial position or the Company’s consolidated results of operations.

In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting,” which simplifies the accounting for income taxes for certain equity-based awards to employees. ASU No. 2016-09 is effective for the Company’s fiscal year commencing on January 1, 2017. The Company does not anticipate that the adoption of ASU No. 2016-09 will have a material effect on the Company’s consolidated financial position or the Company’s consolidated results of operations.

3.	Investments in Hotel Properties

The following table sets forth summary information regarding the Company’s investments in hotel properties as of September 30, 2016:

Property Name	Date Acquired	Location	Ownership Interest	Purchase Price(1)	Rooms	Mortgage Debt Outstanding(2)
Residence Inn Austin	October 15, 2015	Austin, Texas	100%	$27,500,000	112	$16,575,000
Springhill Suites Seattle	May 24, 2016	Seattle, Washington	100%	74,100,000	234	45,000,000

Totals				$101,600,000	346	$61,575,000

(1)	Excludes closing costs and includes gain on acquisition.

(2)	As of September 30, 2016

Investments in hotel properties consisted of the following at September 30, 2016 and December 31, 2015:

	September 30, 2016	December 31, 2015
Land	$18,350,000	$4,310,000
Buildings and improvements	80,810,000	21,690,000
Furniture, fixtures and equipment	2,580,648	1,500,000
Total cost	101,740,648	27,500,000
Accumulated depreciation	(1,250,461)	(133,840)
Investments in hotel properties, net	$100,490,187	$27,366,160

MOODY NATIONAL REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2016
(unaudited)

Second Quarter Acquisition

Springhill Suites Seattle

On May 24, 2016, Moody National Yale-Seattle Holding, LLC, a wholly owned subsidiary of the OP (“Moody Seattle Holding”), acquired fee simple title to the Springhill Suites Seattle from the current tenant-in-common owners of the Springhill Suites Seattle, for an aggregate purchase price of $74,100,000, excluding acquisition costs. The Company financed the acquisition of the Springhill Suites Seattle with the proceeds from the Offering, $56,250,000 of indebtedness secured by the Springhill Suites Seattle and the issuance of approximately 18,000 common units of the OP. The purchase price of the Springhill Suites Seattle, excluding acquisition expenses, was preliminarily allocated to land, buildings and improvements and furniture, fixtures and equipment in the amounts of $14,040,000, $59,120,000, and $940,000, respectively. Acquisition costs of $1,258,322 were expensed when incurred in connection with the acquisition of the Springhill Suites Seattle. The Company has recognized approximately $6,808,000 in revenues and a $176,000 net loss, which includes acquisition costs, for the Springhill Suites Seattle for the nine months ended September 30, 2016. Upon the closing of the acquisition of the Springhill Suites Seattle, Moody National Yale-Seattle MT, LLC (the “Seattle Master Tenant”), a wholly owned subsidiary of the Company’s taxable REIT subsidiary, entered into a Hotel Lease Agreement pursuant to which the Seattle Master Tenant leases the Springhill Suites Seattle from Moody Seattle Holding. Moody National Hospitality Management, LLC, an affiliate of the Company, manages the Springhill Suites Seattle pursuant to a Hotel Management Agreement with the Seattle Master Tenant.

The following unaudited pro forma consolidated financial information for the three and nine months ended September 30, 2016 is presented as if the Company acquired the Residence Inn Austin and the Springhill Suites Seattle on January 1, 2015. This information is not necessarily indicative of what the actual results of operations would have been had the Company completed the acquisition of the Residence Inn Austin and the Springhill Suites Seattle on January 1, 2015, nor does it purport to represent the Company’s future operations:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenue	$6,024,167	$4,684,650	$16,096,912	$13,901,190
Net income	489,710	520,123	1,072,474	372,857
Net income attributable to common stockholders	486,612	518,422	1,077,103	371,617
Net income per common share - basic and diluted	$0.08	$0.09	$0.17	$0.07

4.	Debt

The Company’s aggregate borrowings are reviewed by the Company’s board of directors at least quarterly. Under the Company’s Articles of Amendment and Restatement (as amended, the “Charter”), the Company is prohibited from borrowing in excess of 300% of the value of the Company’s net assets. “Net assets” for purposes of this calculation is defined to be the Company’s total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. However, the Company may temporarily borrow in excess of these amounts if such excess is approved by a majority of the Company’s independent directors and disclosed to stockholders in the Company’s next quarterly report, along with an explanation for such excess. As of September 30, 2016, the Company’s debt levels did not exceed 300% of the value of the Company’s net assets, as defined above.

As of September 30, 2016 and December 31, 2015, our mortgage notes payable secured by the respective real properties, consisted of the following:

Mortgage Loan	Principal as of September 30, 2016	Principal as of December 31, 2015	Interest Rate at September 30, 2016	Maturity Date
Residence Inn Austin(1)	$16,575,000	$16,575,000	4.580%	November 1, 2025
Springhill Suites Seattle(2)	45,000,000	—	4.380%	October 1, 2026
Total notes payable	61,575,000	16,575,000
Less unamortized debt issuance costs	(867,772)	(319,302)
Total notes payable less debt issuance costs	$60,707,228	$16,255,698

(1)	Monthly payments of interest only are due and payable in calendar year 2016, after which monthly payments of principal and interest are due and payable until the maturity date.

(2)	Monthly payments of interest only are due and payable in calendar year 2016 and 2017, after which monthly payments of principal and interest are due and payable until the maturity date.

The original note payable secured by the Springhill Suites Seattle property was in the amount of $56,250,000 with an interest rate of LIBOR plus 4.75% with a maturity date of February 23, 2017. The principal was reduced to $44,460,000 during the period from May 24, 2016, the date of purchase of the Springhill Suites Seattle, to September 20, 2016, the date the loan was refinanced without prepayment penalty with a new note payable in the amount of $45,000,000.

MOODY NATIONAL REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2016
(unaudited)

Maturities of the notes payable as of September 30, 2016 are as follows:

Year ending December 31,
2016	$—
2017	21,511
2018	369,830
2019	985,124
2020	1,022,688
Thereafter	59,175,847
Total	$61,575,000

The estimated fair value of the Company’s notes payable as of both September 30, 2016 and December 31, 2015 was $61,575,000 and $16,575,000, respectively. The fair value of the notes payable was estimated based on discounted cash flow analyses using Level 2 inputs for the current incremental borrowing rates for similar types of borrowing arrangements as of the respective reporting dates. The discounted cash flow method of assessing fair value results in a general approximation of value, and such value may never actually be realized.

5.	Equity

Capitalization

Under its Charter, the Company has the authority to issue 1,000,000,000 shares of common stock and 100,000,000 shares of preferred stock. All shares of such stock have a par value of $0.01 per share. On August 15, 2014, the Company sold 8,000 shares of common stock to the Sponsor at a purchase price of $25.00 per share for an aggregate purchase price of $200,000, which was paid in cash. As of September 30, 2016, there were a total of 2,518,350 shares of the Company’s common stock issued and outstanding, including the 8,000 shares sold to Sponsor and 20,000 shares of restricted stock, as discussed in Note 7, “Incentive Award Plan.”

The Company’s board of directors is authorized to amend its Charter without the approval of the stockholders to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue.

Distributions

The Company’s board of directors has authorized a distribution to the Company’s stockholders that (1) accrues daily to the stockholders of record as of the close of business on each day, (2) is payable in cumulative amounts on or before the 15th day of each calendar month and (3) is calculated at a rate of $0.00479 per share of the Company’s common stock per day, which, if paid each day over a 365-day period, is equivalent to a 7.0% annualized distribution rate based on a purchase price of $25.00 per share of common stock. The Company first paid distributions on September 15, 2015.

The following table summarizes distributions paid in cash and pursuant to the DRP for the nine months ended September 30, 2016 and 2015.

Period	Cash Distribution	Distribution Paid Pursuant to DRP(1)	Total Amount of Distribution
First Quarter 2016	$185,952	$84,466	$270,418
Second Quarter 2016	351,169	157,799	508,968
Third Quarter 2016	634,948	229,708	864,656
Total	$1,172,069	$471,973	$1,644,042

First Quarter 2015	$—	$—	$—
Second Quarter 2015	—	—	—
Third Quarter 2015	16,959	5,838	22,797
Total	$16,959	$5,838	$22,797

(1)	Amount of distributions paid in shares of common stock pursuant to our DRP.

Noncontrolling Interest in Operating Partnership

Noncontrolling interest in the OP at September 30, 2016 was $398,679, which represented 18,000 common units in the OP issued in connection with the acquisition of the Springhill Suites Seattle, and is reported in equity in the consolidated balance sheets. Income (loss) from the OP attributable to these noncontrolling interests was $3,098 and $0 for the three months ended September 30, 2016 and 2015, respectively, and was $(4,629) and $0 for the nine months ended September 30, 2016 and 2015, respectively.

MOODY NATIONAL REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2016
(unaudited)

6.	Related Party Arrangements

Advisor and certain affiliates of Advisor will receive fees and compensation in connection with the Offering and the acquisition, management and sale of the Company’s real estate investments. In addition, in exchange for $1,000 and in consideration of services to be provided by Advisor, the OP has issued an affiliate of the Advisor, Moody LPOP II, a separate, special limited partnership interest, in the form of Special Limited Partnership Interests. For further detail, please see Note 8, “Subordinated Partnership Interest.”

Sales Commissions and Dealer Manager Fees

Moody National Securities, LLC (“Moody Securities”), the dealer manager of the Offering and an affiliate of Advisor, receives a commission of up to 7.0% of gross offering proceeds for shares sold in the Primary Offering. Moody Securities may reallow all or a portion of such sales commissions earned to participating broker-dealers. In addition, the Company pays Moody Securities a dealer manager fee of up to 3.0% of gross offering proceeds for shares sold in the Primary Offering, a portion of which may be reallowed to participating broker-dealers. No selling commissions or dealer manager fee are paid for sales under the DRP. As of September 30, 2016, the Company had paid Moody Securities $4,655,378 in selling commissions related to the Offering and $1,033,761 in dealer manager fees related to the Offering, which has been recorded as a reduction to additional paid-in capital in the consolidated balance sheets.

Organization and Offering Expenses

Advisor will receive reimbursement for organizational and offering expenses incurred on the Company’s behalf, but only to the extent that such reimbursements do not exceed actual expenses incurred by Advisor and do not cause the cumulative sales commission, the dealer manager fee and other organization and offering expenses borne by the Company to exceed 15.0% of gross offering proceeds from the sale of shares in the Offering as of the date of reimbursement.

As of September 30, 2016, total offering costs were $9,334,719, comprised of $6,213,655 of offering costs incurred directly by the Company and $3,121,064 in offering costs incurred by and reimbursable to Advisor. As of September 30, 2016, the Company had $890,103 payable to Advisor for reimbursable offering costs.

Acquisition Fees

Advisor, or its affiliates, will also receive an acquisition fee equal to 1.5% of (1) the cost of all investments the Company acquires (including the Company’s pro rata share of any indebtedness assumed or incurred in respect of the investment and exclusive of acquisition and financing coordination fees), (2) the Company’s allocable cost of investments acquired in a joint venture (including the Company’s pro rata share of the purchase price and the Company’s pro rata share of any indebtedness assumed or incurred in respect of that investment and exclusive of acquisition fees and financing coordination fees) or (3) the amount funded by the Company to acquire or originate a loan or other investment, including mortgage, mezzanine or bridge loans (including any third-party expenses related to such investment and exclusive of acquisition fees and financing coordination fees). Once the proceeds from the Offering have been fully invested, the aggregate amount of acquisition fees and financing coordination fees shall not exceed 1.9% of the contract purchase price and the amount advanced for a loan or other investment, as applicable, for all the assets acquired. For the three and nine months ended September 30, 2016, the Company paid Advisor acquisition fees of $0 and $1,111,500, respectively, in connection with the acquisition of the Springhill Suites Seattle. For the three and nine months ended September 30, 2015, the Company did not pay Advisor any acquisition fees.

Reimbursement of Acquisition Expenses

Advisor may also be reimbursed by the Company for actual expenses related to the evaluation, selection and acquisition of real estate investments, regardless of whether the Company actually acquires the related assets. The Company did not reimburse Advisor for any acquisition expenses during the three and nine months ended September 30, 2016 and 2015.

Financing Coordination Fee

Advisor will also receive financing coordination fees of 1% of the amount available under any loan or line of credit made available to the Company and 0.75% of the amount available or outstanding under any refinanced loan or line of credit. Advisor will pay some or all of these fees to third parties with whom it subcontracts to coordinate financing for the Company. For the three and nine months ended September 30, 2016, the Company paid $0 and $562,500, respectively, in debt financing fees to Advisor incurred in connection with the financing of the Company’s acquisition of the Springhill Suites Seattle. For the three and nine months ended September 30, 2015, the Company did not pay any debt financing fees to Advisor.

MOODY NATIONAL REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2016
(unaudited)

Property Management Fee

The Company will pay Moody National Hospitality Management, LLC (“Property Manager”) a monthly hotel management fee equal to 4.0% of the monthly gross operating revenues from the properties managed by Property Manager for services it provides in connection with operating and managing properties. The hotel management agreements between the Company and the Property Manager generally have initial terms of ten years. Property Manager may pay some or all of the compensation it receives from the Company to a third-party property manager for management or leasing services. In the event that the Company contracts directly with a non-affiliated third-party property manager, the Company will pay Property Manager a market-based oversight fee. The Company will reimburse the costs and expenses incurred by Property Manager on the Company’s behalf, including legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties, but the Company will not reimburse Property Manager for general overhead costs or personnel costs other than employees or subcontractors who are engaged in the on-site operation, management, maintenance or access control of the properties. For the three months ended September 30, 2016 and 2015, the Company paid the Property Manager property management fees of $240,942 and $0, respectively, and accounting fees of $15,000 and $0. For the nine months ended September 30, 2016 and 2015, the Company paid the Property Manager property management fees of $433,132 and $0, respectively, and accounting fees of $32,500 and $0, respectively, which are included in hotel operating expenses in the accompanying consolidated statements of operations.

The Company will also pay an annual incentive fee to Property Manager. Such annual incentive fee is equal to 15% of the amount by which the operating profit from the properties managed by Property Manager for such fiscal year (or partial fiscal year) exceeds 8.5% of the total investment of such properties. Property Manager may pay some or all of this annual fee to third-party sub-property managers for management services. For purposes of this fee, “total investment” means the sum of (i) the price paid to acquire a property, including closing costs, conversion costs, and transaction costs; (ii) additional invested capital and (iii) any other costs paid in connection with the acquisition of the property, whether incurred pre- or post-acquisition. As of September 30, 2016, the Company had not incurred any annual incentive fees.

Asset Management Fee

The Company will pay Advisor a monthly asset management fee of one-twelfth of 1.0% of the cost of investment of all real estate investments the Company acquires. For the three months ended September 30, 2016 and 2015, the Company incurred asset management fees of $254,000 and $0, respectively, and for the nine months ended September 30, 2016 and 2015, the Company incurred asset management fees of $452,751 and $0, respectively, payable to Advisor, which are recorded in corporate general and administrative expenses in the accompanying consolidated statements of operations.

Disposition Fee

Advisor or its affiliates will also receive a disposition fee in an amount of up to one-half of the brokerage commission paid on the sale of an asset, but in no event greater than 3% of the contract sales price of each property or other investment sold; provided, however, in no event may the aggregate disposition fees paid to the Advisor and any real estate commissions paid to unaffiliated third parties exceed 6% of the contract sales price. As of September 30, 2016, the Company had not paid any disposition fees to Advisor.

Operating Expense Reimbursement

The Company will reimburse Advisor for all expenses paid or incurred by Advisor in connection with the services provided to the Company, subject to the limitation that, commencing with the end of the fourth fiscal quarter following the fiscal quarter in which the Company makes its first investment, the Company will not reimburse Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of its average invested assets or (2) 25% of its net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Company’s assets for that period (the “2%/25% Limitation”). Notwithstanding the above, the Company may reimburse Advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. The Company acquired its first asset, the Residence Inn Austin, in the fourth quarter of 2015. For the four fiscal quarters ended September 30, 2016, total operating expenses of the Company were $1,638,679, which included $1,068,223 in operating expenses incurred directly by the Company and $570,456 incurred by Advisor on behalf of the Company. Of the $1,638,679 in total operating expenses incurred during the four fiscal quarters ended September 30, 2016, $477,367 would have exceeded the 2%/25% Limitation had such limitation been applicable. The Company recorded $93,000 in operating expenses reimbursable by Advisor during the four fiscal quarters ended September 30, 2016.

Springhill Suites Seattle

On May 24, 2016, the OP acquired fee simple title to the Springhill Suites Seattle from the current tenant-in-common owners of the Springhill Suites Seattle (the “Seattle TIC Owners”), for an aggregate purchase price, exclusive of closing costs, of $74,100,000. The Seattle TIC Owners acquired their tenant-in-common interests in the Springhill Suites Seattle in a tenant-in-common program sponsored by an affiliate of the Sponsor.

MOODY NATIONAL REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2016
(unaudited)

Letter of Intent with REIT I

On September 27, 2016, the Company and REIT I issued a joint press release announcing that they had entered into the LOI. There is no guarantee that a transaction pursuant to the LOI will occur. See Note 1, “Organization”.

7.       Incentive Award Plan

The Company has adopted an incentive plan (the “Incentive Award Plan”) that provides for the grant of equity awards to its employees, directors and consultants and those of the Company’s affiliates. The Incentive Award Plan authorizes the grant of non-qualified and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards or cash-based awards. Shares of common stock will be authorized and reserved for issuance under the Incentive Award Plan. The Company has also adopted an independent directors compensation plan (the “Independent Directors Compensation Plan”) pursuant to which each of the Company’s independent directors was entitled, subject to the Independent Directors Compensation Plan’s conditions and restrictions, to receive an initial grant of 5,000 shares of restricted stock when the Company raised the minimum offering amount of $2,000,000 in the Offering. Each new independent director who subsequently joins the Company’s board of directors will receive a grant of 5,000 shares of restricted stock upon his or her election to the Company’s board of directors. In addition, on the date of each of the first four annual meetings of the Company’s stockholders at which an independent director is re-elected to the Company’s board of directors, he or she will receive an additional grant of 2,500 shares of restricted stock. Subject to certain conditions, the non-vested shares of restricted stock granted pursuant to the Independent Directors Compensation Plan will vest and become non-forfeitable in four equal quarterly installments beginning on the first day of the first quarter following the date of grant; provided, however, that the restricted stock will become fully vested on the earlier to occur of (1) the termination of the independent director’s service as a director due to his or her death or disability or (2) a change in control of the Company. As of September 30, 2016, there were 1,980,000 common shares remaining available for future issuance under the Incentive Award Plan and the Independent Directors Compensation Plan.

On February 22, 2016, Douglas Y. Bech, one of the Company’s independent directors, notified the Company of his resignation from the Company’s board of directors and as a member of the audit committee of the board of directors. Mr. Bech’s 2,500 shares of restricted, non-vested stock continued to vest after his resignation upon the approval of the board of directors. On February 23, 2016, the Company’s board of directors elected Clifford P. McDaniel thereto as an independent director and appointed Mr. McDaniel to the audit committee of the board of directors. The Company granted Mr. McDaniel 5,000 shares of restricted stock in connection with his election. The weighted average grant date fair value of the shares of restricted stock was $25.00 per share, which was based on observable market transactions occurring near the date of the grants. The Company will record compensation expense related to such shares of restricted stock ratably from the grant date to the date the shares become fully vested based on the fair market value of such shares at the date they were granted.

The Company recorded compensation expense related to such shares of restricted stock of $57,627 and $0 for the three months ended September 30, 2016 and 2015, respectively, and $248,686 and $0 for the nine months ended September 30, 2016 and 2015, respectively. As of September 30, 2016, there were 7,500 non-vested shares of restricted common stock granted pursuant to the Independent Directors Compensation Plan. The remaining unrecognized compensation expense associated with those 7,500 non-vested shares of $142,083 will be recognized during the fourth quarter of 2016 and the first, second and third quarters of 2017.

The following is a summary of activity under the Independent Directors Compensation Plan for the nine months ended September 30, 2016 and year ended December 31, 2015:

	Number of Shares	Weighted Average Grant Date Fair Value
Balance of non-vested shares as of January 1, 2015	—	$—
Shares granted on July 2, 2015	10,000	25.00
Shares vested	(2,500)	25.00

Balance of non-vested shares as of December 31, 2015	7,500	25.00
Shares granted on February 23, 2016	5,000	25.00
Shares granted August 10, 2016	5,000	25.00
Shares vested	(10,000)	25.00
Balance of non-vested shares as of September 30, 2016	7,500	$25.00

8.       Subordinated Participation Interest

Pursuant to the Amended and Restated Limited Partnership Agreement for the OP, Moody LPOP II, the holder of the Special Limited Partnership Interests, is entitled to receive distributions equal to 15.0% of the OP’s net cash flows, whether from continuing operations, the repayment of loans, the disposition of assets or otherwise, but only after the Company’s stockholders have received, in the aggregate, cumulative distributions equal to their total invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such aggregated invested capital. In addition, Moody LPOP II is entitled to a separate payment if it redeems its Special Limited Partnership Interests. The Special Limited Partnership Interests may be redeemed upon: (1) the listing of the Company’s common stock on a national securities exchange or (2) the occurrence of certain events that result in the termination or non-renewal of the Advisory Agreement, in each case for an amount that Moody LPOP II would have been entitled to receive had the OP disposed of all of its assets at the enterprise valuation as of the date of the event triggering the redemption.

MOODY NATIONAL REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2016
(unaudited)

9.       Commitments and Contingencies

Restricted Cash

Under certain management and debt agreements related to the Residence Inn Austin and the Springhill Suites Seattle and existing at September 30, 2016, the Company escrows payments required for real estate taxes, replacement of hotel furniture and fixtures and rent holdback.

The composition of the Company’s restricted cash as of September 30, 2016 and December 31, 2015 are as follows:

	September 30, 2016	December 31, 2015
Property improvement plan	$1,200,000	$—
Real estate taxes	376,229	239,846
Hotel furniture and fixtures	187,634	33,518
Seasonality	234,000	—
Rent holdback	14,720	14,720
Total restricted cash	$2,012,583	$288,084

Franchise Agreements

As of September 30, 2016, the Residence Inn Austin and the Springhill Suites Seattle were operated under franchise agreements with initial terms of 20 years. The franchise agreements allow the properties to operate under the franchisor’s brand. Pursuant to the franchise agreements, the Company pays a royalty fee of 5.5% to 6.0% of room revenue, plus additional fees for marketing, central reservation systems and other franchisor costs of 2.5% of room revenue. The Company incurred franchise fee expense of approximately $460,297 and $0 for the three months ended September 30, 2016 and 2015, respectively, and $843,000 and $0 for the nine months ended September 30, 2016 and 2015, respectively, which amounts are included in hotel operating expenses in the accompanying consolidated statements of operations. The Company must make certain improvements to the Springhill Suites Seattle within twelve months of the effective date of the franchise agreement.

10.       Income Taxes

The Company has formed a TRS that is a C-corporation for federal income tax purposes and uses the asset and liability method of accounting for income taxes. Tax return positions are recognized in the consolidated financial statements when they are “more-likely-than-not” to be sustained upon examination by the taxing authority. Deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future periods. A valuation allowance may be placed on deferred income tax assets, if it is determined that it is more likely than not that a deferred tax asset may not be realized.

As of September 30, 2016, the Company had net operating loss carry-forwards of $34,000.

The TRS had deferred tax assets of $0 and $6,000 as of September 30, 2016 and December 31, 2015, respectively, related to net operating loss carry-forwards.

The Company has discovered that it may have not made a timely election to treat its TRS as a taxable REIT subsidiary for its tax year ended December 31, 2016, which could prevent it from qualifying as a REIT for 2016. The Company has requested relief from any such inadvertent failure and anticipates having such relief before it files its 2016 federal income tax return.

MOODY NATIONAL REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2016
(unaudited)

The income tax expense (benefit) for the three and nine months ended September 30, 2016 and 2015 consisted of the following:

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Current expense (benefit)	$(5,000)	$—	$159,000	$—
Deferred expense (benefit)	—	—	6,000	—
Total expense (benefit), net	$(5,000)	$—	$165,000	$—

Federal	$(5,000)	$—	$165,000	$—
State	—	—	—	—
Total tax expense (benefit)	$(5,000)	$—	$165,000	$—

11.       Subsequent Events

Distributions Declared

On September 30, 2016, the Company declared a distribution in the aggregate amount of $347,685, of which $252,941 was paid in cash on October 15, 2016 and $94,744 was paid pursuant to the DRP in the form of additional shares of the Company’s common stock. On October 31, 2016, the Company declared a distribution in the aggregate amount of $386,393, which is scheduled to be paid in cash and through the DRP in the form of additional shares of the Company’s common stock on or about November 15, 2016.

Extension of Offering

On November 8, 2016, the Company’s board of directors approved an extension of the term of the Offering until January 20, 2018, as permitted by the rules of the Securities and Exchange Commission.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements of Moody National REIT II, Inc. and the notes thereto. As used herein, the terms “we,” “our” and “us” refer to Moody National REIT II, Inc., a Maryland corporation, and, as required by context, Moody National Operating Partnership II, L.P., a Delaware limited partnership, which we refer to as our “operating partnership,” and to their subsidiaries.

Forward-Looking Statements

Certain statements included in this quarterly report on Form 10-Q, or this Quarterly Report, that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terms.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	whether or not we enter into a definitive merger agreement with Moody National REIT I, Inc., or REIT I, pursuant to the letter of intent described herein;

●	our ability to raise capital in our ongoing initial public offering;

●	our ability to effectively deploy the proceeds raised in our ongoing initial public offering;

●	our ability to obtain financing on acceptable terms;

●	our levels of debt and the terms and limitations imposed on us by our debt agreements;

●	our ability to identify and acquire real estate and real estate-related assets on terms that are favorable to us;

●	risks inherent in the real estate business, including the lack of liquidity for real estate and real estate-related assets on terms that are favorable to us;

●	changes in demand for rooms at our hotel properties;

●	our ability to compete in the hotel industry;

●	adverse developments affecting our sponsor and its affiliates;

●	the availability of cash flow from operating activities for distributions;

●	changes in economic conditions generally and the real estate and debt markets specifically;

●	conflicts of interest arising out of our relationship with our advisor and its affiliates;

●	legislative or regulatory changes (including changes to the laws governing the taxation of REITs);

●	the availability of capital and

●	changes in interest rates.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon any forward-looking statements included herein. All forward-looking statements are made as of the date of this Quarterly Report and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements made after the date of this Quarterly Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Quarterly Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Quarterly Report will be achieved.

Overview

We are a Maryland corporation formed on July 25, 2014 to invest in a portfolio of hospitality properties focusing primarily on the select-service segment of the hospitality sector with premier brands including, but not limited to, Marriott, Hilton and Hyatt. We intend to elect to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, beginning with our taxable year ending December 31, 2016. We own, and in the future intend to own, substantially all of our assets and conduct our operations through our operating partnership. We are the sole general partner of our operating partnership, and the initial limited partners of our operating partnership are our subsidiary, Moody OP Holdings II, LLC, or Moody Holdings II, and Moody National LPOP II, LLC, or Moody LPOP II, an affiliate of our advisor. Moody Holdings II invested $1,000 in our operating partnership in exchange for limited partnership interests, and Moody LPOP II invested $1,000 in our operating partnership in exchange for special limited partnership interests. As we accept subscriptions for sales of shares of our common stock, we transfer substantially all of the net proceeds from such sales to our operating partnership in exchange for limited partnership interests and our percentage ownership in our operating partnership increases proportionally.

We are externally managed by Moody National Advisor II, LLC, an affiliate of ours, which we refer to as our “advisor.” Our advisor was formed in July 2014. Moody National REIT Sponsor, LLC, which we refer to as our “sponsor,” is owned and managed by Brett C. Moody, who also serves as our Chief Executive Officer and President and the Chief Executive Officer and President of our advisor.

On January 20, 2015, the Securities and Exchange Commission, or SEC, declared our registration statement on Form S-11 effective and we commenced our initial public offering, or our offering, of up to $1,100,000,000 in shares of common stock. We are offering up to $1,000,000,000 in shares to the public at $25.00 per share (subject to certain discounts) in our primary offering and up to $100,000,000 in shares to our stockholders pursuant to our distribution reinvestment plan, or DRP, at an initial price of $23.75 per share. Moody Securities, LLC, an affiliate of our advisor, which we refer to as the “dealer manager,” is the dealer manager for our offering and is responsible for the distribution of our common stock in our offering.

On September 27, 2016, as previously disclosed in our Current Report on Form 8-K filed on such day, we jointly announced with Moody National REIT I, Inc., or REIT I, that the special committee of the board of directors of REIT I, after reviewing strategic alternatives, had accepted a non-binding Letter of Intent, or the LOI, from the special committee of our board of directors regarding our acquisition of REIT I. Pending receipt of the necessary approvals, the acquisition would take the form of a merger, with gross merger consideration of $11.00 per share of REIT I’s common stock before the payment of disposition fees and profit sharing amounts payable to REIT I’s sponsor, financial advisory and legal fees payable by REIT I, and other transaction and closing costs incurred by REIT I; provided, that in no event would the net merger consideration payable to the holders of REIT I’s common stock be less than $10.25 per share. Further, the LOI provides that REIT I’s stockholders would have the option to receive shares of our common stock or cash; provided, that no more than approximately 50% of the aggregate net merger consideration may be paid in cash. The LOI also provides that any definitive merger agreement would include go-shop and termination fee provisions. Entry into a definitive merger agreement with respect to the proposed merger is subject to a number of conditions, and there is no guarantee that a transaction pursuant to the LOI will occur. Our management will expend time and resources in the negotiation of a definitive merger agreement, which time and resources may otherwise have been allocated to our other operational needs. Additionally, the LOI is non-binding and there will be no contract or agreement regarding a transaction between us and REIT I until a definitive merger agreement is signed. Even if a definitive merger agreement is entered into, there can be no assurance as to whether or when the conditions to the closing of the proposed merger will be satisfied or waived, or as to whether or when the proposed merger will be consummated.

If we and REIT I enter into a definitive agreement related to the proposed merger, we will prepare and file with the U.S. Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 containing a proxy statement/prospectus jointly prepared by us and REIT I, and other related documents. The joint proxy statement/prospectus will contain important information about the proposed merger and related matters. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED BY US AND REIT I WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT US, REIT I AND THE PROPOSED MERGER.

As of September 30, 2016, we had received and accepted investors’ subscriptions for and issued 2,490,350 shares of our common stock in our offering, including 21,818 shares of common stock pursuant to our DRP, resulting in gross offering proceeds of $61,713,293. We will continue to offer shares of our common stock on a continuous basis until January 20, 2018, pursuant to an extension of our offering by our board of directors. However, in certain states our offering may continue for only one year unless we renew the offering period for an additional year. As of November 4, 2016, we had received and accepted investors’ subscriptions for and issued 2,706,069 shares of our common stock in our offering, including 25,807 shares of common stock pursuant to our DRP, resulting in gross offering proceeds of $67,006,557. As of November 4, 2016, 37,299,738 shares remained to be sold in our offering. We reserve the right to terminate our offering at any time.

We intend to use the proceeds from our offering to acquire hotel properties located in the East Coast, the West Coast and the Sunbelt regions of the United States. To a lesser extent, we may also invest in other hospitality properties located within other markets and regions, as well as real estate securities and debt-related investments related to the hospitality sector.

As of September 30, 2016, our portfolio consisted of two hotel properties: 1) the Residence Inn Austin, a 112-room hotel property located in Austin, Texas and 2) the Springhill Suites Seattle, a 234-room hotel property located in Seattle, Washington.

Factors Which May Influence Results of Operations

Economic Conditions Affecting Our Target Portfolio

Adverse economic conditions affecting the hospitality sector, the geographic regions in which we plan to invest or the real estate market generally may have a material impact on our capital resources and the revenue or income to be derived from the operation of our hospitality investments.

Offering Proceeds

Our ability to make investments depends upon the net proceeds raised in our offering and our ability to finance the acquisition of our investments. If we raise substantially less than the maximum offering amount of $1,100,000,000, we will make fewer investments resulting in less diversification in terms of the number of investments owned and fewer sources of income. In such event, the likelihood of our profitability being affected by the performance of any one of our investments will increase. In addition, if we are unable to raise substantial funds, our fixed operating expenses as a percentage of gross income would be higher, which could affect our net income and results of operations.

Results of Operations

We were formed on July 25, 2014. As of September 30, 2015, we had not commenced real estate operations and did not own any properties. As of September 30, 2016, we owned the Residence Inn Austin and the Springhill Suites Seattle. Because we did not own any properties and had not commenced real estate operations as of September 30, 2015, our results of operations for the three and nine months ended September 30, 2015 are not directly comparable to those for the three or nine months ended September 30, 2016. In general, we expect that our income and expenses related to our investment portfolio will increase in future periods as a result of anticipated future acquisitions of real estate and real estate-related investments.

Comparison of the three months ended September 30, 2016 versus the three months ended September 30, 2015

Revenue

Total revenue was $6,024,167 for the three months ended September 30, 2016. All revenue for the three months ended September 30, 2016 was hotel-related revenue, of which $5,691,818 was room revenue and $332,349 was other hotel revenue. We expect that room revenue, other hotel revenue and total revenue will each increase in future periods as a result of having full periods of operations for properties owned and future acquisitions of real estate assets.

Hotel Operating Expenses

Hotel operating expenses were $2,859,208 for the three months ended September 30, 2016 and were comprised of the hotel operating expenses of the Residence Inn Austin and the Springhill Suites Seattle.

Property Taxes, Insurance and Other

Property taxes, insurance and other expenses were $288,600 for the three months ended September 30, 2016, all of which related to the operation of the Residence Inn Austin and the Springhill Suites Seattle.

Depreciation and Amortization

Depreciation and amortization were $570,542 for the three months ended September 30, 2016, all of which related to the operation of the Residence Inn Austin and the Springhill Suites Seattle.

Property Acquisition Expenses

Property acquisition expenses were $20,200 for the three months ended September 30, 2016.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were $360,453 for the three months ended September 30, 2016. These general and administrative expenses consisted primarily of asset management fees, professional fees, restricted stock compensation and directors’ fees. We expect corporate general and administrative expenses to increase in future periods as a result of anticipated future acquisitions, but to decrease as a percentage of total revenue.

Interest Expense and Amortization of Debt Issuance Costs

Interest expense and amortization of debt issuance costs were $1,460,654 for the three months ended September 30, 2016 which included loan costs related to the short-term purchase loan for the Spinghill Suites Seattle. In future periods, our interest expense will vary based on the amount of our borrowings, which will depend on the availability and cost of borrowings and our ability to identify and acquire real estate and real estate-related assets that meet our investment objectives.

Income Tax Expense (Benefit)

Our income tax benefit was $5,000 for the three months ended September 30, 2016.

Comparison of the nine months ended September 30, 2016 versus the nine months ended September 30, 2015

Revenue

Total revenue was $10,829,822 for the nine months ended September 30, 2016. All revenue for the nine months ended September 30, 2016 was hotel-related revenue, of which $10,330,445 was room revenue and $499,377 was other hotel revenue. We expect that room revenue, other hotel revenue and total revenue will each increase in future periods as a result of having full periods of operations for properties currently owned and future acquisitions of real estate assets.

Hotel Operating Expenses

Hotel operating expenses were $5,071,735 for the nine months ended September 30, 2016, and were comprised of the hotel operating expenses of the Residence Inn Austin and the Springhill Suites Seattle.

Property Taxes, Insurance and Other

Property taxes, insurance and other expenses were $491,356 for the nine months ended September 30, 2016, all of which related to the operation of the Residence Inn Austin and the Springhill Suites Seattle.

Depreciation and Amortization

Depreciation and amortization were $1,126,147 for the nine months ended September 30, 2016, all of which related to the operation of the Residence Inn Austin and the Springhill Suites Seattle.

Property Acquisition Expenses

Property acquisition expenses were $1,258,322 for the nine months ended September 30, 2016.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were $1,035,154 for the nine months ended September 30, 2016. These general and administrative expenses consisted primarily of asset management fees, professional fees, restricted stock compensation and directors’ fees. We expect corporate general and administrative expenses to increase in future periods as a result of anticipated future acquisitions, but to decrease as a percentage of total revenue.

Interest Expense and Amortization of Debt Issuance Costs

Interest expense and amortization of debt issuance costs were $2,328,712 for the nine months ended September 30, 2016. In future periods our interest expense will vary based on the amount of our borrowings, which will depend on the availability and cost of borrowings and our ability to identify and acquire real estate and real estate-related assets that meet our investment objectives.

Income Tax Expense

Our income tax expense was $165,000 for the nine months ended September 30, 2016.

Liquidity and Capital Resources

Our principal demand for funds is for the acquisition of real estate assets, the payment of operating expenses, principal and interest payments on our outstanding indebtedness and the payment of distributions to our stockholders. Proceeds from our offering currently supply a significant portion of our cash. Over time, however, we anticipate that cash from operations will generally fund our cash needs for items other than asset acquisitions.

There may be a delay between the sale of shares of our common stock during our offering and our purchase of assets, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations. Our advisor, subject to the oversight of our board, will evaluate potential acquisitions and will engage in negotiations with sellers and lenders on our behalf. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

We may, but are not required to, establish working capital reserves out of cash flow generated by our real estate assets or out of proceeds from the sale of our real estate assets. We do not anticipate establishing a general working capital reserve; however, we may establish working capital reserves with respect to particular investments. We also may, but are not required to, establish reserves out of cash flow generated by our real estate assets or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically used to fund tenant improvements, leasing commissions and major capital expenditures. Our lenders also may require working capital reserves.

To the extent that any working capital reserve we establish is insufficient to satisfy our cash requirements, additional funds may be provided from cash generated from operations, short-term borrowing, equity capital from joint venture partners, or the proceeds of public or private offerings of our shares or interests in our operating partnership. In addition, subject to certain limitations, we may incur indebtedness in connection with the acquisition of any real estate assets, refinance the debt thereon, arrange for the leveraging of any previously unfinanced property or reinvest the proceeds of financing or refinancing in additional properties. There can be no assurance that we will be able to obtain such capital or financing on favorable terms, if at all.

Net Cash Used in Operating Activities

As of September 30, 2016, we owned the Residence Inn Austin and the Springhill Suites Seattle hotel properties. We did not own any properties during the nine months ended September 30, 2015. Net cash provided by (used in) operating activities for the nine months ended September 30, 2016 and 2015 was $1,507,707 and $(5,421), respectively.

Net Cash Used in Investing Activities

Our cash used in investing activities will vary based on how quickly we invest the net offering proceeds from our offering towards acquisitions of real estate and real-estate related investments. Net cash used in investing activities for the nine months ended September 30, 2016 and 2015 was $75,499,724 and $1,288,340, respectively. The increase in cash used in investing activities for the nine months ended September 30, 2016 was due to the acquisition of the Springhill Suites Seattle hotel.

Net Cash Provided by Financing Activities

For the nine months ended September 30, 2016, our cash flows from financing activities consisted primarily of proceeds from our offering and notes payable, net of repayment of the notes payable, offering costs paid and distributions paid to our stockholders. Net cash provided by financing activities for the nine months ended September 30, 2016 and 2015 was $84,722,015 and $5,430,911, respectively. The increase in cash provided by financing activities for the nine months ended September 30, 2016 was primarily due to gross offering proceeds and proceeds of notes payable of $49,187,701 and $101,250,000, respectively, net of loan repayment of $56,250,000 for the nine months ended September 30, 2016 compared to gross offering proceeds and proceeds of a note payable of $6,053,189 and $0, respectively, for the nine months ended September 30, 2015.

Cash and Cash Equivalents

As of September 30, 2016, we had cash on hand of $12,310,965.

Debt

We use, and intend to use in the future, secured and unsecured debt as a means of providing additional funds for the acquisition of real property, and potentially securities and debt-related investments. By operating on a leveraged basis, we expect that we will have more funds available for investments. This will generally allow us to make more investments than would otherwise be possible, potentially resulting in enhanced investment returns and a more diversified portfolio. However, our use of leverage increases the risk of default on loan payments and the resulting foreclosure on a particular asset. In addition, lenders may have recourse to assets other than those specifically securing the repayment of the indebtedness. When debt financing is unattractive due to high interest rates or other reasons, or when financing is otherwise unavailable on a timely basis, we may purchase certain assets for cash with the intention of obtaining debt financing at a later time.

As of September 30, 2016, our outstanding indebtedness totaled $61,575,000. Our aggregate borrowings are reviewed by our board of directors at least quarterly. Under our Articles of Amendment and Restatement, or our charter, we are prohibited from borrowing in excess of 300% of the value of our net assets. “Net assets” for purposes of this calculation is defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of our assets before non-cash reserves and depreciation. However, we may temporarily borrow in excess of these amounts if such excess is approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report, along with an explanation for such excess. As of September 30, 2016 and December 31, 2015, our debt levels did not exceed 300% of the value of our assets.

Contractual Commitments and Contingencies

The following is a summary of our contractual obligations as of September 30, 2016:

	Payments Due By Period
Contractual Obligations	Total	2016	2017-2018	2019-2020	Thereafter
Long-term debt obligations(1)	$61,575,000	$—	$391,341	$2,007,812	$59,175,847
Interest payments on outstanding debt obligations(2)	25,201,458	586,092	5,529,519	5,422,203	13,663,644
Purchase obligations(3)	—	—	—	—	—
Total	$86,776,458	$586,092	$5,920,860	$7,430,015	$72,839,491

(1)	Amounts include principal payments only.
(2)	Projected interest payments are based on the outstanding principal amounts and weighted-average interest rates at September 30, 2016.
(3)	Purchase obligations were excluded from contractual obligations as there were no binding purchase obligations as of September 30, 2016.

Organization and Offering Costs

We pay our organization and offering costs that we directly incur or such costs may be incurred by our advisor on our behalf. Pursuant to the advisory agreement with our advisor, we are obligated to reimburse our advisor or its affiliates, as applicable, for organization and offering costs incurred by our advisor associated with an offering of our stock, provided that within 60 days of the last day of the month in which such offering ends, our advisor is obligated to reimburse us to the extent that organization and offering costs we may have incurred in connection with that offering exceed 15% of the gross offering proceeds from the sale of our shares of common stock in that offering. Such organization and offering costs include selling commissions and dealer manager fees paid to a dealer manager, legal, accounting, printing and other offering expenses, including marketing, salaries and direct expenses of our advisor’s employees and employees of our advisor’s affiliates and others. Any reimbursement to our advisor or its affiliates for organization and offering costs will not exceed actual expenses incurred by our advisor.

All offering costs, including selling commissions and dealer manager fees, are recorded as an offset to additional paid-in-capital, and all organization costs are recorded as an expense when we have an obligation to reimburse our advisor.

As of September 30, 2016, total offering costs for our offering were $9,334,719, comprised of $6,213,655 of offering costs incurred directly by us and $3,121,064 in offering costs incurred by and reimbursable to our advisor. As of September 30, 2016, we had $890,103 payable to our advisor for reimbursable offering costs.

Operating Expenses

We will reimburse our advisor for all expenses paid or incurred by our advisor in connection with the services it provides to us, subject to the limitation that, commencing with the end of the fourth fiscal quarter following the fiscal quarter in which we complete our first investment, we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee we pay to our advisor) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of our average invested assets or (2) 25% of our net income determined without reduction for any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for that period, which we refer to as the “2%/25% Limitation.” Notwithstanding the above, we may reimburse our advisor for expenses in excess of this limitation if a majority of the independent directors determine that such excess expenses are justified based on unusual and non-recurring factors. We acquired our first asset in the fourth quarter of 2015. For the four fiscal quarters ended September 30, 2016, our total operating expenses were $1,638,679, which included $1,068,223 in operating expenses incurred directly by us and $570,456 incurred by our advisor on our behalf. Of that $1,638,679 in total operating expenses, $477,367 would have exceeded the 2%/25% Limitation had it been applicable. The Company recorded $93,000 in operating expenses reimbursable to our advisor during the four fiscal quarters ended September 30, 2016.

Critical Accounting Policies

General

We consider the accounting policies described below to be critical because they involve significant judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the consolidated financial statements or different amounts reported in the consolidated financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Income Taxes

We intend to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with the taxable year ending December 31, 2016. We did not meet all of the qualifications to be a REIT under the Internal Revenue Code for the year ending December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014, including not having enough shareholders for a sufficient number of days in those periods. Prior to qualifying to be taxed as a REIT we were, and will be, subject to normal federal and state corporation income taxes.

We account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We record a valuation allowance for net deferred tax assets that are not expected to be realized.

Provided that we qualify as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, so long as we distribute at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP) and satisfy the other organizational and operational requirements for REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

We lease the hotels that we acquire to wholly-owned taxable REIT subsidiaries, or TRSs, that are subject to federal, state and local income taxes.

We have reviewed tax positions under GAAP guidance that clarify the relevant criteria and approach for the recognition and measurement of uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return. A tax position may only be recognized in the financial statements if it is more likely than not that the tax position will be sustained upon examination. We had no material uncertain tax positions as of September 30, 2016.

The preparation of our various tax returns requires the use of estimates for federal and state income tax purposes. These estimates may be subjected to review by the respective taxing authorities. A revision to an estimate may result in an assessment of additional taxes, penalties and interest. At this time, a range in which our estimates may change is not expected to be material. We will account for interest and penalties relating to uncertain tax positions in the current period’s results of operations, if necessary. Our tax years 2014 and 2015 remain subject to examination by various federal and state tax jurisdictions.

Valuation and Allocation of Hotel Property — Acquisitions

Upon acquisition, the purchase price of hotel properties are allocated to the tangible assets acquired, consisting of land, buildings and furniture, fixtures and equipment, any assumed debt, identified intangible assets and asset retirement obligations, if any, based on their fair values. Acquisition costs are charged to expense as incurred. Initial valuations are subject to change during the measurement period, but the measurement period ends as soon as the information is available. The measurement period shall not exceed one year from the acquisition date.

Tangible assets acquired consist of land, buildings, furniture, fixtures and equipment. Land values are derived from appraisals, and buildings are calculated as replacement cost less depreciation or our estimates of the relative fair value of these assets using discounted cash flow analyses or similar methods. The value of furniture, fixtures and equipment is based on their fair value using replacement costs less depreciation.

We determine the fair value of any assumed debt by calculating the net present value of the scheduled mortgage payments using interest rates for debt with similar terms and remaining maturities that we believe we could obtain at the date of acquisition. Any difference between the fair value and stated value of the assumed debt is recorded as a discount or premium and amortized over the remaining life of the loan as interest expense.

In allocating the purchase price of each of our properties, we make assumptions and use various estimates, including, but not limited to, the estimated useful lives of the assets, the cost of replacing certain assets and discount rates used to determine present values. Many of these estimates are obtained from independent third party appraisals. However, we are responsible for the source and use of these estimates. These estimates are based on judgment and subject to being imprecise; accordingly, if different estimates and assumptions were derived, the valuation of the various categories of our hotel properties or related intangibles could, in turn, result in a difference in the depreciation or amortization expense recorded in our consolidated financial statements. These variances could be material to our results of operations and financial condition.

Valuation and Allocation of Hotel Properties — Ownership

Investments in hotel properties are recorded at cost, less accumulated depreciation. Major improvements that extend the life of an asset are capitalized and depreciated over a period equal to the shorter of the life of the improvement or the remaining useful life of the asset. The cost of ordinary repairs and maintenance are charged to expense when incurred.

Depreciation expense is computed using the straight-line method based upon the following estimated useful lives:

Estimated Useful Lives (years)
Buildings and improvements	39-40
Exterior improvements	10-20
Furniture, fixtures and equipment	5-10

Earnings (Loss) per Share

Earnings (loss) per share, or EPS, is calculated based on the weighted average number of shares outstanding during each period. Basic and diluted EPS are the same for all periods presented. Non-vested shares of restricted common stock totaling 7,500 and 0 shares as of September 30, 2016 and 2015, respectively, held by our independent directors are included in the calculation of basic EPS because such shares have been issued and participate in dividends.

Recent Accounting Pronouncements

In January 2016, the FASB issued ASU No. 2016-01, “Recognition and Measurement of Financial Assets and Liabilities,” which enhances the reporting requirements surrounding the measurement of financial instruments and requires equity securities to be measured at fair value with changes in the fair value recognized through net income. ASU No. 2016-01 is effective for our fiscal year commencing on January 1, 2018. We do not anticipate that the adoption of ASU No. 2016-01 will have a material effect on our consolidated financial position or our consolidated results of operations.

In February 2016, the FASB issued ASU No. 2016-02, “Leases,” which changes lessee accounting to reflect the financial liability and right-of-use asset that are inherent to leasing an asset on the balance sheet. ASU No. 2016-02 is effective for our fiscal year commencing on January 1, 2019, but early adoption is permitted. We are evaluating the effect that ASU 2016-02 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition date nor have we determined the effect of ASU No. 2016-02 on our consolidated financial position or our consolidated results of operations.

In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting,” which simplifies the accounting for income taxes for certain equity-based awards to employees. ASU No. 2016-09 is effective for our fiscal year commencing on January 1, 2017. We do not anticipate that the adoption of ASU No. 2016-09 will have a material effect on our consolidated financial position or our consolidated results of operations.

Inflation

As of September 30, 2016, our investments consisted of our interests in the Residence Inn Austin and the Springhill Suites Seattle. Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, limit the operators’ ability to raise room rates. As of September 30, 2016, we were not experiencing any material impact from inflation.

REIT Compliance

To qualify as a REIT for tax purposes, we are required to distribute at least 90% of our REIT taxable income (determined for this purpose without regard to the dividends-paid deduction and excluding net capital gain) to our stockholders. We must also meet certain asset and income tests, as well as other requirements. We will monitor the business and transactions that may potentially impact our REIT status. If we fail to qualify as a REIT in any taxable year following the taxable year in which we initially elect to be taxed as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which our REIT qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders. We did not meet all of the qualifications to be a REIT under the Internal Revenue Code for the year ended December 31, 2015 and the period from July 25, 2014 (inception) to December 31, 2014.

Distributions

Our board of directors has authorized distributions to our stockholders that (1) accrue daily to our stockholders of record on each day; (2) are payable in cumulative amounts on or before the 15th day of each calendar month and (3) are calculated at a rate of $0.00479 per share of our common stock per day, which, if paid each day over a 365-day period, is equivalent to a 7.0% annualized distribution rate based on a purchase price of $25.00 per share of our common stock.

The following table summarizes distributions paid in cash and pursuant to our DRP for the nine months ended September 30, 2016 and 2015:

Period	Cash Distribution	Distribution Paid Pursuant to DRP(1)	Total Amount of Distribution
First Quarter 2016	$185,952	$84,466	$270,418
Second Quarter 2016	351,169	157,799	508,968
Third Quarter 2016	634,948	229,708	864,656
Total	$1,172,069	$471,973	$1,644,042

First Quarter 2015	$—	$—	$—
Second Quarter 2015	—	—	—
Third Quarter 2015	16,959	5,838	22,797
Total	$16,959	$5,838	$22,797

(1)       Amount of distributions paid in shares of common stock pursuant to our DRP.

Funds from Operations and Modified Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Cash generated from operations is not equivalent to net income as determined under GAAP. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a standard known as Funds from Operations, or FFO for short, which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures in which the REIT holds an interest. We have adopted the NAREIT definition for computing FFO because, in our view, FFO is a meaningful supplemental performance measure in conjunction with net income.

Changes in the accounting and reporting rules under GAAP that have been put into effect since the establishment of NAREIT’s definition of FFO have prompted a significant increase in the magnitude of non-cash and non-operating items included in FFO, as defined. As a result, in addition to FFO, we also calculate modified funds from operations, or MFFO, a non-GAAP supplemental financial performance measure that our management uses in evaluating our operating performance. Similar to FFO, MFFO excludes items such as depreciation and amortization. However, MFFO excludes non-cash and non-operating items included in FFO, such as amortization of certain in-place lease intangible assets and liabilities and the amortization of certain tenant incentives. Our calculation of MFFO will exclude these items, as well as the effects of straight-line rent revenue recognition, fair value adjustments to derivative instruments that do not qualify for hedge accounting treatment, non-cash impairment charges and certain other items, when applicable. Our calculation of MFFO will also include, when applicable, items such as master lease rental receipts, which are excluded from net income (loss) and FFO, but which we consider in the evaluation of the operating performance of our real estate investments.

We believe that MFFO reflects the overall impact on the performance of our real estate investments of occupancy rates, rental rates, property operating costs and development activities, as well as general and administrative expenses and interest costs, which is not immediately apparent from net income (loss). As such, we believe MFFO, in addition to net income (loss) as defined by GAAP, is a meaningful supplemental performance measure which is used by our management to evaluate our operating performance and determine our operating, financing and dividend policies.

Please see the limitations listed below associated with the use of MFFO as compared to net income (loss):

●	Our calculation of MFFO will exclude any gains (losses) related to changes in estimated values of derivative instruments related to any interest rate swaps which we hold. Although we expect to hold these instruments to maturity, if we were to settle these instruments prior to maturity, it would have an impact on our operations. We do not currently hold any such derivate instruments and thus our calculation of MFFO set forth in the table below does not reflect any such exclusion.

●	Our calculation of MFFO will exclude any impairment charges related to long-lived assets that have been written down to current market valuations. Although these losses will be included in the calculation of net income (loss), we will exclude them from MFFO because we believe doing so will more appropriately present the operating performance of our real estate investments on a comparative basis. We have not recognized any such impairment charges and thus our calculation of MFFO set forth in the table below does not reflect any such exclusion.

●	Our calculation of MFFO will exclude organizational and offering expenses and acquisition expenses payable to our advisor. Although organizational and acquisition expenses reduce net income, we fund such costs with proceeds from our offering and acquisition-related indebtedness, and do not consider these expenses in the evaluation of our operating performance and determining MFFO. Offering expenses do not affect net income. Our calculation of MFFO set forth in the table below reflects the exclusion of acquisition expenses.

We believe MFFO is useful to investors in evaluating how our portfolio might perform after our offering and acquisition stage has been completed and, as a result, may provide an indication of the sustainability of our distributions in the future. However, as described in greater detail below, MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity. Many of the adjustments to MFFO are similar to adjustments required by SEC rules for the presentation of pro forma business combination disclosures, particularly acquisition expenses, gains or losses recognized in business combinations and other activity not representative of future activities. MFFO is also more comparable in evaluating our performance over time and as compared to other real estate companies, which may not be as involved in acquisition activities or as affected by impairments and other non-operating charges.

MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. However, MFFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining MFFO. Investors are cautioned that, due to the fact that impairments are based on estimated future undiscounted cash flows and, given the relatively limited term of our operations, it could be difficult to recover any impairment charges.

The calculation of FFO and MFFO may vary from entity to entity because capitalization and expense policies tend to vary from entity to entity. Consequently, our presentation of FFO and MFFO may not be comparable to other similarly titled measures presented by other REITs. In addition, FFO and MFFO should not be considered as an alternative to net income (loss) or to cash flows from operating activities and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. In particular, as we are currently in the acquisition phase of our life cycle, acquisition costs and other adjustments which are increases to MFFO are, and may continue to be, a significant use of cash. MFFO also excludes impairment charges, rental revenue adjustments and unrealized gains and losses related to certain other fair value adjustments. Accordingly, both FFO and MFFO should be reviewed in connection with other GAAP measurements.

The table below summarizes our calculation of FFO and MFFO for the three and nine months ended September 30, 2016 and 2015 and a reconciliation of such non-GAAP financial performance measures to our net income (loss).

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net Income (Loss)	$469,510	$(44,876)	$(646,604)	$(45,392)
Adjustments:
Depreciation of real estate assets and amortization of deferred costs	570,542	—	1,126,147	—
Funds from Operations	1,040,052	(44,876)	479,543	(45,392)
Adjustments:
Property acquisition expense	20,200	—	1,258,322	—
Modified Funds from Operations	$1,060,252	$(44,876)	$1,737,865	$(45,392)

Related Party Transactions and Agreements

We have entered into agreements with our advisor and its affiliates whereby we will pay certain fees to, or reimburse certain expenses of, our advisor or its affiliates for acquisition and advisory fees and expenses, financing coordination fees, organization and offering costs, sales commissions, dealer manager fees, asset and property management fees and expenses, leasing fees and reimbursement of certain operating costs. See Note 6, “Related Party Arrangements” to the consolidated financial statements included in this Quarterly Report for a discussion of the various related-party transactions, agreements and fees.

Off-Balance Sheet Arrangements

As of September 30, 2016, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Subsequent Events

Distributions Declared

On September 30, 2016, we declared a distribution in the aggregate amount of $347,685, of which $252,941 was paid in cash on October 15, 2016 and $94,744 was paid pursuant to the DRP in the form of additional shares of our common stock. On October 31, 2016, we declared a distribution in the aggregate amount of $386,393 which is scheduled to be paid in cash and through the DRP in the form of additional shares of our common stock on or about November 15, 2016.

Extension of Offering

On November 8, 2016, our board of directors approved an extension of the term of our offering until January 20, 2018, as permitted by the rules of the SEC.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Market Risk

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. We may be exposed to interest rate changes primarily as a result of long-term debt used to maintain liquidity, fund capital expenditures and expand our real estate investment portfolio and operations. Market fluctuations in real estate financing may affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate loans could adversely affect our ability to dispose of real estate in the future. We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

With regard to variable rate financing, our advisor will assess our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. Our advisor will maintain risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy will be designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on your investment may be reduced.

As of September 30, 2016, our indebtedness was comprised of notes secured by the Residence Inn Austin and the Springhill Suites Seattle, as described below. Both such notes accrue interest at a fixed rate and, therefore, an increase or decrease in interest rates would have no effect on our interest expense with respect such notes. Interest rate changes will affect the fair value of any fixed rate instruments that we hold. As we expect to hold our fixed rate instruments to maturity and the amounts due under such instruments would be limited to the outstanding principal balance and any accrued and unpaid interest, we do not expect that fluctuations in interest rates, and the resulting change in fair value of our fixed rate instruments, would have a significant impact on our operations.

As of September 30, 2016 and December 31, 2015, our mortgage notes payable secured by the respective real properties consisted of the following:

	Principal as of September 30, 2016	Principal as of December 31, 2015	Interest Rate at September 30, 2016	Maturity Date
Residence Inn Austin(1)	$16,575,000	$16,575,000	4.580%	November 1, 2025
Springhill Suites Seattle(2)	45,000,000	—	4.380%	October 1, 2026
	$61,575,000	$16,575,000

(1)	Monthly payments of interest only are due and payable in calendar year 2016, after which monthly payments of principal and interest are due and payable until the maturity date.

(2)	Monthly payments of interest only are due and payable in calendar year 2016 and 2017, after which monthly payments of principal and interest are due and payable until the maturity date.

Credit Risk

We will also be exposed to credit risk. Credit risk in our investments in debt and securities relates to each individual borrower’s ability to make required interest and principal payments on scheduled due dates. We seek to manage credit risk through our advisor’s comprehensive credit analysis prior to making an investment, actively monitoring our asset portfolio and the underlying credit quality of our holdings and subordination and diversification of our portfolio. Our analysis is based on a broad range of real estate, financial, economic and borrower-related factors which we believe are critical to the evaluation of credit risk inherent in a transaction. As of September 30, 2016, we had no credit risk exposure because we held no debt or similar securities.

ITEM 4.	CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this Quarterly Report, management, including our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended, or the Exchange Act). Based upon, and as of the date of, the evaluation, our Chief Executive Officer and Chief Financial Officer concluded that the disclosure controls and procedures were effective as of the end of the period covered by this Quarterly Report to ensure that information required to be disclosed in the reports we file and submit under the Exchange Act is recorded, processed, summarized and reported as and when required. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports we file and submit under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting that occurred during the quarter ended September 30, 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS.

From time to time, we may be party to legal proceedings that arise in the ordinary course of our business. Management is not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by government agencies.

ITEM 1A.	RISK FACTORS.

There have been no material changes to the risk factors contained in Part I, Item 1A of our Annual Report on Form 10-K filed with the SEC on March 30, 2016.

We have paid, and may continue to pay, distributions from the proceeds of our initial public offering. To the extent that we pay distributions from sources other than our cash flow from operations, we will have reduced funds available for investment and the overall return to our stockholders may be reduced.

Our organizational documents permit us to pay distributions from any source, including net proceeds from our public offerings, borrowings, advances from our sponsor or advisor and the deferral of fees and expense reimbursements by our advisor, in its sole discretion. Since our inception, our cash flow from operations has not been sufficient to fund all of our distributions. Of the $1,793,653 in total distributions we paid during the period from our inception through September 30, 2016, including shares issued pursuant to our distribution reinvestment plan, $1,488,714, or 83%, were funded from cash flow from operations and $304,939, or 17%, were funded from offering proceeds. Until we make substantial investments, we may continue to fund distributions from the net proceeds from this offering or sources other than cash flow from operations. We have not established a limit on the amount of offering proceeds or other sources other than cash flow from operations that we may use to fund distributions.

If we are unable to consistently fund distributions to our stockholders entirely from our cash flow from operations, the value of your shares may be reduced, including upon a listing of our common stock, the sale of our assets or any other liquidity event should such event occur. To the extent that we fund distributions from sources other than our cash flow from operations, our funds available for investment will be reduced relative to the funds available for investment if our distributions were funded solely from cash flow from operations, our ability to achieve our investment objectives will be negatively impacted and the overall return to our stockholders may be reduced. In addition, if we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, which will reduce the stockholder’s tax basis in its shares of common stock. The amount, if any, of each distribution in excess of a stockholder’s tax basis in its shares of common stock will be taxable as gain realized from the sale or exchange of property.

The signing of a definitive merger agreement with respect to the proposed merger with REIT I is subject to many conditions, and there is no guarantee these conditions will be met.

Entry into a definitive merger agreement with respect to the proposed merger with REIT I, as described herein, is subject to a number of conditions. These conditions include, among other things, (i) each party’s completion of, and its satisfaction with the results of, financial, tax, legal, regulatory, environmental, operating and other due diligence with respect to the other party; (ii) negotiation and execution of a definitive merger agreement and ancillary agreements satisfactory to each of the parties; (iii) our ability to provide evidence of financing sufficient to consummate the proposed merger; and (iv) the receipt of any government, stockholder, contractual or other approvals or consents related to the proposed merger. Both our management and the management of REIT I will expend time and resources of their respective companies in the negotiation of a definitive merger agreement and the fulfillment of the conditions thereof. Such time and resources may otherwise have been allocated to other operational needs of our company and REIT I, respectively. Additionally, the LOI is non-binding and there will be no contract or agreement regarding a transaction between us and REIT I until a definitive merger agreement is signed. There can be no guarantee that, even upon the satisfaction of the foregoing conditions, and others, we will enter into a definitive merger agreement with REIT I. Even if a definitive merger agreement is entered into, there can be no assurance as to whether or when the conditions to the closing of the proposed merger will be satisfied or waived, or as to whether or when the proposed merger will be consummated.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

During the three months ended September 30, 2016, we did not sell any equity securities which were not registered under the Securities Act of 1933, as amended.

On January 20, 2015, our Registration Statement on Form S-11 (File No. 333-198305) registering our offering of up to $1,100,000,000 in shares of our common stock, was declared effective and we commenced our offering. We are offering up to $1,000,000,000 in shares of our common stock to the public in our primary offering at $25.00 per share and up to $100,000,000 of shares of our common stock pursuant to our DRP at $23.75 per share. On November 8, 2016, our board of directors approved an extension of our offering to January 20, 2018.

As of September 30, 2016, we had accepted subscriptions for, and issued, 2,490,350 shares of our common stock, including 21,818 shares of our common stock pursuant to our DRP, resulting in gross offering proceeds of $61,713,293.

As of September 30, 2016, we had incurred selling commissions, dealer manager fees and organization and other offering costs in our offering in the amounts set forth in the table below. Moody Securities, LLC, our dealer manager, reallowed all of the selling commissions and a portion of the dealer manager fees to participating broker-dealers.

Type of Expense	Amount	Estimated/Actual
Selling commissions and dealer manager fees	$5,689,139	Actual
Finders’ fees	—	—
Expenses paid to or for underwriters	—	—
Other organization and offering costs	3,645,580	Actual
Total expenses	$9,334,719

As of September 30, 2016, the net offering proceeds to us from our offering, after deducting the total expenses incurred as described above, were approximately $52,378,574, excluding $5,838 in offering proceeds from shares of our common stock issued pursuant to the DRIP.

As of September 30, 2016, we used approximately $38,025,000 of the net proceeds from our offering to acquire the Residence Inn Austin and the Springhill Suites Seattle and to reduce the debt on Springhill Suites Seattle. For more information regarding how we used our net offering proceeds through September 30, 2016, see our financial statements included in this Quarterly Report.

During the three months ended September 30, 2016, we did not redeem any shares of our common stock.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4.	MINE SAFTEY DISCLOSURES.

Not applicable.

ITEM 5.	OTHER INFORMATION.

None.

ITEM 6.	EXHIBITS.

3.1	Articles of Amendment and Restatement of Moody National REIT II, Inc. (filed as Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-198305) and incorporated herein by reference)

3.2	Bylaws of Moody National REIT II, Inc. (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-198305) and incorporated herein by reference)

4.1	Form of Subscription Agreement (included as Appendix B to prospectus, incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-198305))

4.2	Moody National REIT II, Inc. Distribution Reinvestment Plan (included as Appendix C to prospectus, incorporated by reference to Exhibit 4.2 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-198305))

10.1	Amended and Restated Limited Partnership Agreement of Moody National Operating Partnership II, LP (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on May 26, 2016)

10.2	Promissory Note, dated September 20, 2016, by Moody National Yale-Seattle Holding, LLC in favor of KeyBank National Association (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 26, 2016)

10.3	Loan Agreement, dated as of September 20, 2016, between Moody National Yale-Seattle Holding, LLC and KeyBank National Association (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on September 26, 2016)

10.4	Guaranty Agreement, made as of September 20, 2016, by Moody National REIT II, Inc. in favor of KeyBank National Association (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on September 26, 2016)

10.5	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of September 20, 2016, by and among Moody National Yale-Seattle Holdings, LLC, Old Republic Title, Ltd., and KeyBank National Association (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on September 26, 2016)

10.6	Environmental Indemnity Agreement, made as of September 20, 2016, by and among Moody National Yale-Seattle Holding, LLC, Moody National REIT II, Inc. and KeyBank National Association (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on September 26, 2016)

10.7	First Amendment to Hotel Lease Agreement, effective as of September 20, 2016, between Moody National Yale-Seattle Holding, LLC and Moody National Yale-Seattle MT, LLC (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed on September 26, 2016)

31.1*	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Principal Financial and Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOODY NATIONAL REIT II, INC.

Date: November 14, 2016	By:	/s/ Brett C. Moody
Brett C. Moody
Chairman of the Board, Chief Executive Officer and President
(Principal Executive Officer)

Date: November 14, 2016	By:	/s/ Robert W. Engel
Robert W. Engel
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

3.1	Articles of Amendment and Restatement of Moody National REIT II, Inc. (filed as Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-198305) and incorporated herein by reference)

3.2	Bylaws of Moody National REIT II, Inc. (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-198305) and incorporated herein by reference)

4.1	Form of Subscription Agreement (included as Appendix B to prospectus, incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-198305))

4.2	Moody National REIT II, Inc. Distribution Reinvestment Plan (included as Appendix C to prospectus, incorporated by reference to Exhibit 4.2 to Pre-Effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 (No. 333-198305))

10.1	Amended and Restated Limited Partnership Agreement of Moody National Operating Partnership II, LP (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on May 26, 2016)

10.2	Promissory Note, dated September 20, 2016, by Moody National Yale-Seattle Holding, LLC in favor of KeyBank National Association (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 26, 2016)

10.3	Loan Agreement, dated as of September 20, 2016, between Moody National Yale-Seattle Holding, LLC and KeyBank National Association (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on September 26, 2016)

10.4	Guaranty Agreement, made as of September 20, 2016, by Moody National REIT II, Inc. in favor of KeyBank National Association (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on September 26, 2016)

10.5	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of September 20, 2016, by and among Moody National Yale-Seattle Holdings, LLC, Old Republic Title, Ltd., and KeyBank National Association (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on September 26, 2016)

10.6	Environmental Indemnity Agreement, made as of September 20, 2016, by and among Moody National Yale-Seattle Holding, LLC, Moody National REIT II, Inc. and KeyBank National Association (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed on September 26, 2016)

10.7	First Amendment to Hotel Lease Agreement, effective as of September 20, 2016, between Moody National Yale-Seattle Holding, LLC and Moody National Yale-Seattle MT, LLC (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed on September 26, 2016)

31.1*	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of Principal Financial and Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Subject to certain limitations, the Moody II charter limits the personal liability of its stockholders, directors and officers for monetary damages and provides that Moody II will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to its directors, officers and advisor and its advisor’s affiliates. In addition, Moody II has obtained directors and officers’ liability insurance.

The Maryland General Corporation Law, or the MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

●	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful.

However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, may not be made unless ordered by a court and then only for expenses.

The MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

However, the Moody II charter provides that Moody II may indemnify its directors and its advisor and its affiliates (each, an “Indemnitee”) for loss or liability suffered by them or hold them harmless for loss or liability suffered by Moody II only if all of the following conditions are met:

●	the Indemnitee determined, in good faith, that the course of conduct that caused the loss or liability was in Moody II’s best interests;

●	the Indemnitee was acting on our behalf or performing services for Moody II;

●	in the case of affiliated directors and the Moody II Advisor or its affiliates, the liability or loss was not the result of negligence or misconduct;

●	in the case of Moody II’s independent directors, the liability or loss was not the result of gross negligence or willful misconduct; and

●	the indemnification or agreement to hold harmless is recoverable only out of Moody II’s net assets and not from the Moody II stockholders.

Additionally, Moody II has agreed to indemnify and hold harmless its advisor and its affiliates performing services for Moody II from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement, subject to the limitations set forth above. As a result, Moody II and its stockholders may be entitled to a more limited right of action than Moody II would otherwise have if these indemnification rights were not included in the advisory agreement.

The general effect to investors of any arrangement under which any of Moody II’s controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or any indemnification for which Moody II does not have adequate insurance.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy and unenforceable. Indemnification of an Indemnitee will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

●	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

●	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

●	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

Moody II may advance funds to an Indemnitee for legal expenses and other costs incurred as a result of legal action for which indemnification is being sought only if all of the following conditions are met:

●	the legal proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of Moody II;

●	the Indemnitee has provided Moody II with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification;

●	the legal proceeding is initiated by a third party who is not a stockholder or the legal proceeding is initiated by a stockholder acting in his capacity as such and a court of competent jurisdiction specifically approves such advancement; and

●	the Indemnitee provides Moody II with a written agreement to repay the advanced funds to Moody II, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification.

Indemnification may reduce the legal remedies available to Moody II and its stockholders against the indemnified individuals.

The aforementioned charter provisions do not reduce the exposure of directors and officers to liability under federal or state securities laws, nor do they limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to Moody II or its stockholders, although the equitable remedies may not be an effective remedy in some circumstances. Moody II has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements will require, among other things, that Moody II indemnify its executive officers and directors and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, Moody II must indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements. Moody II will also cover officers and directors under its directors’ and officers’ liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

ITEM 22. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)	The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 29, 2016.

Moody National REIT II, Inc.

By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer and President

Each person whose signature appears below hereby constitutes and appoints Brett C. Moody as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Brett C. Moody	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	December 29, 2016
Brett C. Moody

/s/ Robert W. Engel	Treasurer, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	December 29, 2016
Robert W. Engel

/s/ Clifford P. McDaniel	Independent Director	December 29, 2016
Clifford P. McDaniel

/s/ Charles L. Horn	Independent Director	December 29, 2016
Charles L. Horn

EXHIBIT INDEX

Exhibit No.	Description	Location
2.1	Agreement and Plan of Merger, dated as of November 16, 2016, among Moody National REIT II, Inc., Moody National Operating Partnership II, LP, Moody National Advisor II, LLC (only for purposes of Section 5.23(B)), Moody Merger Sub, LLC, Moody National REIT I, Inc., Moody National Operating Partnership I, LP and Moody National Advisor I, LLC (only for purposes of Section 4.22(B))	Attached as Annex A to the proxy statement/prospectus included in this registration statement

3.1	Articles of Amendment and Restatement of Moody National REIT II, Inc.	Incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to Moody National REIT II, Inc.’s Registration Statement on Form S-11 (File No. 333-198305) filed on January 12, 2015 (“Pre-Effective Amendment No. 3”)

3.2	Bylaws of Moody National REIT II, Inc.	Incorporated by reference to Exhibit 3.3 to Moody National REIT II, Inc.’s Registration Statement on Form S-11 (File No. 333-198305) filed on August 22, 2014

5.1	Opinion of Venable LLP regarding the legality of the securities being registered	To be filed by amendment

8.1	Opinion of Alston & Bird LLP regarding certain tax matters	To be filed by amendment

10.1	Advisory Agreement, dated January 12, 2015, by and among Moody National REIT II, Inc., Moody National Operating Partnership II, LP, and Moody National Advisor II, LLC	Incorporated by reference to Exhibit 10.1 to Pre-Effective Amendment No. 3

10.2	Amendment No. 1 to the Advisory Agreement, dated January 19, 2016, by and among Moody National REIT II, Inc., Moody National Operating Partnership II, LP and Moody National Advisor II, LLC	Incorporated by reference to Exhibit 10.1 to Moody National REIT II, Inc.’s Current Report on Form 8-K filed on January 22, 2016

10.3	Amended and Restated Limited Partnership Agreement of Moody National Operating Partnership II, LP	Incorporated by reference to Exhibit 10.1 to Moody National REIT II, Inc.’s Current Report on Form 8-K filed on May 26, 2016 (the “May 26, 2016 Form 8-K”)

10.4	Escrow Agreement, dated January 12, 2015, by and among Moody National REIT II, Inc., Moody Securities, LLC and UMB Bank, N.A.	Incorporated by reference to Exhibit 10.3 to Pre-Effective Amendment No. 3

10.5	Moody National REIT II, Inc. 2015 Long-Term Incentive Plan	Incorporated by reference to Exhibit 10.4 to Pre-Effective Amendment No. 3

10.6	Moody National REIT II, Inc. Independent Directors Compensation Plan	Incorporated by reference to Exhibit 10.5 to Pre-Effective Amendment No. 3

10.7	Assignment Agreement, dated September 25, 2015, by and between Moody National REIT I, Inc. and Moody National REIT II, Inc.	Incorporated by reference to Moody National REIT II, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on November 16, 2015

10.8	Agreement of Purchase and Sale, made as of May 11, 2015, by and between Mueller Hospitality, LP and Moody National REIT I, Inc.	Incorporated by reference to Exhibit 10.7 to Post-Effective Amendment No. 2 to Moody National REIT II, Inc.’s Registration Statement on Form S-11 (File No. 333-198305) filed on January 15, 2016 (“Post-Effective Amendment No. 2”)

10.9	Assignment and Assumption of Agreement of Purchase and Sale, dated as of October 15, 2015, by and between Moody National REIT II, Inc. Moody National Lancaster-Austin Holding, LLC and Moody National Lancaster-Austin MT, LLC	Incorporated by reference to Exhibit 10.8 to Post-Effective Amendment No. 2

10.10	Hotel Lease Agreement, effective October 15, 2015, between Moody National Lancaster-Austin Holding, LLC and Moody National Lancaster-Austin MT, LLC	Incorporated by reference to Exhibit 10.9 to Post-Effective Amendment No. 2

10.11	Hotel Management Agreement, effective October 15, 2015, between Moody National Lancaster-Austin MT, LLC and Moody National Hospitality Management, LLC	Incorporated by reference to Exhibit 10.10 to Post-Effective Amendment No. 2

10.12	Relicensing Franchise Agreement, dated October 15, 2015, between Marriott International, Inc. and Moody National Lancaster-Austin MT, LLC	Incorporated by reference to Exhibit 10.11 to Post-Effective Amendment No. 2

10.13	Loan Agreement, dated as of October 15, 2015, between Moody National Lancaster-Austin Holdings, LLC and Keybank National Association	Incorporated by reference to Exhibit 10.12 to Post-Effective Amendment No. 2

10.14	Guaranty Agreement, dated as of October 15, 2015, by and among Brett C. Moody and Moody National REIT II, Inc. in favor of Keybank National Association	Incorporated by reference to Exhibit 10.13 to Post-Effective Amendment No. 2

10.15	Environmental Indemnity Agreement, dated as of October 15, 2015, by and among Moody National Lancaster-Austin Holding, LLC, Brett C. Moody, Moody National REIT II, Inc. in favor of Keybank National Association	Incorporated by reference to Exhibit 10.14 to Post-Effective Amendment No. 2

10.16	Assignment and Assumption of Agreement of Purchase and Sale, dated January 28, 2016, by and between Moody National Companies, L.P. and Moody National REIT II, Inc.	Incorporated by reference to Exhibit 10.16 to Post-Effective Amendment No. 3 to Moody National REIT II, Inc.’s Registration Statement on Form S-11 (File No. 333-198305) filed on April 21, 2016 (“Post-Effective Amendment No. 3”)

10.17	Agreement of Purchase and Sale, dated as of October 26, 2015, by and among Moody National SHS Seattle MT, LLC, certain Fee Owners, and Moody National Companies, LP	Incorporated by reference to Exhibit 10.17 to Post-Effective Amendment No. 3

10.18	Assignment and Assumption of Agreement of Purchase and Sale, dated May 24, 2016, by and between Moody National REIT II, Inc., Moody National Yale-Seattle Holding, LLC and Moody National Yale-Seattle MT, LLC	Incorporated by reference to Exhibit 10.2 to the May 26, 2016 Form 8-K

10.19	Hotel Lease Agreement, effective May 24, 2016, between Moody National Yale-Seattle Holding, LLC and Moody National Yale-Seattle MT, LLC	Incorporated by reference to Exhibit 10.3 to the May 26, 2016 Form 8-K

10.20	Hotel Management Agreement, effective May 24, 2016, between Moody National Yale-Seattle MT, LLC and Moody National Hospitality Management, LLC	Incorporated by reference to Exhibit 10.4 to the May 26, 2016 Form 8-K

10.21	Promissory Note, dated May 24, 2016, by Moody National Yale-Seattle Holding, LLC in favor of KeyBank National Association	Incorporated by reference to Exhibit 10.5 to the May 26, 2016 Form 8-K

10.22	Loan Agreement, dated as of May 24, 2016, between Moody National Yale-Seattle Holding, LLC and KeyBank National Association	Incorporated by reference to Exhibit 10.6 to the May 26, 2016 Form 8-K

10.23	Guaranty of Recourse Obligations Agreement, made as of May 24, 2016 by and among Brett C. Moody, Moody National Operating Partnership II, LP, Moody National REIT II, Inc. in favor of KeyBank National Association	Incorporated by reference to Exhibit 10.7 to the May 26, 2016 Form 8-K

10.24	Guaranty of Payment Agreement, made as of May 24, 2016 by and among Brett C. Moody, Moody National Operating Partnership II, LP, Moody National REIT II, Inc. in favor of KeyBank National Association	Incorporated by reference to Exhibit 10.8 to the May 26, 2016 Form 8-K

10.25	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of May 24, 2016, by and among Moody National Yale-Seattle Holding, LLC, Old Republic Title, Ltd. For the benefit of KeyBank National Association	Incorporated by reference to Exhibit 10.9 to the May 26, 2016 Form 8-K

10.26	Environmental Indemnity Agreement, made as of May 24, 2016, by and among Moody National Yale-Seattle Holding, LLC, Brett C. Moody, Moody National Operating Partnership II, LP, Moody National REIT II, Inc. in favor of KeyBank National Association	Incorporated by reference to Exhibit 10.10 to the May 26, 2016 Form 8-K

10.27	Relicensing Franchise Agreement, dated as of May 24, 2016, between Marriott International, Inc. and Moody National Yale-Seattle MT, LLC	Incorporated by reference to Exhibit 10.11 to the May 26, 2016 Form 8-K

10.28	Promissory Note, dated September 20, 2016, by Moody National Yale-Seattle Holding, LLC in favor of KeyBank National Association	Incorporated by reference to Exhibit 10.1 to Moody National REIT II, Inc.’s Current Report on Form 8-K, filed on September 26, 2016 (the “September 26, 2016 Form 8-K”)

10.29	Loan Agreement, dated as of September 20, 2016, between Moody National Yale-Seattle Holding, LLC and KeyBank National Association	Incorporated by reference to Exhibit 10.2 to the September 26, 2016 Form 8-K

10.30	Guaranty Agreement, made as of September 20, 2016, by Moody National REIT II, Inc. in favor of KeyBank National Association	Incorporated by reference to Exhibit 10.3 to the September 26, 2016 Form 8-K

10.31	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of September 20, 2016, by and among Moody National Yale-Seattle Holding, LLC, Old Republic Title, Ltd., for the benefit of KeyBank National Association	Incorporated by reference to Exhibit 10.4 to the September 26, 2016 Form 8-K

10.32	Environmental Indemnity Agreement, made as of September 20, 2016, by and among Moody National Yale-Seattle Holding, LLC, Moody National REIT II, Inc. in favor of KeyBank National Association	Incorporated by reference to Exhibit 10.5 to the September 26, 2016 Form 8-K

10.33	First Amendment to Hotel Lease Agreement, effective as of September 20, 2016, between Moody National Yale-Seattle Holding, LLC and Moody National Yale-Seattle MT, LLC	Incorporated by reference to Exhibit 10.6 to the September 26, 2016 Form 8-K

10.34	Amended and Restated Advisory Agreement, dated as of November 16, 2016, by and among Moody National REIT II, Inc., Moody National Operating Partnership II, LP and Moody National Advisor II, LLC	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed on November 17, 2016

10.35	Termination Agreement, dated as of November 16, 2016, by and among Moody National REIT I, Inc., Moody National Operating Partnership I, L.P., Moody National Advisor I, LLC, Moody National Realty Company, L.P., Moody OP Holdings I, LLC and Moody National REIT II, Inc.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed on November 17, 2016

21.1	List of Subsidiaries of Moody National REIT II, Inc.	Incorporated by reference to Exhibit 21 to Post-Effective Amendment No. 4 to Moody National REIT II, Inc.’s Registration Statement on Form S-11 (File No. 333-198305), filed on July 21, 2016

23.1	Consent of Venable LLP as to the legality of the securities being registered	To be filed by amendment

23.2	Consent of Alston & Bird LLP as to tax matters	To be filed by amendment

23.3	Consent of Frazier & Deeter, LLC, independent registered public accounting firm, with respect to Moody National REIT I, Inc.	Filed herewith

23.4	Consent of Frazier & Deeter, LLC, independent registered public accounting firm, with respect to Moody National REIT II, Inc.	Filed herewith

24.1	Powers of Attorney	Included on signature page

99.1	Consent of FBR Capital Markets & Co.	Filed herewith

99.2	Form of Proxy solicited by the Board of Directors of Moody National REIT I, Inc.	To be filed by amendment

99.3	Consent of William H. Armstrong to become a director of Moody National REIT II, Inc.	Filed herewith

99.4	Consent of John P. Thompson to become a director of Moody National REIT II, Inc.	Filed herewith